    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2003
                                                    REGISTRATION NO. 333-109032
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               -------------------

                              ARMOR HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                          7381                   59-3392443
(State or other jurisdiction          (Primary Standard          (I.R.S.Employer
     of incorporation or         Industrial Classification       Identification
       organization)                    Code Number)                 Number)


                           1400 MARSH LANDING PARKWAY
                                    SUITE 112
                           JACKSONVILLE, FLORIDA 32250
                                 (904) 741-5400
          (Address, including zip code, and telephone number, including area code, of
                    registrant's principal executive offices)

                                WARREN B. KANDERS
                              CHAIRMAN OF THE BOARD
                           AND CHIEF EXECUTIVE OFFICER
                           1400 MARSH LANDING PARKWAY
                                    SUITE 112
                           JACKSONVILLE, FLORIDA 32250
                                 (904) 741-5400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              -------------------

                                   COPIES TO:

 ROBERT L. LAWRENCE, ESQ.       BRADLEY P. FORST      JOSEPH P. RICHARDSON, ESQ.
    KANE KESSLER, P.C.            PRESIDENT AND             BRYAN CAVE LLP
1350 AVENUE OF THE AMERICAS  CHIEF EXECUTIVE OFFICER   TWO NORTH CENTRAL AVENUE,
 NEW YORK, NEW YORK 10019         SIMULA, INC.                SUITE 2200
      (212) 541-6222         7822 SOUTH 46TH STREET     PHOENIX, ARIZONA 85004
                             PHOENIX, ARIZONA 85044         (602) 364-7000
                                 (602) 631-4005

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED           PROPOSED
                                      AMOUNT TO BE        MAXIMUM            MAXIMUM             AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES     REGISTERED (1)      OFFERING PRICE     AGGREGATE           REGISTRATION FEE (3)
TO BE REGISTERED                                          PER UNIT           OFFERING
                                                                             PRICE(2)
common stock, par value
$.01 per share                        2,229,754 shares    N/A                $38,526,150.64     $3,150.10
--------------------------------------------------------------------------------------------------------------------

     (1) This Registration Statement relates to common stock, par value $0.01 per share, of Armor Holdings, Inc. issuable to holders of common stock, par value $0.01 per share, of Simula, Inc. in the proposed merger of AHI Bulletproof Acquisition Corp., a wholly-owned subsidiary of Armor Holdings, Inc., with and into Simula, Inc. The amount of Armor Holdings, Inc. common stock to be registered has been determined by dividing $35.2 million (the estimated maximum merger consideration payable in common stock of Armor Holdings, Inc., calculated in accordance with the terms of the merger agreement assuming the merger had been consummated on September 17, 2003) by $15.80 (the per share value which would have been attributable to each share of common stock of Armor Holdings, Inc. pursuant to the merger agreement had the merger been consummated on September 17, 2003).

     (2) Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended, by multiplying (i) $2.84, the average of the high and low sales prices of a share of Simula, Inc. common stock quoted on the American Stock Exchange on September 17, 2003, by (ii) the estimated maximum number of outstanding shares of Simula, Inc. common stock, assuming the exercise of all options to acquire Simula, Inc. common stock and other rights to purchase common stock of Simula, Inc. which would have been deemed to be automatically exercised pursuant to the merger agreement had the merger been consummated on September 17, 2003.

     (3) Paid with the initial filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

       PROXY STATEMENT OF SIMULA, INC./PROSPECTUS OF ARMOR HOLDINGS, INC.


                                  SIMULA, INC.
                             7822 SOUTH 46TH STREET
                           PHOENIX, ARIZONA 85044-5354


                              ______________, 2003

Dear Shareholder of Simula, Inc.:

     I am pleased to deliver the proxy statement/prospectus relating to the proposed acquisition of Simula, Inc. ("Simula") by Armor Holdings, Inc. ("Armor"). The merger will create a combined company that will offer a diverse range of specialized products for the security and defense industries.


     You are cordially invited to attend a special meeting of the shareholders of Simula to be held on ___________, 2003, at 9:00 a.m., local time, at Simula's corporate offices, 7822 South 46th Street, Phoenix, Arizona 85044. At the special meeting, holders of Simula common stock will be asked to consider and vote to adopt a merger agreement that Simula has entered into with Armor and AHI Bulletproof Acquisition Corp., a wholly-owned subsidiary of Armor ("AHI Bulletproof"), and approve a merger of AHI Bulletproof with and into Simula. In the merger, Armor will acquire Simula for $110.5 million, subject to adjustment pursuant to the terms of the merger agreement. The portion of the merger consideration to be received by Simula's shareholders is payable in cash or, at the option of Armor, in a combination of cash and shares of Armor common stock. The combination will be determined at least one business day prior to the special meeting.

     The actual amount of the merger consideration that will be paid by Armor to Simula's shareholders in connection with the merger will be determined five business days prior to the closing of the merger, which is anticipated to be no later than two business days after the date of the special meeting of Simula's shareholders, and is subject to numerous variables that affect the final calculation of the total merger consideration. Accordingly, the per share amount of merger consideration will be determined prior to the special meeting of Simula's shareholders. Provided that the closing of the merger occurs prior to December 31, 2003, Simula's management currently estimates that a reasonable projection of the total merger consideration payable by Armor to Simula's shareholders will range from approximately $39 million to $44 million, or from approximately $2.90 per share to $3.25 per share. This projected range is based on Simula's calculation that as of September 30, 2003 the total merger consideration would have been $3.27 per share and Simula's estimate that as of December 1, 2003 the total merger consideration will be $3.13 per share. Please note, however, that these estimated projections are subject to adjustment and there is no floor, or minimum, on the merger consideration to be paid by Armor for each share of Simula common stock under the merger agreement. FOR A DISCUSSION OF THE NOTIFICATION TO SIMULA SHAREHOLDERS OF THE ESTIMATED AND FINAL PER SHARE MERGER CONSIDERATION AND THE ABILITY OF SIMULA SHAREHOLDERS TO CHANGE THEIR VOTES, PLEASE PAY PARTICULAR ATTENTION TO THE SECTIONS ENTITLED "QUESTIONS AND ANSWERS ABOUT THE MERGER -- HOW MUCH WILL ARMOR PAY SIMULA'S SHAREHOLDERS FOR EACH SHARE OF COMMON STOCK OF SIMULA?" AND "--WHAT WILL I RECEIVE IN THE MERGER" AND "--MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY OR VOTING INSTRUCTION CARD OR VOTED USING THE INTERNET?" BEGINNING ON PAGES iv and v RESPECTIVELY OF THIS PROXY STATEMENT/PROSPECTUS.


     The shares of Armor common stock that may be issued in the merger are expected to be listed on the New York Stock Exchange upon official notice of issuance under the trading symbol "AH". On ______________, 2003, the closing sale price of Armor common stock was $___ per share.

     WE ARE EXCITED ABOUT THE OPPORTUNITIES FOR THE COMBINED COMPANY. AFTER CAREFUL CONSIDERATION, SIMULA'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, SIMULA AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     The accompanying proxy statement/prospectus provides a detailed description of the proposed merger and the two companies, Simula and Armor. You are urged to read the accompanying materials carefully. PLEASE PAY PARTICULAR ATTENTION TO THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF RISKS RELATED TO ARMOR, SIMULA AND THE MERGER.


     Your vote is very important. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF SIMULA COMMON STOCK, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU INTEND TO VOTE IN PERSON AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. You also may be able to grant your proxy by the Internet as described on the enclosed proxy card or voting instruction card. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote at that time.


                                          Very truly yours,


                                          Bradley P. Forst
                                          President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SHARES OF ARMOR COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED WHETHER THIS PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated ______________, 2003 and, is expected to first be mailed together with the form of proxy enclosed herewith, to Simula shareholders on or about ______________, 2003.

                                  SIMULA, INC.
                             7822 SOUTH 46TH STREET
                           PHOENIX, ARIZONA 85044-5354

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Simula, Inc.:


     Notice is hereby given that on _________________, 2003, at 9:00 a.m., local time, Simula, Inc. ("Simula") will hold a special meeting of its shareholders at Simula's corporate offices, 7822 South 46th Street, Phoenix, Arizona 85044, for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 29, 2003, among Armor Holdings, Inc. ("Armor"), AHI Bulletproof Acquisition Corp. ("AHI Bulletproof") and Simula, and approve Armor's acquisition of Simula through a merger of AHI Bulletproof, a wholly-owned subsidiary of Armor, with and into Simula, as contemplated by the Agreement and Plan of Merger.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     This proposal is described more fully in the proxy statement/prospectus attached to this notice. Please give your careful attention to all of the information in the proxy statement/prospectus.


     Only holders of record of Simula common stock at the close of business on October 17, 2003, the record date, or their proxies can vote at the meeting or any adjournment or postponement of the meeting. Approval and adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the shares of Simula's common stock outstanding on the record date. The list of shareholders entitled to vote at the meeting is available, upon request, at the principal executive offices of Simula, 7822 South 46th Street, Phoenix, Arizona 85044, for examination by any shareholder.


     Please note that under Arizona law, holders of Simula common stock will not have dissenters' rights in connection with the merger.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD OR VOTE ELECTRONICALLY VIA THE INTERNET AT YOUR EARLIEST CONVENIENCE. INSTRUCTIONS FOR VOTING YOUR SHARES ARE INCLUDED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. IF YOU ARE A RECORD HOLDER AND YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE SPECIAL MEETING TO VOTE YOUR SHARES, YOU MAY STILL DO SO. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING.


                                           By Order of the Board of Directors

                                           Very truly yours,



                                           Mari I. Valenzuela
                                           Corporate Secretary

Phoenix, Arizona
___________, 2003

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES OFFERED HEREBY MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE
THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED _______, 2003



                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................iv

SUMMARY.......................................................................1
   Comparative Market Prices And Dividends....................................7
   Comparative Market Price Data..............................................7
   Selected Historical Consolidated Financial Data Of Armor...................9
   Selected Historical Consolidated Financial Data Of Simula.................11
   Unaudited Pro Forma Consolidated Financial Information....................12
   Unaudited Pro Forma Condensed Consolidated Statements of
   Continuing Operations (Year Ended December 31, 2002)......................14
   Unaudited Pro Forma Condensed Consolidated Statements of
   Continuing Operations (Six Months Ended June 30, 2003)....................16
   Unaudited Pro Forma Condensed Consolidated Balance Sheets.................18

Cautionary Note Regarding Forward-Looking Statements.........................22

RISK FACTORS.................................................................22
   Risks Related To The Merger...............................................22
   Risks Related To Armor....................................................25
   Risks Related To Simula...................................................32

THE SPECIAL MEETING OF SIMULA SHAREHOLDERS...................................38

THE MERGER...................................................................41
   Overview..................................................................41
   Background of the Merger..................................................41
   Reasons for the Merger....................................................49
   Recommendation of Simula's Board of Directors.............................52
   Opinion of Simula's Financial Advisor.....................................52
   Interests of Simula Directors and Officers in the Merger..................58
   Material United States Federal Income Tax Consequences....................59
   The Accounting Treatment of the Merger....................................62
   Dissenters' Rights........................................................62
   Regulatory Approvals......................................................62
   Resale of Armor Common Stock by Affiliates of Simula......................63
   Listing of Shares of Armor Common Stock Issued In the Merger on the
    New York Stock Exchange..................................................63
   Delisting and Deregistration of Simula Common Stock After the Merger......64

THE MERGER AGREEMENT.........................................................65
   The Merger................................................................65
   Effective Time............................................................65
   Merger Consideration......................................................65

   Conversion of Simula Common Stock in the Merger...........................68

   Treatment of Simula Stock Options and Simula Stock Option
   Plans.....................................................................70
   Fractional Shares.........................................................71
   Exchange of Certificates..................................................71
   Management and Boards of Directors after the Merger.......................72
   Representations and Warranties............................................73
   Simula's Conduct of Business Before Completion of the Merger..............75
   Simula Is Prohibited from Soliciting Other Offers.........................76
   Obligation of Simula's Board of Directors with Respect to
   Its Recommendation and Holding a Meeting of Its Shareholders..............77
   Director and Officer Indemnification and Insurance........................78

   Regulatory Filings; Antitrust Matters; Commercially
   Reasonable Efforts to Obtain Regulatory Approvals.........................78
   Definition of Material Adverse Change and Material Adverse
   Effect....................................................................79
   Conditions to the Merger..................................................80
   Termination of the Merger Agreement.......................................82
   Termination Fees and Expenses.............................................83
   Waiver and Amendment......................................................84
   Covenants Pending Closing.................................................84
   Additional Agreements.....................................................84
   Expenses..................................................................84

STOCKHOLDER AGREEMENTS RELATING TO THE MERGER................................85

INFORMATION ABOUT ARMOR......................................................86

INFORMATION ABOUT SIMULA.....................................................87

DESCRIPTION OF ARMOR CAPITAL STOCK...........................................91

COMPARISON OF THE RIGHTS OF SIMULA SHAREHOLDERS AND ARMOR
STOCKHOLDERS.................................................................92

FUTURE SIMULA SHAREHOLDER PROPOSALS..........................................99

LEGAL MATTERS................................................................99

EXPERTS......................................................................99

WHERE YOU CAN FIND MORE INFORMATION..........................................99

                                INDEX TO ANNEXES

Annex A Agreement and Plan of Merger dated as of August 29, 2003 by and among Armor Holdings, Inc., AHI Bulletproof Acquisition, Corp., and Simula, Inc.

Annex B       Form of Stockholder Agreement

Annex C       Opinion of Relational Advisors LLC dated August 29, 2003

Annex D Annual Report on Form 10-K of Simula, Inc. for the year ended December 31, 2002


Annex E Quarterly Report on Form 10-Q/A of Simula, Inc. for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on November 6, 2003

Annex F Quarterly Report on Form 10-Q/A of Simula, Inc. for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on November 6, 2003

                      REFERENCES TO ADDITIONAL INFORMATION


     Armor has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Armor or AHI Bulletproof, and Simula has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Simula. This proxy statement/prospectus incorporates important business and financial information about Armor and Simula that is included in, or delivered with, this proxy statement/prospectus. The documents incorporated by reference into this proxy statement/prospectus by Simula are attached hereto as Annexes D to F or, with respect to the current reports on Form 8-K filed on February 18, 2003, March 31, 2003, May 15, 2003, June 17, 2003, July 28, 2003
(as amended on September 26, 2003), August 13, 2003, September 11, 2003 and November 6, 2003, will be delivered to Simula shareholders with this proxy statement/prospectus. The documents incorporated by reference into this proxy statement/prospectus by Armor will be delivered to Simula shareholders with this proxy statement/prospectus.

     You also may obtain documents that Armor and Simula have filed with the Securities and Exchange Commission and incorporated into this proxy statement/ prospectus, without charge, by making an oral or written request to the appropriate company as follows:

               Phil Baratelli                     Mari I. Valenzuela
               Armor Holdings, Inc.               Simula, Inc.
               1400 Marsh Landing Parkway         7822 South 46th Street
               Suite 112                          Phoenix, Arizona 85044
               Jacksonville, Florida 32250        Phone: (602) 643-7233
               Phone: (904) 741-5400              Fax: (602) 631-9005
               Fax:  (904) 741-5403


     IN ORDER TO RECEIVE TIMELY DELIVERY BEFORE THE SPECIAL MEETING OF ANY DOCUMENTS YOU MAY REQUEST, PLEASE MAKE YOUR REQUEST BY ______________, 2003, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SIMULA SPECIAL MEETING.


     For a more detailed discussion of the information Armor and Simula have incorporated by reference into this proxy statement/prospectus, see the section of this proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 98.


                               NOTE ON TRADEMARKS

     Each of Armor and Simula owns or has rights to trademarks that are used in conjunction with the sale of their respective products. ARMOR HOLDINGS, among others, is a registered trademark of Armor Holdings, Inc. SIMULA, among others, is a copyright and trademark of Simula, Inc. All other trade names and trademarks used in this proxy statement/prospectus are the property of their respective owners.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     WHAT AM I BEING ASKED TO VOTE ON?

A: As a Simula shareholder, you are being asked to approve and adopt the merger agreement among Armor, AHI Bulletproof, a wholly-owned subsidiary of Armor, and Simula and to approve the transactions it contemplates, including the merger of AHI Bulletproof with and into Simula.

Q:     WHY ARE THE COMPANIES PROPOSING THE MERGER?

A: Armor and Simula believe the businesses will complement each other and the merger will increase the scale and scope of the combined company's business in the specialized security products, mobile security, and defense industries, diversify the combined company's product offerings, provide cross-selling opportunities, and create opportunities for cost reductions through integration savings and rationalization of operations.

Q: HOW MUCH WILL ARMOR PAY SIMULA'S SHAREHOLDERS FOR EACH SHARE OF COMMON STOCK OF SIMULA?


A: The merger agreement provides that Armor will acquire Simula for $110.5 million, subject to adjustment, including adjustments for certain transaction fees and costs. After repayment of Simula's outstanding indebtedness, the remainder of the merger consideration will be paid to Simula's shareholders as follows. For the purposes of illustration only, Simula's management estimates that if the merger consideration was calculated as of September 30, 2003, the total merger consideration payable to Simula's shareholders would have been approximately $44,060,736.00 or approximately $3.27 per share. In addition, based on Simula's internal projections, which are subject to numerous variables, Simula's management currently estimates that if the merger consideration is calculated as of December 1, 2003, the total merger consideration payable to Simula's shareholders will be approximately $42,169,575.00 or approximately $3.13 per share.


       Simula's management currently estimates that a reasonable projection of the total merger consideration payable by Armor to Simula's shareholders will range from approximately $39 million to $44 million, or from approximately $2.90 per share to $3.25 per share. Please note, however, that there is no floor, or minimum, on the merger consideration to be paid by Armor for each share of Simula common stock under the merger agreement. This is only an estimate for the purposes of illustration and the actual final per share merger consideration payable to Simula's shareholders is subject to numerous factors and variables, including Simula's financial performance and cash flow through the date of the calculation of the per share merger consideration, and many of such factors and variables are outside of the control of Simula.

       IN THE EVENT THAT THE ACTUAL PER SHARE MERGER CONSIDERATION IS LESS THAN THE LOW END OF THIS ESTIMATED RANGE, AND A MAJORITY OF SIMULA'S SHAREHOLDERS HAVE VOTED IN FAVOR OF THE MERGER WITH ARMOR IN PERSON OR BY PROXY AT THE SHAREHOLDERS' MEETING, THERE WILL BE NO RESOLICITATION OF THE SHAREHOLDERS' VOTE AND THE MERGER MAY BE CONSUMMATED AS CONTEMPLATED BY THE MERGER AGREEMENT.

       In order to provide Simula's shareholders with updated information regarding the calculation of the per share merger consideration, the following information will be provided to Simula's shareholders:

       o Notification of an updated estimate by Simula management of the per share merger consideration by 5:00 pm Mountain Standard Time on the tenth business day prior to the shareholders' meeting;

       o Notification of an updated estimate by Simula management of the per share merger consideration by 5:00 pm Mountain Standard Time on the fifth business day prior to the shareholders' meeting; and

       o Notification of the final calculation of the per share merger consideration as soon as practicable following its calculation pursuant to the merger agreement, which Simula and Armor anticipate will occur not later than 5:00 pm Mountain Standard Time on the date that is one business day prior to the shareholders' meeting.

       The provision of such information described above to Simula's shareholders will be made by the issuance of press releases, the filing of Forms 8-K under Section 13 or 15(d) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, and the posting of the press releases and Forms 8-K on Simula's website at: www.simula.com.

       Finally, you should be aware that following the date of Simula's notification to its shareholders of the final calculation of the per share merger consideration described above, Simula's shareholders will continue to have the right to revoke their proxies as described in the section entitled "Questions And Answers About The Merger -- May I Change My Vote After I Have Mailed My Signed Proxy Or Voting Instruction Card Or Voted Using The Internet?" beginning on page v of this proxy statement/prospectus.

Q:     WHAT WILL I RECEIVE IN THE MERGER?


A: Armor will pay the merger consideration in cash or in a combination of cash and shares of Armor common stock. Each shareholder will receive the same ratio of cash and stock. Armor will elect the amount of the merger consideration to pay in cash and the amount to pay in stock after considering the following factors: (i) the relationship between the closing price of Armor's common stock on the date Armor makes its decision and the mean of the average of the bid and ask prices of Armor common stock as reported at the close of the market for the 20 consecutive trading days ending 10 trading days prior to the anticipated closing date and (ii) alternative uses for Armor's available cash at the time the election is made. Armor has not yet elected the ratio of cash and stock to be paid; however, pursuant to the terms of the merger agreement, Armor is required to elect the ratio of cash and stock at least five business days prior to the closing of the merger. However, Armor has agreed to make and inform Simula of this determination at least one business day prior to the date of the Simula shareholders' meeting. In order to provide Simula's shareholders with updated information, Simula will provide its shareholders with Armor's determination of the ratio of cash and stock to be paid in the merger not later than 5:00 pm Mountain Standard Time on the day that is one business day prior to the shareholders' meeting.


       The number of shares of Armor common stock Simula's shareholders will receive is primarily dependent upon the total amount of merger consideration to be paid to Simula's shareholders, the percentage of the merger consideration to be paid in shares of Armor common stock, and the mean of the average between the bid and ask price of Armor common stock on the New York Stock Exchange, as reported on the composite tape at the close of the market for the 20 consecutive trading days ending 10 trading days prior to the date the merger is completed. Consequently, fluctuations in the price of Armor's common stock both during the period in which the price of Armor's common stock is calculated and during the period between the price of Armor's common stock is calculated and the closing date will have an effect on the value of the merger consideration received by each Simula shareholder.

       Assuming the merger consideration payable on each share of outstanding Simula common stock will range from approximately $2.90 to $3.25, and assuming Armor elects to pay 20% of the merger consideration in cash and 80% of the merger consideration in Armor's common stock, if the price of Armor's common stock is $15.00, then each share of common stock of Simula would be exchanged for $0.58-$0.65 in cash and .155-.173 shares of Armor's common stock. If the price of Armor's common stock is $20.00, then each share of common stock of Simula would be exchanged for $0.58-$0.65 in cash and .116-.130 shares of Armor's common stock.

       Based on the assumptions set forth above, a Simula shareholder who holds 100 shares of Simula common stock would receive between $58.00-$65.00 in cash and between 15.50 and 17.30 shares of Armor common stock if the price of Armor common stock is $15.00 and would receive between $58.00-$65.00 in cash and between 11.60 and 13.00 shares of Armor common stock if the price of Armor common stock is $20.00.


       See also the section entitled "The Merger Agreement -- Merger Consideration" beginning on page 65 of this proxy statement/prospectus. For a discussion of the treatment of fractional shares, see the section entitled "The Merger Agreement -- Fractional Shares" beginning on page 71 of this proxy statement/prospectus.


Q: WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT?


A: In evaluating the merger, you should carefully read this proxy statement/ prospectus and carefully consider the factors discussed in the section entitled "Risk Factors" beginning on page 22.


Q:     WHEN WILL THE MERGER BE COMPLETED?

A: Simula and Armor are working to complete the merger during the fourth calendar quarter of this year. Because completion is subject to shareholder approval and the other conditions to the merger, exact timing is difficult to predict.

Q:     WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO
       ME?

A: Unless the fair market value of the Armor common stock given as consideration in the merger is equal to or greater than 80% of the total consideration given in the merger, the exchange of Simula common stock for Armor common stock and cash pursuant to the merger will be fully taxable to you for United States federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between
       (a) the sum of the amount of cash and the fair market value of the Armor common stock you receive, and (b) your adjusted tax basis in the Simula common stock surrendered in exchange therefor. Such gain or loss will be long-term gain or loss if you have held the Simula common stock for more than one year.

       If the fair market value of the Armor common stock given as consideration in the merger is equal to or greater than 80% of the total consideration given in the merger, there is a possibility (but not a certainty) that the merger would constitute a tax-free reorganization within the meaning of section 368(a) of the Code. If the merger does constitute a tax-free reorganization, you will recognize capital gain (but not capital loss) equal to the lesser of (a) the amount of cash you receive, or (b) the difference between (i) the sum of the amount of cash and the fair market value (as of the effective date of the merger) of the Armor common stock you receive (including any fractional shares of Armor common stock deemed received and exchanged for cash), and (ii) your adjusted tax basis in the Simula common stock surrendered in exchange therefor.

Q: ARE THERE ANY ADVERSE TAX CONSEQUENCES OF THE MERGER TO SIMULA OR THE COMBINED COMPANY?


A: As of December 31, 2002, Simula and its subsidiaries had consolidated net operating loss carryovers of approximately $99,584,927 for federal income tax purposes. In general, net operating loss carryovers can be used to reduce or eliminate federal income tax payable in future years. If the merger is consummated, Simula's net operating loss carryovers will be either extinguished or limited (for a discussion of federal tax consequences, see the section entitled "The Merger -- Material United States Federal Income Tax Consequences" beginning on page 59 of this proxy statement/prospectus).


Q:     WHEN AND WHERE IS THE SHAREHOLDER MEETING?


A: The special meeting will be held on __________, 2003, at 9:00 a.m., local time, at Simula's corporate offices, 7822 South 46th Street, Phoenix, Arizona 85044.


Q:     WHO CAN VOTE?


A: All record holders of Simula common stock at the close of business on October 17, 2003 can vote at the special meeting.


Q:     WHAT DO I DO TO VOTE?

A: After carefully reading this proxy statement/prospectus, you should cast your vote by mail, the Internet or in person at the special meeting. To cast your vote by mail, complete, date, sign and mail the enclosed proxy card in the enclosed, postage prepaid envelope. Votes cast by mail must be received prior to the vote at the meeting in order to be counted. When you cast your vote using the proxy card, you also appoint certain members of Simula's management as your representatives, or proxies, at the meeting. They will vote your shares at the meeting in accordance with your instructions on the proxy card. Specific instructions on how to vote by the Internet are included on the proxy card. You also may vote in person at the meeting. If you hold your shares in street name, then you must contact your broker or other nominee and request a legal proxy to vote in person at the meeting. Street name holders may be able to vote by telephone or the Internet if their broker or other nominee makes such methods available, in which case the broker or other nominee will enclose the instructions with the proxy materials.

Q: WHAT HAPPENS IF I DO NOT INDICATE MY PREFERENCE FOR OR AGAINST THE MERGER PROPOSAL ON MY PROXY CARD?

A: If you submit a proxy without specifying the manner in which you would like your shares to be voted, your proxy will be counted as a vote "FOR" the approval and adoption of the merger agreement and approval of the merger.

Q:     WHAT HAPPENS IF I DO NOT SUBMIT A PROXY CARD OR VOTE?

A: If you do not submit your proxy card, vote using the telephone or the Internet, if available, or vote at the special meeting or if you mark the "abstain" box on the proxy card, it will have the effect of a vote "AGAINST" the approval and adoption of the merger agreement and approval of the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER OR OTHER NOMINEE, WILL MY BROKER OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A: No. If you do not provide your broker or other nominee with instructions on how to vote your "street name" shares on the merger proposal, your broker or other nominee will not be permitted to vote those shares on that proposal. Therefore, you should be sure to provide your broker or other nominee with specific instructions as to how to vote your shares on the merger proposal. Please check the voting form used by your broker or other nominee to see if it offers telephone or Internet submission of proxies.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY OR VOTING INSTRUCTION CARD OR VOTED USING THE INTERNET?

A: Yes. If you have completed a proxy, you may change your vote at any time before your proxy is voted at the special meeting by:

       o delivering to the Corporate Secretary of Simula a written notice, dated later than the proxy that you wish to revoke, stating that the proxy is revoked;

       o submitting to the Corporate Secretary of Simula a new, signed proxy with a date later than the proxy you wish to revoke;

       o    re-voting via the Internet; or

       o    attending the special meeting and voting in person.

       However, if your shares are held in the name of your broker or other nominee, you must check with your broker or other nominee to determine how to revoke your proxy.

Q:     WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: This means you own shares of Simula common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations you will receive multiple proxy cards. In order to vote all of the shares you own, it is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive. Each proxy card you received came with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q:     SHOULD STOCK CERTIFICATES BE SENT IN WITH THE ENCLOSED PROXY CARD?

A: No. If the merger is completed, Simula shareholders will be sent instructions for exchanging their Simula stock certificates for a portion of the merger consideration. Do not send in your certificates until you receive these instructions.

Q:     WILL I HAVE DISSENTERS' RIGHTS IN THIS TRANSACTION?

A: No. Under Arizona law, holders of Simula common stock will not have dissenters' rights in connection with this merger.

Q:     WHO CAN HELP ANSWER QUESTIONS?

A: If you would like additional copies of this proxy statement/prospectus without charge or if you have questions about the merger or Simula's special meeting of shareholders, including the procedures for voting your shares, you should contact:

       Simula, Inc.
       7822 South 46th Street
       Phoenix, Arizona 85044
       Attention:  Mari I. Valenzuela
       Telephone: (602) 631-4005

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED _________, 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE OR, IN THE CASE OF DOCUMENTS INCORPORATED BY REFERENCE, THE DATE OF THE REFERENCED DOCUMENT, OR SUCH OTHER DATE AS MAY BE SPECIFIED THEREIN, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO YOU NOR THE ISSUANCE OF ARMOR COMMON STOCK IN CONNECTION WITH THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                     SUMMARY


     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should carefully read this entire proxy statement/ prospectus and the documents to which we refer you. See also the section of this proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 99. Unless the context otherwise requires, the terms "we," "our" and "us" refer to Armor and Simula. When we refer to the "combined company," we mean Simula and Armor as combined after the merger. When we refer to the "surviving corporation," we mean Simula and AHI Bulletproof as combined after the merger.

THE MERGER TRANSACTION (SEE PAGE 65)


     Upon the terms of the proposed merger, AHI Bulletproof, a wholly-owned subsidiary of Armor formed for the purpose of the merger, will merge with and into Simula. As a result, Simula will survive the merger and will become a wholly-owned subsidiary of Armor upon completion of the merger.

     In this proxy statement/prospectus, any reference to the merger agreement includes the Agreement and Plan of Merger, dated as of August 29, 2003, by and among Armor, AHI Bulletproof and Simula, a copy of which is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.


MERGER CONSIDERATION (SEE PAGE 65)

       The merger agreement provides that Armor will acquire Simula for $110.5 million, subject to adjustment, including adjustments for certain transaction fees and costs. After repayment of Simula's outstanding indebtedness, the remainder of the merger consideration will be paid to Simula's shareholders as follows. For the purposes of illustration only, Simula's management estimates that if the merger consideration was calculated as of September 30, 2003, the total merger consideration payable to Simula's shareholders would have been approximately $44,060,736.00 or approximately $3.27 per share. In addition, based on Simula's internal projections, which are subject to numerous variables, Simula's management currently estimates that if the merger consideration is calculated as of December 1, 2003, the total merger consideration payable to Simula's shareholders will be approximately $42,169,575.00 or approximately $3.13 per share.

       The per share amount of merger consideration to be received by Simula's shareholders (a minimum of 20% of which must be paid in cash, with the balance to be paid in shares of Armor's common stock, at Armor's discretion) in exchange for outstanding shares of Simula common stock will be determined five business days prior to the closing of the merger (which is anticipated to be no later than two business days after the date of the special meeting of Simula's shareholders), and the price of Armor's common stock to be used to calculate the number of shares of Armor common stock to be received by Simula's shareholders in exchange for Simula common stock will be determined ten business days prior to the closing of the merger. Accordingly, fluctuations in the price of Armor's common stock between the date the merger agreement was signed and the date of this proxy statement/prospectus will not affect the value of the merger consideration received by Simula's shareholders.


       However, fluctuations in the price of Armor's common stock between the date of this proxy statement/prospectus and the date of the closing of the merger will have an effect on the merger consideration received by Simula's shareholders, as described immediately below.


       The number of shares of Armor common stock received by Simula's shareholders will be based, in part, upon the mean of the average between the bid and ask price of Armor common stock on the New York Stock Exchange, as reported on the composite tape at the close of the market for the 20 consecutive trading days ending 10 trading days prior to the date the merger is completed. Fluctuations in the price of Armor's common stock during these 20 trading days will have an impact on the value of the merger consideration received by Simula's shareholders. The following chart sets forth two examples of the effect that fluctuations in the price of Armor's common stock during such 20-trading-day period would have on the value of the merger consideration received in exchange for each share of Simula common stock:

                      CLOSING PRICE OF                       ASSUMED VALUE OF THE CASH AND SHARES OF      ACTUAL MARKET VALUE OF
                     ARMOR COMMON STOCK                         ARMOR COMMON STOCK TO BE RECEIVED        CASH AND SHARES OF ARMOR
                      ON LAST DAY OF 20       MEAN OF THE         IN EXCHANGE FOR EACH SHARE OF          COMMON STOCK RECEIVED IN
                     TRADING-DAY PERIOD   AVERAGE OF THE BID     SIMULA COMMON STOCK (CALCULATED         EXCHANGE FOR EACH SHARE
 CLOSING PRICE OF         (I.E., 10        AND ASK PRICES OF     USING THE MEAN OF THE AVERAGE OF         OF SIMULA COMMON STOCK
ARMOR COMMON STOCK   TRADING DAYS PRIOR   ARMOR COMMON STOCK     THE BID AND ASK PRICES OF ARMOR          (AS OF THE LAST DAY OF
ON FIRST DAY OF 20-   TO THE CLOSING OF     DURING SUCH 20-        COMMON STOCK DURING SUCH 20-              THE 20-TRADING-DAY
TRADING-DAY PERIOD       THE MERGER)      TRADING-DAY PERIOD          TRADING-DAY PERIOD)(1)                     PERIOD)(1)
------------------   ------------------   ------------------    --------------------------------         ------------------------

      $15.00               $18.00               $16.00                        $3.25                                $3.58

      $18.00               $15.00               $16.00                        $3.25                                $3.05


       (1) Assumes Armor elects to pay 20% of the merger consideration in cash and 80% of the merger consideration in shares of Armor's common stock.

       In addition, fluctuations in the price of Armor's common stock between the time the number of shares of Armor common stock to be received by Simula's shareholders is determined (i.e., 10 trading days prior to the closing of the merger) and the date of the closing of the merger will effect the value of the merger consideration each Simula shareholder receives. The following chart sets forth two examples of the effect such fluctuations would have on the value of the merger consideration received in exchange for each share of Simula common stock:

                                                                                         ACTUAL MARKET VALUE OF CASH AND SHARES
ASSUMED MARKET VALUE OF CASH AND SHARES OF ARMOR                                            OF ARMOR COMMON STOCK RECEIVED IN
    COMMON STOCK RECEIVED IN EXCHANGE FOR                                                    EXCHANGE FOR EACH SHARE OF SIMULA
   EACH SHARE OF SIMULA COMMON STOCK (AS OF         CLOSING PRICE OF ARMOR COMMON           COMMON STOCK (BASED ON THE CLOSING
       THE LAST DAY OF THE 20-TRADING-DAY           STOCK ON THE DAY THE MERGER IS        PRICE OF ARMOR COMMON STOCK ON THE DAY
                     PERIOD)(1)                                 COMPLETED                       THE MERGER IS COMPLETED)(1)
-----------------------------------------           ------------------------------       --------------------------------------
                  $3.58                                         $19.00                                     $3.74

                  $3.58                                         $17.00                                     $3.41

       (1) Assumes Armor elects to pay 20% of the merger consideration in cash and 80% of the merger consideration in shares of Armor's common stock.

       The following table summarizes the estimates of the effect of a change in the price of Armor common stock on the number of shares of Armor common stock that will be received by Simula's shareholders in exchange for each outstanding share of Simula common stock (assuming 20% of the merger consideration is paid in cash and the balance is paid in shares of Armor common stock), based on Simula management's current estimate that the per share merger consideration payable to Simula's shareholders as a result of the merger will range from approximately $2.90 per share to $3.25 per share. The following table does not set forth the effect of such fluctuations on the market value of the merger consideration after the date of determination of the price of Armor's common stock for purposes of determining the exchange ratio.

                                                                            ESTIMATED NUMBER OF SHARES OF
                                       ESTIMATED CASH CONSIDERATION TO    ARMOR COMMON STOCK TO BE PAID PER
 ASSUMED MARKET PRICE PER                BE PAID PER SHARE OF SIMULA                   SHARE OF
SHARE OF ARMOR COMMON STOCK                    COMMON STOCK (1)                SIMULA COMMON STOCK (1)
---------------------------            -------------------------------    ---------------------------------
               $15.00                            $0.58-$0.65                          .155-.173
               $15.20                            $0.58-$0.65                          .152-.171
               $15.40                            $0.58-$0.65                          .150-.169
               $15.60                            $0.58-$0.65                          .149-.167
               $15.80                            $0.58-$0.65                          .147-.165
               $16.00                            $0.58-$0.65                          .145-.163
               $16.20                            $0.58-$0.65                          .143-.160
               $16.40                            $0.58-$0.65                          .141-.159
               $16.60                            $0.58-$0.65                          .140-.157
               $16.80                            $0.58-$0.65                          .138-.155
               $17.00                            $0.58-$0.65                          .136-.153
               $17.20                            $0.58-$0.65                          .135-.151
               $17.40                            $0.58-$0.65                          .133-.149
               $17.60                            $0.58-$0.65                          .132-.148
               $17.80                            $0.58-$0.65                          .130-.146
               $18.00                            $0.58-$0.65                          .129-.144
               $18.20                            $0.58-$0.65                          .127-.143
               $18.40                            $0.58-$0.65                          .126-.141
               $18.60                            $0.58-$0.65                          .125-.140
               $18.80                            $0.58-$0.65                          .123-.138
               $19.00                            $0.58-$0.65                          .122-.137
               $19.20                            $0.58-$0.65                          .121-.135
               $19.40                            $0.58-$0.65                          .120-.134
               $19.60                            $0.58-$0.65                          .118-.133
               $19.80                            $0.58-$0.65                          .117-.131
               $20.00                            $0.58-$0.65                          .116-.130

       (1) Assumes Armor elects to pay 20% of the merger consideration in cash and 80% of the merger consideration in shares of Armor's common stock.

       From July 1, 2003 to October 20, 2003, the per share closing price of Armor common stock on the New York Stock Exchange fluctuated from a low of $12.98 to a high of $18.25. On August 29, 2003 (the date the merger agreement was signed), the per share closing price of Armor common stock on the New York Stock Exchange was $15.16. We encourage you to consider the market price of Armor common stock before you make your voting decision regarding the merger.

UPDATED INFORMATION REGARDING PER SHARE CONSIDERATION

       In order to provide Simula's shareholders with updated information regarding the calculation of the per share merger consideration, the following information will be provided to Simula's shareholders:

       o Notification of an updated estimate by Simula management of the per share merger consideration by 5:00 pm Mountain Standard Time on the tenth business day prior to the shareholders' meeting;

       o Notification of an updated estimate by Simula management of the per share merger consideration by 5:00 pm Mountain Standard Time on the fifth business day prior to the shareholders' meeting; and

       o Notification of the final calculation of the per share merger consideration as soon as practicable following its calculation pursuant to the merger agreement, which Simula and Armor anticipate will occur not later than 5:00 pm Mountain Standard Time on the date that is one business day prior to the shareholders' meeting.

       The provision of such information described above to Simula's shareholders will be made by the issuance of press releases, the filing of Forms 8-K under Section 13 or 15(d) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, and the posting of the press releases and Forms 8-K on Simula's website at: www.simula.com.

       You should be aware that following the date of Simula's notification to its shareholders of the final calculation of the per share merger consideration described above, Simula's shareholders will continue to have the right to revoke their proxies as described in the section entitled "The Special Meeting of Simula Shareholders -- How to Revoke A Proxy" beginning on page 38 of this proxy statement/prospectus.

ANTICIPATED CLOSING DATE


       It is anticipated that the closing of the merger will occur no later than two business days after the Simula shareholders' meeting, subject to the satisfaction or waiver of the closing conditions described herein. See the section entitled "The Merger Agreement--Conditions to the Merger" on page 80 of this proxy statement/prospectus.

       Armor will elect the amount of the merger consideration to pay in cash and the amount to pay in stock after considering the following factors: (i) the relationship between the closing price of Armor's common stock on the date Armor makes its decision and the mean of the average of the bid and ask prices of Armor common stock as reported at the close of the market for the 20 consecutive trading days ending 10 trading days prior to the anticipated closing date and
(ii) alternative uses for Armor's available cash at the time the election is made.

       For example, if the closing price of Armor's common stock on the date Armor makes it decision is lower than the mean of the average of the bid and ask prices of Armor common stock at the close of the market during such 20-trading-day period (i.e. $15.00 vs. $16.00), Armor's board of directors would be more inclined to elect to pay the merger consideration using its common stock. Alternatively, if the closing price of Armor's common stock on the date Armor makes its decision is higher than the mean of the average of the bid and ask prices of Armor common stock at the close of the market during such 20-trading-day period (i.e. $18.00 vs. $16.00), Armor's board of directors would be more inclined to elect to pay the merger consideration using its available cash.

       However, in making its decision, Armor will also consider the amount of cash available to it at such time and alternative uses of such cash. For example, Armor's board of directors would be more inclined not to pay more than 20% of merger consideration in cash, if it determines that its available cash would be better used for other purposes, such as to fund future acquisitions, to take advantage of business development opportunities, and for general corporate and working capital purposes, including the funding of capital expenditures.

PARTIES TO THE MERGER (SEE PAGES 86 and 87)


ARMOR HOLDINGS, INC.
AHI BULLETPROOF ACQUISITION CORP.
1400 Marsh Landing Parkway,  Suite 112
Jacksonville, Florida 32250
Phone: (904) 741-5400
Internet address:  www.armorholdings.com

       Armor Holdings, Inc., or Armor, is a leading manufacturer and provider of specialized security products, training and support services related to these products, and vehicle armor systems. Armor's products include a range of branded law enforcement equipment such as concealable and tactical body armor, hard armor, forensic products, firearms accessories and weapon maintenance products. Armor also manufactures and installs ballistic and blast protected armoring systems, or up-armoring, for military vehicles such as the U.S. military's High Mobility Multi-purpose Wheeled Vehicles, or HMMWV (commonly known as the Humvee), commercial vehicles, military aircraft and missile components. Armor's products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. AHI Bulletproof Acquisition Corp., or AHI Bulletproof, is a newly-formed, wholly-owned subsidiary of Armor. Armor formed AHI Bulletproof solely for the purpose of effecting the merger, and AHI Bulletproof has not conducted any prior business.

SIMULA, INC.
7822 South 46th Street
Phoenix, Arizona 85044
Phone: (602) 631-4005
Internet address:  www.simula.com

     Simula, Inc., or Simula, is a safety technology company and supplier of human safety and survivability systems to all branches of the U.S. military, major aerospace and defense contractors, international military forces and consumer markets. Its core markets are military aviation safety, military personnel safety and land and marine safety. Serving the defense industry for almost 30 years, Simula provides personnel protective equipment, including military body armor, energy absorbing seating systems and lightweight armor for aircraft, inflatable restraints for military aircraft and other protective equipment and technology to the military for the protection of soldiers in a variety of life-threatening or catastrophic situations. Simula's products are deployed in military platforms such as the AH-64 Apache and the UH-60 Black Hawk helicopters, the C-17 Globemaster III Transport Aircraft, the M1117 Guardian Security Vehicle and the M998 HMMWV and in body-worn equipment for personal protection of the U.S. Army, Marine Corps and Air Force Special Operations Forces. Simula's primary aerospace and defense customers include Boeing, Sikorsky, Bell Helicopter, the U.S. military services and the U.S. Coast Guard.

SPECIAL MEETING OF SHAREHOLDERS OF SIMULA  (SEE PAGE 38)


     Simula will hold a special meeting of its shareholders on ___________, 2003, at 9:00 a.m., local time, at Simula's corporate offices, 7822 South 46th Street, Phoenix, Arizona 85044, at which shareholders will be asked to vote upon a proposal to approve and adopt the merger agreement and approve the merger.



RISK FACTORS (SEE PAGE 22)

     The "Risk Factors" beginning on page 22 of this proxy statement/prospectus should be considered carefully by Simula shareholders in evaluating whether to approve and adopt the merger agreement and approve the merger or invest in Armor's common stock. These risk factors should be considered along with any additional risk factors in the reports of Simula and Armor filed with the Securities and Exchange Commission and any other information included in this proxy statement/prospectus.


RECORD DATE; VOTING RIGHTS; SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS (SEE PAGE 38)


     The record date for determining the Simula shareholders entitled to vote at the special meeting is October 17, 2003. Only holders of record of Simula common stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were 13,153,546 shares of Simula common stock issued and outstanding, held by approximately 4,800 shareholders of record. This number includes brokers, banks and other nominees who hold shares for other shareholders. Each share of Simula common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

     As of the record date, the directors and executive officers of Simula and their respective affiliates owned approximately 1% of the total outstanding shares of Simula common stock.

     Upon the effective time of the merger, assuming that Armor issues 2,229,754 shares of its common stock to the Simula shareholders and based upon 34,198,044 shares of Armor common stock issued and outstanding as of October 10, 2003, the directors and executive officers of Armor and their respective affiliates may be deemed to be the beneficial owners of shares of Armor common stock representing approximately 10.13% of the outstanding voting power of Armor in the aggregate.


     REASONS FOR THE MERGER (SEE PAGE 49)

     Armor's board of directors has identified the following potential benefits, among others, that it believes will result from the merger:

     o Strengthens Armor's position as a leading mid-tier defense and security industry consolidator through increased scale and scope.

     o Increases Armor's relevance to Department of Defense customers and programs.

     o Diversifies Armor's business mix by adding fixed-wing and rotorcraft crashworthy seating.

     o Adds sole source positions on attractive Department of Defense programs, including certain small arms protective insert, or SAPI plates, programs, and numerous rotorcraft crashworthy seating programs.

     o Combines body armor capabilities of Simula and PROTECH, a subsidiary of Armor, supplementing Armor's position in the SAPI market.

     o Provides cross-selling opportunities by leveraging Armor's global sales force and relationships.

     o Offers opportunities for cost reduction through integration savings and rationalization of operations.

     Simula's board of directors has identified the following potential benefits, among others, that it believes will result from the merger:

     o Simula's high leverage, fixed costs and the financial and other covenants in its debt instruments with near term maturities may limit Simula's ability to fund general corporate requirements, limit its flexibility in responding to competitive developments, limit its ability to refinance its debt and increase its vulnerability to adverse economic and industry conditions. Consequently, Simula's board of directors determined that the merger is Simula's best available alternative to preserve shareholder value.

     o A merger with Armor would be more favorable to Simula's shareholders than Simula remaining independent, based on the potential value of such alternative and the risks associated with remaining independent.

     o The strategic fit with Armor would be strong, given the complementary rather than competitive nature of their respective businesses and products.

     o The operating style and culture of Armor would be well received by Simula's employees and customers and would increase the likelihood of a non-disruptive integration process.

     o Based on the value of the proposals considered and the form of consideration proposed, Armor's proposal was most favorable to Simula's shareholders.


RECOMMENDATION OF THE SIMULA BOARD OF DIRECTORS (SEE PAGE 52)


     After careful consideration, the Simula board of directors unanimously determined that the merger is advisable and fair to, and in the best interests of, Simula and its shareholders, and unanimously approved the merger agreement. The Simula board of directors unanimously recommends that the Simula shareholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.


OPINION OF SIMULA'S FINANCIAL ADVISOR REGARDING THE MERGER (SEE PAGE 52)

     On August 27, 2003, Relational Advisors LLC rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated August 29, 2003, that, as of August 29, 2003 and subject to the considerations set forth in its written opinion, the merger consideration to be received by the holders of Simula common stock pursuant to the merger agreement, assuming this amount to be $3.00 per share, is fair from a financial point of view to such holders. As discussed in the section entitled "The Merger Agreement--Merger Consideration" beginning on page 63 of this proxy statement/prospectus, Simula's management currently estimates that a reasonable projection of the total per share merger consideration payable to Simula shareholders will range from approximately $2.90 to $3.25, the low end of which projection is below the per share merger consideration price that Simula's financial advisor determined to be fair.


     The full text of Relational Advisors' opinion, which sets forth the qualifications, assumptions made, matters considered, limitations on the review undertaken in connection with the opinion and circumstances where the opinion should not be relied upon, is attached to this proxy statement/prospectus as Annex C and is incorporated by reference in its entirety in this proxy statement/prospectus. Relational Advisors provided its opinion for the information and assistance of Simula's board of directors in connection with its consideration of the transaction contemplated by the merger agreement, and such opinion is not a recommendation as to how any holder of Simula common stock should vote with respect to such transaction.

INTERESTS OF SIMULA DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 58)

     When Simula shareholders consider Simula's board of directors' recommendation that they vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, they should be aware that certain officers of Simula and members of Simula's board of directors have interests in the merger that may be different from, or in addition to, the interests of shareholders generally. These interests include, among others, the right to receive change of control, severance and/or retention payments and the continuation of rights to indemnification and liability insurance. Simula's board of directors was aware of and considered these potentially conflicting interests when they approved the merger agreement.

TREATMENT OF SIMULA STOCK OPTIONS (SEE PAGE 70)

     At the effective time of the merger, each outstanding option to purchase Simula's common stock granted under Simula's 1992 Stock Option Plan, 1994 Stock Option Plan, and 1999 Stock Option Plan which has not previously expired or been exercised in full and has an exercise price per share less than the total dollar value of the merger consideration per share of Simula common stock payable by Armor in connection with the merger, whether or not vested or exercisable on the date the merger is completed, shall be deemed to have been automatically exercised by a "cashless exercise" immediately prior to the effective time of the merger for the number of shares of Simula common stock issuable upon exercise of such option and converted into the right to receive the merger consideration for each resulting share of Simula common stock, less an amount of cash and a number of shares of common stock equal, in the aggregate, to the amount of the applicable exercise price for such option and subject to the deduction of applicable withholding taxes.

TREATMENT OF SIMULA STOCK PURCHASE PLAN (SEE PAGE 70)


     At the effective time of the merger, Simula's 1996 Employee Stock Purchase Plan shall be terminated and liquidated and all outstanding rights to purchase shares of Simula common stock granted or awarded thereunder, if any, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, other than and subject to the rights of holders of outstanding rights to purchase shares of Simula common stock granted or awarded under the 1996 Employee Stock Purchase Plan which will, whether or not vested or exercisable immediately prior to the effective time of the merger, become fully vested and automatically exercised immediately prior to the effective time of the merger and shall each be deemed to be a share of Simula common stock retired and converted at the effective time of the merger into the right to receive the merger consideration for each resulting share of Simula common stock, subject to Simula (as the surviving corporation in the merger) withholding by payroll deduction any unpaid amount of the purchase price therefor pursuant to the terms and conditions of the 1996 Employee Stock Purchase Plan and subject to the deduction of applicable withholding taxes.


MANAGEMENT AND BOARDS OF DIRECTORS AFTER THE MERGER (SEE PAGE 72)

     If the merger is completed, the officers and directors of Armor immediately prior to the merger will remain as officers and directors of Armor after the merger. After the merger, the officers and directors of Simula will be replaced with the officers and directors of AHI Bulletproof, the wholly-owned subsidiary of Armor that merged with and into Simula.


CONDITIONS TO COMPLETE THE MERGER (SEE PAGE 80)


     Several conditions must be satisfied or waived before we complete the merger, including those summarized below:

     o approval and adoption of the merger agreement and approval of the merger by the affirmative vote of holders of a majority of the shares of Simula common stock outstanding on the record date;

     o absences of any law, regulation or order making the merger illegal or otherwise prohibiting the merger, which would have a material impact on Armor on a combined basis with Simula;

     o   receipt of United States antitrust approvals;

     o accuracy of each party's representations and warranties in the merger agreement, except as would not have a material adverse effect on such party;

     o absence of any material adverse change in Simula's condition (financial or otherwise), results of operations, assets, liabilities, properties or business; and

     o material compliance by each party with its covenants in the merger agreement.

SIMULA IS PROHIBITED FROM SOLICITING OTHER OFFERS (SEE PAGE 76)

     The merger agreement contains detailed provisions that prohibit Simula and its subsidiaries and affiliates, and their respective representatives, from taking any action to solicit or engage in discussions or participate in negotiations with any person or group with respect to an "alternative transaction" as defined in the merger agreement, including an acquisition involving all or a significant part of the capital stock or assets of Simula or any material subsidiary of Simula, or a material debt or equity investment in Simula or any material subsidiary of Simula, except as expressly permitted by the merger agreement. Simula also is required to use reasonable efforts to make effective the transactions contemplated by the merger agreement. The merger agreement does not, however, prohibit Simula or its board of directors from considering an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.


SIMULA AND ARMOR MAY TERMINATE THE MERGER AGREEMENT UNDER SPECIFIED CIRCUMSTANCES (SEE PAGE 82)


     Under certain circumstances specified in the merger agreement, either Simula or Armor may terminate the merger agreement. These circumstances generally include if:

     o   the merger is not completed by December 31, 2003;

     o law, regulation, order or other nonappealable act by a government authority, as defined in the merger agreement, has the effect of permanently prohibiting the consummation of the merger;

     o the required approval of Simula shareholders has not been obtained at its duly held special meeting; or

     o the Simula board of directors withdraws its recommendation that its shareholders approve the merger agreement or Simula publicly announces or gives notice to Armor that Simula has agreed to a superior transaction.

     Additionally, Armor may terminate the merger agreement if:

     o there has occurred a material adverse change, as such term is defined in the merger agreement, with respect to Simula.


SIMULA MAY PAY A TERMINATION FEE UNDER SPECIFIED CIRCUMSTANCES (SEE PAGE 83)


     If the merger agreement is terminated, Simula may be required to pay a termination fee of not more that $5 million.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 59)


     As of December 31, 2002, Simula and its subsidiaries had consolidated net operating loss carryovers of approximately $99,584,927 for federal income tax purposes. In general, net operating loss carryovers can be used to reduce or eliminate federal income tax payable in future years. If the merger is consummated, Simula's net operating loss carryovers will be either extinguished or subject to an annual limitation.

     Unless the fair market value of the Armor common stock given as consideration in the merger is equal to or greater than 80% of the total consideration given in the merger, the exchange of Simula common stock for Armor common stock and cash pursuant to the merger will be fully taxable to Simula shareholders for United States federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between (a) the sum of the amount of cash and the fair market value of the Armor common stock you receive, and (b) your adjusted tax basis in the Simula common stock surrendered in exchange therefor. Such gain or loss will be long-term gain or loss if you have held the Simula common stock for more than one year.

     If the fair market value of the Armor common stock given as consideration in the merger is equal to or greater than 80% of the total consideration given in the merger, there is a possibility (but not a certainty) that the merger would constitute a tax-free reorganization within the meaning of section 368(a) of the Code. If the merger does constitute a tax-free reorganization, you will recognize capital gain (but not capital loss) equal to the lesser of (a) the amount of cash you receive, or (b) the difference between (i) the sum of the amount of cash and the fair market value (as of the effective date of the merger) of the Armor common stock you receive (including any fractional shares of Armor common stock deemed received and exchanged for cash), and (ii) your adjusted tax basis in the Simula common stock surrendered in exchange therefor.


ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 62)


     In accordance with United States generally accepted accounting principles, Armor will account for the merger under the purchase method of accounting for business combinations.


THE MERGER IS SUBJECT TO ANTITRUST LAWS  (SEE PAGE 62)


     Simula and Armor were required to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. Simula and Armor each filed the required notification and report forms on October 10, 2003, and requested early termination of the required waiting period. We are not permitted to complete the merger until the applicable waiting period has expired or terminated. Reviewing agencies or governments, states or private persons may challenge the merger under antitrust or similar laws at any time before or after its completion.


ARMOR EXPECTS TO LIST SHARES OF ARMOR COMMON STOCK ISSUED TO SIMULA SHAREHOLDERS ON THE NEW YORK STOCK EXCHANGE (SEE PAGE 63)


     If we complete the merger, and the merger consideration includes shares of Armor common stock, Simula shareholders are expected to be able to trade the shares of Armor common stock they receive in the merger on the New York Stock Exchange, subject to restrictions on affiliates described in the section entitled "The Merger--Resale of Armor Common Stock by Affiliates of Simula" beginning on page 63 of this proxy statement/prospectus. If we complete the merger, Simula common stock will no longer be quoted on the American Stock Exchange or any other market or exchange.


DISSENTERS' RIGHTS  (SEE PAGE 62)


     Under Arizona law, holders of Simula common stock will not have dissenters' rights in connection with the merger.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     Armor common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "AH," and Simula common stock is listed on the American Stock Exchange, or AMEX, under the symbol "SMU." The table below shows the high and low prices of Armor common stock and Simula common stock for the last two fiscal years and 2003 to date.

               THE MARKET PRICE RANGE BY QUARTER

                                                                      ARMOR                          SIMULA
                                                                  COMMON STOCK                    COMMON STOCK
                                                            -------------------------      -------------------------
                                                               HIGH            LOW            HIGH            LOW
                                                               ----            ---            ----            ---
2003
     Fourth Quarter (through _________, 2003)......           $              $               $               $
     Third Quarter.................................           $ 17.80        $ 12.55         $ 2.96          $ 1.91
     Second Quarter................................           $ 14.95        $  9.91         $ 3.22          $ 2.00
     First Quarter.................................           $ 14.60        $  9.40         $ 2.31          $ 1.15
2002
     Fourth Quarter................................           $ 16.50        $ 12.50         $ 2.36          $ 1.14
     Third Quarter.................................           $ 25.50        $ 12.00         $ 3.60          $ 2.32
     Second Quarter................................           $ 29.55        $ 22.00         $ 5.58          $ 3.40
     First Quarter.................................           $ 28.25        $ 20.45         $ 5.80          $ 3.65
2001
     Fourth Quarter................................           $ 27.60        $ 19.25         $ 6.66          $ 2.36
     Third Quarter.................................           $ 23.50        $ 14.20         $ 3.79          $ 1.62
     Second Quarter                                           $ 19.25        $ 11.00         $ 3.87          $ 1.50
     First Quarter.................................           $ 17.75        $ 14.60         $ 3.06          $ 1.56

     The following table sets forth the last reported sale price of one share of Armor common stock and one share of Simula common stock, as reported on NYSE and AMEX, respectively, on August 29, 2003, the last full trading day prior to the public announcement of the proposed merger, and on _____________, 2003, the last day for which that information could be calculated prior to the date of this proxy statement/prospectus.

                          COMPARATIVE MARKET PRICE DATA


                                              ARMOR                SIMULA
                                           COMMON STOCK         COMMON STOCK
August 29, 2003........................       $15.16                 $2.78
_____________, 2003....................       $__.__                 $_.__


     The per share amount of merger consideration to be received by Simula's shareholders in exchange for outstanding shares of Simula common stock will be determined five business days prior to the closing of the merger, which is anticipated to be no later than two business days after the date of the special meeting of Simula's shareholders. Accordingly, the per share amount of merger consideration will be determined prior to the special meeting of Simula's shareholders and will be announced promptly following such determination. See the section entitled "The Merger Agreement--Merger Consideration" beginning on page 63 of this proxy/statement prospectus. The price of Armor's common stock to be used to calculate the number of shares of Armor common stock to be received by Simula's shareholders will be determined 10 business days prior to the closing of the merger. Accordingly, fluctuations in the price of Armor's common stock between the date the merger agreement was signed and the date of this proxy statement/prospectus will not affect the value of the merger consideration received by Simula's shareholders. However, fluctuations in the price of Armor's common stock after the date of this proxy statement/prospectus will have an effect on the value of the merger consideration received by Simula's shareholders. See the section entitled "The Merger Agreement -- Merger Consideration" beginning on page 65 of this proxy statement/prospectus.

     The above table shows only historical comparisons. The comparisons may not provide meaningful information to you in determining whether to approve and adopt the merger agreement and approve the merger. You are urged to obtain current market quotations for Simula common stock and Armor common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve and adopt the merger agreement and approve the merger. See the section entitled "Where You Can Find More Information" beginning on page 99 of this proxy statement/prospectus.

     As of the record date, there were 13,153,546 shares of Simula common stock outstanding and entitled to vote, held of record by approximately 4,800 shareholders.


                              DIVIDEND INFORMATION

     Armor has never declared or paid cash dividends on its common stock and does not intend to pay any cash dividends on its common stock in the foreseeable future. Armor currently intends to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Armor's credit facility and indenture relating to its 8 1/4% Senior Subordinated Notes due 2013, or 8 1/4% Notes, contain restrictions on its ability to pay dividends or make any other distributions. Simula has not declared or paid cash dividends on its common stock since its April 1992 initial public offering and does not intend to pay any cash dividends on its common stock in the foreseeable future. Simula currently intends to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, under the merger agreement, Simula has agreed not to pay any such dividends.

                        SELECTED HISTORICAL CONSOLIDATED
                             FINANCIAL DATA OF ARMOR

     The following selected consolidated financial data is derived from Armor's audited consolidated financial statements as of December 31, 2002 and December 31, 2001, and for each of the three years ended December 31, 2000, which are audited by PricewaterhouseCoopers LLP. The information as of December 31, 2000, December 31, 1999 and December 31, 1998, and for each of the two years ended December 31, 1999 was derived from Armor's consolidated financial statements audited by PricewaterhouseCoopers LLP and subsequently adjusted by management on an unaudited basis to reflect the presentation required for discontinued operations as a result of Armor's decision in July of 2002 to sell its Services Division. The selected consolidated financial information as of, and for each of the six months ended June 30, 2003 and June 30, 2002 are derived from Armor's unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Armor considers necessary for a fair presentation of Armor's financial position and the results of operations for these periods.

     Operating results for the six months ended June 30, 2003 and the year ended December 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003 or for any other future period.

                                  SIX MONTHS ENDED
                                      JUNE 30,                         YEAR ENDED DECEMBER 31,
                                  ------------------    --------------------------------------------------------
                                    2003       2002        2002       2001        2000        1999       1998
                                  -------    -------     --------   --------    --------     -------    -------
                                        (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Products....................    $93,354    $82,002     $179,946   $149,868    $139,904     $96,706    $45,644
  Mobile Security.............     68,779     59,207      125,171     47,232          --          --         --
                                   ------     ------      -------     ------    --------     -------    -------
  Total Revenues..............    162,133    141,209      305,117    197,100     139,904      96,706     45,644
Costs and Expenses:
  Cost of sales...............    114,443     96,534      210,745    126,330      85,457      56,304     28,064
  Operating expenses..........     28,528     24,194       49,836     38,659      30,286      21,933     10,760
  Amortization (1)............        129        151          245      2,142       1,704       1,329        494
  Integration and other
    non-recurring charges (3).      4,197      3,117        5,926      3,296       2,588       2,014         --
                                   ------     ------      -------     ------    --------     -------    -------
Operating Income:.............     14,836     17,213       38,365     26,673      19,869      15,126      6,326
  Interest expense (income),
    net.......................        816        326          923      3,864       1,849         137      (274)
  Other expense (income), net.         85        (64)          51        (82)        (67)       (811)       (13)
                                   ------     ------      -------     ------    --------     -------    -------
Income from continuing
  operations before provision
  for income taxes............     13,935     16,951       37,391     22,891      18,087      15,800      6,613
Provision for income taxes....      5,212      6,560       16,054      8,207       7,240       6,472      2,674
                                   ------     ------      -------     ------    --------     -------    -------
Income from continuing
  operations..................      8,723     10,391       21,337     14,684      10,847       9,328      3,939
                                   ------     ------      -------     ------    --------     -------    -------
Income (loss) from
  discontinued operations
  before provision (benefit)
  for income taxes (2)........      1,914       (574)     (41,468)    (7,066)      8,303       5,399      7,060
Provision (benefit) for
  income taxes................        937       (218)      (2,442)    (2,510)      2,102       1,531      2,403
                                   ------     ------      -------     ------    --------     -------    -------
Income (loss) from
  discontinued operations (2).        977       (356)     (39,026)    (4,556)      6,201       3,868      4,657
Net income (loss).............    $ 9,700    $10,035     $(17,689)   $10,128     $17,048     $13,196     $8,596
                                  =======    =======     ========    =======     =======     =======     ======
Basic income from continuing
  operations per share .......     $ 0.31     $ 0.33       $ 0.70     $ 0.61      $ 0.48      $ 0.44     $ 0.24
Diluted income from
  continuing operations per
  share ......................     $ 0.31     $ 0.32       $ 0.69     $ 0.59      $ 0.46      $ 0.43     $ 0.23
Basic Earnings per share .....     $ 0.34     $ 0.32       $(0.58)    $ 0.42      $ 0.75      $ 0.63     $ 0.53
Diluted Earnings per share ...     $ 0.34     $ 0.31       $(0.57)    $ 0.41      $ 0.73      $ 0.61     $ 0.50

BALANCE SHEET DATA
      (AT END OF PERIOD):
Cash and cash equivalents....     $ 12,757   $ 41,763   $ 16,551   $ 53,719   $  7,257   $ 13,246   $  6,789
Working capital .............     $101,287   $150,564   $100,591   $142,723   $ 67,937   $ 53,993   $ 24,366
Total assets ................     $372,547   $398,785   $367,753   $388,057   $225,957   $178,922   $ 94,353
Long-term obligations .......     $ 19,975   $  4,273   $  5,240   $  4,640   $ 38,288   $  2,453   $    344
Stockholders' equity ........     $278,538   $338,129   $288,077   $326,019   $166,771   $157,883   $ 75,102


----------
(1) Effective January 1, 2002, Armor adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level.

(2) As described in Note 2 of Armor's fiscal 2002 audited financial statements, Armor recorded an impairment charge of $30.3 million for the Services Division in fiscal 2002. This impairment charge consisted of approximately $6.1 million in estimated disposal costs and a $24.2 million non-cash goodwill reduction. In fiscal 2001, Armor recorded a pre-tax restructuring charge of $10.3 million for the Services Division as a result of an approved restructuring plan to close its U.S. investigations businesses, realign the Division's organization, eliminate excess facilities and reduce overhead in its businesses worldwide. Operating results for 1998 through the first six months of fiscal 2003 ended June 30, 2003 reflect the reclassification of the Services Division as discontinued operations. USDS, Inc., a subsidiary providing certain training services, formerly reported as a part of the Services Division, is not included in the amounts classified as assets held for sale. The assets and liabilities as well as the operating results of USDS, Inc. have been reclassified to the Armor Holdings Products Division where management oversight currently resides.

(3) Includes one-time non-recurring charges and certain non-capitalized expenses relating to the acquisition and integration of acquired businesses. Acquisition and integration expenses include but are not limited to severance, integration of sales, marketing, distribution and manufacturing operations, as well as, relocation and lease termination expenses as well as one-time non-recurring charges and direct expenses associated with acquisition and due diligence efforts for acquisitions not completed.

                        SELECTED HISTORICAL CONSOLIDATED
                            FINANCIAL DATA OF SIMULA

       The selected consolidated financial data presented below has been derived from Simula's historical audited consolidated financial statements for each of the five years ended December 31, 2002, as adjusted by management on an unaudited basis to reflect the presentation required for discontinued operations as a result of Simula's decision to sell its automotive safety business. The selected consolidated financial data as of and for each of the six months ended June 30, 2003 and June 30, 2002 are derived from Simula's unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Simula considers necessary for a fair presentation of its financial position and the results of operations for these periods. Operating results for the six months ended June 30, 2003 and the year ended December 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003 or for any other future period.


                                           SIX MONTHS ENDED
                                                JUNE 30,                           YEAR ENDED DECEMBER 31,
                                         ----------------------    -------------------------------------------------------------
                                            2003        2002         2002          2001        2000         1999          1998
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                     (AS RESTATED (2))
                                        (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues .......................   $  32,422    $  41,410    $  75,556    $  69,937    $  60,318    $  98,875    $  72,652
Costs and expenses:
  Cost of sales ......................      20,392       26,693       48,168       46,550       43,801       84,483       70,339
  Administrative expenses ............       7,270        6,851       14,791       13,956       17,286       21,677       17,306
  Research & development .............       1,129          714        1,864        1,549        1,865         --           --
  Restructuring & other costs ........         599         --            322          408        2,156       18,403
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Operating income (loss) ..............       3,032        7,153       10,411        7,474       (4,790)     (25,688)     (14,993)
  Interest expense, net ..............       5,757        5,115       10,411       10,231        9,803        7,079        4,861
   Gain (loss) on early
  retirement of debt .................        --           --           --         (3,815)(1)    1,524(1)      (232)(1)     --
   Other expense (income) net ........       1,000         --             81         --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) from
  continuing operations
  before income taxes ................      (3,725)       2,038          (81)      (6,572)     (13,069)     (32,999)     (19,854)
Income tax (expense) benefit .........         (17)        (840)     (37,960)       2,091        3,547       11,619        7,092
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before
  discontinued operations
  and extraordinary items ............      (3,742)       1,198      (38,041)      (4,481)      (9,522)     (21,380)     (12,762)
Income (loss) from
  discontinued operations ............         219         (316)       4,006        3,448        4,602       (1,466)     (14,947)
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss) ....................      (3,523)         883      (34,035)      (1,033)      (4,920)     (22,846)     (27,709)
  Dividends on preferred stock                --           --           --           --          1,083          280         --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss) available
  for common shareholders                $  (3,523)   $     883    $ (34,035)   $  (1,033)   $  (6,003)   $ (23,126)   $ (27,709)
                                         =========    =========    =========    =========    =========    =========    =========
Basic income (loss) from continuing
  operations per share                   $   (0.29)   $    0.09    $   (2.94)   $   (0.36)   $   (0.93)   $   (2.12)   $   (1.29)
Diluted income (loss) from
  continuing operations per share        $   (0.29)   $    0.09    $   (2.94)   $   (0.36)   $   (0.93)   $   (2.12)   $   (1.29)
Basic income (loss) per share            $   (0.27)   $    0.07    $   (2.64)   $   (0.09)   $   (0.52)   $   (2.26)   $   (2.80)
Diluted income (loss) per share          $   (0.27)   $    0.07    $   (2.64)   $   (0.08)   $   (0.52)   $   (2.26)   $   (2.80)
BALANCE SHEET DATA
      (AT END OF PERIOD):
Cash and cash equivalents ............   $      21    $     460    $     212    $     362    $     746    $   5,223    $     933
Working capital ......................   $  57,883    $   6,239    $ (24,631)   $   4,946    $ (11,385)   $   5,012    $  13,047
Total assets .........................   $  48,865    $  93,088    $  54,879    $  92,653    $  85,899    $ 107,340    $ 119,589
Long-term obligations ................   $   1,717    $  62,816    $  33,609    $  62,540    $  39,526    $  53,820    $  47,244
Stockholders' equity .................   $ (42,462)   $  (1,868)   $ (38,428)   $  (2,640)   $    (661)   $   3,375    $  18,570


(1) In accordance with Financial Accounting Standards No. 145, the gains or losses on extinguishment of debt that had been recorded as an extraordinary item within the historical financial statements totaling ($2,183), $1,109 and ($151) for the years ended December 31, 2001, 2000 and 1999, respectively, have been tax effected and reclassified into continuing operations.


(2) Subsequent to the issuance of Simula's unaudited consolidated financial statements for the quarter ended June 30, 2003, Simula determined that certain costs of the sale of the automotive safety business and the potential merger with Armor Holdings were incorrectly capitalized as Prepaid Expense and Other on the June 30, 2003 balance sheet. These costs totaled $593,890, a correction to the June 30, 2003 financial statements has been made to change these costs to expense.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated financial statements for the periods indicated show the effect of Armor's acquisition of Simula.

     The unaudited pro forma condensed consolidated balance sheets present the financial position of Armor at June 30, 2003 giving effect to the acquisition of Simula as if it had occurred on such date. The unaudited pro forma condensed consolidated statements of continuing operations for the six months ended June 30, 2003 and for the year ended December 31, 2002 give effect to the acquisition of Simula as if they had occurred on January 1, 2002.

     The unaudited pro forma balance sheets as of June 30, 2003 have been prepared by combining the historical condensed consolidated balance sheet of Armor with the historical condensed consolidated balance sheet of Simula as of June 30, 2003. The unaudited pro forma condensed consolidated statements of continuing operations for the year ended December 31, 2002 have been prepared by combining Armor's historical condensed consolidated statement of continuing operations for the year ended December 31, 2002 with the historical condensed consolidated statement of continuing operations of Simula for the year ended December 31, 2002. The interim unaudited pro forma condensed consolidated statements of continuing operations for the six months ended June 30, 2003 have been prepared by combining Armor's historical condensed consolidated statement of continuing operations for the six months ended June 30, 2003 with Simula's historical condensed consolidated statement of continuing operations for the six months ended June 30, 2003. Appropriate pro forma adjustments have been applied to the historical accounts.

     The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the acquisition been completed as of the dates indicated and is not necessarily indicative of Armor's future financial position or results of operations.

     The acquisition of Simula will be structured as a merger, pursuant to which a wholly-owned subsidiary of Armor will be merged with and into Simula, with Simula surviving the merger and becoming a wholly-owned subsidiary of Armor. The acquisition will be accounted for under the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is generated to the extent that the merger consideration, including transaction and closing costs, exceeds the fair value of net assets acquired. We are in the process of determining the purchase price allocation, which will allocate the excess of purchase price, including transaction costs, over the fair value of the tangible and identifiable intangible assets to be acquired to goodwill. We have not finished this purchase price allocation. As a result, the final allocation of the excess purchase price over the fair value of the assets to be acquired could differ from what is presented herein.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Armor and Simula, respectively, including related notes thereto, which are referenced elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated balance sheets assume that the $150 million Senior Subordinated Notes were issued on June 30, 2003.

       Armor will acquire Simula for $110.5 million, subject to adjustment, including adjustments for certain transaction fees and costs. After repayment of Simula's outstanding indebtedness, the remainder of the merger consideration will be paid to Simula's shareholders. Solely for purposes of preparing the unaudited pro forma condensed consolidated financial statements, the parties have assumed that the merger consideration payable by Armor to Simula's shareholders will be approximately $44 million. Up to 100%, but not less than 20%, of the merger consideration received by Simula's shareholders will be paid in cash, with the balance, if any, of the merger consideration paid in shares of Armor's common stock.

     Under the terms of the merger agreement, it is not currently possible to determine the actual amount of such merger consideration that will be paid in cash or the actual amount of such merger consideration that will be paid in shares of Armor's common stock since Armor has not yet notified Simula of its irrevocable election regarding the form of payment. Therefore, two pro forma presentations are used to depict the bounds of the range of possible outcomes under the merger agreement. The following unaudited pro forma condensed consolidated statements of continuing operations for the year ended December 31, 2002 and for the six month period ended June 30, 2003, and the unaudited pro forma condensed consolidated balance sheets as of June 30, 2003 depict the two ends of the spectrum under the merger agreement. The first pro forma column depicts the scenario assuming 80% Armor stock and 20% cash is paid to Simula shareholders after payment of funded indebtedness. The second pro forma column depicts the scenario assuming 100% cash is paid to Simula shareholders. The ultimate form of payment of such merger consideration could be between these two scenarios and is at the total discretion of Armor.

     For purposes of the unaudited pro forma condensed consolidated statements of operations of the year ended December 31, 2002 and for the six-month period ended June 30, 2003, and the unaudited pro forma condensed consolidated balance sheets as of June 30, 2003, the fair value of Armor's common stock was calculated based upon the average closing price of such stock on the NYSE during the 20 trading days during the period from August 19, 2003 through September 16, 2003.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                              CONTINUING OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         Assuming 80% Armor Stock and
                                                            20% Cash Paid to Simula          Assuming 100% Cash Paid to
                                                                 Shareholders                   Simula Shareholders
                                                         ----------------------------      -----------------------------
                               Historical   Historical    Pro Forma                         Pro Forma
                                  Armor     Simula (1)   Adjustments        Pro Forma      Adjustments         Pro Forma
                                  -----     ----------   -----------        ---------      -----------         ---------
Revenues
     Products                   $ 179,946   $    --      $    --            $ 179,946       $    --            $ 179,946
     Mobile Security              125,171        --           --              125,171            --              125,171
     Simula                          --        75,556       (1,152)(2)         74,404          (1,152)(2)         74,404
                                ---------   ---------    ---------          ---------       ---------          ---------
     Total revenues               305,117      75,556       (1,152)           379,521          (1,152)           379,521

Costs and expenses
     Cost of sales                210,745      48,168        2,572 (2)        261,485           2,572 (2)        261,485
     Operating expenses            50,081      16,977        2,810 (3)(4)      69,868           2,810 (3)(4)      69,868
     Integration and
     other non-recurring
     charges                        5,926        --           --                5,926            --                5,926
                                ---------   ---------    ---------          ---------       ---------          ---------

Operating income                   38,365      10,411       (6,534)            42,242          (6,534)            42,242
     Interest expense, net            923      10,411       (3,921)(5)          7,413          (3,921)(5)          7,413
     Other expense, net                51          81         --                  132            --                  132
                                ---------   ---------    ---------          ---------       ---------          ---------

Income (loss) from
continuing operations before
provision for income taxes         37,391         (81)      (2,613)            34,697          (2,613)            34,697
Provision for income taxes         16,054      37,960      (38,934)(6)         15,080         (38,934)(6)         15,080
                                ---------   ---------    ---------          ---------       ---------          ---------

Income (loss) from
continuing operations           $  21,337   $ (38,041)   $  36,321          $  19,617       $  36,321          $  19,617
                                =========   =========    =========          =========       =========          =========

Earnings per common share for
  continuing operations:
     Basic                      $    0.70                          (8)      $    0.60                 (8)      $    0.65
     Diluted                    $    0.69                          (8)      $    0.59                 (8)      $    0.63

Weighted average common
  shares outstanding:
     Basic                         30,341                    2,230 (7)         32,571                             30,341
     Diluted                       30,957                    2,230 (7)         33,187                             30,957

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002


(1) Simula's condensed consolidated statement of continuing operations as adjusted for the sale of its automotive safety business is presented for the year ended December 31, 2002.

(2) Reflects a change of Simula's revenue recognition policy to conform to accounting policy used by Armor on long-term contracts from percentage completion based on the cost incurred basis to Armor's policy of percentage completion based on the units completed basis. For the year ended December 31, 2002, this change in revenue recognition would have resulted in a decrease in revenues of approximately $1.2 million and an increase in cost of sales of approximately $2.6 million including reduction in margin for opening in-process inventory.

(3) Reflects a reduction to depreciation expense of $280,000 due to an increase in the weighted average estimated useful lives of property and equipment to six years and leasehold improvements to 12 years which exceeds the remaining useful life on a historical basis.


(4) Reflects an increase to amortization expense of $3.1 million due to an increase from purchase accounting in the fair value of identifiable intangible assets over their estimated useful lives. See Note 5 to the Pro Forma Condensed Consolidated Balance Sheet.


(5) Reflects interest expense of $6.5 million related to the acquisition debt used to fund this transaction, net of the elimination of Simula's historical interest expense of $10.4 million. If interest rates were to increase or decrease by 1/8%, pro forma income from continuing operations would be $19.4 million and $19.8 million, respectively. The acquisition debt was issued by Armor in August of 2003 and matures in August of 2013. The acquisition debt carries a current variable interest rate of six-month LIBOR, set in arrears, plus a spread ranging from 2.735% to 2.75%, or 3.9285% to 3.93% as of September 9, 2003, as a result of interest rate hedge transactions.

(6) Reflects the adjustment to the provision for taxes by applying Armor's statutory tax rate of approximately 37.4% to the pro forma adjustments and eliminating the provision of $37.9 million that Simula recognized in 2002, which principally related to providing a valuation allowance for deferred tax assets resulting from net operating loss carry-forward deductions.

(7) Reflects the assumed issuance of 2,229,754 shares of Armor common stock with $0.01 par value per share common stock. For purposes of preparing the pro forma information, a stock price of $15.80 was used to calculate the amount of shares to be issued based on the amount of equity consideration to be paid to common shareholders of $35.2 million divided by Armor's average closing price for the previous 20 trading days pursuant to the merger agreement up to and including September 16, 2003.

(8) Basic earnings per common share for continuing operations is computed as follows: Income from continuing operations divided by basic weighted average common shares outstanding. Diluted earnings per common share for continuing operations is computed as follows: Income from continuing operations divided by diluted weighted average common shares outstanding.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                              CONTINUING OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                Assuming 80% Armor Stock and
                                                                   20% Cash Paid to Simula             Assuming 100% Cash Paid to
                                                                        Shareholders                      Simula Shareholders
                                                               --------------------------------     --------------------------------
                            Historical        Historical        Pro Forma                            Pro Forma
                              Armor           Simula (1)       Adjustments           Pro Forma      Adjustments         Pro Forma
                           -------------      -----------      ------------          ----------     ------------       ------------
                                          (as restated (a))  (as restated (a))                    (as restated (a))
Revenues
     Products                  $ 93,354           $    -             $   -            $ 93,354            $   -           $ 93,354
     Mobile Security             68,779                -                 -              68,779                -             68,779
     Simula                          --           32,422             7,694(2)           40,116            7,694(2)          40,116
                           -------------      -----------      ------------          ----------     ------------       ------------
     Total revenues             162,133           32,422             7,694             202,249            7,694            202,249

Costs and expenses
     Cost of sales              114,443           20,392             6,061(2)          140,896            6,061(2)         140,896
     Operating expenses          28,657            8,399               826(3)(4)        37,882              826(3)          37,882
     Integration and
     other non-recurring
     charges                      4,197              599                 -               4,796                -              4,796
                           -------------      -----------      ------------          ----------     ------------       ------------

Operating income                 14,836            3,032               807              18,675              807             18,675
     Interest expense, net          816            5,757            (2,510)(5)           4,063           (2,510)(5)          4,063
     Other expense, net              85            1,000            (1,000)(6)              85           (1,000)(6)             85
                           -------------      -----------      ------------          ----------     ------------       ------------

Income (loss) from
continuing operations
before provision for
income taxes                     13,935           (3,725)            4,317              14,527            4,317             14,527

Provision for income taxes        5,212               17               244(7)            5,473              244(7)           5,473
                           -------------      -----------      ------------          ----------     ------------       ------------

Income (loss) from
continuing operations          $  8,723        $  (3,742)         $  4,073             $ 9,054         $  4,073            $ 9,054
                           =============      ===========      ============          ==========     ============       ============

Earnings per common share
  for continuing operations:
     Basic                      $  0.29                                    (9)        $   0.28                 (9)         $  0.30
     Diluted                    $  0.28                                    (9)        $   0.27                 (9)         $  0.29

Weighted average common
  shares outstanding:
     Basic                       30,341                              2,230 (8)          32,571                              30,341
     Diluted                     30,957                              2,230 (8)          33,187                              30,957



(a) As discussed at (2) on page 11, a restatement was made to Simula's historical unaudited financial statements, related to transaction selling costs. Since these costs have now been expensed within Simula's unaudited historical financial statements, pro forma adjustments have been modified to reflect this change.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF CONTINUING OPERATIONS FOR THE SIX-MONTHS ENDED
JUNE 30, 2003

(1) Simula's condensed consolidated statement of continuing operations as adjusted for the sale of its automotive safety division is presented for the six months ended June 30, 2003.

(2) Reflects a change of Simula's revenue recognition policy to conform to the accounting policy used by Armor on long-term contracts from percentage completion based on the cost incurred basis to Armor's policy of percentage completion based on the units completed basis. For the six-months ended June 30, 2003, this change in revenue recognition would have resulted in an increase in revenues of approximately $7.7 million and an increase in cost of sales of approximately $6.1 million.


(3) Reflects a reduction to depreciation expense of $154,000 due to an increase in the weighted average estimated useful lives of property and equipment to six years and leasehold improvements to 12 years, which exceeds the remaining useful life on a historical basis. Reflects a reduction for transaction costs of approximately $594,000 related to the sale of Simula's automotive safety division and costs to sell the entire Company.


(4) Reflects an increase to amortization expense of $1.6 million from purchase accounting due to an increase in the fair value of identifiable intangible assets over their estimated useful lives. See Note 5 to the Pro Forma Condensed Consolidated Balance Sheet.

(5) Reflects interest expense of $3.3 million related to the acquisition debt used to fund this transaction, net of the elimination of Simula's allocated interest expense of $5.8 million. If interest rates were to increase or decrease by 1/8%, pro forma income from continuing operations would be $9.0 million and $9.1 million, respectively. The acquisition debt was issued by Armor in August of 2003 and matures in August of 2013. The acquisition debt carries a current variable interest rate of six-month LIBOR, set in arrears, plus an spread ranging from 2.735% to 2.75%, or 3.9285% to 3.93% as of September 9, 2003, as a result of interest rate hedge transactions.

(6) Reflects the elimination of the $1.0 million performance fee paid related to Simula's default on a certain non-monetary financial covenant under their Senior Secured Note.

(7) Reflects the adjustment to the provision for taxes by applying Armor's statutory tax rate of approximately 37.4% to the pro forma adjustments and to recognize the tax benefit for Simula's historical losses.

(8) Reflects the issuance of 2,229,754 shares of Armor common stock with $0.01 par value per share common stock. A stock price of $15.80 was used to calculate the amount of shares to be issued based on the amount of equity consideration to be paid to common shareholders of $35.2 million divided by Armor's average closing price for the previous 20 trading days up to and ended September 16, 2003 pursuant to the merger agreement.

(9) Basic earnings per common share for continuing operations is computed as follows: Income from continuing operations divided by basic weighted average common shares outstanding. Diluted earnings per common share for continuing operations is computed as follows: Income from continuing operations divided by diluted weighted average common shares outstanding.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                               AS OF JUNE 30, 2003
                             (AMOUNTS IN THOUSANDS)




                                                                        Assuming 80% Armor Stock and 20%   Assuming 100% Cash Paid
                                                                        Cash Paid to Simula Shareholders    to Simula Shareholders
                                                                        --------------------------------  --------------------------
                                           Historical   Historical       Pro Forma                         Pro Forma
                                              Armor     Simula (1)      Adjustments          Pro Forma    Adjustments      Pro Forma
                                           ----------   ----------      -----------          ---------    -----------      ---------
                                                  (as restated (a)(b)) (as restated (a)(b))           (as restated (a)(b))

ASSETS
CURRENT ASSETS
     Cash and cash equivalents             $  10,841    $     193      $  66,429 (10)        $  77,463   $  31,200 (14)    $ 42,234
     Accounts receivable (net of
     allowance for doubtful
     accounts)                                58,077        9,338              -                67,415           -           67,415
     Costs and earned gross profit
     in excess of  billings                    1,423        8,208         (8,208)(2)             1,423      (8,208)(2)        1,423
     Inventories                              60,909        2,823         10,218 (2)            73,950      10,218 (2)       73,950
     Prepaid expenses and other
     current assets                           15,840          673            350 (7)            16,863         350 (7)       16,863
     Current assets of discontinued
     operations                               28,231       10,493        (10,493)(3)            28,231     (10,493)(3)       28,231
                                           ---------    ---------      ---------             ---------   ---------        ---------

     Total Current Assets                    175,321       31,728         58,296               265,345      23,067          230,116

Property and Equipment (net of accumulated
depreciation)                                 49,281        6,253              -                55,534           -           55,534
Goodwill (net of accumulated amortization)    98,913            -         65,382 (4)           164,295      65,382 (4)      164,295
Patents, Licenses & Trademarks
(net of accumulated amortization)              7,433        1,389         35,654 (5)            44,476      35,654 (5)       44,476
Other Assets                                  11,552        1,764          1,864 (7)            15,180       1,864 (7)       15,180

Long-Term Assets of Discontinued Operations   30,047        7,731         (7,731)(3)            30,047      (7,731)(3)       30,047
                                           ---------    ---------      ---------             ---------   ---------        ---------

TOTAL ASSETS                               $ 372,547    $  48,865      $ 153,465             $ 574,877   $ 117,642        $ 539,648
                                           =========    =========      =========             =========   =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current portion of long-term debt     $   1,961    $  61,893      $ (61,893)(3)(10)     $   1,961     (61,893)(3)(14) $  1,961
     Short-term debt                             627        9,555         (9,555)(3)(10)           627      (9,555)(3)(14)      627
     Accounts payable                         19,417        4,090              -                23,507           -           23,507
     Accrued expenses and other
     current liabilities                      34,221        7,956          6,098 (2)(6)         48,275       6,098 (2)(6)    48,275
     Income taxes payable                      2,265           --              -                 2,265           -            2,265
     Current liabilities of
     discontinued operations                  15,543        6,116         (6,116)(3)            15,543      (6,116)(3)       15,543
                                           ---------    ---------      ---------             ---------   ---------        ---------

     Total current liabilities                74,034       89,610        (71,466)               92,178     (71,466)          92,178

LONG-TERM DEBT, less current portion          19,730        1,713        147,244 (8)(9)        168,687     147,244 (8)(9)   168,687
LONG-TERM LIABILITIES OF DISCONTINUED
OPERATIONS                                       245            4             (4)(3)               245          (4)(3)       245
                                           ---------    ---------      ---------             ---------   ---------        ---------

     Total Liabilities                        94,009       91,327         75,774               261,110      75,774          261,110

STOCKHOLDERS' EQUITY

  Common stock                                   336          130           (108)(10)(11)(13)      358        (130)(13)         336
  Additional paid-in capital                 308,702       62,772        (27,565)(10)(12)(13)  343,909     (62,772)(13)     308,702
  Retained earnings (accumulated deficit)     43,756     (100,935)       100,935 (13)           43,756     100,935 (13)      43,756
  Accumulated other comprehensive loss        (1,939)      (4,429)         4,429 (13)           (1,939)      4,429 (13)      (1,939)
  Treasury Stock                             (72,317)           -              -               (72,317)          -          (72,317)
                                           ---------    ---------      ---------             ---------   ---------        ---------

    Total stockholders' equity               278,538      (42,462)        77,691               313,767      42,462          278,538
                                           ---------    ---------      ---------             ---------   ---------        ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $ 372,547    $  48,865      $ 153,465             $ 574,877   $ 118,236        $ 539,648
                                           =========    =========      =========             =========   =========        =========


(a)  See footnote discussion item (2) at page 11.

(b)  See footnote discussion item (a) at page 16.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2003

(1)  Simula's condensed consolidated balance sheet as of June 30, 2003.

(2) Reflects the adjustment of Simula's historical costs in excess of billings and inventory resulting from a change in Simula's revenue recognition policy to conform to the accounting policy used by Armor on long-term contracts from percentage completion based on the cost incurred basis to Armor's policy of percentage completion on the units completed basis. This change in revenue recognition results in a decrease in costs in excess of billings of $8.2 million, increase in inventory of $10.2 million (includes $2.6 million related to the application of purchase accounting), increase of accounts payable, accrued expenses and other current liabilities of $5.6 million and a decrease in retained earnings of $3.6 million.

(3) Reflects the disposition of Simula's automotive safety division ($12.1 million carrying value), which was sold in July 2003 for $12.5 million of net proceeds which were used to pay down part of the current portion of long-term debt.

(4) The excess of the amount paid to acquire 100% of Simula, Inc. common stock over the fair value of the net tangible and identifiable intangible assets (see note 5) of $64.8 million is reported as goodwill.

(5) Reflects the estimated fair value of identifiable intangible assets acquired of $35.7 million. These assets consist of $25.2 million in customer relationships, $8.8 million in technology and $1.7 million in licensing agreements. We estimate these identifiable intangible asset categories have weighted average useful lives of 14, eight and 10 years, respectively.

(6) Reflects an increase of $532,000 in Simula's pension obligation to adjust the obligation to the difference between the fair market value of the plan assets and the projected benefit obligation.

(7) Reflects the capitalization of current debt issuance costs of $0.3 million and long-term debt issuance costs of $3.2 million for Armor's $150 million senior subordinated note offering of which a portion of the proceeds were used to acquire Simula. Other long-term assets were reduced by the elimination of Simula's capitalized debt issuance costs of $1.3 million related to the Revolving Line of Credit, 8% Senior Subordinated Convertible Notes, 9.5% Senior Subordinated Notes, and other long-term debt.

(8) Reflects Simula's repayment of $0.3 million of outstanding debt under the Revolving Line of Credit, 8% Senior Subordinated Convertible Notes, 9.5% Senior Subordinated Notes, as well as other long-term debt upon completion of the acquisition.

(9) Reflects the issuance of $150 million in 8.25% Senior Subordinated Notes due in 2013 with an original issue discount of $2.5 million.

(10) The estimated total purchase price is $112.8 million, including $2.3 million of estimated transaction costs for Armor, of which approximately $44 million is to be paid to Simula common shareholders, $59.2 million will repay Simula debt and $7.3 million will pay transaction costs for Simula. Of the approximately $44 million to be paid to common shareholders, 80%, or $35.2 million, is estimated to be paid in Armor common stock and 20%, or $8.8 million, in cash. Pursuant to the merger agreement, Armor retains the right to pay the approximately $44 million to Simula common shareholders in any ratio of cash to common stock as long as at least 20% is paid in cash. The 2,229,754 shares that Armor expects to issue to Simula common shareholders is based on $35.2 million divided by $15.80 per share, calculated using the average closing price of the previous 20 trading days up to and including September 16, 2003.

     The cash proceeds from the issuance of $147.5 million in debt were used as follows:

     Total purchase price                                          $ 112,800
     Less common stock issued to Simula common shareholders          (35,229)
                                                                   ---------
     Note proceeds used to purchase Simula                         $  77,571
                                                                   =========

     Face value of notes issued                                    $ 150,000

     Original issue discount                                          (2,496)
     Debt issuance costs                                              (3,504)
     Repayment of Simula debt                                        (59,178)
     Cash paid for Simula's transaction costs                         (7,286)
     Cash paid to Simula's common shareholders                        (8,807)
     Armor's transaction costs                                        (2,300)
                                                                   ---------
     Total excess cash                                             $ (66,429)
                                                                   =========

(11) Reflects the issuance of 2,229,754 shares of Armor common stock with $0.01 par value per share common stock. A stock price of $15.80 was used to calculate the amount of shares to be issued based on the amount of equity consideration to be paid to common shareholders of $35.2 million divided by our average closing price for the previous 20 trading days up to and ended September 16, 2003.

(12) Reflects additional paid-in capital associated with the issuance of 2,229,754 shares of Armor common stock. An assumed price of $15.80 per share issued was determined using the average closing price of the 20 trading days up to and including September 16, 2003 as consideration for the Simula acquisition.

(13) Reflects the elimination of the historical shareholders' equity of Simula.

(14) The estimated total purchase price is $112.8 million, including $2.3 million of estimated transaction costs for Armor, of which approximately $44 million is to be paid to Simula common shareholders. Pursuant to the merger agreement, Armor retains the right to pay the approximately $44 million to Simula common shareholders in any ratio of cash to common stock as long as at least 20% is paid in cash.

     The cash proceeds from the issuance of $147.5 million in debt were used as follows:

     Total purchase price                                         $  112,800
                                                                  ----------
     Note proceeds used to purchase Simula                        $  112,800
                                                                  ==========

     Face value of notes issued                                   $  150,000

     Original issue discount                                          (2,496)
     Debt issuance costs                                              (3,504)
     Repayment of Simula debt                                        (59,178)
     Cash paid for Simula's transaction costs                         (7,286)
     Cash paid to Simula's common shareholders                       (44,036)
     Armor's transaction costs                                        (2,300)
                                                                  ----------
     Total excess cash                                            $  (31,200)
                                                                  ==========

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this proxy statement/prospectus, including certain statements under the headings entitled "Summary," "Risk Factors" and "The Merger," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

     We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this proxy statement/prospectus under the headings entitled "Summary," "Risk Factors," and "The Merger" may cause our or the combined company's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations are:

     o   our ability to fund future growth;

     o   the market demand and market acceptance for our products;

     o   reductions in military or law enforcement spending;

     o suspension or cessation of orders under existing contracts with the U.S. military;

     o   our ability to protect our intellectual property rights;

     o   new regulation and legislation;

     o   trends for the continued growth of our businesses;

     o our ability to successfully market existing products and develop and market new products;

     o our ability to integrate our businesses and any businesses acquired by us through subsequent mergers and acquisitions;

     o   our ability to expand our market for existing products;

     o the effects of our accounting policies and general changes in accounting principles generally accepted in the United States of America;

     o   increased competition or our inability to compete effectively;

     o   claims against us for product liability;

     o   interruptions to our supply or distribution networks or facilities;

     o   our ability to obtain adequate supplies of raw materials;

     o   our ability to successfully complete the sale of the Services Division;
         and


     o other risks and uncertainties included in the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page 22.


     Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in or incorporated by reference into this proxy statement/prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

                                  RISK FACTORS

     The merger involves a high degree of risk. A Simula shareholder who votes in favor of the merger may be choosing to invest in Armor common stock. In addition to the other information contained in this proxy statement/prospectus, the annexes and exhibits hereto and the documents incorporated by reference herein, you should carefully consider the following risk factors in determining how to vote. Additional risks and uncertainties not presently known to Simula and Armor or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Simula and Armor as a combined company. If any of the following risks occur you may lose all or part of your investment.

                           RISKS RELATED TO THE MERGER

  THE COMBINED COMPANY MAY NOT REALIZE BENEFITS OF THE MERGER BECAUSE OF INTEGRATION AND OTHER CHALLENGES.

     The failure of the combined company to meet the challenges involved in integrating the operations of Simula and Armor successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. Realizing the benefits of the merger will depend in part on the integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the businesses of Simula and Armor. The challenges involved in this integration include the following:

     o   combining product and service offerings;

     o coordinating research and development activities to enhance introduction of new products and services;

     o preserving important customer relationships of both Simula and Armor and resolving potential conflicts that may arise;

     o minimizing the diversion of management's attention from ongoing business concerns;

     o addressing differences in the business cultures of Simula and Armor, maintaining employee morale and retaining key employees;

     o coordinating and combining operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance, local laws and regulations; and

     o managing a complex integration process shortly after the completion of other independent acquisitions or dispositions by each of Simula and Armor.

     The combined company may not successfully integrate the operations of Simula and Armor in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company's ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations.

  FLUCTUATIONS IN THE MARKET PRICE OF ARMOR COMMON STOCK AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS WILL HAVE AN EFFECT ON THE VALUE OF THE MERGER CONSIDERATION SIMULA SHAREHOLDERS RECEIVE IN THE MERGER.

     At the closing of the merger, Simula's shareholders will exchange their shares of Simula common stock for cash or, at the option of Armor, a combination of cash and shares of Armor common stock valued at approximately $39 million to $44 million or from approximately $2.90 per share to $3.25 per share. Once the total amount of consideration is calculated five business days prior to the completion of the merger, there will be no adjustment in the number of shares of Armor common stock or the amount of cash distributed to Simula shareholders because of changes in the market price of either Armor common stock or Simula common stock. Accordingly, the specific dollar value of Armor common stock that Simula shareholders will receive, if any, upon the merger's completion will depend in part upon the market value of Armor common stock at the time the merger is completed, as more fully set forth in the merger agreement. This value may substantially decrease from the date you submit your proxy. Moreover, completion of the merger may occur some time after Simula shareholder approval has been obtained, so that the specific dollar value of Armor common stock that Simula shareholders will receive, if any, upon the merger's completion may substantially decrease from the date of the special meeting of Simula shareholders. See the section entitled "The Merger Agreement -- Conversion of Simula Common Stock in the Merger" beginning on page 68 of this proxy statement/prospectus. In addition, Simula may not terminate the merger agreement or refuse to complete the merger solely because of changes in the market price of Armor common stock or Simula common stock. The share prices of Armor common stock and Simula common stock are by nature subject to the general price fluctuations in the market for publicly-traded equity securities, and the prices of both companies' common stock have experienced volatility in the past. We urge you to obtain recent market quotations for Armor common stock and Simula common stock. Neither Armor nor Simula can predict or give any assurances as to the respective market prices of its common stock at any time before or after the completion of the merger. From July 1, 2003 to October 20, 2003, the per share closing price of Armor common stock on the New York Stock Exchange fluctuated from a low of $12.98 to a high of $18.25. On August 29, 2003 (the date the merger agreement was signed), the per share closing price of Armor common stock on the New York Stock Exchange was $15.16. We encourage you to consider the market price of Armor common stock before you make your voting decision regarding the merger.

  BECAUSE THE PER SHARE AMOUNT OF MERGER CONSIDERATION WILL NOT BE FIXED UNTIL FIVE BUSINESS DAYS PRIOR TO THE CLOSING OF THE MERGER (WHICH IS ANTICIPATED TO BE NO LATER THAN TWO BUSINESS DAYS AFTER THE DATE OF THE SPECIAL MEETING OF SIMULA'S SHAREHOLDERS), THE PER SHARE AMOUNT OF MERGER CONSIDERATION PAYABLE TO SIMULA SHAREHOLDERS MAY BE LESS THAN THE PER SHARE AMOUNT OF MERGER CONSIDERATION THAT SIMULA'S FINANCIAL ADVISOR HAS DETERMINED TO BE A FAIR PRICE.

     Simula's financial advisor, Relational Advisors LLC, has advised Simula's board of directors that an estimated merger consideration of $3.00 per share to Simula's shareholders is fair from a financial point of view. However, the actual per share amount of merger consideration payable to Simula's shareholders will not be determined until five business days prior to the closing of the merger (which is anticipated to be no later than two business days after the date of the special meeting of Simula's shareholders). Simula's management currently estimates, as of the date of this proxy statement/prospectus, that a reasonable projection of the merger consideration payable to Simula shareholders will range from approximately $2.90 per share to $3.25 per share subject to a number of variables, some of which are beyond Simula's control. If the actual amount of the per share merger consideration is at the lower end of the range, the per share amount of merger consideration payable to Simula shareholders will be less than the estimated per share amount of merger consideration determined by Simula's financial advisor to be fair from a financial point of view.

   THERE IS NO REQUIREMENT THAT ANY MINIMUM AMOUNT OF MERGER CONSIDERATION BE PAYABLE TO SIMULA SHAREHOLDERS. IF THE AMOUNT OF MERGER CONSIDERATION DETERMINED TO BE PAYABLE TO SIMULA SHAREHOLDERS DECLINES BELOW THE RANGE OF $2.90 TO $3.25 PER SHARE, WHICH IS THE PER SHARE RANGE OF MERGER CONSIDERATION CURRENTLY ESTIMATED BY SIMULA'S MANAGEMENT, THERE IS NO REQUIREMENT THAT ANY SHAREHOLDER'S VOTE ON THE MERGER BE RESOLICITED BEFORE THE MERGER IS CONSUMMATED.

     The actual per share amount of merger consideration payable to Simula shareholders in the merger will not be determined until five business days prior to the consummation of the merger (which is anticipated to be no later than two business days after the date of the special meeting of Simula's shareholders) and will be affected by the many factors which are discussed under the section entitled "The Merger Agreement--Merger Consideration" beginning on page 63 of this proxy statement/prospectus. This means that the actual merger price and amount of consideration payable to Simula shareholders in the merger is not currently known. Simula's management currently estimates that a reasonable projection of the total merger consideration payable to Simula's shareholders will range from approximately $39 million to $44 million, or from approximately $2.90 per share to $3.25 per share. However, it is not a condition to the consummation of the merger that any minimum amount of merger consideration be payable to Simula shareholders, and, if the actual per share amount of merger consideration falls below the low end of the estimated range, there is no requirement in the merger agreement or otherwise that Simula shareholders be resolicited in connection with their decision to vote on the approval and adoption of the merger agreement and approval of the merger.



  ARMOR EXPECTS TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE MERGER.


     Armor estimates that it will incur direct transaction costs of approximately $2.3 million associated with the merger, which will be included as part of the total purchase price for financial accounting purposes. In addition, Simula estimates that it will incur direct transaction costs of approximately $5.0 million, which will be recognized as expenses as incurred. Simula and Armor believe the combined entity may incur charges to operations, which are not currently reasonably estimatable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.


  THE STOCK PRICES AND BUSINESSES OF SIMULA AND ARMOR MAY BE ADVERSELY AFFECTED IF THE MERGER IS NOT COMPLETED.


     Completion of the merger is subject to several closing conditions, including obtaining requisite regulatory and shareholder approvals, and Simula and Armor may be unable to obtain such approvals on a timely basis or at all. If the merger is not completed, the prices of Armor common stock and Simula common stock may decline to the extent that the current market prices of Armor common stock and Simula common stock reflect a market assumption that the merger will be completed. In addition, Simula's operations may be harmed to the extent that customers or suppliers believe that Simula cannot effectively compete in the marketplace without the merger, or there is uncertainty surrounding the future direction of the product and service offerings and strategy of Simula or Armor on a standalone basis. If the merger is not completed, Armor would not derive the strategic benefits expected to result from the merger. Simula and Armor also will be required to pay significant costs incurred in connection with the merger, including legal, accounting and a portion of the financial advisory fees, whether or not the merger is completed. Moreover, under specified circumstances described in the section entitled "The Merger Agreement-- Termination Fees and Expenses" beginning on page 83 of this proxy statement/prospectus, Simula may be required to pay Armor a termination fee of $5 million in connection with the termination of the merger agreement.


  CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF SIMULA HAVE INTERESTS AND ARRANGEMENTS THAT COULD AFFECT THEIR DECISION TO SUPPORT OR APPROVE THE MERGER.


     The directors and executive officers of Simula will receive continuing indemnification against liabilities and liability insurance coverage, and some of the directors and executive officers of Simula, including Bradley P. Forst, Joseph W. Coltman and John A. Jenson, may be entitled to receive payments pursuant to change of control severance and/or retention agreements with Simula if their employment is terminated following the merger under certain circumstances. As a result, these directors and executive officers may be more likely to vote to approve and adopt the merger agreement and approve the merger and recommend that you approve and adopt the merger agreement and approve the merger than if they did not have these interests. As of the close of business on the record date, Simula directors and executive officers and their respective affiliates beneficially owned approximately 10.7% of all outstanding shares of Simula common stock entitled to vote at the special meeting. For a description of some of these interests, please see the section entitled "The Merger--Interests of Simula Directors and Officers in the Merger" beginning on page 58 of this proxy statement/prospectus.

  SIMULA MAY LOSE AN OPPORTUNITY TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY ON MORE FAVORABLE TERMS BECAUSE OF PROVISIONS IN THE MERGER AGREEMENT.

     While the merger agreement is in effect, Simula is, with limited exceptions, prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, with any person other than Armor. As a result of this prohibition, Simula may lose an opportunity to enter into a transaction with another potential partner on more favorable terms.

  CHARGES TO EARNINGS RESULTING FROM THE APPLICATION OF THE PURCHASE METHOD OF ACCOUNTING MAY ADVERSELY AFFECT THE MARKET VALUE OF ARMOR'S COMMON STOCK FOLLOWING THE MERGER.

     In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of Armor following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Simula's net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. These amortization and potential impairment charges could have a material impact on the combined company's results of operations.

  IN ORDER TO BE SUCCESSFUL, THE COMBINED COMPANY MUST RETAIN AND MOTIVATE KEY EMPLOYEES, WHICH WILL BE MORE DIFFICULT IN LIGHT OF UNCERTAINTY REGARDING THE MERGER, AND FAILURE TO DO SO COULD SERIOUSLY HARM THE COMBINED COMPANY.

     In order to be successful, the combined company must retain and motivate executive officers and other key employees, including those in managerial and technical positions. Experienced management and technical personnel in the companies' respective industries are in high demand and competition for their talents is intense. Employee retention may be a particularly challenging issue in connection with the merger. Employees of Simula or Armor may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. In addition, a portion of Simula's employee options have exercise prices in excess of the current value of the merger consideration. These circumstances may adversely affect the combined company's ability to attract and retain key management and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

  THE MARKET PRICE OF THE SHARES OF ARMOR COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE SHARES OF SIMULA COMMON STOCK.


     Upon completion of the merger, holders of Simula common stock may become holders of Armor common stock. An investment in Armor common stock has different risks than an investment in Simula common stock. Former holders of Simula common stock will be subject to additional risks upon exchange of their shares of Simula common stock for Armor common stock in the merger, some of which are described below in the section entitled "Risk Factors--Risks Related to Armor" beginning on page 25 of this proxy statement/prospectus. For a discussion of the businesses of Simula and Armor, see the documents incorporated by reference into this proxy statement/prospectus and referred to in the section entitled "Where You Can Find More Information" beginning on page 99 of this proxy statement/prospectus.


  IF ARMOR DOES NOT SUCCESSFULLY INTEGRATE SIMULA OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE FOR ARMOR'S COMMON STOCK MAY DECLINE.

     The market price of Armor common stock may decline as a result of the merger if:

     o   the integration of Armor and Simula is unsuccessful;

     o Armor does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

     o the effect of the merger on Armor's financial results is not consistent with the expectations of financial or industry analysts.

  IF THE MERGER IS CONSUMMATED, SIMULA'S NET OPERATING LOSS CARRYOVERS WILL BE EITHER EXTINGUISHED OR LIMITED.


       As of December 31, 2002, Simula and its subsidiaries had consolidated net operating loss carryovers of approximately $99,584,927 for federal income tax purposes. In general, net operating loss carryovers can be used to reduce or eliminate federal income tax payable in future years. If the merger is consummated, Simula's net operating loss carryovers will be either extinguished or limited. For a discussion of federal income tax consequences see the section entitled "The Merger -- Material United States Federal Income Tax Consequences" beginning on page 59 of this proxy statement/prospectus.


  THE MERGER MAY BE TAXABLE TO YOU.

       The merger will be taxable to you for United States federal income tax purposes if the fair market value of the Armor common stock given as consideration in the merger is less than 80% of the total consideration given in the merger, and may be taxable to you even if the fair market value of the Armor common stock given as consideration is equal to or greater than 80% of the total consideration. If the merger is taxable to you for federal income tax purposes, and assuming you hold your Simula common stock as a capital asset, you will generally recognize capital gain or loss equal to the difference between (a) the sum of the amount of cash and the fair market value of the Armor common stock you receive, and (b) your adjusted tax basis in the Simula common stock surrendered in exchange therefor. Such gain or loss will be long-term gain or loss if you have held the Simula common stock for more than one year.

IN ADDITION TO THE RISKS DESCRIBED ABOVE, ARMOR AND SIMULA ARE EACH SUBJECT TO THEIR OWN SPECIFIC RISKS AND UNCERTAINTIES, INCLUDING THOSE RISKS AND UNCERTAINTIES DESCRIBED BELOW:

                             RISKS RELATED TO ARMOR

RISKS RELATED TO ARMOR'S INDUSTRY

  THE PRODUCTS ARMOR SELLS ARE INHERENTLY RISKY AND COULD GIVE RISE TO PRODUCT LIABILITY AND OTHER CLAIMS.

     The products that Armor manufactures are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use Armor's products for their intended purposes, failure to use them properly, their malfunction, or, in some limited circumstances, even correct use of Armor's products could result in serious bodily injury or death. Armor's products include: body armor designed to protect against ballistic and sharp instrument penetration; less-lethal products such as less-lethal munitions, pepper sprays, distraction devices and flameless expulsion grenades; various models of police batons made of wood, alloy steel, acetate, aluminum and polycarbonate products; vehicle and hard armoring systems; and police duty gear.

     Claims have been made and are pending against certain of Armor's subsidiaries, involving permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-lethal. In addition, the manufacture and sale of certain less-lethal products may be the subject of product liability claims arising from the design, manufacture or sale of such goods. If these claims are decided against Armor and Armor is found to be liable, it may be required to pay substantial damages and its insurance costs may increase significantly as a result. Also, a significant or extended lawsuit, such as a class action, could also divert significant amounts of management's time and attention. Armor cannot assure you that its insurance coverage would be sufficient to cover the payment of any potential claim. In addition, Armor cannot assure you that this or any other insurance coverage will continue to be available or, if available, that it will be able to obtain it at a reasonable cost. Armor's cost of obtaining insurance coverage has risen substantially since September 11, 2001. Any material uninsured loss could have a material adverse effect on Armor's business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit Armor from bidding for orders from certain governmental customers since, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.

  ARMOR IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND ITS FAILURE OR INABILITY TO COMPLY WITH THESE REGULATIONS COULD MATERIALLY RESTRICT ITS OPERATIONS AND SUBJECT ARMOR TO SUBSTANTIAL PENALTIES.

     Armor is subject to federal licensing requirements with respect to the sale in foreign countries of certain of its products. In addition, Armor is obligated to comply with a variety of federal, state and local regulations governing certain aspects of its operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect Armor's ability to continue to service the government contracts it maintains. Furthermore, Armor has material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. Armor is also subject to routine audits to assure its compliance with these requirements. In addition, a number of Armor's employees involved with certain of its federal government contracts are required to obtain specified levels of security clearances. Armor's business may suffer if it or its employees are unable to obtain the security clearances that are needed to perform services contracted for the

Department of Defense, one of Armor's major customers. Armor's failure to comply with these contract terms, rules or regulations could expose it to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.

     Like other companies operating internationally, Armor is subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. Armor operates in countries known to experience endemic corruption. Armor's extensive operations in such countries creates the risk of an unauthorized payment by an employee or agent of Armor which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on Armor's business, financial condition and results of operations.

  ARMOR HAS SIGNIFICANT INTERNATIONAL OPERATIONS AND ASSETS AND IS THEREFORE SUBJECT TO ADDITIONAL FINANCIAL AND REGULATORY RISKS.

     Armor sells its products and services in foreign countries and seeks to increase its level of international business activity. In addition, Armor's discontinued operations have operations and assets in many parts of Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. Armor's overseas operations are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries (which could prohibit sales of our products there); foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

     Armor may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, a percentage of the payments to Armor in its international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, Armor cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Armor's ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs which could reduce revenue or profits and have a material adverse effect on Armor's business, financial condition and results of operations.

     Armor routinely operates in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. Armor cannot, therefore, be certain that it is in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that Armor failed to comply with relevant local laws and taxes could have a material adverse effect on its business, financial condition and results of operations.

RISKS RELATED TO ARMOR'S BUSINESS

  MANY OF ARMOR'S CUSTOMERS HAVE FLUCTUATING BUDGETS WHICH MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN ITS RESULTS OF OPERATIONS.

     Customers for Armor's products include federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Armor's results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. For example, Armor attributes part of the decline in its Products Division revenue during the first quarter of 2001 with the timing of the Bulletproof Vest Partnership Act, which provides federal matching funds to law enforcement agencies purchasing bullet resistant vests. Armor believes that many agencies delayed their purchasing decisions during the first quarter of 2001 until such federal funds were fully allocated. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of Armor's products and its business, financial condition and results of operations.

  THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON ARMOR.

     U.S. military contracts account for a significant portion of the business of Armor's Mobile Security Division. The U.S. military funds these contracts in annual increments. These contracts require subsequent authorization and appropriation that may not occur or that may be greater than or less than the total amount of the contract. Changes in the U.S. military's budget, spending allocations, and the timing of such spending could adversely affect Armor's ability to receive future contracts. None of Armor's contracts with the U.S. military have a minimum purchase commitment and the U.S. military generally has the right to cancel its contracts unilaterally without prior notice. Armor's Mobile Security Division is the sole-source provider to the U.S. military for up-armoring of the HMMWV. Up-Armored HMMWVs, and related programs such as maintenance, spare parts and engineering services associated with Up-Armored HMMWVs, accounted for approximately 39% of the sales of the Mobile Security Division in 2002. The HMMWVs are manufactured by AM General Corporation under separate U.S. military contracts. Should production or deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of Armor's components for up-armoring the HMMWVs, Armor will not be able to deliver such up-armoring systems for the HMMWVs to the U.S. military on schedule, which could have a material adverse effect on Armor's business, financial condition and results of operations.

  ARMOR MAY LOSE MONEY OR GENERATE LESS THAN EXPECTED PROFITS ON OUR FIXED-PRICE CONTRACTS.


     Some of Armor's government contracts provide for a predetermined, fixed-price for the products Armor makes regardless of the costs it incurs. Therefore, fixed-price contracts require Armor to price its contracts by forecasting its expenditures. When making proposals for fixed-price contracts, Armor relies on its estimates of costs and timing for completing these projects. These estimates reflect management's judgments regarding Armor's capability to complete projects efficiently and timely. Armor's production costs may, however, exceed forecasts due to unanticipated delays or increased cost of materials, components, labor, capital equipment or other factors. Therefore, Armor may incur losses on fixed-price contracts that it had expected to be profitable, or such contracts may be less profitable than expected, which could have a material adverse effect on Armor's business, financial condition and results of operations.


  ARMOR'S BUSINESS IS SUBJECT TO VARIOUS LAWS AND REGULATIONS FAVORING THE U.S. GOVERNMENT'S CONTRACTUAL POSITION, AND OUR FAILURE TO COMPLY WITH SUCH LAWS AND REGULATIONS COULD HARM OUR OPERATING RESULTS AND PROSPECTS.

     As a contractor to the U.S. government, Armor must comply with laws and regulations relating to the formation, administration and performance of the federal government contracts that affect how Armor does business with its clients and may impose added costs on its business. These rules generally favor the U.S. government's contractual position. For example, these regulations and laws include provisions that contracts we have been awarded are subject to:

     o   protest or challenge by unsuccessful bidders; and

     o   unilateral termination, reduction or modification by the government.

     The accuracy and appropriateness of certain costs and expenses used to substantiate Armor's direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management's attention. Armor's failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could have a material adverse effect on its operating results.

  ARMOR'S MARKETS ARE HIGHLY COMPETITIVE AND IF IT IS UNABLE TO COMPETE EFFECTIVELY, ARMOR WILL BE ADVERSELY AFFECTED.

     The markets in which Armor operates include a large number of competitors ranging from small businesses to multinational corporations and are highly competitive. Competitors who are larger, better financed and better known than Armor may compete more effectively than Armor can. In order to stay competitive in its industry, Armor must keep pace with changing technologies and client preferences. If Armor is unable to differentiate its services from those of its competitors, its revenues may decline. In addition, Armor's competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than Armor can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against Armor.

  THERE ARE LIMITED SOURCES FOR SOME OF ARMOR'S RAW MATERIALS WHICH MAY SIGNIFICANTLY CURTAIL ITS MANUFACTURING OPERATIONS.

     The raw materials that Armor uses in manufacturing ballistic resistant garments and up-armored vehicles include: SpectraShield, a patented product of Honeywell, Inc.; Z-Shield, a patented product of Honeywell, Inc.; Zylon, a patented product of Toyobo Co., Ltd.; Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc., or DuPont; and Twaron, a patented product of Akzo-Nobel Fibers, B.V. Armor purchases these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce or sell Kevlar to Armor, Armor would utilize these other ballistic resistant materials as a substitute. However, none of SpectraShield, Twaron, Z-Shield or Zylon is expected to become a complete substitute for Kevlar in the near future. Armor enjoys a good relationship with its suppliers of Kevlar, SpectraShield, Twaron, Z-Shield and Zylon. The use of Zylon and Z-Shield in the design of ballistic resistant vests is a recent technological advancement that is subject to continuing development and study. Toyobo is the only producer of Zylon, and Honeywell is the only producer of Z-Shield. Should these materials become unavailable for any reason, Armor would be unable to replace them with materials of like weight and strength. Thus, if Armor's supply of any of these materials were materially reduced or cut off or if there were a material increase in the prices of these materials, its manufacturing operations could be adversely affected and its costs increased, and its business, financial condition and results of operations would be materially adversely affected.

  ARMOR MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS EFFECTIVELY, IF AT ALL, AND AS A RESULT MAY INCUR UNANTICIPATED COSTS OR LIABILITIES OR OPERATIONAL DIFFICULTIES.

    Armor intends to grow through the acquisition of businesses and assets that will complement its current businesses. Armor cannot be certain that it will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Furthermore, Armor may have to divert its management's attention and its financial and other resources from other areas of Armor's business. Armor's inability to implement its acquisition strategy successfully may hinder the expansion of its business. Because Armor depends in part on acquiring new businesses and assets to develop and offer new products, failure to implement its acquisition strategy may also adversely affect Armor's ability to offer new products in line with industry trends.

     Armor may not be successful in integrating acquired businesses into its existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in Armor incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing its cost of making acquisitions or causing it to refrain from making further acquisitions. In addition, the terms and conditions of Armor's new secured revolving credit facility and the indenture governing Armor's 8 1/4% Notes impose restrictions on Armor that, among other things, restrict its ability to make acquisitions.

  ARMOR'S RESOURCES MAY BE INSUFFICIENT TO MANAGE THE DEMANDS IMPOSED BY ITS GROWTH.

     Armor has rapidly expanded its operations, and this growth has placed significant demands on its management, administrative, operating and financial resources. The continued growth of Armor's customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on its resources. In addition, Armor cannot easily identify and hire personnel qualified both in the provision and marketing of its security services and products. Armor's future performance and profitability will depend in large part on its ability to attract and retain additional management and other key personnel; its ability to implement successful enhancements to its management, accounting and information technology systems; and its ability to adapt those systems, as necessary, to respond to growth in its business.

  ARMOR MAY BE UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY, INCLUDING THE TECHNOLOGIES IT USES TO FURNISH THE UP-ARMORING OF HMMWVS.

     Armor is dependent upon a variety of methods and techniques that it regards as proprietary trade secrets. Armor is also dependent upon a variety of trademarks, service marks and designs to promote brand name development and recognition. Armor relies on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect its rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. It is possible that Armor's competitors may access its intellectual property and proprietary information and use it to their advantage. In addition, there can be no assurance that courts will always uphold Armor's intellectual property rights, or enforce the contractual arrangements that it has entered into to protect its proprietary technology. Any unenforceability or misappropriation of Armor's intellectual property could have a material adverse effect on its business, financial condition and results of operations. Furthermore, Armor cannot assure you that any pending patent application or trademark application made by it will result in an issued patent or registered trademark, or that, if a patent is issued, it will provide meaningful protection against competitors or competitor technologies. In addition, if Armor brings or becomes subject to litigation to defend against claimed infringement of its rights or of the rights of others or to determine the scope and validity of Armor's intellectual property rights, such litigation could result in substantial costs and diversion of its resources which could have a material adverse effect on its business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject Armor to significant liabilities, require Armor to seek licenses from third parties on unfavorable terms, or prevent it from manufacturing or selling its products, any of which could have a material adverse effect on its business, financial condition and results of operations.

  ARMOR MAY BE ADVERSELY AFFECTED BY APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS.

     Armor is subject to federal, state, local and foreign laws and regulations governing the protection of the environment and human health, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. Armor cannot assure you that it is at all times in complete compliance with all such requirements. Like all companies in Armor's industry, Armor is subject to potentially significant fines or penalties if it fails to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, Armor cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on it in the future. In addition, Armor is also subject to environmental laws requiring the investigation and clean-up of environmental contamination. Armor may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of Armor's current or former facilities, in some circumstances even if such contamination was caused by a third party such as a prior owner. Armor also may be subject to liability if contamination is discovered at a landfill or other location where it has disposed of wastes, notwithstanding that its historic disposal practices may have been in accordance with all applicable requirements. Armor uses Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with its production of tear gas, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Moreover, private parties may bring claims against Armor based on alleged adverse health impacts or property damage caused by its operations. The amount of liability for cleaning up contamination or defending against private party claims could be material.

  ARMOR MAY BE UNABLE TO SELL ITS ARMORGROUP SERVICES DIVISION.

     Armor has previously announced its intention to terminate operation of its ArmorGroup Services Division, or Services Division, which provides certain security and investigative services, and to sell the division. Armor may not be able to sell the Services Division at a commercially reasonable price, or at all. If Armor is unable to sell the Services Division in a timely manner, Armor will be required to continue to direct its management and financial resources to the operation of the Services Division, while continuing to seek potential buyers for this business. Armor's discontinued operations may continue to have a negative impact on its overall business, financial condition and operating results, and Armor may have to record further writedowns of the assets comprising such division. Armor's Services Division is classified as held for sale and is reported as discontinued operations. If Armor fails to sell its Services Division we may have to report it as part of our continuing operations.

  THE SERVICES PROVIDED BY THE ARMORGROUP SERVICES DIVISION ARE INHERENTLY RISKY, REQUIRE ARMOR TO REGULARLY LOCATE EMPLOYEES IN SITUATIONS WHERE THEY ARE SUBJECT TO RISK OF PERSONAL INJURY AND MAY SUBJECT ARMOR TO CLAIMS SEEKING SUBSTANTIAL DAMAGES.

     Armor provides security training services through its Services Division, which is currently being accounted for as discontinued operations. These services are most in demand in areas of the world encountering high levels of violence, unstable or chaotic political environments and little or no effective local law enforcement authorities. As a result, Armor's management and employees are often located, and provide services, in hostile and high risk environments characterized by political instability, emerging market conditions and/or significant natural resources such as Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, Armor operates in locations where murders, kidnappings, terrorism and attacks on facilities and installations are endemic. Any personal attacks on Armor's personnel could materially adversely effect its operations, particularly in the locations where such attacks occur and may subject Armor to material claims from its employees who are subject to physical harm or their beneficiaries. Additionally, Armor cannot be certain whether parties will bring lawsuits in the future alleging negligence or other theories of liability in the provision of security services and seeking substantial amounts in damages. Armor cannot assure you that its insurance coverage would be sufficient to cover the payment of any potential claim. In addition, Armor cannot assure you that this or any other insurance coverage will continue to be available or, if available, that Armor will be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on Armor's business, financial condition and results of operations. Even if Armor sells its Services Division, Armor may retain liability for claims made after the sale with respect to incidents that occur prior to the sale. Any such lawsuit, if successful, could have a material adverse effect on Armor's business, financial condition and results of operations.

RISKS RELATED TO OWNERSHIP OF ARMOR COMMON STOCK

  DELAWARE LAW MAY LIMIT POSSIBLE TAKEOVERS.

     Armor's certificate of incorporation makes it subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for Armor's shares and could, as a result, reduce the likelihood of an increase in Armor's stock price that would otherwise occur if a bidder sought to buy its stock.

  ARMOR'S CERTIFICATE OF INCORPORATION AUTHORIZES THE ISSUANCE OF SHARES OF BLANK CHECK PREFERRED STOCK.

     Armor's certificate of incorporation provides that its board of directors will be authorized to issue from time to time, without further stockholder approval, up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over Armor's common stock with respect to dividends and liquidation rights. Armor may issue additional preferred stock in ways which may delay, defer or prevent a change in control of it without further action by its stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of Armor's common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

  THE MARKET PRICE FOR ARMOR'S COMMON STOCK IS VOLATILE.

     The market price for Armor's common stock may be highly volatile. Armor believes that a variety of factors, including announcements by it or its competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of its common stock to fluctuate substantially. Additionally, due to Armor's relatively modest size, it winning or losing a large contract may have the effect of distorting Armor's overall financial results.

  ARMOR MAY ISSUE A SUBSTANTIAL AMOUNT OF ITS COMMON STOCK IN CONNECTION WITH FUTURE ACQUISITIONS AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT ITS STOCK PRICE.

     As part of Armor's acquisition strategy, it anticipates issuing additional shares of common stock as consideration for such acquisitions. To the extent that Armor is able to grow through acquisitions and issue its shares of common stock as consideration, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of Armor's common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock that may influence the price of its common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for Armor's common stock and result in a lower price than would otherwise be obtained.

  ARMOR STOCK PRICE MAY BE ADVERSELY AFFECTED WHEN ADDITIONAL SHARES ARE SOLD.

     If Armor's stockholders sell substantial amounts of its common stock in the public market, the market price of its common stock could fall. These sales might make it more difficult for Armor to sell equity or equity-related securities in the future at a time and price that it deems appropriate and may require Armor to issue greater amounts of its common stock to finance such acquisition. Additional shares sold to finance acquisitions may dilute Armor's earnings per share if the new operations' earnings are disappointing.

  ARMOR CURRENTLY DOES NOT INTEND TO PAY DIVIDENDS.

     Armor has never declared or paid cash dividends on its common stock and currently does not intend to pay any cash dividends on its common stock. Armor currently intends to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Armor's credit facility and indenture regarding its 8 1/4% Notes contain restrictions on its ability to pay dividends or make other distributions.

  ARMOR HAS A HIGH LEVEL OF DEBT.

     As of September 17, 2003, Armor's outstanding debt was approximately $154.0 million, of which $147.5 million represents Armor's 8 1/4% Notes. Armor is obligated to repay aggregate principal in the amount of $150 million on the 8 1/4% Notes upon maturity or acceleration thereof. Effective as of September 2, 2003, Armor completed a series of interest rate swaps on its 8 1/4% Notes. The interest rate swaps convert the 8 1/4% fixed coupon on the notes to a variable rate equal to six-month LIBOR, set in arrears, plus a spread ranging from 2.735% to 2.75%.

     Armor's high level of debt could have important consequences to you and to us. For example:

     o No payment of any kind may be made to Armor's common stockholders without first meeting its obligations under the 8 1/4% Notes;

     o Armor may become more vulnerable to general adverse economic and industry conditions and adverse changes in governmental regulations;

     o Armor may have to dedicate a substantial portion of its cash flow from operations to make payments on the 8 1/4% Notes, reducing the availability of cash flow to fund future capital expenditures, working capital, execution of Armor's growth strategy, research and development costs and other general corporate requirements;

     o Armor may have limited flexibility in planning for, or reacting to, changes in its business and its industry, which may place Armor at a competitive disadvantage compared with competitors that have less debt or more financial resources; and

     o Armor may have limited ability to borrow additional funds, even when necessary to maintain adequate liquidity.

     The terms of Armor's secured revolving credit facility and the indenture governing the 8 1/4% Notes will allow Armor to incur substantial amounts of additional debt, subject to certain limitations. Armor might incur additional debt for various reasons, including to pay for additional acquisitions that Armor may make and assuming debt of companies that it may acquire.

                             RISKS RELATED TO SIMULA

RISKS RELATED TO SIMULA'S INDUSTRY

  GOVERNMENT CONTRACTOR LAWS AND REGULATION AND LEGAL UNCERTAINTIES MAY DAMAGE SIMULA'S BUSINESS.

     As a contractor and subcontractor to the United States government, Simula is subject to various laws and regulations that are more restrictive than those applicable to non-government contractors. Sales of many of Simula's products are governed by rules favoring the government's contractual position. As a consequence, such contracts may be subject to protest or challenge by unsuccessful bidders or to termination, reduction or modification in the event of changes in government requirements, reductions of federal spending, or other factors. Simula's government-related revenue has resulted almost exclusively from firm, fixed-price contracts. Fixed-price contracts involve certain inherent risks to Simula, including underestimating costs, problems with new technologies, and economic and other changes that may occur over the contract period. The accuracy and appropriateness of certain costs and expenses used to substantiate direct and indirect costs of Simula for the United States government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, or the DCAA, an arm of the United States Department of Defense. The DCAA has the right to challenge Simula's cost estimates or allocations with respect to any such contract. If a DCAA audit establishes overcharges or discrepancies in costs or accounting, it can seek the repayment of such overcharges or seek other reconciliations. DCCA audits are routine in the defense contracting industry, and Simula has been subject to such audits from time to time.

  SIMULA FACES NEW AND ADDITIONAL RISKS IN INTERNATIONAL MARKETS AND IT MAY BE UNABLE TO SUCCESSFULLY EXECUTE ITS BUSINESS MODEL IN INTERNATIONAL MARKETS.

     One component of Simula's strategy is to expand its operations into selected international markets. Military procurement, for example, has traditionally had a large international base. Countries in which Simula is actively marketing include Germany, Canada, France, Italy, the United Kingdom, Norway, Japan, India, Korea and Australia. Simula, however, may be unable to execute its business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over Simula in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market. Simula expects to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international products and services. In pursuing Simula's international expansion strategy, it faces several additional risks, including:

     o foreign laws and regulations, which may vary country by country, that may impact how Simula conducts its business;

     o higher costs of doing business in foreign countries, including different employment laws;

     o potential adverse tax consequences if taxing authorities in different jurisdictions worldwide disagree with its interpretation of various tax laws or its determinations as to the income and expenses attributable to specific jurisdictions, which could result in Simula's paying additional taxes, interest and penalties;

     o technological differences that vary by marketplace, which Simula may not be able to support;

     o   longer payment cycles and foreign currency fluctuations;

     o   economic downturns; and

     o revenue growth outside of the United States may not continue at the same rate if it is determined that Simula has already launched its products and service in the most significant markets.

     One or more of these factors could adversely effect Simula's future international operations and, consequently, Simula's business, operating results and financial condition.

RISKS RELATED TO SIMULA'S BUSINESS

  SIMULA RELIES TO A GREAT EXTENT ON U.S. MILITARY BUSINESS.

     Simula's business relies to a great extent on relatively few major customers, although the mix of major customers has varied from year to year depending on the status of then current contracts. During fiscal 2002, on a pro forma basis adjusting to reflect Simula's sale of its automotive safety business, all branches of the United States military and its prime contractors represented substantially all of Simula's revenue. One of Simula's current customers, the United States Army, accounted for approximately 60% of Simula's revenue in 2001 and 2002 after adjusting to reflect Simula's later sale of its automotive safety business. Although Simula has long-established relationships with a number of its customers, Simula does not have long-term supply contracts with any customers. Simula's customers also generally do not commit to long-term production schedules and, as a result, customer orders generally can be canceled and volume levels changed or delayed. The timely replacement of canceled, delayed, or reduced orders cannot be assured. The loss or reduction in sales to a major customer may have a more material adverse effect on Simula's operations and financial condition than would be the case if Simula's revenue were less concentrated by customer.

     Simula believes that the United States Army and other branches of the United States armed forces as well as prime defense contractors, to which Simula has supplied products for approximately 25 years, will continue to be major customers. Reliance upon defense contracts involves certain inherent risks, including dependence on Congressional appropriations and the department of defense budget, changes in governmental policies that reflect military and political developments, shifts in the political climate affecting military procurement plans and other factors characteristic of the defense industry.


  SIMULA'S EXECUTIVE OFFICERS AND CERTAIN OTHER KEY PERSONNEL ARE CRITICAL TO ITS BUSINESS, AND THESE KEY PERSONNEL MAY NOT REMAIN WITH SIMULA IN THE FUTURE.

     Simula's future success depends upon the continued service of its executive officers and other key technology personnel. None of Simula's key employees are bound by an employment agreement for any specific term other than Bradley P. Forst, President and Chief Executive Officer of Simula, and Joseph W. Coltman, Executive Vice President of Simula; provided, however, each may terminate his employment with Simula for any reason or no reason upon 120 days prior written notice to Simula of his intent to terminate. If Simula loses the services of one or more of its key employees, or if one or more of its key employees decides to join a competitor or otherwise compete directly or indirectly with Simula, this could have a material adverse effect on Simula's business, operating results and financial condition. The announcement of Simula's acquisition by Armor may cause some of Simula's key employees to discontinue employment with Simula, or some of Simula's key employees may discontinue employment with Simula subsequent to the close of the acquisition.

  SIMULA MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS UPON WHICH ITS BUSINESS RELIES.

     Simula relies in large part on patent, trade secret and copyright laws to protect its intellectual property. There can be no assurance that any patent owned by Simula will not be invalidated or challenged, that the rights granted thereunder will provide competitive advantages to Simula, or that any of Simula's pending or future patent applications will be issued with the scope of the claims sought by Simula, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to Simula's technology, duplicate Simula's technology, or design around the patents owned by Simula. In addition, effective patent and other intellectual property protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by Simula will prevent misappropriation of its technology. Litigation may be necessary in the future to enforce Simula's patents and other intellectual property rights, to protect Simula's trade secrets, and to determine the validity and scope of the proprietary rights of others. Similarly, there can be no assurance that Simula's technologies will not be subject to claims that they infringe the rights of others, which would require Simula to defend such claims. Patent and trade secret litigation could result in substantial costs and diversion of resources, which could harm Simula's operating results and financial condition.

  TECHNOLOGICAL ADVANCES, THE INTRODUCTION OF NEW PRODUCTS, AND NEW DESIGN AND MANUFACTURING TECHNIQUES COULD ADVERSELY AFFECT SIMULA'S OPERATIONS UNLESS SIMULA IS ABLE TO ADAPT TO THE RESULTING CHANGE IN CONDITIONS.

     Simula's future success and competitive position depend to a significant extent upon its proprietary technology. Simula must make significant investments to continue to develop and refine its technologies. Simula will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Simula's future operating results will depend to a significant extent on its ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost and performance with the design and manufacturing capabilities of aircraft suppliers. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers' end products. Because of the complexity of Simula's products, Simula may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If Simula were unable to design and manufacture solutions for new products of its customers on a timely and cost-effective basis, its future operating results would be adversely affected.

  COMPETITION COULD DECREASE SIMULA'S REVENUES.

     The government and defense markets served by Simula are intensely competitive. Competition relates primarily to technical know-how, cost, marketing efforts and the award of contracts for the development of proposed products. Contracts for supply of products primarily tend to follow the development contracts because of the extensive investment necessary to develop and qualify new products. Many of Simula's competitors have greater marketing capabilities and financial and other resources than we do that may, among other things, allow them to secure strategic alliances with some or all of our customers, prime contractors, or original equipment manufacturers (OEMs) or to develop other high profile strategic relationships, potentially affecting the success of our marketing programs. Simula may be required to reduce prices or increase spending in response to competition to pursue new market opportunities or to invest in additional research and development efforts. As a result, Simula's revenue may decrease. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not harm our business or financial condition.

  SIMULA IS DEPENDENT ON INDUSTRY RELATIONSHIPS.

     A number of Simula's products are components in its customers' final products. Accordingly, to gain market acceptance, Simula must demonstrate that its products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that Simula's products will be able to achieve any of these advantages for the products of its customers. Furthermore, even if Simula is able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate Simula's products into their final products, or if they do, that Simula's products will be able to meet such customers' manufacturing requirements. Additionally, there can be no assurance that Simula's relationships with its manufacturer customers will ultimately lead to volume orders for Simula's products. The failure of manufacturers to incorporate Simula's products into their final products would adversely effect Simula's business, results of operations and financial condition.

RISKS RELATED TO OWNERSHIP OF SIMULA COMMON STOCK

  SIMULA'S HIGH LEVERAGE, FIXED COSTS AND THE FINANCIAL AND OTHER COVENANTS IN ITS DEBT INSTRUMENTS MAY LIMIT SIMULA'S ABILITY TO FUND GENERAL CORPORATE REQUIREMENTS, LIMIT ITS FLEXIBILITY IN RESPONDING TO COMPETITIVE DEVELOPMENTS, LIMIT ITS ABILITY TO REFINANCE ITS DEBT AND INCREASE ITS VULNERABILITY TO ADVERSE ECONOMIC AND INDUSTRY CONDITIONS.

     Simula has significant indebtedness with near term maturities. In addition, Simula has incurred significant capitalized and operating lease obligations in connection with the financing of its business. As a result of Simula's high leverage:

     o Simula has only a limited ability to obtain additional financing, if needed. Simula's existing debt is secured by a substantial portion of its assets, leaving Simula with limited assets to use to obtain additional financing. In addition, the terms of Simula's Revolving Line of Credit with The CIT Group/Business Credit, Inc., or the CIT Debt, and Senior Secured Note with Allied Capital Corporation, or the Allied Debt, restrict Simula's ability to incur additional indebtedness or issue equity unless Simula uses the proceeds of those transactions to pay down the CIT Debt or the Allied Debt.

     o Simula's ability to fund general corporate requirements, including capital expenditures, may be impaired. Simula has substantial obligations to pay principal and interest on its debt and other recurring fixed costs. As such, Simula may have to use its working capital to fund such repayments of indebtedness instead of to fund general corporate requirements.

     o Simula's ability to respond to competitive developments and adverse economic conditions may be limited. Without the ability to obtain additional financing and with substantial fixed costs, Simula may not be able to fund the capital expenditures required to keep Simula competitive or to withstand prolonged adverse economic conditions.

     o Simula's potential lenders and/or investors may perceive Simula as a credit risk, which may limit Simula's ability to obtain, and could increase the cost of, capital.

     Moreover, Simula's flexibility is limited because many of the agreements governing its indebtedness contain negative covenants that restrict Simula's ability to take certain actions as well as financial covenants that require Simula to meet certain financial tests. A breach of these covenants or a failure to make any required payments under its indebtedness could result in the acceleration of a substantial portion of Simula's indebtedness.

  SIMULA'S QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE OF MANY FACTORS.

      Simula believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance. Simula's operating results have varied widely in the past, and Simula expects that they will continue to vary widely from quarter-to-quarter due to variability in a number of factors, including:

     o   the level and makeup of military expenditures;

     o market acceptance and demand of both Simula's and its customers' products;

     o   success in building strategic alliances with large prime contractors;

     o the level of orders which are received and can be shipped and invoiced in a quarter;

     o   customer order patterns and seasonality;

     o   levels of accounts receivable;

     o   changes in product mix;

     o   product performance and reliability;

     o   product obsolescence;

     o   availability and utilization of manufacturing capacity;

     o   fluctuations in manufacturing yield;

     o the availability and cost of raw materials, equipment and other supplies;

     o the cyclical nature of the industries and markets addressed by Simula's products;

     o Simula's ability to design and introduce new products on a timely basis;

     o   technological changes;

     o   competition and competitive pressures on pricing; and

     o economic conditions in the United States and worldwide markets served by Simula.

  SIMULA'S STOCK HAS BEEN VOLATILE AND MAY CONTINUE TO BE VOLATILE IN THE FUTURE, WHICH MAY LIMIT ITS OPERATING FLEXIBILITY.

     Historically, Simula's stock price has been extremely volatile and Simula cannot make assurances that the price of its common stock will not decline or be extremely volatile in the future. It is likely that, in some future quarter, Simula's operating results may be below historical levels and/or the expectations of public market analysts and investors and, as a result of these or other factors, the price of its common stock may fall and/or significantly fluctuate.

     Since Simula's initial public offering in April 1992, the per share trading price of its common stock has ranged from an intra-day high of $34.88 on September 28, 1995 to an intra-day low of $1.05 on December 24, 2002. Simula's stock price may change due to a variety of factors, including those described above in the risk factor entitled "Simula's Quarterly Financial Results Are Subject to Significant Fluctuations Because of Many Factors." In addition, short-term changes in Simula's stock price may have little relationship to its financial results. If Simula's stock price is low, it may limit Simula's ability to raise capital or pursue strategic opportunities, such as acquisitions. In addition, it may reduce the incentive value of Simula's stock options and harm employee morale.

  SIMULA'S CHARTER DOCUMENTS AND CHANGE OF CONTROL SEVERANCE AGREEMENTS WITH ITS MANAGEMENT MAY MAKE IT MORE DIFFICULT TO ACQUIRE SIMULA.

     Provisions of Simula's certificate of incorporation and bylaws could make it more difficult for a third party to acquire Simula, even if doing so would be beneficial to Simula's shareholders. For example, Simula's board of directors is divided into three classes, with one class being elected each year by its shareholders, which generally makes it more difficult for shareholders to replace a majority of directors and obtain control of Simula's board. In addition, only Simula's board of directors and the president may call shareholder meetings. Advance notice is required prior to shareholder proposals. Further, Simula has authorized preferred stock that is undesignated, making it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Simula. Simula also has opted into Articles 2 and 3 of the Arizona Takeover Act, Arizona Revised Statutes, Section 10-2701 et. seq., which could make it more difficult for a third party to acquire Simula

     Simula has entered into change of control severance and/or retention agreements with members of its senior management and certain other key employees. These agreements provide for certain benefits to these persons if they are terminated other than for cause following an acquisition of Simula. These agreements could make Simula less attractive to a third party who may want to acquire it, because they will make any replacement of management and other key employees more expensive. For a description of these agreements, please see the section entitled "The Merger--Interests of Simula Directors and Officers in the Merger" beginning on page 58 of this proxy statement/prospectus.

  SIMULA MAY NEED ADDITIONAL CAPITAL, WHICH COULD DILUTE THE OWNERSHIP INTEREST OF INVESTORS.

     Simula requires substantial working capital to fund its business. In addition, Simula's new business initiatives will require significant capital outlays relating to, among other things, research and development related to new product offerings. If Simula raises additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of its common stock, and Simula's shareholders may experience additional dilution. Simula cannot be certain that additional financing will be available to it on favorable terms when required, or at all. However, Simula may choose to raise additional funds in the future.

                   THE SPECIAL MEETING OF SIMULA SHAREHOLDERS

     This proxy statement/prospectus is being delivered to you as a Simula shareholder to provide you with important information regarding the proposed merger in connection with the solicitation of proxies by Simula's board of directors for use at the special meeting of its shareholders and at any adjournment or postponement thereof.

DATE, TIME AND PLACE


     Simula will hold a special meeting of its shareholders on___________, 2003, at 9:00 a.m., local time, at Simula's corporate offices, 7822 South 46th Street, Phoenix, Arizona 85044.


MATTER FOR CONSIDERATION

     At the special meeting, Simula shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger. Simula shareholders also will consider and vote upon any other business that may properly come before the special meeting or any adjournment or postponement thereof. Simula currently does not contemplate that any other matters will be considered at the special meeting.

BOARD OF DIRECTORS' RECOMMENDATION

     After careful consideration, the Simula board of directors has unanimously approved the merger agreement and the merger. The Simula board of directors believes that the merger is advisable and fair to, and in the best interests of, Simula and its shareholders. The Simula board of directors unanimously recommends that the Simula shareholders vote "FOR" the proposal to approve and adopt the merger agreement and to approve the merger.

RECORD DATE; VOTING RIGHTS; SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS


     The record date for determining the Simula shareholders entitled to vote at the special meeting is October 17, 2003. Only holders of record of Simula common stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were 13,153,546 shares of Simula common stock issued and outstanding, held by approximately 4,800 shareholders of record. This number includes brokers, banks and other nominees who hold shares for other shareholders. Each share of Simula common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

     As of the record date, the directors and executive officers of Simula and their respective affiliates owned 105,011 outstanding shares, or approximately 1% of the total outstanding shares, of Simula common stock.

     Upon the effective time of the merger, assuming that Armor issues 2,229,754 shares of its common stock to Simula shareholders and based upon 34,198,044 shares of Armor common stock issued and outstanding as of October 10, 2003, the directors and executive officers of Armor and their respective affiliates may be deemed to be the beneficial owners of shares of Armor common stock representing approximately 10.13% of the outstanding voting power of Armor in the aggregate.



QUORUM; REQUIRED VOTE

     In order to conduct business at the special meeting, a quorum must be present. The holders of a majority of the common stock outstanding on the record date for the meeting present in person or represented by proxy at the special meeting constitute a quorum under Simula's bylaws. Simula will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum.

     The affirmative vote of a majority of the shares of Simula common stock outstanding on the record date in favor of the proposal to approve and adopt the merger agreement and to approve the merger is required in order for the proposal to pass. The inspector of elections appointed for the special meeting will tabulate the votes.

ADJOURNMENT AND POSTPONEMENT

     If a quorum is not present or represented at a meeting, Simula's bylaws permit a majority of the shareholders entitled to vote at the special meeting, present in proxy or represented by proxy, to adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. If sufficient votes to constitute a quorum or to approve and adopt the merger agreement and to approve the merger are not received by the date of the special meeting, we anticipate that the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies and would generally exercise their authority to vote in favor of adjournment. However, proxies voting against the merger will not be used to vote for adjournment of the meeting in order to continue to solicit votes to approve the merger.

VOTING OF PROXIES

     The Simula proxy accompanying this proxy statement/prospectus is solicited on behalf of the Simula board of directors for use at the special meeting.

     GENERAL

     Shares represented by properly executed proxies or properly voted by the Internet received in time for the special meeting will be voted at the special meeting in accordance with the instructions indicated on such proxies. Proxies that are properly signed and dated but which do not contain voting instructions will be voted "FOR" the proposal to approve and adopt the merger agreement and to approve the merger. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

     ABSTENTIONS

     Simula will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of a majority of the outstanding shares of Simula common stock is required to approve and adopt the merger agreement and to approve the merger, if you mark your proxy "ABSTAIN," it will have the effect of a vote against the proposal to approve and adopt the merger agreement and to approve the merger.

     BROKER NON-VOTES

     If your shares are held by a broker, bank or other nominee (commonly known as "in street name"), your broker or other nominee will vote your shares for you only if you provide instructions to your broker or other nominee on how to vote your shares. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. Your broker or other nominee cannot vote shares of Simula common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Simula common stock is required to approve and adopt the merger agreement and to approve the merger, if you do not instruct your broker or other nominee how to vote, it will have the effect of a vote against the proposal to approve and adopt the merger agreement and to approve the merger. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or the Internet. Please review the voting instruction card provided with this proxy statement/prospectus or contact your bank or brokerage firm for information.

     VOTING SHARES IN PERSON THAT ARE HELD IN STREET NAME

     If your shares are held in street name and you wish to vote those shares in person at the special meeting, you must obtain from your broker or other nominee holding your Simula common stock a properly executed legal proxy identifying you as a Simula shareholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

HOW TO REVOKE A PROXY

     If you submit a proxy, you may revoke it at any time before it is voted by:

     o delivering to the Corporate Secretary of Simula a written notice, dated later than the proxy that you wish to revoke, stating that the proxy is revoked;

     o submitting to the Corporate Secretary of Simula a new, signed proxy with a date later than the proxy you wish to revoke; or

     o   re-voting electronically via the Internet; or

     o   attending the special meeting and voting in person.

     Notices to the Corporate Secretary of Simula should be addressed to Mari I. Valenzuela, Corporate Secretary, Simula, Inc., 7822 South 46th Street, Phoenix, Arizona 85044.

     If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed "legal proxy" from the broker or other nominee to revoke your prior instructions and vote in person at the meeting. Please check with your broker or other nominee for instructions on how to revoke such a proxy.

SOLICITATION OF PROXIES AND EXPENSES

     Simula will pay its own costs of soliciting proxies for the special meeting. Certain directors, officers and employees of Simula may solicit proxies, without additional compensation, by telephone, facsimile, electronic mail, telegraph and in person. Simula expects that the expenses of this special solicitation will be nominal. Following the mailing of this proxy statement/prospectus, Simula will request brokers, custodians, nominees and other record holders to forward copies of this proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Simula, upon the request of the record holder, will reimburse such holder for their reasonable expenses. A solicitor has been retained by Simula to assist in soliciting proxies using the means described above and will receive fees of approximately $30,000.00 plus customary fees for services requested by Simula to be performed, in addition to reimbursement of out-of-pocket expenses.

                                   THE MERGER

     The discussion below sets forth the material information concerning the merger and the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated herein by this reference. All shareholders are urged to read the merger agreement in its entirety.

OVERVIEW

     This proxy statement/prospectus is being furnished to Simula shareholders in connection with the solicitation of proxies for use at the Simula special meeting.

     At the Simula special meeting, holders of Simula common stock will be asked to vote on the merger proposal, including the approval and adoption of the merger agreement and approval of the merger.

     The merger will not be completed unless the Simula shareholders approve the merger proposal, which includes the approval and adoption of the merger agreement and approval of the merger.


     The merger agreement provides that AHI Bulletproof, a wholly-owned subsidiary of Armor, will be merged with and into Simula. Simula will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Armor. In the merger, all the shares of Simula common stock outstanding as of the effective time of the merger shall be exchanged for cash and/or shares of Armor common stock. See the section of this proxy statement/prospectus entitled "The Merger Agreement--Merger Consideration" beginning on page 65.


BACKGROUND OF THE MERGER

     In reading the following summary, please consider that where enterprise values are provided in connection with indications of interest, offers and bids, each such value is based on a number of different underlying assumptions made by the potential acquirer, including, but not limited to, assumptions regarding debt repayment by Simula and conversions of debt securities to equity securities, the number of outstanding shares of Simula common stock and exercisable Simula stock options and absorption of transaction expenses and costs. Due to the variance in these underlying assumptions, the stated enterprise value for the respective indications of interest, offers and bids may not be directly comparable to one another.

     On October 18, 2002, Simula's board of directors convened a meeting at which Simula's President and Chief Executive Officer, Bradley P. Forst, outlined a strategy and recommended refinancing, sale or series of sales of assets, or merger of Simula. The board of directors authorized Mr. Forst to interview investment bankers, select a banker and enter into an engagement letter for the purpose of reviewing strategic alternatives available to Simula.


     On December 2, 2002, Simula entered into a joint engagement agreement with Relational Advisors LLC (formerly Batchelder & Partners, Inc.), to explore sale and merger opportunities and with Libra Securities, LLC, to explore refinancing and restructuring alternatives. Pursuant to such agreement, Simula agreed to pay Libra Securities $800,000 in the event a transaction is completed, subject to certain terms and conditions. Simula also agreed to reimburse Libra Securities for reasonable expenses and to indemnify Libra Securities and related parties against certain liabilities, including liabilities under federal securities laws, arising out of its engagement. For the terms of Relational Advisors engagement please see the section entitled "--Opinion of Simula's Financial Advisor" beginning on page 52 of this proxy statement/prospectus.

     On December 12, 2002, Simula held a board of directors meeting. Relational Advisors gave a presentation discussing market overview, company update, strategic alternatives, mergers and acquisition valuation and merger and acquisitions timeline. On December 16, 2002, Simula publicly announced in a press release that it had hired Relational Advisors and Libra Securities to review strategic alternatives.

     Between January 13, 2003 and January 19, 2003, Relational Advisors sent informational packages to approximately 350 identified potential buyers. Information packages included a letter, an executive summary and a standard confidentiality agreement.

     On January 14, 2003, Relational Advisors spoke with a representative of Wachovia Securities, which was informally representing Armor. Wachovia Securities asked that it and Armor be sent information packages, which were furnished to them.

     On January 24, 2003, Relational Advisors representatives met with representatives of Armor to discuss a possible acquisition of Simula by Armor. On January 28, 2003, Armor executed a confidentiality agreement with Simula.

     Between February 6, 2003 and February 10, 2003, Relational Advisors sent a Confidential Information Memorandum regarding Simula and its business to prospective buyers who had executed confidentiality agreements, including Armor.

     On February 11, 2003, Relational Advisors sent out a bid procedure letter to all parties who executed confidentiality agreements. The letter described the bid procedures and timing for the Simula process. The letter requested preliminary indications of interest by February 27, 2003.

     On February 12 and 13, 2003, the Simula board of directors held its quarterly meeting. Outside participants included representatives of Simula's outside legal counsel, Libra Securities and Relational Advisors. The focus of the meeting was a review of Simula's 2002 financial results and a report to the board of directors respecting the strategic alternatives. More than forty parties had expressed interest in Simula's sale process and had executed confidentiality agreements. Relational Advisors reported that Simula's Confidential Information Memorandum describing the business had been distributed to each interested party. The board of directors and its advisors engaged in a discussion regarding the merger or sale process, refinancing options and timeline. The board of directors discussed selling Simula's automotive safety business separately, for which potential sale investment bankers R. W. Baird & Co. had been engaged in the 2002 fiscal year. Management stated that other asset sales were unlikely to meaningfully deleverage Simula, and the board of directors authorized management to continue to negotiate a sale of the automotive safety business assets. The board of directors further discussed sale and refinancing strategies and expressed support for continuing the simultaneous approach to selling or refinancing Simula or its various components.

     Between February 25, 2003 and April 2, 2003, Simula received a number of preliminary offers or indications of interest from potential transaction candidates. The proposed transactions included, variously, the purchase of (i) specified assets, (ii) various lines of Simula's business or all of Simula's businesses, (iii) equity securities and refinancing of Simula's indebtedness, or
(iv) all of Simula's outstanding common stock, and included a preliminary indication of interest from Armor to purchase Simula's aerospace and defense and technology and licensing businesses through an asset sale.

     Between March 1 and April 11, 2003, numerous potential acquirers and their respective representatives participated in management presentations in Phoenix, Arizona and visited Simula's facilities.

     On March 6, 2003, the Simula board of directors met by telephone conference call, with counsel, Libra Securities and Relational Advisors also participating. Mr. Forst reported to the board of directors that negotiations to sell the Simula automotive safety business had ended, largely due to disagreement between the parties over significant terms such as pricing, indemnification and escrow. Mr. Forst reported that management would continue to pursue selling the automotive safety business separately, as well as incorporating it into the ongoing company-wide sale strategy.

     Relational Advisors reported that it had received indications of interest in Simula's business from both strategic and financial parties. Relational Advisors noted that Simula had received 11 preliminary proposals and expected to receive four more proposals from strategic parties during the next week. Relational Advisors informed the Simula board of directors that the strategic and financial parties had been scheduled to attend management presentations within the next thirty days. The directors inquired whether any parties had expressed an interest in the automotive safety business as a separate transaction. Relational Advisors confirmed that one party had done so, and that management would review that opportunity. Relational Advisors also noted that most potential transaction parties' opinion of the value of the automotive safety business was "neutral to negative." Libra Securities discussed the status of the refinancing process, including instances in which financial partners may be interested in an equity infusion and refinancing option. Libra Securities confirmed that some of the financial bidders (involved in the sale process) had expressed an interest in this option. The board of directors confirmed its support for the process being undertaken by Simula's management and financial advisors.

     On March 6, 2003, Simula received a preliminary bid from Armor for $80 million.

     On March 11, 2003, Relational Advisors informed Armor that its proposal was inadequate to continue Armor in the process.

     On March 13, 2003, Relational Advisors received a revised preliminary indication of interest from Armor to purchase all of the outstanding capital stock of Simula for $90 to $95 million.

     On March 24, 2003, Armor executed an engagement letter with Wachovia Securities to provide advisory services in connection with a possible acquisition of Simula. The Armor board of directors retained Wachovia to act as the non-exclusive financial advisor to Armor and its board of directors in connection with the merger. Wachovia was retained based upon its experience and expertise in transactions similar to the merger and its reputation in the investment community. Wachovia is a nationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of acquisitions, dispositions, business combinations, private placements, and for corporate and other purposes. Wachovia was not retained for the purposes of providing, nor did it provide, Armor's board of directors with a fairness opinion in connection with a possible acquisition of Simula.

     On April 2 and April 3, 2003, Armor and its representatives participated in management presentations in Phoenix, Arizona and visited Simula's facilities.

     On April 11, 2003, Armor informed Simula that, due to management and other internal changes and initiatives not related to Simula, Armor had decided to withdraw its bid and not to continue in the process.

     Between May 1, 2003 and May 22, 2003, Simula received bid proposals from seven potential transaction candidates. The proposed transactions included, variously, the purchase of (i) specified assets, (ii) various lines of Simula's business or all of Simula's businesses, (iii) refinancing of Simula's indebtedness, or (iv) all of Simula's outstanding common stock. Armor did not submit a bid during this time period.

     Between May 2, 2003 and July 17, 2003, Simula and its advisors negotiated a draft letter of intent with one of the seven bidders noted above. The bidder submitted an offer to purchase the entire business, subject to full due diligence, financing contingencies and completion of market analysis by a consulting firm. No letter of intent was executed.

     On May 5, 2003, the Simula board of directors met by telephone conference call. Outside participants included counsel, Libra Securities and Relational Advisors. At the meeting, Mr. Forst updated the board of directors about the status of Simula's automotive safety business. He noted that Simula was continuing to negotiate the potential sale of Simula's automotive safety business separate from, and in conjunction with, the sale or merger of the entire company. With regard to the potential sale or merger of Simula, Relational Advisors informed the board of directors that all bids for Simula were typically tied, directly or indirectly, to its earnings before interest, taxes, depreciation and amortization, or EBITDA, and maintaining an expected level of EBITDA through consummation of the proposed transaction. Relational Advisors explained that Simula's first and second quarter financial results may present some risk to maintaining the bids that had been submitted by various parties.

     Next, Relational Advisors summarized the status of the sale process and reported that 10 bidders had participated in management presentations, and Simula had received final bids from seven parties not including Armor. Of these bids, some bids were conforming cash offers for the entire business, some bids involved infusions of equity, and one bid related solely to Simula's aerospace and defense business' personnel safety systems business unit. Relational Advisors outlined the preliminary terms of each of the bids in detail and explained that the bids were subject to confirmatory due diligence and financing. Relational Advisors informed the board of directors that several parties that had initially expressed an interest in the sale process had not yet submitted bids, and that the advisor would follow up with each of these parties.

     On May 13, 2003, the Simula board of directors met by telephone conference call, with counsel, Libra Securities and Relational Advisors participating. Relational Advisors reported that bidders would be asked to confirm the terms of their bid after reviewing Simula's financial results for the first calendar quarter of 2003 and forecasts for fiscal year 2003. Mr. Forst confirmed that Simula continued to negotiate terms of sale of the automotive safety business with the potential purchaser who was engaged in due diligence with customers. Relational Advisors reported to the board of directors about the status of each bidder's offer and the next steps involved in the sale process, and advised Simula to continue negotiating with the top bidders without agreeing to an exclusivity arrangement.

     On May 21, 2003, the Simula board of directors met by telephone conference call, with counsel, Libra Securities and Relational Advisors participating. Mr. Forst gave an overview of first quarter financial results and updated the board of directors regarding status of sale of the automotive safety business. Mr. Forst reported that Simula was actively negotiating the final terms of the sale of the automotive safety business. A discussion regarding the potential positive impact of this asset sale on the overall sale or merger transaction followed.

     On May 28, 2003, representatives from a new potential bidder participated in a management presentation in Phoenix, Arizona. On May 30, 2003, Relational Advisors received a preliminary offer from another potential bidder, proposing a "private investment in public equity", or PIPE transaction, with Simula. The offer was subject to completion of due diligence and receipt of financing commitments.

     On May 30, 2003, Mr. Forst of Simula called Mr. Robert Schiller of Armor to inquire as to Armor's interest in a transaction in light of a possible sale of Simula's automotive safety business. Mr. Forst and Mr. Schiller discussed the respective status of their companies, strategic fit, timing and valuation issues. Mr. Schiller subsequently informed Mr. Forst that Armor was willing to reopen its consideration of a transaction involving Simula.

     On June 2, 2003, the Simula board of directors met by telephone conference call, with counsel, Libra Securities and Relational Advisors participating. Mr. Forst reported that the financial results for April were consistent with Simula's projections. Next, Mr. Forst described the final details of the planned sale of the automotive safety business. Relational Advisors reported to the board of directors concerning the status of the sale or merger process, noting that there were two leading bidders actively involved in the process. Relational Advisors additionally reported that one financial bidder had significantly reduced its initial offer. Relational Advisors reported that one strategic bidder had changed the terms of its offer to an infusion of capital because of its inability to obtain financing.

     A lengthy discussion followed regarding Simula's alternatives including, but not limited to, contacting several strategic bidders who had initially expressed an interest in the aerospace and defense business only and had declined to bid on the business as a whole. Mr. Forst described the potential candidates to be recontacted. The directors reviewed the strategic alternatives that would be expected to provide the best return for Simula's shareholders, in order of preference: (1) sale or merger of Simula to a strategic buyer, (2) sale or merger of Simula to a financial buyer, (3) refinance Simula debt, or (4) restructure Simula with existing debt holders.

     On June 3, 2003, Simula signed a non-binding letter of intent with a potential acquirer under which Simula would issue a convertible preferred debt instrument. This letter of intent did not grant exclusivity to the other party, was subject to completion of due diligence and receipt of financing commitments and terminated on June 30, 2003, unless defined milestones toward a definitive transaction were met.

     On June 6, 2003, Armor held a conference call with Wachovia in which Wachovia provided a preliminary financial update on Simula, pro forma for the possible sale of the Simula automobile safety business. During the balance of the month of June, Armor resumed discussions with Simula to perform preliminary financial and business due diligence.

     On June 10, 2003, the Simula board of directors met in Tempe, Arizona, with counsel, Libra Securities and Relational Advisors also present. Robert W. Baird & Co., a nationally recognized investment banking and financial advisory firm which had been engaged to advise Simula in connection with a potential sale of the automotive safety business, participated by telephone conference call during a portion of the meeting.

     Relational Advisors gave an overview of the sale process and described the parties currently participating in the sale process, their perspectives about Simula's financial projections, and their valuations. Next, Relational Advisors reported that, after an initial expression of interest, certain strategic parties were unable to finance a transaction. As a result, these parties changed their initial conforming offers to non-conforming offers involving a PIPE transaction.

     In light of a likely sale of Simula's automotive safety business, Mr. Forst reported that he had contacted two strategic parties (including Armor) that had initially expressed an interest in the aerospace and defense business exclusively. Mr. Forst confirmed that both strategic parties expressed a renewed interest in the sales process.

     Relational Advisors summarized the options available to the Simula board of directors, including continuing discussions with strategic and financial parties (in the context of the pending sale of Simula's automotive safety business); pursuing refinancings involving an equity infusion; preparing for out-of-court restructuring; or preparing for Chapter 11 reorganization. A discussion regarding each option and the preservation of shareholder value followed. Relational Advisors recommended that Simula continue to pursue the first and second options simultaneously, and grant exclusivity to a party that produces a firm, favorable offer supported by a demonstrable ability to finance a transaction. After discussions, the board of directors confirmed that Simula should execute the strategies recommended by the bankers. Baird reported on terms of the pending sale of Simula's automotive safety business and its role in the sale process and its valuation analysis. Baird confirmed that it would issue a fairness opinion in support of the sale transaction.

     On June 12, 2003, a new bidder attended a Simula management presentation in Phoenix, Arizona.

     On June 16, 2003, Simula publicly announced the signing of an agreement for the sale of the assets of its automotive safety business.

     On June 30, 2003, the party to the June 3, 2003 letter of intent missed a milestone and the letter of intent expired. The bidder informed Simula that due to the sale of Simula's automotive safety business, the bidder needed more time to arrange financing.

     On July 2, 2003, Armor held a telephone conference call with Wachovia in which Wachovia provided a updated financial review of Simula, pro forma for the sale of the automobile safety business, reflecting the preliminary due diligence executed during the month of June.

     On July 3, 2003, an existing bidder submitted a revised increased offer to purchase Simula's aerospace and defense and polymer businesses.

     On July 7, 2003, Mr. Forst met with representatives of Armor and discussed potential structures of transactions involving Armor and Simula.

     On July 8, 2003, Simula delivered a condensed management presentation to Armor and provided a facility tour of the aerospace and defense business. Armor discussed a preliminary total enterprise value offer of $85 million for the aerospace and defense and technology and licensing businesses, subject to completion of due diligence. The indicated consideration consisted of repayment of Simula's outstanding debt and payment of transaction fees as well as issuing to Simula's shareholders warrants to purchase Armor stock.

     On July 9, 2003, Simula received an updated bid from an existing bidder offering a total enterprise value of approximately $85.5 million for Simula's aerospace and defense business only. The offer was subject to completion of due diligence and receipt of financing commitments.

     On July 11, 2003, Relational Advisors received an updated offer from an existing bidder for a convertible debenture offering by Simula under Rule 144A. The offer was subject to completion of due diligence and receipt of financing commitments to fund the purchase of the debentures.

     On July 14, 2003, Armor delivered to Simula a term sheet offering an enterprise value of $85 million for Simula's business, excluding the polymer business. The offer was subject to completion of due diligence.

     On July 14, 2003, Relational Advisors received an updated term sheet from another bidder for a $22 million equity infusion in Simula with refinancing of the remaining (debt) portion of Simula's capital structure. The offer was subject to completion of due diligence and receipt of financing commitments.

     On July 15, 2003, the Simula board of directors met by telephone conference call, with counsel, Libra Securities and Relational Advisors participating. Relational Advisors reported that, as a result of its six-month process, Simula had received five final proposals. Relational Advisors informed the board of directors that two strategic bidders and two financial bidders were interested in a sale transaction, while one bidder was interested in an equity infusion and refinancing. Relational Advisors noted that Armor had re-emerged in light of the sale of Simula's automotive safety business. Relational Advisors reviewed the details of each proposal and the bidder's ability to finance a transaction, and the likely impact of each offer on shareholder value.

     On July 16, 2003, Armor sent a letter modifying its July 14, 2003 bid. The revised bid was for Simula's entire business, including the polymer business, at an enterprise value of $90 million subject to completion of due diligence.

     On July 16, 2003, Simula received a revised increased offer from a bidder.

     On July 17, 2003, representatives of Simula and Armor spoke by telephone regarding Armor's current offer.

     On July 18, 2003, Simula informed Armor that its bid was inadequate and that Simula would proceed with another bidder.

     On July 18, 2003 through July 20, 2003, Relational Advisors and an existing bidder negotiated an exclusivity agreement which was not executed.

     On July 18, 2003, Relational Advisors received an updated bid from Armor for a total enterprise value of $100 million for Simula's entire business, including the polymer business, subject to completion of due diligence.

     On July 18, 2003, Simula informed three bidders that their respective bids were inadequate, and two bidders continued in the process.

     On July 19, 2003, Simula received a draft letter of intent from Armor offering a total enterprise value of $100 million, subject to the completion of due diligence, the sale of Simula's automobile safety business and approval from Armor's board of directors.

     On July 20, 2003, Armor, Simula and Relational Advisors had a telephone conference call to discuss the draft letter of intent.

     On July 21, 2003, Relational Advisors informed the other remaining potential bidder that Simula had received a bid from Armor that was superior and that Simula's board of directors would meet on July 22, 2003 to discuss its next steps. Relational Advisors asked, and the bidder agreed, to submit a "best and final" offer prior to the board of directors meeting.

     On July 21, 2003, Mr. Schiller of Armor spoke with three members of Simula's board of directors (Messrs. Henry, Emerson and Withers), Relational Advisors and Simula management regarding Armor's proposal.

     Beginning July 21 2003, through telephone conference calls, Armor and its counsel held negotiation discussions regarding a letter of intent with Simula and its counsel.

     On July 22, 2003, the Simula board of directors met by telephone conference call, with counsel, Libra Securities and Relational Advisors participating. Relational Advisors reported on developments since the last board of directors meeting (July 15, 2003) and discussed the current bids offered by the two final bidders (including Armor), the relevant terms and conditions of their offers, and advantages and disadvantages of each of the proposed transactions.

     The board of directors discussed criteria for exercising their business judgment about selection of a buyer. The board of directors agreed that the primary consideration would be valuation and price to shareholders, but equally as important would be removing the risks of the transaction by focusing on the certainty of closing and the timing to closing. Secondarily, all other things being equal, the board of directors would consider the form of consideration including cash or stock, and finally the board of directors would consider other factors including the impact on Simula and its business, employees and the community.

     Relational Advisors explained that, since the board of directors meeting of July 15, 2003, the two remaining bidders had significantly closed the gap between their bids and noted that both had increased their valuations and both had made efforts to increase the certainty with respect to conditions and time to close. Although the bids were close, there remained some divergence between the buyers. One was for slightly less value but greater certainty about closing. The other had a slightly higher valuation but less certainty and more conditions to closing.

     Relational Advisors explained that both of the bidders were told to expect to be contacted before or during this board of directors meeting to discuss their best and final offers. Relational Advisors confirmed that just prior to convening the meeting, one of the bidders increased its total enterprise valuation, defined terms and presented a best and final offer, while Armor abstained from submitting an increased "best and final offer" prior to the beginning of the board of directors meeting.

     The board of directors focused on the element of the first offer which included a non-refundable security deposit if the party failed to close, coupled with the commitment to complete final due diligence and negotiate and execute a definitive purchase agreement within 14 days. The board of directors then compared this offer with Armor's and instructed Relational Advisors and management that the board of directors was prepared to accept the first offer. Relational Advisors was instructed to entertain a competing bid from Armor only if it matched all of the conditions including accelerated diligence, public disclosure, timely negotiation of a definitive agreement, non-refundable security deposit, and increased valuation.

     Mr. Forst and Relational Advisors were instructed to continue discussions with Armor, which had not presented its best and final offer. The board of directors meeting recessed to be reconvened by telephone later in the day. Mr.

Forst and Relational Advisors reported on the results of their discussions with Armor. They reported a best and final offer that, in addition to the terms previously described, Armor had agreed to shorten the diligence, accelerate the negotiation of the definitive purchase merger agreement, pay a non-refundable security deposit and pay a purchase price of $110.5 million. Relational Advisors and management noted that, after certain assumptions about cash, debt and transaction fees and expenses projected to be outstanding at closing, this valuation was approximately $3.00 per share to shareholders. Relational Advisors stated that there was a commitment by Armor to set out these terms in a letter of intent and make a press release announcing the letter of intent on the next day, July 23, 2003.

     Relational Advisors indicated that it could be expected to provide a fairness opinion with respect to the transaction based on terms presented by Armor and subject to satisfactory negotiation of remaining terms and conditions and review of definitive documents. The Simula board of directors then discussed the terms, conditions, advantages and disadvantages, risks and uncertainties in the Armor proposal, and the board of directors voted unanimously to approve the transaction.

     On July 23, 2003, Simula and Armor executed a letter of intent to purchase Simula for a total enterprise value of $110.5 million, or approximately $3.00 per share, and publicly announced in a press release that the parties had executed a letter of intent. The letter of intent also provided for a period of exclusive negotiations among Simula and Armor through August 29, 2003 to finalize the terms of the merger.

     On July 23, 2003, Simula completed the sale of its automobile safety business.

     From July 24, 2003 through August 28, 2003, Armor and Simula conducted extensive due diligence and the parties negotiated the terms of the Agreement and Plan of Merger.

     On July 25, 2003, Armor made a good faith deposit in escrow of $3.0 million, subject to the terms of the letter of intent.

     On August 7, 2003 and on August 8, 2003, Armor held internal conference calls with its representatives where the representatives presented their respective due diligence findings to Armor's management team.

     On August 8, 2003, Armor reaffirmed its interest in the transaction in writing as outlined in the executed letter of intent.

     On August 11, 2003, Armor made a good faith deposit in escrow of $2.0 million, subject to the terms of the letter of intent.

     On August 27, 2003, the Simula board of directors met by telephone conference call, with counsel, Libra Securities and Relational Advisors participating. The purpose of this meeting was to discuss the terms of the negotiated merger agreement, including material adverse effects and purchase price adjustments, receive an oral fairness opinion from Relational Advisors and, subject to certain conditions and instructions to management, approve the signing of the merger agreement.

     On August 28, 2003, Armor held a board of directors meeting to review and approve the transaction during which Armor's board of directors approved the transaction.

     On August 29, 2003, Simula and Armor executed the Agreement and Plan of Merger.

REASONS FOR THE MERGER

Armor's Reasons for the Merger

     In reaching its decision, in addition to the anticipated joint benefits described above, the Armor board of directors consulted with Armor management, and considered, among others, the following information and potential material factors:

     Armor's board of directors has identified the following potential benefits, among others, that it believes will result from the merger:

     o strengthens Armor's position as a leading mid-tier defense and security industry consolidator through increased scale and scope.

     o increases Armor's relevance to Department of Defense customers and programs.

     o diversifies Armor's business mix by adding fixed-wing and rotorcraft crashworthy seating.

     o adds sole source positions on attractive Department of Defense programs, including certain small arms protective insert, or SAPI plates, programs, and numerous rotorcraft crashworthy seating programs.

     o combines body armor capabilities of Simula and PROTECH, a subsidiary of Armor, supplementing Armor's position in the SAPI market.

     o provides cross-selling opportunities by leveraging Armor's global sales force and relationships.

     o offers opportunities for cost reduction through integration savings and rationalization of operations.

     Armor's board of directors also considered a number of other factors in reaching its decision on the merger, including:

     o the potential benefits to be derived from a combination of the two companies;

     o   the terms of the merger agreement;

     o the current and prospective economic and competitive environment facing Armor;

     o   the likely impact of the merger on Armor's employees and customers;

     o Simula's obligation to pay a termination fee of up to $5,000,000 under the circumstances described in the merger agreement;

     o Simula's obligation under the circumstances described in the merger agreement to reimburse Armor for expenses incurred in connection with the merger up to an aggregate of $1,500,000; and

     o Armor's review, based in part on the due diligence review of the financial condition, results of operations, businesses and prospects of each of Armor and Simula and after giving effect to the merger transaction and the determination of the merger transaction effect on stockholder value.

     Armor's board of directors also identified and considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including:

     o the risk that the potential benefits and synergies of the merger may not be realized;

     o the possibility that the merger may not be consummated, even if approved by Simula's shareholders;

     o the risk that another company might make a more favorable offer for Simula, potentially increasing the price paid by Armor if Armor were ultimately successful in its bid to acquire Simula or otherwise causing Armor to expend resources in pursuing the merger, especially given the delay between the execution of the merger agreement and the completion of the merger;

     o   the significant costs involved in consummating the merger;

     o the possibility that key employees of Simula would not choose to remain employed by the combined company;

     o the risk of management and employee disruption associated with merging two organizations, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company, especially given the competition for quality personnel in the industry; and

     o the other risks described under the section of this documents entitled "Risk Factors" beginning on page 22.

     Armor's board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential advantages of the merger.

  Simula's Reasons for the Merger

     The decision of the board of directors to approve and enter into the merger agreement and to recommend that shareholders vote "FOR" the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including approval of the merger, was the result of careful consideration of numerous factors by the board of directors, including, without limitation, the following:

     o Independence Risks. The board of directors determined that a merger with Armor was more favorable to Simula's shareholders than remaining independent, based on the potential value of such alternative and the risks associated with remaining independent. The main strategic and operational risks associated with Simula remaining independent include:

         o risks associated with refinancing its current debt at reasonable rates. Simula's principal debt, evidenced by a $25 million senior secured note issued to Allied Capital Corporation and borrowings of $9.6 million at June 30, 2003 under a revolving line of credit extended by The CIT Group, Inc., matures on or prior to December 31, 2003;

         o risks associated with Simula's current indebtedness under its subordinated notes, estimated to be approximately $34 million, as of June 30, 2003, which matures on dates between September 30, 2003 and May 1, 2004;

         o risks associated with failing to secure new contracts and generating organic revenue growth while attempting to refinance indebtedness;

         o risks associated with performing Simula's contracts, executing its business plan, and maintaining and increasing profit margins; and

         o risks associated with Simula's newer business segments, including Land & Marine and Polymer Systems.

     o Conditions to Closing. The absence of a financing condition to the merger and the perceived ability and willingness of Armor to act quickly to complete the merger and the transactions contemplated by the merger agreement.

     o Ability to Accept a Superior Proposal. The provisions of the merger agreement that permit the board of directors to consider an unsolicited superior proposal to comply with the board of director's fiduciary duties to Simula's shareholders.

     o Deposit. The provisions of the merger agreement required Armor to deposit $5 million into an escrow account subject to payment to Simula if Armor fails to meet certain conditions and subject to return to Armor in the event of Simula's failure to satisfy a material condition to the closing of the merger agreement, and in certain other circumstances.

     o Value of Other Alternatives. A comparison of the merger consideration and the other terms and conditions of the proposed merger agreement with Armor and the proposals offered by the other potential transaction parties, as well as Simula's own plans had it remained independent and the view of the board of directors, based in part upon the limited likelihood of a superior offer being made by any other suitor.


     o Opinion. The opinion of Relational Advisors LLC regarding the fairness, from a financial point of view, to the holders of Simula common stock, which is described more fully under the section entitled "-- Opinion of Simula's Financial Advisor" on page 52.


     In determining that a sale to Armor was more favorable to Simula's shareholders than remaining independent, the board of directors compared the merger consideration offered by Armor to the range of potential values if Simula remained independent, as well as the board of directors' perception that the risks associated with consummating the sale to Armor was lower than the risks associated with achieving a comparable value through Simula remaining independent. Included in the consideration were the following factors:

     o Best Alternative. Simula's high leverage, fixed costs and the financial and other covenants in its debt instruments with near term maturities may limit Simula's ability to fund general corporate requirements, limit its flexibility in responding to competitive developments, limit its ability to refinance its debt and increase its vulnerability to adverse economic and industry conditions. Consequently, Simula's board of directors determined that the merger is Simula's best available alternative to preserve shareholder value.

     o Strategic Fit. Simula's management advised the board of directors that it believed the strategic fit with Armor would be strong, given the complementary rather than the competitive nature of their respective businesses and products. In addition, Armor expressed an interest in each Simula product area which enabled it to offer value for Simula's business.

     o Employee and Customer Impact. Management advised the board of directors that it believed that the operating style and culture of Armor would be well received by Simula's employees and customers and would increase the likelihood of a non-disruptive integration process.

     o Process. The results of the thorough process conducted by Simula for evaluating the strategic alternatives, the offers received and Simula's efforts to make certain that all reasonable alternatives and likely acquisition candidates were pursued.

     o Proposals. The overall assessment of each of the proposals submitted by interested parties. In considering the proposals submitted, the board of directors took into account the value of each proposal, the form of consideration proposed, certainty of closure, the termination fees payable in the event that a more favorable transaction was received following the execution of a definitive agreement and the risks associated with the proposed transactions. The transaction risks related primarily to the timing and the certainty that the proposed transaction would be consummated, based upon financing contingencies, regulatory risks and proposed conditions for consummation of the transaction. Based on these considerations, the board of directors believed that Armor's proposal was more favorable to Simula's shareholders than any other proposal considered.

     Simula's board of directors also identified and considered the following potentially negative factors in its deliberations:

     o Disruptions. The possible disruption to Simula's businesses that may result from the announcement of the transaction and the resulting distraction of management's attention from the day-to-day operations of the businesses.

     o Operating Restrictions. The restrictions contained in the merger agreement on the operation of Simula's businesses during the period between the signing of the merger agreement and the completion of the merger.

     o Integration Risks. The difficulty inherent in integrating Simula's businesses with those of Armor.

     o Regulatory. The possibility of significant costs, delays and non-consummation of the merger resulting from seeking the regulatory approvals necessary for the consummation of the merger.

     This discussion of the information and factors considered by Armor's board of directors and Simula's board of directors is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with Armor's and Simula's respective evaluations of the merger and the complexity of these matters, Armor's board of directors and Simula's board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, neither Armor's board of directors nor Simula's board of directors undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to each board of directors' ultimate determination; rather, each board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of the respective management teams and legal and financial advisors. In considering the factors described above, individual members of Armor's board of directors and Simula's board of directors may have given different weight to different factors.


     There can be no assurance that any of the potential savings, synergies or opportunities considered by Armor's board of directors or Simula's board of directors or any increase in shareholder value actually will be achieved through consummation of the merger. See the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page 22.


RECOMMENDATION OF SIMULA'S BOARD OF DIRECTORS

     SIMULA'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT WITH ARMOR IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, SIMULA'S SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING APPROVAL OF THE MERGER OF AHI BULLETPROOF WITH AND INTO SIMULA.

OPINION OF SIMULA'S FINANCIAL ADVISOR

     The Simula board of directors retained Relational Advisors LLC to act as the non-exclusive financial advisor to Simula and its board of directors in connection with the merger. Relational Advisors was retained based upon its experience and expertise in transactions similar to the merger and its reputation in the investment community. Relational Advisors is a nationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of acquisitions, dispositions, business combinations and private placements, and for corporate and other purposes. The terms of the merger agreement, including the merger consideration, were determined through negotiations between Simula and Armor. Relational Advisors was not requested to, and did not recommend, the specific consideration to be received by the holders of Simula common stock pursuant to the merger agreement. Except as described above and below, Simula imposed no limitations on Relational Advisors with respect to the investigations made or procedures followed in rendering its opinion.

     In connection with Relational Advisors' engagement, Simula asked Relational Advisors to advise Simula with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of Simula's common stock pursuant to the merger agreement. On August 27, 2003, at a meeting of the Simula board of directors, Relational Advisors delivered an oral opinion to the board of directors, which oral opinion was subsequently confirmed in writing, that, subject to the matters described in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of Simula's common stock.

     The full text of Relational Advisors' opinion, dated August 29, 2003, to Simula's board of directors, which sets forth the qualifications, assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated by reference in its entirety in this proxy statement/prospectus. The summary of Relational Advisors' opinion in this proxy statement/prospectus is qualified in its entirety by the full text of its written opinion. Holders of Simula common stock are urged to read the full written opinion carefully.

     Relational Advisors' opinion was provided to the Simula board of directors for use in connection with the board of directors' evaluation of the merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the merger or otherwise. Relational Advisors' opinion addresses only the financial fairness, as of the date of the opinion, of the consideration to be received by the holders of Simula's common stock pursuant to the merger agreement, and does not address any other aspect of the merger, including, without limitation, the relative merits of the merger or the form of consideration to be received in the merger, alternatives to the merger, or Simula's underlying business decision to proceed with, or the effect of, the merger.

     In arriving at its opinion, Relational Advisors reviewed and analyzed:

     o publicly available information concerning Simula and Armor that Relational Advisors deemed to be relevant to its analysis, including, without limitation, Simula's annual report on Form 10-K for the fiscal year ended December 31, 2002, Simula's quarterly report on Form 10-Q for the quarter ended June 30, 2003, Armor's annual report on Form 10-K for the fiscal year ended December 31, 2002, and Armor's quarterly report on Form 10-Q for the quarter ended June 30, 2003;

     o unaudited internal interim financial statements of Simula as of and for the period ended July 31, 2003;

     o financial and operating information with respect to the business, operations and prospects of Simula furnished to Relational Advisors by Simula, including, without limitation, Simula's financial projections for 2003 through 2006 prepared by Simula's management;

     o financial and operating information with respect to the business, operations and prospects of Armor furnished to Relational Advisors by Armor, including, without limitation, Armor's financial projections for 2003 through 2007 prepared by Armor's management;

     o publicly available estimates of the future financial performance of Simula and Armor prepared by a third party research analyst that Relational Advisors deemed relevant to its analysis;

     o the merger agreement and the specific terms of the merger, including, without limitation, the financial terms and conditions;

     o publicly available information concerning the trading of, and the trading market for, the shares of Simula common stock and Armor common stock;

     o a comparison of Simula and Armor from a financial point of view with other publicly traded companies that Relational Advisors deemed relevant;

     o a comparison of the financial terms of the merger with the publicly available financial terms of certain other transactions that Relational Advisors deemed relevant;

     o information from members of Simula's management regarding the prospects for, and business challenges facing, Simula absent the merger;

     o certain business and financial information from Simula's management, including, without limitation potential pro forma effects of the merger; and

     o information from Simula's legal counsel regarding the merger and the merger agreement and other related matters.

     In addition, Relational Advisors had discussions with the managements of Simula and Armor concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Relational Advisors deemed appropriate.

     In arriving at its opinion, Relational Advisors assumed and relied upon the accuracy and completeness of the financial and other information used by Relational Advisors without independently verifying, or assuming any responsibility to independently verify, the information. With respect to the financial forecasts provided to Relational Advisors by representatives of Simula's and Armor's managements, (i) Simula and Armor respectively advised Relational Advisors that the forecasts provided to Relational Advisors accurately reflected the good faith judgment of management; and (ii) upon the respective advice of Simula and Armor, Relational Advisors assumed for purposes of its opinion that (a) the forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Simula's and Armor's respective management at the time and through August 29, 2003 as to the future financial performance of each company, and (b) these projections provided a reasonable basis upon which Relational Advisors could form its opinion. With respect to the consideration payable to holders of Simula's common stock in the merger, Relational Advisors assumed Simula's actual indebtedness and transaction costs and expenses at the closing would be the same as the estimates of those amounts that Simula's management previously provided to Relational Advisors. In rendering its opinion, Relational Advisors expressed no view as to the reasonableness of the forecasts provided to Relational Advisors by Simula and Armor or the assumptions on which such forecasts were based. The management of Simula advised Relational Advisors that it was not aware of any facts or circumstances that would make the information regarding Simula reviewed by Relational Advisors inaccurate or misleading in any material respect, and Relational Advisors relied on this assurance. Likewise, the management of Armor advised Relational Advisors that it was not aware of any facts or circumstances that would make the information regarding Armor reviewed by Relational Advisors inaccurate or misleading in any material respect, and Relational Advisors also relied on this assurance.

     At the instruction of its board of directors, Simula made a public announcement in December 2002 that it was reviewing strategic alternatives, including a sale or merger of Simula. At the request of Simula's management, Relational Advisors had discussions with a very large and broad group of interested parties whom the board of directors, management and Relational Advisors identified to be the most likely to participate in an acquisition or other transaction with Simula. Numerous parties requested information on Simula and met with management. In arriving at its opinion, Relational Advisors was not requested to make, did not make, and did not assume responsibility for making, an independent evaluation, appraisal, or physical inspection of any of the assets or liabilities (contingent or otherwise) of Simula or Armor, nor was Relational Advisors furnished with any appraisals relating to Simula or Armor. In addition, Relational Advisors expressed no opinion as to the value of Armor common stock if and when it will be issued to the shareholders of Simula or the prices at which shares of Armor common stock will trade after the announcement or consummation of the merger.

     Relational Advisors' opinion is necessarily based on economic, monetary, currency exchange, financial market and other conditions as they existed on, and the information made available to Relational Advisors as of the date of its written opinion, August 29, 2003. Although subsequent developments may affect its opinion, Relational Advisors did not assume any obligation to update, revise, or reaffirm its opinion.

     In preparing its opinion to Simula's board of directors, Relational Advisors performed a variety of financial and comparative analyses, including those described below. The summary of Relational Advisors' analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Relational Advisors made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Relational Advisors believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors and the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Relational Advisors considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Simula and Armor. No company, transaction or business used in Relational Advisors' analyses as a comparison is identical to Simula, Armor or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Relational Advisors' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Relational Advisors' analyses are inherently subject to substantial uncertainty.


     Relational Advisors' opinion and financial analyses were only one of many factors considered by Simula's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Simula's board of directors or management with respect to the merger or the merger consideration. In fact, as discussed in the section entitled "The Merger Agreement--Merger Consideration" beginning on page 63 of this proxy statement/prospectus, Simula's management currently estimates that a reasonable projection of the total per share merger consideration payable to Simula shareholders will range from approximately $2.90 to $3.25, the low end of which projection is below the per share merger consideration price that Simula's financial advisor determined to be fair.


     As compensation for its services in connection with the merger, Simula paid Relational Advisors a $100,000 retainer fee as well as a $300,000 fee for rendering its fairness opinion verbally to Simula's board of directors on August 27, 2003. The fairness opinion fee was payable upon delivery of the opinion without regard to whether the merger is completed. Simula will pay Relational Advisors an additional $800,000 in the event the merger is completed. Simula has also agreed to reimburse Relational Advisors for reasonable expenses and to indemnify Relational Advisors and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Relational Advisors has performed various investment banking services for Simula in the past and has received customary fees for such services.

     The following is a summary of the report presented by Relational Advisors to Simula's board of directors on August 27, 2003 in connection with its written opinion dated August 29, 2003. The financial analyses summarized below include information presented in tabular format. As described in greater detail above, in order to fully understand Relational Advisors' financial analyses, the tables must be read together with the text. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and text described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors and the text, could create a misleading or incomplete view of the process underlying the rendering of the opinion of Relational Advisors.

SIMULA ANALYSES

     SELECTED COMPANIES ANALYSIS

     Using publicly available information, Relational Advisors reviewed and compared certain financial information relating to Simula to corresponding financial information, ratios and implied public market trading multiples of 11 selected public companies, as follows:

Armor Holdings, Inc.                      HEICO Corp.
BE Aerospace, Inc.                        Hexcel Corp.
Ceradyne, Inc.                            LMI Aerospace, Inc.
DHB Industries, Inc.                      Integrated Defense Technologies
Ducommun, Inc.                            Transtechnology Corp.
EDO Corp.

     The selected companies were chosen because they are publicly traded companies in the aerospace and defense industries with operations that Relational Advisors determined to be similar to Simula. Using publicly available information and other information provided by Simula, Relational Advisors calculated a range of implied values for Simula common stock by applying a range of multiples relating to the selected companies to the LTM EBITDA (last twelve months' earnings before interest, taxes, depreciation, and amortization), LTM EBIT (last twelve months' earnings before interest and taxes) and LTM net income (last twelve months' net income) of Simula. Relational Advisors adjusted this information for non-recurring charges as necessary. With respect to the selected companies, Relational Advisors calculated enterprise value (market value of common equity plus preferred stock, plus debt, less cash) as a multiple of LTM EBITDA and LTM EBIT, and calculated equity market capitalization as a multiple of LTM net income. Equity market values were based on closing stock prices on August 25, 2003. Such analysis indicated the following approximate implied per share equity reference range for Simula, as compared to the estimated merger consideration:

  Implied Per Share Equity
 Reference Range for Simula                   Estimated Merger Consideration

       $1.08 - $3.06                                    $3.00

     SELECTED TRANSACTIONS ANALYSIS

     Using publicly available financial information, Relational Advisors reviewed the implied enterprise value and purchase price multiples in 18 selected merger and acquisition transactions. The transactions selected by Relational Advisors consisted of completed acquisition transactions for the period from January 1, 2000 through August 20, 2003 for publicly traded companies where the target was in the business of providing protective systems and other components to military, aerospace and law enforcement, having an enterprise value between $50 million and $750 million.

            ACQUIROR                                TARGET
            --------                                ------

Precision Castparts Group                   SPS Technologies Inc.
DRS Technologies                            Integrated Defense Technologies
TriMas Corp.                                Highland Group Industries
DRS Technologies                            Paravant, Inc.
Zodiac SA                                   ESCO Holding Corp.
Alcoa Inc.                                  Fairchild Fasteners
General Dynamics                            Advanced Technical Products
Spirent plc                                 Curtiss-Wright
L-3 Communications Corp.                    Spar Aerospace Limited
Christian Dalloz SA                         Bacou USA Inc.
Ducommun Inc.                               Composite Structures LLC
General Dynamics                            Primex Technologies
Heroux Inc.                                 Devtek Corp.
L-3 Communications Corp.                    Honeywell Collision Avoidance
Britax International                        Hexcel Bellingham
Veritas Capital                             Advanced Technical Products
Autoliv Inc.                                OEA Inc.
AIL Technologies                            EDO Corp.

     Using publicly available financial information, Relational Advisors compared the consideration paid in the 18 selected transactions as multiples of the target companies' LTM EBITDA, LTM EBIT and LTM net income. Relational Advisors then applied a range of selected multiples of LTM EBITDA, LTM EBIT and LTM net income from the selected transactions to corresponding financial information of Simula. This analysis indicated the following approximate implied per share equity reference range for Simula, as compared to the estimated merger consideration:

     Implied Per Share Equity
    Reference Range for Simula                   Estimated Merger Consideration
    --------------------------                   ------------------------------
           $1.11 - $1.82                                     $3.00

     PREMIUMS PAID ANALYSIS

     Relational Advisors compared the premium represented by the proposed merger consideration over Simula's common stock trading price to premiums offered in 73 selected merger and acquisition transactions. Relational Advisors selected these transactions based on the enterprise value of the target companies and on transactions that were completed during the period from January 1, 2002 through July 23, 2003 (date that the letter of intent between Armor and Simula was executed and publicly announced) for publicly traded companies having an enterprise value of between $100 million and $250 million. This analysis indicated the following approximate implied per share equity reference range for Simula, as compared to the estimated merger consideration:

     Implied Per Share Equity
    Reference Range for Simula                   Estimated Merger Consideration
    --------------------------                   ------------------------------

          $2.59 - $3.21                                      $3.00

     DISCOUNTED CASH FLOW ANALYSIS

     In order to calculate an estimate of the value of Simula from a cash flow perspective, Relational Advisors performed a discounted cash flow analysis using financial forecasts for Simula for 2003 through 2006 prepared and supplied by Simula's management. Using these financial projections, Relational Advisors considered management's estimate of the future unleveraged free cash flows that Simula could produce through 2006 and then calculated a range of terminal values at the end of 2006 by applying a range of EBITDA exit multiples from 7.6x to 9.6x to Simula's estimated EBITDA in 2006. The cash flow stream and terminal values were discounted to present values using discount rates ranging from 8.0% to 12.0%, which were chosen to reflect reasonable ranges of Simula's estimated weighted average cost of capital. This analysis indicated the following approximate implied per share equity reference range for Simula as compared to the estimated merger consideration:

    Implied Per Share Equity
   Reference Range for Simula                   Estimated Merger Consideration
   --------------------------                   ------------------------------

        $2.09 - $3.64                                       $3.00

ARMOR ANALYSES

     SELECTED COMPANIES ANALYSIS

     Relational Advisors reviewed and compared certain financial information relating to Armor to corresponding financial information, ratios and implied public market trading multiples of the selected comparable companies identified above in "Simula Analyses - Selected Companies Analysis."

     Using publicly available information and other information provided by Armor, Relational Advisors calculated a range of implied values for Armor common stock by applying a range of multiples relating to the selected companies to the LTM EBITDA, LTM EBIT and LTM net income of Armor. Relational Advisors adjusted this information for non-recurring charges as necessary. With respect to the selected companies, Relational Advisors calculated enterprise value (market value of common equity plus preferred stock, plus debt, less cash) as a multiple of LTM EBITDA and LTM EBIT, and calculated equity market capitalization as a multiple of LTM net income. Equity market values were based on closing stock prices on August 25, 2003. Such analysis indicated the following approximate implied per share equity reference range for Armor, as compared to the closing price of Armor stock on August 25, 2003:

       Implied Per Share Equity         Closing Price of Armor Common Stock
       Reference Range for Armor                 on August 25, 2003
       -------------------------                 ------------------

             $15.78 - $19.41                           $14.97

     PRO FORMA ACCRETION/DILUTION ANALYSIS

     Relational Advisors analyzed the potential pro forma financial effect of the merger on Armor's 2004 and 2005 estimated diluted earnings per share after giving effect to potential cost savings and other synergies anticipated by Simula's management to result from the merger. Estimated financial data for Simula were based on internal estimates of Simula's management, and estimated financial data for Armor were based on internal estimates of Armor's management. Based on the merger consideration, and the final information provided by the managements of Simula and Armor, Relational Advisors concluded that the proposed transaction would be accretive to Armor's earnings per share after giving effect to the potential cost savings and other synergies. The actual results achieved by the combined company may vary from the projected results and the variations may be material.

INTERESTS OF SIMULA DIRECTORS AND OFFICERS IN THE MERGER

     In considering the recommendation of Simula's board of directors that you, as a Simula shareholder, vote to approve and adopt the merger agreement and approve the merger, you should be aware that some of Simula's officers and directors have interests in the transaction that are different from, or in addition to, your interests as a Simula shareholder. The Simula board of directors was aware of these interests and took these interests into account in approving the merger agreement and the merger. These interests are summarized below.

     COMMON STOCK


     As of October 17, 2003, the record date of the special meeting, the executive officers and directors of Simula and their respective affiliates owned an aggregate of 105,011 shares, or 1%, of outstanding Simula common stock, which will be treated in the merger in the same manner as shares of Simula common stock held by other shareholders of Simula. The executive officers and directors of Simula also held an aggregate of 1,302,937 options to acquire shares of Simula common stock, of which Simula estimates 275,000 will vest and become immediately exerciseable in connection with the merger, assuming merger consideration of $3.00 per share. Additionally, as of the same date, Simula's executive officers and directors and their respective affiliates beneficially owned approximately 10.7% of all outstanding shares of Simula common stock entitled to vote at the special meeting.


     CHANGE OF CONTROL, SEVERANCE  AND RETENTION AGREEMENTS

     Simula is party to employment agreements with Bradley P. Forst, its President and Chief Executive Officer, and one of its other named executive officers, Joseph W. Coltman. Mr. Forst's employment agreement is for a three-year term commencing October 2000 and automatically renews for an additional three-year term unless notice of termination is given at least one year in advance of the end of the term. Neither Simula nor Mr. Forst delivered such notice of termination by October 1, 2002. As a result, Mr. Forst's employment agreement will expire on September 30, 2006. Simula entered into a similar employment agreement with Mr. Coltman commencing October 2000. The term of the employment agreement with Mr. Coltman was two years and automatically renewed for an additional two-year term on October 13, 2002. The term of each agreement is subject to early termination upon the disability or death of the executive.

     During the term of the employment agreements, Simula is to pay each executive officer his base salary, which is subject to review and adjustment by the compensation committee of Simula's board of directors on an annual basis. In addition to his base salary, each executive is entitled to participate in any and all additional compensation or benefit plans of Simula now in place or later adopted, such as annual bonus or option plans, incentive, savings and retirement plans, and welfare benefit plans.

     Each employment agreement includes provisions that are triggered upon a change of control of Simula. For purposes of these agreements, the term "change of control" means the occurrence of any of the following events: (i) the acquisition, directly or indirectly, of ownership of more than 20% of Simula's common stock; (ii) a merger or consolidation in which voting power of Simula's securities changes or Simula is not the surviving corporation; (iii) the sale, transfer, or other disposition in one or more transaction(s), of all or substantially all of the assets of Simula; or (iv) in certain circumstances, a change in more than one-third of the membership of the board of directors. The completion of the merger would constitute a change of control. In the event of a change of control, if Simula terminates the executive's employment without cause (as defined in each employment agreement), or the executive resigns for good reason (as defined in each employment agreement), Simula will pay such executive a termination payment. For Mr. Forst, the payment is an amount equal to three times his then current salary plus average annual bonus. For Mr. Coltman, the payment is an amount equal to two times his then current salary plus average annual bonus. It is expected that upon the effective date of the merger agreement such payments will be made to Messrs. Forst and Coltman.

     Mr. Forst's employment agreement provides that in the event it is determined that any payment under the agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or parallel state or local tax laws, Mr. Forst is entitled to receive from Simula a "gross-up" payment in an amount equal to the excise tax and related penalties, interest and other charges. The employment agreement with Mr. Coltman caps all benefits such that no excise tax will be imposed by Section 4999.

     Simula is also a party to a retention and severance agreement with its other named executive officer, John A. Jenson, Vice President and Chief Financial Officer. The retention agreement provides that in the event Mr. Jenson is terminated by Simula or at any time up to one year following the sale, merger or other transfer for value of all or substantially all of Simula's stock or assets, Mr. Jenson is entitled to receive a severance payment equivalent to eighteen months of his salary in addition to continued health benefits coverage for a period of 18 months. However, if Simula's successor retains Mr.
Jenson in a comparable position for a period of one year and one day, Mr. Jenson is entitled to receive a retention bonus payment equivalent to twelve months of his salary. The retention agreement terminates on December 31, 2003 or the date Simula notifies Mr. Jenson of its decision not to pursue a transaction; however, if a transaction is consummated on or before December 31, 2003, the agreement shall not terminate until Simula's successor has made all required payments.


     Mr. Forst, Mr. Coltman, and Mr. Jenson may be entitled to receive severance benefits, including, where applicable, gross-up for excise taxes, in the amount of approximately $1,611,156.00, $437,000.00, and $275,402.00, respectively.


     Similarly, Simula has entered into retention and severance agreements with 15 other senior managers on terms similar to the terms of Mr. Jenson's agreement, providing on average for three months retention and six months severance.

     STOCKHOLDERS AGREEMENTS

     Pursuant to the merger agreement, Simula has agreed to use its reasonable best efforts to cause the executive officers and directors of Simula to execute and deliver to Armor stockholder agreements in which such executive officers and directors will agree to vote the shares of common stock of Simula held by them at the special meeting of Simula shareholders in favor of approval and adoption of the merger agreement and approval of the merger. For a discussion of these stockholder agreements, see the section entitled "Stockholder Agreements Relating to the Merger" on page 85.

     INDEMNIFICATION AND INSURANCE

     Pursuant to the merger agreement, Armor has agreed that, after the effective time of the merger, it will provide certain indemnification and liability insurance benefits to present and former directors and officers of Simula. See the section entitled "The Merger Agreement -- Director and Officer Indemnification and Insurance" on page 78.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the merger to Simula and United States holders of Simula common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing, proposed, and temporary regulations promulgated thereunder, administrative rulings, and court decisions, all of which are subject to change possibly with retroactive effect. The discussion assumes that Simula shareholders hold their common stock as capital assets within the meaning of the Code.

     The summary is for general information purposes only and does not purport to discuss all aspects of United States federal income taxation that might be relevant to Simula or its shareholders. In addition, it does not address all aspects of United States federal income taxation that may be relevant to you in light of your personal circumstances or that may be relevant if you are subject to special treatment under United States federal income tax laws (for example, if you are a financial institution, an insurance company, a tax-exempt entity, a broker-dealer, or are holding the Simula common stock as part of a "straddle," "hedge," or "conversion" transaction) or if you hold Simula common stock indirectly through a flow-through entity such as a partnership, limited liability company or S corporation. The discussion does not discuss the United States federal income tax consequences of the merger to any shareholder who acquired Simula common stock pursuant to the exercise of employee stock options or otherwise as compensation, or who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust. The discussion also does not consider the effect of the federal alternative minimum tax to Simula shareholders or the effects of any foreign, state, or local tax laws.

     TAX CONSEQUENCES TO SIMULA


     As of December 31, 2002, Simula and its subsidiaries had consolidated net operating loss carryovers of approximately $99,584,927.00 for federal income tax purposes. In general, net operating loss carryovers can be used to reduce or eliminate federal income tax payable in future years. If the merger is consummated, Simula's net operating loss carryovers will be either extinguished or limited as discussed below.


     The merger agreement allows Armor to make an election under Section 338(g) of the Code with respect to its acquisition of Simula common stock pursuant to the merger. The tax consequences of the merger to Simula, including the effect of the merger on Simula's net operating loss carryovers, will depend upon whether Armor decides to make the Section 338(g) election.

     If the Section 338(g) election is made, each of Simula and its subsidiaries will be (a) treated as if it had sold its assets for their fair market value at the end of the effective date of the merger, and then (b) treated as being a new corporation that purchased the same assets for their fair market value as of the beginning of the following day. As a result, Simula and its subsidiaries will recognize gain or loss on the deemed sale of their assets. Any gain will be offset by the consolidated net operating loss carryovers for regular income tax purposes; however, Simula and its subsidiaries will be subject to alternative minimum tax, or AMT, with respect to the deemed sale of their assets. Because Simula and its subsidiaries will be treated as new corporations for federal income tax purposes as of the day following the effective date of the merger, they will be stripped of their tax history, including any consolidated net operating loss carryover or AMT credits that remain after the reduction of any gain on the deemed sale of their assets.

     If the Section 338(g) election is not made, Simula will not recognize any gain or loss as a result of the merger. However, it is anticipated that the merger will constitute an "ownership change" within the meaning of section 382 of the Code and Simula's use of its consolidated net operating loss carryovers and certain other tax attributes will be subject to the annual limitation imposed by that section. Such limitation will also apply to certain losses or deductions that are "built-in" as of the date of the merger and are subsequently realized. In general, the amount of the annual limitation will be equal to the product of (a) the aggregate fair market value of all of Simula's common stock immediately before the merger, times (b) the "long-term tax-exempt rate" in effect for the month in which the merger occurs (as an example, the rate is 4.65% for ownership changes occurring in September 2003). Any unused portion of the limitation may be carried over and used in a later year.

     TAX CONSEQUENCES TO UNITED STATES HOLDERS OF SIMULA COMMON STOCK

     The tax consequences of the merger to Simula shareholders will depend upon the percentage of the merger consideration that is payable in cash and the percentage that is payable in Armor common stock. It is not currently possible to determine what these percentages will be. However, if the fair market value of the Armor common stock (as of the effective date of the merger) given as consideration in the merger is equal to or greater than 80% of the total consideration given in the merger, there is a possibility that the merger would constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. Except under those limited circumstances, however, the merger will be fully taxable to the Simula shareholders.

     Tax Consequences if the Merger Does Not Qualify as a Tax-Free
     Reorganization

     If the merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, the exchange of Simula common stock for Armor common stock and cash pursuant to the merger will be fully taxable to Simula shareholders for United States federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between (a) the sum of the amount of cash and the fair market value (as of the effective date of the merger) of the Armor common stock you receive, and (b) your adjusted tax basis in the Simula common stock surrendered in exchange therefor. The amount and character of gain or loss will be calculated separately for each block of Simula common stock you hold, with each block consisting of stock acquired at the same cost in a single transaction.

     Gain or loss realized by you will be long-term capital gain if you have held the Simula common stock for more than one year on the effective date of the merger, and short-term capital loss if you have held the Simula common stock for one year or less on the effective date of the merger. If you are not a corporation, any long-term capital gain will be subject to a maximum federal income tax rate of 15% and any short-term capital gain will be subject to a maximum federal income tax rate of 35%. If you are a corporation, both long-term or short-term capital gain will be subject to a maximum federal income tax rate of 35%. The deductibility of capital losses is subject to certain limitations.

     Your tax basis in the Armor common stock received in the merger will be equal to the fair market value of such stock on the effective date of the merger and your holding period for such stock will begin on the day following the effective date of the merger.

     Tax Consequences if the Merger Does Qualify as a Tax-Free Reorganization

     If the fair market value of the Armor common stock (as of the effective date of the merger) given as consideration in the merger is equal to or greater than 80% of the total consideration given in the merger, there is a possibility (but not a certainty) that the merger would constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. If the merger does constitute a tax-free reorganization, you will recognize capital gain (but not capital loss) equal to the lesser of (a) the amount of cash you receive, or (b) the difference between (i) the sum of the amount of cash and the fair market value (as of the effective date of the merger) of the Armor common stock you receive (including any fractional shares of Armor common stock deemed received and exchanged for cash), and (ii) your adjusted tax basis in the Simula common stock surrendered in exchange therefor. You will generally recognize capital gain or loss on any cash you receive in lieu of a fractional share of Simula common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Your aggregate tax basis in the Armor common stock you receive in the merger (including any fractional shares you are deemed to receive in exchange for cash) will equal your aggregate tax basis in the Simula common stock you surrender, increased by the amount of taxable gain, if any, you recognize in the merger and decreased by the amount of cash you receive in the merger (excluding any cash received in lieu of a fractional share of Simula common stock). Your holding period for the Armor common stock you receive in the merger will include your holding period for the Simula common stock you surrender in the exchange.

     Backup Withholding

     You may be subject to "backup withholding" at a rate of 28% on cash payments you receive in connection with the merger. Backup withholding will not apply, however, if (1) you furnish your correct taxpayer identification number and certify under penalty of perjury that you are not subject to backup withholding on the substitute Form W-9 that will be included as part of the letter of transmittal that will be sent to you by the exchange agent following the effective date of the merger, or (2) you are a corporation or are otherwise exempt from backup withholding. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR PARTICULAR CIRCUMSTANCES. YOU ARE THEREFORE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

THE ACCOUNTING TREATMENT OF THE MERGER

     In accordance with United States generally accepted accounting principles, Armor will account for the merger using the purchase method of accounting. Under this method of accounting, Armor will record the market value of its common stock issued in connection with the merger, the amount of cash consideration to be paid to holders of Simula common stock, and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Simula. Armor will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including technology, customer relationships, and licensing agreements), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

     Amortizable intangible assets, currently estimated at $35.7 million, will generally be amortized over useful lives ranging from five to 17 years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $3.1 million on an annual basis. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill, which is based on certain assumptions, is estimated to be approximately $64.8 million. If Armor's management should change the assumptions used in the allocation of the purchase price, amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets.

     In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, however, actual amounts may differ from these estimates.

DISSENTERS' RIGHTS

     Arizona law grants to shareholders dissenters' rights, the right to demand payment from the corporation for the shareholders' shares, and to a judicial appraisal of the shareholders' shares under certain circumstances, including in the case of (i) consummation of a plan of merger to which the corporation is a party if the shareholder is entitled to vote on the merger or the corporation is a subsidiary that is merged with its parent, (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan,
(iii) an amendment of the articles of incorporation that materially adversely affects rights in respect of a dissenter's shares, and (iv) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides for dissenter's rights. Notwithstanding the foregoing, unless the corporation's articles of incorporation provide otherwise, the holders of shares listed on a national securities exchange or the Nasdaq National Market or held of record by at least 2,000 shareholders do not have the right to exercise dissenters' rights, to demand payment from the corporation for the shareholders' shares, or to a judicial appraisal of the shareholders' shares, as a result of such corporate actions. Because Simula's amended and restated articles of incorporation do not provide for dissenters' rights and Simula's common stock is currently listed on the American Stock Exchange, dissenters' rights will not be available under Arizona law to Simula's shareholders in connection with the merger.

REGULATORY APPROVALS


     The merger is subject to review by the United States Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice, or DOJ, under the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Under the HSR Act, a transaction may not be completed until required information and materials are furnished to the DOJ and the FTC and the waiting period under the HSR Act expires or is terminated. Simula and Armor each filed the required notification and report forms on October 10, 2003, and received notification of the early termination of the required waiting period on October 29, 2003.

     The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws or similar laws of those jurisdictions including, if required, the necessity of receiving a decision under Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the European Community, or EC, as amended, declaring the merger compatible with the EC Common Market.

     In addition, after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the DOJ, the FTC or other governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Simula and Armor cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Simula and Armor will prevail.

RESALE OF ARMOR COMMON STOCK BY AFFILIATES OF SIMULA

     The shares of Armor common stock that may be issued in the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Simula for purposes of Rule 145 under the Securities Act as of the date of the Simula special meeting. Affiliates of Simula may not sell their shares of Armor common stock acquired in the merger, if any, except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Simula generally include individuals who, or entities that, control, are controlled by or are under common control with Simula, and may include certain officers, directors and principal shareholders of Simula.

     In addition, Simula has agreed to use its commercially reasonable efforts to obtain from each person who is an affiliate of Simula a signed affiliate letter. Pursuant to the affiliate letter, each affiliate of Simula will agree not to sell, pledge, transfer or otherwise dispose of any shares of Armor common stock issued to the affiliate in the merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act and shall agree to the placement of the following restrictive legends on the certificates representing Armor common stock which the affiliate may receive in the merger.

         "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The shares may not be sold, pledged or otherwise transferred except in compliance with the provisions of Rule 145."

     The certificates representing Armor common stock that may be received in connection with the merger by persons who may be deemed to be affiliates of Simula prior to the merger bearing the legend set forth above may be exchanged for certificates without such legends by the holder thereof delivering such certificates to Armor or its transfer agent when: (i) one year elapses from the date the affiliate acquires the Armor common stock received in the merger (provided that the provisions of Rule 145(d)(2) under the Securities Act are then available and applicable to the resale of such shares), (ii) two years elapse from the date the affiliate acquires the Armor common stock received in the merger (provided that the provisions of Rule 145(d)(3) under the Securities Act are then available and applicable to the resale of such shares), or (iii) Armor receives either a written opinion of counsel to such "affiliate", which opinion of counsel shall be reasonably satisfactory to Armor, or a "no-action" letter is obtained by such "affiliate" from the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to such "affiliate".

LISTING OF SHARES OF ARMOR COMMON STOCK ISSUED IN THE MERGER ON THE NEW YORK STOCK EXCHANGE

     Armor shall use commercially reasonable efforts to have the shares of Armor common stock issued in connection with the merger listed on, and it is a condition to Simula's obligations under the merger agreement that the shares of Armor common stock issued in connection with the merger be authorized for listing on, the New York Stock Exchange before the completion of the merger, subject to official notice of issuance, unless Armor has irrevocably elected that the consideration to be received by Simula shareholders in connection with the merger shall be paid entirely in cash.

DELISTING AND DEREGISTRATION OF SIMULA COMMON STOCK AFTER THE MERGER

     When the merger is completed, Simula common stock will be delisted from the American Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

                              THE MERGER AGREEMENT


     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

THE MERGER

     AHI Bulletproof, a wholly-owned subsidiary of Armor, will merge with and into Simula following:

     o The approval and adoption of the merger agreement and the approval of the merger by Simula shareholders; and

     o   The satisfaction or waiver of the other conditions to the merger.


     Simula will be the surviving corporation and will become a wholly-owned subsidiary of Armor following the merger.

EFFECTIVE TIME

     As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of Arizona. Armor and Simula are working toward completing the merger as soon as possible and hope to complete the merger in the fourth quarter of 2003. However, because the merger is subject to governmental and other regulatory approvals, and the satisfaction of other conditions, we cannot predict the exact timing of the merger or whether the merger will occur at all.

MERGER CONSIDERATION

     Upon consummation of the merger, Armor will pay to Simula's shareholders aggregate merger consideration of $110.5 million, as increased or decreased based upon Simula's conduct of business prior to the consummation of the merger, as follows:

     o   Increased by:

         o the amount of any of Simula's prepaid insurance premiums (other than with respect to directors and officers liability insurance) which the applicable insurers agree in writing will be rebated to Armor or AHI Bulletproof in cash following the consummation of the merger (as of September 30, 2003, the amount of such rebate was $0.00);

         o the amount of any insurance receivables payable to Simula with respect to claims by Simula under its business interruption insurance policies which the applicable insurers confirm in writing are payable to Simula (as of September 30, 2003, the amount of such receivables was $0.00);

         o the amount of any insurance receivables payable to Simula with respect to claims by Simula under any policies of property and casualty insurance (other than business interruption or directors and officers liability insurance policies) which the applicable insurers confirm in writing are payable to Simula, to the extent that Simula had previously paid funds to repair or replace any of its tangible assets (as of September 30, 2003, the amount of such receivables was $0.00);

         o the amount of all accounts receivable payable to Simula where the payor is a governmental authority, or in the sole judgment of Armor is a credit worthy prime contractor or subcontractor, which are more than thirty (30) days past due and which the applicable payors confirm in writing are payable and will be paid in full without reservation of rights (as of September 30, 2003, the amount of such receivables was $215,356.00); and

          o the aggregate exercise price pursuant to certain options for shares of Simula common stock and the aggregate unpaid portion of the purchase price for certain shares issuable pursuant to Simula's 1996 Employee Stock Purchase Plan, that are deemed automatically exercised or issued at the effective time of the merger, each as respectively described in "-- Treatment of Simula Stock Options Issuable Pursuant to Option Plans" and "-- Treatment of Simula Common Stock Issuable Pursuant to the Employee Stock Purchase Plan" below (as of September 30, 2003, the aggregate exercise price of certain in-the-money options was $727,395.00 and the aggregate unpaid portion of the purchase price for certain shares issuable under the 1996 Employee Stock Purchase Plan was $2,055.00);

     o   Decreased by:

         o the aggregate unpaid and outstanding principal amount of, and all accrued but unpaid interest, fees, charges, lender make-whole payments, prepayment penalties, and other penalties on:

               o the indebtedness evidenced by the Revolving Line of Credit extended by CIT Group, Inc. to Simula, currently due September 30, 2003 (subject to acceleration of maturity or mandatory prepayment);

               o the indebtedness evidenced by Simula's $25 million Senior Secured Note, dated September 26, 2001, and due December 31, 2003 (subject to acceleration of maturity or mandatory prepayment), issued to Allied Capital Corporation;

               o the indebtedness evidenced by Simula's 8% Senior Subordinated Convertible Notes due May 1, 2004 (subject to acceleration of maturity or mandatory prepayment);

               o the indebtedness evidenced by Simula's 9 1/2% Senior Subordinated Notes due September 30, 2003 (subject to acceleration of maturity or mandatory prepayment);

               o the indebtedness evidenced by Simula's $800,000 promissory note, dated June 13, 2000, issued to Rosestone Properties, LLC;

               o any indebtedness of Simula or its subsidiaries relating to any refinancings of the foregoing indebtedness entered into prior to the day that is five business days prior to the anticipated date the merger will be completed;

               o any additional indebtedness for borrowed money or capital leases entered into by Simula or any of its Subsidiaries after June 30, 2003, and prior to the day that is five (5) business days prior to the anticipated date the merger will be completed; and

               o any financing of insurance premiums incurred by Simula or any of its subsidiaries after June 30, 2003, and prior to the day that is five business days prior to the anticipated date the merger will be completed, less the aggregate amount of any cash in any of Simula's bank accounts or bank lock boxes five business days prior to the anticipated date the merger (as of September 30, 2003, the total amount of such indebtedness less the amount of such cash was $59,063,411.00);

         o the aggregate amount of any unpaid out-of-pocket costs, fees, or expenses incurred by Simula and over which Simula had control in connection with the negotiation and preparation of the merger agreement and the consummation of the merger (as of September 30, 2003, the amount of such unpaid fees and expenses was $4,145,817.00);

         o the aggregate amount of any unpaid salary, and all out-of-pocket costs, fees, or expenses incurred by Simula for management change of control payments and retention payments (including tax gross-up amounts and excise taxes), associated with the termination of all employment agreements with Simula's President and Chief Executive Officer, Executive Vice President and Chief Development

               Officer, and Vice President and Chief Financial Officer, without cause, and retention agreements with 14 other employees totaling $2,650,924.00;

         o an amount equal to the difference between (a) $1,100,000 (if the merger will be completed before November 30, 2003) or $1,375,000 (if the merger will be completed on or after November 30, 2003) and (b) aggregate amount of all of Simula's capital expenditures and bid and proposal expenditures paid beginning on July 1, 2003, and ending on the last day of the month ending prior to the effective date of the merger (as of September 30, 2003, the amount of such difference was $371,638.00);

         o the aggregate amount of certain planned restructuring costs of Simula which have either not been incurred as anticipated pursuant to Simula's restructuring plan or have not been paid by Simula (as of September 30, 2003, the maximum amount of such planned restructuring costs remaining unpaid was $365,385.00);

         o the aggregate amount of any license or other fees or payments payable to Simula pursuant to any new or extended license entered into by Simula after August 29, 2003 (as of September 30, 2003, the aggregate amount of such fees or payments received by Simula was $0.00);

         o the amount of Simula's accounts payable overage (if such accounts payable overage is a positive number as of September 30, 2003, the amount of Simula's accounts payable over 45 days past due as so calculated was $0.00);

         o the invoice amounts of any of Simula's account or trade receivables outstanding at any time after August 29, 2003 that are collected as a result of (a) a demand for the acceleration of payment thereof by Simula when such invoice is not in default, or
               (b) an acceptance of an accelerated payment of less than the amount of the original invoice therefor as a result of a discount granted by Simula, in either case not in the ordinary course of business consistent with past practice (as of September 30, 2003, the amount of such receivables was $0.00);

         o an amount equal to the difference between $3,150,000 and the aggregate value of the customary and usable commercial inventory, net of any slow moving or obsolete inventory provision, of Simula determined and valued as of last day of the month preceding the effective date of the merger (as of September 30, 2003, such amount was $658,968.00);

         o the amount of any due but unpaid tax liabilities of Simula (including due but unpaid estimated tax payments, but excluding the amount of any alternative minimum taxes arising as a result of the consummation of the merger or any value added tax liabilities relating to Simula's sale of its automotive safety devices businesses in 2003) which were due to be paid prior to the effective date of the merger (as of September 30, 2003, such amount was $127,927.00);

         o the amount of any due but unpaid insurance premiums of Simula other than premiums with respect to directors and officers liability insurance and customary accruals for employee health insurance benefits premiums, including for long term disability, vision, dental, group health, workers compensation and supplemental life, which are outstanding (as of September 30, 2003, such amount was $0.00);

         o the net proceeds received by Simula from any sale of the outstanding capital stock or assets having an aggregate value in excess of $10,000 of Simula's International Center for Safety Education (as of September 30, 2003, such amount was $0.00); and

         o the amount of any insurance proceeds received by or for the benefit of Simula with respect to any claims by Simula under any of their property and casualty insurance policies (but not business interruption insurance proceeds) after August 29, 2003, which are not used by Simula or its subsidiaries to repair or replace any of their tangible assets or to make payments to any third parties with respect to a loss relating to such insurance proceeds (as of September 30, 2003, the amount of such insurance proceeds was $0.00).

     For the purposes of illustration only and as indicated in the following chart, Simula's management estimates that if the merger consideration was calculated as of September 30, 2003, taking into account the foregoing adjustments, the total merger consideration payable by Armor to Simula's shareholders would have been approximately $44,060,736.00 and the per share merger consideration payable to Simula's shareholders would have been approximately $3.27 per share. In addition, based on Simula's internal projections as indicated in the following chart, which are subject to numerous variables, Simula's management currently estimates that if the merger consideration is calculated as of December 1, 2003, the total merger consideration payable by Armor to Simula's shareholders will be approximately $42,169,575.00 and the per share merger consideration payable to Simula's shareholders will be approximately $3.13 per share.

  VARIABLES AFFECTING CALCULATION OF        ACTUAL VALUE OF VARIABLE AS OF        ESTIMATED VALUE OF VARIABLE AS OF
         MERGER CONSIDERATION                     SEPTEMBER 30, 2003                      DECEMBER 1, 2003
INCREASED BY:

Prepaid Insurance Premiums Excluding                     $0.00                               $51,950.00
Directors and Officers Liability
Insurance

Business Interruptions Insurance                         $0.00                                  $0.00
Receivables

Property and Casualty Insurance                          $0.00                                  $0.00
Receivables

Receivables from Governmental                         $215,356.00                            $100,000.00
Authority

Aggregate Exercise Price for                          $727,395.00                            $652,895.00
In-the-Money Options

Aggregate Unpaid Portion of Purchase                   $2,055.00                              $2,055.00
Price for Certain ESPP Shares

SUBTOTAL:                                             $944,806.00                            $806,900.00

DECREASED BY:

Outstanding Indebtedness and Cash                   $59,063,411.00                         $61,082,360.00

Transaction Costs                                    $4,145,817.00                          $4,145,761.00

Termination and Severance Expenses                   $2,698,011.00                          $2,698,011.00

Difference Between                                    $371,638.00                            $175,000.00
[$1,100,000.00/$1,375,000.00] and
Capital Expenditures and Bid and
Proposal Expenditures

Restructuring Costs that Were Not                     $365,385.00                            $365,385.00
Incurred or Paid as Anticipated

License or Other Fees Payable to Simula                  $0.00                                  $0.00

Accounts Payable Overage                                 $0.00                                  $0.00

Acceptance of Discounted Account or                      $0.00                                  $0.00
Trade Receivables

Difference Between $3,150,000.00 and                  $658,968.00                            $658,968.00
Customary and Useable Commercial
Inventory

Unpaid Tax Liabilities                                $127,927.00                            $58,927.00

Certain Unpaid Insurance Premiums                        $0.00                                  $0.00

Net Proceeds from Sale of Stock or                       $0.00                                  $0.00
Assets

Insurance Proceeds Not Used to Replace                   $0.00                                  $0.00
or Repair Simula's Tangible Assets or
Paid to Third Parties

                              SUBTOTAL:             $67,431,154.00                         $69,184,417.00

      PURCHASE PRICE ADJUSTMENT TOTAL:              $66,486,351.00                         $68,377,512.00

  DIFFERENCE BETWEEN 110,500,000.00 AND             $44,013,649.00                         $42,122,488.00
             PURCHASE PRICE ADJUSTMENT:

            PER SHARE CONSIDERATION(1):                  $3.27                                  $3.13


     (1) The per share consideration as of September 30, 2003 is based on 13,472,460 outstanding shares and/or in-the-money options. The December 1, 2003 estimated per share consideration is based on 13,449,460 expected outstanding shares and/or in-the-money options.


     As a result of the foregoing estimates, and provided that the closing of the merger occurs prior to December 1, 2003, Simula's management currently estimates that a reasonable projection of the total merger consideration payable by Armor to Simula's shareholders will range from approximately $39 million to $44 million, or from approximately $2.90 per share to $3.25 per share. This projected range is based on Simula's estimate that, as of December 1, 2003, there will be approximately 13,449,460 outstanding shares and/or in-the-money options. Please note, however, that there is no floor, or minimum, on the merger consideration to be paid by Armor for each share of Simula common stock under the merger agreement. This is only an estimate for the purposes of illustration and the actual final per share merger consideration payable to Simula's shareholders is subject to numerous factors and variables, including Simula's financial performance and cash flow through the date of the calculation of the per share merger consideration, and many of such factors and variables are outside of the control of Simula.



CONVERSION OF SIMULA COMMON STOCK IN THE MERGER

     Upon completion of the merger, each share of Simula common stock outstanding immediately prior to the effective time of the merger (other than shares issuable upon the exercise of certain Simula options and certain shares issuable pursuant to Simula's 1996 Employee Stock Purchase Plan, which will each be treated as respectively described in "-- Treatment of Simula Stock Options Issuable Pursuant to Option Plans" and "-- Treatment of Simula Common Stock Issuable Pursuant to the Employee Stock Purchase Plan" below) will be canceled and extinguished and automatically converted into the right to receive cash and/or shares of Armor common stock as follows upon surrender of the certificate representing such share of Simula common stock in the manner provided in the merger agreement:

     o   An amount in cash equal to:

         o the cash portion of the total dollar amount of the merger consideration payable by Armor in connection with the merger (which cash portion remains to be determined by and will be determined by Armor prior to the effective time of the merger, but which cash portion shall be not less than 20% and not greater than 100% of the total dollar amount of the merger consideration);

               divided by
               ----------

         o the total number of shares of Simula common stock outstanding immediately prior to the effective time of the merger (including shares issuable upon the exercise of certain Simula options and certain shares issuable pursuant to Simula's 1996 Employee Stock Purchase Plan, which will each be treated as respectively described in "-- Treatment of Simula Stock Options Issuable Pursuant to Option Plans" and "-- Treatment of Simula Common Stock Issuable Pursuant to the Employee Stock Purchase Plan" below);


     plus
     ----

     o   That number of shares of Armor common stock equal to:

         o the remainder of the total dollar amount of the merger consideration payable by Armor in connection with the merger after deducting that portion of the merger consideration payable in cash by Armor;

               divided by
               ----------

         o the total number of shares of Simula common stock outstanding immediately prior to the effective time of the merger (including shares issuable upon the exercise of certain Simula options and certain shares issuable pursuant to Simula's 1996 Employee Stock Purchase Plan, which will each be treated as respectively described in "--Treatment of Simula Stock Options Issuable Pursuant to Option Plans" and "-- Treatment of Simula Common Stock Issuable Pursuant to the Employee Stock Purchase Plan" below);

                and further divided by
                ----------------------

          o the mean of the average between the bid and the ask price of Armor common stock on the NYSE, as reported on the NYSE Composite Tape at the close of the market for the 20 consecutive trading days ending 10 trading days prior to the date the merger is completed, or the Parent Average Trading Price.


     The per share amount of merger consideration to be received by Simula's shareholders (a minimum of 20% of which must be paid in cash, with the balance to be paid in shares of Armor's common stock, at Armor's discretion) in exchange for outstanding shares of Simula common stock will be determined five business days prior to the closing of the merger, and the price of Armor's common stock to be used to calculate the number of shares of Armor common stock to be received by Simula's shareholders in exchange for Simula common stock will be determined ten business days prior to the closing of the merger. Accordingly, fluctuations in the price of Armor's common stock between the date the merger agreement was signed and the date of this proxy statement/prospectus will not affect the value of the merger consideration received by Simula's shareholders.


     However, fluctuations in the price of Armor's common stock between the date of this proxy statement/prospectus and the date of the closing of the merger will have an effect on the merger consideration received by Simula's shareholders, as described immediately below.


     The number of shares of Armor common stock received by Simula's shareholders will be based, in part, upon the mean of the average between the bid and ask price of Armor common stock on the New York Stock Exchange, as reported on the composite tape at the close of the market for the 20 consecutive trading days ending 10 trading days prior to the date the merger is completed. Fluctuations in the price of Armor's common stock during these 20 trading days will have an impact on the value of the merger consideration received by Simula's shareholders. The following chart sets forth two examples of the effect that fluctuations in the price of Armor's common stock during such 20 trading day period would have on the value of the merger consideration received in exchange for each share of Simula common stock:

                        CLOSING PRICE OF                        ASSUMED VALUE OF THE CASH AND SHARES OF   ACTUAL MARKET VALUE OF
                       ARMOR COMMON STOCK                          ARMOR COMMON STOCK TO BE RECEIVED     CASH AND SHARES OF ARMOR
                        ON LAST DAY OF 20       MEAN OF THE          IN EXCHANGE FOR EACH SHARE OF       COMMON STOCK RECEIVED IN
                       TRADING-DAY PERIOD    AVERAGE OF THE BID     SIMULA COMMON STOCK (CALCULATED       EXCHANGE FOR EACH SHARE
 CLOSING PRICE OF          (I.E., 10         AND ASK PRICES OF      USING THE MEAN OF THE AVERAGE OF      OF SIMULA COMMON STOCK
ARMOR COMMON STOCK    TRADING DAYS PRIOR     ARMOR COMMON STOCK     THE BID AND ASK PRICES OF ARMOR       (AS OF THE LAST DAY OF
ON FIRST DAY OF 20-    TO THE CLOSING OF       DURING SUCH 20-        COMMON STOCK DURING SUCH 20-           THE 20-TRADING-DAY
TRADING-DAY PERIOD        THE MERGER)        TRADING-DAY PERIOD          TRADING-DAY PERIOD)(1)                 PERIOD)(1)
------------------    ------------------     ------------------    ---------------------------------     -----------------------
      $15.00               $18.00               $16.00                        $3.25                               $3.58

      $18.00               $15.00               $16.00                        $3.25                               $3.05

     (1) Assumes Armor elects to pay 20% of the merger consideration in cash and 80% of the merger consideration in shares of Armor's common stock.

     In addition, fluctuations in the price of Armor's common stock between the time the number of shares of Armor common stock to be received by Simula's shareholders is determined (i.e., 10 trading days prior to the closing of the merger) and the date of the closing of the merger will effect the value of the merger consideration each Simula shareholder receives. The following chart sets forth two examples of the effect such fluctuations would have on the value of the merger consideration received in exchange for each share of Simula common stock:


                                                                                         ACTUAL MARKET VALUE OF CASH AND SHARES
ASSUMED MARKET VALUE OF CASH AND SHARES OF ARMOR                                           OF ARMOR COMMON STOCK RECEIVED IN
     COMMON STOCK RECEIVED IN EXCHANGE FOR                                                  EXCHANGE FOR EACH SHARE OF SIMULA
    EACH SHARE OF SIMULA COMMON STOCK (AS OF         CLOSING PRICE OF ARMOR COMMON          COMMON STOCK (BASED ON THE CLOSING
      THE LAST DAY OF THE 20-TRADING-DAY             STOCK ON THE DAY THE MERGER IS       PRICE OF ARMOR COMMON STOCK ON THE DAY
                   PERIOD)(1)                                    COMPLETED                        THE MERGER IS COMPLETED)(1)
------------------------------------------------   --------------------------------    ------------------------------------------
                  $3.58                                           $19.00                                $3.74

                  $3.58                                           $17.00                                $3.41

     (1) Assumes Armor elects to pay 20% of the merger consideration in cash and 80% of the merger consideration in shares of Armor's common stock.

     The following table summarizes the estimates of the effect of a change in the price of Armor common stock on the number of shares of Armor common stock that will be received by Simula's shareholders in exchange for each outstanding share of Simula common stock (assuming 20% of the merger consideration is paid in cash and the balance is paid in shares of Armor common stock), based on Simula management's current estimate that the per share merger consideration payable to Simula's shareholders as a result of the merger will range from approximately $2.90 per share to $3.25 per share. The following table does not set forth the effect of such fluctuations on the market value of the merger consideration after the date of determination of the price of Armor's common stock for purposes of determining the exchange ratio.

                                                                            ESTIMATED NUMBER OF SHARES OF
                                       ESTIMATED CASH CONSIDERATION TO    ARMOR COMMON STOCK TO BE PAID PER
 ASSUMED MARKET PRICE PER SHARE OF       BE PAID PER SHARE OF SIMULA                   SHARE OF
         ARMOR COMMON STOCK                    COMMON STOCK (1)                SIMULA COMMON STOCK (1)
 ---------------------------------     -------------------------------    ---------------------------------
               $15.00                            $0.58-$0.65                          .155-.173
               $15.20                            $0.58-$0.65                          .152-.171
               $15.40                            $0.58-$0.65                          .150-.169
               $15.60                            $0.58-$0.65                          .149-.167
               $15.80                            $0.58-$0.65                          .147-.165
               $16.00                            $0.58-$0.65                          .145-.163
               $16.20                            $0.58-$0.65                          .143-.160
               $16.40                            $0.58-$0.65                          .141-.159
               $16.60                            $0.58-$0.65                          .140-.157
               $16.80                            $0.58-$0.65                          .138-.155
               $17.00                            $0.58-$0.65                          .136-.153
               $17.20                            $0.58-$0.65                          .135-.151
               $17.40                            $0.58-$0.65                          .133-.149
               $17.60                            $0.58-$0.65                          .132-.148
               $17.80                            $0.58-$0.65                          .130-.146
               $18.00                            $0.58-$0.65                          .129-.144
               $18.20                            $0.58-$0.65                          .127-.143
               $18.40                            $0.58-$0.65                          .126-.141
               $18.60                            $0.58-$0.65                          .125-.140
               $18.80                            $0.58-$0.65                          .123-.138
               $19.00                            $0.58-$0.65                          .122-.137
               $19.20                            $0.58-$0.65                          .121-.135
               $19.40                            $0.58-$0.65                          .120-.134
               $19.60                            $0.58-$0.65                          .118-.133
               $19.80                            $0.58-$0.65                          .117-.131
               $20.00                            $0.58-$0.65                          .116-.130

     (1) Assumes Armor elects to pay 20% of the merger consideration in cash and 80% of the merger consideration in shares of Armor's common stock.

     From July 1, 2003 to October 20, 2003, the per share closing price of Armor common stock on the New York Stock Exchange fluctuated from a low of $12.98 to a high of $18.25. On August 29, 2003 (the date the merger agreement was signed), the per share closing price of Armor common stock on the New York Stock Exchange was $15.16. We encourage you to consider the market price of Armor common stock before you make your voting decision regarding the merger.


     It is anticipated that the closing of the merger will occur no later than two business days after the Simula shareholders' meeting, subject to the satisfaction or waiver of the closing conditions described herein. See the section entitled "-- Conditions to the Merger" on page 80 of this proxy statement/prospectus.

     Pursuant to the terms of the merger agreement, Armor is required to elect the ratio of cash and stock to be received by the Simula shareholders at least five business days prior to the closing of the merger. However, Armor has agreed to make and inform Simula of this determination at least one business day prior to the date of the Simula shareholders' meeting.

    Armor will elect the amount of the merger consideration to pay in cash and the amount to pay in stock after considering the following factors: (i) the relationship between the closing price of Armor's common stock on the date Armor makes its decision and the mean of the average of the bid and ask prices of Armor common stock as reported at the close of the market for the 20 consecutive trading days ending 10 trading days prior to the anticipated closing date and
(ii) alternative uses for Armor's available cash at the time the election is made.

     For example, if the closing price of Armor's common stock on the date Armor makes it decision is lower than the mean of the average of the bid and ask prices of Armor common stock at the close of the market during such 20-trading-day period (i.e. $15.00 vs. $16.00), Armor's board of directors would be more inclined to elect to pay the merger consideration using its common stock. Alternatively, if the closing price of Armor's common stock on the date Armor makes its decision is higher than the mean of the average of the bid and ask prices of Armor common stock at the close of the market during such 20-trading-day period (i.e. $18.00 vs. $16.00), Armor's board of directors would be more inclined to elect to pay the merger consideration using its available cash.

      However, in making its decision, Armor will also consider the amount of cash available to it at such time and alternative uses of such cash. For example, Armor's board of directors would be more inclined not to pay more than 20% of merger consideration in cash, if it determines that its available cash would be better used for other purposes, such as to fund future acquisitions, to take advantage of business development opportunities, and for general corporate and working capital purposes, including the funding of capital expenditures.

     Upon completion of the merger, shares issuable upon the exercise of certain Simula options and certain shares issuable pursuant to Simula's 1996 Employee Stock Purchase Plan will be canceled and extinguished and automatically converted into the right to receive cash and/or shares of Armor common stock as respectively described in the sections entitled "-- Treatment of Simula Stock Options Issuable Pursuant to Option Plans" and "-- Treatment of Simula Common Stock Issuable Pursuant to the Employee Stock Purchase Plan" beginning on pages 70 and 71 of this proxy statement/prospectus, respectively.


     The number of outstanding shares of Simula common stock (including those shares issuable upon the exercise of certain Simula options and certain shares issuable pursuant to Simula's 1996 Employee Stock Purchase Plan at the effective time of the merger) will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Simula common stock prior to completion of the merger.

     Following the effective time of the merger, Simula (as the surviving company of the merger) shall remain obligated to pay any dividends or make any other distributions with a record date prior to the effective time of the merger which may have been declared or made by Simula on shares of Simula common stock in accordance with the terms of the merger agreement and which remain unpaid at the effective time of the merger.

     Each share of Simula common stock held by Simula or owned by Armor or any of their direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of Simula, Armor or any of their direct or indirect subsidiaries will receive any securities of Armor or other consideration in exchange for those shares.

TREATMENT OF SIMULA STOCK OPTIONS AND SIMULA STOCK OPTION PLANS

     TREATMENT OF SIMULA COMMON STOCK ISSUABLE PURSUANT TO OPTION PLANS

     At the effective time of the merger, each outstanding option to purchase Simula common stock granted under Simula's 1992 Stock Option Plan, 1994 Stock Option Plan, and 1999 Stock Option Plan which has not previously expired or been exercised in full and has an exercise price less than the total dollar value of the merger consideration per share of Simula common stock payable by Armor in connection with the merger, whether or not vested or exercisable on the date the merger is completed, shall be deemed to have been automatically exercised by a "cashless exercise" immediately prior to the effective time of the merger for the number of shares of Simula common stock issuable upon exercise of such option and shall have the right to receive the merger consideration for each resulting share of Simula common stock, less an amount of cash and a number of shares of Armor common stock equal, in the aggregate, to the amount of the applicable exercise price for such option and subject to the deduction of applicable withholding taxes.



     As it is not currently possible to determine the actual amount of merger consideration payable by Armor in connection with the merger per share of Simula common stock, it is also not currently possible to determine those Simula options which will be eligible to be automatically exercised by a "cashless exercise" immediately prior to the effective time of the merger for the number of shares of Simula common stock issuable upon exercise of such option and which will have the right to receive the merger consideration for each resulting share of Simula common stock (less the amount of the applicable exercise price for such option and subject to the deduction of applicable withholding taxes). However, based on the number of outstanding Simula options on September 30, 2003, if the merger took place on September 30, 2003, and for the purposes of illustration only, the total dollar value of the merger consideration per share of Simula common stock payable by Armor in connection with the merger as adjusted was approximately $3.27, approximately 435,000 of such outstanding options would have been eligible to be automatically exercised by a "cashless exercise" immediately prior to the effective time of the merger for the number of shares of Simula common stock issuable upon exercise of such option and shall have the right to receive the merger consideration for each resulting share of Simula common stock, less an amount of cash and a number of shares of Armor common stock equal, in the aggregate, to the amount of the applicable exercise price for such option and subject to the deduction of applicable withholding taxes.


     At the effective time of the merger, Simula's 1992 Stock Option Plan, 1994 Stock Option Plan, and 1999 Stock Option Plan shall be terminated by Simula and all options and certificates representing options, if any, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of an option (and of a certificate representing an option, if any) shall cease to have any rights with respect thereto, other than and subject to the rights of holders of options which will be eligible to be automatically exercised by a "cashless exercise" immediately prior to the effective time of the merger for the number of shares of Simula common stock issuable upon exercise of such option and which will have the right to receive the merger consideration for each resulting share of Simula common stock (less the amount of the applicable exercise price for such option and subject to the deduction of applicable withholding taxes).

     Prior to the effective time of the merger, Simula shall, if necessary, amend Simula's 1992 Stock Option Plan, 1994 Stock Option Plan, and 1999 Stock Option Plan in order to allow and provide for acceleration of the vesting of such eligible options and termination of Simula's 1992 Stock Option Plan, 1994 Stock Option Plan, and 1999 Stock Option Plan.

     TREATMENT OF SIMULA COMMON STOCK ISSUABLE PURSUANT TO THE EMPLOYEE STOCK PURCHASE PLAN

     At the effective time of the merger, Simula's 1996 Employee Stock Purchase Plan shall be terminated and/or liquidated and all outstanding rights to purchase shares of Simula common stock granted or awarded thereunder, if any, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, other than and subject to the rights of holders of outstanding rights to purchase shares of Simula common stock granted or awarded under the 1996 Employee Stock Purchase Plan which will, whether or not vested or exercisable immediately prior to the effective time of the merger, become fully vested and automatically exercised immediately prior to the effective time of the merger and shall each be deemed to be a share of Simula common stock retired and converted at the effective time of the merger into the right to receive the merger consideration for each resulting share of Simula common stock, subject to Simula's right (as the surviving corporation in the merger) to withhold by payroll deduction any unpaid amount of the purchase price therefor pursuant to the terms and conditions of the 1996 Employee Stock Purchase Plan and subject to the deduction of applicable withholding taxes. Prior to the effective time of the merger, Simula shall, if necessary, amend Simula's 1996 Employee Stock Purchase Plan in order to allow and provide for acceleration of the vesting and the automatic exercise of such outstanding rights to purchase shares of Simula common stock granted or awarded under the 1996 Employee Stock Purchase Plan.

FRACTIONAL SHARES

     No fractional shares of Armor common stock, if any, will be issued to Simula shareholders in the merger. Instead, each fractional share of Armor common stock which would have been otherwise issued shall be rounded down to the nearest whole number of shares of Armor common stock and, if so rounded down, any holder of Simula common stock shall receive, in lieu of the fractional shares not delivered due to such rounding, a cash payment equal the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled by (B) the Parent Average Trading Price.

EXCHANGE OF CERTIFICATES

     Armor will appoint Bank of America, N.A., or another bank or trust company reasonably acceptable to Simula, as exchange agent for the exchange of the merger consideration upon surrender of certificates representing the outstanding shares of Simula common stock. On or before the effective time of the merger, Armor will deposit with the exchange agent, cash and/or certificates representing the Armor common stock constituting the merger consideration to be exchanged in the merger.

     As soon as reasonably practicable after the effective time of the merger, the exchange agent will deliver to Simula shareholders of record immediately prior to the effective time of the merger, transmittal materials for use in exchanging their certificates representing Simula common stock for cash and/or certificates representing the Armor common stock constituting the merger consideration. SIMULA SHAREHOLDERS SHOULD NOT FORWARD THEIR SIMULA CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS. Upon delivery to the exchange agent of Simula certificates (or indemnity reasonably satisfactory to Armor and the exchange agent for any lost, stolen or destroyed certificates), the exchange agent will deliver cash and/or certificates representing shares of Armor common stock into which shares of Simula common stock are converted in the merger.

     Until Simula certificates are surrendered, and subject to applicable law, they will, as of the merger, represent the right to receive cash and/or ownership of the number of shares of Armor common stock into which the shares of Simula common stock represented by Simula certificates were converted in the merger. To the extent shares of Armor common stock constitute all or a portion of the merger consideration, the holders of Simula certificates will be entitled to all rights and privileges of holders of Armor common stock, except that holders of Simula certificates will not be entitled to receive any dividends or other distributions declared by Armor until Simula certificates are surrendered. After Simula certificates are surrendered, the holders of newly issued Armor certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Armor common stock the record date for which is after the merger.

     After the effective time of the merger, there will be no further transfers on Simula's records of Simula common stock. If Simula certificates are presented to Armor or the exchange agent for transfer, then they will be cancelled against delivery of Armor certificates. If any Simula certificate has not been surrendered within five years after the effective date of the merger, then any shares of Armor common stock, dividends or other distributions in respect of such certificate will, to the extent permitted by applicable law, become the property of Simula as the surviving corporation in the merger.

MANAGEMENT AND BOARDS OF DIRECTORS AFTER THE MERGER

     MANAGEMENT OF ARMOR AND SIMULA

     If the merger is completed, then the officers of Armor prior to the merger will continue to serve as officers of Armor after the merger, and the officers of Simula prior to the merger shall be replaced after the merger by the officers of AHI Bulletproof, the wholly-owned subsidiary of Armor which will be merged with and into Simula. Currently, Mr. Robert R. Schiller serves as President and Mr. Todd Smith serves as Secretary and Treasurer of AHI Bulletproof, and after the merger, shall serve in such positions as officers of Simula, as the surviving corporation.

     ARMOR'S BOARD OF DIRECTORS

     If the merger is completed, then the directors of Armor prior to the merger will continue to serve as directors of Armor after the merger. Biographies of the current directors of Armor are set forth below.

     WARREN B. KANDERS, age 45, has served as Chairman of Armor's board since January 1996 and as Armor's Chief Executive Officer since April 9, 2003. Mr. Kanders has served as a member of the board of directors of Clarus Corporation since June 2002 and as Executive Chairman of Clarus Corporation's board of directors since December 2002. From October 1992 to May 1996, Mr. Kanders served as Vice Chairman of the board of directors of Benson Eyecare Corporation. From June 1992 to March 1993, Mr. Kanders served as President and a director of Pembridge Holdings, Inc. Since 1990, Mr. Kanders has served as President of Kanders & Company, Inc., a private investment company.

     BURTT R. EHRLICH, age 64, has served as one of Armor's directors since January 1996. Mr. Ehrlich has served as a member of the board of directors of Clarus Corporation since June 2002 and as Chairman of the board of directors of Langer, Inc. since February 2001. Mr. Ehrlich served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992, and as a director of Benson Eyecare Corporation from October 1992 until November 1995.

     NICHOLAS SOKOLOW, age 53, has served as one of Armor's directors since January 1996. Mr. Sokolow has served as a member of the board of directors of Clarus Corporation since June 2002. Mr. Sokolow has been a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras since 1994. From June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers.

     THOMAS W. STRAUSS, age 61, has served as one of Armor's directors since May 1996. Mr. Strauss has served as a member of the board of directors of Langer, Inc. since June 2002. Since 1995, Mr. Strauss has been a principal with Ramius Capital Group, a privately held investment management firm. From June 1993 until July 1995, Mr. Strauss was co-chairman of Granite Capital International Group, an investment banking firm. From 1963 to 1991, Mr. Strauss served in various capacities with Salomon Brothers Inc., an investment banking and brokerage firm, including President and Vice-Chairman.

     ALAIR A. TOWNSEND, age 61, has served as one of Armor's directors since December 1996. Since February 1989, Ms. Townsend has been publisher of Crain's New York Business, a business periodical. Ms. Townsend was a former governor of the American Stock Exchange. Ms. Townsend served as New York City's Deputy Mayor for Finance and Economic Development from February 1985 to January 1989.

     DEBORAH ZOULLAS, age 50, has served as one of Armor's directors since July 2002. Ms. Zoullas is a private investor. From December 1998 until December 2000, Ms. Zoullas served as the Executive Vice President of Sotheby's Holdings, Inc. and during 2000 served on its board of directors. From 1974 until 1996, Ms. Zoullas worked in various capacities within the Investment Banking Division of Morgan Stanley & Co. Incorporated. Ms. Zoullas is an Advisory Director of Morgan Stanley, a member of the Advisory Board of The Stanford Business School, a Director of the Helena Rubinstein Foundation and a member of the Executive Committee of The Projects Committee of Memorial Sloan Kettering.

     There are no material relationships between Armor or its directors and officers and Simula or its directors and officers except as contemplated by the merger agreement or as described in this proxy statement/prospectus. In the ordinary course of business and from time to time Armor, Simula and their affiliates and subsidiaries may do business with each other.

     To the best of Armor's knowledge, (i) there are no material proceedings to which any director of Armor is a party, or has a material interest, adverse to Armor, and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of these people during the past five years.

     SIMULA'S BOARD OF DIRECTORS

     If the merger is completed, then Simula will become a wholly-owned subsidiary of Armor, and Simula's board of directors will be replaced by the members of the board of directors of AHI Bulletproof. Mr. Robert R. Schiller, Armor's Chief Operating Officer, Chief Financial Officer and Secretary, together with Mr. Todd Smith, Armor's Vice President of Legal Affairs, each currently serve as the only members of the board of directors of AHI Bulletproof, and after the merger, shall serve as the only directors of Simula as the surviving corporation.

REPRESENTATIONS AND WARRANTIES

     Armor and Simula each made a number of representations and warranties in the merger agreement about their respective authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and about aspects of their respective business, financial condition, structure and other facts pertinent to the merger.

     Simula made a number of representations and warranties to Armor in the merger agreement, including representations and warranties relating to the following topics:

     o corporate organization, qualification to do business, good standing and corporate power of Simula and its subsidiaries;

     o Simula's corporate authorization to enter into the merger agreement and consummate the transactions under the merger agreement and the enforceability of the merger agreement;

     o   Simula's compliance with applicable laws, rules and regulations;

     o   Simula's capital structure;

     o absence of any conflict with or violation of the charter and bylaws of Simula and equivalent organizational documents of its subsidiaries, or any applicable legal requirements resulting from the execution of the merger agreement or the completion of the merger;

     o Simula's Securities and Exchange Commission filings and financial statements;

     o   Simula's financial statements;

     o   litigation involving Simula;

     o absence of certain changes and events relating to Simula since June 30, 2003;

     o   Simula's taxes;

     o   Simula's employee benefit plans and labor relations;

     o   Simula's intellectual property;

     o Simula's possession of and compliance with all permits required for the operation of business;

     o   compliance with environmental laws applicable to Simula;

     o the effect of entering into and carrying out the obligations of the merger agreement on Simula's material contracts;

     o   agreements relating to Simula's sale of assets or subsidiaries;

     o Simula's title or leasehold interests in all material tangible properties and assets used in its business;

     o   Simula's brokers' and finders' fees in connection with the merger;

     o receipt of a fairness opinion from Relational Advisors relating to the merger;

     o applicability of state takeover statutes to the merger during the pendency of the merger agreement;

     o   lack of undisclosed liabilities;

     o   Simula's products; and

     o accuracy of information supplied by Simula in this proxy statement/prospectus and the related registration statement filed by Armor with the Securities and Exchange Commission.

     Armor and AHI Bulletproof each made a number of representations and warranties to Simula in the merger agreement, including representations and warranties relating to the following topics:

     o corporate organization, qualification to do business, good standing and corporate power of Armor and its subsidiaries;

     o Armor's corporate authorization to enter into the merger agreement and consummate the transactions under the merger agreement and the enforceability of the merger agreement;

     o   Armor's compliance with applicable laws, rules and regulations;

     o   Armor's capital structure;

     o absence of any material violation of the charter and bylaws of Armor and AHI Bulletproof or any applicable legal requirements resulting from the execution of the merger agreement and the completion of the merger;

     o Armor's Securities and Exchange Commission filings and financial statements;

     o   litigation involving Armor;

     o absence of certain changes and events relating to Armor since August 18, 2003;

     o   Armor's brokers' and finders' fees in connection with the merger;

     o   lack of undisclosed liabilities; and

     o accuracy of information supplied by Armor in this proxy statement/prospectus and the related registration statement filed by Armor with the Securities and Exchange Commission.

     The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to read carefully Articles II and III of the merger agreement entitled "Representations and Warranties of the Company " and "Representations and Warranties of Parent and Purchaser" attached to this proxy statement/prospectus as Annex A.

SIMULA'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Simula has agreed that until the completion of the merger or the termination of the merger agreement, or unless Armor consents in writing, Simula and its subsidiaries will:

     o conduct their business, financial, and other operations in the ordinary course of business consistent with past practice;

     o preserve intact its business organizations and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with Simula or its subsidiaries;

     o promptly notify Armor of Simula's intent to pay any indebtedness for borrowed money, other than repayments of principal and interest as they become due;

     o provide Armor with an itemized schedule of fees incurred by Simula in connection with the merger;

     o provide Armor with monthly financial statements, statements of accounts receivable, and other operational reports; and

     o use the proceeds of the sale of Simula's automotive services business only for general corporate purposes.

     Simula has also agreed that until the completion of the merger or the termination of the merger agreement, or unless Armor consents in writing, Simula and its subsidiaries will not:

     o amend their respective certificates of incorporation, bylaws, or other organizational documents;

     o except as required by Simula's option plans, stock purchase plans, or outstanding debt, issue, sell, pledge, dispose of, or encumber any shares of capital stock, or securities convertible into capital stock, of Simula or its subsidiaries;

     o except as required by Simula's option plans, stock purchase plan, or outstanding debt, split, combine or reclassify its capital stock, or otherwise change its capitalization;

     o grant any option, warrant, or convertible security, create any new option plans, or cause any currently unexercisable options to become exercisable, except as required by any unexercisable options outstanding on the date hereof, to newly hired non-executive employees, consistent with past practice, or as may be required by Simula's option plans, stock purchase plan, or outstanding debt;

     o declare or pay dividends or make any other distributions in respect of any capital stock;

     o redeem, repurchase or otherwise acquire any shares of capital stock of Simula or its subsidiaries;

     o transfer, license, mortgage, encumber, sell, lease, or otherwise dispose of any of material assets, subject to certain exceptions;


     o enter into a new, or extend an existing, license with respect to Simula's Clearguard(R) transparent polyurethane polymers;


     o acquire any business, entity or division, or make any capital expenditures or otherwise acquire material property or assets;

     o incur indebtedness for borrowed money, subject to normal operating and minimum amount thresholds;

     o guaranty certain obligations in excess of $10,000, individually, or $50,000 in the aggregate;

     o make or forgive any loans, advances, or capital contributions to, or investments in, any third party;

     o modify, amend, terminate or waive any rights under any confidentiality agreement entered into in connection with an alternative transaction as defined in the merger agreement, unless such modification, amendment, termination, or waiver would not make such agreement less restrictive than the confidentiality agreement between Armor and Simula;

     o enter into any agreement which requires the payment by Simula or its subsidiaries, after the effective time of the merger, of more than $150,000, individually, or $500,000, in the aggregate;

     o modify, amend, terminate or waive any rights under any material contracts to which Simula or its subsidiaries is a party;

     o except as required by any plan, agreement, or applicable law, increase the compensation, severance, bonus, or other benefits payable to any of the directors, officers, or employees of Simula or its subsidiaries, grant any severance or termination pay to, or enter into any new employment, consulting, retention, salary continuation, or severance agreement with any officer or directors of Simula or its subsidiaries, or establish, adopt, enter into, amend, or modify in any material respect any collective bargaining agreement, employee benefit plan, trust, fund, policy, or arrangement for the benefit of current or former officers, directors or employees of Simula or any of its subsidiaries;

     o change any accounting policies, procedures or practices, except as required by U.S. generally accepted accounting principles or applicable law;

     o approve or authorize any action to be submitted to Simula's shareholders, other than pursuant to the merger agreement, the submission of a superior transaction, as defined in the merger agreement, in accordance with the terms of the merger agreement, or the election of directors in the ordinary course at Simula's annual meeting of shareholders;

     o materially change any method of reporting income, deductions, or other material items for income tax purposes, make or change any material election with respect to taxes, agree to or settle any material claim or assessment in respect of taxes, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of taxes, except in the ordinary course of business;

     o settle or compromise any material litigation, or other pending or threatened suit, action or claim involving Simula or any of its subsidiaries;

     o demand the acceleration of payment of any account receivable or trade receivable when such invoice is not in default, or accept an accelerated payment of less than the amount of the original invoice of any accounts receivable or trade receivables as a result of a discount granted by Simula, in either case not in the ordinary course of business; or

     o enter into a binding oral or written agreement to do any of the foregoing.

SIMULA IS PROHIBITED FROM SOLICITING OTHER OFFERS

     Under the terms of the merger agreement, subject to certain exceptions described below, Simula agreed that it will not, and each of its subsidiaries, officers, directors, and representatives, and the officers, directors, and representative of its subsidiaries will not, directly or indirectly:

     o encourage, invite, initiate, or solicit any inquiries relating to a proposal from a third party for an alternative transaction; or

     o participate in or encourage, invite, initiate, or solicit negotiations or discussions with, or furnish or cause to be furnished any information to, any third party relating to an alternative transaction.

     An alternative transaction is any offer or proposal relating to any transaction or series of related transactions (other than the merger) involving:

     o any merger, consolidation, business combination or similar transaction involving Simula or any of its subsidiaries;

     o any acquisition involving all or a significant part of the capital stock or assets of Simula or any of its subsidiaries; or

     o material debt or equity investment in Simula or any of its subsidiaries.

     Under the merger agreement, Simula agreed to cease, as of August 29, 2003, all then-existing activities, discussions or negotiations by Simula and its subsidiaries with any third parties with respect to any alternative transaction.

     Simula is obligated to promptly notify Armor orally and in writing upon receipt of any type of acquisition proposal, request or inquiry. The notice must include a summary of the principal terms of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and a copy of all written materials provided in connection with the acquisition proposal, request or inquiry, with certain exceptions.

     Notwithstanding the prohibitions contained in the merger agreement with respect to the type of acquisition proposals described above, if Simula receives an unsolicited bona fide written acquisition proposal, Simula may review, negotiate, and provide information to a third party with respect to such offer if:

     o Simula's board of directors, in the exercise of its fiduciary duties, concludes in good faith, after considering applicable law, on the advice of counsel, that such actions are not inconsistent with its fiduciary duties to Simula's shareholders under applicable law;

     o Simula's board of directors determines in good faith after consultation with its financial advisors that the acquiring party is capable of consummating such alternative transaction;

     o if the alternative transaction proposal includes cash consideration, payment of such cash consideration shall not be subject to a financing contingency; and

     o Simula's board of directors determines that such alternative transaction is superior to the merger from a financial point of view to Simula's shareholders.

     In the event that Simula furnishes nonpublic information to a third party making an acquisition proposal, it is required to promptly furnish Armor with written notice of such action and a copy of the information furnished to the potential third party acquirer.

OBLIGATION OF SIMULA'S BOARD OF DIRECTORS WITH RESPECT TO ITS RECOMMENDATION AND HOLDING A MEETING OF ITS SHAREHOLDERS

     Simula agreed to call, hold and convene a meeting of its shareholders as promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission, and to use its best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the merger agreement and approval of the merger, and to take all other action necessary or advisable to secure the vote of its shareholders required by American Stock Exchange rules or the Arizona Business Corporation Act to obtain such approvals. Simula's board of directors agreed to recommend the approval and adoption of the merger agreement and approval of the merger to its shareholders. Simula may not withdraw, revoke or change its recommendation of approval and adoption of the merger agreement and approval of the merger unless Simula's board of directors, after complying with the conditions described in the section entitled "-- Simula Is Prohibited from Soliciting Other Offers" on page 76 of this proxy statement/prospectus, has publicly announced or notified Armor that it has approved a binding agreement for a superior transaction. If Simula changes its recommendation to its shareholders to approve the merger agreement, Simula shall not be obligated to solicit from its shareholders proxies in favor of adoption of the merger agreement.

     Notwithstanding the obligations described in the preceding paragraphs, Simula's board of directors is permitted to take such actions so as to comply, solely to the extent required to comply, with its duties of disclosure and candor to its shareholders under applicable law. In addition, Simula and its board of directors may take and disclose to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act; provided, however, that the content of the disclosure is governed by the terms of the merger agreement and Simula's board of directors may not change its recommendation to shareholders to vote in favor of approval and adoption of the merger agreement and approval of the merger except in accordance with the procedures described in the preceding paragraphs.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

     Armor has agreed to cause the company surviving the merger to honor all of the indemnification obligations of Simula to its directors, officers and employees that exist immediately prior to completion of the merger, whether pursuant to Simula's articles of incorporation, Simula's bylaws or an indemnification agreement previously disclosed to Armor. For seven years and one day after the completion of the merger, the articles of incorporation and bylaws of the company surviving the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers and employees who were indemnified by Simula immediately prior to completion of the merger as the exculpation and indemnification provisions that were contained in the restated articles of incorporation and bylaws of Simula in effect at the time the merger agreement was executed.

     For a period of six years and one day after the completion of the merger, Armor also will cause the company surviving the merger to use all commercially reasonable efforts to maintain directors' and officers' liability insurance covering those directors and officers of Simula who are currently covered by Simula's directors' and officers' liability insurance on terms comparable to those applicable to the current directors and officers.

REGULATORY FILINGS; ANTITRUST MATTERS; COMMERCIALLY REASONABLE EFFORTS TO OBTAIN REGULATORY APPROVALS

     Each of Armor, AHI Bulletproof and Simula agreed to coordinate and cooperate with one another and use all commercially reasonable efforts to comply with, and refrain from actions that would impede compliance with, applicable laws, regulations and any other requirements of any governmental entity. Armor, AHI Bulletproof and Simula also agreed to make all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement including the following:

     o those filings or submissions required under the HSR Act, as well as any other comparable merger notification or control laws of any applicable jurisdiction, as agreed by the parties;

     o the filing of this proxy statement/prospectus and the Armor registration statement with the Securities and Exchange Commission of which this proxy statement/prospectus forms a part, and any other filings required under the Securities Act and the Exchange Act;

     o the filing of the certificate of merger with the Corporation Commission of the State of Arizona and appropriate documents with the relevant authorities from other states in which it is qualified to do business; and

     o any other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable foreign and state securities or related laws.

     Except as prohibited or restricted by applicable law, each of Armor, AHI Bulletproof and Simula generally agreed to do the following:

     o consult with the other party with respect to the filings or submissions described above, and provide the other party an opportunity to review and discuss the filings or submissions in advance and coordinate with the other with respect to the filings or submissions;

     o promptly notify the other party upon the receipt of any comments from any governmental entity or requests by any governmental entity for amendments or supplements to any filings or submissions made pursuant to, or information provided to comply with any applicable laws, regulations and any other requirements of any governmental entity; and

     o promptly provide the other party with copies of any filing, presentation or submission made with any governmental entity.

     Subject to the provisions described in the sections entitled "-- Simula Is Prohibited from Soliciting Other Offers" beginning on page 76 of this proxy statement/prospectus and "-- Obligations of Simula's Board of Directors with Respect to its Recommendation and Holding a Meeting of its Shareholders" beginning on page 77 of this proxy statement/prospectus, each of Armor and Simula have agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable.

DEFINITION OF MATERIAL ADVERSE CHANGE AND MATERIAL ADVERSE EFFECT

     SIMULA MATERIAL ADVERSE CHANGE

     Under the terms of the merger agreement, a material adverse change with respect to Simula is defined to mean any change in the condition (financial or otherwise), results of operations, assets, liabilities, properties or business of Simula or any of its subsidiaries, which individually or in the aggregate (taking into account all other such changes), materially and adversely affects, or is reasonably likely to materially and adversely affect, the condition (financial or otherwise), results of operations, assets, liabilities, properties or business of Simula and its subsidiaries, taken as a whole, including, but not limited to:

     o the termination or amendment of any written contract, purchase order, or customer order to which Simula or any of its subsidiaries is a party (including the failure to obtain, prior to the consummation of the merger, the consent of any party thereto which is required to be obtained by the terms of such contract as a result of the consummation of the merger), (excluding a governmental authority's failure to appropriate sufficient funds to perform such contract, purchase order, or customer order), if such terminations or amendments, individually or in the aggregate, are reasonably likely to result in a loss of anticipated revenues between August 29, 2003 and December 31, 2004 in excess of $10,000,000 (excluding anticipated aggregate amount of revenues between August 29, 2003 and December 31, 2004, that are reasonably likely to result from any new written contracts, purchase orders, or customer orders entered into or received by Simula or any of its subsidiaries between August 29, 2003 and the consummation of the merger (but excluding spare parts and the Army SAPI Bid described below), which revenues were not included in Simula's budget and forecast for the period beginning on August 29, 2003 and continuing through December 31, 2004); or

     o Simula's failure, for reasons within its control, to timely and accurately ship specified products, as required by the merger agreement, during any relevant measuring period; or

     o receipt by Simula, Armor, or any of their subsidiaries prior to the consummation of the merger of official notice from the Army SAPI Contracting Organization that, for any reason, the bid of both Armor and Simula is not in the competitive range and neither Armor nor Simula receives any portion of an award with respect to the Army's current bid for SAPI plates, subject to a period for Simula to contest such notice.

     ARMOR MATERIAL ADVERSE CHANGE

     Under the terms of the merger agreement, a material adverse change with respect Armor or its subsidiaries is defined to mean any change in the condition (financial or otherwise), results of operations, assets, liabilities, properties or business of Armor or its subsidiaries, which individually or in the aggregate (taking into account all other such changes), materially and adversely affects, or is reasonably likely to materially and adversely affect, the condition (financial or otherwise), results of operations, assets, liabilities, properties or business of Armor and its subsidiaries, taken as a whole.

     A material adverse change will not be deemed to have occurred with respect to either Armor or Simula arising solely out of or attributable to:

     o any decrease in the market price of securities of Armor or Simula in and of itself;

     o changes, effects, conditions, events or circumstances that generally affect any of the defense, aviation (military, public safety, civilian, or commercial), aerospace (military, public safety, civilian, or commercial), marine (military, public safety, civilian, or commercial), automotive or ground vehicle (military, public safety, civilian, or commercial) or personnel (military, public safety, civilian, or commercial) safety systems industries of which Armor or Simula is a member (including legal and regulatory changes) (provided that any such change, effect or circumstance does not affect Armor or Simula in a materially disproportionate manner);

     o general economic conditions or changes, effects, conditions, or circumstances affecting the financial markets (provided that any such change, effect or circumstance does not affect Armor or Simula in a materially disproportionate manner);

     o general economic conditions or changes, effects, conditions, or circumstances arising from an Act of God and which are not primarily limited in their effect to Armor's or Simula's operations, assets, liabilities, properties or business (provided that any such change, effect or circumstance does not affect Armor or Simula in a materially disproportionate manner);

     o changes to Armor or Simula which arose from the announcement or performance of the merger agreement if such change was the result of the announcement or performance of the merger agreement ; or

     o the actions of Armor or Simula (or their subsidiaries, affiliates, or any of their respective representatives), who is a party to the merger agreement and who claims that a material adverse change has occurred with respect to any other party to the merger agreement (who is not a subsidiary or affiliate of the party claiming that a material adverse change has occurred but who is also a party to the merger agreement), which leads to or precipitates any such change, effect, condition, event or circumstance, directly or indirectly, that would constitute a material adverse change (excluding, generally, fair and lawful competition in the ordinary course of its business.

     Under the terms of the merger agreement, a material adverse effect with respect to either Armor or Simula means any event or condition of any character which results in, has resulted in, or could reasonably be expected to result in, a material adverse change on the condition (financial or otherwise), results of operations, assets, liabilities, properties, or business of such company and its subsidiaries, taken as a whole, or would prevent or unreasonably delay consummation of the transactions contemplated by the merger agreement.

CONDITIONS TO THE MERGER

     MUTUAL CONDITIONS

     The respective obligations of Simula and Armor to complete the merger are subject to the satisfaction of the following conditions, any of which, except as prohibited by applicable law, Armor or Simula may waive:

     o Simula's shareholders shall have approved and adopted the merger agreement and approved the merger;

     o no temporary or permanent order, injunction, or judgment issued by any court of competent jurisdiction or other law preventing the completion of the merger shall be in effect;

     o the registration statement registering the shares of Armor common stock to be issued in the merger, if any, shall have been declared effective by the Securities and Exchange Commission, no stop order suspending the effectiveness shall have been issued and remain in effect, and no proceeding for that purpose shall have been instituted by the Securities and Exchange Commission or any state regulatory authorities; and

     o any waiting period, approvals, and actions of, filings with, and notices to any governmental authority, including, without limitation, the HSR Act, required with respect to the consummation of the merger (other than the filing of the certificate of merger) shall have been obtained or waived.

     ARMOR'S CONDITIONS

     Armor's obligation to consummate the merger is subject to the satisfaction of the following conditions, any of which Armor may waive:

     o the representations or warranties of Simula set forth in the merger agreement and any ancillary agreements were true and correct both when made and as of the consummation of the merger, except where the failure of such representations and warranties to be true, complete, and accurate would not, in the aggregate, result in a Simula material adverse effect (as defined below);

     o Simula shall have performed and complied in all material respects with all obligations, agreements, and covenants required by the merger agreement to be performed or complied with prior to the consummation of the merger, except where such non-performance or non-compliance follows Armor's breach of the merger agreement, unless such failure to perform or comply would not have a material adverse effect on Simula, or unless such failure to perform or comply results in a decrease in the merger consideration pursuant to the terms of the merger agreement;

     o each of the executive officers and directors of Simula has agreed to vote in favor of the merger agreement and the merger;

     o Simula has not changed its recommendation to its shareholders to vote in favor of the merger agreement and the merger;

     o Simula shall have delivered to Armor a letter instructing the escrow agent to release to Armor the funds held in escrow; and

     o   consents of specified third parties shall have been obtained.

     SIMULA'S CONDITIONS

     Simula's obligation to consummate the merger is subject to the following conditions, any of which Simula may waive:

     o the representations of warranties of Armor and AHI Bulletproof in the merger agreement and in any ancillary agreement were true and correct both when made and as of the consummation of the merger, except where the failure of such representations and warranties to be true, complete and correct would not, in the aggregate, result in an Armor material adverse change;

     o Armor and AHI Bulletproof shall have complied in all material respects with all obligations, agreements, and covenants required by the merger agreement to be performed and complied with prior to the consummation of the merger, except where such non-performance or non-compliance follows Simula's breach of the merger agreement or unless such failure to perform or comply would not have a material adverse effect on Armor;

     o the shares of Armor common stock issuable to the shareholders of Simula as a portion of the merger consideration shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, unless Armor shall have irrevocably informed Simula that it will pay all of the merger consideration in cash; and

     o Armor shall have obtained officer and director tail insurance for the benefit of Simula's officers and directors.


     There can be no assurance that the conditions to the completion of the merger will be satisfied or waived. If the conditions to either party's obligations are not satisfied in any material respect, then the other party may terminate the merger agreement. See the section of this proxy statement/ prospectus entitled "-- Termination of the Merger Agreement" beginning on page 82.


TERMINATION OF THE MERGER AGREEMENT

     TERMINATION BY MUTUAL CONSENT

     The merger agreement may be terminated and the merger abandoned at any time prior to the consummation of the merger by the mutual written consent of Armor and Simula, even after Simula's shareholders have approved the merger.

     TERMINATION BY EITHER ARMOR OR SIMULA

     The merger agreement may be terminated and the merger abandoned at any time prior to the consummation of the merger by either of Armor and Simula as follows:

     o if the merger is not completed by December 31, 2003 (provided that neither party may terminate the merger agreement if such party's failure to fulfill any obligation under the merger agreement was the principal cause of the failure of the merger to be consummated on or prior to December 31, 2003);

     o if any governmental entity takes any action permanently enjoining or otherwise prohibiting the merger, and the action shall have become final and nonappealable;

     o if Simula's shareholders do not approve the adoption of the merger agreement and the merger at the Simula special meeting; or

     o if prior to the approval of the merger agreement and the merger by the shareholders of Simula, the board of directors of Simula changes its recommendation that Simula's shareholders approve the merger or the board of directors of Simula publicly announces or gives notice to Armor that Simula has agreed to a superior transaction. In such circumstances, Simula may terminate the merger only if:

         o     Simula has not solicited such alternative transaction;

         o Simula notifies Armor at least two business days prior to the vote of Simula's board of directors to approve such change in its recommendation or such superior transaction that the board intends to take such action and the material terms and conditions of such alternative transaction;

         o within two days after Armor receives such notices, Armor does not make an offer that the board of directors of Simula concludes in good faith (after consultation with its financial advisors and outside legal counsel) is at least as favorable to the shareholders of Simula as such superior transaction; and

         o     Simula pays the termination fees and expenses specified below.

     TERMINATION BY ARMOR

     The merger agreement may be terminated and the merger abandoned at any time prior to the consummation of the merger by Armor as follows:

     o if Simula breaches or fails to perform in any material respect any of its representations, warranties or covenants under the merger agreement, and the breach or failure to perform remains uncured following a cure period of up to 30 days;

     o if an alternative transaction is publicly announced or becomes publicly known, and the board of directors of Simula:

         o fails to recommend to Simula's shareholders against acceptance of such alternative transaction,

         o fails to reconfirm its approval and recommendation of the merger within five business days after Armor requests that such recommendation be reconfirmed; or

         o determines that such alternative transaction is a superior transaction (as described above); or

     o   if a material adverse change occurs with respect to Simula.

     TERMINATION BY SIMULA

     The merger agreement may be terminated and the merger abandoned at any time prior to the consummation of the merger by Simula if Armor breaches or fails to perform in any material respect any of its representations, warranties or covenants under the merger agreement, and the breach or failure to perform remains uncured following a cure period of up to 30 days.

     EFFECT OF TERMINATION

     In the event of termination of the merger agreement, the agreement shall become void and the only remaining liabilities shall be those related to the termination fees and expenses discussed below.

TERMINATION FEES AND EXPENSES

     Under the terms of the merger agreement, Simula has agreed to pay to Armor a termination fee and related expenses in certain circumstances. If the merger agreement is terminated because Simula enters into a binding agreement for a superior transaction as a result of an unsolicited offer or a change in Simula's recommendation to approve the merger, then Simula will:

     pay the expenses incurred by Armor in connection with the merger;

     o instruct the escrow agent to release to Armor the amounts held in escrow; and

     o in the event such superior transaction is consummated within one year after Simula approves such superior transaction or if any alternative transaction is completed within 180 days after termination of the merger agreement following a change in Simula's recommendation to approve the merger, then Simula shall pay Armor $5,000,000, less the amount of any expenses previously paid to Armor.

      If the merger agreement is terminated as a result of Simula's solicitation of an alternative transaction, then Simula will:

     o   promptly pay $1,500,000 to Armor;

     o instruct the escrow agent to release to Armor the amounts held in escrow; and

     o if an alternative transaction is consummated by Simula within one year after such termination, Simula shall pay to Armor an additional $3,500,000.

     Payment of the termination fee is the sole remedy of Armor and AHI Bulletproof with respect to the termination of the merger agreement and the abandonment of the merger.

WAIVER AND AMENDMENT

     The merger agreement may be amended by the parties at any time before or after the receipt of the approval of Simula shareholders of the adoption of the merger agreement and approval of the merger, except that after the receipt of such approval, no amendment shall be made that by law requires further approval of Simula shareholders without their further approval. All amendments to the merger agreement must be in writing signed by each party.

     At any time prior to the effective time of the merger, any party to the merger agreement may:

     o extend the time for performance of any obligation of the other parties to the merger;

     o waive compliance with any agreements or conditions in the merger agreement; or

     o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any related document.

COVENANTS PENDING CLOSING

     Armor and Simula have agreed to use commercially reasonable efforts to take all actions and to do all things necessary, proper, desirable or advisable to complete the merger and the related transactions as soon as practicable.

ADDITIONAL AGREEMENTS

     LISTING OF MERGER CONSIDERATION

     Armor common stock is currently quoted on the New York Stock Exchange under the symbol "AH." Armor has agreed to effect the authorization for listing of the shares of Armor common stock to be issued to the shareholders of Simula pursuant to the merger agreement.

     MISCELLANEOUS

     In addition to agreeing to use reasonable efforts in good faith to take all actions and to do all things necessary to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable, the merger agreement also contains additional agreements relating to the preparation and filing of the registration statement and the required regulatory filings and the submission of the merger agreement for approval and adoption by Simula shareholders. Armor and Simula have also agreed to consult each other prior to issuing any public statements and to provide prompt notice to each other upon the occurrence of certain events.

EXPENSES

     All expenses incurred in connection with the merger agreement and the transactions it contemplates will be paid by the party incurring them, except that Armor and Simula will share equally all expenses associated with filings pursuant to the HSR Act and except for such expenses for which each party is obligated to reimburse the other for as set forth above.

                  STOCKHOLDER AGREEMENTS RELATING TO THE MERGER


     Under the terms of the merger agreement, Simula has agreed to use its reasonable best efforts to cause the executive officers and directors of Simula to execute and deliver to Armor a stockholder agreement, a form of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. In such stockholder agreement, Simula's executive officers and directors will agree to vote the shares held by them at the special meeting of Simula shareholders in favor of approval and adoption of the merger agreement and approval of the terms thereof, including the merger. In addition, each such executive officer and director will grant to an irrevocable proxy and irrevocably appoint the members of Armor's board of directors such shareholder's attorney and proxy to vote the shares held by them with regard to the foregoing matters at the special meeting. The shares held by Simula's executive officers and directors represent approximately 1% of the outstanding shares of Simula common stock.

                             INFORMATION ABOUT ARMOR

GENERAL

     Armor is a leading manufacturer and provider of specialized security products, training and support services related to these products, and vehicle armor systems. Armor's products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. Armor is organized and operated under two business divisions: Armor Holdings Products, also referred to as its Products Division, and Armor Mobile Security, also referred to as its Mobile Security Division.

     Products. Armor's Products Division manufactures and sells a broad range of high quality security products, equipment and related consumable items, such as concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms accessories and weapon maintenance products. Armor's products are marketed under brand names that are well established in the military and law enforcement communities such as AMERICAN BODY ARMOR(TM), B-SQUARE(R), BREAK FREE(R), CLP(R), DEFENSE TECHNOLOGY/FEDERAL LABORATORIES(R), DEF-TEC PRODUCTS(R), DISTRACTION DEVICE(R), FEDERAL LABORATORIES(R), FERRET(R), FIRST DEFENSE(R), IDENTICATOR(R), IDENTIDRUG(R), IMPAK(TM), LIGHTNING POWDER(R), MONADNOCK(R), NIK(R), O'GARA-HESS & EISENHARDT ARMORING COMPANY(R), PROTECH(TM), QUIKSTEP LADDERS(TM), SAFARILAND DESIGN(R), SPEEDFEED(R), and 911EP and DESIGN(TM). Armor sells its products through a network of over 350 distributors and sales agents, including approximately 200 in the United States. Armor's extensive distribution capabilities and commitment to customer service and training have enabled it to become a leading provider of security equipment to law enforcement agencies.

     Mobile Security. Armor's Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for military, government and privately owned vehicles. Under the brand name O'Gara-Hess & Eisenhardt, Armor is the sole-source provider to the U.S. military of the armor and blast protection systems for HMMWVs. Armor is also under contract with the U.S. Army to provide spare parts, logistics and ongoing field support services for the current installed base of approximately 3,900 Up-Armored HMMWVs. Additionally, the Mobile Security Division has been subcontracted to develop a ballistic and blast protected armored and sealed truck cab for the HIMARS, a program recently transitioned by the U.S. Army and U.S. Marine Corps from developmental to a low rate of initial production, with deliveries scheduled to begin in late 2003. This division also supplies armor sub-systems for other tactical wheeled vehicles. Armor armors a variety of government and privately owned commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Armor's customers in this business include U.S. federal law enforcement and intelligence agencies, foreign heads of state, international corporations and high net worth individuals.

ADDITIONAL INFORMATION


     You can find additional information about Armor in Armor's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 31, 2003, as amended on July 29, 2003; Quarterly Reports for the quarters ended March 31, 2003 and June 30, 2003; Current Reports on Form 8-K filed on May 5, 2003, July 24, 2003, August 8, 2003, August 13, 2003 and November 5, 2003; which are each incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 99.

                            INFORMATION ABOUT SIMULA

SIMULA

     Simula is a safety technology company and supplier of human safety and survivability systems. Simula provides high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, international military forces and consumer markets. Simula has served the defense industry for almost 30 years. Simula is a provider of military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel and other technologies used to protect soldiers in a variety of life-threatening or catastrophic situations.

     Simula's products are deployed on a wide range of high-profile military platforms such as the AH-64 Apache and the UH-60 Black Hawk helicopters, the C-17 Globemaster III Transport Aircraft, the M1117 Guardian Armored Security Vehicle, the M998 High Mobility Multipurpose Wheeled Vehicle, or HMMWV, and body-worn equipment for personal protection of the U.S. Army, Marine Corps, and Air Force Special Operations Forces. Primary aerospace and defense customers include Boeing, Sikorsky, Bell Helicopter, the U.S. military services and the U.S. Coast Guard.

     Simula operates in one primary business segment: Aerospace and Defense. The Aerospace and Defense segment includes technology development and manufacturing operations for military aircraft seating, armor and crew safety systems sold principally for branches of the U.S. armed forces and foreign armed forces.

MARKET AREAS

     Simula develops, manufactures, licenses, and sell products and technologies for a number of different applications for military and commercial customers. Simula aligns these applications with its customers' needs in the following markets:

     o   Aerospace Safety Systems

     o   Land and Marine Safety Systems

     o   Military Personnel Safety Systems

     o   Technology Development and Licensing

     AEROSPACE SAFETY SYSTEMS

     Simula's core capabilities and technologies in the aircraft safety market include protective seating, inflatable restraints and armor.

     Simula has been a major supplier of crash-resistant, energy-absorbing seating systems for military helicopters and other military aircraft to various branches of the U.S. military and their prime defense contractors, and foreign customers for over 25 years. Simula currently supplies approximately 75% of the new and replacement crew seating systems for U.S. military helicopters. The seating systems focus on reducing injury and increasing survivability in aircraft crashes.

     As an outgrowth of its military aircraft seating systems, Simula has developed an expertise in high performance, lightweight armor systems. Typically, crew armor on aircraft is located on, or adjacent to, the crewmember seat to minimize weight. Thus, many of Simula's seating systems incorporate its advanced armor systems.

     As a result of its crash-resistant, energy-absorbing technologies, coupled with our high-strength, lightweight armor capability, Simula is the leading provider of energy-absorbing helicopter seats purchased by the U.S. and foreign militaries. Simula is the sole supplier of crew seats for 13 different helicopter models and other variants of these aircraft. Military helicopters for which Simula has designed and manufactured crew seat assemblies include the AH-64 Apache attack helicopter; UH-60 Black Hawk utility helicopter; SH-60 Sea Hawk ASW helicopter; SH/UH-3 Sea King ASW/utility helicopter; CH-53 Super Sea Stallion transport and cargo helicopter; V-22 Osprey tilt-rotor aircraft; AH-1Z Cobra Venom Attack helicopter; UH-1Y Super Huey utility helicopter; C/MH-47 Chinook Transport Helicopter; Japan's OH-1 Observation helicopter; Australia's SH-2G (A) Shipboard/ASW helicopter; England's EH101 Merlin Mk1 and Merlin Mk3 ASW and Transport helicopters; Italy's EH101 MMI ASW and Transport helicopters; Canada's CH-149 Cormorant Search-and-Rescue helicopter; and Norway's Sea King Multi-role helicopters. Aircraft manufacturers in our customer base include Boeing Helicopters, Sikorsky Aircraft Corporation, Bell Helicopter Textron, Inc., and Kaman Aerospace, Kawasaki Heavy Industries, Mitsubishi Heavy Industries, Hindustan Aeronautics, and Agusta Westland. Simula also supplies crew seats directly to various agencies of the U.S. Department of Defense and various foreign militaries.

     Simula's expertise in military seating systems also extends to troop seats for both helicopters and fixed-wing aircraft. Simula has produced or is currently producing troop seats for the UH-60 Black Hawk, CH-47 Chinook, SH-60 Seahawk, and the C-130 and C-17 transport aircraft. In 2001, Simula was the sole supplier selected by the U.S. Air Force to develop a common wall-mounted troop seat for its C-130, C-141, and KC-135 aircraft. The common troop seat also has application to a range of transport helicopters and various fixed-wing aircraft flown by other U.S. services and foreign militaries.

     Simula's expertise in helicopter crash safety led to the development of cockpit airbag systems with U.S. Army funding over the last five years. Simula's role has evolved into the position as a system integrator incorporating airbags, gas generators, and complex three-dimensional crash sensors into helicopter cockpits. In 2001, Simula was awarded the first ever production contracts for aircraft airbag systems. These are currently being produced for the U.S. Army's UH-60 Black Hawk and OH-58 Kiowa Warrior helicopters.

     LAND AND MARINE SAFETY SYSTEMS

     Simula's expertise in military vehicle safety systems focuses on two areas: armor protection for the vehicle and crew and crash-safety systems.

     Simula's experience in high-performance, lightweight armor for aircraft has enabled it to build a business around armoring thin-skinned vehicles for priority missions during peacekeeping operations. Work in this area includes ballistic and mine-blast kits for HMMWVs, 5-ton trucks, and large off-road trucks such as the HEMTT. Simula has responded to urgent armor requirements in most major conflicts involving U.S. peacekeepers in the last 10 years. For example, Simula supplied approximately 186 HEMTT kits for U.S. troops in Bosnia conducting resupply and humanitarian missions.

     In 2001, Simula's ground vehicle armor business continued to mature as it completed the initial contracts for production armor kits for the M1117 Guardian Armored Security Vehicle for the U.S. Army. The U.S. Army subsequently awarded Simula a follow-on contract for the Guardian. In 2002, Simula provided armor for the U.S. Army's new Stryker IAV.

     In the area of ground vehicle crash safety, Simula has worked closely with the U.S. Army to analyze vehicular accidents within its combat vehicle fleet. This work has led to safety improvements in the vehicle cabs to delethalize the interiors and to install improved restraints.

     MILITARY PERSONNEL SAFETY SYSTEMS

     Simula's core competencies and technologies in personnel safety include ballistic vest body armor, pilot and crew bailout parachutes, flotation collars, survival vests and integrated ensembles incorporating multiple capabilities.

     Simula supplies numerous products to protect military and police personnel, including armor protection, parachutes, and flotation collars. Simula's armor business includes a range of body armors designed to minimize injury from handgun bullets, rifle bullets and fragments from explosive warheads. Over the past several years,

Simula has been awarded multiple contracts to produce Small Arms Protective Inserts for the U.S. Army and U.S. Marine Corps.

     Under contract with the U.S. Navy, Simula has applied its technologies and overall knowledge of materials and structures to develop a parachute system that solves numerous functional problems attendant to traditional military bailout parachutes. Simula Thin-Pack Parachute, or TPP, unlike many parachutes traditionally used by the military, is small, lightweight, unisex, capable of being worn during flight, and vacuum-packed so that it maintains a long-term shelf life without repacking. Simula's patented environmental sealing technology reduces repackaging and maintenance costs, and extends the service life of the parachute without jeopardizing user safety. To date, Simula has supplied over 5,000 TPPs to the U.S. Navy. In 2001, Simula laid the groundwork for supply of the TPP to U.S. Air Force and foreign military sales, or FMS, customers. At the same time as the business base with the U.S. military has increased, Simula's Durachute parachute system, the commercial configuration of the TPP, has completed certification testing with the Federal Aviation Administration and Simula has made its first commercial sales.

     Simula also has developed a line of flotation collars that are designed to provide additional buoyancy for a person that enters water in an emergency. The basic configuration of the product, called the Low Profile Flotation Collar, can fit a wide range of applications. For example, it can be used by aviators that eject or bailout over water, rescue swimmers, divers and naval personnel. In addition, it can be worn with a wide range of other equipment and clothing for ground troops being ferried over water and also by commercial personnel who work around water.

     There are variations in the basic configuration including automatic inflation and face covers. Simula's system has been adopted by the U.S. Navy and U.S. Air Force. To date, Simula has supplied over 20,000 collars.

     TECHNOLOGY DEVELOPMENT AND LICENSING

     An important part of Simula's business is a growing portfolio of licensed technologies. Simula's principal licenses include soft armor and a patented family of transparent polymers.

     Simula has developed a number of advanced polymers and polyurethanes possessing a wide variety of potential product applications, and has introduced these materials to a variety of customers in numerous markets. These patented and proprietary transparent plastic materials are high-strength, impact resistant, lightweight and dye compatible, while possessing the ability to withstand extreme temperatures and chemical attack. Potential uses for such materials include transparent armor, laser protective devices, aircraft canopies, high performance windows for aircraft and automobiles, industrial and protective lenses and visors, medical products and sun, sport and ophthalmic lenses. Simula has taken significant steps to commercialize the transparent polymer material through its own products and through licenses in other markets. Simula has licensed its optical polymer for use in ophthalmic lenses with PPG Industries, Inc. and for sun and sport lenses and motorcycle helmets with Intercast Europe. PPG introduced Simula's polymer in 2001 under the tradename of Trivex. Intercast introduced a product tradenamed NXT(TM) to the sunglass market in early 2002.

     In 2002, Simula completed a license with the prime contractor for the Joint Services General Purpose Gas Mask, or JSGPM, to develop a lens with chemical agent resistance and ballistic properties. The design will utilize Simula's patented transparent urethane technology. Simula expects that several million units of the JSGPM will be built over the next 10 years for U.S. and foreign military customers as well as first responders (police, firemen, etc.).

     Simula currently licenses its patented SimuLITE(TM) material to Second Chance Body Armor, Inc., the nation's largest manufacturer of soft, concealable personal body armor used by police forces. Sales of Second Chance Body Armor incorporating Simula's technology have grown rapidly over the last year.

     Simula benefits from these licenses in the form of technology transfer fees and ongoing royalties.

MATERIAL DISPOSITION OF ASSETS

     On July 22, 2003, Simula completed the sale of all of the assets of its automotive safety business with Zodiac, S.A. at a selling price of $14.3 million in cash, subject to certain closing and purchase price adjustments. After deducting estimated closing costs and purchase price adjustments, Simula anticipates net proceeds of approximately $10.5 million. Currently included in the closing costs is approximately $1.0 million related to two separate escrow accounts, from which Simula can potentially recover a maximum of $0.5 million within three months and a maximum of $0.5 million in 18 months. Simula has applied the net proceeds of the sale to repay a portion of its outstanding debt.

ADDITIONAL INFORMATION


     You can find additional information about Simula in the following reports, all of which are incorporated by reference into this proxy statement/prospectus: annual report on Form 10-K of Simula, Inc. for the fiscal year ended December 31, 2002, attached hereto as Annex D; quarterly report on Form 10-Q of Simula, Inc. for the quarter ended March 31, 2003, attached hereto as Annex E; quarterly report on Form 10-Q of Simula, Inc. for the quarter ended June 30, 2003, attached hereto as Annex F; and current reports on Form 8-K filed on February 18, 2003, March 31, 2003, May 15, 2003, June 17, 2003, July 28, 2003 (as amended on September 26, 2003), August 13, 2003, September 11, 2003 and November 6, 2003. See "Where You Can Find More Information" on page 99.

                       DESCRIPTION OF ARMOR CAPITAL STOCK

GENERAL


     The authorized capital stock of Armor consists of 50,000,000 shares of Armor common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value. As of October 10, 2003, there were 34,198,044 shares of Armor common stock issued and outstanding. There were no shares of Armor preferred stock issued and outstanding as of such date. In the event Armor elects to pay the entire merger consideration with its common stock, based on the number of shares of Simula common stock outstanding at the record date, it is estimated that approximately 2,229,754 shares of Armor common stock would be issued in the merger.


ARMOR COMMON STOCK

     Holders of shares of Armor common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Armor common stock will be able to elect Armor's entire board of directors. Holders of Armor's common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds. Armor common stock is not entitled to any sinking fund, redemption or conversion provisions. If Armor liquidates, dissolves or winds up its business, the holders of Armor common stock will be entitled to share ratably in Armor's net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred shareholders. In the event Armor elects to pay the entire merger consideration with its common stock, when issued to Simula shareholders pursuant to the merger agreement, the shares of Armor common stock will be fully paid and non-assessable. The common stock is currently listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

ARMOR PREFERRED STOCK

     The issuance of shares of Armor preferred stock, or the issuance of rights to purchase shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class or series voting rights that would enable the holders to block such a transaction, or might facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. In addition, under certain circumstances, the issuance of Armor preferred stock could adversely affect the voting power of the holders of Armor common stock. Although Armor's board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of Armor's stockholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the shareholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which Armor's securities are traded.

            COMPARISON OF THE RIGHTS OF SIMULA SHAREHOLDERS AND ARMOR
                                  STOCKHOLDERS

     The following is a summary of the material differences between the rights of Simula shareholders and Armor stockholders under the articles of incorporation and bylaws of Simula and the certificate of incorporation and bylaws of Armor, and under Arizona law and Delaware law.

      The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Simula common stock and holders of Armor common stock. This summary is qualified in its entirety by reference to the governing corporate instruments of Armor and Simula, to which the shareholders of Simula are referred.

                  SIMULA SHAREHOLDERS                                              ARMOR STOCKHOLDERS
--------------------------------------------------------          -----------------------------------------------------
                                                       Governing Law

The Arizona Business Corporation Act, or ABCA.                    The Delaware General Corporation Law, or DGCL.

                                                      Capitalization

Simula has authority to issue a total of 100,000,000              Armor has authority to issue a total of 55,000,000
shares of capital stock, consisting of:                           shares of capital stock, consisting of:

o   50,000,000 shares of common stock, par value                  o   50,000,000 shares of common stock, par
      $0.01 per share, and                                              value $.01 per share, and
o   50,000,000 shares of preferred stock, par                     o   5,000,000 shares of preferred stock, par
      value $0.05 per share.                                            value $.01 per share.

                                      Sale, Lease or Exchange of Assets and Mergers

The ABCA requires approval of a merger by the holders             The DGCL generally requires that a majority of the
of a majority of the outstanding shares of the                    stockholders of the merging corporations approve
corporation entitled to vote on the plan of merger.               statutory mergers.  The DGCL does not require a
The ABCA does not require a shareholder vote of the               stockholder vote of the surviving corporation in a
surviving corporation in a merger, unless the                     merger, unless the corporation provides otherwise
corporation provides otherwise in its articles of                 in its certificate of incorporation, if:
incorporation, if:
                                                                  o   the merger agreement does not amend the
o   the merger agreement does not amend the                             existing certificate of incorporation;
      existing articles of incorporation;                         o   each share of the corporation outstanding
o   each share of the corporation outstanding                           before the merger is an identical
      before the merger is an identical outstanding                     outstanding or treasury share of the
      or treasury share of the surviving corporation                    surviving corporation after the merger; and
      after the merger; and                                       o   the number of shares to be issued by the
o   the number of shares to be issued by the                            surviving corporation in the merger does not
      surviving corporation in the merger does not                      exceed 20% of the shares of the corporation
      exceed 20% of the shares of the corporation                       outstanding immediately prior to the merger.
      outstanding immediately prior to the merger.

For a sale, lease or exchange of all or substantially all of a corporation's property in the usual and regular course of its business, the ABCA does not require shareholder approval. However, where such a sale, lease or exchange is not in the usual and the regular course of business, the ABCA requires approval by holders of a majority of the outstanding shares of the corporation entitled to vote.

                  SIMULA SHAREHOLDERS                                           ARMOR STOCKHOLDERS
--------------------------------------------------------        -----------------------------------------------------
                                     Interested Shareholder Business Combinations

Pursuant to its amended and restated articles of                Section 203 of the DGCL prohibits a Delaware
incorporation, Simula has elected to be governed by             corporation from engaging in certain transactions with
Article III of the Arizona Corporate Takeover Act,              an "interested stockholder" for three years following
which restricts the ability of certain persons to               the date that the person becomes an interested
acquire control of a corporation.                               stockholder. With certain exceptions, an interested
                                                                stockholder is a person or group who or which owns 15%
The ABCA prohibits an Arizona public corporation from           or more of the corporation's outstanding voting stock,
engaging in certain transactions with an "interested            including rights to acquire stock, or is an affiliate
shareholder" or for a period of three years following           or associate of the corporation and was the owner of
the date that the person becomes an interested                  15% or more of the corporation's voting stock at any
shareholder. With certain exceptions, an interested             time within the previous three years. Section 203 of
shareholder is a person or group that owns 10% or more          the DGCL includes certain exceptions to this
of the corporation's voting stock or is an affiliate            prohibition; for example, (i) if the board of
or associate of the corporation and was the owner of            directors approves the acquisition of stock or the
10% or more of the corporation's voting stock at any            transaction prior to the time that the person became
time within the previous three years. The ABCA                  an interested shareholder, or (ii) if the interested
includes certain exemptions to this prohibition; for            stockholder acquires 85% of the voting stock of the
example, if the interested shareholder became an                corporation (excluding voting stock owned by directors
interested shareholder inadvertently (as described in           who are also officers and certain employee stock
the ABCA).                                                      plans) in one transaction, or (iii) if the transaction
                                                                is approved by the board of directors and by the
                                                                affirmative vote of two-thirds of the outstanding
                                                                voting stock which is not owned by the interested
                                                                stockholder.

                                              Control Share Acquisition

Pursuant to the provisions of the ABCA and Simula's             Delaware does not have a control share acquisition
amended and restated articles of incorporation, Simula          statute.
has elected to be governed by Article II of the
Arizona Corporate Takeover Act, which restricts the
ability of certain persons to acquire controlling
amounts of shares of a corporation in the open
market.  Specifically, the ABCA prohibits an acquiring
person from voting shares acquired when the
acquisition of such shares entitles the acquiring
person, immediately after the acquisition, to exercise
or direct the exercise of a new range of voting power
within any of the ranges specified in the ABCA.  The
ABCA includes certain exceptions to prohibition; for
example (1) acquisitions pursuant to certain security
agreements, or (2) acquisitions from the issuing
public company.

                                            Number of Directors; Vacancies

Simula's board of directors may consist of not less             Armor's board of directors may consist of not less
than two and not more than 15 members. Currently,               than three and not more than 15 members. Currently,
there are __ members of Simula's board of directors.            there are six members of Armor's board of directors.

Vacancies on Simula's board of directors, including             Vacancies on Armor's board of directors for any cause,
vacancies resulting from an increase in the number of           including vacancies resulting from an increase in the
directors, may be filled either by the affirmative              number of directors, may be filled by the affirmative
                                                                vote of a

                  SIMULA SHAREHOLDERS                                           ARMOR STOCKHOLDERS
--------------------------------------------------------        -----------------------------------------------------
vote of a majority of the remaining directors, though,          majority of Armor's board of directors, even
not less than a quorum, or by a sole remaining                  if the majority is less than a quorum, or by a
director.                                                       plurality of the votes cast at a meeting of Armor's
                                                                stockholders.
The term of a director elected to fill a vacancy
expires at the next election of directors when a                The term of a director elected to fill a vacancy
successor is elected and qualified.                             continues until the next annual election of directors
                                                                and until a successor is duly elected and qualified.

                                             Classification of Directors

As permitted by the ABCA, Simula's board of directors           Armor's certificate of incorporation does not provide
is divided into three classes, with each director               for a classified board of directors.
elected to a three year term.

                                                 Election of Directors

Simula's bylaws provide that, in any election of                Armor's bylaws do not provide for cumulative voting at
directors, each shareholder is entitled to cumulative           any election of directors.
voting at such election. This means that each
shareholder may cast, in person or by proxy, as many
votes in the aggregate as that shareholder is entitled
to vote, multiplied by the number of directors to be
elected. A shareholder is thus entitled to cast all of
his or her votes for any director or for any two or
more as the shareholder chooses.

                                                  Removal of Directors

Simula's bylaws provide that the shareholders of                The DGCL provides that any director or the entire
Simula may remove one or more directors at a meeting            board of directors may be removed, with or without
called for that purpose, provided certain notice                cause, by the holders of a majority of the shares
requirements are satisfied.  Such removal may be with           then entitled to vote at an election of directors,
or without cause.  If less than the entire Simula                except as follows:
board of directors is to be removed, a director may
not be removed if the number of votes sufficient to             o        unless the certificate of incorporation
elect the director under cumulative voting are voted                       provides otherwise, in the case of a
against the director's removal.                                            corporation whose board is classified, such
                                                                           stockholders may effect such removal only
                                                                           for cause; or
                                                                o        in the case of a corporation having
                                                                           cumulative voting, if less than the entire
                                                                           board is to be removed, no director may be
                                                                           removed without cause if the number of votes
                                                                           cast against such director's removal would
                                                                           be sufficient to elect such director if then
                                                                           cumulatively voted at an election of the
                                                                           entire board of directors, or if there are
                                                                           classes of directors, at an election of the
                                                                           class of directors of which such director is
                                                                           a part.

                                                                Armor's bylaws allow for the removal of a director,
                                                                with or without cause, by the affirmative vote of the
                                                                holders of a majority of the shares entitled to vote
                                                                at an election of directors, at a meeting called for
                                                                that purpose.

                  SIMULA SHAREHOLDERS                                             ARMOR STOCKHOLDERS
--------------------------------------------------------        -----------------------------------------------------
                                             Indemnification of Directors

Simula's bylaws provide for the indemnification to the          Armor's certificate of incorporation provides for
fullest extent permitted by the ABCA of any person              the indemnification of any present or former
made or threatened to be made a party to an action or           directors, officers, employees or agents of Armor
proceeding by reason of the fact that such person is            against damages or expenses incurred by them by
or was a director, officer, employee, trustee, or               reason of their position with the corporation.
agent of or for Simula, or acting at the request of
Simula.                                                         The DGCL generally permits indemnification of
                                                                directors and officers for damages and expenses
The ABCA generally permits indemnification of                   incurred by them by reason of their position with
directors and officers for damages and expenses                 the corporation, if the director or officer has
incurred by them by reason of their position with the           acted in good faith with the reasonable belief that
corporation, if the director or officer has acted in            his or her conduct was in, or not opposed to, the
good faith with the reasonable belief that his or her           best interest of the corporation and, with respect
conduct was in the best interest of the corporation             to any criminal action or proceeding, not unlawful,
and not unlawful.                                               except that no indemnification shall be made in
                                                                respect of any matter as to which the director or
The ABCA permits a corporation to indemnify its                 officer was adjudged liable to the corporation
directors and officers for reasonable expenses                  unless and only to the extent that the Court of
incurred in connection with proceedings brought by or           Chancery or the court in which such action or suit
in the right of the corporation, except where the               was brought deems that such person is fairly and
director or officer is held to be liable to the                 reasonably  entitled to indemnity.
corporation.

                                        Limitation of Liability for Directors

Simula's articles of incorporation limit the liability          Armor's certificate of incorporation limits the
of Simula's directors and former directors to the               liability of Armor's directors to the fullest extent
corporation or its shareholders to the fullest extent           permitted by paragraph (7) of subsection (b) of
permitted by the ABCA.                                          Section 102 of the DGCL.

The ABCA permits a corporation to include in its                The DGCL permits a corporation to include in its
articles of incorporation a provision eliminating or            articles of incorporation a provision limiting the
limiting the liability of a director to the                     personal liability of directors. However, a director
corporation or its shareholders for money damages for           will be liable for:
any action taken or for any failure to take action as
a director, except with respect to liability for:               o   a breach of the director's duty of  loyalty to the
                                                                      corporation or its stockholders;
o   the amount of a financial benefit received by a             o   acts or omissions not in good faith or which involve
      director to which the director is not entitled;                 intentional misconduct or a knowing violation of
o   an intentional infliction of harm on the corporation              law;
      or its shareholders;                                      o   violations of DGCL section 174 (unlawful
o   unlawful distributions to shareholders; and                       distributions to stockholders, etc.); and
o   an intentional violation of criminal law.                   o   any transaction from which the director derived an improper personal benefit.

                                                      Shareholder Action

Pursuant to Simula's bylaws, Simula's shareholders may          Pursuant to Armor's bylaws, Armor's stockholders may
take action by written consent if one or more consents          take action by written consent if a consent in
in writing, setting forth the action so taken, are              writing, setting forth the action so taken, is signed
signed by all of the shareholders entitled to vote              by the holders of all of the outstanding stock of
with respect to the subject matter of the action.               Armor.

                                                                In addition, any action required by the DGCL to be

                  SIMULA SHAREHOLDERS                                            ARMOR STOCKHOLDERS
--------------------------------------------------------        -----------------------------------------------------
                                                                taken at any annual or special meeting of
                                                                stockholders, or any action which may be taken at any
                                                                annual or special meeting of stockholders, may be
                                                                taken without a meeting, without prior notice and
                                                                without a vote, if a consent in writing, setting forth
                                                                the action so taken, shall be signed by the holders of
                                                                outstanding stock having not less than the minimum
                                                                number of votes that would be necessary to authorize
                                                                or take such action at a meeting at which all shares
                                                                entitled to vote thereon were present and voted.
                                                                Prompt notice of the taking of the corporate action
                                                                without a meeting by less than unanimous written
                                                                consent shall be given to those stockholders who have
                                                                not consented in writing.

                                             Appraisal/Dissenters Rights

The ABCA allows dissenting shareholders to obtain the           Under the DGCL, appraisal rights may be available in
fair value of their shares by statute for a statutory           connection with a statutory merger or consolidation in
merger, a sale or exchange of all or substantially all          certain specific situations.
of the property of the corporation other than in the
usual and regular course of business and for some               Appraisal rights are not available under the DGCL when
amendments to the articles of incorporation.                    a corporation is to be the surviving corporation and
                                                                no vote of its stockholders is required to approve the
Unless the issuing company provides otherwise in its            merger.
articles of incorporation, the ABCA does not provide
for dissenters' rights where the corporation's shares           In addition, unless otherwise provided in the
are either (i) listed on a national securities                  certificate of incorporation, no appraisal rights are
exchange or are listed on a national market system of           available under the DGCL to holders of shares of any
the National Association of Securities Dealers, or              class of stock which is either (i) listed on a
(ii) held of record by at least 2,000 shareholders on           national securities exchange or designated as a
the date fixed to determine the shareholders entitled           national market system security on an interdealer
to vote on the proposed corporate action.                       quotation system by the National Association of
                                                                Securities Dealers, Inc., or (ii) held of record by
The articles of incorporation of Simula do not provide          more than 2,000 stockholders, unless such stockholders
for such dissenters' rights.                                    are required by the terms of the merger to accept
                                                                anything other than:

                                                                o   shares of stock of the surviving corporation;
                                                                o   shares of stock of another corporation which are so
                                                                      listed on a national securities exchange or
                                                                      designated as a national market system
                                                                      security on an interdealer quotation system
                                                                      by the National Association of Securities
                                                                      Dealers or held of record by more than 2,000
                                                                      stockholders as of the effective date of the
                                                                      merger or consolidation;
                                                                o   cash in lieu of fractional shares of such stock; or
                                                                o   any combination thereof.

                                                                Appraisal rights are not available under the DGCL in the
                                                                event of a sale, lease or exchange of all or

                  SIMULA SHAREHOLDERS                                            ARMOR STOCKHOLDERS
--------------------------------------------------------        -----------------------------------------------------
                                                                substantially all of Armor's assets or the adoption of an
                                                                amendment to its certificate of incorporation.

                                                                The certificate of incorporation of Armor does not
                                                                provide for such appraisal rights.

                                                      Share Repurchases

The ABCA  authorizes a corporation to acquire its own           Under the DGCL, a corporation may generally redeem
shares, unless restricted by its articles of                    or repurchase shares of its stock if such
incorporation, so long as the corporation is able to            redemption or repurchase will not impair the
pay its debts as they become due and the corporation's          capital of the corporation.
total assets are not less than the sum of its
liabilities and the amount of shareholder
preferential rights upon liquidation.

                                                        Dividends

The ABCA permits the directors of every corporation,            The DGCL permits the directors of every corporation,
subject to restriction by the articles of                       subject to any restrictions contained in its
incorporation, to authorize distributions to the                certificate of incorporation, to declare and pay
shareholders unless, after giving effect to such a              dividends upon the shares of its capital stock either
distribution, the corporation would not be able to pay          out of its surplus or, in case there is no such
its debts as they become due in the usual course of             surplus, out of the corporation's net profits for the
business, or the corporation's total assets would be            fiscal year in which the dividend is declared and/or
less than the sum of its total liabilities plus the             the preceding fiscal year.
amount that would be needed to satisfy the dissolution
rights of shareholders whose preferential rights are
superior to those receiving the distribution.

Pursuant to the ABCA and Simula's bylaws, Simula's board of directors may from time to time declare, and the corporation may pay or make, dividends or other distributions to its shareholders.

                                             Special Shareholder Meetings

Simula's bylaws provide that a special meeting of               Armor's bylaws provide that a special meeting of
shareholders may only be called by any of the                   stockholders may only be called by any of the
following, subject to compliance with specified                 following:
procedures:
                                                                o        the president;
o        the president and the secretary of the                 o        the chairman of the board;
           corporation, acting together;                        o        the majority of the board of directors; and
o        the board of directors; and                            o        a majority of the stockholders of record of
o        written demand of holders of not less than                        all shares entitled to vote.
           10% of all shares entitled to vote at the
           meeting.

                                             Advance Notice Requirements

Simula's bylaws provide that shareholders proposals             Armor's bylaws do not contain specific stockholder
will be included in proxy solicitation materials and            proposal requirements.
considered and submitted to a vote at an annual
meeting only if the proponents of such proposal                 Section 14(a) of the Exchange Act requires that

                  SIMULA SHAREHOLDERS                                             ARMOR STOCKHOLDERS
--------------------------------------------------------        -----------------------------------------------------
comply with the rules of Section 14(a) of the                   stockholder proposals be submitted not less than 120
Securities Exchange Act of 1934, as amended.                    calendar days before the date of the company's proxy
                                                                statement released to stockholders in connection with
Section 14(a) of the Securities Exchange Act requires           the previous year's annual meeting. However, if the
that shareholder proposals be submitted not less than           company did not hold an annual meeting the previous
120 calendar days before the date of the company's              year, or if the date of this year's annual meeting has
proxy statement released to shareholders in connection          been changed by more than 30 days from the date of the
with the previous year's annual meeting. However, if            previous year's meeting, then the deadline is a
the company did not hold an annual meeting the                  reasonable time before the company begins to print and
previous year, or if the date of this year's annual             mail its proxy materials.
meeting has been changed by more than 30 days from the
date of the previous year's meeting, then the deadline
is a reasonable time before the company begins to
print and mail its proxy materials.

                                                   Amendments to Bylaws

Simula's bylaws may be amended only by a resolution             Armor's bylaws may be amended by either the holders of
duly adopted by a majority of the entire board of               a majority of the outstanding capital stock entitled
directors, subject to repeal or change of action of             to vote or by a majority of the entire board of
the shareholders.                                               directors.

                       FUTURE SIMULA SHAREHOLDER PROPOSALS

         Simula intends to hold a 2003 annual meeting of shareholders only if the merger is not completed. If such a meeting is held, shareholder proposals will only be considered for inclusion in Simula's proxy statement for the 2003 annual meeting if they (1) are submitted to the Corporate Secretary of Simula in writing at Simula's principal executive offices, 7822 South 46th Street, Phoenix, Arizona 85044-5354, within a reasonable time before Simula begins to print and mail its proxy materials, and (2) concern a matter that may properly be considered and acted upon at the annual meeting in accordance with law and the rules of the Securities and Exchange Commission, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

                                  LEGAL MATTERS

     The validity of the shares of Armor common stock offered by this proxy statement/prospectus will be passed upon by Kane Kessler, P.C., New York, New York, as counsel to Armor. Robert L. Lawrence, Esq., a member of Kane Kessler, P.C., owns 5,000 shares of Armor common stock.

                                     EXPERTS

     The financial statements incorporated in this proxy statement/prospectus by reference from Simula's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expressed an unqualified opinion and includes an explanatory paragraph relating to Simula's ability to continue as a going concern) which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Armor incorporated in this proxy statement/prospectus by reference to Armor's annual report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. As allowed by the Securities and Exchange Commission's rules, this proxy statement/prospectus does not contain all information required herein. You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in or incorporated by reference into this proxy statement/prospectus.

     The following documents, which were filed by Simula with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

     o Simula's annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 15, 2003;


     o Simula's quarterly report on Form 10-Q/A for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on November 6, 2003;

     o Simula's quarterly report on Form 10-Q/A for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on November 6, 2003; and

     o Simula's current reports on Form 8-K filed on February 18, 2003, March 31, 2003, May 15, 2003, June 17, 2003, July 28, 2003 (as amended on
         September 26, 2003), August 13, 2003, September 11, 2003 and November 6, 2003.


     The following documents, which were filed by Armor with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

     o Armor's annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, as amended on July 29, 2003;

     o Armor's quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003;

     o Armor's quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 18, 2003;


     o Armor's current reports on Form 8-K filed on May 5, 2003, July 24, 2003, August 8, 2003, August 13, 2003 and November 5, 2003;

     o Armor's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2003; and


     o The description of Armor's common stock set forth in Armor's registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 29, 1999 and any amendments or reports filed thereafter for the purpose of updating such description.

     In addition, all documents filed by Simula and Armor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the Simula special meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents.

     Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     Simula has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Simula, and Armor has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Armor.


     The documents incorporated by reference into this proxy statement/ prospectus by Simula are attached hereto as Annexes D to F or, with respect to the current reports on Form 8-K filed on February 18, 2003, March 31, 2003, May 15, 2003, June 17, 2003, July 28, 2003 (as amended on September 26, 2003),
August 13, 2003, September 11, 2003 and November 6, 2003, will be delivered to Simula shareholders with this proxy statement/prospectus. The documents incorporated by reference into this proxy statement/prospectus by Armor will be delivered to Simula shareholders with this proxy statement/prospectus. The documents incorporated by reference into this proxy statement/prospectus by Simula and Armor also are available from us upon request. We also will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request.


     Simula shareholders may request a copy of information incorporated by reference into this proxy statement/prospectus by contacting the appropriate company at:

  For information relating to Simula:         For information relating to Armor:
          Corporate Secretary                        Corporate Secretary
             Simula, Inc.                            Armor Holdings, Inc.
        7822 South 46th Street                    1400 Marsh Landing Parkway
           Phoenix, AZ 85044                              Suite 112
         Phone: (602) 631-4005                   Jacksonville, Florida 32250
          Fax: (602) 631-9005                       Phone: (904) 741-5400
                                                     Fax: (904) 741-5403

     Simula and Armor file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by Simula and Armor with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth

Street, N.W., Washington, D.C. 20549. Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission Web site is http://www.sec.gov.

     Armor has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to Armor's common stock to be issued to Simula shareholders in connection with the merger. This proxy statement/prospectus constitutes the prospectus of Armor filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

     Simula shareholders with questions about the merger should contact:

                                  Simula, Inc.
                             7822 South 46th Street
                             Phoenix, Arizona 85044
                          Attention: Mari I. Valenzuela
                            Telephone: (602) 631-4005

     Any Simula shareholder who has questions about the merger or needs additional copies of this proxy statement/prospectus or voting materials should contact the Corporate Secretary of Simula as described above.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                                INDEX TO ANNEXES

Annex A Agreement and Plan of Merger dated as of August 29, 2003 by and among Armor Holdings, Inc., AHI Bulletproof Acquisition, Corp., and Simula, Inc.

Annex B        Form of Stockholder Agreement

Annex C        Opinion of Relational Advisors LLC, dated August 29, 2003

Annex D Annual Report on Form 10-K of Simula, Inc. for the year ended December 31, 2002


Annex E Quarterly Report on Form 10-Q/A of Simula, Inc. for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on November 6, 2003

Annex F Quarterly Report on Form 10-Q/A of Simula, Inc. for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on November 6, 2003

                                                                         ANNEX A

================================================================================



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              ARMOR HOLDINGS, INC.


                        AHI BULLETPROOF ACQUISITION CORP.


                                       AND


                                  SIMULA, INC.


                           DATED AS OF AUGUST 29, 2003



================================================================================

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Article I Definitions......................................................A-6

         1.1      Definitions..............................................A-6
         1.2      Interpretation..........................................A-23

Article II The Merger.....................................................A-24

         2.1      The Merger..............................................A-24
         2.2      The Closing.............................................A-24
         2.3      Effective Time..........................................A-24
         2.4      Articles of Incorporation, Bylaws, Directors and
                  Officers of the Surviving Corporation...................A-24
         2.5      Section 338(g) Election.................................A-25

Article III Effect of the Merger on Securities of Purchaser and
            the Company...................................................A-25

         3.1      Parent Securities.......................................A-25
         3.2      Purchaser Securities....................................A-25
         3.3      Company Common Stock....................................A-26
         3.4      Exchange of Certificates Representing
                  Company Common Stock....................................A-28
         3.5      Adjustment of Merger Consideration......................A-32
         3.6      Effect of Parent Election Of All Cash Merger
                  Consideration; Automatic Amendment of Certain
                  Provisions of Agreement.................................A-32

Article IV Representations and Warranties of the Company..................A-33

         4.1      Existence; Good Standing;
                  Corporate Authority.....................................A-35
         4.2      Authorization, Validity and Effect of Agreements........A-36
         4.3      Compliance with Laws....................................A-37
         4.4      Capitalization..........................................A-37
         4.5      Subsidiaries............................................A-39
         4.6      No Violation; Consents..................................A-39
         4.7      Company Reports; Financial Statements...................A-40
         4.8      Company Litigation......................................A-40
         4.9      Absence of Certain Changes..............................A-41
         4.10     Taxes...................................................A-41
         4.11     Company Employee Benefit Plans..........................A-43
         4.12     Labor and Employment Matters............................A-45
         4.13     Intellectual Property Rights............................A-45
         4.14     Permits.................................................A-46
         4.15     Environmental Compliance................................A-46
         4.16     Material Contracts......................................A-47
         4.17     Divestiture Agreements..................................A-49
         4.18     Real Property...........................................A-49
         4.19     Brokers.................................................A-51

                                                                           Page
                                                                           ----
         4.20     Opinion of Financial Advisor............................A-51
         4.21     State Takeover Statutes.................................A-51
         4.22     No Undisclosed Liabilities..............................A-51
         4.23     Certain Business Practices..............................A-51
         4.24     Affiliates..............................................A-52
         4.25     Products................................................A-52
         4.26     Form S-4; Proxy Statement...............................A-52

Article V Representations and Warranties of Parent
          and Purchaser...................................................A-52

         5.1      Existence; Good Standing;
                  Corporate Authority.....................................A-54
         5.2      Authorization, Validity and Effect of Agreements........A-54
         5.3      Compliance with Laws....................................A-55
         5.4      Capitalization..........................................A-56
         5.5      No Violation; Consents..................................A-56
         5.6      Parent Reports; Financial Statements....................A-57
         5.7      Parent Litigation.......................................A-58
         5.8      Absence of Certain Changes..............................A-58
         5.9      Brokers.................................................A-58
         5.10     No Undisclosed Liabilities..............................A-58
         5.11     Certain Business Practices..............................A-58
         5.12     Form S-4; Proxy Statement...............................A-58
         5.13     Disclosure Materials....................................A-59

Article VI Covenants .....................................................A-59

         6.1      Alternative Proposals...................................A-59
         6.2      Interim Operations......................................A-61
         6.3      Preparation of the Form S-4 and the Proxy Statement;
                  Company Shareholder Approval............................A-65
         6.4      Filings; Other Action...................................A-67
         6.5      Access to Information...................................A-69
         6.6      Publicity...............................................A-69
         6.7      Further Action..........................................A-69
         6.8      Indemnification of Company Directors and Officers,
                  O&D Tail Insurance, Insurance...........................A-70
         6.9      Conveyance Taxes........................................A-71
         6.10     Certain Tax Matters.....................................A-72
         6.11     Benefit Plans and Option Plans..........................A-72
         6.12     Stock Exchange Listing..................................A-73
         6.13     Affiliates; Shareholder Agreement.......................A-73
         6.14     Escrow Agreement........................................A-73
         6.15     Liquidation of Subsidiaries.............................A-73
         6.16     Certain Benefit Plans...................................A-74
         6.17     Company Litigation......................................A-74
         6.18     Control of Operations...................................A-74
         6.19     Pro Forma Financial Statements..........................A-74
         6.20     Termination of Certain Company Executive Officers.......A-75

                                                                           Page
                                                                           ----
Article VII Conditions....................................................A-75

         7.1      Conditions to Each Party's
                  Obligation to Consummate the Merger.....................A-75
         7.2      Conditions to Obligation of Parent and Purchaser to
                  Consummate the Merger...................................A-76
         7.3      Conditions to Obligations of the Company to Consummate
                  the Merger subject to Section 3.6.......................A-77

Article VIII Termination..................................................A-78

         8.1      Termination by Mutual Consent...........................A-78
         8.2      Termination by Either Parent or Company.................A-78
         8.3      Termination by the Company..............................A-79
         8.4      Termination by Parent...................................A-79
         8.5      Right to Terminate......................................A-80
         8.6      Effect of Termination and Abandonment; Termination Fee..A-80
         8.7      Termination Fees and Expenses...........................A-81
         8.8      Extension; Waiver.......................................A-82

Article IX General Provisions.............................................A-83

         9.1      Nonsurvival of Representations and Warranties...........A-83
         9.2      Notices.................................................A-83
         9.3      Assignment; Binding Effect; No Third-Party
                    Beneficiaries.........................................A-84
         9.4      Entire Agreement........................................A-84
         9.5      Governing Law...........................................A-84
         9.6      Jurisdiction and Venue..................................A-84
         9.7      Waiver of Jury Trial....................................A-85
         9.8      Fee and Expenses........................................A-85
         9.9      Headings; Interpretation................................A-85
         9.10     Amendment; Waivers......................................A-85
         9.11     Severability............................................A-85
         9.12     Parent Actions..........................................A-86
         9.13     Remedies................................................A-86
         9.14     Execution...............................................A-86
         9.15     Date for Any Action.....................................A-86
         9.16     Counterparts............................................A-86

               INDEX OF SCHEDULES AND EXHIBITS





Schedule I                 Total Consideration
                           Adjustments

Schedule II                Schedule of Production

                           Company Disclosure Schedule

                           Parent Disclosure Schedule

Schedule III               Material Consents

Schedule 6.15              Subsidiaries to be Liquidated

Exhibit A                  Form of Affiliate Letter

Exhibit B                  Holders of Eligible Options

Exhibit C                  Form of Shareholder Agreement

                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger (this "Agreement"), dated as of August 29, 2003, by and among Armor Holdings, Inc., a Delaware corporation ("Parent"), AHI Bulletproof Acquisition Corp., an Arizona corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Simula, Inc., an Arizona corporation (the "Company").

                                    RECITALS

         WHEREAS, the Company is engaged in the businesses of designing, manufacturing, marketing, selling and licensing various military, public safety, civilian and/or commercial safety systems products and technologies to, and providing related services to, various industries, including but not limited to the defense, aviation, aerospace, marine and automotive industries; and

         WHEREAS, the respective boards of directors of Parent, Purchaser and the Company each have approved and declared advisable this Agreement and the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value US$.01 per share, of the Company (the "Company Common Stock"), other than shares of Company Common Stock owned by Parent, Purchaser or the Company, will be converted into the right to receive common stock, par value US$.01 per share, of Parent ("Parent Common Stock") and/or cash as provided herein; and

         WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below.

         "Affiliate" shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition and this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Parent, Purchaser, or any of their Subsidiaries, and none of the Parent, Purchaser, or any of their respective Subsidiaries, shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

         "Affiliate Letter" shall have the meaning set forth in Section 3.4(b).

         "Agreement" shall have the meaning set forth in the Preamble to this Agreement.

         "Allied Debt" shall mean the indebtedness evidenced by the Company's US$25 million Senior Secured Note, dated September 26, 2001, and due December 31, 2003 (subject to acceleration of maturity or mandatory prepayment), issued to Allied Capital Corporation.

         "Alternative Transaction" shall mean a transaction involving a merger, consolidation, recapitalization, reorganization or other business combination of the Company or any material Subsidiary of the Company with any Person (other than the Parent or the Purchaser), an acquisition involving all or a significant part of the capital stock or assets of the Company or any material Subsidiary of the Company by any Person (other than the Parent or the Purchaser), or a material debt or equity investment (including debt convertible into equity) in the Company or any material Subsidiary of Company, other than relating to the sale, monetization or licensing of rights to use the Company's Cleargard(R) transparent polyurethane polymer (and/or related technologies or products) that is entered into in compliance with Section 6.2 of this Agreement. An "Alternative Transaction" shall not include any refinancing permitted by Section 6.1(d)(i).

         "AMEX" shall mean the American Stock Exchange, or any successor exchange.

         "Ancillary Document" shall mean any agreement or document executed and delivered by the Company, on the one hand, or either of Parent or Purchaser (or both), on the other, in connection with or pursuant to the provisions of this Agreement or in connection with the consummation of the Merger.

         "Applicable Law" shall mean, with respect to any Person, any international, national, regional, state or local treaty, statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority and any requirements imposed by common law or case law, applicable, through the date of this Agreement or through the Closing Date, as applicable, to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person or any of its Affiliates). Applicable Law includes, without limitation, Environmental Laws.

         "Arizona Code" shall have the meaning set forth in Section 2.1.

         "Arizona Real Estate" shall mean Company Owned Property consisting of parcel(s) of vacant land adjacent to the Simula Technology Center and identified as being currently subject to a contract of sale and in escrow in Section 4.18(a) of the Company Disclosure Schedule.

         "Articles of Merger" shall have the meaning set forth in Section 2.3.

         "ASD Transaction" shall mean the transactions contemplated by that certain Asset Purchase Agreement, made as of June 11, 2003, by and among Zodiac US Corporation, a Delaware corporation ("Zodiac"), the Company, and Simula Automotive Safety Devices, Inc., an Arizona corporation ("ASD"), in which the Company caused to be sold and transferred to Zodiac and certain Affiliates of Zodiac, and Zodiac and certain Affiliates of Zodiac purchased and assumed, substantially all of the assets and certain liabilities of ASD and Simula Automotive

Safety Devices, Limited, a limited liability company incorporated in England and Wales ("ASD UK").

         "best efforts", "reasonable best efforts", "commercially reasonable best efforts" and "commercially reasonable efforts", and any variations of such terms, when utilized in this Agreement or in any of the Ancillary Documents, shall mean, with respect to any Person obligated to fulfill, perform or satisfy a related covenant, duty or obligation, that the level of effort required of such obligated Person with respect to fulfilling, performing or satisfying such related covenant, duty or obligation is the lawful efforts that a reasonable business entity would undertake or make in good faith under similar circumstances in light of commonly accepted commercial practices which afford all parties to the transaction or agreement fair treatment, but shall require such obligated Person to expend only that amount of funds that a reasonable business Person would expend to achieve the desired result or effect.

         "Budget and Forecast" shall mean the Company's budget and forecast provided to the Parent on August 29, 2003.

         "Business Day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Applicable Law or executive order to close in the state of New York.

         "Cash Consideration Percentage" shall mean a percentage designated by the Parent in a written notice to the Company, given not later than the Merger Consideration Calculation Time, which percentage shall not be less than 20%; provided, however, that the Parent may at any time prior to the Effective Time revoke any prior written notice to the Company designating such percentage as the Cash Consideration Percentage provided that the Parent, pursuant to such written notice of revocation to the Company, designates the Cash Consideration Percentage to be one hundred percent (100%), which such subsequent designation shall be irrevocable.

         "Change in the Company Recommendation" shall have the meaning set forth in Section 6.3(b).

         "CIT Debt" shall mean the indebtedness evidenced by the Revolving Line of Credit extended by CIT Group, Inc. to the Company, currently due September 30, 2003 (subject to acceleration of maturity or mandatory prepayment).

         "Closing" shall have the meaning set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Closing Date Payments" shall mean the Debt Pay-Off Amount plus the amount of any Company's Transaction Fees.

         "COBRA" shall mean the Consolidated Omnibus Reconciliation Act of 1985.

         "Code" shall mean the Internal Revenue Code of 1986.

         "Company Benefit Plan" shall have the meaning set forth in Section
4.11.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Common Stock Certificates" shall have the meaning set forth in
Section 3.4(a).

         "Company Disclosure Schedule" shall have the meaning set forth in the preamble to Article IV.

         "Company's Failure to Ship" shall mean the failure of the Company to ship Monitored Products due to circumstances that are reasonably under the Company's control, such as manufacturing delays and the failure to procure sufficient raw materials from suppliers (other than suppliers which are the sole suppliers of such raw materials or with whom the Company is contractually obligated to exclusively purchase such raw materials), but, for the avoidance of doubt, excluding any circumstances that constitute a Force Majeure.

          "Company Intellectual Property" shall have the meaning set forth in
Section 4.13(b).

         "Company Leased Property" shall have the meaning set forth in Section 4.18(a).

         "Company Leases" shall have the meaning set forth in Section 4.18(a).

         "Company MAC" shall have the meaning set forth in the preamble to
Article IV.

         "Company Owned Property" shall have the meaning set forth in Section 4.18(a).

         "Company Real Property" shall have the meaning set forth in Section 4.18(a).

         "Company Permits" shall have the meaning set forth in Section 4.14.

         "Company Preferred Stock" shall have the meaning set forth in Section 4.4(a).

         "Company Reports" shall have the meaning set forth in Section 4.7(a).

         "Company" shall have the meaning set forth in the Preamble to this Agreement.

         "Company Litigation" shall have the meaning set forth in Section 4.8.

         "Company Material Contracts" shall have the meaning set forth in
Section 4.16.

         "Company Shareholder Approval" shall have the meaning set forth in
Section 4.2.

          "Company Termination Notice" shall have the meaning set forth in the preamble to Article V.

         "Company's Transaction Fees" shall mean the aggregate amount of any (without duplication) out-of-pocket costs, fees, or expenses incurred by the Company in connection with the negotiation and preparation of this Agreement and the consummation of the Merger with respect to which the Company has control over such costs, fees or expenses but which remain unpaid by the Company as of the Merger Consideration Calculation Time, including, but not limited to:

         (i) all fees and expenses payable by the Company to the Company's Financial Advisors;

         (ii) all of the Company's proxy solicitation fees and expenses, SEC filing fees, and printing costs;

         (iii) all of the Company's legal fees and expenses (including any filing fees relating to the HSR Act or any Non-US Anti-Trust Law to the extent the Company is required to pay such fees pursuant to Section 6.4(g));

         (iv) all of the Company's management change of control contract payments, retention bonuses (with respect to agreements in effect at the Merger Consideration Calculation Time, whether or not due and payable before or after the Closing Date) and severance payments (other than any amounts related to the Omitted Restructuring Costs), including any Tax gross-up amounts and excise Taxes payable by the Company resulting from such payments (other than any amounts related to the Omitted Restructuring Costs), in each case where such payments were initiated as a result of the Company's actions prior to the Merger Consideration Calculation Time at the Company's sole discretion (excluding any severance payments or charges relating to the termination of any employees of the Company resulting from the Merger or after the Merger Consideration Calculation Time);

         (v) all of the Company's fees and expenses relating to the Company's due diligence investigation of the Parent and Purchaser;

         (vi) all of the Company's accounting fees and expenses; and

         (vii) all of the fees and expenses of the Company's Tax advisors and consultants (but not including any liability for Taxes nor any fees and expenses incurred by the Company in connection with the 338(g) Election and the preparation and filing of the 338(g) Election Form).

         The fees and expenses set forth in items (i), (ii) (except with respect to SEC filing fees), (iii), (v) (with respect to fees and expenses in excess of US$10,000, individually, or US$50,000 in the aggregate), (vi) and (vii) of this definition shall be as set forth on a final invoice or invoices submitted by the Company to the Parent immediately prior to the Merger Consideration Calculation Time, which invoice or invoices shall set forth all of the Company's Transaction Fees (a) actually incurred through the close of business on such date and which remain unpaid by the Company through the close of business on such date, (b) reasonably estimated by the Company to be incurred by the Company following the Merger Consideration Calculation Time and prior to the Effective Time, and (c) reasonably estimated by the Company to be incurred by the Company after the Effective Time, all of which shall have been reviewed and approved by the Company at the time of delivery of such invoice or invoices.

         "Company Updates" shall have the meaning set forth in the preamble to
Article IV.

         "Copyright" shall have the meaning set forth in the definition of "Intellectual Property".

         "Deadline Date" shall have the meaning set forth in Section 8.2(a).

         "Debt Pay-Off Amount" shall mean, without duplication of any amounts which will reduce the Total Consideration pursuant to Sections 3.3(a) or 3.3(b) and as described in Part B of Schedule I hereto, an amount equal to the aggregate outstanding principal of the Funded Indebtedness, and all accrued, but unpaid (x) interest, fees, charges, lender make-whole payments, prepayment penalties, and other penalties on the Funded Indebtedness, and (y) costs, fees, and expenses incurred (after the date of this Agreement and prior to the Merger Consideration Calculation Time) in connection with any refinancing of the Funded Indebtedness, calculated as of the Merger Consideration Calculation Time and as reasonably estimated through the Closing Date in accordance with Section 3.3(b), less the aggregate amount of any cash in any bank accounts or bank lock boxes of the Company or any of its Subsidiaries as of the close of business at the Merger Consideration Calculation Time.

         "Disclosure Materials" shall have the meaning set forth in Section
5.13.

         "Divestiture Agreements" shall have the meaning set forth in Section 4.16(a).

         "DOJ" shall mean the Department of Justice of the United States, or any successor department thereto.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "8% Notes" shall mean the Company's 8% Senior Subordinated Convertible Notes due May 1, 2004 (subject to acceleration of maturity or mandatory prepayment).

         "8% Notes Debt" shall mean the indebtedness evidenced by the 8% Notes.

         "Eligible Option" shall have the meaning set forth in Section
3.3(a)(ii).

         "Eligible Option Exercise Proceeds" shall mean the aggregate exercise price of all Eligible Options plus the aggregate unpaid purchase price for any shares of Company Common Stock issuable pursuant to the terms and conditions of the ESPP pursuant to Section 3.3(d)(ii).

         "Encumbrance" shall mean any claim, lien, charge, security interest, pledge, mortgage, or any other restriction or encumbrance of any kind or nature.

         "Environmental Claim" means any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation of or under any Environmental Laws or relating to any Environmental Matters, including, without limitation, any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation brought or issued by any Governmental Authority, and any notice, whether oral or written, advising the applicable Person of any of the foregoing or of any fact, event or condition which could reasonably be the basis for the assertion of any of the foregoing.

         "Environmental Law" shall mean all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Governmental Authority relating to Environmental Matters, including, without limitation (as applicable), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.(Section)9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. (Section)1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.(Section)6901 et seq.), the Clean Water Act (33 U.S.C. (Section)1251 et seq.), the Clean Air Act (42 U.S.C.(Section)7401 et seq.), the Toxic Substances Control Act (15 U.S.C.(Section)2601 et seq.) and the Occupational Safety and Health Act, 29 U.S.C.(Section)653 et seq.

         "Environmental Lien" shall mean any Encumbrances (except for Permitted Encumbrances), whether recorded or unrecorded, in favor of any Governmental Authority, relating to any liability of the Company or any of its Subsidiaries with respect to an Environmental Claim.

         "Environmental Matters" means any matter arising out of or relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" shall mean any Person which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with any other Person within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or is under "common control" with such Person, within the meaning of Section 400l(a)(14) of ERISA.

         "Escrow Agent" shall mean The Bank of New York, in its capacity as escrow agent pursuant to the Escrow Agreement.

         "Escrow Agreement" shall mean that certain Escrow Agreement, dated July 23, 2003, by and among the Parent, the Company, and The Bank of New York.

         "Escrow Release Letter" shall have the meaning set forth in Section
6.14.

         "ESPP" shall have the meaning set forth in Section 3.3(d)(ii).

         "Exchange Act" shall mean the Securities Exchange Act of 1934.

         "Exchange Agent" shall have the meaning set forth in Section 3.4(a).

         "Exchange Fund" shall have the meaning set forth in Section 3.4(a).

         "Failure Rate" shall mean the quotient of (a) the total number of units of such Monitored Product delinquent due to the Company's Failure to Ship within any Production Period during the Total Production Period in accordance with the Schedule of Production divided by (b) the total number of units of such Monitored Product scheduled to be shipped during the Total Production Period, with the resulting quotient multiplied by 100 and expressed as a percentage.

         "Financial Advisor" shall have the meaning set forth in Section 4.19.

         "Force Majeure" shall mean, with respect to any Person, changes, effects, circumstances or delays arising from war, riots, embargo, acts of God, insurrections, floods, common carrier transportation disruptions (for which no other commercially reasonable transportation is available), fires, explosions, acts of terrorism or other catastrophes beyond the control of and without the fault of such Person.

         "Form S-4" shall have the meaning set forth in Section 4.26.

         "FTC" shall have the meaning set forth in Section 6.4(c).

         "Funded Indebtedness" shall mean, collectively: (a) the CIT Debt, the Allied Debt, the 8% Notes Debt, the 9 1/2% Notes Debt, and the Rosestone Debt, together with any refinancings thereof entered into by the Company or any of its Subsidiaries prior to the Merger Consideration Calculation Time; (b) any additional indebtedness for borrowed money or capital leases entered into by the Company or any of its Subsidiaries after June 30, 2003, and prior to the Merger Consideration Calculation Time; and (c) any financing of insurance premiums incurred by the Company or any of its Subsidiaries after June 30, 2003, and prior to the Merger Consideration Calculation Time (without duplication of any amounts which will reduce the Total Consideration pursuant to Section 3.3(a) and as described in Part B of Schedule I hereto).

         "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

         "Governmental Authority" shall mean any domestic, international, national, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission, arbitrator or arbitration panel, or tribunal, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Governmental Contract" shall mean any contract with any Governmental Authority, any branch of the U.S. or foreign military, or any police or fire department or other first responder, and any contractor, subcontractor, or supplier of any of the foregoing.

         "Hazardous Substances" means any chemicals, materials or substances which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant under any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         "Indemnified Person" shall have the meaning set forth in Section
6.8(a).

         "Indemnified Losses" shall have the meaning set forth in Section
6.8(a).

         "Intellectual Property" shall mean any United States, foreign, international and state patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, "Patents"); material unregistered trademarks and service marks, trademark and service mark registrations and applications, material trade names and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); material Internet domain names; material unregistered copyrights, and copyright registrations and applications (collectively, "Copyrights"); Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets").

         "Knowledge", "know", "known", "to the knowledge of", and all variations thereof and other words of similar meaning, whether or not capitalized, when used with respect to:

         (a) the Company or any of its Subsidiaries, shall be deemed to refer to the (i) actual knowledge and/or awareness of Bradley P. Forst, Joseph
         W. Coltman and John Jenson, after due inquiry; and (ii) the actual knowledge and/or awareness of the following officers and employees of the Company and its Subsidiaries, after due inquiry of any current employees of the Company and its Subsidiaries who report to any of the following officers and employees of the Company and its Subsidiaries:
         Larry Noble, Tom Riggs, Michael Haerle, Donald Dutton, Val Horvatich, Ken Bauman, William H. Rogers, John P. Olson, Joe Shane, Mick Horton, and Mark Cavanaugh; provided that in each case, with respect to the directors, officers and employees of the Company and its Subsidiaries listed in this item (a), any knowledge acquired by any such Person following termination of employment shall not be deemed to be actual knowledge of any remaining director, officer, or employee of the Company or its Subsidiaries, or the Company.

         (b) the Parent, Purchaser, or any of their respective Subsidiaries, shall be deemed to refer to the (i) actual knowledge and/or awareness of Warren B. Kanders and Robert R. Schiller and after due inquiry; and
         (ii) actual knowledge and/or awareness of the following officers and employees of the Parent and its Subsidiaries, after due inquiry of any current employees of the Parent and its Subsidiaries who report to any of the following officers and employees of the Parent and its
         Subsidiaries: Phil Baratelli, Steven Croskrey, Gary Allen, Glenn Heiar, Dennis Lang, David Rummell, Tony Russell, Robert Mecredy, and Tony Crayden and the following consultant to the Parent and its
         Subsidiaries: Gary Julien; provided that in each case, with respect to the directors, officers and employees of the Parent and its Subsidiaries listed in this item (b), any knowledge acquired by any such Person following termination of employment shall not be deemed to be actual knowledge of any remaining director, officer, or employee of the Parent or its Subsidiaries, or the Parent.

          "Material Adverse Change" shall mean, when used with respect to:

         (a) the Company or any of its Subsidiaries, any change in the condition (financial or otherwise), results of operations, assets, liabilities, properties or business of the Company, or any of its Subsidiaries, which individually or in the aggregate (taking into account all other such changes), materially and adversely affects, or is reasonably likely to materially and adversely affect, the condition (financial or otherwise), results of operations, assets, liabilities, properties or business of the Company and its Subsidiaries, taken as a whole, including, but not limited to:

                  (i) the termination or amendment of any written contract, purchase order, or customer order to which the Company or any of its Subsidiaries is a party as of the date hereof for any reason (including the failure to obtain, prior to the Effective Time, the consent of any party thereto other than the Company or any of its Subsidiaries which is required to be obtained by the terms of such contract as a result of the consummation by the Company of the transactions contemplated by this Agreement or the Ancillary Documents, including the Merger), but excluding a Governmental Authority's exercise of a non-appropriation clause contained in any such contract for products (other than spare parts) to be provided by or services to be rendered by the Company or any of its Subsidiaries after the date hereof, which terminations or amendments, individually or in the aggregate, are reasonably likely to result in a loss of anticipated Company revenues from the date hereof through December 31, 2004, (net of the anticipated aggregate amount of Company revenues from the date hereof through December 31, 2004, that are reasonably likely to result from any new written contracts, purchase orders, or customer orders entered into or received by the Company or any of its Subsidiaries from the date hereof through the Effective Time (but excluding spare parts and the Army SAPI Bid), which revenues were not included in the Budget and Forecast for the period beginning on the date hereof and continuing through December 31, 2004), in excess of US$10,000,000; or

                  (ii) The Failure Rate with respect to any Monitored Product scheduled for shipment during the Total Production Period shall exceed twenty five percent (25%), determined as of the last day of the Total Production Period; or

                  (iii) Army SAPI MAC shall mean the occurrence of all of the following prior to the Closing Date:

                           (A) receipt by the Company or any of its Subsidiaries prior to the Closing Date of official notice ("Company Non-Selection Notice", a copy of which shall promptly be delivered to Parent) from the Army SAPI Contracting Organization pursuant to FAR 15.506 that, for any reason, the bid of the Company or any of its Subsidiaries is not in the competitive range and has received no portion of an award with respect to Army SAPI Bid (DSCP Solicitation Number SP0100-03-R-0007, such Solicitation being referred to as the "Army SAPI Bid"); and

                           (B) receipt by Parent or any of its Subsidiaries prior to the Closing Date of official notice ("Parent Non-Selection Notice", a copy of which shall promptly be delivered to Company) from the Army SAPI Contracting Organization pursuant to FAR 15.506 that, for any reason, the bid of the Parent or any of its Subsidiaries is not in the competitive range and has received no portion of an award with respect to the Army SAPI Bid; and

                           (C) in the event that (A) and (B) above occur, the Parent shall have the right to declare a Material Adverse Change and terminate the Merger Agreement by written notice to the Company ("MAC Termination Notice"), given within three Business Days following the later of receipt by Parent of a copy of the Company Non-Selection Notice and the Parent Non-Selection Notice, such termination to be effective on the third Business Day following the date the MAC Termination Notice is given to the Company; provided, however, (i) the Company may deliver to Parent a notice in writing that the Parent shall delay the effective date of the MAC Termination Notice for a period of fifteen (15) days, without prejudice of the rights of the Parent hereunder, in order to allow the Company to investigate the official reason for the Army SAPI Contracting Organization issuance of the Company Non-Selection Notice; and (ii) within such fifteen (15) day period the Company shall provide to the Parent information provided by the Army SAPI Contracting Organization obtained by the Company at the formal debriefing, as well as actions proposed by the Company intended to remedy the determination of the Army SAPI Contracting Activity that the Company was not in the competitive range, and/or to obtain future awards from the Army. The Parent may, upon review of the information provided by the Company, in Parent's sole discretion, either a) waive the Material Adverse Change and withdraw its MAC Termination Notice and consummate the Merger in accordance with the Merger Agreement,
                           b) reaffirm its MAC Termination Notice and terminate the Merger Agreement forthwith, or c) if acceptable to the Company delay the effective date of the MAC Termination Notice for such additional period as Parent, in it's sole discretion, may determine to allow the Company to remedy the Company Non-Selection, and

                           (D) notwithstanding (A), (B), or (C), any delay in making an award with respect to the Army SAPI Bid beyond the Closing Date, any expiration of the Army SAPI Bid prior to the Closing Date, or any re-solicitation of the Army SAPI Bid prior to the Closing Date, shall not, of itself, constitute a Material Adverse Change.

         or

         (b) the Parent, Purchaser, or any of their respective Subsidiaries, any change in the condition (financial or otherwise), results of operations, assets, liabilities, properties or business of the Parent, Purchaser, or any of their respective Subsidiaries, which individually or in the aggregate (taking into account all other such changes), materially and adversely affects, or is reasonably likely to materially and adversely affect, the condition (financial or otherwise), results of operations, assets, liabilities, properties or business of the Parent, Purchaser, and their respective Subsidiaries, taken as a whole;

provided that a Material Adverse Change:

         (1) shall not be deemed to have occurred with respect to the Company or any of its Subsidiaries with respect to or relating to any matter which is the subject of paragraphs (a)(i), (a)(ii) or (a)(iii) above unless and until the specific circumstances outlined above in paragraphs
         (a)(i), (a)(ii) or (a)(iii) occur and constitute a Material Adverse Change or when aggregated together with any other breach of any representation, warranty, covenant, or agreement by the Company, otherwise constitutes a Material Adverse Change with respect to the Company; and

         (2) shall not (with respect to any Person or any of its Subsidiaries) include any change, effect, condition, event or circumstance occurring after the date hereof arising out of or attributable to:

                  (aa) any decrease in the market price of a Person's securities in and of itself (but not any change, effect, conditions, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Change);

                  (bb) changes, effects, conditions, events or circumstances that generally affect any of the defense, aviation (military, public safety, civilian, or commercial), aerospace (military, public safety, civilian, or commercial), marine (military, public safety, civilian, or commercial), automotive or ground vehicle (military, public safety, civilian, or commercial) or personnel (military, public safety, civilian, or commercial) safety systems industries of which the Person is a member (including legal and regulatory changes) (provided that any such change, effect or circumstance does not affect the affected Person in a materially disproportionate manner);

                  (cc) general economic conditions or changes, effects, conditions, or circumstances affecting the financial markets (provided that any such change, effect or circumstance does not affect the affected Person in a materially disproportionate manner);

                  (dd) general economic conditions or changes, effects, conditions, or circumstances arising from a Force Majeure and which are not primarily limited in their effect to such Person's operations, assets, liabilities, properties or business (provided that any such change, effect or circumstance does not affect the affected Person in a materially disproportionate manner);

                  (ee) changes to the affected Person which the affected Person successfully bears the burden of demonstrating arose primarily (or with respect to paragraph (a) (iii), solely) from the announcement or performance of this Agreement; or

                  (ff) the actions of any Person (or their Subsidiaries, Affiliates, or any of their respective Representatives), who is a party to this Agreement and who claims that a Material Adverse Change has occurred with respect to any other Person (who is not a Subsidiary or Affiliate of the Person claiming that a Material Adverse Change has occurred but who is also a party to this Agreement), which leads to or precipitates any such change, effect, condition, event or circumstance, directly or indirectly, that would constitute a Material Adverse Change ("Precipitating Conduct"), provided however, that Precipitating Conduct shall not include fair and lawful competition in the ordinary course of its business unless the affected Person successfully bears the burden of demonstrating that such competition by the non-affected Person was unfair, unlawful or materially violated any agreement between the affected Person (or any of its Subsidiaries) and the non-affected Person (or any of its Subsidiaries);

provided, however, the foregoing provisos (2)(aa) - (2)(ee), inclusive, shall not apply to paragraph (a)(ii) of this definition and the foregoing provisos
(2)(aa) - (2)(dd), inclusive, shall not apply to paragraphs (a)(i) or (a)(iii) of this definition.

         "Material Adverse Effect" shall mean any event or condition of any character which results in, has resulted in, or could reasonably be expected to result in, a Material Adverse Change on the condition (financial or otherwise), results of operations, assets, liabilities, properties, or business of a Person and its Subsidiaries, taken as a whole, or would prevent or unreasonably delay consummation of the transactions contemplated hereby.

         "Merger" shall have the meaning set forth in the in the recitals to this Agreement.

         "Merger Consideration" shall have the meaning set forth in Section 3.3(a)(i).

         "Merger Consideration Calculation Time" shall mean 5:00 p.m. (Phoenix time) on the day that is five (5) Business Days prior to the anticipated Closing Date.

         "Monitored Products" shall mean the SAPI-Marines, SAPI-Army (other than with respect to the Army SAPI Bid), Seats (Cockpit and Troop), and Cockpit Airbag Systems ("CABS") product lines of the Company (but excluding in all cases spares).

         "9 1/2% Notes Debt" shall mean the indebtedness evidenced by the 9 1/2% Notes.

         "9 1/2% Notes" shall mean the Company's 9 1/2% Senior Subordinated Notes due September 30, 2003 (subject to acceleration of maturity or mandatory prepayment).

         "Non-U.S. Anti-Trust Law" shall mean any anti-trust or similar law of any Governmental Authority (other than a Governmental Authority within the United States), including Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the European Community.

         "NYSE" shall mean the New York Stock Exchange, or any successor exchange.

         "O&D Tail Insurance" shall have the meaning set forth in Section 6.8(b)(i).

         "Option Cancellation Agreement" shall have the meaning set forth in
Section 3.3(a)(ii).

         "Option Plan(s)" shall have the meaning set forth in Section
3.3(a)(ii).

         "Outstanding Company Shares" shall mean the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time plus the total number of shares of Company Common Stock deemed to be issued upon exercise of all Eligible Options plus the total number of shares of Company Common Stock deemed to be issued in connection with the ESPP.

         "Parent" shall have the meaning set forth in the Preamble to this Agreement.

         "Parent Average Trading Price" shall be the mean of the average between the bid and the ask price of Parent Common Stock on the NYSE (as reported on the NYSE Composite Tape) at the close of the market for the twenty (20) consecutive trading days ending ten (10) trading days prior to the Closing Date.

         "Parent Common Stock Consideration Percentage" shall mean 100% less the Cash Consideration Percentage.

         "Parent Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Parent-Company Confidentiality Agreement" shall mean the Confidentiality Agreement, dated January 28, 2003, between the Parent and the Company.

         "Parent Disclosure Schedule" shall have the meaning set forth in the preamble to Article V.

         "Parent Litigation" shall have the meaning set forth in Section 5.7.

         "Parent MAC" shall have the meaning set forth in the preamble to
Article V.

         "Parent Preferred Stock" shall have the meaning set forth in Section 5.4(a).

         "Parent Reports" shall have the meaning set forth in Section 5.6.

         "Parent Specified Line of Business" shall mean (i) the provision of security products, training or services to civilian and military law enforcement agencies and corrections departments, homeland security providers, U.S. and foreign militaries, Governmental Authorities, non-governmental organizations, fire departments and other first responders; and (ii) the provision of vehicle armoring systems to individuals, companies and the other Persons described in
(i) above.

         "Parent Termination Notice" shall have the meaning set forth in the preamble to Article IV.

         "Parent Transaction Expenses" shall mean the aggregate amount (without duplication) of all reasonable, documented, out-of-pocket costs, fees, or expenses incurred by the Parent in connection with the negotiation and preparation of this Agreement and the consummation of the Merger and with respect to which Parent has control over such costs, fees and expenses, all as such costs, fees or expenses shall have been incurred by the Parent commencing on July 23, 2003, and ending on the earlier to occur of (a) termination of this Agreement or (b) acceptance by the Company of an Unsolicited Offer:

         (i) the reasonable, documented, out-of-pocket expenses incurred by Wachovia Securities, Inc. in connection with the negotiation and preparation of this Agreement and the consummation of the Merger (other than the expenses generally described in item (ii) below), which are reimbursable to such investment advisor by Parent pursuant to a binding agreement on the Parent as of the date of this Agreement (but not any other fees of such investment advisor, howsoever described, except as set forth in item (ii) of this definition);

         (ii) up to but not exceeding US$250,000 of the total fees of Wachovia Securities, Inc., which are payable to such investment advisor by Parent pursuant to a binding agreement on the Parent as of the date of this Agreement, relating to the investment advisor's preparation of a "fairness opinion" for the Parent relating to the Merger;

         (iii) the other consulting, legal, Escrow Agent, Tax and accounting, printing, travel, due diligence and related fees and expenses incurred by the Parent in connection with the negotiation and preparation of this Agreement and the consummation of the Merger (including any fees incurred by Parent or the Purchaser pursuant to Section 6.4(g)); and

         (iv) if the Company breaches its obligations under Sections 8.2(d) and
         8.7 and the Parent prevails in enforcing Sections 8.2(d) and 8.7 against the Company, the Parent Transaction Expenses shall include, without duplication, the interest, fees and expenses payable by the Company as described in and pursuant to the terms and conditions of the last two sentences of Section 8.7(f).

         "Parent Updates" shall have the meaning set forth in the preamble to
Article V.

         "Participating Company Shares" or "Participating Company Stock" shall mean any Outstanding Company Shares other than shares of Company Common Stock, if any, cancelled pursuant to Section 3.3(a)(iv).

         "Patents" shall have the meaning set forth in the definition of Intellectual Property.

         "Permitted Encumbrances" shall mean any and all (a) Encumbrances for Taxes and other charges or assessments of any Governmental Authority which (i) arise by operation of Applicable Law, (ii) are not due and payable at the Merger Consideration Calculation Time, and (iii) for which adequate reserves have been established on the books, records, and financial statements of the Company; (b) Encumbrances of landlords with respect to Company Leases where the Company or any of its Subsidiaries is a lessee or tenant, and all mechanics' liens, workmen's liens, common carrier liens, warehousemen's liens and other similar liens or Encumbrances incurred in the ordinary course of business for sums not yet due and payable, (c) purchase money security interests relating to the acquisition of goods in the ordinary course of business, (d) any and all restrictions, easements or other imperfections of title or Encumbrances on any Real Property or other property or asset that do not materially diminish the value thereof or materially interfere with the use thereof in the operations of the Company or any of its Subsidiaries, (e) any Encumbrances arising from or related to the Funded Indebtedness or other immaterial capital leases of the Company or its Subsidiaries, and (f) any other Encumbrances disclosed on the Company Disclosure Schedules.

         "PBGC" shall have the meaning set forth in Section 4.11(g).

         "Person," whether or not capitalized, shall mean any natural person, corporation, unincorporated organization, partnership, limited liability company, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

         "Post Signing Returns" shall have the meaning set forth in Section 6.10(a).

         "Product" shall have the meaning set forth in Section 4.25.

          "Production Period" shall mean each consecutive complete two (2) week period beginning with the two (2) week period which commences on August 31, 2003 and ends on September 13, 2003; ending with the last complete two (2) week period ending prior to the Closing Date.

         "Proxy Statement" shall have the meaning set forth in Section 4.26.

         "Proxy Statement/Prospectus" shall have the meaning set forth in
Section 6.3(a).

         "Purchaser" shall have the meaning set forth in the Preamble to this Agreement.

         "Regulatory Challenge" shall have the meaning set forth in Section 6.4(d).

         "Regulatory Law" shall have the meaning set forth in Section 6.4(c).

         "Regulatory Restrictions" shall have the meaning set forth in Section 6.4(b).

         "Reporting Requirements" shall have the meaning set forth in Section 6.2(b)(xvii).

         "Representatives" shall mean, with respect to any Person, any officer, director, employee, investment banker, advisor, consultant agent or other representative of such Person, its Subsidiaries or its Affiliates.

         "Restraints" shall have the meaning set forth in Section 7.1(b).

         "Rosestone Debt" shall mean the indebtedness evidenced by the Company's US$800,000 promissory note, dated June 13, 2000, issued to Rosestone Properties, LLC.

         "RSP" shall have the meaning set forth in Section 3.3(d)(i).

         "Schedule of Production" shall mean each two week schedule of production for any Production Period during the Total Production Period of Monitored Products attached hereto as Schedule II and which are the subject of binding customer agreements or purchase orders, subject to, and as modified from time to time by, the Company hereinafter (with written notice to the Parent) as necessary to reflect changes in planned production arising in the ordinary course of business during the Production Period which are occasioned by delays in production of any Monitored Products requested by any customer of the Company with respect to such Monitored Products.

         "SEC" shall mean the Securities and Exchange Commission of the United States.

         "Securities Act" shall mean the Securities Act of 1933.

         "Shareholder Agreement" shall have the meaning set forth in the Preamble to this Agreement.

         "Shareholders Meeting" shall have the meaning set forth in Section 4.2.

         "Software" shall mean any and all material computer programs (excluding mass market software licensed to Company that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements), including any and all related (i) software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation of the foregoing, the software technology supporting any functionality contained on any Internet site(s), and (v) documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

         "Subsidiary" of any specified Person shall mean any corporation fifty percent (50%) or more of the outstanding capital stock of which, or any partnership, joint venture, limited liability company or other entity fifty percent (50%) or more of the ownership interests of which, is directly or indirectly owned or controlled by such specified Person, or any such corporation, partnership, joint venture, limited liability company, or other entity which may otherwise be controlled, directly or indirectly, by such Person.

         "Subsidiary Liquidations" shall have the meaning set forth in Section 6.15.

         "Superior Transaction" shall have the meaning set forth in Section 6.1(b).

         "Surviving Corporation" shall have the meaning set forth in Section
2.1.

         "Tax" or "Taxation" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Group" shall have the meaning set forth in Section 4.10(a).

         "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) supplied to or filed with, or required to be supplied to or filed with, a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

         "Terminating Company Breach" shall have the meaning set forth in
Section 8.4(a).

         "Terminating Parent Breach" shall have the meaning set forth in Section 8.3.

         "Total Consideration" shall mean US$110,500,000.

         "Total Production Period" shall mean the period beginning on the first day of the first Production Period and ending on the last day of the last Production Period.

         "Trademarks" shall have the meaning set forth in the definition of Intellectual Property.

         "Trade Secrets" shall have the meaning set forth in the definition of Intellectual Property.

         "Unsolicited Offer" shall have the meaning set forth in Section 6.1(b).

         "WARN Act" shall have the meaning set forth in Section 4.12.

     1.2 Interpretation. For purposes of this Agreement, (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation", (ii) the words "herein", "hereof", "hereby", "hereto" and "hereunder" and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules, and (iii) unless the context clearly indicates otherwise, words describing the singular number shall include the plural, and vice versa, and words denoting any gender shall include all genders. Any references herein to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement. Any reference herein to any agreement, instrument, report, filing, financial statement, balance sheet, schedule, exhibit or other document (howsoever described) means such agreement, instrument, report, filing, financial statement, balance sheet, schedule, exhibit or other document as from time to time amended, modified or supplemented, including (in the case of agreements, instruments, schedules or exhibits) by waiver or consent, and all attachments thereto and instruments incorporated therein. Any Applicable Law defined or referred to herein (i) means, if the law is a statutory law, rule or regulation, such statutory law, rule or regulation as from time to time amended, modified or supplemented or replaced by succession of comparable successor statutes, rules or regulations, in each case through the date of this Agreement or through the Closing Date, as applicable; and (ii) includes, if the law is a statutory law, all rules and regulations issued or promulgated thereunder. All references to a Person are also to such Person's permitted successors and assigns.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Arizona Business Corporation Act, A.R.S. (Sections) 10-001, et. seq. (the "Arizona Code"), Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall become a wholly-owned Subsidiary of Parent. The Merger shall have the effects specified in Section 10-1106(A) of the Arizona Code. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     2.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Kane, Kessler, P.C., 1350 Avenue of the Americas, New York, New York, on the third Business Day following the date of satisfaction (or waiver, if permissible) of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions on the Closing Date), or at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.3 Effective Time. On the Closing Date, the parties hereto shall (i) file articles of merger with respect to the Merger (the "Articles of Merger") in such form as is required by and executed in accordance with the Arizona Code and (ii) make all other filings or recordings required under the Applicable Laws of the State of Arizona in connection with the consummation of the Merger. The Merger shall become effective at the date and time of filing of the Articles of Merger (or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger as may be permitted by the Arizona Code) (the "Effective Time").

     2.4 Articles of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation.

         Unless otherwise agreed by the Company and Parent prior to the Closing, at the Effective Time, without any further action on the part of Parent, Purchaser or the Company:

         (a) The Articles of Incorporation of the Purchaser in effect immediately prior to the Effective Time shall be at and after the Effective Time the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by Applicable Law and such Articles of Incorporation; provided, however, that Article I of such Articles of Incorporation shall be amended to read as follows: "The name of the corporation is Simula, Inc.";

         (b) The Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by Applicable Law, its Articles of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

         (c) The officers of the Purchaser immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

         (d) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

     2.5 Section 338(g) Election. At the election of Parent, in its sole and absolute discretion, the Parent may make the election provided under Section 338(g) of the Code (including under any comparable statutes in any other jurisdiction) with respect to all Subsidiaries of the Company. Such election (the "338(g) Election") shall be in accordance with the Code and all other Applicable Law. In the event that the Parent elects to make the 338(g) Election, the Parent shall give timely written notice thereof to the Company, and the Company shall cooperate with the Parent in order to facilitate the 338(g) Election, and the Parent shall file the appropriate IRS Form ("338(g) Election Form"). The Parent shall specify the calculations which shall be used concerning
(i) the assets deemed purchased pursuant to the 338(g) Election contained in this Section 2.5, (ii) the computation of the Modified Aggregate Deemed Sale Price ("MADSP") and the Adjusted Gross-Up Base, each as defined pursuant to the Code, and (iii) the allocation of the MADSP among the assets of the Company and its Subsidiaries. The Parent shall choose the accounting and Tax advisors to assist in the preparation and filing of the 338(g) Election Form. Upon submission by the Company of proper invoices or other similar documentation prior to the Merger Consideration Calculation Time, the Parent shall pay the reasonable fees, costs and expenses incurred by the Company in connection with the 338(g) Election and the preparation and filing of the 338(g) Election Form (including reasonable advisory and consulting fees, costs and expenses), and such amounts shall not be deducted from the Total Consideration or the Merger Consideration.


                                  ARTICLE III

        EFFECT OF THE MERGER ON SECURITIES OF PURCHASER AND THE COMPANY

     3.1 Parent Securities. Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     3.2 Purchaser Securities. At the Effective Time, each share of common stock, par value US$.01 per share, of Purchaser that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value US$.01 per share, of the Surviving Corporation.

     3.3 Company Common Stock.

         (a) Company Common Stock.

                  (i) At the Effective Time, each Participating Company Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the following (the "Merger Consideration"):

                           (A) an amount of cash equal to the quotient of: (i)
                  the product of (a) the Total Consideration (as increased by the amounts described in Part A of Schedule I and decreased by the amounts described in Part B of Schedule I, as increased by the Eligible Option Exercise Proceeds, and as decreased by the Closing Date Payments) multiplied by (b) the Cash Consideration Percentage, divided by (ii) the aggregate number of Participating Company Shares; and

                           (B) the number of shares, or fraction thereof, of
                  Parent Common Stock, equal to the quotient of: (i) ((a) the product of (1) the Total Consideration (as increased by the amounts described in Part A of Schedule I and decreased by the amounts described in Part B of Schedule I, as increased by the Eligible Option Exercise Proceeds, and as decreased by the Closing Date Payments) multiplied by (2) the Parent Common Stock Consideration Percentage, divided by (b) the aggregate number of Participating Average Trading Price.

                  (ii) At the Effective Time, each outstanding option to purchase Company Common Stock granted under the Company's 1992 Stock Option Plan, 1994 Stock Option Plan, and 1999 Stock Option Plan (collectively the "Option Plans") which (a) has not previously expired or been exercised in full and (b) has an exercise price less than the Merger Consideration (each such option, an "Eligible Option"), whether or not vested or exercisable on the Closing Date, shall be deemed for the purposes of this Section 3.3 to have been exercised by "cashless exercise" immediately prior to the Effective Time for the number of shares of Company Common Stock issuable upon exercise of such Eligible Option and shall have the right to receive the Merger Consideration for each resulting Participating Company Share pursuant to Section 3.3(a)(i), subject to the deduction of applicable withholding Taxes; and provided, that

                           (A) the cash portion of the Merger Consideration
                  payable with respect to each such Participating Company Share shall be reduced by an amount equal to (x) the exercise price of such Eligible Option multiplied by (y) the Cash Consideration Percentage; and

                           (B) the number of shares of Parent Common Stock
                  issued to the holder of such Participating Company Shares as a portion of the Merger Consideration with respect to such Participating Company Shares held by such holder shall be reduced by a number of shares of Parent Common Stock equal to the result of (x) the aggregate exercise price of all Eligible Options held by such holder multiplied by (y) the Parent Common Stock Consideration Percentage and divided by (z) the Parent Average Trading Price.

                           No payment of Merger Consideration with respect to an
                  Eligible Option shall be made to the holder of such Eligible Option until receipt by the Exchange Agent of an Option Cancellation Agreement, in a form mutually acceptable to the Company and the Parent ("Option Cancellation Agreement"), with respect to all Eligible Options signed by the holder of such Eligible Option. The Exchange Agent shall be required to deliver to the Surviving Corporation all such executed Option Cancellation Agreements promptly after receipt.

                  (iii) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a share of Company Common Stock (other than the Company, the Parent, and the Purchaser) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except with respect to holders of Participating Company Shares, the right to receive, without interest, the Merger Consideration in accordance with Section 3.3 upon the surrender of a certificate or certificates representing such shares of Company Common Stock (if any such certificates had been issued by the Company with respect to such shares of Company Common Stock).

                  (iv) At the Effective Time, each share of Company Common Stock held by the Parent or the Purchaser or held in the Company's treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and retired without payment of any Merger Consideration or any other consideration therefor.

                  (v) If the aggregate number of shares of Parent Common Stock to be delivered to any holder of Participating Company Shares as a portion of the Merger Consideration includes any fractional shares, the aggregate number of shares of Parent Common Stock to be delivered to such holder of Participating Company Shares shall be rounded down to the nearest whole number of shares of Parent Common Stock and, if so rounded down, such holder of Participating Company Shares shall receive, in lieu of the fractional shares not delivered due to such rounding, a cash payment therefor pursuant to Section 3.4(e).

         (b) Parent will: (i) on or after the Effective Time, pay off any and all amounts due and owing with respect to the Funded Indebtedness, including but not limited to the aggregate outstanding principal amount of, and all accrued, but unpaid, interest, fees, charges and penalties on, the Funded Indebtedness, to the holders thereof in accordance with the terms and conditions of the notes, agreements, documents and/or instruments evidencing the Funded Indebtedness in a timely manner when due (including any mandatory redemption thereof); and (ii) at Closing, pay off any and all amounts of the Company's Transaction Fees which have accrued, or are due and owing, but remain unpaid and outstanding immediately prior to the Closing (which may include a reasonable estimate of unbilled expenses, up to seven (7) days reasonably estimated legal fees prior to the Closing, and a reasonable estimate of potential post-Closing legal fees and expenses). No later than the Merger Consideration Calculation Time, the Company shall provide Parent with such bills, invoices and other supporting documentation as Parent may reasonably request in respect of the Company's Transaction Fees, and with payoff letters from each holder of, or trustee with respect to, Funded Indebtedness (if available from such holder or trustee or, if unavailable, in such form as reasonably acceptable to Parent), or such other evidence acceptable to the Parent of the aggregate outstanding amount of any portion of the Funded Indebtedness. If a payoff letter cannot be obtained with respect to any Funded Indebtedness, the payoff amount of such Funded Indebtedness shall be calculated pursuant to the terms of the notes, agreements, documents, indentures, and/or instruments evidencing such Funded Indebtedness, or after consultation with the holders of such Funded Indebtedness.

                  (c) Option Plan(s).

                           (i) At the Effective Time, all Option Plans shall be
                  terminated by the Company and all Options and certificates representing Options, if any, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of an Option (and of a certificate representing an Option, if any) shall cease to have any rights with respect thereto, other than and subject to the rights of holders of Eligible Options to receive the Merger Consideration pursuant to Section 3.3(a)(ii).

                           (ii) The Company's board of directors, or any
                  committee appointed by the Company's board of directors to administer the Option Plans, shall take any and all actions reasonably required to vest and make fully exercisable all of the Eligible Options granted under the Option Plans and to provide all of the holders of such Eligible Options with the right to exercise all of such Eligible Options regardless of whether such Eligible Options were exercisable on the date of this Agreement.

                  (d) Restricted Stock Plan and Employee Stock Purchase Plan.

                           (i) The Company's 1992 Restricted Stock Plan (the
                  "RSP") shall terminate.

                           (ii) The Company's Employee Stock Purchase Plan
                  adopted on June 20, 1996 (the "ESPP") shall terminate and be liquidated. As of the Effective Time, each of the purchase rights to purchase a share of Company Common Stock granted or awarded under the ESPP, whether or not vested or exercisable on the date of this Agreement, shall become fully vested and exercised immediately prior to the Effective Time and shall be deemed to be a Participating Company Share and retired and converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 3.3(a), subject to
                  (A) the Surviving Corporation's withholding by payroll deduction of the unpaid purchase price therefor pursuant to the terms and conditions of the ESPP, and (B) the deduction of applicable withholding Taxes, if any.

     3.4 Exchange of Certificates Representing Company Common Stock.

         (a) On or prior to the Closing, (i) Parent shall appoint Bank of America, N.A., to act as exchange agent (the "Exchange Agent") hereunder for payment of the Merger

Consideration to the holders of the Participating Company Stock upon surrender of certificates representing any shares of Company Common Stock cancelled pursuant to Section 3.3(a) (the "Company Common Stock Certificates") and the delivery of Option Cancellation Agreements; and (ii) Parent shall enter into an agreement with the Exchange Agent reasonably satisfactory to the Company which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Participating Company Stock, the aggregate Merger Consideration for exchange in accordance with this Article III through the Exchange Agent, including certificates representing the aggregate number of whole shares of Parent Common Stock issuable pursuant to
Section 3.3 in exchange for outstanding shares of Participating Company Stock and an amount of cash equal to the aggregate cash amount payable to the holders of Participating Company Stock pursuant to the terms of Section 3.3 (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter collectively referred to as the "Exchange Fund").

         (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Participating Company Stock whose Participating Company Stock was converted into the right to receive the Merger Consideration pursuant to Section 3.3: (i) a letter (in such form and having such provisions as are customary for letters of this nature) specifying that delivery of the Participating Company Stock shall be effected, and risk of loss and title to Participating Company Stock shall pass, only upon delivery of the Company Common Stock Certificates or Option Cancellation Agreements to the Exchange Agent, as applicable, together with a form letter of transmittal; and
(ii) instructions for effecting the surrender of such Company Common Stock Certificates and delivery of Option Cancellation Agreements to the Exchange Agent in exchange for the Merger Consideration. Upon surrender of a Company Common Stock Certificate or delivery of an Option Cancellation Agreement to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, (i) the Exchange Agent shall promptly deliver to the holder of such Participating Company Stock in exchange therefor certificates representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III, certain dividends or other distributions in accordance with Section 3.4(c), and a check in the amount equal to the cash which such holder has the right to receive pursuant to the provisions of this
Article III (including any cash in lieu of any fractional shares in accordance with Section 3.4(e)), and (ii) such shares of Participating Company Stock so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any Participating Company Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, exchange and payment may be made with respect to such Company Common Stock to such a transferee if the Company Common Stock Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. The Parent or the Purchaser shall pay all applicable transfer and stamp Taxes with respect to the issuance of Parent Company Stock as payment of Merger Consideration. Until surrendered as contemplated by this Section 3.4, each Company Common Stock Certificate shall be deemed at any time after the Effective Time for all purposes, to represent only the right to receive upon surrender the Merger Consideration with respect to the shares formerly represented thereby. Notwithstanding the foregoing, Company

Common Stock Certificates surrendered for, or Option Cancellation Agreements delivered for, exchange by any Person constituting an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company shall not be exchanged until Parent has received an Affiliate Letter in substantially the form attached hereto as Exhibit A ("Affiliate Letter"). From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Common Stock Certificates or Option Cancellation Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

         (c) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Participating Company Stock with respect to shares of Parent Common Stock represented thereby, and no cash which such holder has the right to receive pursuant to the provisions of this Article III (including any cash payment in lieu of fractional shares pursuant to Section 3.4(e)) shall be paid to any such holder, and all such dividends, other distributions and cash shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Common Stock Certificate or delivery of the Option Cancellation Agreement in accordance with this Article
III. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Common Stock Certificate or delivery of an Option Cancellation Agreement, as applicable, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of cash which such holder has the right to receive pursuant to the provisions of this Article III (including any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.4(e)) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to each whole share of Parent Common Stock.

         (d) All shares of Parent Common Stock issued upon the surrender for exchange of Participating Company Stock in accordance with the terms of this
Article III and any cash paid pursuant to this Article III shall be deemed to have been issued and paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Participating Company Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of the Agreement, which remain unpaid at the Effective Time.

         (e) (i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Participating Company Stock, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of the issuance of such fractional shares, the Exchange Agent shall pay each former holder of

Participating Company Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled by (B) the Parent Average Trading Price.

                  (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Participating Company Stock with respect to any fractional share interests, the Exchange Agent shall deliver such amounts to such holders of Participating Company Stock subject to and in accordance with the terms of Section 3.4(b).

         (f) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) that remains unclaimed by the holders of the Participating Company Stock six months after the Effective Time shall be delivered to Parent. Any holders of the Participating Company Stock who have not theretofore complied with this
Article III shall thereafter look only to the Surviving Corporation as general creditors for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of each share of Participating Company Stock held by such holder as determined pursuant to this Agreement.

         (g) None of Parent, the Purchaser, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Participating Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (h) In the event any Company Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Common Stock Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Company Common Stock Certificate, the Exchange Agent will issue, in each case, in exchange for such lost, stolen or destroyed Company Common Stock Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

         (i) In addition to the other deposits to be made by the Parent in the Exchange Fund, the Parent shall separately pay (a) all of the fees and expenses of the Exchange Agent, and (b) all of the fees and expenses related to the preparation, handling and mailing of 1099 Tax forms with respect to payments from the Exchange Fund.

         (j) In the event that any amounts are withheld for the payment of Taxes as permitted by this Agreement from any payments from the Exchange Fund to a holder of the Participating Company Stock in respect of which such deduction and withholding was made, such withheld amounts shall be held in trust and paid in a timely manner to the applicable Governmental Authorities on account of such Tax liabilities and treated for all purposes of this Agreement as having been paid to the holder of the Participating Company Stock in respect of which such deduction and withholding was made.

     3.5 Adjustment of Merger Consideration. If, subsequent to the date of determination of the Parent Average Trading Price but prior to the Effective Time, the number or class of outstanding shares of Parent Common Stock is changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted accordingly to provide to the holders of Participating Company Stock the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction.

     3.6 Effect of Parent Election Of All Cash Merger Consideration; Automatic Amendment of Certain Provisions of Agreement. In the event that Parent shall irrevocably elect to designate the Cash Consideration Percentage to be one hundred percent (100%), then, notwithstanding any other provision of this Agreement to the contrary and without further notice to, or the consent or agreement of, any party to this Agreement, the following Sections, Subsections, clauses, Schedules or Exhibits of or to this Agreement shall be automatically deemed to be amended in the manner set forth herein ab initio and deleted in their entirety from this Agreement, or if less than in their entirety, in part as described below; and no party to this Agreement shall have any right to receive a Company Update or Parent Update with respect to any such Sections, Subsections, clauses, Schedules or Exhibits of or to this Agreement; and any inaccuracy contained in any such Sections, Subsections, clauses, Schedules or Exhibits, or amended portion thereof, of or to this Agreement, any breach thereof, or any failure to satisfy any condition therein by any party to this Agreement, shall be deemed to be waived by all of the parties to this Agreement and shall not constitute a breach of this Agreement, a Material Adverse Change, a Material Adverse Effect, a basis for any assertion of any duty, liability or obligations of, or claim, demand or suit against, any party to this Agreement, a condition to the obligations of any party to this Agreement to consummate the Merger, or a reason or event by or pursuant to which this Agreement may be terminated by any party to this Agreement:

         (a) Representations and Warranties of the Company: Section 4.26, but only with respect to clause (a) thereof relating to the Form S-4, together with any Schedules or Exhibits set forth therein and any sections or subsections of the Company Disclosure Schedule or Company Updates relating thereto;

         (b) Representations and Warranties of the Parent and Purchaser:
Throughout Article V, any references to the Parent's Subsidiaries or Affiliates (other than the Purchaser); Subsection 5.1(b); the following clauses of Section
5.3 - (b)(i) and (b)(ii); Sections 5.4, 5.6, 5.7 (except with respect to any Parent Litigation or orders of Governmental Authorities which would challenge, enjoin, prevent, hinder or delay any of the transactions contemplated by the Agreement or the Parent's or Purchaser's performance of their respective obligations under this Agreement and the Ancillary Documents), 5.8 (except with respect to any event, condition, circumstance or state of facts that constitutes a Material Adverse Change or Material Adverse Effect and which would challenge, enjoin, prevent, hinder or delay any of the transactions contemplated by the Agreement or the Parent's or Purchaser's performance of their respective obligations under this Agreement and the Ancillary Documents), 5.10 (except with respect to any liabilities or indebtedness which would prevent, hinder or delay any of the transactions contemplated by the Agreement or the Parent's or Purchaser's performance of their respective obligations under this Agreement and the Ancillary Documents), and 5.12 (but only with respect to clause (a) thereof relating to the Form S-4), together with any Schedules or Exhibits set forth therein and any sections or subsections of the Parent Disclosure Schedule or Parent Updates relating thereto;

         (c) Covenants of the Company: Section 6.13 (but only to the extent of those matters with respect to, or relating to, the Affiliate Letter and Rule 145 promulgated under the Securities Act);

         (d) Covenants of the Parent and/or the Purchaser: Section 6.12;

         (e) Mutual Covenants of the Parties: Section 6.3 (but only to the extent of those matters with respect to, or relating to, the Form S-4);

         (f) Conditions to Obligation of the Company to Consummate the Merger:
Subsections 7.3(a) (but only with respect to those Parent and/or Purchaser representations and warranties described in Section 3.6(b) above); and 7.3(b) (but only with respect to those covenants of the Parent and/or Purchaser or mutual covenants described in Sections 3.6(d) or 3.6(e) above);

         (g) Conditions to Obligation of Parent and Purchaser to Consummate the
Merger: Subsections 7.2(a) (but only with respect to those Company representations and warranties described in Section 3.6(a) above), and 7.2(b) (but only with respect to those covenants of the Company or mutual covenants described in Sections 3.6(c) or 3.6(e) above);

         (h) Conditions to Each Party's Obligation to Consummate the Merger:
Subsection 7.1(c); and

         (i) Other Provisions: Section 3.5 (Adjustment of Merger Consideration) and Exhibit A to this Agreement.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Purchaser that as of the date of this Agreement the statements contained in this Article IV, when read together with and qualified by the Disclosure Schedule delivered by the Company to Parent in connection with and prior to the execution of this Agreement (the "Company Disclosure Schedule"), are true and correct except for events, transactions or occurrences contemplated or required by this Agreement. The Company Disclosure Schedule is divided into sections and subsections corresponding to the sections and subsections of Article IV of this Agreement. Whether or not specifically required by the terms of this Article IV or otherwise, the Company may modify the Company's representations and warranties contained in this Agreement by disclosing relevant facts on the Company Disclosure Schedule; provided, however, that for any such disclosure to be effective, it must indicate the specific section or subsection of this Agreement to which it relates. The disclosure of any information in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality. Unless otherwise specifically defined therein or the context otherwise requires, capitalized terms set forth in the Company Disclosure Schedule shall have the meanings ascribed to such terms in this Agreement.

         Promptly following the Company having knowledge of or receiving notice of the occurrence of any matter or event arising after the date of this Agreement which (a) may be deemed to constitute a Material Adverse Change with respect to the Company (a "Company MAC"); (b) if existing or occurring at or before the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule; or (c) is necessary to correct any information in such Company Disclosure Schedule or in the representations and warranties of the Company herein which have been rendered inaccurate by such matter or event, the Company shall supplement or amend the affected sections or subsections of the Company Disclosure Schedule in writing with respect to such matter or event in the same manner as required of the Company for making disclosures and taking exceptions to the Company's representations and warranties in the Company Disclosure Schedule (the "Company Updates").

         Upon receipt of any such Company Update, the Parent shall have ten (10) Business Days following the receipt of the Company Updates: (a) to review, investigate and analyze the information disclosed in the Company Update; (b) to make a determination whether or not the information disclosed in the Company Update, individually or together with any other information previously disclosed in any other Company Updates, disclose events or circumstances that constitute a Company MAC; and (c) if the Parent reasonably determines that the information disclosed in the Company Update, individually or together with any other information previously disclosed in any other Company Updates or other events occurring after the date hereof, disclose events or circumstances that constitute a Company MAC, to notify the Company in writing that the Parent has determined that such a Company MAC has occurred, including a reasonable explanation of the reasons for such determination, and that the Parent has elected to terminate this Agreement pursuant to Section 8.4 of this Agreement (subject to the expiration of any cure or grace periods contained therein or applicable to the breach giving rise to the Company MAC) (a "Parent Termination Notice"). If any Company Update is received by the Parent within ten (10) Business Days prior to the scheduled Closing Date and the Parent has not, in its reasonable discretion, had an adequate opportunity to review, investigate and make a determination with respect to the matters or events disclosed therein as of the scheduled Closing Date, or the parties have not come to a resolution with respect thereto, notwithstanding any other provision of this Agreement to the contrary, the Parent may postpone the Closing Date to a date that is ten (10) Business Days following the date of the Parent's receipt of the applicable Company Update. Upon the timely delivery of a Parent Termination Notice to the Company pursuant to this paragraph, this Agreement shall terminate, except as provided by Section 9.1 hereof, and all duties and obligations of the Parent and Purchaser under this Agreement and to consummate the Merger shall terminate.

         In the event that (a) a Company Update does not, either individually or in the aggregate with any or all prior Company Updates delivered to the Parent prior to the Closing, disclose events or circumstances that constitute a Company MAC; (b) the Parent does not timely deliver a Parent Termination Notice to the Company with respect to the Company Update pursuant to the terms contained in the preceding paragraph; or
(c) the Closing occurs without the Parent timely delivering a Parent Termination Notice to the Company, then the Parent and Purchaser shall no longer have the rights of termination described above with respect to such Company Update and all other Company Updates previously delivered as described above and the events or circumstances so disclosed shall not constitute a Company MAC, provided, however, if the Company delivers a subsequent Company Update to the Parent the events and circumstances disclosed therein may be aggregated with the events and circumstances disclosed in all prior Company Updates previously delivered by the Company to the Parent pursuant to the terms set forth above. Notwithstanding the immediately preceding sentence, in the event that a new Company Update is thereafter received by the Parent that either individually or together with all Company Updates previously delivered by the Company to the Purchaser pursuant to the terms set forth above disclose events or circumstances that constitute a Company MAC, then provided that the Purchaser timely delivers a Parent Termination Notice to the Company with respect thereto, the delivery of such Parent Termination Notice shall be effective to terminate this Agreement pursuant to Section 8.4 of this Agreement.

     4.1 Existence; Good Standing; Corporate Authority.

         (a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely to have a Material Adverse Effect. The Company and each of its Subsidiaries has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business substantially as now being conducted. Attached to Section 4.1(a) of the Company Disclosure Schedule are true and correct copies of the Articles of Incorporation and Bylaws (or equivalent organizational documents) as currently in full force and effect for the Company and each of its Subsidiaries. Each Company Subsidiary is wholly-owned by the Company and all of the capital stock and other interests of the Company Subsidiaries so held by the Company are directly or indirectly owned by it, free and clear of any Encumbrances with respect thereto, except for Permitted Encumbrances.

         (b) Section 4.1(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete, and correct list of each Subsidiary of the Company, together with (i) the name and jurisdiction of incorporation or organization of each such Subsidiary; and (ii) an indication of whether each such Subsidiary is a "significant subsidiary" as defined in Regulation S-X under the Exchange Act. Except for the Company's Subsidiaries, and except for securities, equity interests, or other ownership interests held by the Company or its Subsidiaries as passive investments, there is no other Person with respect to which: (i) the Company or any of its Subsidiaries beneficially owns, directly or indirectly, any outstanding securities, equity interests, or other ownership interests of such Person; (ii) any other Person, other than a natural person, which the Company or any of its Subsidiaries may be deemed to be an Affiliate of because of factors or relationships other than any outstanding securities, equity interests, or other ownership interests owned by the Company or any of its Subsidiaries; or
(iii) the Company or any of its Subsidiaries may be liable under any circumstances for the payment of additional amounts with respect to securities, equity interests, or other ownership interests held by the Company or its Subsidiaries, whether in the form of assessments, capital calls, installment payments, general partner liability or otherwise. Other than the Company, no Person controls any of the Subsidiaries, whether by contract or otherwise.

     4.2 Authorization, Validity and Effect of Agreements. The Company's board of directors has (a) determined that the Company's execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party, and the transactions contemplated by this Agreement and such Ancillary Documents, including but not limited to the Merger, are advisable and in the best interest of the Company and its shareholders and has approved this Agreement and the Ancillary Documents to which the Company is a party in accordance with all Applicable Laws, (b) resolved to recommend the approval of this Agreement and the Ancillary Documents to which the Company is a party, and the transactions contemplated by this Agreement and such Ancillary Documents, including but not limited to the Merger, by the Company's shareholders at a meeting thereof duly called and held in accordance with the Company's Articles of Incorporation and Bylaws and the requirements of the Arizona Code (the "Shareholders Meeting"), and (c) subject to Section 6.3, directed that this Agreement and the Ancillary Documents to which the Company is a party, and the transactions contemplated by this Agreement and such Ancillary Documents, including but not limited to the Merger, be submitted to the Company's shareholders for approval. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and all Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, including but not limited to the Merger. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to authorize the Ancillary Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby, including but not limited to the Merger, other than, with respect to the Merger, the approval of this Agreement, all Ancillary Documents to which the Company is a party, and the transactions contemplated hereby and thereby, including but not limited to the Merger, by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (voting as one class with each share of Company Common Stock having one vote) (the "Company Shareholder Approval") based upon the foregoing recommendation of the Company's Board of Directors and the filing and recordation of the Articles of Merger in accordance with the Arizona Code. This Agreement and any Ancillary Documents to which the Company is a party at the time of execution has been or will be duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of any other parties thereto) constitutes and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the enforcement of creditors' rights generally; and (b) the effect of general principles of equity (including specific performance) regardless of whether considered in a proceeding in equity or at law.

     4.3 Compliance with Laws. The Company and each of its Subsidiaries is in material compliance with and is not in default under or in violation of (a) its respective Articles of Incorporation and Bylaws (or equivalent organizational documents) or (b) any Applicable Law, including, but not limited to, those relating to (i) the development, manufacture, distribution, marketing, and sale of its products and services and (ii) the bidding for Government Contracts or conducting its business with respect to Government Contracts. Neither the Company, nor any of its Subsidiaries, is subject to any material judicial, governmental or administrative order, judgment or decree of any Governmental Authority currently in effect to which the Company or any Company Subsidiary, or its or any of their respective assets or properties, are subject. Attached to
Section 4.3 of the Company Disclosure Schedule are true and correct copies of all reports of inspections of each of the Company's and its Subsidiaries' businesses and properties which occurred during the past three (3) years under Applicable Law which resulted or could, after the date hereof, result in the imposition of a material fine, penalty, or other restriction. The Company has not received notice of any material breach, default or violation (or notice of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any material breach, default or violation) of any Applicable Law by or affecting the Company or any of its Subsidiaries, and to the knowledge of the Company, no such investigation, inspection, audit, or other proceeding by any Governmental Authority is threatened or pending.

     4.4 Capitalization.

         (a) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 50,000,000 shares of preferred -stock of the Company, US$0.05 par value per share ("Company Preferred Stock").

         (b) Of the authorized shares of Company Common Stock, as of the close of business on August 25, 2003, (i) there are issued and outstanding 13,058,046 shares of Company Common Stock; (ii) no shares of Company Common Stock are issued and held in the treasury of Company; (iii) 5,310,000 shares of Company common Stock were reserved for issuance pursuant to the Option Plans (of which 4,613,680 shares of Company Common Stock are subject to outstanding Options);
(iv) 1,774,074 shares of Company Common Stock were reserved for issuance pursuant to the 8% Notes; (v) 600,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's ESPP; (vi) 19,500 shares of Company Common Stock were reserved for issuance pursuant to the Company's RSP, and (vii) no other shares of Company Common Stock of the Company are issued or outstanding, reserved for issuance, or subject to any outstanding options, warrants, or other purchase or conversion rights. Exhibit B attached hereto, or delivered by the Company to the Purchase within ten (10) Business Days after the date hereof sets forth the names of the holders of the Eligible Options as of August 25, 2003, the number of shares of Participating Company Stock attributable to such Eligible Options and the number of shares of Participating Common Stock issuable upon a "cashless" exercise of such Eligible Options, each based on the assumption, for illustrative purposes only, that the Merger Consideration shall be equal to US$3.00 per share of Participating Company Stock.

         (c) Of the authorized shares of Company Preferred Stock, as of the close of business on August 25, 2003, no shares of Company Preferred Stock are issued or outstanding, and except for the issued or outstanding Company Common Stock described in
Section 4.4(b), no other capital stock of the Company is issued or outstanding.

         (d) The 8% Notes (i) are due May 1, 2004, (ii) bear interest at 8% per annum, payable semi-annually, (iii) are convertible into shares of Company Common Stock at a price of US$17.55 per share of Company Common Stock, and (iv) may be redeemed at the Company's option in whole or in part on a pro rata basis, on or after May 1, 1999, at certain specified redemption prices plus accrued interest payable to the redemption date. As of the close of business on August 25, 2003, the aggregate principal amount of the 8% Notes Debt outstanding and unpaid was US$31,135,000 and accrued but unpaid interest thereon was US$167,392.51. As of the close of business on August 25, 2003, the aggregate outstanding principal amount of the Funded Indebtedness (including the 8% Notes
Debt) was US$59,673,588.82 and the accrued, but unpaid, interest thereon was US$1,015,976.52. The Company has made available to Parent true and correct copies of all of the notes, agreements, documents and/or instruments evidencing the Funded Indebtedness.

         (e) Except as described in this Section 4.4, there are no restrictions upon the transfer of or otherwise pertaining to the Company Common Stock or any capital stock of the Company's Subsidiaries (including, but not limited to, the ability to pay dividends thereon), or the ownership thereof, or retained earnings of the Company and the Company Subsidiaries, other than those imposed by the Securities Act, the Exchange Act, applicable state securities laws, or other Applicable Laws.

         (f) Except for the stock options issued or issuable pursuant to the Option Plans, shares of Company Common Stock issued or issuable pursuant to the ESPP or the RSP, the notes, agreements, documents and/or instruments evidencing the Funded Indebtedness, or as otherwise described in this Section 4.4, there are no outstanding securities, bonds, debentures, promissory notes, unsatisfied rights (including stock appreciation rights and preemptive rights), subscriptions, warrants, puts, calls, options or other agreements of any kind issued by the Company or its Subsidiaries, to which the Company or its Subsidiaries is a party (other than this Agreement), or which is binding upon the Company or any of its Subsidiaries, of any kind or character, which: (i) relate to any of the outstanding, authorized but not issued, unauthorized, or shares held in treasury, capital stock or other securities of the Company or any of its Subsidiaries; (ii) entitle third parties to vote with the shareholders of the Company or its Subsidiaries on any matter submitted to a vote of the shareholders of the Company or its Subsidiaries; (iii) are convertible into or exercisable for securities having such voting rights; or (iv) obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (or securities convertible into or exchangeable for such shares or equity interests), (B) grant, extend, issue or enter into any such subscription, option, warrant, call, convertible securities, or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or (D) make any investment (in the form of a loan, capital contribution or otherwise) in any Person. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, there are no voting trusts, voting agreements or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

     4.5 Subsidiaries. Neither the Company nor any of its Subsidiaries nor any of their respective current or to the Company's knowledge former officers, employees or directors have issued, granted or sold, or promised, committed or proposed to issue, grant or sell, to any person any options, warrants, shares or other equity interests in any Subsidiary of the Company which remain outstanding. No Subsidiary of the Company owns any capital stock or has any equity interest in the Company. Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Section 4.5 of the Company Disclosure Schedule sets forth the following information for each Subsidiary of the Company: (a) its authorized capital stock or share capital,
(b) the number of issued and outstanding shares of capital stock, share capital or other equity interests, and (c) any debt securities issued by it.

     4.6 No Violation; Consents. Neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, will: (a) violate, conflict with or result in a material breach of the respective Articles of Incorporation or Bylaws (or equivalent organizational documents) of the Company or any Subsidiary of the Company; (b) except for the notes, agreements, documents and/or instruments evidencing the Funded Indebtedness, violate, conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrances (except for Permitted Encumbrances) upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any Company Material Contracts to which the Company or any of its Subsidiaries is a party, as identified in Section 4.6 to the Company Disclosure Schedules, or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, as identified in Section 4.6 to the Company Disclosure Schedules, except where the Company or any of its Subsidiaries has obtained or will obtain prior to the Closing the necessary written agreements, waivers, releases or consents of the other parties to such Company Material Contracts to avoid, release or waive any such default, conflict, material breach, violation, termination, right to terminate or accelerate, or triggering of payment with respect to such Company Material Contracts (provided, however that the parties rights with respect to the Company's failure to obtain any such consents shall be as set forth in paragraph
(a)(i) of the definition of "Material Adverse Change" and Section 7.2(h) of this Agreement); or (c) require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, except for (A) applicable requirements of the Securities Act and the Exchange Act, (B) the applicable pre-merger notification requirements of the HSR Act, any Non-U.S. Anti-Trust Laws or other Regulatory Laws, (C) if required, the receipt of a decision under any Non-U.S. Anti-Trust Laws declaring the Merger compatible with any Non-U.S. Anti-Trust Laws, and (D) the filing and recordation of the Articles of Merger pursuant to the Arizona Code (provided however, the parties rights with respect to the failure to obtain any such consents shall be as set forth in paragraph
(a)(i) of the definition of "Material Adverse Change" and Section 7.2(h) of this Agreement).

     4.7 Company Reports; Financial Statements. The Company has made available to Parent true and complete copies of (i) its Annual Report on Form 10-K, for the fiscal years ended December 31, 2000, December 31, 2001, and December 31, 2002, as filed with the SEC under the Securities Act and/or the Exchange Act, as applicable, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since January 1, 2001, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) required to be filed by the Company with the SEC under the Securities Act and/or the Exchange Act, as applicable, since January 1, 2000. The reports and statements set forth in clauses (i) through (iii), above, including all exhibits and information incorporated by reference therein, are referred to collectively herein as the "Company Reports."

         (a) Since December 31, 2000, the Company filed all Company Reports required to be filed by it with the SEC under the Securities Act and/or the Exchange Act, as applicable. As of their respective filing dates (and if amended or supplemented by a filing prior to the date of this Agreement, then as of the date of such amended or supplemented filing), the Company Reports (i) complied in all material respects with the then-applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

         (c) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein, and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act.

         (d) The Company has established adequate reserves, in accordance with GAAP, in the books, records, and financial statements of the Company as of the date hereof for all bonuses required to be paid to any employee of the Company or its Subsidiaries with respect to the period beginning January 1, 2003, through the date hereof, pursuant to any written agreement or policy binding upon the Company or which may be required to be paid in connection with the consummation of the Merger.

     4.8 Company Litigation. There are no actions, suits, arbitrations, claims or proceedings or, to the knowledge of the Company, investigations, pending, publicly announced or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, at law or in equity (collectively, "Company Litigation"), and there are no outstanding settlement agreements, consent decrees or agreements, forbearance to sue agreements, or similar agreements or obligations binding upon the Company or its Subsidiaries, which in either case are required to be described in any Company Report that are not so described.

     4.9 Absence of Certain Changes. Since June 30, 2003, except for the consummation of the ASD Transaction and the sale of the Arizona Real Estate, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not been or occurred any action taken by the Company that, if taken after the date of this Agreement without the prior written consent of Parent, would be a violation of
Section 6.2(b) hereof.

     4.10 Taxes. Unless the context clearly requires otherwise, all references in this Section 4.10 to the Company shall include the Company and its Subsidiaries.

         (a) The Company has made available to Parent true, correct and complete copies of the Tax Returns of the Company for the past five fiscal years of the Company which were due, without regard to any extensions granted, on or before the date hereof. All Tax Returns required to be filed with respect to the income, operations, business or assets of the Company or each affiliated, combined or unitary group ("Tax Group") of which the Company has been a member for the past five fiscal years of the Company, including, but limited to, federal and state Tax Returns with respect to the Company's fiscal year ending December 31, 2002, have been timely filed (or appropriate extensions have been obtained which extensions are listed in Section 4.10 of the Company Disclosure Schedule) with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed. All of the foregoing Tax Returns as filed are true, correct and complete and, in all material respects, reflect accurately in all material respects all liability for Taxes of the Company for the periods to which such returns relate, and all amounts in excess of US$10,000 shown as owing thereon have been paid, other than Taxes being contested in good faith as set forth in Section 4.10 of the Company Disclosure Schedule or Taxes for which adequate reserves (in accordance with GAAP) have been established in the Company's financial statements set forth in the Company Reports or, for periods thereafter, on the books of the Company. All Taxes in excess of US$10,000, if any, collectible or payable by the Company or relating to or chargeable against any of its assets, revenues or income or relating to any employee, independent contractor, creditor, stockholder or other third party, for the period from December 31, 2000, through December 31, 2002, were fully collected and paid by December 31, 2002, other than Taxes being contested in good faith or for which adequate reserves (in accordance with GAAP) have been established in the Company's financial statements set forth in the Company Reports or, for periods thereafter, on the books of the Company.

         (b) No Government Authority with respect to Taxation has sought to audit, and the Company has not received notice of an audit of, the records of the Company for the purpose of verifying or disputing any Tax Returns, reports or related information and disclosures provided to such Government Authority with respect to Taxation, or related to the Company's alleged failure to provide any such Tax Returns, reports or related information and disclosure. To the Companies knowledge, no material claims, deficiencies, or assessments in excess of US$100,000 have been asserted against, or inquiries raised with, the Company with respect to any Taxes of the Company which have not been paid or otherwise satisfied, including claims that, or inquiries whether, the Company has not filed a Tax Return that it was required to file. The Company has not waived any restrictions on assessment or collection of Taxes relating to the Company or consented to the extension of any statute of limitations relating to Taxation of the Company. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations, and the Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).

         (c) No notice of claim has been delivered to the Company, nor does the Company know of any claim that is pending, by a Governmental Authority in any jurisdiction where the Company does not file Tax Returns alleging that the Company is or may be subject to Taxation in that jurisdiction.

         (d) Except for Permitted Encumbrances, to the Company's knowledge there is no Tax Encumbrance imposed by any Government Authority with respect to Taxation outstanding against any of the assets or properties of the Company.

         (e) The Company has not executed any material "closing agreement" or similar agreement with any Governmental Authority relating to Taxes.

         (f) The Company has not agreed to, and is not required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of other Applicable Laws relating to Taxes by reason of a change in accounting method initiated by it or any other relevant party nor has it any knowledge that any Governmental Authority with respect thereto has proposed any such adjustment or change in accounting method. The Company does not have any application pending with any Governmental Authority relating to Taxes requesting permission for any changes in accounting methods.

         (g) The Company has not made any payments, nor is the Company obligated to make any payments, nor is the Company a party to any agreement that under certain circumstances could obligate it to make payments, that will not be deductible under Section 280G or 162(m) of the Code.

         (h) The Company is not a member of a Tax Group that has filed an election pursuant to Rev. Proc. 95-11, 1995-1 C.B. 505, or under Treasury Regulation Section 1.1502-75(c) or any other similar provision of Applicable Laws with respect to the Company.

         (i) None of the Company and its Subsidiaries is a party to any currently effective Income Tax allocation or sharing agreement.

         (j) None of the Company and its Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company).

         (k) None of the Company and its Subsidiaries has been a party to or otherwise participated in any transaction that would constitute a "listed transaction" or "reportable transaction" as defined in Treasury Regulation
Section 1.6011-4.

         (l) To the Company's knowledge, the Company and its Subsidiaries have disclosed all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 of the Code and any comparable statutes in any other jurisdictions.

     4.11 Company Employee Benefit Plans. Section 4.11 of the Company Disclosure Schedule, as supplemented within ten (10) Business Days after the date of this Agreement, lists each current Employee Benefit Plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, which the Company or any of its Subsidiaries or ERISA Affiliates maintains, or to which the Company or any of its Subsidiaries or ERISA Affiliates contributes, has within the last six (6) years contributed (to the extent available to the Company utilizing commercially reasonable efforts to obtain the same), or has any obligation to contribute ("Company Benefit Plan").

         (a) Each Company Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.

         (b) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Company Benefit Plan. The requirements of COBRA have been met with respect to each Company Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate which is an Employee Welfare Benefit Plan (as defined in Section 3(2) of ERISA) subject to COBRA.

         (c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Benefit Plan that is an Employee Welfare Benefit Plan.

         (d) Each Company Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code (Section)401(a) has received a determination from the Internal Revenue Service that such Company Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Company Benefit Plan. All such Company Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as "GUST" and "EGTRRA" and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

         (e) There have been no Prohibited Transactions (as defined in under Section 406 of ERISA) with respect to any Company Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending or threatened. The Company does not have any knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

         (f) The Company has made available to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each Company Benefit Plan.

         (g) With respect to each Company Benefit Plan or Employee Benefit Plan of any ERISA Affiliate to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any liability or potential liability:

                  (i) No such Company Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan (as defined in Section 3(37) of ERISA)) has been completely or partially terminated or been the subject of a "reportable event". No proceeding by the Pension Benefit Guaranty Corporation ("PBGC") to terminate any such Employee Pension Benefit Plan has been instituted or threatened. The market value of assets under each such Company Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination; and

                  (ii) Neither the Company nor any of its Subsidiaries has incurred, and none of the Company, its Subsidiaries, or their employees with responsibility for employee benefits matters has any reason to expect that the Company or any of its Subsidiaries will incur, any liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code with respect to any Company Benefit Plan which is an Employee Pension Benefit Plan.

         (h) None of the Company, its Subsidiaries, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA (Section)4201) under or with respect to any Multiemployer Plan.

         (i) Neither the Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Company or any of its Subsidiaries other than in accordance with COBRA.

     4.12 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement with employees or other Company Material Contracts or understandings with a labor union or labor organization. There are no strikes or lockouts with respect to any employee of the Company or any Subsidiary, and to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Subsidiary. There is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries relating to their business; there is no slowdown, work stoppage or to the Company's knowledge a threat thereof by or with respect to the employees of the Company or its Subsidiaries; and the Company and its Subsidiaries are in material compliance with all Applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, and (C) unfair labor practices. Section 4.12 of the Company Disclosure Schedule lists any claims pending or threatened in writing against the Company or any of its Subsidiaries alleging systematic or routine violations of Applicable Law relating to employment and employment practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (the "WARN Act") as a result of any action taken by the Company.

     4.13 Intellectual Property Rights. Unless the context clearly requires otherwise, all references in this Section 4.13 to the Company shall include the Company and its Subsidiaries.

         (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list (showing in each case the registered owner, title (in the case of Patents), mark, applicable jurisdiction, application number, registration number (where applicable) and date of filing or registration (if any) of all (i) Patents, (ii) Trademarks and assumed or fictitious names under which Company is currently conducting business, (iii) material Internet domain names currently being utilized by the Company, and (iv) registered Copyrights, which are owned by the Company.

         (b) Section 4.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list and description of all material agreements, licenses, contracts or sublicenses pursuant to which Company uses or grants others the right to use any Intellectual Property and Software of the Company. All of the Intellectual Property described in Sections 4.13(a) and 4.13(b) of the Company Disclosure Schedule shall be denominated herein as "Company Intellectual Property".

         (c) The Company either owns or has the valid right to use all Company Intellectual Property currently used in connection with the business of the Company.

         (d) (i) All of the registrations or applications set forth in Section 4.13(a) of the Company Disclosure Schedule are valid and subsisting, in full force and effect, and have not expired or been canceled or abandoned; and (ii) there is no pending or, to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Company Intellectual Property described in Section 4.13(a) of the Company Disclosure Schedule.

         (e) The licenses or sublicenses granted by the Company to third parties and described in Section 4.13(b) of the Company Disclosure Schedule or the terms and conditions of any licenses or sublicenses granted to the Company by third parties and described in Section 4.13(b) of the Company Disclosure Schedule are valid and binding obligations of the Company, enforceable in accordance with their terms against the Company in accordance with their respective terms, subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the enforcement of creditors' rights generally; and
(b) the effect of general principles of equity (including specific performance) regardless of whether considered in a proceeding in equity or at law, and to the Company's knowledge there currently exists no event or condition which will result in a violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default by the Company, under any such agreement.

         (f) To the Company's knowledge, the manufacture, advertising, sale or use of any products now being manufactured or sold by the Company did not and does not infringe (nor to the Company's knowledge has any claim been made that any such action infringes) the Intellectual Property rights of others, and the Company has not received any notice of a third party claim or suit, (i) alleging that the Company's activities or the conduct of the business of the Company infringes or constitutes the unauthorized use of the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

         (g) To the knowledge of the Company, no Person (other than the Company or the Company's Subsidiaries) is infringing on the Company Intellectual Property or upon the rights of the Company therein.

         (h) The Company owns or has the right to use all Software set forth in Sections 4.13(a) and 4.13(b) of the Company Disclosure Schedule and all material "shrink wrap license" software used or owned by the Company.

     4.14 Permits. The Company and its Subsidiaries are in possession of all material franchises, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certificate of occupancy, approvals and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"). All Company Permits are in full force and effect.

     4.15 Environmental Compliance. (a) To the Company's knowledge, the Company and its Subsidiaries are in material compliance with all applicable Environmental Laws; and (b) the Company and its Subsidiaries are in possession of, and in material compliance with, all permits, certificates, licenses, approvals, tariffs and other authorizations of or issued by Governmental Authorities required by applicable Environmental Laws with respect to Environmental Matters relating to the operations of the Company or its Subsidiaries; and (c) there are no current Environmental Claims pending, or to the Company's knowledge threatened, against the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has either expressly or, to the Company's knowledge by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Claims. To the Company's knowledge, no Environmental Lien has attached to any property leased or owned by the Company or any of its Subsidiaries for which the Company has any material liability.

     4.16 Material Contracts. Unless the context clearly requires otherwise, all references in this Section 4.16 to the Company shall include the Company and its Subsidiaries.

         (a) Section 4.16(a) of the Company Disclosure Schedule sets forth a list of each of the following contracts and agreements to which, as of the date hereof, the Company is a party or signatory or pursuant to which the Company has third party rights (except for the Company Benefit Plans which are disclosed in Section 4.11 of the Company Disclosure Schedule or the Company Leases which are disclosed in Section 4.18 of the Company Disclosure Schedule): (i) any contract or series of contracts resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Fifty Thousand Dollars (US$50,000.00) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount other than contracts with Governmental Authorities referred to in clause (ii); (ii) contract, agreement, binding bid, binding proposal, or binding quotation with a Governmental Authority resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of One Hundred Thousand Dollars (US$100,000.00) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (iii) employment and retention agreements, collective bargaining agreements and any amendments or modifications thereof and union recognition agreements, (iv) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or Encumbrance of assets owned by the Company or any of its Subsidiaries involving more than Ten Thousand Dollars (US$10,000.00) in each instance; (v) agreement which restricts the Company from engaging in the Parent Specified Line of Business; (vi) the Company has provided to Parent examples of warranties made by the Company or any of its Subsidiaries for their products in the context of government and commercial products, including a parachute warranty provision; (vii) all agreements or arrangements entered into by the Company or any of its Subsidiaries beginning on January 1, 1995, with respect to which the Company has a continuing obligation of performance or liability and pursuant to which the Company sold or divested itself, directly or through a Subsidiary, of any material portion of its assets, other than obsolete or damaged equipment or inventory and other than in the ordinary course of business, including the sale of all or substantially all of the capital stock or other ownership interests of any of its Subsidiaries ("Divestiture Agreements"); and (viii) any partnership, shareholder, joint venture, teaming, or similar agreement or arrangement to which the Company is a party and as to which the Company has a continuing obligation of performance or liability (collectively, and together with the Company Leases, Company Benefit Plans and all other agreements required to be disclosed on any schedule to this Agreement, the "Company Material Contracts"). The Company has previously made available to Purchaser true, complete and correct copies of each of the Company Material Contracts.

         (b) All such Company Material Contracts are valid and binding upon the Company or the Company Subsidiaries, as applicable, and are in full force and effect and enforceable against the Company or such Company Subsidiaries in accordance with their respective terms; subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the enforcement of creditors' rights generally; and
(ii) the effect of general principles of equity (including specific performance) regardless of whether considered in a proceeding in equity or at law.

         (c) Neither the Company nor any of its Subsidiaries has received notice that it is in violation of, material breach of, or default under any, or is in violation of, material breach of, or default under any, such Company Material Contract, nor to the Company's knowledge is any other party to any such Company Material Contract in violation of, material breach of, or default under any such Company Material Contract; except that in the case of the notes, agreements, documents and/or instruments evidencing the Funded Indebtedness, the Merger and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents may result in a violation of, material breach of, or default under a covenant or covenants contained therein.

         (d) The Company has, with respect to all Governmental Contracts that are Company Material Contracts: (i) complied in all material respects with all certifications and representations that the Company has executed, acknowledged or set forth with respect to each such Company Material Contract, (ii) complied in all material respects with all clauses, provisions and requirements incorporated expressly, by reference or by operation of law in each such Company Material Contract, and (iii) submitted certifications and representations with respect to each such Company Material Contract that were accurate, current and complete when submitted in all material respects, and were properly updated in all material respects to the extent required by Applicable Law or the applicable Company Material Contract.

         (e) The Company has not, with respect to any Governmental Contract that is a Company Material Contract: (i) received notice that the Company has materially breached or violated any Applicable Law, certification, representation, clause, provision, or requirement with respect to any such Company Material Contract, (ii) received any show cause notice or cure notice with respect to any such Company Material Contract, (iii) received any formal or informal determination that costs incurred under any such Company Material Contract have been questioned or disallowed, (iv) received any adverse decision from a contracting officer relating to any such Company Material Contract issued by any Governmental Authority, or (v) received any notice that monies due under any such Company Material Contract are or may be subject to withholding or setoff.

         (f) With respect to any Governmental Contracts that are Company Material Contracts, there are no pending claims against any Governmental Authority or, to the knowledge of the Company, threatened claims against any prime contractor, subcontractor or vendor, arising out of or relating to any such Governmental Contracts.

         (g) The Company has not received any notice that the Company is currently debarred or suspended from doing business with any Governmental Authority, nor has the Company received any notice that the Company has been declared ineligible for doing business with any Governmental Authority, nor has the Company received any notice nor does the Company have any knowledge that a Governmental Authority intends to institute any debarment, suspension or ineligibility proceedings against the Company.

         (h) The Company has not received any negative determination of responsibility by any Governmental Authority or government prime contractor with respect to the Company. The Company does not have knowledge of any reasonably likely negative determination of responsibility by any Governmental Authority or government prime contractor with respect to the Company.]

         (i) The Company possesses all necessary and material security clearances and permits for the execution of its obligations with respect to any Governmental Contract that constitutes a Material Contract or any material bid, proposal or quotation the Company currently has pending before any Governmental Authority or government prime contractor. The Company has never been denied a facility security clearance and to the Company's knowledge none of its employees has been denied a personal clearance for material reasons.

     4.17 Divestiture Agreements. Section 4.17 of the Company Disclosure Schedule sets forth (a) a statement of the reserves set aside by the Company or its Subsidiaries for any liabilities, contingent liabilities, or continuing or executory obligations of performance or payment that the Company or its Subsidiaries has or may have as of the date of the Company's most recent Company Report setting forth such reserves pursuant to or in connection with any of the Divestiture Agreements, and (b) a statement summarizing any claims made by third parties with respect to such liabilities, contingent liabilities, or continuing or executory obligations of performance or payment through the date of this Agreement pursuant to or in connection with any of the Divestiture Agreements. The Company has used the net proceeds from the consummation of the ASD Transaction for general corporate purposes (including paying debt to the holders of the Funded Indebtedness and other indebtedness to the extent permitted by this Agreement) and has not used the proceeds from the ASD Transaction to pay any bonuses (except as required by pre-existing contracts, as required by Applicable Law, or as otherwise permitted by Section 6.2).

     4.18 Real Property. Unless the context clearly indicates otherwise, all references to the Company in this Section 4.18 shall include the Company and all of its Subsidiaries.

         (a) The Company does not own any fee simple interest in real property other than the Arizona Real Estate. The Company does not lease or sublease (as lessee, sublessee or sublessor) any real property other than the Company Leased Property. Section 4.18(a) of the Company Disclosure Schedule sets forth the street address of each parcel of real property owned by the Company (the "Company Owned Property") or leased or subleased (as lessee, sublessee or sublessor) by the Company (the "Company Leased Property" and, together with the Company Owned Property, the "Company Real Property"). Attached to Section 4.18(a) of the Company Disclosure Schedule is a list of all of the lease and sublease agreements and all other instruments granting such leasehold interests, rights, options, or other interests (the "Company Leases") relating to the Company Leased Property. A true, complete, and correct copy of each of the Company Leases has previously been made available to the Purchaser. The Company Leases are valid, binding upon the Company, and in full force and effect, subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the enforcement of creditors' rights generally; and
(b) the effect of general principles of equity (including specific performance) regardless of whether considered in a proceeding in equity or at law; all rent and other sums and charges due and payable thereunder are current; no notice of default or termination under any of the Company Leases has been received by the Company or delivered by the Company and is outstanding; and no termination event or condition or uncured default on the part of the Company or, to the knowledge of the Company, on the part of the landlord or sublandlord, as the case may be, thereunder, exists under any the Company Leases. Except for the Company Leases, there are no other subleases, licenses or other agreements granting to any Person other than the Company any right to possession, use, occupancy or enjoyment of the premises demised by the Company Leases. Except as contemplated by the ASD Transaction, and to the Company's knowledge no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition under any of the Company Leases. In the event that any of the Company Leases is a sublease, the Company or its Subsidiaries, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and to the Company's knowledge such prime lease is in full force and effect, and to Company's knowledge no right of Company or its Subsidiaries in any such sublease conflicts with such prime lease. All of the Company Real Property is used in the conduct of the Company's business. Notwithstanding any of the provisions of this Section 4.18(a) to the contrary, none of the foregoing representations and warranties of the Company shall apply to the Company's financial liability related to its former Airline Interiors facility located in Poway, California. Copies of the documents relating to such financial liability have been made available to the Parent (which documents have not been amended except as indicated herein); the Company has adequately reserved against any such financial liability in its financial statements contained in the Company Reports in accordance with GAAP; the prime lease and any sublease contained in such documents are in full force and effect; neither the lessee nor sublessee thereunder is in default with respect to any financial terms of such documents or, to the Company's knowledge, with respect to any of the other terms of such documents and to the knowledge of the Company no condition or event exists that would give rise to any such default; and the Company has not, and shall not have, between the date of this Agreement and the Closing Date, amended any of the documents relating to such financial liability which have been available to the Parent.

         (b) The Company has good title in fee simple or otherwise to the Company Owned Property and good leasehold title to the Company Leased Property and to all plants, buildings, and improvements thereon, free and clear of any Encumbrances (except for Permitted Encumbrances). The Company enjoys a peaceful and undisturbed possession of the Company Real Property and to Company's knowledge, no landlord under the Company Leases has any plans to make any alterations to any of the Company Leased Property (i) which will interfere in any material respect with the Company's peaceful and undisturbed possession of the Company Leased Property or the Company's use of any material portion of the Company Leased Property or (ii) the costs of which alterations would be borne in any part by the Company under the applicable Company Lease.

         (c) All of the material improvements (including material heating, ventilation, air conditioning, plumbing and electrical systems) located on the Company Real Property are maintained by the Company in good working order and repair in the ordinary course of business and are in a condition adequate and reasonably suitable for the conduct therein of the business as conducted by the Company. The Company has not experienced any material and prolonged interruption in such electrical, water, waste removal or other utility services provided to any of the Company Real Property within the last year.

         (d) The Company has not received any written notice of nor has it any knowledge of any pending or threatened condemnation or eminent domain proceeding with respect to or affecting any Company Real Property or any material part thereof.

         (e) The Company and its Subsidiaries maintain all insurance policies and coverage required of the Company and it Subsidiaries under the Company Leases for Company Leased Property, and to the Company's knowledge, all subtenants under any Company Lease that is a sublease maintain all insurance policies required under the Company Leases for the Company Leased Property. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company and its Subsidiaries, and to the Company's knowledge all subtenants under any Company Lease that is a sublease, has complied in all material respects with all terms and conditions of such policies, including premium payments.

     4.19 Brokers. Except for Libra Securities, LLC and Relational Advisors, LLC (individually or collectively, the "Financial Advisors", no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company or any of its Subsidiaries. True and correct copies of the engagement letter between the Company and any of the Financial Advisors have been made available to Parent.

     4.20 Opinion of Financial Advisor. The Company has received the written opinion of Relational Advisors, LLC to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

     4.21 State Takeover Statutes. The approval of the Company's board of directors described in Section 4.2 is sufficient, assuming the accuracy of Parent's and Purchaser's representations and warranties set forth in Article V, to render inapplicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby, the limitations on business combinations contained in Sections 10-2741 through 10-2743 of the Arizona Code.

     4.22 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company's consolidated balance sheets (or the notes thereto) included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (iii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, (iv) the Funded Indebtedness and Company's Transaction Fees, and (v) liabilities or obligations of the Company incurred in connection with Divestiture Transactions, since June 30, 2003, neither the Company nor any Subsidiary of the Company has incurred any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto) in the Company Reports.

     4.23 Certain Business Practices. None of the Company, the Company Subsidiaries, nor any directors, officers, agents, or employees of the Company or any Company Subsidiary has (i) used any funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or (ii) made any unlawful payment by the

Company to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

     4.24 Affiliates. Section 4.24 of the Company Disclosure Schedule sets forth the name of each Person who is, in the Company's reasonable judgment, an affiliate (as that term is used in Rule 145 under the Securities Act) of the Company.

         4.25 Products. To the Company's knowledge, there exists no reasonably likely basis for (i) the withdrawal or suspension of any authorization of any Governmental Authority, approval or consent of any Governmental Authority with respect to any product distributed or sold by any of the Company or any of its Subsidiaries (a "Product"), or (ii) the recall, withdrawal or suspension by order of any Governmental Authority of any Product. To the Company's knowledge, there are no defects in the designs, specifications, or process with respect to any Product currently sold or otherwise distributed that will give rise to any material liabilities, damages, fines, assessments, losses, penalties, or expenses.

     4.26 Form S-4; Proxy Statement. None of the information supplied in writing by the Company for inclusion in, and none of the information regarding the Company from the Company Reports incorporated by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger, or any of the amendments or supplements thereto (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (b) the proxy statement for use relating to the Company Shareholder Approval or any of the amendments or supplements thereto (collectively, the "Proxy Statement"), will not, at the date it is first mailed to the Company's shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.


                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Each of the Parent and Purchaser represents and warrants to the Company that as of the date of this Agreement the statements contained in this Article V, when read together with and qualified by the Disclosure Schedule delivered by the Parent and Purchaser to the Company in connection with and prior to the execution of this Agreement (the "Parent Disclosure Schedule"), are true and correct except for events, transactions or occurrences contemplated or required by this Agreement. Whether or not specifically required by the terms of this
Article V or otherwise,

Parent and Purchaser may modify their representations and warranties contained in this Agreement by disclosing relevant facts on the Parent Disclosure Schedule; provided, however, that for any such disclosure to be effective, it must indicate the specific Section or Subsection of this Agreement to which it relates. The disclosure of any information in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Parent and Purchaser in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality. Unless otherwise specifically defined or the context otherwise requires, capitalized terms set forth in the Parent Disclosure Schedule shall have the meanings ascribed to such terms in this Agreement.

         Promptly following the Parent or Purchaser having knowledge of or receiving notice of the occurrence of any matter or event arising after the date of this Agreement which (a) may be deemed to constitute a Material Adverse Change with respect to the Parent or Purchaser (a "Parent MAC"); (b) if existing or occurring at or before the date of this Agreement, would have been required to be set forth or described in such Parent Disclosure Schedule; or (c) is necessary to correct any information in such Parent Disclosure Schedule or in the representations and warranties of the Parent and Purchaser herein which have been rendered inaccurate by such matter or event, the Parent and Purchaser shall supplement or amend the affected sections or subsections of the Parent Disclosure Schedule in writing with respect to such matter or event in the same manner as required of the Parent and Purchaser for making disclosures and taking exceptions to the Parent's and Purchaser's representations and warranties in the Disclosure Schedule (the "Parent Updates").

         Upon receipt of any such Parent Update, the Company shall have ten (10) Business Days following the receipt of the Parent Updates: (a) to review, investigate and analyze the information disclosed in the Parent Update; (b) to make a determination whether or not the information disclosed in the Parent Update, individually or together with any other information previously disclosed in any other Parent Updates, disclose events or circumstances that constitute a Parent MAC; and (c) if the Company reasonably determines that the information disclosed in the Parent Update, individually or together with any other information previously disclosed in any other Parent Updates or other events occurring after the date hereof, disclose events or circumstances that constitute a Parent MAC, to notify the Parent in writing that the Company has determined that such a Parent MAC has occurred, including a reasonable explanation of the reasons for such determination, and that the Company has elected to terminate this Agreement pursuant to Section 8.3 of this Agreement (subject to the expiration of any cure or grace periods contained therein or applicable to the breach giving rise to the Parent MAC) (a "Company Termination Notice"). If any Parent Update is received by the Company within ten (10) Business Days prior to the scheduled Closing Date and the Company has not, in its reasonable discretion, had an adequate opportunity to review, investigate and make a determination with respect to the matters or events disclosed therein as of the scheduled Closing Date, or the parties have not come to a resolution with respect thereto, notwithstanding any other provision of this Agreement to the contrary, the Company may postpone the Closing Date to a date that is ten
(10) Business Days following the date of the Company's receipt of the applicable Parent Update. Upon the timely delivery of a Company Termination Notice to Parent pursuant to this paragraph, this Agreement shall terminate, except as provided by Section 9.1 hereof, and all duties and obligations of the Company under this Agreement and to consummate the Merger shall terminate.

         In the event that (a) a Parent Update does not, either individually or in the aggregate with any or all prior Parent Updates delivered to the Company prior to the Closing, disclose events or circumstances that constitute a Parent MAC; (b) the Company does not timely deliver a Company Termination Notice to Parent with respect to the Parent Update pursuant to the terms contained in the preceding paragraph; or (c) the Closing occurs without the Company timely delivering a Company Termination Notice to Parent, then the Company shall no longer have the rights of termination described above with respect to such Parent Update and all other Parent Updates previously delivered as described above and the events or circumstances so disclosed shall not constitute a Parent MAC, provided, however, if the Parent delivers a subsequent Parent Update to the Company the events and circumstances disclosed therein may be aggregated with the events and circumstances disclosed in all prior Parent Updates previously delivered by the Parent to the Company pursuant to the terms set forth above. Notwithstanding the immediately preceding sentence, in the event that a new Parent Update is thereafter received by the Company that either individually or together with all Parent Updates previously delivered by Parent and Purchaser to the Company pursuant to the terms set forth above disclose events or circumstances that constitute a Parent MAC, then provided that the Company timely delivers a Company Termination Notice to Parent with respect thereto, the delivery of such Company Termination Notice shall be effective to terminate this Agreement pursuant to Section 8.3 of this Agreement.

     5.1 Existence; Good Standing; Corporate Authority.

         (a) The Parent and each of its Subsidiaries (including the Purchaser) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Parent and each of its Subsidiaries (including the Purchaser) is duly qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely to have a Material Adverse Effect. The Parent and each of its Subsidiaries (including the Purchaser) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business substantially as now being conducted. Attached to Section 5.1(a) of the Parent Disclosure Schedule are true and correct copies of the Articles of Incorporation and Bylaws (or equivalent organizational documents) as currently in full force and effect for the Parent and the Purchaser. Purchaser is wholly-owned by the Parent and all of the capital stock and other interests of the Purchaser so held by the Parent are directly or indirectly owned by it, free and clear of any Encumbrances with respect thereto, except for Permitted Encumbrances. As of the date of this Agreement, the Purchaser is a newly-formed shell corporation with no material assets, liabilities or operations.

     5.2 Authorization, Validity and Effect of Agreements. Each of the Parent's and Purchaser's respective boards of directors has determined that the Parent's and Purchaser's execution and delivery this Agreement and the Ancillary Documents to which the Parent and Purchaser are a party, and the transactions contemplated by this Agreement and such Ancillary Documents, including but not limited to the Merger, are advisable and in the best interest of the

Parent, Purchaser and their respective shareholders and has approved this Agreement and the Ancillary Documents to which the Parent is a party in accordance with all Applicable Laws. Each of the Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, and all Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, including but not limited to the Merger. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by the Parent or the Purchaser and the consummation by the Parent or the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by each of the Parent's and Purchaser's respective boards of directors, and no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize this Agreement, to authorize the Ancillary Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby, including but not limited to the Merger, other than the filing and recordation of the Articles of Merger in accordance with the Arizona Code. This Agreement and any Ancillary Documents to which the Parent or the Purchaser is a party at the time of execution has been or will be duly and validly executed and delivered by the Parent and/or the Purchaser, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of any other parties thereto) constitutes and will constitute the valid and binding obligations of the Parent and/or the Purchaser, enforceable against the Parent and/or the Purchaser in accordance with their respective terms, subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the enforcement of creditors' rights generally; and (b) the effect of general principles of equity (including specific performance) regardless of whether considered in a proceeding in equity or at law.

     5.3 Compliance with Laws. Since August 18, 2003, Parent and each of its Subsidiaries (including Purchaser) is in material compliance with and is not in default under or in violation of (a) its respective Articles of Incorporation and Bylaws (or equivalent organizational documents) or (b) any Applicable Law, including, but not limited to, those relating to (i) the development, manufacture, distribution, marketing, and sale of its products and services and
(ii) the bidding for Government Contracts or conducting its business with respect to Government Contracts. Neither the Parent, nor any of its Subsidiaries (including Purchaser), is subject to any material judicial, governmental or administrative order, judgment or decree of any Governmental Authority currently in effect to which the Parent or any of its Subsidiaries (including Purchaser), or its or any of their respective assets or properties, are subject. Attached to
Section 5.3 of the Parent Disclosure Schedule are true and correct copies of all reports of inspections of each of the Parent's and its Subsidiaries' (including Purchaser's) businesses and properties which occurred during the past three (3) years under Applicable Law which resulted or could, after the date hereof, result in the imposition of a material fine, penalty, or other restriction. The Parent has not received notice of any material breach, default or violation (or notice of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any material breach, default or violation) of any Applicable Law by or affecting the Parent or any of its Subsidiaries (including Purchaser), and to the knowledge of the Parent, no such investigation, inspection, audit, or other proceeding by any Governmental Authority is threatened or pending.

     5.4 Capitalization.

         (a) As of the date hereof, the authorized capital stock of the Parent consists of 50,000,000 shares of Parent Common Stock, US$0.01 par value per share, and 5,000,000 shares of preferred stock of the Parent, US$0.01 par value per share ("Parent Preferred Stock"). Of the authorized shares of Parent Common Stock, as of the close of business on August 25, 2003, (i) there were issued and outstanding 33,947,988 shares of Parent Common Stock; (ii) 6,060,222 shares of Parent Common Stock were issued and held in the treasury of Parent; (iii) 1,346,135 shares of Parent common Stock were reserved for issuance pursuant to the Parent's 2002 Stock Incentive Plan, and 2002 Executive Stock Plan; and (iv) no shares of Parent Preferred Stock were issued and outstanding. As of the date of this Agreement, as of the Closing Date, and as of the Effective Time, except for the issued or outstanding Parent Common Stock described herein, no other capital stock of the Parent is issued or outstanding.

         (b) As of the date of this Agreement, as of the Closing Date, and as of the Effective Time, the Parent shall have a sufficient number of shares of Parent Common Stock authorized and reserved for issuance as may be required for the payment of the Merger Consideration to the holders of the Participating Company Stock as set forth in this Agreement and are not reserved for any other purpose whatsoever. When issued to the holders of the Participating Company Stock pursuant to the terms and conditions set forth in this Agreement, such shares of Parent Common Stock shall be free and clear of all Encumbrances, shall be duly authorized, validly issued, fully paid and nonassessable.

         (c) Except as described in this Section 5.4, there are no restrictions upon the transfer of or otherwise pertaining to the Parent Common Stock (including, but not limited to, the ability to pay dividends thereon), or the ownership thereof, or retained earnings of the Parent and the Parent Subsidiaries, other than those imposed by the Securities Act, the Exchange Act, applicable state securities laws, or other Applicable Laws.

         (d) All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, there are no voting trusts, voting agreements or other agreements to which the Parent is a party with respect to the voting of the capital stock or other equity interests of the Parent.

     5.5 No Violation; Consents. Neither the execution and delivery by the Parent or the Purchaser of this Agreement or any of the Ancillary Documents to which it is a party, nor the consummation by the Parent or the Purchaser of the transactions contemplated hereby or thereby, will: (a) violate, conflict with or result in a material breach of the respective Articles of Incorporation or Bylaws (or equivalent organizational documents) of Parent or any Subsidiary of Parent (including Purchaser); (b) violate, conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrances (except for Permitted Encumbrances) upon any of the properties of the Parent or its Subsidiaries (including Purchaser) under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any material contract to which the Parent or any of its Subsidiaries (including Purchaser) is a party, or by which the Parent or any of its Subsidiaries (including Purchaser) or any of their respective properties or assets is bound, except where the Parent or any of its Subsidiaries (including Purchaser) has obtained or will obtain prior to the Closing the necessary written agreements, waivers or consents of the other parties to such material contracts to avoid, release or waive any such default, conflict, breach, violation, termination, right to terminate or accelerate, or triggering of payment with respect to such material contracts; or (c) require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, except for (A) applicable requirements of the Securities Act and the Exchange Act, (B) the applicable pre-merger notification requirements of the HSR Act, any Non-U.S. Anti-Trust Laws or other Regulatory Laws, (C) if required, the receipt of a decision under any Non-U.S. Anti-Trust Laws, declaring the Merger compatible with any Non-U.S. Anti-Trust Laws, and (D) the filing and recordation of the Articles of Merger pursuant to the Arizona Code,

     5.6 Parent Reports; Financial Statements. The Parent has made available to the Company true and complete copies of (i) its Annual Report on Form 10-K, for the fiscal years ended December 31, 2000, December 31, 2001, and December 31, 2002, as filed with the SEC under the Securities Act and/or the Exchange Act, as applicable, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Parent since January 1, 2001, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) required to be filed by the Parent with the SEC under the Securities Act and/or the Exchange Act, as applicable, since January 1, 2000. The reports and statements set forth in clauses (i) through (iii), above, including all exhibits and information incorporated by reference therein, are referred to collectively herein as the "Parent Reports."

         (a) Since December 31, 2000, the Parent filed all Parent Reports required to be filed by it with the SEC under the Securities Act and/or the Exchange Act, as applicable. As of their respective filing dates (and if amended or supplemented by a filing prior to the date of this Agreement, then as of the date of such amended or supplemented filing), the Parent Reports (i) complied in all material respects with the then-applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) No Subsidiary of the Parent is required to file any forms, reports or other documents with the SEC.

         (c) The audited consolidated financial statements and unaudited interim financial statements of the Parent included in the Parent Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the Parent and the Parent Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein, and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act.

     5.7 Parent Litigation. Except (a) as required to be disclosed in any Parent Report and so disclosed in any Parent Report on or before August 18, 2003, and
(b) since August 18, 2003, there are no actions, suits, arbitrations, claims or proceedings or, to the knowledge of the Parent, investigations, pending, publicly announced or, to the knowledge of the Parent, threatened, against or affecting the Parent or any of its Subsidiaries (including Purchaser), at law or in equity (collectively, "Parent Litigation"), and there are no outstanding settlement agreements, consent decrees or agreements, forbearance to sue agreements, or similar agreements or obligations binding upon the Parent or any of its Subsidiaries (including Purchaser).

     5.8 Absence of Certain Changes. Since August 18, 2003, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice.

     5.9 Brokers. Except for Wachovia, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Parent or any of its Subsidiaries.

     5.10 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Parent's consolidated balance sheets (or the notes thereto) included in the Parent's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (iii) for liabilities and obligations incurred in connection with the issuance of the 8 1/4% Notes and in the ordinary course of business, consistent with past practice, since June 30, 2003, neither the Parent nor any Subsidiary of the Parent has incurred any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Parent and its Subsidiaries (or in the notes thereto) in the Parent Reports.

     5.11 Certain Business Practices. None of the Parent, the Parent Subsidiaries, nor any directors, officers, agents, or employees of the Parent or any Parent Subsidiary has (i) used any funds of the Parent for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or (ii) made any unlawful payment by the Parent to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, which will constitute a Material Adverse Effect.

     5.12 Form S-4; Proxy Statement. None of the information supplied in writing by the Parent for inclusion in, and none of the information regarding the Parent from the Parent Reports incorporated by reference in (a) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the Merger will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the Parent's shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

     5.13 Disclosure Materials. None of the information contained in the certain disclosure materials delivered by the Parent to the Company under cover dated August 29, 2003 (the "Disclosure Materials"), except specifically with respect to any information therein also disclosed in the Parent's Form 8-K filed with the SEC on August 12, 2003, any pro forma financial information therein, and any information relating to the financial results specifically associated with Parent's individual product categories therein, did not as of the date of each document contained in the Disclosure Materials, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     5.14 Parent Acknowledgement. The Parent acknowledges that Robert R. Schiller, Glenn Heiar, Gary Julien, and counsel to the Parent have read the entire Company Disclosure Schedule.


                                   ARTICLE VI

                                    COVENANTS

     6.1 Alternative Proposals.

         (a) Subject to Section 6.1(b), since July 23, 2003, the Company has not, and until the earlier of the Effective Time or the termination of this Agreement as provided herein, the Company agrees that neither it nor any of its Subsidiaries or Affiliates, nor any of their Representatives, shall, directly or indirectly, (i) encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any Person with respect to an Alternative Transaction or (ii) participate in or encourage, invite, initiate or solicit negotiations or discussions with, or furnish or cause to be furnished any information to, any Person relating to an Alternative Transaction. Any violation of the restriction set forth in this Section 6.1 by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is authorized to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1 by the Company. Upon the execution of this Agreement, the Company shall immediately cease, or cause to be ceased, any discussions or negotiations with any Person regarding any proposed or potential Alternative Transaction and shall request the prompt return to the Company, or destruction of, any confidential information provided in connection with any such discussions or negotiations. Except in accordance with Section 6.1(b), the Company's board of directors shall not (1) make a Change in the Company Recommendation, or (2) cause the Company to enter into any memorandum of understanding, agreement in principle, letter of intent, contract or agreement (whether written or oral) related to any Alternative Transaction.

         (b) Anything set forth herein to the contrary notwithstanding, the board of directors of the Company may, prior to receipt of the Company Shareholder Approval, review, negotiate, and provide information (subject to a confidentiality agreement at least as restrictive as the Parent - Company Confidentiality Agreement) in connection with the review and negotiation of an unsolicited, bona fide written proposal regarding an Alternative Transaction (an "Unsolicited Offer"), provided that: (i) the Company's board of directors, in the exercise of its fiduciary duties, shall have concluded in good faith, after considering Applicable Law, on the basis of advice of counsel, that such actions are not inconsistent with its fiduciary duties to the Company's stockholders under Applicable Law, (ii) the Company's board of directors shall have determined in good faith (after consultation with its financial advisors) that the acquiring party is capable of consummating such Alternative Transaction, (iii) if any cash consideration is involved, such Alternative Transaction shall not be subject to any financing contingency, and
(iv) the Company's board of directors shall have determined that such Alternative Transaction is superior to the Merger from a financial point of view to the stockholders of the Company (a proposed Alternative Transaction that meets the criteria set forth in subsections (i) - (iv) of this Section 6.1(b) is referred to herein as a "Superior Transaction").

         (c) In the event a third party makes an inquiry, offer or proposal to the Company with respect to any Alternative Transaction, the Company, subject to any related confidentiality agreement existing on the date hereof that, in the opinion of counsel to the Company, is binding on the Company and precludes such disclosure, will promptly inform Parent of any such inquiry, offer or proposal (including the terms thereof and the identity of the third party making such inquiry, offer or proposal) and will promptly furnish to Parent a copy of any such inquiry, offer or proposal, if in written form, or otherwise a summary of the principal terms thereof; provided, that, in the event that any existing confidentiality agreement, as described above, precludes any such disclosure, then the Company will provide Parent with written notice of the existence of such other inquiry, offer or proposal for an Alternative Transaction and will provide as much information as is permissible consistent with the provisions of such confidentiality agreement.

         (d) Notwithstanding anything contained in Section 6.1 of this Agreement to the contrary, the Company shall be permitted to (i) discuss and pursue with its existing or replacement lenders regarding extensions and refinancings of all or any portion of the Funded Indebtedness (provided that all such extensions and refinancings of Funded Indebtedness shall provide that such indebtedness may by prepaid at any time and that no warrants, options, or other securities exercisable or convertible, in the aggregate, into more than ten percent (10%) of the outstanding capital stock of the Company, shall be issued in connection therewith) and (ii) provide information to its current lenders that is required pursuant to contractual obligations existing as of the date hereof, or information historically provided, consistent with past practices, including status reports on the transactions contemplated herein, excluding, however, any nonpublic competitive, price, strategic or valuation information or principal deal terms relating to the Merger or this Agreement (except to the extent such disclosure is required by the terms of the notes, agreements, documents and/or instruments evidencing the Funded Indebtedness to a holder of the Funded Indebtedness) and provided that the Company promptly provides to Parent copies of all such information provided to current lenders.

         (e) Nothing contained in this Section 6.1 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any other disclosure to the Company's shareholders if, in the good faith judgment of the board of directors of the Company, after consultation with its outside legal advisors, failure to do so would be inconsistent with Applicable Law; provided, however that in no event shall the Company or its board of directors or any committee thereof, take, agree to take, or resolve to take any action expressly prohibited by this Section 6.1.

     6.2 Interim Operations.

         (a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms hereof, unless Parent has consented in writing thereto, or except as otherwise expressly contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to:

                  (i) conduct its business, financial, and other operations in the ordinary course of business, consistent with past practice, including the payment of all accounts payable and other routine and customary expenses as they become due and payable (provided that the sole and exclusive remedy for a failure to pay such accounts payable and expenses as they become due and payable shall be a reduction of the Total Consideration as set forth in Part B of Schedule I).

                  (ii) except as provided in Section 6.8(d), use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those Persons having business relationships with the Company or its Subsidiaries;

                  (iii) in the event the Company chooses to pay any indebtedness for borrowed money (other than repayments of its Funded Indebtedness and other principal and interest payments as they become due, all in the ordinary course of business consistent with past practice), promptly notify the Parent in writing of its intent to do so along with such amount to be paid prior to such payment being made;

                  (iv) provide the Parent with an itemized schedule of the Company's Transaction Fees on each of the date hereof, the first day of each calendar month following the date hereof, and the Merger Consideration Calculation Time;

                  (v) within thirty (30) days following the end of each calendar month, provide the Parent with the Company's (a) consolidated financial statements, (b) record of sales backlog for 2003 and 2004, (c) monthly and year-to-date sales booking schedules of days sales outstanding and days payable outstanding, (d) a statement of bidding and proposal expenses, (e) revisions to, updates of, and reports of production under the Schedule of Production, (f) amounts of any severance paid or agreed to be paid and the recipients thereof, each as of the end of such month, and (g) research and development and bid and proposal expenses, (the first of such reports shall include the foregoing information for the months ended June 30 and July 31, 2003);

                  (vi) provide the Purchaser with (x) a written report every ten
         (10) Business Days of any accounts receivable which are thirty (30) days or more past due (as of a date preceding such report with respect to which such accounts receivable are reasonably ascertainable by the Company) through the Merger Consideration Calculation Time and (y) prompt notice of any account receivable of any Governmental Authority or commercial customer in excess of US$1,000,000 which is more than thirty
         (30) days past due; and

                  (vii) will use the proceeds from the consummation of the ASD Transaction and the sale of the Arizona Real Property for general corporate purposes (including paying debt to the holders of the Funded Indebtedness and other indebtedness to the extent permitted by this Agreement) and shall not use the proceeds from the ASD Transaction or the sale of the Arizona Property to pay any bonuses (except as required by pre-existing contracts, as required by Applicable Law, or as otherwise permitted by this Section 6.2).

         (b) Without limiting the generality of Section 6.2(a), from and after the date of this Agreement until the Effective Time, except for actions required to be taken by the Company or any of its Subsidiaries in the performance of their respective obligations under the Company Material Contracts, or as otherwise expressly permitted by Section 6.2(a), unless Parent has consented in writing thereto, which consent will not be unreasonably withheld (except with respect to subsections (vii), (viii) and (xiv), for which Parent may withhold consent for any or no reason), or except as otherwise expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit its Subsidiaries to:

                  (i) amend their respective certificate of incorporation, bylaws, or other organizational documents;

                  (ii) subject to Section 6.1(d)(i) and the Company's obligations with respect to the ESPP, 8% Notes Debt, or the Option Plans, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities;

                  (iii) subject to the Company's obligations with respect to the ESPP, 8% Notes Debt, or the Option Plans, split, combine or reclassify its capital stock, or otherwise change its capitalization as it exists on the date hereof, or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any other equity interest;

                  (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under the Option Plans or create any new equity based plan, convertible security, or right to acquire any capital stock of the Company (except (a) as otherwise required by the express terms of any unexercisable options outstanding on the date hereof, (b) in connection with grants of options to purchase Company Common Stock to newly hired non-executive employees of the Company or any of its Subsidiaries in the ordinary course of business, consistent with past practice or (c) as may be required with respect to the ESPP, 8% Notes Debt, or the Option Plans,.

                  (v) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination thereof) with respect to any shares of its capital stock or other ownership interests, including any constructive or deemed distributions, or make any other payments to shareholders in their capacity as such (other than any such payments by any Subsidiary to the Company);

                  (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of the Subsidiaries;

                  (vii) transfer, license, mortgage, encumber, sell, lease or otherwise dispose of any of its material assets (including capital stock of the Subsidiaries); provided that (x) the Company may sell, transfer or dispose of the stock or assets of the International Center for Safety Education, a Subsidiary of the Company, in an arms-length transaction to any Person that is not an Affiliate of the Company and
         (y) the Company may sell, transfer or dispose of the Arizona Real Estate in an arms-length transaction to any Person that is not an Affiliate of the Company;

                  (viii) enter into a new, or extend an existing, license with Intercast Europe S.P.A. with respect to the Company's Cleargard(R) transparent polyurethane polymers;

                  (ix) acquire by merger, purchase or any other manner, any business, entity or division, or make any capital expenditures or otherwise acquire any material property or assets, except for purchases of supplies or capital equipment in the ordinary course of business, consistent with past practice;

                  (x) incur, assume, or otherwise become liable for any indebtedness for borrowed money in excess of US$10,000, individually, or US$50,000 in the aggregate, except (w) for any indebtedness which is Funded Indebtedness, (x) for checks or other instruments endorsed by the Company or any of its Subsidiaries, and (y) indebtedness to trade creditors of the Company or its Subsidiaries, in the ordinary course of business, consistent with past practice;

                  (xi) guaranty any obligation in excess of US$10,000, individually, or US$50,000, in the aggregate, except pursuant to any potential increase in the Company's guaranty obligations related to its former Airline Interiors facility located at 12325 Kernan Street, Poway, California.

                  (xii) make or forgive any loans, advances or capital contributions to, or investments in, any other Person (other than advances in respect of business expenses and loans and advances in respect of relocation arrangements, in each case made to officers or employees in the ordinary course of business, consistent with past practice);

                  (xiii) modify, amend, terminate or waive any rights under any confidentiality agreement entered into in connection with any Alternative Transaction, except in the case of a modification, amendment, or waiver that would not make such agreement less restrictive than the Parent - Company Confidentiality Agreement;

                  (xiv) enter into any agreement or contract which requires the payment by the Company or any of its Subsidiaries after the Effective Time of more than US$150,000, individually, or US$500,000 in the aggregate, or which is not cancelable upon thirty (30) days' notice without payment of a penalty;

                  (xv) modify, amend, terminate or waive any rights under any Company Material Contracts, except in the ordinary course of business consistent with past practice;

                  (xvi) except as may be required of the Company or any of its Subsidiaries under any plan, agreement, policy, arrangement, or obligation currently in effect, or as otherwise required by Applicable
         Law: (a) increase the compensation, severance, bonus or, other benefits payable or to become payable to any of the directors, officers or employees of the Company or any of its Subsidiaries, (b) grant any severance or termination pay to, or enter into any new employment, consulting, retention, salary continuation or severance agreement with, any officer or director of the Company or any of its Subsidiaries, or
         (c) establish, adopt, enter into, amend or modify in any material respect any collective bargaining agreement, employee benefit plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries, or any of their beneficiaries;

                  (xvii) take any action to change accounting policies, procedures or practices, except as required by a change in GAAP or Applicable Law after the date hereof ("Reporting Requirements");

                  (xviii) subject to Section 6.3 or the submission of a Superior Transaction to the vote of the Company's shareholders, and except for the election of directors in the ordinary course at an annual meeting of the Company's shareholders to be held concurrently with the Shareholders Meeting, approve or authorize any action to be submitted to the shareholders of the Company for approval other than pursuant to this Agreement;

                  (xix) materially change any method of reporting income, deductions or other material items for income Tax purposes, make or change any material election with respect to Taxes, agree to or settle any material claim or assessment in respect of Taxes in violation of
         Section 6.17 hereto, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of Taxes, other than in the ordinary course of business consistent with past practice or as required by Reporting Requirements;

                  (xx) settle or compromise any Company Litigation, or other pending or threatened suit, action, or claim in violation of Section
         6.17 hereto;

                  (xxi) demand the acceleration of payment any account receivable or trade receivable when such invoice is not in default, or accept an accelerated payment of less than the amount of the original invoice of any accounts receivable or trade receivables as a result of a discount granted by the Company, in either case not in the ordinary course of business consistent with past practice (provided that the sole and exclusive remedy for a breach of this Section 6.2(b)(xxi) shall be a reduction of the Total Consideration as set forth in Part B of Schedule I);

                  (xxii) enter into any binding oral or written agreement to take any of the actions prohibited by this Section 6.2(b).

         (c) Notwithstanding anything contained Sections 6.2(a) and (b), the Company shall, and the Company shall cause its Subsidiaries to, maintain (i) research and development spending of not less than US$1,000,000 between July 1, 2003 and October 31, 2003, and of not less than US$250,000 for each complete calendar month thereafter until the Closing Date and (ii) fees and expenses associated with applying for and defending its Patents and other Intellectual Property of not less than US$100,000 between July 1, 2003 and October 31, 2003, and of not less than US$25,000 for each complete calendar month thereafter until the Closing Date, provided, however, that the Company's breach of any item contained in this Section 6.2(c) shall not constitute a Company MAC; and provided further the Company's breach of any item contained in Section 6.2(c) when aggregated together with any other breach of any representation, warranty, covenant, or agreement by the Company may otherwise constitute a Company MAC.

     6.3 Preparation of the Form S-4 and the Proxy Statement; Company Shareholder Approval.

         (a) Subject to Section 6.1, promptly following the date of this Agreement, the Company shall, with the assistance and approval of Parent (which approval shall not be unreasonably withheld or delayed), prepare and file with the SEC the Proxy Statement, and Parent shall, with the assistance and approval of the Company (which approval shall not be unreasonably withheld or delayed), prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included (the "Proxy Statement/Prospectus"). Each of the Company and Parent shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall include in its Proxy Statement a discussion of the Tax consequences of the Merger to the Company's shareholders in which it shall advise its shareholders that the Merger is not a Tax free reorganization and that the Merger Consideration is taxable to the shareholders and that they shall consult with their tax advisors. The Company will call a special meeting of its shareholders and cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and, subject to Section 6.1, use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action reasonably necessary or advisable to secure, at the Shareholders Meeting, the Company Shareholder Approval. Parent also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Option Plans as may be reasonably required in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Parent or the

Company, respectively, without providing the other party the opportunity to review and comment thereon; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, may, upon termination of this Agreement in accordance with Section 8.2(d), withdraw the Registration Statement and cease the solicitation of proxies in favor of approval of the Agreement. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will provide Parent, promptly after it receives notice thereof, a copy of any request by the SEC for the amendment of the Proxy Statement and responses thereto or requests by the SEC for additional information. Each of Parent, Purchaser and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. The Company, Parent and Purchaser each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates (as that term is used in Rule 145 under the Securities Act), officers or directors, should be discovered by Parent or Company which should be but is not set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the shareholders of the Company.

         (b) Subject to Section 6.1 and Section 6.3(c), and prior to any termination of this Agreement pursuant to Section 8.2(d), the Company, acting through the Company's board of directors, shall in accordance with Applicable Law and the Company's Bylaws (i) duly call, give notice of, convene and hold, as promptly as practicable following the date upon which the Form S-4 becomes effective, the Shareholders Meeting and (ii) use its best efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Shareholders Meeting, the Company Shareholder Approval, by the vote described in Section 6.3 of this Agreement, and the Company's board of directors shall unanimously recommend adoption of this Agreement and the transaction contemplated hereby by the shareholders of the Company (the "Company Recommendation"), and shall not withdraw, revoke or change the Company Recommendation unless the board of directors of the Company, after complying with the provisions of Section 6.1, has publicly announced or notified Parent that it has approved a binding agreement for a Superior Transaction (a "Change in the Company Recommendation"); provided, that, the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that a proposal for an Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal in the Form S-4 or the Proxy Statement/Prospectus or otherwise, only to the extent such information, facts, identity or terms is required to be disclosed under Applicable Law.

         (c) If there is a Change in the Company Recommendation in accordance with Section 6.3(b) hereof, then from and after the date of such Change in the Company Recommendation, in performing its obligations under this Section 6.3, the Company shall not be obligated to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement or to take any action necessary or advisable to secure, at the Shareholders Meeting, the Company Shareholder Approval.

     6.4 Filings; Other Action.

         (a) Subject to the terms and conditions herein provided, each of the Company, Parent and Purchaser shall: (i) use reasonable best efforts to cooperate with one another in (A) determining which filings are required or advisable to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required or advisable to be obtained prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement, and any other Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall take all such necessary action.

         (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if required, appropriate filings under any Non-U.S. Anti-Trust Law, and appropriate filings under any other Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, any Non-U.S. Anti-Trust Law, and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act, if required, to obtain the receipt of any approvals required pursuant to any Non-U.S. Anti-Trust Law, and to cause the expiration or termination of the applicable waiting periods under any other Regulatory Law as soon as practicable. Nothing in this Agreement shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any material assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any such approval from a Governmental Authority or any other Person or for any other reason ("Regulatory Restrictions").

         (c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.4(a), obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any Non-U.S. Anti-Trust Law, or any other Regulatory Law, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the DOJ, the Federal Trade Commission (the "FTC") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means, if applicable, the Sherman Act, the Federal Trade Commission Act, and all other federal, state and foreign, if any, Applicable Laws that are designed or intended to prohibit, restrict or regulate antitrust violations or anti-competitive activities.

         (d) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in
Section 6.4(a) and 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (a "Regulatory Challenge"), each of Parent and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts in order to contest and resist any such Regulatory Challenge and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

         (e) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use commercially reasonable efforts and cause its respective Subsidiaries to use their commercially reasonable efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

         (f) The Company and Parent agree to cooperate in connection with sharing necessary information with respect to and making all necessary filings under the HSR Act, any Non-U.S. Anti-Trust Law and any other Regulatory Law; and making any preliminary filings of the Proxy Materials with the SEC, as promptly as practicable, on a confidential basis pursuant to Rule 14a-6(e)(2) under the Exchange Act, to the extent such treatment is available.

         (g) Any fees incurred in connection with filings made or consents sought pursuant to the HSR Act or any required filings made pursuant to any Non-U.S. Anti-Trust Law shall be borne equally by the Company and the Parent.

     6.5 Access to Information.

         (a) From the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to, (i) give Parent, its officers and a reasonable number of its employees and its authorized Representatives, reasonable access at all reasonable times during normal business hours to the Company Material Contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request and use commercially reasonable efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other Representatives of the Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request.

         (b) Not later than the Merger Consideration Calculation Time, Parent shall use commercially reasonable efforts to make available during normal business hours to Representatives of the Company Robert Schiller, Glenn Heiar, Robert Mecredy and Todd Smith for a meeting in person or by telephone conference call for the purpose of updating the Company's due diligence investigation of the Parent and Purchaser and to confirm the continuing accuracy of the representations and warranties made by Parent and Purchaser in Article V of this Agreement.

     6.6 Publicity. Any press release relating to this Agreement or its termination (except for press releases relating to a Superior Transaction) shall be issued jointly by the Company and Parent in a form previously agreed upon by the Company and Parent; provided, however, that any party may, without the prior written consent of the others, issue such press release or make such public statement as may, upon the advice of counsel, be required by Applicable Law or the rules and regulations of the SEC or the NYSE in the case of Parent or the rules and regulations of the SEC or the AMEX in the case of Company, in advance of obtaining such prior written consent, in which case, the issuing party shall use commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

     6.7 Further Action. Upon the terms and subject to the conditions set forth in this Agreement, but without limiting the rights of the parties hereunder, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using its best efforts to accomplish each of the following:

         (a) the taking of all acts reasonably necessary to cause the Closing to be consummated as promptly as practicable;

         (b) subject to Section 6.4 the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities), including, without limitation, filings pursuant to the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority;

         (c) the obtaining of all necessary consents, approvals or waivers from third parties;

         (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the transactions contemplated hereby and thereby;

         (e) the taking of all necessary actions to prevent the entry of Restraints and to appeal as promptly as possible any such Restraints that may be entered; and

         (f) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     6.8 Indemnification of Company Directors and Officers, O&D Tail Insurance, Insurance.

         (a) Parent agrees that commencing at the Effective Time and for seven
(7) years and one (1) Business Day after the Effective Time, the bylaws of the Surviving Corporation shall provide that the Surviving Corporation, shall indemnify and hold harmless and pay expenses to the present and former directors and officers of the Company, and each person who prior to the Effective Time becomes an officer or director of the Company (each an "Indemnified Person"), in respect of acts or omissions by any of them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger) to the fullest extent permissible under Applicable Law and, in any event, on terms no less favorable than the terms of the bylaws of the Company in effect immediately prior to the Effective Time (collectively, the "Indemnified Losses"). Such provisions of the Surviving Corporation's articles of incorporation and bylaws relating to the indemnification of Indemnified Persons for Indemnified Losses shall not be amended, modified, repealed or rescinded for a period of seven (7) years and one (1) Business Day after the Effective Time in any manner that would materially and adversely effect the rights of Indemnified Persons thereunder, unless such modification shall be required by Applicable Law. Without limiting the generality of the foregoing, the Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 6.8. The Parent shall cause the Surviving Corporation to honor, assume and perform the obligations of the Company in the place and stead of the Company under any and all indemnification agreements between the Company and any such Indemnified Persons in existence on the Closing Date (which agreements have been made available by the Company to the Parent).

         (b) Parent agrees that commencing at the Effective Time and for six (6) years and one (1) Business Day after the Effective Time:

                  (i) Parent shall obtain and provide at its expense, or shall cause the Surviving Corporation to obtain and provide at its expense, (and shall provide evidence to the Company that the Parent has obtained and provided or caused the Surviving Corporation to obtain or provide same on or before the Closing) officers' and directors' liability insurance or officers' and directors' liability tail insurance policies with respect to acts or omissions occurring prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger) covering each Indemnified Person on terms with respect to coverage and amount (including with respect to the payment of attorney's fees) no less favorable than those of the Company's policy in effect on the date hereof (which policies have been made available by the Company to Parent) (the "O&D Tail Insurance").

                  (ii) The rights of each Indemnified Person and his or her heirs and legal representatives under this Section 6.8 shall be in addition to any rights such Indemnified Person may have under the articles of incorporation or bylaws of the Company, any agreement providing for indemnification, or under the laws of the State of Arizona or any other Applicable Laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

         (c) Immediately upon the execution and delivery of this Agreement by the Company, the Parent and the Purchaser, the Company shall appoint AON Risk Services, Inc. as its exclusive broker to negotiate the extension, through December 31, 2003, of its director and officer liability insurance. The Company shall, using a broker of its own choosing, timely negotiate extensions, through December 31, 2003, of all of its other insurance policies due to expire on October 1, 2003.

         (d) Within ten (10) Business Days after the date of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, if necessary, obtain adequate property and casualty insurance covering each piece of real property owned or leased by the Company or any of its Subsidiaries. The Company shall give the Parent prompt notice of any insurable loss arising with respect to any real property owned or leased by the Company or any of its Subsidiaries. In the event an insurable loss occurs with respect to any real property owned or leased by the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Parent, which consent shall not be unreasonably withheld, use the proceeds of any insurance policy received as a result of or in connection with such insurable loss to rebuild or repair any property, or any structure thereon, which is the basis for such insurable loss.

     6.9 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     6.10 Certain Tax Matters.

         (a) During the period from the date hereof to the Effective Time, each of the Company and the Parent shall, and shall cause each of its Subsidiaries to: (i) timely file all Tax Returns ("Post Signing Returns") required to be filed by it and such Post Signing Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable in respect of such Post Signing Returns that are so filed, (iii) accrue a reserve in its books and records and financial statements, in accordance with past practice, for all Taxes payable by it for which no Post Signing Return is due prior to the Effective Time, and (iv) promptly notify the other parties to this Agreement of any federal or state income or franchise, or other material Tax, suit, claim, action, investigation, proceeding or audit pending against or with respect to it or any of its Subsidiaries in respect of any Tax matters (or any significant developments with respect to any ongoing Tax matters), including material Tax liabilities and material refund claims; provided, that the Merger Consideration shall not be reduced solely due to any increase in corporate tax liability resulting solely from the effect of the Parent making the 338(g) Election; provided, further, however, that the Company acknowledges that the transaction contemplated by this Agreement is taxable and will not qualify or be reported as a tax free reorganization under the Internal Revenue Code.

         (b) The Company shall make all required estimated tax payments due before the Effective Time. The total estimated income/franchise tax payments (including federal, state, local or foreign tax payments) shall reflect the total tax liability based on taxable income calculated by annualizing actual taxable income as of August 31, 2003.

         (c) The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries which are filed after the Effective Time.

     6.11 Benefit Plans and Option Plans.

         (a) Subject to Section 6.11(b) below, between the date of this Agreement and through the Effective Time, no discretionary award or grant under any benefit plan of the Company or a Company Subsidiary shall be made without the consent of Parent; nor shall the Company or a Company Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such benefit plan except as specifically required or permitted pursuant to (i) the terms of this Agreement and (ii) the terms thereof as in effect on July 23, 2003. Subject to
Section 6.11(b) below, neither the Company nor any Company Subsidiary shall make any amendment to any benefit plan or any awards thereunder, or establish any new benefit plan, without the consent of Parent, provided that the Company shall as required by Applicable Law amend or modify any benefit plan (including its 401(k) plan) to conform to legal and regulatory requirements and/or to change the administrator or provider thereunder.

         (b) Prior to the Effective Time, the Company shall, if necessary, amend the Option Plans, ESPP and RSP in order to allow and provide for acceleration of the vesting of the Eligible Options and termination of the Option Plans, ESPP and RSP, each as provided in Article III.

     6.12 Stock Exchange Listing. Parent shall use commercially reasonable efforts to have the Parent Common Stock to be issued in the Merger approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

     6.13 Affiliates; Shareholder Agreement. The Company shall use commercially reasonable efforts to obtain an executed Affiliate Letter from (i) each Person identified on Section 4.24 of the Company Disclosure Schedule hereto within thirty (30) days following the date of this Agreement and (ii) from any Person who, to the knowledge of the Company, may be deemed to have become an affiliate (as that term is used in Rule 145 under the Securities Act) of the Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. Notwithstanding the foregoing, Parent shall be entitled to place a restrictive legend, substantially in the form set forth in the Affiliate Letter, on the certificates evidencing any of the Parent Common Stock to be received by (i) any Person identified on Section
4.24 of the Company Disclosure Schedule or (ii) any Person Parent reasonably identifies in writing to the Company as being a Person who is an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, regardless whether such Person has executed an Affiliate Letter and regardless whether such Person's name appears on Section 4.24 of the Company Disclosure Schedule. In addition, the Company shall use commercially reasonable efforts to cause each of the Company's executive officers and directors to execute and deliver to the Parent a Shareholders Agreement substantially in the form annexed hereto as Exhibit C (the "Shareholders Agreement") prior to any filing made by the Parent and the Company pursuant to the HSR Act.

     6.14 Escrow Agreement. The Parties agree that at the Effective Time, the Parent and the Company shall execute and deliver to the Escrow Agent a joint instruction letter instructing the Escrow Agent to release and deliver to the Parent all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including accumulated, but unpaid, interest thereon, to the order of the Parent (the "Escrow Release Letter").

     6.15 Liquidation of Subsidiaries. Prior to the Effective Time, the
Company shall, in consultation with the Parent, use commercially reasonable efforts to cause the legal existence of each of its Subsidiaries which are shell companies or are non-operating companies and listed on Schedule 6.15 to be terminated and the assets of such Subsidiaries transferred to the Company and the liabilities of such Subsidiaries to be paid, to the extent they are due and payable, or transferred to the Company (the "Subsidiary Liquidations"); provided, that at least 15 Business Days prior to each such termination and transfer the Company shall inform the Parent in writing of the amount and nature of such assets and liabilities to be paid or transferred to the Company; and provided, further that if following receipt of such notice the Parent should notify the Company that any such Subsidiary should not be liquidated, the Company will take no action with respect to the liquidation of such Subsidiary and the transfer of its assets and liabilities to the Company.

     6.16 Certain Benefit Plans. At the Parent's option, by written notice to the Company not later than 30 days prior to the Closing Date: the Company shall initiate all actions necessary to freeze, as of the Effective Time, any Company Benefit Plan and any qualified or non-qualified defined benefit plans of the Company. On or before September 30, 2003, to the extent required by Applicable Law, the Company will prepare and file with the U.S. Internal Revenue Service an application for a determination letter with respect to the Company's defined benefit pension plan to comply with the requirements of the Tax legislation commonly known as "GUST" and "EGTRRA", and all plan amendments shall give effect to the most recent qualification letter through the date of such filing. Prior to the Closing Date, the Company shall give to the U.S. Internal Revenue Service, the Pension Benefits Guaranty Corporation, the Department of Labor, and all participants in each Company Benefit Plan, all notices of the Merger required to be given ERISA or the Code.

     6.17 Company Litigation. Subject in each case to the good faith conclusion of the Company's board of directors, in the exercise of its fiduciary duties, after considering the best interests of the Company, Applicable Law, and the advice of counsel, that a settlement of any Company Litigation is in the best interests of the Company, until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company and the Company's Subsidiaries:

         (a) shall permit the Parent to monitor, at its own expense and with separate counsel, the defense or settlement of Company Litigation brought by any Company shareholder against the Company or the board of directors of the Company relating to this Agreement or the Merger, and shall not settle any such Company Litigation, without first consulting with the Parent (if practicable) regarding the nature and terms of such settlement;

         (b) shall not settle any other Company Litigation to which it is a party without first consulting with the Parent (if practicable) regarding the nature and terms of such settlement; and

         (c) shall not settle any Company Litigation unless the payment by the Company or its Subsidiaries of any cash amount is paid prior to the Merger Consideration Calculation Time and such settlement does not impose any material restriction on the business, assets, or operations of the Surviving Corporation (as successor to the Company) following the Closing Date.

     6.18 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

     6.19 Pro Forma Financial Statements.. The Company will timely file with the SEC any Form 8-K containing any pro forma financial information required to be filed by the Company pursuant to Article 11 of Regulation S-X promulgated pursuant to the Exchange Act with respect to the consummation of the ASD Transaction and/or the sale of the Arizona Real Estate.

     6.20 Termination of Certain Company Executive Officers.. To effectuate the intent of the parties to the Agreement that all costs and expenses associated with the termination of all employment agreements with the President and Chief Executive Officer of the Company (Bradley P. Forst) and the Executive Vice President and Chief Development Officer of the Company (Joseph W. Coltman), be paid by the Company at or prior to the Closing, the board of directors of the Company and the Company shall take such actions as shall be necessary prior to the Closing and in compliance with such employment agreements and Applicable Law, and Parent hereby consents to such actions, to: (a) give notice and terminate the President and Chief Executive Officer of the Company (Bradley P. Forst) and the Executive Vice President and Chief Development Officer of the Company (Joseph W. Coltman), without cause, effective immediately following the Closing; (b) pay all salary earned or accrued through the Termination Date and all management change of control contract payments and severance payments, including any Tax gross-up amounts and excise Taxes resulting from such payments, associated with or resulting from the termination of such executive officers of the Company at Closing; and (c) notwithstanding any other provision contained in this Agreement to the contrary, any amounts described in item (b) above which remain unpaid immediately following the Closing shall constitute Company's Transaction Fees. This covenant shall not be deemed to prohibit or require the Parent and either of such executive officers from entering into any interim or permanent employment or consulting agreement with Parent or Surviving Corporation following the Closing.


                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction or, where permitted by Applicable Law, the waiver prior to the Effective Time, of each of the following conditions:

         (a) The Company's shareholders shall have approved the Merger and this Agreement in accordance with the Arizona Code and the rules and regulations of the American Stock Exchange; provided, that this Section 7.1(a) shall not constitute a condition to the obligation of the Company to consummate the Merger if the Company shall have breached Section 6.3;

         (b) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction or pursuant to any statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect prohibiting the consummation of the Merger or the transactions contemplated hereby; provided that this Subsection 7.1(b) shall not constitute a condition to the obligations of any party to this Agreement to consummate the Merger that files suit or institutes proceedings with respect to, obtains, or otherwise affirmatively seeks to obtain, directly or indirectly, or any of its respective Subsidiaries that files suit or institutes proceedings with respect to, obtains, or otherwise affirmatively seeks to obtain, directly or indirectly, any such Restraints;

         (c) The Form S-4 and any required post-effective amendment thereto shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; provided that this Subsection 7.1(c) shall not constitute a condition to the obligations of Parent or Purchaser to consummate the Merger if Parent is in breach of Section 6.3;

         (d) Any waiting period (and any extension thereof) or approval of a Governmental Authority applicable to the consummation of the Merger under the HSR Act, Non-U.S. Anti-Trust Law, or other Regulatory Law shall have terminated, expired or been obtained; provided that this Subsection 7.1(d) shall not constitute a condition to the obligations of any party to this Agreement to consummate the Merger that fails, or fails to cause any of its respective Subsidiaries, to timely make any filing with or give any notice to any Governmental Authority, or to use its commercially reasonable efforts to obtain any approval from any Governmental Authority under the HSR Act, any Non-U.S. Anti-Trust Law, or other Regulatory Law, required of such party or its Subsidiary; and

         (e) All consents, approvals and actions of, filings with, and notices to any Governmental Authority required of the Company, Parent, Purchaser or any of their respective Subsidiaries under any Regulatory Law with respect to the consummation of the Merger (other than the filing of a certificate of merger pursuant to the Arizona Code) shall have been obtained or made; provided that this Subsection 7.1(e) shall not constitute a condition to the obligations of any party to this Agreement to consummate the Merger that fails, or fails to cause any of its respective Subsidiaries, to make any filing with or give any notice to any Governmental Authority, or to use its commercially reasonable efforts to obtain any consent, approval or action by any Governmental Authority, required of such party or its Subsidiary.

     7.2 Conditions to Obligation of Parent and Purchaser to Consummate the Merger. The obligation of Parent and Purchaser to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

         (a) The representations and warranties of the Company set forth in this Agreement or any Ancillary Document shall be true and correct both when made and as of the Closing (except to the extent expressly made as of a specified date or as updated pursuant to a Company Update, in which case as of such date), except where the failure of such representations and warranties to be true, complete and correct would not, in the aggregate, result in a Company MAC;

         (b) The Company shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, except (i) where non-performance or non-compliance follows Parent's or Purchaser's breach of this Agreement, (ii) unless such failure to perform or comply would not have a Material Adverse Effect on the Company, or (iii) unless such failure to perform or comply is a matter which is the subject of a decrease in the Total Consideration pursuant to Part B of Schedule I, in which case such adjustment shall be the sole consequence of such non-performance or non-compliance and the matter shall not constitute or be deemed to be a Material Adverse Change or Material Adverse Effect;

         (c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 7.2(a) -
(b) have been satisfied;

         (d) This Agreement and the Merger shall have been approved by the holders of a majority of the shares of Company Common Stock;

         (e) Each of the executive officers and directors of the Company shall have executed and delivered to the Parent the Shareholders Agreement;

         (f) No Change in the Company Recommendation shall have occurred;

         (g) The Company shall have duly executed and delivered to the Parent the Escrow Release Letter, which release shall be effective as of the Effective Time; and

         (h) All consents of third parties required pursuant to the terms of any Company Material Contract identified on Schedule III shall have been obtained.

     7.3 Conditions to Obligation of the Company to Consummate the Merger subject to Section 3.6. Subject to Section 3.6, the obligation of the Company to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

         (a) The representations and warranties of Parent and Purchaser set forth in this Agreement or any Ancillary Document shall be true and correct both when made, and as of the Closing Date (except to the extent expressly made as of a specified date, or as updated pursuant to a Parent Update, in which case as of such date), except where the failure of such representations and warranties to be true, complete and correct would not, in the aggregate, result in a Parent MAC;

         (b) Parent and Purchaser shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed and complied with by them prior to the Effective Time, except (i) where non-performance or non-compliance follows Company's breach of this Agreement, or (ii) unless such failure to perform or comply would not have a Material Adverse Effect on the Parent;

         (c) The shares of Parent Common Stock issuable as a portion of the Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance, unless the Parent shall have irrevocably designated the Cash Consideration Percentage to be 100% (which designation is in effect at the Closing Date or the Effective Time);

         (d) Parent shall have provided evidence to the Company in a form reasonably acceptable to the Company that the Parent has obtained the O&D Tail Insurance; and

         (e) The Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 7.3(a) through
Section 7.3(d) have been satisfied.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the Company Shareholder Approval has been obtained, by the mutual consent of Parent and the Company.

     8.2 Termination by Either Parent or Company. This Agreement may be terminated by the Parent or the Company and the Merger abandoned at any time prior to the Effective Time as follows:

         (a) whether or not the Company Shareholder Approval has been obtained, if the Effective Time shall not have occurred on or prior to December 31, 2003 (the "Deadline Date"), provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have principally caused, or resulted in, the failure of the Merger to be consummated on or prior to such date;

         (b) whether or not the Company Shareholder Approval has been obtained, if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any party whose actions, or failure to act, principally caused, or resulted in, directly or indirectly, the Governmental Authority issuing a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

         (c) if the Shareholders Meeting has been held and the Company Shareholder Approval shall not have been obtained; or

         (d) if, prior to the receipt of Company Shareholder Approval, (x) a Change in the Company Recommendation shall have occurred or (y), the board of directors of the Company, has publicly announced or has provided written notice to the Parent that the Company's board of directors has approved a binding agreement for a Superior Transaction; provided, that the Company may not terminate this Agreement and abandon the Merger pursuant to this Section 8.2(d) unless:

                  (i) the Company shall have complied with Section 6.1 and
         Section 6.3 in all respects; and

                  (ii) the Company shall have (1) notified the Parent in writing, at least two (2) Business Days prior to the vote of the Company's board of directors to approve a Change in the Company Recommendation or a Superior Transaction, of the Company's receipt of a proposal for such Superior Transaction, and that the Company intends to make a Change in the Company Recommendation or enter into a binding written agreement with respect to such Superior Transaction subject to
         Section 8.2(d)(iii) below and (2) provided to the Parent, together with the notice set forth in the immediately preceding clause, a copy of the current written version of such Superior Transaction (or if there is no written version, a summary of all material terms and conditions of such Superior Transaction), subject to any related confidentiality agreement existing on the date hereof that, in the opinion of counsel to the Company, is binding on the Company and precludes such disclosure; and

                  (iii) the Parent does not make, within two (2) Business Days after receipt of the Company's written notice pursuant to Section 8.2(d)(ii) above, an offer that the board of directors of the Company shall have concluded in good faith (following consultation with its financial advisors and outside legal counsel) is at least as favorable, considering all relevant terms, to the Company shareholders as such Superior Transaction; and

                  (iv) the Company shall, contemporaneously with making such Change in the Company Recommendation or entering into such Superior Transaction, terminate this Agreement by delivery of notice of such termination to Parent, (x) concurrently pay to Parent such amounts and take such actions as specified in Sections 8.7(a)(i) and 8.7(a)(ii), and (y) shall deliver to the Parent a written undertaking to pay the amount specified in Sections 8.7(a)(iii) as required by and pursuant to the terms of Sections 8.7(a)(iii) upon the consummation of such Superior Transaction.

     8.3 Termination by the Company. Subject to Section 3.6 above, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the Company's board of directors, whether or not the Company Shareholder Approval has been obtained, upon a failure to satisfy any of the conditions set forth in Sections 7.3(a) or 7.3(b) (a "Terminating Parent Breach"); provided that, if such Terminating Parent Breach is curable by Parent or Purchaser through the exercise of commercially reasonable efforts within thirty (30) days following notice of such Terminating Parent Breach, for so long as Parent or Purchaser continues to exercise such commercially reasonable efforts, and such Terminating Parent Breach is cured within such thirty (30) day period, the Company may not terminate this Agreement under this Section 8.3 within such thirty (30) day period; and provided further that the preceding proviso shall not in any event be deemed to extend the Deadline Date; or upon the occurrence of any other Material Adverse Change with respect to the Parent.

     8.4 Termination by Parent. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by action of the board of directors of Parent, on behalf of Parent and Purchaser, whether or not the Company Shareholder Approval has been obtained:

                  (a) upon a failure to satisfy any of the conditions set forth in Sections 7.2(a) or 7.2(b) (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by Company through the exercise of commercially reasonable efforts within thirty (30) days following notice of such Terminating Company Breach, for so long as Company continues to exercise such commercially reasonable efforts, the Parent may not terminate this Agreement under this Section 8.4 within such thirty (30) day period; and provided further that the preceding proviso shall not (i) in any event be deemed to extend the Deadline Date, or (ii) be operative in the case of a Change in the Company Recommendation or a breach which results in a termination pursuant to Section
6.1 or 8.2(d) or a Company MAC; or

         (b) if an Alternative Transaction shall have been announced or otherwise become publicly known as a result of any action or inaction of the Company, and the board of directors of Company shall have (A) failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of an Alternative Transaction involving a tender offer or exchange offer), (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within five (5) Business Days after Parent requests in writing that such recommendation be reconfirmed or (C) determined that such Alternative Transaction was a Superior Transaction and takes any of the actions allowed by clause (ii) of
Section 6.1(a), or the board of directors of Company resolves to take any of the actions described above.

         (c) Upon the occurrence of any other Material Adverse Change with respect to the Company.

     8.5 Right to Terminate. The right of any party to terminate this Agreement and abandon the Merger pursuant to this Article VIII shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their Representatives, whether before or after the date of this Agreement; provided, that if the Company can demonstrate that the Parent or Purchaser had knowledge (as defined in Section
1.1 but without any obligation to conduct due inquiry) as of the date hereof of any event, fact, or condition which would otherwise give rise to the right to terminate this Agreement, the Parent may not terminate this Agreement as a result of such breach of such representation, warranty, covenant, or agreement made by the Company, or the Company's failure to satisfy such condition to the obligation of Parent and the Purchaser to consummate the Merger set forth in
Section 7.2 arising out of such event, fact, or condition; provided that any such breach or failure to satisfy such condition, when aggregated together with any other breach of any representation, warranty, covenant or agreement, or failure to satisfy a condition, may otherwise constitute a Company MAC.

     8.6 Effect of Termination and Abandonment; Termination Fee. In the event of the termination of this Agreement pursuant to Article VIII, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates or Representatives, except for the obligation of the Company to make the payments set forth in Section 8.7 under the circumstances described in such Section and the rights of the parties to receive the amounts held in escrow pursuant to the Escrow Agreement. Notwithstanding the foregoing, or any other provision of this Agreement (but subject to Sections 8.7(a), (b), (d) and (f)), nothing herein shall relieve the Company, Parent or Purchaser from liability for any prior material breach hereof.

     8.7 Termination Fees and Expenses.

         (a) If (x) the Company shall have entered into a binding agreement for a Superior Transaction as a result of an Unsolicited Offer and either Parent or the Company shall have elected to terminate this Agreement pursuant to Section 8.2(d) or (y) there shall have occurred a Change the Company Recommendation, then:

                  (i) in accordance with Section 8.2(d)(iv), the Company shall promptly pay to Parent the Parent Transaction Expenses;

                  (ii) in accordance with Section 8.2(d)(iv), the Company shall promptly instruct the Escrow Agent to release and pay to the Parent all amounts held by the Escrow Agent pursuant to the Escrow Agreement; and

                  (iii) if (x) in the event of a Superior Transaction, such Superior Transaction is consummated within one (1) year after the date the Company shall have approved such Superior Transaction or (y) any Alternative Transaction is consummated within 180 days, after the date of termination of this Agreement following a Change in the Company Recommendation, the Company shall pay to Parent, simultaneously with the consummation of such Superior Transaction, or Alternative Transaction, as the case may be, an amount equal to US$5,000,000, less the amount of any Parent Transaction Expenses previously paid to Parent.

         (b) If as a result of the Company's violation of Section 6.1(a), Parent shall have elected to terminate this Agreement pursuant to Section 8.4, then:

                  (i) the Company shall promptly pay to the Parent US$1,500,000;

                  (ii) the Company shall promptly instruct the Escrow Agent to release and pay to the Parent all amounts held by the Escrow Agent pursuant to the Escrow Agreement; and

                  (iii) if an Alternative Transaction is consummated by the Company within one (1) year after such termination, the Company shall pay to Parent, simultaneously with the consummation of such Alternative Transaction, an additional US$3,500,000.

                  (iv) For avoidance of doubt, under the circumstances described in Section 8.7(b), no Parent Transaction Expenses shall be due and payable by the Company to the Parent.

         (c) In the event this Agreement is terminated upon (i) mutual agreement of the Company and the Parent, (ii) a material breach of the Agreement by the Company, (iii) the failure to obtain any approval of a Governmental Authority required to consummate the Merger, or (iv) failure of the Company to satisfy a material condition to the Parent's obligation to consummate the Merger that has not been waived in writing by the Parent or excused pursuant to the terms of this Agreement, the Company shall promptly instruct the Escrow Agent to release and pay to the Parent all amounts held by the Escrow Agent pursuant to the Escrow Agreement.

         (d) Notwithstanding anything herein to the contrary, the aggregate amount to be paid by the Company to Parent pursuant to this Section 8.7 shall not exceed US$5,000,000 under any circumstances. For the avoidance of doubt, payment of any monies by the Company pursuant to this Section 8.7 shall be in addition to the release to the Parent of all moneys held by the Escrow Agent pursuant to the Escrow Agreement, and none of the amounts paid by the Company pursuant to this Section 8.7 or the monies held by the Escrow Agent pursuant to the Escrow Agreement shall be set-off or deducted from each other. For avoidance of doubt, the fees and expenses payable pursuant to Sections 8.7(a) and 8.7(b) are not cumulative, but are alternative remedies, and constitute liquidated damages.

         (e) Any monies to be paid by the Company pursuant to this Section 8.7 shall be paid by wire transfer of same day funds to an account designated by Parent.

         (f) The agreements contained in Section 8.2(d) and Section 8.7 are an integral part of the transactions contemplated hereby, do not constitute a penalty, and constitute liquidated damages and constitute the sole remedy of the Parent and the Purchaser with respect to a termination of this Agreement and/or abandonment of the Merger under the circumstances described in Section 8.2(d). In the event of any dispute between the Company and Parent as to whether any monies are due and payable pursuant to Section 8.2(d) or Section 8.7, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) incurred in connection with any action, including the filing of any lawsuit or other legal action relating to such dispute. Interest, calculated at the publicly announced prime rate of the Bank of America, N.A., shall be paid on the amount of any unpaid monies required to be paid by the Company pursuant to this
Section 8.7, calculated from the date such monies were required to be paid.

     8.8 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Nonsurvival of Representations and Warranties. The representations and warranties in this Agreement, and in any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article VIII, as the case may be. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Notwithstanding anything else contained herein, Section 6.3(b), Section 8.2(d)(iv), Section 8.7 and Article IX shall survive termination of this Agreement.

     9.2 Notices. All notices, requests, claims, demands, or other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by a nationally recognized overnight courier services, or sent by facsimile (with proof of sending), to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         If to Parent or Purchaser:

         Armor Holdings, Inc.
         1400 Marsh Landing Parkway
         Jacksonville, FL 32250
         Attn:  Chief Executive Officer
         Facsimile:  (904) 741-5400

         With a copy to:

         Kane Kessler, P.C.
         1350 Avenue of the Americas
         New York, New York 10019
         Attn:  Robert L. Lawrence, Esq.
         Facsimile:  212-245-3009

         If to the Company:

         Simula, Inc.
         7822 South 46th Street
         Phoenix, AZ 85004
         Attention:  Chief Executive Officer
         Fax:  (602) 631-9005
         with a copy to:

         Bryan Cave LLP
         Two North Central Avenue, Suite 2200
         Phoenix, Arizona 85004-4406
         Attention:  Frank M. Placenti, Esq.
         Fax:  (602) 364-7070

     9.3 Assignment; Binding Effect; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Parent or Purchaser (or both) may assign its rights hereunder to a wholly-owned Subsidiary of Parent; and, provided further that nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, or their respective heirs, successors, executors, administrators and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.4 Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Parent - Company Confidentiality Agreement, the Escrow Agreement, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, warranties, agreements and understandings among the parties, both written and oral, with respect thereto, including but not limited to the Letter of Intent between the Parent and the Company, dated July 23, 2003; provided, that if there is any conflict between the Parent - Company Confidentiality Agreement and this Agreement, this Agreement shall prevail.

     9.5 Governing Law. THIS AGREEMENT HAS BEEN ENTERED INTO AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

     9.6 Jurisdiction and Venue. THIS AGREEMENT SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS SITTING IN NEW YORK COUNTY, NEW YORK. THE PARTIES TO THIS AGREEMENT AGREE THAT ANY BREACH OF ANY TERM OR CONDITION OF THIS AGREEMENT SHALL BE DEEMED TO BE A BREACH OCCURRING IN THE STATE OF NEW YORK BY VIRTUE OF A FAILURE TO PERFORM AN ACT REQUIRED TO BE PERFORMED IN THE STATE OF NEW YORK AND IRREVOCABLY AND EXPRESSLY AGREE TO SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR COURTS OF THE STATE OF NEW YORK FOR THE PURPOSE OF RESOLVING ANY DISPUTES AMONG THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING

OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT HEREOF BROUGHT IN NEW YORK COUNTY, NEW YORK, AND FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN NEW YORK COUNTY, NEW YORK HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO AGREE TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED UNITED STATES MAIL, POSTAGE PREPAID, ADDRESSED TO THE PARTY IN QUESTION.

     9.7 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     9.8 Fee and Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     9.9 Headings; Interpretation. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     9.10 Amendment; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Except as otherwise provided herein, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver, by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.11 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of this Agreement relating to a time period or scope of activities is declared by a court of competent jurisdiction to exceed the maximum permissible time period or scope of activities, as the case may be, the time period or scope of activities shall be reduced to the maximum which such court deems enforceable.

     9.12 Parent Actions. The Company hereby acknowledges that from and after the date of this Agreement, Parent or any of its Subsidiaries may take actions involving (i) a merger, reorganization, share exchange, spin-off, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries, (ii) any purchase or sale of the consolidated assets of a Person or any division or unit thereof by Parent or any of its Subsidiaries, (iii) any purchase or sale of, or tender or exchange offer for, equity securities of any Person by Parent or any of its Subsidiaries, (iv) the acquisition of any equity securities of any Person by Parent or any of its Subsidiaries or (v) any financings by the Parent or any of its Subsidiaries.

     9.13 Remedies. Except under or with respect to any circumstance, condition or event which results in an obligation of the Company to make the payments set forth in Section 8.7 (in which case, such obligation of the Company shall be the Parent's and the Purchaser's sole, exclusive and liquidated remedy under and with respect to this Agreement, the Merger, or otherwise, whether at law or in equity): (a) any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy, (b) the parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (c) the parties further agree they shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this remedy being in addition to any other remedy to which the parties are entitled at law or in equity.

     9.14 Execution. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

     9.15 Date for Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

     9.16 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.









                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                             Armor Holdings, Inc.


                                         By: /s/ Robert R. Schiller
                                             -----------------------------------
                                             Robert R. Schiller
                                             Chief Operating Officer and Chief
                                             Financial Officer



                                         AHI Bulletproof Acquisition Corp.


                                         By: /s/ Robert R. Schiller
                                             -----------------------------------
                                             Robert R. Schiller
                                             President



                                         Simula, Inc.


                                         By: /s/ Bradley P. Forst
                                             -----------------------------------
                                             Bradley P. Forst
                                             President and Chief Executive
                                             Officer

                                    EXHIBIT A
                            FORM OF AFFILIATE LETTER

                                                        _____________ ___, 20___


Ladies and Gentlemen:

         The undersigned, a holder of shares of common stock, par value US$0.01 per share ("Company Common Stock"), of Simula, Inc., an Arizona corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission that the undersigned is, in fact, an affiliate of the Company.

         Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 29, 2003, among Armor Holdings, Inc., a Delaware corporation ("Parent"), AHI Bulletproof Acquisition Corp., an Arizona corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and the Company, Purchaser will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive common stock, par value US$0.01 per share ("Parent Common Stock"), of Parent.

         If, in fact, the undersigned were an affiliate of the Company under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

         The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

         In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided that such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

         Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

         The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

         There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

         "The shares represented by this certificate were issued, in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act."

         It is understood and agreed that certificates with the legend set forth above will be substituted by delivery of certificates without such legends if
(i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available or (iii) Parent has received either a written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

         The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

Very truly yours,

                                                                         Annex I
                                                                    To Exhibit A


                                                        _____________ ___, 20___


Ladies and Gentlemen:

         On ___________ ___, 20___, the undersigned sold the securities of Armor Holdings, Inc., a Delaware corporation ("Parent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of AHI Bulletproof Acquisition Corp., an Arizona corporation and a wholly-owned Subsidiary of Parent, with and into Simula, Inc., an Arizona corporation.

         Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.


                                               Very truly yours,



{Space to be provided for description of the Securities}

                                   SCHEDULE I
                         TOTAL CONSIDERATION ADJUSTMENTS

PART A. INCREASE IN TOTAL CONSIDERATION: The Total Consideration shall be increased pursuant to Section 3.3(a) by the aggregate amount of the following (in the case of each of the following categories of amounts by which the Total Consideration shall be increased, without duplication of any amounts otherwise described by any of the other following categories of amounts by which the Total Consideration shall be increased):

         (i) The amount of any prepaid insurance premiums (other than with respect to the O&D Tail Insurance) as of the Merger Consideration Calculation Time which the applicable insurers agree in writing will be rebated in cash to the Parent or the Purchaser for any period following the Effective Time.

         (ii) The amount of any insurance receivables payable to the Company or any of its Subsidiaries with respect to any claims by the Company or any of its Subsidiaries under any of their business interruption insurance policies which claims are outstanding as of the Merger Consideration Calculation Time, provided that the applicable insurer for such claims has confirmed in writing the amount and payment to the Company or its Subsidiaries, without reservation of rights.

         (iii) The aggregate amount of all accounts receivable of the Company or any of its Subsidiaries where the payor is a Governmental Authority or in the sole judgment of the Parent is a credit worthy prime contractor or subcontractor which are more than thirty (30) days past due as of the Merger Consideration Calculation Time and which the Parent has determined in its sole discretion will be paid following the Merger Consideration Calculation Time pursuant to a written statement received from such payor that the applicable account receivable will be paid in full, without reservation of rights, after the Merger Consideration Calculation Time.

         (iv) The amount of any insurance receivables payable to the Company or any of its Subsidiaries with respect to any claims of the Company or any of its Subsidiaries under any policies of property and casualty insurance (other than business interruption or directors and officers liability insurance policies) which claims are outstanding as of the Merger Consideration Calculation Time to the extent the Company or any of its Subsidiaries have previously paid funds to repair or replace any of their tangible assets or to make payments to any third parties with respect to such loss, provided that (a) the applicable insurer for such claims has confirmed in writing the amount and payment to be paid to the Company or its Subsidiaries, without reservation of rights, following the Merger Consideration Calculation Time, and (b) such expenditures by the Company or its Subsidiaries have been made in compliance with the terms of this Agreement.

PART B. DECREASE IN TOTAL CONSIDERATION: The Total Consideration shall be reduced pursuant to Section 3.3(a) by the aggregate amount of the following (in the case of each of the following categories of reduction amounts, without duplication of any Closing Date Payments or amounts otherwise described by any of the other following categories of reduction amounts):

         (i) An amount equal to the result of (x) US$1,100,000 (if the last day of the month preceding the Merger Consideration Calculation Time occurs before November 30, 2003, but if the last day of the month preceding the Merger Consideration Calculation Time occurs on or after November 30, 2003, then US$1,375,000) minus (y) the aggregate amount of all capital expenditures and "bid and proposal" expenditures actually paid by the Company and/or any of its Subsidiaries during the period beginning on July 1, 2003 and ending on the last day of the month preceding the Merger Consideration Calculation Time.

         (ii) The amount of the Omitted Restructuring Changes (as defined in the letter agreement between the Parent and the Company, dated of even date herewith);

         (iii) The aggregate amount of any license or other fees or payments payable to the Company pursuant to any new or extended license entered into by the Company or any of its Subsidiaries following the date of this Agreement, including but not limited to any extension of the license rights regarding the Intercast Europe, S.P.A. helmet visor for the territory outside Europe and the United States to the extent such fees or payments are received by the Company or any of its Subsidiaries following the date of this Agreement and prior to the Merger Consideration Calculation Time.

         (iv) The amount of the accounts payable overage, if such accounts payable overage is a positive number, calculated as follows:

                           The product of (ADO - 45) multiplied by ADC, where

                           ADO (Average Days Outstanding) means, with respect to aggregate accounts payable of the Company or any of its Subsidiaries which are outstanding as of the last day of the calendar month end immediately preceding the month in which the Merger Consideration Calculation Time occurs, the quotient of (a) the accounts payable from the most recent month end prior to the month in which the Merger Consideration Calculation Time occurs divided by (b) the ADC, with such result rounded up or down to the nearest whole number.

                           ADC (Average Daily Cost) shall equal the sum of the costs of goods sold (excluding depreciation) and selling, general and administrative expenses for the most recent three calendar months prior to the Merger Consideration Calculation Time and divided by ninety
                           (90) days, rounded up or down to the nearest whole number.

         (v) The amount of the original invoice of any Company account or trade receivable outstanding at any time between the date hereof and the Merger Consideration Calculation Time that is collected through the Merger Consideration Calculation Time as a result of
               (a) a demand for the acceleration of payment thereof by the

                 Company when such invoice is not in default, or (b) an acceptance of an accelerated payment of less than the amount of the original invoice therefor as a result of a discount granted by the Company, in either case not in the ordinary course of business consistent with past practice.

         (vi) An amount equal to the result of (x) US$3,150,000 minus (y) the aggregate value of the customary and usable commercial inventory, net of any slow moving or obsolete inventory provision, of the Company and its Subsidiaries determined and valued as of last day of the month preceding the Merger Consideration Calculation Time in accordance with GAAP applied in a manner consistent with the Company's past practice, but only if such result is greater than US$1.00.

         (vii) The amount of any due but unpaid Tax liabilities (including due but unpaid estimated Tax payments, but excluding the amount of any Alternative Minimum Tax arising as a result of the consummation of the Merger and except for any VAT liabilities relating to ASD, ASD UK, or the ASD Transaction) of the Company or any of its Subsidiaries which were due to be paid prior to the Merger Consideration Calculation Time.

         (viii)  The amount of any due but unpaid insurance premiums other than
                 (x) the premiums with respect to the O&D Tail Insurance, (y) any premiums which are financed and constitute Funded Indebtedness, and (z) customary accruals for employee health insurance benefits premiums, including for long term disability, vision, dental, group health, workers compensation and supplemental life which are outstanding at the Merger Consideration Calculation Time.

         (ix) The net proceeds received by the Company or its Subsidiaries prior to the Merger Consideration Calculation Time from any sale of the outstanding capital stock or assets having an aggregate value in excess of US$10,000 of the International Center for Safety Education.

         (x) The amount of any insurance proceeds received by the Company or any of its Subsidiaries, including any payments thereof to holders of Funded Indebtedness for the benefit of the Company or its Subsidiaries, with respect to any claims by the Company or any of its Subsidiaries under any of their property and casualty insurance policies (but not business interruption insurance proceeds) between the date of this Agreement and the Merger Consideration Calculation Time, which are not used by the Company or its Subsidiaries to repair or replace any of their tangible assets or to make payments to any third parties with respect to a loss relating to such insurance proceeds prior to the Merger Consideration Calculation Time; provided that such expenditures by the Company have been made in compliance with this Agreement.

                                                                         ANNEX B


                              STOCKHOLDER AGREEMENT



         This STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of ___________ ___, 2003 between Armor Holdings, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Simula, Inc., an Arizona corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                    RECITALS

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of _________ ___, 2003 by and among Parent, Simula Acquisition Corp., an Arizona corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company (such agreement as it may be amended is hereinafter referred to as the "Merger Agreement"). Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger"), in which each outstanding share of capital stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Parent (the "Parent Shares") on the terms set forth in the Merger Agreement (the "Transaction");

         WHEREAS, in order to induce Parent to enter into the Merger Agreement and consummate the Transaction, Company has agreed to use its reasonable best efforts to cause the officers, directors, and largest stockholder of Company to execute and deliver to Parent a Stockholder Agreement upon the terms set forth herein; and

         WHEREAS, Stockholder is or may become the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of capital stock of Company (the "Shares").

         NOW, THEREFORE, the parties agree as follows:

         1. Transfer and Encumbrance. Stockholder is the beneficial owner of ___ Shares. The Shares constitute the only shares of capital stock and voting securities of Company beneficially owned by Stockholder. To Stockholder's knowledge, the Shares are, and will be at all times up until the Effective Time, free and clear of any liens, claims, options, charges or other encumbrances, except as disclosed on the signature page hereto. Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

         2. New Shares. Stockholder agrees that any additional shares of capital stock or voting securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Effective Time ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

         3. Agreement to Vote Shares. Prior to the Effective Time, and unless and until there has been a Change in the Company Recommendation in accordance with the Merger Agreement, at every meeting of the stockholders of Company at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval and adoption of the Merger Agreement and of the Transaction.

         4. Irrevocable Proxy. Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Exhibit I (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Stockholder is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting). In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares until after the Effective Time.

         5. Representations, Warranties and Covenants of Stockholders. Stockholder hereby represents, warrants and covenants to Parent as follows:

            (a) Stockholder has full power and legal capacity to execute and deliver this Agreement and the Proxy to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. To Stockholder's knowledge, the execution and delivery of this Agreement and the Proxy by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

            (b) Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

         6. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, reasonably necessary and desirable, to carry out the purpose and intent of this Agreement.

         7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Effective Time.

         8. Miscellaneous.

         8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of the Company and not in any other capacity with the Company, if any, only with respect to the specific matters set forth herein.

         8.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

         8.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

         8.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

         (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

         (b) if to Parent, to:

         Armor Holdings, Inc.
         1400 Marsh Landing Parkway
         Jacksonville, FL  32250
         Attn: Chief Executive Officer
         Facsimile: (904) 741-5400

              With a copy to:

         Kane Kessler, P.C.
         1350 Avenue of the Americas
         New York, New York 10019
         Attn: Robert L. Lawrence, Esq.
         Facsimile: 212-245-3009


         or to such other address as any party hereto may designate for itself by notice given as herein provided.

         9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Arizona without giving effect to the principles of conflicts of law thereof.

         9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

         9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed as of the date first above written.

Armor Holdings, Inc.                       STOCKHOLDER

By:__________________________________      _____________________________________

Name:_______________________________

Title:________________________________     _____________________________________
                                           (Signature of Spouse)

                                           -------------------------------------
                                           (Print Name of Stockholder)


                                           -------------------------------------
                                           (Print Street Address)


                                           -------------------------------------
                                           (Print City, State and Zip)


                                           -------------------------------------
                                           (Print Telephone Number)


                                           -------------------------------------
                                           (Social Security or Tax I.D. Number)

               SCHEDULE OF LIENS, CLAIMS, OPTIONS AND ENCUMBRANCES
                   TO THE SHARES PURSUANT TO SECTION 1 HEREOF:

                                                                         ANNEX C

                      [Relational Advisors LLC Letterhead]

                                 August 29, 2003


The Board of Directors
Simula, Inc.
7822 South 46th Street
Phoenix, AZ  85044



Gentlemen:

         You have asked us to advise you with respect to the fairness from a financial point of view, as of the date hereof, of the Consideration (as herein defined) to be paid by Armor Holdings, Inc. (the "Acquirer") to the common shareholders ("Shareholders") of Simula, Inc. (the "Company"), pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 29, 2003, among the Acquirer, AHI Bulletproof Acquisition Corp., a wholly-owned subsidiary of Acquirer and the Company. The Merger Agreement provides for, among other things, the acquisition by the Acquirer of all of the outstanding shares of common stock, $0.01 par value per share (the "Shares"), of the Company in a transaction that specifies a total enterprise value of $110,500,000 for the Company which will provide consideration to the Shareholders having an estimated value of $3.00 per share (after deduction for funded indebtedness and transaction costs and expenses), in cash and/or stock of the Acquirer (the "Consideration"), subject to certain terms and conditions, including purchase price adjustments, more fully described in the Merger Agreement (the "Merger"). We are acting as non-exclusive financial advisor to the Company's Board of Directors in connection with the Merger (although in so acting, we are not entering into an agency or other fiduciary relationship with the Company, its Board or stockholders or any other person) and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Except as otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Merger Agreement.

         In connection with our opinion, we have, among other things: (i) reviewed certain publicly available information and internal financial and other data with respect to the Company, including the financial statements for the recent years (the last audited Company financial statements provided to Relational Advisors LLC were as of December 31, 2002 and the last unaudited financial statements were as of July 31, 2003) and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed certain publicly available information and internal financial and other data with respect to the Acquirer, including the financial statements for the recent years (the last audited Acquirer financial statements provided to Relational Advisors LLC were as of December 31, 2002 and the last unaudited financial statements were as of June 30, 2003) and certain other relevant financial and operating data relating to the Acquirer made available to us from published sources and from the internal records of the Acquirer; (iii) reviewed the financial terms and conditions of the Merger Agreement dated August 29, 2003;
(iv) reviewed certain publicly available information concerning the trading of, and the trading market for, the Shares; (v) reviewed certain publicly available information concerning the trading of, and the trading market for the Acquirer's common stock; (vi) reviewed and discussed with the Company's management the background, history and terms of the transaction; (vii) compared the Company and Acquirer from a financial point of view with certain other companies that we deemed to be relevant; (viii) considered the publicly available financial terms, as they relate to the Company, of selected recent business combinations of companies that we deemed to be comparable, in whole or in part, to the Merger;
(ix) discussed with the Company's management the prospects for, and business challenges facing, the Company absent the Merger; (x) reviewed and discussed with representatives of the Company's management certain information of a business and financial nature regarding the Company furnished to us by them, including management's financial forecasts and related assumptions of the Company and any benefits and challenges expected to result from the Merger; (xi) made inquiries regarding, and discussed, the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and (xii) performed such other analyses and examinations and considered such other information as we deemed appropriate.

         In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its accuracy and completeness in all material respects. With respect to the financial forecasts provided to us by representatives of the Company's management, (i) management has advised us that the forecasts provided to us accurately reflect the good faith judgment of management; and (ii) upon their advice and with the Board of Directors' consent we have assumed for purposes of our opinion that (a) the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management at the time and through the date hereof as to the future financial performance of the Company, and (b) that such projections provide a reasonable basis upon which we can form our opinion. With respect to the Consideration payable to Shareholders, we have assumed the Company's actual indebtedness and transaction costs and expenses at the closing will be the same as the estimates of those amounts that were previously provided to us by the Company's management. In rendering our opinion, we express no view as to the reasonableness of the forecasts provided to us by the Company's management or the assumptions on which such forecasts are based. The management of the Company has advised us and we have assumed that they are not aware of any facts or circumstances that would make the information reviewed by us inaccurate or misleading. We have relied on advice of the Company's counsel and the independent accountants to the Company as to all legal, financial and tax reporting matters with respect to the Company, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations including any applicable foreign laws. In addition, we have not been requested to make, and have not assumed responsibility for making, an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. At the instruction of the Company's Board of Directors, we approached third parties to solicit indications of interest in acquiring the Company as well as other possible strategic alternatives, and we had discussions with a number of parties expressing interest in an acquisition of the Company. Finally, our opinion is based on economic, monetary, currency exchange, financial markets and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we do not assume any obligation to update, revise or reaffirm this opinion.

         We have further assumed with your consent that the representations and warranties of each party in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by such party under the Merger Agreement, and that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

         Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Consideration to be received by the Shareholders pursuant to the Merger Agreement is fair to such holders from a financial point of view.

         This opinion is directed to the Board of Directors for use in connection with its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or otherwise. Further, this opinion addresses only the financial fairness of the Consideration to be received by the Shareholders as of the date hereof, and it does not address any other aspect of the Merger including, without limitation, the relative merits of the Merger, any alternatives to the

Merger or the Company's underlying business decision to proceed with or effect the Merger, including the benefits to be obtained from ongoing independent operations. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent provided that this opinion may be reprinted in full in the Company's proxy statement with respect to the Merger.


                                       Respectfully,



                                       RELATIONAL ADVISORS LLC

                                                                         ANNEX D
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM 10-K

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002          COMMISSION FILE NO. 1-12410

                               -----------------

                                  SIMULA, INC.
             (Exact name of Registrant as specified in its charter)


        ARIZONA                                          86-0320129
(State of Incorporation)                    (I.R.S. Employer Identification No.)


   2625 SOUTH PLAZA DRIVE, SUITE 100
          TEMPE, ARIZONA                                               85282
(Address of principal executive offices)                             (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (602) 631-4005

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


                                                        NAME OF EACH EXCHANGE
     TITLE OF EACH CLASS                                 ON WHICH REGISTERED
     -------------------                                 -------------------
Common Stock, par value $.01 per share                 American Stock Exchange
8% Senior Subordinated Convertible Notes Due 2004      American Stock Exchange

        SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: None

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]  No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in the definitive Proxy incorporated by reference in Part III of this Form 10-K [X]

     Indicate by checkmark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act.

Yes  [ ]         No [x]

     The aggregate market value of the Common Stock (based on the closing price as quoted on the American Stock Exchange on June 28, 2002) excluding all shares held by executive officers, directors and non-institutional holders of five percent or more of the voting power of the Registrant was $29,695,119. As of April 9, 2003, the number of shares of Common Stock outstanding was 13,014,071.

                      DOCUMENTS INCORPORATED BY REFERENCE:

     Certain exhibits are incorporated in Item 15 of this report by reference to other reports and registration statements of the Registrant which have been filed with the Securities and Exchange Commission. Exhibit index is at page 31.

================================================================================

                                     PART I

ITEM 1.  BUSINESS

         The matters discussed in this report on Form 10-K may include estimates or forward-looking statements that describe matters that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. See "Item 7. Management's Discussion and Analysis and Financial Condition and Results of Operations - Forward Looking Information and Risks and Uncertainties in our Business."

         References to "we," "our," or "us" refer to Simula, Inc. and all entities owned or controlled by Simula, Inc.

THE COMPANY

         Simula is a world-recognized safety technology company and supplier of human safety and survival systems. We provide high-technology products and services to all branches of the United States military, major aerospace and defense prime contractors, international military forces, and consumer markets. We have served the defense industry for almost 30 years. We are a provider of military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel, safety systems and devices utilized in the automotive industry, and other technologies used to protect humans in a variety of life-threatening or catastrophic situations.

         Our products are deployed on a wide range of high-profile military platforms such as the AH-64 Apache and the UH-60 Black Hawk helicopters, the C-17 Globemaster III Transport Aircraft, the M1117 Guardian Armored Security Vehicle, the M998 High Mobility Multipurpose Wheeled Vehicle ("HMMWV") and body-worn equipment for personal protection of the United States Army, Marine Corps, and Air Force Special Operations Forces. Primary Aerospace and Defense customers include Boeing, Sikorsky, Bell Helicopter, Oshkosh Truck, General Motors, the U.S. Military Services, and the U.S. Coast Guard. We also provide products to prominent automakers such as BMW and Ford Range Rover.

         A key part of our strategy has been to develop state-of-the-art safety solutions for aerospace and defense applications and to migrate that technology to commercial markets. These defense-related development programs have frequently been funded by the U.S. Government under circumstances where we retain commercial and patent rights. As a result of our extensive background in human safety, we are in a position to understand our customers' needs and are able to achieve innovative solutions in our laboratories and test facilities. Simula's success is largely due to our commitment to this strategy. The vast majority of our revenue today comes from products created through our innovation.

         We operate in two primary business segments, as discussed in the footnotes to our financial statements. The Aerospace and Defense segment includes technology development and manufacturing operations for military aircraft seating, armor, and crew safety systems sold principally for branches of the United States armed forces and foreign armed forces. The Commercial Products segment includes technology development, products and safety systems for automobiles and trucks. All other activity, included in Other, represents technology sales and royalties and general corporate operations, including unallocated interest.

         In the fourth quarter 2002, the Board of Directors and the executive management announced that Simula was exploring all strategic options including sale or merger of the Company. See "Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition - Our Balance Sheet and Strategic Alternatives".

MARKET AREAS

         We develop, manufacture, license, and sell products and technologies for a number of different applications for both military and commercial customers. We align these applications with our customers' needs in the following markets:

         o  Aviation Safety Systems
         o  Land and Marine Safety Systems
         o  Military Personnel Safety Systems
         o  Automotive Safety Systems

         o  Technology Development and Licensing

Aviation Safety Systems

         Our core capabilities and technologies in the aircraft safety market include protective seating, inflatable restraints, and armor.

         We have been a major supplier of crash-resistant, energy-absorbing seating systems for military helicopters and other military aircraft to various branches of the United States military and their prime defense contractors, and foreign customers for over 25 years. We currently supply approximately 75% of the new and replacement crew seating systems for U.S. military helicopters. The seating systems focus on reducing injury and increasing survivability in aircraft crashes. These crash-resistant seating systems contain proprietary energy-absorbing devices that activate upon impact to absorb shock that otherwise would be absorbed by the seat occupant and restrain the body through the high force levels experienced in a crash.

         As an outgrowth of our military aircraft seating systems, we have developed an expertise in high performance, lightweight armor systems. Typically, crew armor on aircraft is located on, or adjacent to, the crewmember seat to minimize weight. Thus, many of our seating systems incorporate our advanced armor systems.

         As a result of our crash-resistant, energy-absorbing technologies, coupled with our high-strength, lightweight armor capability, we are the leading provider of energy-absorbing helicopter seats purchased by the United States and foreign militaries. We are the sole supplier of crew seats for 13 different helicopter models and other variants of these aircraft. Military helicopters for which we have designed and manufactured crew seat assemblies include the AH-64 Apache attack helicopter; UH-60 Black Hawk utility helicopter; SH-60 Sea Hawk ASW helicopter; SH/UH-3 Sea King ASW/utility helicopter; CH-53 Super Sea Stallion transport and cargo helicopter; V-22 Osprey tilt-rotor aircraft; AH-1Z Cobra Venom Attack helicopter; UH-1Y Super Huey utility helicopter; C/MH-47 Chinook Transport Helicopter; Japan's OH-1 Observation helicopter; Australia's SH-2G (A) Shipboard/ASW helicopter; England's EH101 Merlin Mk1 and Merlin Mk3 ASW and Transport helicopters; Italy's EH101 MMI ASW and Transport helicopters; Canada's CH-149 Cormorant Search-and-Rescue helicopter; and Norway's Sea King Multi-role helicopters. Aircraft manufacturers in our customer base include Boeing Helicopters, Sikorsky Aircraft Corporation, Bell Helicopter Textron, Inc., and Kaman Aerospace, Kawasaki Heavy Industries, Mitsubishi Heavy Industries, Hindustan Aeronautics, and Agusta Westland. We also supply crew seats directly to various agencies of the U.S. Department of Defense and various foreign militaries.

         Our expertise in military seating systems also extends to troop seats for both helicopters and fixed-wing aircraft. Simula has produced or is currently producing troop seats for the UH-60 Black Hawk, CH-47 Chinook, SH-60 Seahawk, and the C-130 and C-17 transport aircraft. In 2001, we were the sole supplier selected by the U.S. Air Force to develop a common wall-mounted troop seat for its C-130, C-141, and KC-135 aircraft. The common troop seat also has application to a range of transport helicopters and various fixed-wing aircraft flown by other U.S. services and foreign militaries. We believe troop seating will become one of our fastest growing product lines.

         Our expertise in helicopter crash safety led to the development of cockpit airbag systems ("CABS") with U.S. Army funding over the last five years. Our role has evolved into the position as a system integrator incorporating airbags, gas generators, and complex three-dimensional crash sensors into helicopter cockpits. In 2001, we were awarded the first ever production contracts for aircraft airbag systems. These are currently being produced for the U.S. Army's UH-60 Black Hawk and OH-58 Kiowa Warrior helicopters. We believe there is significant demand both domestically and throughout the world for various helicopters and fixed-wing aircraft, and that we are uniquely positioned to provide system design and aircraft integration expertise to a wide range of potential customers. We received one production contract in 2002 and two production contracts in 2001 and both represent less than 5 percent of the potential world market for CABS, thus we believe there is substantial growth potential in this business area.

Land and Marine Safety Systems

         Our expertise in military vehicle safety systems focuses on two areas: armor protection for the vehicle and crew, and crash-safety systems.

         Our experience in high-performance, lightweight armor for aircraft has enabled us to build a business around armoring thin-skinned vehicles for priority missions during peacekeeping operations. Work in this area includes ballistic and mine-blast kits for HMMWVs, 5-ton trucks, and large off-road trucks such as the HEMTT. We have responded to urgent armor requirements in most major conflicts involving U.S. peacekeepers in the last 10 years. For example, we supplied approximately 186 HEMTT kits for U.S. troops in Bosnia conducting resupply and humanitarian missions.

         In 2001, our ground vehicle armor business continued to mature as we completed the initial contracts for production armor kits for the M1117 Guardian Armored Security Vehicle for the U.S. Army. The U.S. Army subsequently awarded us a follow-on contract for the Guardian. In 2002, we provided armor for the U.S. Army's new Stryker IAV.

         We believe ground vehicle armor is an area of significant growth potential for us. The U.S. Army and Marine Corps, as well as forces around the world, are undergoing significant fleet transformation to procure high-performance, air deployable, wheeled vehicles for transport of ground troops. The stringent weight limits on these vehicles and the expanding threat base in many countries argue for high-performance, lightweight armor systems. Our 25 year experience with these armor systems, and recent manufacturing base expansion in this area, positions us to capture a sizeable portion of the vehicle applique armor contracts to be let over the next 10 years.

         In the area of ground vehicle crash safety, we have worked closely with the U.S. Army to analyze vehicular accidents within its combat vehicle fleet. This work has led to safety improvements in the vehicle cabs to delethalize the interiors and to install improved restraints. We believe future improvements may include inflatable restraint systems. Our expertise in automotive inflatable restraints and helicopter cockpit airbags provides us with a unique experience base to capture military vehicle upgrades in the future.

         In 2002, we developed a business plan and hired new personnel to expand this business area and to develop new and advanced vehicle safety technologies and products.

Military Personnel Safety Systems

         Our core competencies and technologies in personnel safety include ballistic vest body armor, pilot and crew bailout parachutes, flotation collars, survival vests, and integrated ensembles incorporating multiple capabilities.

         We supply numerous products to protect military and police personnel, including armor protection, parachutes, and flotation collars. Our armor business includes a range of body armors designed to minimize injury from handgun bullets, rifle bullets and fragments from explosive warheads. This business, including new body armor products for personnel, has grown significantly and we anticipate, in light of current world events, that we will devote continuing and additional efforts to increase our market share in both defense and civilian personnel armor markets. Over the past several years, we have been awarded multiple contracts to produce Small Arms Protective Inserts ("SAPI") for the U.S. Army and U.S. Marine Corps. We also see significant opportunities for our armor business in non-military applications.

          Under contract with the U.S. Navy, we have applied our technologies and overall knowledge of materials and structures to develop a parachute system that solves numerous functional problems attendant to traditional military bailout parachutes. Our Thin-Pack Parachute ("TPP"), unlike many parachutes traditionally used by the military, is small, lightweight, unisex, capable of being worn during flight, and vacuum-packed so that it maintains a long-term shelf life without repacking. Our patented environmental sealing technology reduces repackaging and maintenance costs, and extends the service life of the parachute without jeopardizing user safety. To date, we have supplied over 5,000 TPPs to the U.S. Navy. In 2001, Simula laid the groundwork for supply of the TPP to U.S. Air Force and foreign military sales ("FMS") customers. At the same time as the business base with the U.S. military has increased, our Durachute parachute system, the commercial configuration of the TPP, has completed certification testing with the Federal Aviation Administration and we have made our first commercial sales.

         We have also developed a line of flotation collars that are designed to provide additional buoyancy for a person that enters water in an emergency. The basic configuration of the product, called the Low Profile Flotation Collar, can fit a wide range of applications. For example, it can be used by aviators that eject or bailout over water, rescue swimmers, divers and naval personnel. In addition, it can be worn with a wide range of other equipment and clothing for ground troops being ferried over water and also by commercial personnel who work around water. There are variations in the basic configuration including automatic inflation and face covers. Our system has been adopted by the U.S. Navy and U.S. Air Force. To date, we have supplied over 20,000 collars.

         We have seen a trend among our customers to integrate various armor, survival and flotation technologies in a common vest ensemble. Our expertise in this area positions us to be a potential integrator of ensembles for systems such as the U.S. Army's Air Warrior, Land Warrior and Objective Task Warrior, and various Navy, Air Force, and civilian law enforcement equipment needs.

Automotive Safety Systems

         Our core competencies and technologies in automotive safety include inflatable restraint systems and airbag inflator devices.

         We design, develop, license, manufacture and market a family of automotive restraint devices that offer passengers high levels of protection and security. At the core of our patented technology is the Inflatable Tubular Structure ("ITS(R)"). In 1994, we made a strategic decision to enter the inflatable restraint market for automobiles utilizing ITS(R) in an application to protect the head in a side-impact collision. We completed our development and began commercial production of this technology in late 1996. Since that time, our automotive safety product line has been a growing and profitable business. We have delivered over six million ITS(R) units to date.

         The ITS(R) provides protection beyond that of conventional airbags currently utilized in automobiles. Unlike a conventional airbag, which must be backed by a structure such as a steering wheel, dashboard, or door, the ITS(R) is attached to and supported by the structure of the vehicle frame and door pillars. During a side-impact crash, a tube located above the door inflates and becomes shorter in length, which causes it to drop out of its stowed position and form a tight inflatable structure across the side window. The system has an extended inflation time, enabling the unit to offer protection in the event of secondary impacts or rollovers. The ITS(R) deploys in a non-aggressive manner, minimizing the possibility of injury during inflation that is present in conventional frontal airbags. Tests conducted by the Insurance Institute for Highway Safety and the National Highway Traffic Safety Administration ("NHTSA") have conclusively demonstrated that the ITS(R) system delivers extensive head and neck protection, as well as significantly mitigating occupant ejection during rollovers.

         As a result of government regulations and consumer demand for greater occupant safety, the worldwide market for frontal and side-impact airbags in all vehicle positions (front and rear) is expected to surpass $12 billion, according to industry reports. Over the next three to five years, we believe dynamic side impact restraints will be the fastest growing segment of this market, expanding from approximately four million units in 1999 to over 35 million units in 2004. In anticipation of increased demand, we have developed several strategic partnerships with first tier automotive suppliers, resulting in our receipt of contracts for various automotive platforms. We have license and manufacturing agreements with Autoliv, TRW, Inc. and Delphi Automotive Systems, Inc. for the marketing, development and production of ITS(R) for automotive platforms. We have entered into a license agreement with Indiana Mills & Manufacturing, Inc. ("IMMI"), which grants IMMI the right to manufacture and sell the ITS(R) to heavy and medium duty truck manufacturers. Entering into such strategic alliances with first tier component suppliers allows us to leverage off the size and industry strength of such large manufacturers, and to benefit from their market access to original equipment manufacturers ("OEMs").

         Historically, we have relied on strategic relationships with first tier suppliers for the adoption of inflatable restraint technology by OEMs. Under the resulting supply agreements for our ITS(R), we would only manufacture the actual inflatable structure and our distributor partner would create the other parts needed for the unit (e.g., sensor, inflator, etc.). The recent internal development of our Distributed Charge Inflator ("DCI(TM)"), a patented inflator mechanism that allows airbags to inflate upon impact or collision, will allow us to position ourselves as an integrated systems supplier. The DCI(TM) offers unique advantages over competitive products in the marketplace. These advantages include faster inflation times, simplified vehicle integration of the airbag system, and substantial weight savings. The combination of our ITS(R) and DCI(TM) technology will enable us to manufacture and sell the entire ITS(R) unit to be installed in an automotive platform. This move up in the supply chain will allow us to supply OEMs directly and to sell product outside of arrangements with traditional first tier distributors. By providing a fully integrated product, we anticipate better ability to manage our operating margins. See "Item
7. Management's Discussion and Analysis of Results of Operations and Financial Condition - Forward Looking Information and Risks and Uncertainties in our Business"

Technology Development and Licensing

         An important part of our business is a growing portfolio of licensed technologies. Our principal licenses include soft armor and a patented family of transparent polymers.

         Simula has developed a number of advanced polymers and polyurethanes possessing a wide variety of potential product applications, and has introduced these materials to a variety of customers in numerous markets. These patented and proprietary transparent plastic materials are high-strength, impact resistant, lightweight and dye compatible, while possessing the ability to withstand extreme temperatures and chemical attack. Potential uses for such materials include transparent armor, laser protective devices, aircraft canopies, high performance windows for aircraft and automobiles, industrial and protective lenses and visors, medical products and sun, sport and ophthalmic lenses. We have taken significant steps to commercialize the transparent polymer material through our own products and through licenses in other markets. We have licensed our optical polymer for use in ophthalmic lenses with PPG Industries, Inc. and for sun and sport lenses and motorcycle helmets with Intercast Europe. PPG introduced Simula's polymer in 2001 under the tradename of Trivex. Intercast introduced a product tradenamed NXT(TM) to the sunglass market in early 2002.

          In 2002, we completed a license with the prime contractor for the Joint Services General Purpose Gas Mask ("JSGPM") to develop a lens with chemical agent resistance and ballistic properties. The design will utilize our patented transparent urethane technology. We expect that several million units of the JSGPM will be built over the next 10 years for U.S. and foreign military customers as well as first responders (police, firemen, etc.).

         We currently license our patented SimuLITE(TM) material to Second Chance Body Armor, Inc., the nation's largest manufacturer of soft, concealable personal body armor used by police forces. Sales of Second Chance Body Armor incorporating Simula's technology have grown rapidly over the last year.

         Simula benefits from these licenses in the form of technology transfer fees and ongoing royalties.

PROPRIETARY TECHNOLOGY

         We maintain a research and testing facility dedicated to the development of new products and applications, and the modification and improvement of existing products. We employ an interdisciplinary team of biomedical experts, crash safety analysts, mechanical engineers, chemists, and physicists that perform a variety of functions including ballistics and crash dynamics. Our research and testing facilities support intra-company projects and also generate revenue from external services contracting.

         We retain proprietary rights in the products and services we develop, including many of those initially financed under government contracts. As an integral component of our strategy, we seek to transfer all of our technology to product applications. Our costs for research and development in 2002, 2001, and 2000 were approximately $7 million, $11 million, and $14 million, respectively. These amounts include government-funded, other customer-funded, and Company-funded research and development contracts.

         Since much of our research and development generates proprietary technology, we seek patent protection on products that we develop. We have a total of 38 U.S. and 64 foreign patents and we have received notices of allowance on 2 U.S. and 3 foreign patents. We currently have an additional 14 U.S. and 81 foreign patents pending. United States patents protect inventions for a period of 20 years after the application is first filed. Our ability to compete effectively depends, in part, on our ability to maintain the proprietary nature of our technologies. We also rely on unpatented proprietary information and know-how, typically protecting such information as trade secrets, but there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to our technology. See "Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition - Forward Looking Information and Risks and Uncertainties in our Business"

CUSTOMERS

         Sales of our products to all branches of the United States military and its prime contractors represented approximately 30% of our revenue, while sales to automotive customers represented approximately 34% of our revenue in fiscal year 2002. Only two customers, the U.S. Army and Autoliv accounted for more than 10% of our revenues in 2001 and 2002. Our businesses have relied to a great extent on relatively few major customers, although 2002 saw the development of additional major customers. We believe that historical customers, such as the U.S. Army and other branches of the United States military, to which we have supplied products for approximately 25 years, will continue to represent major customers. As we have applied our technologies to additional products and markets and grown through strategic acquisitions, the list of customers for our commercial products has expanded in recent years. Current commercial customers include Autoliv, Boeing, BMW, Delphi Automotive, TRW, Bell Helicopter Textron, Second Chance Body Armor, PPG Industries, Intercast Europe, and Avon Rubber Company. The loss of or significant reduction in sales to a major customer could potentially harm our business, operations and financial condition.

COMPETITION

         Numerous suppliers compete for government defense contracts as prime contractors or subcontractors. Competition relates primarily to technical know-how, cost, and marketing efforts. The competition for government contracts relates primarily to the award of contracts for the development of proposed products. Contracts for supply of products primarily tends to follow the development contracts because of the extensive investment necessary to develop and qualify new products. Our principal competitors in the crash-resistant military seating market are Martin-Baker (England) and Israeli Aircraft Industries (Israel). Our military product lines in armor, parachutes, and flotation collars have a number of competitors, with none dominating the market.

         The worldwide automobile airbag market is currently dominated by four large suppliers, Autoliv, TRW, Takata, and Delphi, all of which are producing airbag systems in commercial quantities. The market served by our inflatable restraint systems is intensely competitive. We have entered into strategic alliances with most of the largest suppliers of conventional automotive airbags, including Autoliv, TRW, Delphi, and others, to market our products. Under our Agreement with Autoliv, Autoliv has the royalty-free right to manufacture a certain amount of ITS(R) units.

         Many of our competitors have greater marketing capabilities and financial resources than we do. Our competitive strategy is to be a technology innovator and strategic partner to first tier suppliers and OEMS. Our present or future products could be rendered obsolete by technological advances by one or more of our competitors or by future entrants into our markets.

PRODUCTION AND MANUFACTURING

         Our production and manufacturing consists principally of the machining, bending and welding of metals, molding of composite materials, processing, sewing, upholstery, component fabrication, and final assembly. After assembly, products are functionally tested on a sample basis as required by applicable contracts. Our manufacturing capability features computer-integrated manufacturing programs which, among other things, schedule and track production, update inventories, and issue work orders to the manufacturing floor. All products manufactured must meet rigorous standards and specifications for workmanship, process, raw materials, procedures, and testing, and in some cases regulatory requirements. Customers, and in some cases the United States government as the end user, perform periodic quality audits of the manufacturing process. Certain customers, including the United States government, periodically send representatives to our facilities to monitor quality assurance. All of our operating units are certified by the International Organization for Standardization.

         We conduct manufacturing operations in three geographic locations. Our aircraft seat, body and vehicle armor and aircraft cockpit airbag systems are manufactured in the metropolitan Phoenix, Arizona, area. We have historically maintained manufacturing operations in Asheville, North Carolina, for personnel safety equipment (parachutes, flotation collars, etc.), but in 2003 are transferring this business and consolidating operations into one of our Phoenix facilities. Our automotive safety device business operates a high volume, just-in-time manufacturing plant in the United Kingdom to support customers located in Europe.

DISTRIBUTION, MARKETING AND SALES

         Most of our products are distributed as a component supplier to OEMs or a subcontractor to prime contractors. We do not directly serve mass consumer markets and supply directly from manufacturing facilities, which does not involve significant inventory, warehousing or shipping methodologies.

         Depending upon the product, we typically employ one of four methods for marketing: (i) direct sales, (ii) technical teams, typically comprised of a combination of sales personnel and engineers, which are utilized in the marketing of automotive safety devices, (iii) strategic alliances with first tier component suppliers, which are utilized in the marketing to automotive OEMs, and (iv) responses to formal request for proposals in bidding for government contracts.

         In marketing our safety restraint and seating products, we endeavor to maintain close relationships with existing customers and to establish new customer relationships. Ongoing relationships and repeat customers are an important source of business for our current and new products. Similarly, we will rely in part on forming strategic alliances to gain the established marketing capabilities of first tier component suppliers in connection with the distribution of our automobile restraint systems.

         Our marketing and sales activities in the government sector focus primarily upon identifying research and development and other contract opportunities with various agencies of the United States government or with others acting as prime contractors on government projects. Key members of our engineering and project management staffs maintain close working relationships with representatives of the United States military and their prime contractors. Through these relationships, we monitor needs, trends, and opportunities within current military product lines.

         Approximately 37% of our total revenue in fiscal 2002 resulted from products sold internationally. We anticipate that our international sales will remain strong. The initial customer of the ITS(R) has been Autoliv, a European first tier automobile supplier that is supplying to BMW. We believe that there are opportunities for additional sales of the ITS(R) in Europe and Asia. Military procurement has traditionally had a large international base. Countries in which we are actively marketing include Germany, Canada, France, Italy, the United Kingdom, Ireland, Japan, India, Korea, and Australia. Sales of our products to all branches of the United States military (and its prime contractors) represented approximately 30% of our revenue in fiscal year 2002.

RAW MATERIALS AND SUPPLIES

         We purchase raw materials, components, devices, and subassemblies from a wide variety of sources. Principal raw materials used by us include plastics, urethanes, ceramics, Kevlar(TM), Spectra(TM), aluminum, steel, airbag materials, hoses, woven materials, upholstery and fabric products. Components include aluminum subassemblies, restraints and related hardware, harnesses, and gas generators for inflatable restraint products. We generally purchase supplies and components pursuant to individual or blanket purchase orders. Blanket purchase orders usually provide for the purchase of a large amount of items at fixed prices for delivery and payment on specific dates. Most of the raw materials we use are widely available.

BACKLOG

         Our backlog consists of contract backlog in the Aerospace and Defense business, which is comprised of Funded and Unfunded Backlog. Funded Backlog consists of aggregate contract values for firm product orders, exclusive of any portion previously included in operating revenue utilizing the percentage-of-completion method. Unfunded Backlog consists of estimated aggregate contract values that the customer may elect to purchase as an option or maximum amount under an existing contract or basic ordering agreement.

         The following table summarizes the Funded, Unfunded and Total Backlog at year-end.

-------------------------------------------------------------------------------
       DATE                FUNDED              UNFUNDED         TOTAL BACKLOG
-------------------------------------------------------------------------------
 December 31, 2002      $26.6 million       $128.1 million     $154.7 million
-------------------------------------------------------------------------------

GOVERNMENT CONTRACTS

         Our government contracts are obtained through the federal procurement process as governed by the Federal Acquisition Regulations and related agency supplements, and are typically fixed-price contracts. This means that the price is agreed upon before the contract is awarded and we assume complete responsibility for any difference between estimated and actual costs.

         Under the Truth in Negotiations Act of 1962, the U.S. Government has the right for three years after final payment on certain negotiated contracts, subcontracts and modifications thereto, to determine whether we furnished the U.S. Government with complete, accurate and current cost and pricing data. In the event we fail to satisfy this requirement, the U.S. Government has the right to adjust a contract or subcontract price by the amount of any overstatement.

         U.S. Government contracts typically contain terms permitting the contract to be terminated at the convenience of the government. In such event, the contractor is entitled to reimbursement for certain expenditures and overhead as provided for in applicable government regulations. Generally, this results in the contractor being reasonably compensated for work actually done, but not for anticipated profits. The government may also terminate contracts for cause if a contractor fails to perform in strict accordance with contract terms. We have never had a contract terminated by the U.S. Government for failure to perform in accordance with contract terms. Nonetheless, termination of, or elimination of appropriation for, a significant government contract could have a material adverse effect on our business, financial condition, and results of operations. U.S. Government contracts also typically permit the government to change, alter or modify the contract at its discretion. In such event, the contractor is generally entitled to reimbursement of all allowable and allocable costs incurred in making the change, as well as a reasonable profit.

         The U.S. Government typically finances a substantial portion of our contract costs through progress payments. We receive progress payments in accordance with contract terms at rates between 75% and 90% of costs incurred.

EMPLOYEES

         As of December 31, 2002, we had approximately 500 full-time employees. We believe that our continued success depends on our ability to attract and retain highly qualified personnel. Our employees are not unionized.

REGULATORY MATTERS

         Our operations are subject to a variety of federal, state, and local environmental regulations, including laws regulating air and water quality and hazardous materials and regulations implementing those laws. Our principal environmental focus is the handling and disposal of paints, solvents, and related materials in connection with product finishes, welding, and composite fabrication. We contract with qualified waste disposal companies for services. We regard our business as being subject to customary environmental regulations. As we prepare to produce the DCI(TM), we will be subject to additional safety and related environmental laws, including those related to the transportation, usage, and disposal of explosives. The cost to us of complying with environmental regulations is not significant.

         We are also subject to laws and regulations governing our relationships with employees, including minimum wage requirements, overtime, work and safety conditions and regulations governing employment.

ACCESS TO INFORMATION

         Our Internet address is www.simula.com. We make available at this address, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Information contained on our Internet web site is not part of this Report.

ITEM 2.  PROPERTIES
         Our corporate headquarters are located in Tempe, Arizona. In 2002, we conducted operations in two U.S. states and in the United Kingdom. Manufacturing facilities are located in Tempe, Arizona; Phoenix, Arizona; Asheville, North Carolina; and Ashington, England. In addition, we maintain extensive research and development labs and testing facilities in Phoenix. We lease the following facilities:


---------------------------------------------------------------------------------------
       LOCATION:        SIZE (SQ.FT.):       DESCRIPTION:               SEGMENT
---------------------------------------------------------------------------------------
    Tempe, Arizona           12,000             Office                   Other
---------------------------------------------------------------------------------------
   Phoenix, Arizona         188,140      Manufacturing/Office    Aerospace and Defense
---------------------------------------------------------------------------------------
    Tempe, Arizona           37,454      Manufacturing/Office     Commercial Products
---------------------------------------------------------------------------------------
  Ashington, England         33,000         Manufacturing         Commercial Products
---------------------------------------------------------------------------------------
   Phoenix, Arizona          25,312         Testing/Office        Commercial Products
---------------------------------------------------------------------------------------

In addition, in 2002 we owned a 55,000 square foot office and manufacturing facility in Asheville, North Carolina, included in the Aerospace and Defense segment. In connection with the move of operations to Phoenix, we completed a sales transaction of this facility on April 8, 2003.

         We believe that our current facilities are sufficient for our current levels of operations.

ITEM 3.  LEGAL PROCEEDINGS

         We are subject to claims and litigation in the ordinary course of our business from time to time. We presently are not a party to any threatened or pending litigation, the adverse outcome of which would be material to us.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matters were submitted during the fourth quarter of fiscal 2002 to a vote of security holders, through the solicitation of proxies or otherwise.


                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our Common Stock is listed on the American Stock Exchange under the symbol "SMU." The following table sets forth the high and low closing prices of our Common Stock for each calendar quarter of the year indicated.

                                                              High      Low
                                                             ------    ------
           2001:
           First Quarter...................................  $ 3.06    $ 1.56
           Second Quarter..................................  $ 3.87    $ 1.50
           Third Quarter...................................  $ 3.79    $ 1.62
           Fourth Quarter..................................  $ 6.66    $ 2.36

           2002:
           First Quarter...................................  $ 5.80    $ 3.65
           Second Quarter..................................  $ 5.58    $ 3.40
           Third Quarter...................................  $ 3.60    $ 2.32
           Fourth Quarter..................................  $ 2.36    $ 1.14

         The number of holders of our Common Stock, including beneficial holders of shares held in street name, as of the close of business on April 9, 2003, is estimated to be greater than 5,000.

              EQUITY COMPENSATION PLAN INFORMATION

         Simula maintains the 1992 Stock Option Plan (the "1992 Plan"), the 1992 Restricted Stock Plan (the "1992 Restricted Plan"), the 1994 Stock Option Plan (the "1994 Plan") and the 1999 Stock Option Plan (the "1999 Plan") pursuant to which it may grant equity awards to eligible persons. The following table summarizes our equity compensation plan information as of December 31, 2002. Information is included for both equity compensation plans approved by Simula's shareholders and equity plans not approved by our shareholders.

                                   Common shares to be         Weighted-average         Common shares remaining
                                   issued upon exercise        exercise price of        available for future
                                   of outstanding              outstanding              issuance under equity
                                   options, warrants and       options, warrants        compensation plans
                                   rights                      and rights               (excluding shares reflected
                                                                                        in column (a))
                                   ------------------------    ---------------------    -----------------------------
Plan Category                                (a)                       (b)                          (c)
                                   ------------------------    ---------------------    -----------------------------
Equity compensation plans
approved by Simula
shareholders (1) (2)                      4,690,562                   $ 7.54                      164,320
Equity compensation plans
not approved by Simula
shareholders                                  -                         -                            -
                                   ------------------------    ---------------------    -----------------------------
Total                                     4,690,562                   $ 7.54                      164,320
                                   ========================    =====================    =============================


(1) Of these shares, 3,348 shares were outstanding under the 1992 Restricted Plan, 112,592 option shares were outstanding under the 1992 Plan, 2,250,005 option shares were outstanding under the 1994 Plan and 2,324,617 option shares were outstanding under the 1999 Plan.

(2) Of these shares, 0 shares were available for issuance under the 1992 Restricted Plan, 0 shares were available for issuance under the 1992 Plan, 85,937 shares were available for issuance under the 1994 Plan and 78,383 were available for issuance under the 1999 Plan.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA

         The Selected Consolidated Financial Data presented below has been derived from our historical audited consolidated financial statements for each of the five years ended December 31, 2002. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto.

                                                                      AS OF DECEMBER 31,
                                                  ------------------------------------------------------------
                                                    2002         2001         2000         1999         1998
                                                  --------     --------     --------     --------     --------
                                                            (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
  Revenue                                         $114,554     $106,794     $ 97,296     $131,392     $100,645
  Cost of revenue                                   74,556       70,295       65,225      102,984       85,724
                                                  --------     --------     --------     --------     --------
  Gross margin                                      39,998       36,499       32,071       28,408       14,921
  Administrative expenses                           18,516       16,907       20,163       22,329       17,038
  Research and development                           5,108        4,776        4,660        4,350        3,383
  Restructuring and other costs                      1,269        1,383        6,765       18,377           --
                                                  --------     --------     --------     --------     --------
  Operating income (loss)                           15,105       13,433          483      (16,648)      (5,500)
  Interest expense                                 (10,438)     (10,350)      (9,975)      (7,246)      (5,099)
  Income (loss) before taxes                         4,667        3,083       (9,492)     (23,894)     (10,599)
  Income tax (expense) benefit                     (38,356)      (1,933)       2,584        8,437        3,786
                                                  --------     --------     --------     --------     --------
  Income (loss) before discontinued
    operations and extraordinary items(1)          (33,689)       1,150       (6,908)     (15,457)      (6,813)
  Income (loss) from discontinued
    operations(1)                                     (347)          --          879       (7,238)     (20,896)
  Extraordinary gain (loss) on early
   retirement of debt                                   --       (2,183)       1,109         (151)          --
                                                  --------     --------     --------     --------     --------
  Net loss                                         (34,036)      (1,033)      (4,920)     (22,846)     (27,709)
    Dividends on preferred stock                        --           --        1,083          280           --
                                                  --------     --------     --------     --------     --------
  Net loss available for common shareholders      $(34,036)    $ (1,033)    $ (6,003)    $(23,126)    $(27,709)
                                                  ========     ========     ========     ========     ========
PER SHARE AMOUNTS - BASIC (2):
  Earnings (loss) per common share - basic:
  Income (loss) before discontinued operations
   and extraordinary item                         $  (2.61)    $   0.09     $  (0.70)    $  (1.54)    $  (0.69)
  Discontinued operations                            (0.03)          --         0.08        (0.71)       (2.11)
  Extraordinary gain (loss) on early
   retirement of debt                                   --        (0.18)        0.10        (0.01)          --
                                                  --------     --------     --------     --------     --------
  Net loss                                        $  (2.64)    $  (0.09)    $  (0.52)    $  (2.26)    $  (2.80)
                                                  ========     ========     ========     ========     ========

                                      D-11

PER SHARE AMOUNTS - DILUTED (2):
  Earnings (loss) per common share - diluted:
  Income (loss) before discontinued operations
    and extraordinary item                        $  (2.61)    $   0.09     $  (0.70)    $  (1.54)    $  (0.69)
  Discontinued operations                            (0.03)          --         0.08        (0.71)       (2.11)
  Extraordinary gain (loss) on early
   retirement of debt                                   --        (0.17)        0.10           --           --
                                                  --------     --------     --------     --------     --------
  Net loss                                        $  (2.64)    $  (0.08)    $  (0.52)    $  (2.25)    $  (2.80)
                                                  ========     ========     ========     ========     ========
OTHER DATA:
Research and development
  Funded by Simula                                $  5,108     $  4,776     $  4,660     $  4,350     $  3,383
  Costs incurred on funded contracts              $  2,079     $  6,414     $  9,297     $  7,642     $ 10,066
BALANCE SHEET DATA:
Assets
  Current assets                                  $ 35,067     $ 37,699     $ 35,648     $ 52,907     $ 62,424
  Property and equipment, net                       11,773       10,545        8,346       13,947       21,495
  Deferred income taxes - non-current (3)               --       34,985       34,340       33,438       20,550
  Deferred financing costs                           2,419        4,060        3,535        4,898        2,628
  Intangibles - net                                  3,534        3,334        3,115        1,788        3,452
  Other                                              2,086        2,030          915          362          430
                                                  --------     --------     --------     --------     --------
Total assets                                      $ 54,879     $ 92,653     $ 85,899     $107,340     $110,979
                                                  ========     ========     ========     ========     ========
Liabilities:
  Current liabilities                             $ 59,698     $ 32,753     $ 47,064     $ 47,895     $ 45,176
  Long-term debt                                    32,313       60,772       36,751       53,820       47,233
  Other long-term                                    1,296        1,768        2,745           --           --
                                                  --------     --------     --------     --------     --------
Total liabilities                                   93,307       95,293       86,560      101,715       92,409
Redeemable convertible preferred debt                   --           --           --        2,250           --
                                                  --------     --------     --------     --------     --------
Shareholders' (deficit) equity (4)                 (38,428)      (2,640)        (661)       3,375       18,570
                                                  --------     --------     --------     --------     --------
Total liabilities and shareholders'
(deficit) equity                                  $ 54,879     $ 92,653     $ 85,899     $107,340     $110,979
                                                  ========     ========     ========     ========     ========



(1) In 1998, our board of directors adopted a plan to dispose of our rail and mass transit operations. Accordingly, the operating results of these operations; including a provision for estimated loss upon disposition, have been segregated from continuing operations and are reported as discontinued operations.

(2) SFAS No. 128 requires the dual presentation of basic and diluted earnings per share and requires a reconciliation of the numerators and denominators of basic and diluted earnings per share calculations. Basic earnings per share amounts for the year ended December 31, 2002 is calculated using the weighted average outstanding shares of 12,926,967. Diluted earnings per share amounts for the year ended December 31, 2002, does not include the effect of 227,142 weighted average outstanding shares related to stock options to purchase common stock and does not include the effect of 1,774,074 shares of common stock to be issued upon conversion of the 8% Notes because the result would be anti-dilutive. Earnings per share amounts for the years ended December 31, 2000, 1999, 1998, and 1997 are calculated using only weighted average outstanding shares of 12,299,996, 11,450,810, 10,230,720, and 9,880,283, respectively. Diluted earnings per share amounts, for the year ended December 31, 2001, include the effect of 381,893 weighted average outstanding shares related to stock options and warrants to purchase common stock. Options and stock warrants to purchase common stock and shares to be issued upon conversion of the 8% Notes totaling 1,774,074 and 7,134,621 for the year ended December 31, 2001 and 2000, respectively, were not used for computing diluted earnings per share because the results would be anti-dilutive. Options to purchase common stock and shares to be issued upon conversion of the Preferred Stock, 8% Notes and the 10% Notes totaling 6,119,039 for the year ended December 31, 1999 were not used for computing diluted earnings per share because the result would be anti-dilutive. Options to purchase common stock and shares to be issued upon conversion of the 8% Notes and the 10% Notes totaling 4,546,065 for the year ended December 31, 1998 were not used for computing diluted earnings per share because the result would be anti-dilutive.

(3) As discussed in the Our Balance Sheet and Strategic Alternatives and the Results of Operations sections of Management's Discussion and Analysis, the Company has approximately $30 million of debt maturing in 2003, excluding its Revolving Line of Credit. As a result, the December 31, 2002 financial statements include disclosures relating to the Company's ability to continue as a going concern. Although management is confident that a refinancing or sale or merger of the Company is likely to occur, it can not be assured. Additionally, management is confident the operations will continue to be profitable, however that also can not be assured. As such, at December 31, 2002 it appears more likely than not that the deferred tax asset may not be fully usable in the future. The Company has recorded a full valuation allowance on the deferred tax asset as of December 31, 2002 which has been reflected in income tax expense and has the effect of reducing the deferred tax asset to zero on the balance sheet.

(4) We have not paid any cash dividends on our common stock since our April 1992 initial public offering.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

         The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition for the three years ended December 31, 2002 compared to the same periods of the prior years. You should read this discussion in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Form 10-K. Except for the historical information contained herein, this discussion contains forward looking statements (including statements in the future tense and statements using the terms "believe," "anticipate," "expect," "intend," or similar terms) that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and our actual results could differ materially from those anticipated in forward-looking statements. See "Forward Looking Information and Risks and Uncertainties in our Business" included at the end of Item 7.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States. During preparation of these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, bad debts, inventories, fixed assets, intangible assets, income taxes, pensions and contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

              We use the percentage-of-completion method to recognize revenue related to fixed price contracts in our Aerospace and Defense segment. The percentage-of-completion is determined based upon the percent of total costs incurred to total estimated costs to be incurred in connection with the underlying contract being measured. This percentage is then applied to the total contract sales price to determine the amount of revenue to be recognized under the contract. We continually evaluate and adjust total estimated costs. The effect of adjustments to total estimated costs on the percentage-of-completion and revenue recognized is accounted for in the period such estimated costs are adjusted. Increases in total estimated costs would cause a decrease in the rate of total recognized revenue while decreases in total estimated costs would cause an increase in the rate of total recognized revenue. Provisions for any estimated total contract losses on uncompleted contracts are recorded in full in the period in which it is determined that such losses will occur. Revenue derived from the sale of commercial products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility probable. Generally, all of these conditions are met when the company ships products to its customers. Revenue related to nonrefundable license fees that are payable at the initiation of a licensing agreement are recognized immediately in income when received or when collectibility is reasonably assured, provided that there are no future obligations or performance requirements. Nonrefundable license fees that are, in essence, a prepayment of future royalties are recognized as revenue on a straight-line basis over the term of the initial license.

         We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We determine the adequacy of this allowance by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions. If the financial condition of our customers were to deteriorate, additional allowances may be required.

         We write down our inventory for estimated obsolescence or unmarketable inventory. We write down our inventory to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by us, additional inventory write-downs may be required.

         Pursuant to Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities. We base our estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Changes in tax laws or rates may affect the current amounts payable or refundable as well as the amount of deferred tax assets or liabilities.

         As discussed in the "Our Balance Sheet and Strategic Alternatives" and the "Results of Operations" sections of Management's Discussion and Analysis, the Company has approximately $30 million of debt maturing in 2003, excluding its Revolving Line of Credit. As a result, the December 31, 2002 financial statements include disclosures relating to the Company's ability to continue as a going concern. Additionally, the Company has recorded a full valuation allowance on the deferred tax asset as of December 31, 2002 which has been reflected in income tax expense and has the effect of reducing the deferred tax asset to zero on the balance sheet.

         Long-term assets, such as Property, Plant and Equipment, Intangibles, and Intangible Assets, are originally recorded at cost. On an on-going basis, we assess these assets to determine if their current recorded value is impaired. When assessing these assets, we examine future cash flows to determine if impairment is applicable. These cash flows are evaluated for objectivity by using weighted probability techniques and also comparisons of past performance against projections. Assets may also be evaluated by identifying independent market values. If we were to believe that an asset's value was impaired, we would write down the carrying value of the identified asset and charge the impairment as an expense in the period in which the determination was made.

OUR BALANCE SHEET AND STRATEGIC ALTERNATIVES

In December 2002, we announced that to address leverage issues, Simula was continuing to explore the strategic options of selling assets or refinancing and was adding the option of potential sale or merger of the Company. We are pursuing parallel paths to keep all strategic options open. This announcement is not a sign of lack of confidence in our future. Management and the Board of Directors believe that the potential sale or merger of Simula represents a prudent and logical next step for Simula. Since 2000, we have carried out our plan to restructure and focus the business and return to profitability as reflected most recently by our 2002 pretax profits from continuing operations.

We have focused on creating value in Simula and have successfully grown revenues and pretax income from continuing operations. We think our next step must be to either capture that value by reducing our debt through sales of assets and refinancing the remaining debt, or selling the Company to a stronger financial partner. Despite our operational turnaround, the debt incurred in the 1990's, and the approaching maturities of that debt, now stand as a hurdle to our future financial success.

With regard to a sale or merger of the Company or debt refinancing, we have retained investments bankers, structured a process, completed preliminary steps, and have received considerable interest in pursuing a transaction. The Company believes that upon successful completion in 2003 of a sale, merger or refinancing, under the terms of the new structure or refinancing our existing debt will be repaid or refinanced and the uncertainty about our ability to continue as a going concern would be eliminated.

In management's view it is noteworthy that strategic investors and potential acquirers understand the current capital structure of the Company and the context of the going concern disclosures as of December 31, 2002. It is also relevant that, on a tax basis, the net operating loss underlying the deferred tax asset carries forward and may be available to an acquirer as an offset to future taxes, subject to limitations imposed by the tax code.

We began execution on deleveraging alternatives in 2001, and announced the sale or merger strategy in 2002 over a year in advance of any significant debt maturities. In this way, we believe we have given ourselves ample time to negotiate competitive transactions. Management expects to complete relevant transactions in the third quarter 2003.

RESULTS OF OPERATIONS



For the year ended December 31,                                             Change from Previous Year
--------------------------------------------------------------------------- -------------------------
(Dollars in Thousands)                2002          2001          2000           2002        2001
                                    --------      --------       -------       -------      -------
REVENUE:
  Aerospace and Defense              $73,368      $ 64,037       $50,790       $ 9,331      $13,247
  Commercial Products                 39,235        42,331        46,115        (3,096)      (3,784)
  Other                                1,951           426           390         1,525           36
                                    --------      --------       -------       -------      -------
     Total                          $114,554      $106,794       $97,295       $ 7,760      $ 9,499
                                    ========      ========       =======       =======      =======
GROSS MARGIN:
  Aerospace and Defense              $25,818      $ 22,777       $15,794       $ 3,041      $ 6,983
  Commercial Products                 12,229        13,296        15,887        (1,067)      (2,591)
  Other                                1,951           426           390         1,525           36
                                    --------      --------       -------       -------      -------
     Total                          $ 39,998      $ 36,499       $32,071       $ 3,499      $ 4,428
                                    ========      ========       =======       =======      =======
ADMINISTRATIVE EXPENSES:
  Aerospace and Defense              $11,943      $  9,359       $10,963       $ 2,584      $(1,604)
  Commercial Products                  4,738         6,658         7,081        (1,920)        (423)
  Other                                1,835           891         2,119           944       (1,228)
                                    --------      --------       -------       -------      -------
    Total                           $ 18,516      $ 16,908       $20,163       $ 1,608      $(3,255)
                                    ========      ========       =======       =======      =======
OPERATING INCOME (LOSS):
  Aerospace and Defense              $11,985      $ 10,636       $ 1,503       $ 1,349      $ 9,133
  Commercial Products                  4,150         3,680         2,931           470          749
  Other                               (1,030)         (884)       (3,951)         (146)       3,067
                                    --------      --------       -------       -------      -------
    Total                           $ 15,105      $ 13,432       $   483       $ 1,673      $12,949
                                    ========      ========       =======       =======      =======

RESULTS OF OPERATIONS (CONTINUED      2002          2001          2000
                                    --------      --------       -------
GROSS MARGIN AS A PERCENTAGE
  OF REVENUE:
  Aerospace and Defense                   35%           36%           31%
  Commercial Products                     31%           31%           34%

ADMINISTRATIVE EXPENSES AS A
  PERCENTAGE OF REVENUE:
  Aerospace and Defense                   16%           15%           22%
  Commercial Products                     12%           16%           15%




2002 Compared with 2001

         During 2002 Simula continued to focus on its core competencies which led to operational profitability while staying strategically focused. In an effort to gain continued operational efficiencies, Simula reduced its workforce and continued to narrow its operational focus. In December of 2002, Simula announced that it was exploring all of its strategic options including the sale or merger of the Company. Subsequent to December 31, 2002, Simula announced that it was closing its Asheville facility and moving the operations to its Phoenix facility. We have been successful in providing operational profits over the last year and believe that in the current business environment we are well positioned for further growth.

Revenue for the year ended December 31, 2002 increased by 7% to $114.6 million from $106.8 million for the same period in 2001. Aerospace and Defense revenues for the period grew 15% from $64.0 million to $73.4 million, primarily due to increased production and contract fulfillment with respect to our armor product line and troop seating. Revenues were negatively impacted, however, by a production slowdown of our SAPI product line during the third and fourth quarters of 2002. The SAPI slowdown was due to the Company's agreement to complete a design change, rework approximately 6,000 SAPI plates and deliver the remaining plates under the contract according to the new design. Revenues from our Commercial segment declined 7% primarily due to the disposal in 2001 of our airline soft goods manufacturing operation in Atlanta, Georgia, which contributed revenue of $5.0 million during the twelve month period ended December 31, 2001. Revenues in our Commercial segment were positively impacted by a $3.0 million settlement with one of the Company's Tier 1 automotive customers related to a supply agreement. Additionally, Simula's continued focus on technology and licensing sales generated approximately $2.0 million in revenue for the year ended December 31, 2002 compared to $0.4 million in 2001.

For the year ended December 31, 2002, gross margins increased as a percent of sales to 35% from 34% for the same period in 2001, or to $40.0 million from $36.5 million. Gross margin from the Aerospace and Defense segment decreased to 35% of revenue in 2002 from 36% in 2001. The higher margin in 2001 is attributed to the favorable impact of our Cockpit Air Bag System ("CABS") revenue recorded in the second quarter of 2001, which was a one time payment by the customer for development costs related to CABS of approximately $1.0 million with no associated cost of revenue, as well as the SAPI rework costs of approximately $1.4 million in 2002. Gross margin from the Commercial segment remained consistent in 2002 compared to 2001 at 31%. Commercial segment gross margins experienced decreases attributed to continued pricing pressure on existing platforms and a shift in product mix to next generation products where our cost reduction efforts did not keep pace with pricing pressure and those decreases were offset by the settlement with the Tier 1 automotive customer discussed above that had no associated costs of revenues. Technology and licensing sales, which generated approximately $2.0 million in revenue, positively impacted gross margins as there are no associated costs of revenues. This compares with $0.1 million in revenue for 2001.

Administrative expenses for the year ended December 31, 2002 increased $1.6 million or 10% compared to the same period in 2001. The increase is primarily attributed to Simula's continued efforts to grow the business through focused efforts related to sales and marketing in the Aerospace and Defense segment and the increase in technology licensing activities and company wide premium increases related to insurance premiums company-wide. The increase has been partially offset by cost savings related to the sale in 2001 of the airline soft goods division and other cost reductions company-wide. 2001 administrative expenses benefited from the reversal of approximately $1 million in reserves related to the disposal of our airline seating business and the termination or our self-insured employee health plan. Administrative expenses as a percentage of revenue were 16% for both years.

Operating income increased $1.7 million from $13.4 million in 2001 to $15.1 million for the year ended December 31, 2002. The increase is attributable to increased revenues and gross margins achieved in the 2002 period and the effect of the one-time $3.0 million settlement with the Tier 1 customer discussed above. Operating income was negatively impacted by $.9 million restructuring charge related primarily to employee severance, the $.4 million write-down of assets related to restructuring activities and additional design costs and rework costs of approximately $1.4 million discussed above related to a certain SAPI contract. In 2001, operating income includes a restructuring charge of $.4 million related to headcount reductions and facility shutdown costs, a $.5 million charge related to employee severance and a $.5 million charge for the loss on the sale of airline soft goods business. These charges were offset by $1.0 million of revenue recognized from the recovery of CABS development costs and the $1.0 million benefit of reserve reversals discussed above.

Interest expense increased 1% from $10.4 million to $10.5 million for the year ended December 31, 2002. The increase related to increased borrowings under our revolving line of credit and quarterly accruals of principal in kind interest described below. Cash payments for interest increased $0.4 million to $8.4 million for the 2002 period as compared to $8.0 million for the comparable 2001 period.

As discussed in Item 6 and the footnotes to our financial statements, the December 31, 2002 financial statements include disclosures relating to the Company's ability to continue as a going concern. Additionally, the Company has recorded a full valuation allowance on the deferred tax asset as of December 31, 2002 which has been reflected in income tax expense and has the effect of reducing the deferred tax asset to zero on the balance sheet.

2001 Compared with 2000

         Entering into 2001, Simula underwent several positive operational changes. In October 2000, we named a new CEO. We adopted a restructuring plan that included narrowing the focus of our operation, consolidation of certain operating units to reduce overhead costs, a reduction in workforce, elimination of nonessential internal research and development costs and a plan for refinancing our debt structure. At December 31, 2001, we had made significant progress. We consolidated two of our operating units eliminating cost duplication of facility and back office expenses. We critically reviewed our internal research and development projects placing an emphasis on those we believe have the greatest market potential in the near term. We put in place a reduction in workforce. We successfully refinanced our Senior Secured Notes in September 2001 and disposed of substantially all the assets of our non-core airline softgoods operation in Atlanta, Georgia in November 2001. We had been successful in narrowing the focus of our operation to our core competencies, identifying and eliminating cost in our overhead structure, and positioning the Company in growth markets.

         On a comparative basis, revenue for the year ended December 31, 2000 included revenues from the legal settlement of $3.0 million in our Commercial Products segment ("Autoliv Payment"). Revenue for the year ended December 31, 2001 increased 10% from $97.3 million to $106.8 million. Revenue for the period grew 26% in the Aerospace and Defense segment from $50.8 million to $64.0 million primarily due to increases in the armor and parachute product lines. Excluding the effect of the Autoliv Payment in 2000, revenue for the period remained flat in the Commercial Products segment as increases in revenue from our automotive airbags business as a result of increased volume was offset by the decrease from the prior year revenue from our airline new seat manufacturing business which was disposed of in January 2000.

         Gross margins for the year ended December 31, 2001 includes the effect of $1.0 million in revenues received from the reimbursement of development costs on the CABS contract ("CABS Payment"). Gross margins for the year ended December 31, 2000 includes the effect of the license revenues from the Autoliv Payment discussed above. These revenues had no associated expenses. Gross margins excluding these items for the year ended December 31, 2001, grew $6.8 million and gross margin as a percent of sales increased to 34% from 31%. Gross margin in the Aerospace and Defense segment, excluding the effect of the CABS Payment, grew $6.3 million, and gross margin as a percent of sales increased from 31% to 34% for the 2001 period. The increase in gross margin is attributable to increased manufacturing efficiencies as a result of increased business volume primarily in our armor product lines. Gross margin in the Commercial Products segment, excluding the effect of the Autoliv Payment, grew $0.5 million, and gross margin as a percent of sales increased from 30% in 2000 to 32% in 2001. The increase in gross margin percentage is primarily attributable to improved margins in our airline soft goods business.

         Administrative expenses for the year ended December 31, 2001 includes the reversal of $0.8 million in medical reserves related to the termination of our self-funded health plan and $0.3 million related to a lease termination reserve. Administrative expenses for the year ended December 31, 2000 includes charges of $1.5 million related to the termination of our self-funded health plan and $0.4 million related to building repair costs in connection with a facility lease termination. Excluding these items, administrative expenses decreased $0.3 million as compared to the 2000 period. Aerospace and Defense administrative expenses for the 2001 period decreased $1.6 million as compared to the comparable 2000 period. This decrease is attributable to focused cost reductions principally through consolidation of operating units and headcount reductions. The decrease is also attributable to recording a lease termination reserve reversal of approximately $0.3 million in 2001 of which $0.4 million had been provided for during the 2000 period ended. Commercial Products segment administrative expenses for 2001 decreased $0.4 million compared to 2000. Corporate administrative expenses decreased $1.2 million compared to 2000. This decrease is principally due to recognizing the reversal of $0.8 million of previously recorded medical reserves related to our terminated employee health plan.

         Operating income increased $12.9 million from $0.5 million to $13.4 million for the year ended December 31, 2001. This increase is attributable to our increased revenues and gross margins achieved in the 2001 period, the effect of large special charges recorded in the previous year to write-down long-lived assets and to record executive severance and restructuring charges, offset partially by special charges in the 2001 period related to employee severance, loss on sale of assets and restructuring charges.

         Interest expense increased 3.8% from $10.0 million to $10.4 million for the year ended December 31, 2001. Cash payments for interest increased $0.5 million to $8.0 million for 2001 as compared to $7.5 million for 2000. The increase in interest and cash payments for interest is due to paying default interest totaling approximately $0.8 million on our previous $20.0 million Senior Secured Notes which were replaced with our $25.0 million Senior Secured
Note in September 2001.

         The effective income tax rate for 2001 approximated 41% and 2000 approximated 22%. The 2001 tax rate reflects the effect of a $0.8 million valuation reserve related to the realization of the deferred tax benefit of certain tax credits and net operating loss carryforwards. The 2000 tax rate reflects the effect of a $0.7 million valuation reserve associated with state net operating loss carryforwards for which realization is uncertain.

DISCONTINUED OPERATIONS

     Our board of directors adopted a plan to dispose of our rail and mass transit seating operations in 1998. Accordingly, the operating results of this operation, including a provision for loss upon disposition, was segregated from continuing operations and was reported as discontinued operations.

     On April 25, 2002, the purchaser of our rail and mass transit seating business filed for Chapter 7 Bankruptcy. Although the purchaser assumed all obligations at the time of the sale in August 1999, we remained liable as guarantor under the facility lease and certain equipment operating leases. As of September 30, 2002, we recorded a reserve of $650,000 for potential settlements of the facility and equipment leases under guarantees and recorded a loss of $347,000, net of related taxes in discontinued operations. We have reached an agreement on the principal leases and subsequent to December 31, 2002 settled the remaining guarantees.

     In August 2000, we agreed to amend and restate the Asset Purchase and Sale Agreement for our disposed rail and mass transit seating operation. The amended and restated agreement adjusted the total sales price to $4,062,500 to be paid in $2,000,000 cash and a promissory note in the amount of $2,062,500. The promissory note provided for interest at 8 1/2% payable quarterly with the outstanding principal and accrued interest due on August 31, 2004. The $2,000,000 cash receipt was recorded as a recovery in discontinued operations and the remaining note balance continued to be accounted for under the cost recovery method of accounting. The $2,000,000 cash recovery, offset by additional settlement charges of $370,000 resulted in a gain on disposal of discontinued operations of $879,000, net of tax expense of $751,000, during the year ended December 31, 2000.

INFLATION

         We do not believe that we are significantly impacted by inflation.

RESEARCH AND DEVELOPMENT

         Our research and development occurs primarily under fixed-price, government funded contracts as well as company sponsored efforts. The revenue received under government funded contracts is recorded under the percentage-of-completion method of accounting, and the costs of independent research and development efforts are expensed as incurred.

         Historically, research and development efforts have fluctuated based upon available government-funded contracts. We anticipate that future fluctuations may also occur and that absent government funded research, we will directly fund research and development efforts to expand our core businesses. As noted in Note 16 to the Consolidated Financial Statements, our costs for research and development to advance our technologies were $7.2 million in 2002, of which $5.1 million was internally funded.


LIQUIDITY AND CAPITAL RESOURCES

     In the fourth quarter 2002, the Board of Directors and our executive management announced that Simula was exploring all strategic options, including sale or merger of the Company. From 2000 through 2002, management carried out a plan to restructure the business, return to profitability and focus on core business. Despite this successful operational turnaround, the debt incurred in the 1990's stands as a hurdle to continued financial success. In the current environment and with debt maturities advancing, management determined that the next step to capture the value created was to reduce and refinance debt and find resources for future growth, or sell the Company to a stronger financial partner. See, "Our Balance Sheet and Strategic Alternatives - in Managements Discussion and Analysis"

     As of December 31, 2002, Simula incurred a net loss of $34.0 million in 2002. This loss is due to the additional valuation allowance of $35.9 million placed on our deferred tax assets in the fourth quarter of 2002. Other restructuring activities and write-downs of assets negatively impacted our business; however, the operational turnaround discussed above provided for income from continuing operations before taxes of $4.7 million.

     Current maturities of our debt as of December 31, 2002 are $41.3 million and primarily consists of $11.3 million with our revolving line of credit ("RLC") due September 30, 2003, $3.2 million with our 9.5% Senior Subordinated Notes due September 30, 2003 and $26.6 million for our Senior Secured Note due December 31, 2003. In order to meet future quarterly covenants and long-term debt maturities, we will need asset sales proceeds or recapitalization transactions. On March 25, 2003, we completed an amendment for certain provisions of the RLC and Senior Secured Note to increase allowable capital expenditures for the fourth quarter of 2002. Additionally, due to the deferred tax asset valuation allowance discussed above, the Company was not in compliance with the net income covenant for the fourth quarter 2002 with its RLC. On April 9, 2003 the Company received a waiver for this technical, non-monetary default. During the first quarter of 2003, Simula is in technical, non-monetary default of a certain monthly covenant with its RLC. On April 9, 2003 the Company received a waiver for this technical, non-monetary default

     With regard to a sale or merger of the Company or debt refinancing, we have retained investments bankers, structured a process, completed preliminary steps, and have received considerable interest in pursuing a transaction. In the event that the Company is successful in completing a sale, merger or refinancing, the terms of the new structure or financing would allow the Company to repay or refinance the debt coming due in 2003. However, because Simula's ability to achieve the potential transactions cannot be assured, the impact on liquidity raises substantial doubt about the ability to meet debt maturities and thus continue as a going concern.

      Upon completion of any of the potential transactions in 2003, we expect that our current debt will be repaid or refinanced and the uncertainty about our ability to continue as a going concern will be eliminated.

         Because of our management, operational re-alignment and operational profitability, we believe that operating cash flows generated and existing availability under our RLC will be adequate to fund our operations, excluding the principal payments on the current debt previously discussed.

         We believe we have sufficient manufacturing capacity, at December 31, 2002, to meet our anticipated future delivery requirements. We may, however, seek strategic partners for the joint development of capital intensive manufacturing capacity for new high technology products. We may also seek to obtain additional capital should demand for our products exceed current capacity. The raising of capital in public markets will be primarily dependent upon prevailing market conditions and the demand for our products and technologies.

         We define liquidity as the ability to access cash to meet operating and capital needs. Our primary source of cash in 2002 was from our revolving line of credit ("RLC"), our operations and a $3.0 million settlement with a Tier 1 automotive customer.

         Our ability to generate sufficient cash flow from operations is principally dependent upon our ability to continue to increase revenue and contain operating expenses. At December 31, 2002, the Aerospace and Defense segment had total backlog of $154.7 million, of which $26.6 million is funded and $128.1 million is unfunded (see "Backlog"). A factor that could impact our ability to generate Aerospace and Defense revenue would be limitations on acquiring certain raw materials. Our supply contracts for the ITS(R) are based upon the production requirements of the OEMs. Our ability to maintain Commercial Products revenue will be predominately related to our ability to maintain volumes and margins and properly hedge our foreign currency transaction risk as the majority of this revenue is Euro dollar denominated. We are continually reviewing our revenue and cost forecasts so that we can react to changes in our operations and liquidity position.

         Our borrowing availability under the RLC is dependent upon the relative balances of trade accounts receivable, contract costs and estimated earnings in excess of billings and inventories and each of their relative advance percentages and advance limits. The revolving line of credit accrues interest at the Chase Manhattan prime rate or LIBOR plus 2.4%, based upon the rate we select, matures September 30, 2003 and renews automatically unless terminated by either party with proper notice. At December 31, 2002, the RLC had an outstanding balance of $11.3 million with an average interest rate of 5.25% and additional borrowing availability of $1.3 million.

         On September 26, 2001, we completed a financing with an accredited investor of $25,000,000 in a Senior Secured Note due December 31, 2003. The financing allowed us to repay the lender under our previous Term Notes for which we had been in non-monetary default since December 31, 2000. In connection with the repayment of this debt, an extraordinary loss on early extinguishment of debt of $2,182,900, net of an income tax benefit of $1,633,000, has been recorded. The pre-tax extraordinary loss of $3,815,900 included pre-payment penalties and interest charges of $1,361,590, and unamortized deferred finance fees and loan discounts totaling $2,454,309.

         The $25,000,000 Senior Secured Note accrues interest payable quarterly at 12.5% and accrues additional principal in kind ("PIK") interest at 6%, which at our option may be paid quarterly, provided we are in compliance with certain covenants, or capitalized into the note balance. The PIK rate may also be reduced as our leverage ratio is reduced. The PIK rate was 6% throughout 2002. The Senior Secured Note contains covenants that require the maintenance of certain defined financial ratios and limits additional borrowings and capital expenditures. In addition to other remedies, the Senior Secured Note provides for a fee of $1,000,000 if we are unable to meet our debt leverage ratio requirement as of June 30, 2003. The Senior Secured Note is secured by a lien on our assets.

         On December 30, 1999, we executed agreements with an accredited investor for two Senior Secured Notes totaling $20.0 million. The two Senior Secured Notes in the amounts of $5,000,000 (the "Term Note A") and $15,000,000 (the "Term Note B") (together the "Term Notes") were issued with a warrant to purchase 850,000 shares of common stock at $5.00 per share. The warrant was subsequently repriced to $1.625. These Term Notes were retired on September 26, 2001 from the proceeds received from the $25,000,000 Senior Secured Note. We had recorded an original issue discount of $2,300,000 and a repricing discount of $407,000 related to the stock warrant. The discounts were being amortized over the term of the underlying notes using the effective interest method. The Term Note A originally matured on September 30, 2000 and was subsequently extended to October 1, 2001. The Term Note A accrued interest payable monthly at 15% and provided for an additional monthly bridge fee of $25,000. The Term Note A was redeemable with a 30-day notice at any time without penalty. The Term Note B original maturity was June 30, 2003 and provided for cash interest to be paid monthly at 12.25% and interest to be capitalized into the note principal balance at 3% per annum. The Term Note B was redeemable with a 30-day notice at 105% of principal on or before December 31, 2001.

         In November 1998, we completed a private placement to accredited investors of $3,238,000 of our 9 1/2% Senior Subordinated Notes (the "9 1/2% Notes") and received proceeds of $1,025,000 and exchanged $2,213,000 of our 12% Notes. The 9 1/2% Notes are due on September 30, 2003 and bear interest at
9 1/2% per annum, payable semi-annually. The 9 1/2% Notes may be redeemed at our option, upon at least 30 days notice, in whole or in part on a pro rata basis, on and after April 30, 1999, at 102% of par value plus accrued interest payable to the redemption date.

         During 1997, we completed the public offering of $34.5 million of our 8% Senior Subordinated Convertible Notes (the "8% Notes"). The 8% Notes are due May 1, 2004 and bear interest at 8% per annum, payable semi-annually. The 8% Notes are convertible into shares of our common stock at a price of $17.55 per share of common stock. The 8% Notes may be redeemed at our option in whole or in part on a pro rata basis, on and after May 1, 1999, at certain specified redemption prices plus accrued interest payable to the redemption date.

         The indenture relating to the 9 1/2% Notes and the 8% Notes contains certain covenants including limitations on additional indebtedness, the sale of assets, liens securing indebtedness other than senior indebtedness, payment restrictions affecting subsidiaries, transactions with affiliates, future senior subordinated indebtedness and mergers and consolidations. In accordance with the indenture, we may incur indebtedness under senior credit facilities up to $50 million and may incur other indebtedness based upon a specified ratio of cash flow, as defined, to interest expense. The 9 1/2% Notes and the 8% Notes become due upon successful acceleration of $10 million or more in senior debt. We were in compliance with all of the covenants of this indenture at December 31, 2002.



         A summary of our contractual obligations and commercial commitments is provided below:

                                 ---------------------------------------------------------------
                                   Long-Term       Capital Lease      Operating
Contractual Obligations               Debt         Obligations          Leases         TOTAL
                                 -------------     -------------    -------------  -------------
2003                               $29,988,315        $7,590          $2,159,149    $32,155,054
2004                                31,350,123                         1,955,563     33,305,686
2005                                   962,964                         1,791,433      2,754,397
2006                                                                   1,725,566      1,725,566
2007                                                                   1,587,043      1,587,043
Thereafter                                                             4,802,285      4,802,285
                                 -------------     -------------    -------------  -------------
Total Contractual Cash
  Obligations                     $62,301,402         $7,590         $14,021,039    $76,330,031
                                 =============     =============    =============  =============

                                ------------------------------------------------------------
Commercial Obligations          Lines of Credit        Lease Guarantees            TOTAL
                                ---------------        ----------------        -------------
2003                              $11,283,393              $50,000              $11,333,393
2004                                                                                     --
2005                                                                                     --
Thereafter                                                                               --
                                ---------------        ----------------        -------------
Total Commercial Obligations      $11,283,393              $50,000              $11,333,393
                                ===============        ================        =============



         In addition, in contemplation of a potential sale, merger or other transfer of the Company, we have entered into retention agreements ("the agreements") with certain key employees whereby the Company agreed to pay either a bonus payment, or a retention payment and insurance benefit under the terms provided within the agreements. The potential range for the bonus or retention payment is between $2.6 million and $3.2 million.

         Operating activities provided approximately $5.5 million of cash during the year ended December 31, 2002, compared to using $1.0 million of cash during the same period in 2001. The increase is primarily attributable to continued operational improvement, the one time settlement of the with a Tier 1 automotive customer for $3.0 million and less overall working capital required as compared to 2001.

          Investing activities used approximately $4.7 million during the period ended December 31, 2002, compared to using $4.9 million of cash during same period in 2001. The uses in 2002 were principally attributable to the purchase of manufacturing equipment in both of our business segments and additional investments in our patent portfolio. In 2001, the uses were primarily for leasehold improvements made in relation to the relocation of our largest manufacturing division and additional investment in our patent portfolio, partially offset by proceeds received from the sale of substantially all the assets of our airline softgoods manufacturing subsidiary.

         Financing activities used net cash of approximately $0.9 million during 2002, compared to providing net cash of approximately $5.5 million for the same period in 2001. Cash used in financing activities during 2002 primarily related to reduced borrowings under the RLC and scheduled payments under other debt arrangements. In 2001 the cash provided by financing activities principally came from proceeds received under our line of credit which had been paid down considerably in the previous year from the proceeds received in connection with the legal settlement in 2000 mentioned above. In September 2001, we replaced our previous two Senior Secured Notes with a face amount of approximately $20.2, million and for which we were in non-monetary default, with a $25.0 million Senior Secured Note.

SEASONALITY

         We do not believe that we are currently significantly impacted by seasonal factors.

NEW ACCOUNTING PRONOUNCEMENTS

         In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS 145, "Rescission of FASB Statements No.4, 44 and 64, amendment of FASB Statement No.13, and Technical Corrections." SFAS No. 145, among other things, no longer allows for the classification of gains and losses from extinguishment of debt as extraordinary. We will adopt SFAS No. 145 effective January 1, 2003 and upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition, the $2.2 million extraordinary loss and the $1.1 million extraordinary gain from early extinguishment of debt for the years ended December 31, 2001 and 2000, respectively, will be reclassified to income before extraordinary loss to conform to the requirements under SFAS No. 145.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 also nullifies Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. We will adopt SFAS No. 146 effective January 1, 2003 and do not anticipate that the new standard will have a material impact on our financial position or results of operations.

         In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This

Interpretation addresses the disclosures to be made by a guarantor in its financial statements and its obligations under guarantees. The Interpretation also clarifies the requirements related to the recognition of a liability by the guarantor at the inception of a guarantee. Per the interpretation, initial recognition of a liability shall be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. We have adopted the disclosure provisions of this interpretation as of December 31, 2002, as discussed in Note 14, concerning our guarantees on certain leases.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure". This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. Specifically, SFAS No. 148 prohibits companies from utilizing the prospective method of transition, the only method offered under the original SFAS No. 123, in fiscal years beginning after December 15, 2003. However, the statement permits two additional transition methods for companies that adopt the fair value method of accounting for stock-based compensation, which include the modified prospective and retroactive restatement methods. Under the prospective method, expense is recognized for all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. The modified prospective method recognizes stock-based employee compensation cost from the beginning of the fiscal year in which the provisions are first applied, as if the fair value method had been used to account for all employee awards granted, modified, or settled in fiscal years beginning after December 15, 1994. Under the retroactive restatement method, all periods presented are restated to reflect stock-based employee compensation cost under the fair value method for all employee awards granted, modified, or settled in fiscal years beginning after December 15, 1994. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results using a prescribed specific tabular format and requiring disclosure in the "Summary of Significant Accounting Policies" or its equivalent. We have adopted the new disclosure requirements for 2002, and are currently evaluating the impact if we were to adopt the fair value method of accounting for stock-based employee compensation under all three methods.

FORWARD LOOKING INFORMATION AND RISKS AND UNCERTAINTIES IN OUR BUSINESS

         A wide variety of factors affect our projected operating and financial results and can adversely impact our revenues, profitability and cash flows. Our liquidity and available working capital depend upon our cash flow from operations and, potentially, upon proceeds from asset sales or licensing, refinancing of our debt, or potential sale or merger of the Company. Improved cash flow from operations will depend on our ability to continue to implement our cost cutting initiatives. Continued compliance with our debt covenants is necessary to avoid loan defaults and is a requirement for maintaining access to funds available under our RLC.

     With respect to our product offerings many of our products are subassemblies in final products. We act as subcontractor to defense industry prime contractors and as a component supplier to automotive ("OEM") and first tier systems suppliers. Accordingly, we are reliant on others to gain and retain market acceptance for our products, and we must continue to demonstrate that our products will provide advantages to the manufacturers of final products, including increasing product safety and providing such manufacturers with competitive cost advantages

         Although we have long established relationships with a number of our Aerospace and Defense customers, we do not have significant long-term supply contracts with any of these customers. Our customers typically do not commit to long-term production schedules and, as a result, customer orders generally are subject to cancellation or delay. Reliance upon defense contracts involves certain risks, including dependence on congressional appropriations and changes in governmental policies that reflect military and political developments.

         In our Commercial Products segment, we operate in the highly competitive automotive safety industry. As most of our competitors have greater resources than we do and since products become commoditized over time, our success in this industry is largely dependent on our ability to innovate. Our ability to compete effectively in this industry also depends on our ability to remain competitive in pricing, service, and performance. In addition, automotive OEMs continually exert downward pressure on prices, forcing us to cut costs and to innovate in order to maintain margins and projected volumes from year to year.

         Factors pertinent to our ability to meet our current and future financial projections include:


o our ability to refinance our debt or achieve acceptable valuations in a process to sell or merge the Company;

o our relationship with our senior lenders and on-going compliance with loan terms and covenants;

o our relationship with significant customers and maintenance of preferred supplier relationships with them that are renegotiated frequently;

o  our leveraged status and the level and cost of our debt;

o  the continued reduction of our fixed expenses;

o ability to monetize assets including through sales of certain assets or technologies at a favorable price;

o our ability to continue to provide design and manufacturing services, products and new product applications that compare favorably on the basis of time to introduction, cost, and performance with those of our competitors;

o the cyclical nature of the automobile industry and other markets addressed by our products;

o  the level and makeup of military expenditures;

o contract mix and shifting production and delivery schedules among our market segments;

o  the amount of resources available for independent research and development;

o proof of concept and production validation of certain of our new technologies and proposed products, as well as our financial ability to establish manufacturing capacity for such products; and

o  technological changes introduced by competitors and customers.

         As used throughout this report, the words "estimate," "anticipate," "expect," "should," "intend," "project," "target," or other expressions that indicate future events identify forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events. Actual results and trends may differ materially. Risks include those described herein and in our registration statements and periodic reports filed with the U.S. Securities and Exchange Commission.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

INTEREST RATE RISK

         We have short-term borrowings supported by a long-term revolving Financing Agreement which subjects us to the risk of loss associated with movements in market interest rates.

         At December 31, 2002, we had $11.3 million in short-term borrowings outstanding and $62.3 million in long-term debt outstanding, of which, approximately $30.0 million has been classified as current. The long-term debt is fixed-rate debt and, accordingly, does not expose us to risk of earnings loss due to changes in market interest rates (see Note 8 to the our Consolidated Financial Statements). The short-term borrowings of $11.3 million are variable rate obligations.

         If the variable rates were to change by 10% from December 31, 2002, annual interest expense associated with the variable-rate debt would change by approximately $1.1 million pretax.

CURRENCY EXCHANGE RATE RISK

         We have currency exposures related to buying and selling in currencies other than the local currency in which we operate. These exposures may impact future earnings and/or operating cash flows. Currently, our most significant exposure relates to the Euro and the British Pound. We have supply contracts for our ITS(R) and AHPS that are Euro denominated. We also maintain a manufacturing facility in the United Kingdom for which we fund its operating expenses in British Pounds. During the second quarter of 2002, we entered into foreign currency hedge transactions to mitigate our associated risks. The magnitude of the exposure varies over time and we enter into agreements from time to time by which we seek to manage certain portions of our foreign exchange exposure in accordance with established policy guidelines. These arrangements primarily hedge cash flows for forecasted transactions involving receivables and payables. We have hedged transactions through March 31, 2003 and currently do not anticipate any existing gains or losses currently classified in Other Comprehensive Income to be reclassified into earnings.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The financial statements and supplementary data are set forth in this report on Form 10-K commencing on page F-1.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                           PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information about the Directors of the Company and includes additional information about the Company's executive officers.

                      NAME           AGE                               POSITION
                      ----           ---                               --------

           Bradley P. Forst          49       Chief Executive Officer, President and Director
           Joseph W. Coltman         45       Chief Development Officer and Executive Vice President
           John A. Jenson(1)         39       Chief Financial Officer and Treasurer
           Jack A. Henry(2)          59       Lead Director
           John M. Leinonen          65       Director
           Robert D. Olliver         76       Director
           Jean E. Boyle             55       Director
           S. Thomas Emerson         62       Director
           James C. Withers          68       Director
           Lon A. Offenbacher        49       Director


DIRECTORS

         Bradley P. Forst. Mr. Forst has served as President and Chief Executive Officer of the Company since October 2000. Mr. Forst joined the Company as Vice President, General Counsel, Secretary, and Director in 1995 and became Executive Vice President in December 1998. Prior to being President and Chief Executive Officer, he served in a variety of business capacities with the Company, including the completion of several rounds of public and private debt and equity offerings, the acquisition and disposition of businesses, the transfer and licensing of multiple technologies developed or acquired by the Company, and as president of one of the Company's business units. Prior to joining the Company, Mr. Forst was engaged in the private practice of law in Phoenix, Arizona, from 1985 to 1995. His clients included the Company. Mr. Forst received his J.D. in 1978 from Tulsa University and his LL.M. from Columbia University School of Law in 1981.

         Jack A. Henry. Mr. Henry has served as a Director since February 2001 and was appointed the Company's Lead Director on June 20, 2002. In 2000, Mr. Henry formed Sierra Blanca Ventures, LLC, a private advisory and investment firm. Mr. Henry currently serves on the Board of Directors of Harris Trust Bank of Arizona, an Arizona Bank; Vodavi Technology, Inc., a provider of business telecommunications solutions including telephony products, voice processing products and computer-telephony products; and SOS Staffing Services, a provider of staffing services throughout the western United States. Mr. Henry serves on the Regional Advisory Board of AON Risk Services, the multifaceted retail brokering and risk management services arm of AON Corporation, a publicly traded insurance company. Mr. Henry also is active in the Phoenix community. He is past Chairman of the Arizona Chamber of Commerce and Greater Phoenix Leadership, and he has served on several other civic-oriented boards and committees. Mr. Henry retired as the Managing Partner of the Phoenix, Arizona office of Arthur Andersen LLP in 2000, a position he had held for 18 years. Mr. Henry commenced employment with Arthur Andersen in 1966. Mr. Henry holds Bachelor's and Master's Degrees in Business Administration from the University of Michigan. He was elected to the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors, and serves as Chairman of the Audit Committee.

         John M. Leinonen. Mr. Leinonen has served as a Director since June 1997. Mr. Leinonen is past Vice President, Automotive Business Development, for Exponent Failure Analysis Associates, Inc., an analytical, testing, and safety engineering services firm. From 1960 to 1995, Mr. Leinonen was employed by Ford Motor Company, where for over a 22 year period he directed all activities in Ford's automotive safety office, including vehicle safety assurance, safety regulations and planning, and production vehicle safety and compliance. Mr. Leinonen was President of the Society of Automotive Engineers ("SAE") in 1995, and has served six years as a member of SAE's Board of Directors. Mr. Leinonen is a Registered Professional Engineer.

         Robert D. Olliver. Mr. Olliver has served as a Director since 1992. Mr. Olliver is the Director of Risk Management Services for Acordia of Arizona, an insurance brokerage firm. Mr. Olliver has over 50 years experience in the insurance business. Acordia of Arizona has been the general agent for the Company's insurance programs since 1987.

-----------

1 Mr. Jenson served as the Company's Controller and as Director of Business Operations in fiscal year 2002. He was appointed the Company's Chief Financial Officer and Treasurer on January 1, 2003, replacing John S. Hodgson.

2  Mr. Henry was elected as Lead Director on June 20, 2002.

         Jean (John) E. Boyle. General Boyle has served as a Director since June 2002. General Boyle, CAF ret., served a distinguished 30 year career in the Canadian military, culminating in his service as Chief of the Defense Staff of Canada's Armed Forces, the equivalent to the Chairman of the U.S. Joint Chiefs of Staff. Following his military retirement, General Boyle was Boeing Company's Vice-President, International Business Development from 1997 to 1999. From 1999 to 2001, General Boyle served as Managing Director of Boeing International Corporation-Europe. In 2001, General Boyle joined the SPECTRUM Group, a strategic consulting and lobbyist organization serving defense companies, and in that capacity he has assisted the Company in preparing an international business development strategy for Simula's Cockpit Airbag Systems (CABS) product. The Company is a client of the SPECTRUM Group.

         S. Thomas Emerson. Dr. Emerson has served as Director of the Company since June 1999. He is the Director of the Donald H. Jones Center for Entrepreneurship at Carnegie Mellon University. Prior to that, Dr. Emerson was the President and CEO of the Arizona Technology Incubator ("ATI") based in Scottsdale, Arizona. From 1992 to 1998, Dr. Emerson was President, CEO, and Chairman of Xantel Corporation, a provider of software products for computer telephone integration systems. From 1984 to 1992, Dr. Emerson was President, Chief Executive Officer, and Chairman of Syntellect Inc., a manufacturer of voice processing systems for computer and telephone communications. Dr. Emerson holds degrees in physics from the Massachusetts Institute of Technology and Rice University.

         James C. Withers. Dr. Withers has served as a Director of the Company since 1992. Dr. Withers is the Chief Executive Officer of Materials and Electrochemical Research Corporation based in Tucson, Arizona. He has served in that capacity since 1985. From 1986 to 1988, Dr. Withers was President and Chief Executive Officer of Keramont Research Corporation, also based in Tucson, Arizona.

         Lon A. Offenbacher. Mr. Offenbacher has served as a Director since September 1998 and is a member of the Audit Committee and the Compensation Committee. He is the Business Line Executive--Occupant Protection Systems for Delphi Corporation and has held that position since 1999. Mr. Offenbacher has 31 years of experience in the development, engineering, and supply of automotive components and systems. Prior to 1999, Mr. Offenbacher held key leadership positions at Delphi and its former parent General Motors Corp., including Director of Product Engineering, Director of Interior Engineering and Sales Director. He was appointed in 1988 as a Congressional Fellow and served on the U.S. Congress House Ways and Means Committee. Mr. Offenbacher holds a Bachelor's degree in Chemical Engineering from Purdue University and a Masters of Business Administration from the University of Dayton. He is the Chairman of the Board of the Automotive Occupant Restraint Council, an industry trade association.

         The Board of Directors is divided into three classes, with each class serving a staggared 3 year term. The current Board of Directors terms are as follows and will expire at the Company's Annual Meeting in the applicable year unless the respective Director is reelected for an additional 3 year term:

       TERM EXPIRING 2003    TERM EXPIRING 2004    TERM EXPIRING 2005
       ------------------    ------------------    ------------------

       John M. Leinonen      Lon A. Offenbacher    S. Thomas Emerson
       Robert D. Olliver     Jack A. Henry         Bradley P. Forst
       Jean E. Boyle(1)                              James C. Withers

OTHER EXECUTIVE AND STATUTORY OFFICERS

         Joseph W. Coltman. Mr. Coltman has served as Executive Vice President and Chief Development Officer since April 2001. Mr. Coltman has served as a corporate executive officer since February 2000 and President of Simula's research, development and testing subsidiary, Simula Technologies, Inc., since January 1997. He also acted as interim President of Simula Safety Systems, Inc., the Company's Aerospace and Defense business, from October 2000 to May 2001. Prior to January 1997, Mr. Coltman spent 17 years in Simula's government and defense business working in various R&D, business development and executive management capacities. Mr. Coltman has authored over 30 major technical reports related to human tolerance, crash survivability and ballistic protection and is an inventor on two patents. Mr. Coltman received his B.S. degree in Mechanical Engineering and M.S.M.E. degree from Pennsylvania State University.

--------
1 General Boyle was appointed to the Board of Directors for a one-year term, which expires July 2003 unless he is re-elected for an additional term.

         John A. Jenson. Mr. Jenson was named Chief Financial Officer and Treasurer of the Company in January 2003. Mr. Jenson served as Controller and then as the Director of Business Operations for the Company from June 2001 to January 2003. From 1996 to 2001, Mr. Jenson served as the Director of Finance and Administration for the Company's Automotive division. Before joining the Company, Mr. Jenson was an independent financial management consultant. Mr. Jenson also held the position of Chief Financial Officer at Wick Pilcher Insurance and NAB Nursery. From 1986 to 1991, Mr. Jenson was with Deloitte Touche in Phoenix, Arizona leaving as a manager of Auditing Services. Mr. Jenson received his B.S. in Accountancy from Northern Arizona University and is a Certified Public Accountant in the State of Arizona.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires each Director and Executive Officer of the Company, and each person who owns more than ten percent (10%) of a registered class of the Company's equity securities to file by specific dates with the Securities and Exchange Commission (the "SEC") reports of ownership and reports of change of ownership of equity securities of the Company. The SEC requires Executive Officers, Directors, and 10% Stockholders to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report any failure of its Directors, Executive Officers and 10% Stockholders to file by the relevant due date any of these reports during the Company's fiscal year.

         Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that for the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its Directors, Executive Officers and 10% Stockholders were complied with.

ITEM 11.  EXECUTIVE COMPENSATION.

                  SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation we paid to the Company's "Named Executive Officers," comprised of the Chief Executive Officer and the three other most highly compensated executive officers who participate in a company policy capacity as of the end of 2002 whose salary and bonus exceeded $100,000 for services rendered in all capacities to the Company.

                                                  Annual Compensation       Long-Term Compensation      All Other
                                                                                    Awards            Compensation
                                              -------------- -------------- ------------------------ ----------------
                                                                             Securities Underlying
   Name and Principal Position       Year       Salary(1)        Bonus              Options
---------------------------------- ---------- -------------- -------------- ------------------------ ----------------

Bradley P. Forst                     2002       $285,112       $75,000(3)            100,000                 --
Chief Executive Officer and          2001        254,544           --                   --                   --
President                            2000        205,000           --                320,000                 --

John A. Jenson(1)                    2002        132,167           --                 5,000                  --
Director of Operations               2001        115,801         7,053                 --                    --
                                     2000         91,555           --                 5,000                  --

Joseph W. Coltman                    2002        208,882           --                10,000                  --
Chief Development  Officer and       2001        181,953           --                  --                    --
Executive Vice President             2000        161,000           --                175,000                 --

John S. Hodgson(2)                   2002        171,726           --                95,000                  --
Chief Financial Officer,
Executive Vice President and Treasurer


-------------

(1) In addition to salary, nominal amounts are contributed by the Company as a match to the 401(k) accounts of Named Executive Officers.

(2) Mr. Hodgson's employment as Chief Financial Officer, Executive Vice President and Treasurer commenced in February 2002 and ended on January 1, 2003. Mr. Jenson was appointed Chief Financial Officer and Treasurer of the Company on January 1, 2003.

(3) Mr. Forst was paid a bonus of $75,000 in September 2002 in respect of the Company's performance in 2001. The Company has accrued $50,000 of bonus in respect of performance during 2002, but to date has not paid any bonus to Mr Forst, in respect of 2002.

STOCK OPTION AND BENEFIT PLANS

         In 1992, the Company adopted the Simula 1992 Stock Option Plan. The 1992 Plan provided for the issuance of up to 360,000 shares of the Company's Common Stock pursuant to grants made under the Plan. In August 1994, the Board of Directors adopted the 1994 Stock Option Plan, which was subsequently approved by the stockholders of the Company at the Annual Meeting in June 1995. The 1994 Plan reserved up to 2,500,000 shares of Common Stock for issuance under the Plan. In February 1999, the Board of Directors adopted the 1999 Incentive Stock Option Plan, which was subsequently approved by the stockholders of the Company at the Annual Meeting in June 1999. The 1999 Plan reserved up to 2,000,000 shares of Common Stock for issuance under the Plan, and an increase to 2,450,000 was subsequently approved by the stockholders of the Company at the Annual Meeting in June 2001.

         In the fiscal year ended December 31, 2002, the Company granted a total of 353,000 stock options to employees under its stock option plans. The following table sets forth information regarding options granted in 2002 to Named Executive Officers identified in the Summary Compensation Table:

                        OPTION GRANTS IN FISCAL YEAR 2002
                                INDIVIDUAL GRANTS

                                                                                           Potential Realizable
                                                                                          Value at Assumed Annual
                           Number of      Percent of Total                                     Rates of Stock
                           Securities         Options                                        Price Appreciation
                           Underlying        Granted to     Exercise or                      for Option Term(1)
Name                         Options        Employees in     Base Price    Expiration    --------------------------
                             Granted         Fiscal Year        ($/SH)        Date          5% ($)        10%($)
------------------------ ----------------- ----------------- ------------- ------------- ------------- ------------
Bradley P. Forst             100,000             28%             3.90       3/28/2012      $237,124      $608,591
John S. Hodgson               95,000             27%             3.91       2/11/2012      $233,603      $591,996
Joseph W. Coltman             10,000              3%             3.40       7/30/2012       $21,382       $54,187
John A. Jenson                 5,000              1%             3.76        4/1/2012       $11,823       $29,962

(1) Calculated from a base price equal to the exercise price of each option, which was the fair market value of the Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth on the table will be achieved.


         The following table sets forth information with respect to the exercised and unexercised options to purchase Common Stock granted under the Company's stock option plans to the Named Executive Officers identified in the Summary Compensation Table and held by them at December 31, 2002:

                FISCAL YEAR END OPTIONS VALUES

                                                                Number of Unexercised
                                                                       Options                  Value of Unexercised
                             Shares                               at Fiscal Year End           In-The-Money Options at
                           Acquired on     Value Realized                (#)                    Fiscal Year End
         Name             Exercise (#)           ($)          Exercisable/Unexercisable   ($) Exercisable/Unexercisable
------------------------ ---------------- ------------------ ---------------------------  ------------------------------
Bradley P. Forst               N/A               N/A             740,000 / 110,000                   - / -
John S. Hodgson                N/A               N/A                 31,667 / -                      - / -
Joseph W. Coltman              N/A               N/A              156,250 / 40,000                   - / -
John A. Jenson                 N/A               N/A               23,500 / 5,000                    - / -


EMPLOYEE STOCK PURCHASE PLAN

         The Company maintains an Employee Stock Purchase Plan ("ESPP" or "Plan"). The ESPP provides eligible employees with the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions. The purpose of the Plan is to provide incentive to employees of the Company to perform in a manner that enhances the value of the Company's Common Stock by providing a direct ownership stake in the Company. The ESPP initially reserved 400,000 shares of the Company's Common Stock to be issued under the Plan. In December 2001, the Company registered 200,000 additional shares for issuance under the Plan. Employees of the Company and its subsidiaries are eligible to participate in the Plan following 30 days of continuous service with the Company, provided that such employees work in excess of 20 hours per week and greater than five months per calendar year.

         Eligible employees invest in the Plan through regular payroll deductions of up to 10% of their gross earnings, deducted net of taxes, for each semi-annual period of participation, provided that no employee may purchase more than $25,000 worth of the Company's Common Stock in any given calendar year. Payroll deductions are credited to an account established in each participating employee's name and shares of the Company's Common Stock are automatically issued on behalf of participating employees on the last business day of each semi-annual period of participation at the lesser of (i) 85% of the market price per share of Common Stock on an individual's entry date into the Plan (subject to certain limitations), or (ii) 85% of the market price per share on the semi-annual purchase date. The Plan purchase dates are May 31 and November 30 each year.

DEFINED BENEFIT PENSION PLAN

         The Company adopted a non-contributory defined benefit pension plan as of November 1, 1980. To be eligible, participants must have completed six months of continuous service and have attained the age of 21. Benefits are based on the length of service and the participants' final pay (averaged over the five highest consecutive years of the participant's last ten years of participation). The Company makes contributions to the plan based on actuarially determined amounts. The defined benefit plan was frozen to new participants July 1, 1999. Messrs. Forst, Coltman and Jenson are participants in the plan consistent with the normal terms and conditions of the plan.

         The following table sets forth the estimated annual benefits payable on retirement for specified compensation and years of service categories for participants.

                              PENSION PLAN TABLE(1)

                                                         YEARS OF SERVICE(2)
--------------------------------------------------------------------------------------------------------------------
        Remuneration              15                 20                  25                   30                35
--------------------------------------------------------------------------------------------------------------------
            $ 50,000            $17,500             $17,500            $17,500                $17,500       $17,500
             100,000             35,000              35,000             35,000                 35,000        35,000
             150,000             52,500              52,500             52,500                 52,500        52,500
             200,000             70,000              70,000             70,000                 70,000        70,000
             250,000             87,500              87,500             87,500                 87,500        87,500
             300,000            105,000             105,000            105,000                105,000       105,000
             350,000            122,500             122,500            122,500                122,500       122,500


------------
(1) The benefits illustrated above are payable from the Simula, Inc. Defined Benefit Pension Plan and the unfunded nonqualified Supplemental Retirement Plan of Simula, Inc. Benefits are calculated on a straight life annuity basis. The compensation covered by the retirement plan includes all wages and salaries but excludes bonuses. Benefits under the retirement plan are not subject to deduction for Social Security or other offset amounts.

(2) As of December 31, 2002, Messrs. Forst's, Coltman's and Jenson `s credited years of service were 7, 22 and 7, respectively. Mr. Hodgson did not participate in the Company's Defined Benefit Plan.


401(K) PROFIT SHARING PLAN

         The Company's 401(k) Profit Sharing Plan (the "PSP") is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. The PSP was adopted effective November 1, 1989. The PSP is administered under a trust, and the Company's Directors are currently serving as its trustees. All employees of the Company who are 21 years or older, including named Executive Officers, are eligible to participate in the PSP.

         Under the PSP, participating employees can elect to contribute to the PSP through payroll reductions. In addition, the Company at its discretion can make contributions to the PSP up to a certain percentage of a participant's annual compensation. In 2002, the Company match on all participant 401(k) contributions, including those of its Named Executive Officers, was 15% up to the first 6% of compensation. Participating employees are entitled to full distribution of their share of the Company's contributions under the PSP upon death, disability or when they reach retirement age. If a participant's employment is terminated earlier, his or her share of the Company's contributions will depend on the number of years of employment with the Company. All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Leinonen (Chairman), Offenbacher, Olliver and Withers, all of whom are non-employee members of the Company's Board of Directors, were members of the Company's Compensation Committee for the fiscal year 2002. Effective as of December 31, 2002 the members of the Compensation Committee are Messrs. Leinonen (Chairman), Offenbacher and Boyle. No member of the Compensation Committee was, during the fiscal year ended December 31, 2002, or currently is an officer, former officer or employee of the Company. None of the Company's Named Executive Officers served as a member of:

         - the compensation committee of another entity of which one of the executive officers of such entity served on the Company's Compensation Committee;

         - the board of directors of another entity, one of whose executive officers served on the Company's Compensation Committee; or

         - the compensation committee of another entity of which one of the executive officers of such entity served as a member of the Company's Board of Directors.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

         The Company is party to employment agreements with its Chief Executive Officer and one of its other Named Executive Officers, Joseph W. Coltman. Mr. Forst's employment agreement is for a three-year term commencing October 2000 and automatically renews for additional three-year terms unless notice of termination is given at least one year in advance of the end of any term. The Company has entered into a similar employment agreement with Mr. Coltman. The term of the employment agreement with Mr. Coltman is two years. The term of each agreement is subject to early termination upon the disability or death of the executive.

         During the term of the employment agreements, the Company is to pay each executive his base salary, which is subject to review and adjustment by the Compensation Committee of the Company's Board of Directors on an annual basis. In addition to his base salary, each executive is entitled to participate in any and all additional compensation or benefit plans of the Company now in place or later adopted, such as annual bonus or option plans, incentive, savings and retirement plans, and welfare benefit plans.

         Each employment agreement includes provisions that are triggered upon a change of control of the Company. For purposes of these agreements, the term "change of control" means the occurrence of any of the following events: (i) the acquisition, directly or indirectly, of ownership of more than 20% of the Company's Common Stock; (ii) a merger or consolidation in which voting power of the Company's securities changes or the Company is not the surviving corporation; (iii) the sale, transfer, or other disposition in one or more transactions, of all or substantially all of the assets of the Company; or (iv) a change in the membership of one-third of the Board of Directors in one or more contested elections. In the event of a change of control, if the Company terminates the executive's employment without cause (as defined in each employment agreement), or the executive resigns for good reason (as defined in each employment agreement), the Company will pay such executive a severance payment. For Mr. Forst, the severance payment is an amount equal to three times his then current salary plus average annual bonus. For Mr. Coltman the multiplier is two times.

         Mr. Forst's employment agreement provides that in the event that it is determined that any payment under the agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or parallel state or local tax laws, Mr. Forst is entitled to receive from the Company a "gross-up" payment in an amount equal to the excise tax and related penalties, interest and other charges. The employment agreement with Mr. Coltman caps all benefits such that no excise tax will be imposed by Section 4999.

         Upon promotion to Chief Financial Officer and due to the Company's pursuit of various strategic alternatives (including ongoing sale of assets, refinancing or sale of the Company, on January 10, 2003, the Company entered into a retention agreement with Mr. JensonThe retention agreement provides that in the event that Mr. Jenson is terminated at any time up to one year following the sale, merger or other transfer for value of all or substantially all of the Company's stock or assets, Mr. Jenson is entitled to receive a retention payment equivalent to eighteen months of his salary and continued health benefits coverage for a period of eighteen months. However, if the Company's successor retains Mr. Jenson in a comparable position for a period of one year and one day, Mr. Jenson is entitled to receive a bonus payment equivalent to twelve months of his salary in lieu of the retention payment and health benefit described above. The retention agreement terminates on December 31, 2003 or the date the Company notifies Mr. Jenson of its decision not to pursue a transaction, whichever is earlier.

DEATH BENEFIT PLAN AGREEMENTS

         The Company has also entered into a death benefit plan agreement with Mr. Forst. Under this agreement, the Company has made an unfunded and unsecured promise to pay to his beneficiary ten (10) years' worth of his base annual salary in quarterly installments. The Company has taken out life insurance policies on Mr. Forst's life, with benefits in excess of the liabilities thereunder. Under the death benefit plan agreement, benefits are payable only from general corporate assets, and neither Mr. Forst nor his estate has any right to the proceeds of such policies or any other assets of the Company.

DIRECTOR COMPENSATION

         The Company's non-employee, outside directors, General Boyle, Dr. Emerson, Dr. Withers, and Messrs. Olliver, Leinonen and Offenbacher, (the "Outside Directors"), each receive $3,000 cash compensation per Board meeting plus reasonable expense reimbursements, plus $1,500 per committee meeting. In addition, the Outside Directors receive an initial grant of options to purchase 15,000 shares when they become directors and an annual grant of 3,000 options each year thereafter. In 2002, Outside Directors also received $5,000 worth of shares of Simula common stock on a quarterly basis under the Simula, Inc. Outside Directors' Equity Plan. This quarterly stock grant will not be awarded in 2003. Directors other than Outside Directors do not receive separate compensation for their services as Directors.

         In 2002, the Lead Director of the Company, Jack Henry, received a one-time, up-front cash payment of $10,000 for assuming this position and its responsibilities. Tthe Lead Director also received a stipend of $10,000 ($5,000 cash and $5,000 in restricted stock of the Company) in fiscal year 2002. In 2003, the Lead Director will be compensated $4,500 cash per Board meeting plus reasonable expense reimbursements, plus $1,500 per committee meeting.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by: (i) each of the Named Executive Officers as defined in SEC Regulation S-K 402(a)(3), including persons who are no longer employed with the Company but who in fiscal 2002 were Named Executive Officers pursuant to SEC Regulation S-K 402(a)(3)(i) and (iii); (ii) each director of the Company; (iii) all of the Company's executive officers and directors as a group; and (iv) each person known to the Company to be a beneficial owner of more than 5% of the outstanding Common Stock, all as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based on information furnished by such persons. Unless otherwise indicated, as of March 31, 2003, shares indicated as beneficially owned are held with sole voting and investment power.

                                                                        Shares Owned
                                                                -----------------------------
                                                                   Number(1)    Percentage(2)
NAME OF BENEFICIAL OWNER                                        -----------------------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS(3):
Bradley P. Forst(5)                                                     799,153           6%
Joseph W. Coltman(6)                                                    172,470           1%
John A. Jenson(7)                                                        35,315            *
James C. Withers(8)                                                      66,812            *
Robert D. Olliver(9)                                                     67,523            *
John M. Leinonen(10)                                                     58,093            *
Lon A. Offenbacher(11)                                                   55,349            *
S. Thomas Emerson(12)                                                    54,308            *
Jack A. Henry(13)                                                        46,833            *
John S. Hodgson(14)                                                           -            *
Jean E. Boyle(15)                                                         7,764            *
All directors and executive officers as a group (11 persons)          1,355,856          10%

Stanley P. Desjardins(4)                                              3,102,974          24%
Kennedy Capital Management, Inc.(16)                                  1,610,100          12%
Tennenbaum Capital Partners, LLC(17)                                    829,003           6%


-----------

(1) The number of shares shown in the table, including the notes thereto, have been rounded to the nearest whole share. The number includes, when applicable, shares owned of record by such person's spouse and by other related individuals, trusts, and entities over whose shares of Common Stock such person has custody, voting control or power of disposition. The number also includes shares of Common Stock that the identified person had the right to acquire within 60 days of March 31, 2003 by the exercise of stock options other than options pursuant to the Employee Stock Purchase Plan, without regard to whether such options are in-the-money.

(2) An * indicates ownership of less than 1% of the outstanding Common Stock. The percentages shown include the shares of Common Stock that the person will have the right to acquire within 60 days of March 31, 2003 other than through the Employee Stock Purchase Plan. In calculating the percentage of ownership, all shares of Common Stock that the identified person has the right to acquire, or will have the right to acquire within 60 days of March 31, 2003, upon the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(3) The address of all Directors and executive officers is 2625 South Plaza Drive, Suite 100, Tempe, Arizona 85282.

(4) Based on information provided in Form 4 of the Statement of Changes in Beneficial Ownership by Simula, Inc. with the Securities and Exchange Commission on May 20, 2002. Mr. Desjardins is the founder and former Chairman of Simula, Inc. Mr. Desjardins' address is 5200 S. Lakeshore Drive #240, Tempe, Arizona 85283.

(5)    Includes options to purchase 795,000 shares of Common Stock.

(6)    Includes options to purchase 171,250 shares of Common Stock.

(7)    Includes options to purchase 33,500 shares of Common Stock.

(8)    Includes options to purchase 57,750 shares of Common Stock.

(9)    Includes options to purchase 55,437 shares of Common Stock.

(10)   Includes options to purchase 46,500 shares of Common Stock.

(11)   Includes options to purchase 45,000 shares of Common Stock.

(12)   Includes options to purchase 39,000 shares of Common Stock.

(13)   Includes options to purchase 18,000 shares of Common Stock.

(14)   Mr. Hodgson is no longer an employee of the Company.

(15)   Includes options to purchase -0- shares of Common Stock.

(16) Based on the information provided in Amendment 1 to Schedule 13G filed by Kennedy Capital Management, Inc. with the Securities and Exchange Commission on February 18, 2003. Kennedy Capital Management, Inc. is an investment adviser registered under the Investment Advisers Act of 1940 and reported that it has sole voting power with respect to 1,547,600 shares of the Company's common stock and sole dispositive power with respect to 1,610,100 shares of the Company's common stock. Kennedy Capital Management's address is 10829 Olive Boulevard, St. Louis, Missouri 63141.

(17) Based on information provided in Schedule 13G filed jointly by Tennenbaum Capital Partners, LLC ("TCP"), Tennenbaum & Co., LLC ("TC") and Michael
       E. Tennenbaum (:MET") with the Securities and Exchange Commission on January 17, 2003. TCP is an investment adviser registered under the Investment Advisers Act of 1940 and is an investment adviser or manager to two funds and a separate account which are the registered holders of 8% senior convertible notes due May 2004 issued by the Company; such notes are convertible into 829,003 shares of the Company's common stock. Each of TCP, TC and MET report shared voting and dispositive power with respect to 829,003 shares of the Company's common stock. The address of principal business office of each of TCP, TP and MET is 11100 Santa Monica Boulevard, Suite 210, Los Angeles, California 90025.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The Board of Directors has a policy that provides that all transactions between the Company and its executive officers, Directors, employees and affiliates are subject to the approval of a majority of disinterested Directors of the Board of Directors and will be on terms that are no less favorable to the Company than those that could be negotiated with unaffiliated parties. No such transactions occurred in fiscal year 2002.


ITEM 14.  CONTROLS AND PROCEDURES

         Within 90 days prior to the date of the filing of this report, our Chief Executive Officer and Chief Financial Officer have reviewed and evaluated the effectiveness of our disclosure controls and procedures, which included inquires made of certain other of our employees. Based on their evaluation, our Chief Executive Officer and Chief Financial Officer have each concluded that our disclosure controls and procedures are effective. Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our reports filed under the Securities Exchange Act of 1934 are recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission's rules and forms.

         Subsequent to the date of the evaluation, there have not been any significant changes in our internal controls or in other factors that could significantly affect the disclosure controls.

                           PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)(1)   Financial Statements: Financial Statements appear beginning at page
         F-1.

(a)(2)   Financial statement schedules: None.

(a)(3) Exhibits: The following Exhibits are included pursuant to Item 601 of Regulation S-K.

  NO.                                                 DESCRIPTION                                               REFERENCE

   3.1        Articles of Incorporation of Simula, Inc., as amended and restated................................   (2)
   3.2        Bylaws of Simula, Inc., as amended and restated...................................................   (1)
   4.7        Indenture dated April 1, 1997, in connection with the Company's issuance of the 8% Senior
              Subordinated Convertible Notes due May 1, 2004....................................................   (6)
  10.11       1992 Stock Option Plan, as amended effective September 15, 1998...................................   (3)
  10.12       1992 Restricted Stock Plan........................................................................   (1)
  10.21       1994 Stock Option Plan, as amended effective September 15, 1998...................................   (3)
  10.26       Simula, Inc. Employee Stock Purchase Plan.........................................................   (2)
  10.27       Outside Directors Equity Plan ....................................................................   (9)
  10.37       Simula, Inc. 1999 Incentive Stock Option Plan.....................................................   (4)
  10.41       Financing Agreement with The CIT Group/Business Credit, Inc. dated December 30,1999...............   (5)
  10.41A      Amendment Number Three to Financing Agreement between the Company and The CIT
              Group/Business Credit, Inc. dated September 26, 2001..............................................   (7)
  10.41B      Amendment Number Five to Financing Agreement between the Company and The CIT Group/Business
              Credit, Inc. dated June 30, 2002..................................................................   (10)
  10.41C      Amendment Number Seven to Financing Agreement between the Company and The CIT
              Group/Business Credit, Inc. dated October 22, 2002................................................   (10)
  10.41D      Amendment Number Nine to Financing Agreement between the Company and The CIT Group/Business
              Credit, Inc. dated March 25, 2003.................................................................    *
  10.41E      Waiver to Certain Financial Covenants to Financing Agreement between the Company and The
              CIT Group/Business Credit, Inc. dated April 9, 2003...............................................    *
  10.45       Loan Agreement between the Company and Allied Capital Corporation dated September 26, 2001........   (7)
  10.45A      Waiver and Amendment No. 1 to Loan Agreement between the Company and Allied Capital
              Corporation dated August 19, 2002.................................................................   (10)
  10.45B      Consent and Amendment No. 2 to Loan Agreement between the Company and Allied Capital
              Corporation dated March 25, 2003..................................................................    *
  10.46       Employment Agreement between the Company and Bradley P. Forst dated November 12, 2001,
              effective October 1, 2000.........................................................................   (7)
  10.48       Employment Agreement between the Company and Joseph Coltman dated December 13, 2001,
              effective October 13, 2000........................................................................   (8)
  10.49       Employment Agreement between the Company and John S. Hodgson dated February 1, 2002,
              effective February 11, 2002.......................................................................   (8)
  10.50       Retention Agreement between the Company and John A. Jenson dated December 20, 2002... ............    *
  21          Subsidiaries of the Company.......................................................................    *
  23          Consent of Deloitte & Touche LLP..................................................................    *
  99.1        Certification by Chief Executive Officer pursuant to section 906 of Sarbanes-Oxley Act                *
  99.2        Certification by Chief Financial Officer pursuant to section 906 of Sarbanes-Oxley Act                *


    *    Filed herewith

    (1) Filed with Registration Statement on Form S-18, No. 33-46152-LA, under the Securities Act of 1933, effective April 13, 1992.

    (2) Filed with Definitive Proxy on May 15, 1996, for the Company's Annual Meeting of Shareholders held on June 20, 1996.

    (3) Filed with report on Form 10-Q for the quarter ended September 30, 1998.

    (4) Filed with Definitive Proxy on May 14, 1999, for the Company's Annual Meeting of Shareholders held on June 17, 1999.

    (5)  Filed with report on Form 10-K for the year ended December 31, 1999.

    (6)  Filed with report on Form 10-Q for the quarter ended March 31, 2000.

    (7) Filed with report on Form 10-Q for the quarter ended September 30, 2001.

    (8)  Filed with report on Form 10-K for the year ended December 31, 2001.

    (9)  Filed with Registration Statement on Form S-8, effective March 28,
         2002.

    (10) Filed with report on Form 10-Q for the quarter ended September 30, 2002.


(b) Reports on Form 8-K:


    (1) Report on Form 8-K dated August 14, 2002, furnishing notification of late filing on Form 12b-25

    (2) Report on Form 8-K dated August 26, 2002, discussing certain revisions to the Company board charter

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tempe, State of Arizona, on April 15, 2003.


                                        SIMULA, INC.


                                        By /s/ Bradley P. Forst
                                           -----------------------
                                               Bradley P. Forst, President


         Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 10-K has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                            TITLE                                DATE
            ---------                            -----                                ----

/s/ Bradley P. Forst                  President, Chief Executive Officer           April 15, 2003
---------------------------------       and Director
    Bradley P. Forst


/s/ John A. Jenson                    Chief Financial Officer and Treasurer        April 15, 2003
---------------------------------       (Principal Financial and
    John A. Jenson                      Accounting Officer)


             *                        Lead Director                                April 15, 2003
---------------------------------
    Jack A. Henry

             *                        Director                                     April 15, 2003
---------------------------------
    James C. Withers

             *                        Director                                     April 15, 2003
---------------------------------
    Robert D. Olliver

             *                        Director                                     April 15, 2003
---------------------------------
    John M. Leinonen

             *                        Director                                     April 15, 2003
---------------------------------
    Lon A. Offenbacher

             *                        Director                                     April 15, 2003
---------------------------------
    S. Thomas Emerson

             *                        Director                                     April 15, 2003
---------------------------------
    Jean E. Boyle

             *                        Director                                     April 15, 2003
---------------------------------


*By: /s/ Mari I. Valenzuela
     ----------------------------
         Mari I. Valenzuela

                        CERTIFICATIONS

I, Bradley P. Forst, certify that:

1.       I have reviewed this annual report on Form 10-K of Simula, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations, and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

         (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of the date within 90 days prior to the filing date of the annual report (the "Evaluation Date"); and

         (c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize, and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in the annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



                                            /s/ Bradley P. Forst
                                            ---------------------------
                                            Bradley P. Forst
                                            Chief Executive Officer
                                            April 15, 2003

                        CERTIFICATIONS

I, John A. Jenson, certify that:

1.       I have reviewed this annual report on Form 10-K of Simula, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations, and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

         (d) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         (e) evaluated the effectiveness of the registrant's disclosure controls and procedures as of the date within 90 days prior to the filing date of the annual report (the "Evaluation Date"); and

         (f) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (c) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize, and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         (d) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in the annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.




                                            /s/ John A. Jenson
                                            ----------------------
                                            John A. Jenson
                                            Chief Financial Officer
                                            April 15, 2003

                                                                    Exhibit 99.1

                  CERTIFICATION PURSUANT TO
                   18 U.S.C. SECTION 1350,
                    AS ADOPTED PURSUANT TO
        SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

         In connection with the Annual Report of Simula, Inc. (the "Company") on Form 10-K for year ended December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Bradley P. Forst, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

         (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

         (2) the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.



                                            /s/  Bradley P. Forst
                                            --------------------------
                                            Bradley P. Forst
                                            Chief Executive Officer
                                            April 15, 2003

                                                                    Exhibit 99.2
                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


         In connection with the Annual Report of Simula, Inc. (the "Company") on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, John A. Jenson, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

         (3) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

         (4) the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.



                                            /s/ John A. Jenson
                                            --------------------------
                                            John A. Jenson
                                            Chief Financial Officer
                                            April 15, 2003

                                                                      Exhibit 21



                                                      STATE OF INCORPORATION OR        PERCENTAGE OWNED DIRECTLY OR
              NAME OF SUBSIDIARY                            JURISDICTION                INDIRECTLY BY SIMULA, INC.
----------------------------------------------- -------------------------------------- ------------------------------
SIMULA, INC.                                             Arizona corporation                       100%
SIMULA AEROSPACE & DEFENSE GROUP, INC.                   Arizona corporation                       100%
SIMULA AUTOMOTIVE SAFETY DEVICES, INC.                   Arizona corporation                       100%
SIMULA AUTOMOTIVE SAFETY DEVICES, LTD.             United Kingdom limited company                  100%
SIMULA POLYMER SYSTEMS, INC.                             Arizona corporation                       100%
INTERNATIONAL CENTER FOR SAFETY EDUCATION                Arizona corporation                       100%





              NAME OF SUBSIDIARY                      STATE OF INCORPORATION OR        PERCENTAGE OWNED DIRECTLY OR
              (CORPORATE SHELLS)                            JURISDICTION                 INDIRECTLY BY SIMULA, INC.
----------------------------------------------- -------------------------------------- ------------------------------
SIMULA TECHNOLOGIES, INC.                                Arizona corporation                       100%
SIMULA TRANSPORTATION EQUIPMENT CORPORATION              Arizona corporation                       100%
CCEC CAPITAL CORP.                                       Arizona corporation                       100%
AI CAPITAL CORP.                                         Arizona corporation                       100%
SAI CAPITAL CORP.                                        Arizona corporation                       100%
SIMULA COMPOSITES CORPORATION                           Delaware corporation                       100%

                                                                   Exhibit 10.50

December 20, 2002


MR. JOHN A. JENSON
Simula, Inc.
2625 South Plaza Drive
Suite 100
Tempe, Arizona 85282

         Re: Retention Agreement ("Agreement")


Dear John:

         As we discussed, on behalf of Simula, Inc. ("the "Company"), this letter confirms our desire and offer to retain you as a key employee of the Company.

1. RETENTION OR BONUS PAYMENT. The Company wants to assure that it retains its key employees for the normal operation of business while a potential sale, merger or other transfer for value of all or substantially all of the assets or stock of Simula, Inc. (a "Transaction") is considered. The Company agrees to pay you either a retention payment ("Retention Payment") and insurance benefit ("Insurance Benefit"), or a bonus payment ("Bonus Payment"), if a Transaction is consummated, provided that you continue your employment with the Company as set forth in this letter. The date a Transaction is completed is referred to in this letter as the "End Date." The period from the date of this letter until the End Date is referred to in this letter as the "Retention Period."

         You shall be entitled to the following compensation and benefits if your employment is terminated (a) by the Company during the Retention Period at any time up to the date of a Transaction for any reason except "for cause," or
(b) by the Company's successor in ownership within one year of the Transaction:

         (i) A Retention Payment in an amount equal to eighteen (18) months of your annual base salary as of the End Date, less applicable withholdings; and

         (ii) Continuation of your health benefits coverage for you and your eligible dependents for eighteen (18) months from the date of termination, under the same terms and conditions of the health benefits plan maintained by the Company for its employees generally or, if a plan does not permit participation by non-employees, then another plan as similar as possible to the plan for the Company employees generally (the "Insurance Benefit").

         In the event that the Company through its successor continues to employ you in a comparable position for a period of at least one year and one day following the Transaction, you shall be entitled to a Bonus Payment equivalent to twelve (12) months of your monthly base compensation as of the one year and one day anniversary, less applicable withholdings, in lieu of any Retention Payment and Insurance Benefit.

         2. ELIGIBILITY CONDITIONS. Your eligibility for the payments described in Paragraph 1 is subject to your continued satisfactory performance in Simula's sole discretion including, without limitation, your cooperation with the Company's efforts to sell the business of Simula, Inc., and your compliance with the Company's policies, rules and guidelines.

         3. OFFER OF ANOTHER POSITION. The Company will propose and attempt to secure your employment with the successor, but no assurances can be given.

         4. TIME OF PAYMENT. The Company will pay you the Retention Payment in a lump sum, less applicable tax withholdings, within ten (10) business days of termination of your employment.

         In the event that you continue to be employed in a comparable position for a period of at least one year and one day by the Company through its successor, the Company shall pay you the Bonus Payment in a lump sum, less applicable tax withholdings, within ten (10) business days of such one year and one day anniversary.

         5. EMPLOYMENT AGREEMENT. This Agreement constitutes an employment agreement between you and the Company. During the term of this agreement, you will maintain your current or comparable position and title and shall continue all of your current duties, as modified from time-to-time. Additionally, you will assist the Company in its efforts to sell the business of Simula, Inc. to the extent necessary. During the term, the Company will continue to pay you your current compensation and benefits. You are advised that the foregoing rights, whether to the Retention Payment, the Insurance Benefit, or the Bonus Payment (or any or all of them) will be forfeited if your employment is terminated "for cause," or if you voluntarily terminate employment. For purposes of this Agreement, termination "for cause" shall mean termination resulting from: (1) conduct that has caused demonstrable injury to the Company, monetary or otherwise; (2) continued failure for thirty (30) days to perform your essential job functions, duties or responsibilities, as defined by your supervisor and in the sole discretion of Simula, including your cooperation with the Company's efforts to sell the business; (3) a violation of the Company's established policies and procedures in effect while employed which could subject you to disciplinary action by the Company; or (4) a criminal conviction, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal.

         6. CONFIDENTIALITY. You must keep the existence of this Agreement and its terms completely confidential. You must also keep all discussions relating to a possible Transaction, including terms and negotiations, completely confidential. If you fail to maintain this confidentiality, the Company may, at its option, terminate this Agreement and you will not receive any payments described herein. You will not violate this confidentiality requirement, however, merely by discussing this Agreement or the terms of any prospective Transaction with the executive management of Simula, Inc.

         7. NO TRANSACTION. In the event the Company decides, in its sole discretion, not to pursue a Transaction, it may so notify you. Upon receipt of such notice, this Agreement will terminate, you will not be entitled to any payment hereunder, and you will return to at-will employment status.

         8. TERMINATION. Unless terminated pursuant to Paragraphs 5 or 7, this Agreement shall terminate on December 31, 2003. However, if a Transaction is consummated on or before December 31, 2003, this Agreement shall terminate on the date on which the Company or the Company's successor shall have made any payments required to be made hereunder in respect of your employment with the Company.

         9. MISCELLANEOUS. This Agreement constitutes your complete understanding concerning your retention and employment during the Retention Period, and supercedes all other agreements between you and the Company, specifically including any Employment Agreement between you and the Company but specifically excluding any non-disclosure, invention assignment, Option Agreement and any agreement for the sole benefit of the Company, if any. No other agreements, promises or inducements, or any modifications to this Agreement, will be binding unless reduced to writing and signed by you and an authorized representative of the Company. This Agreement shall be binding upon a successor in ownership of the Company.

         If you agree to the terms listed in this letter, please sign where indicated below. This letter will constitute your Retention Agreement once executed by you.


                                                Sincerely,

SIMULA, INC.

                                                By /s/ Bradley P. Forst
                                                   -----------------------
                                                   Bradley P. Forst
                                                   President and
                                                   Chief Executive Officer

I agree to the terms of this Agreement.


 /s/ John A. Jenson                     1/10/03
-------------------------------         --------

                                                                  Exhibit 10.41D

             THE CIT GROUP/ BUSINESS CREDIT, INC.
             300 South Grand Avenue, Third Floor
                Los Angeles, California 90071


                         Dated as of
                        March 25, 2003



SIMULA, INC. AND SUBSIDIARIES
2700 North Central Avenue, Suite 1000
Phoenix, Arizona  85004

         Re: Amendment Number Nine to Financing Agreement

Ladies and Gentlemen:

Reference is made to the Financing Agreement between The CIT Group/Business Credit, Inc. as lender thereunder ("CITBC"), and Simula, Inc. and its subsidiaries, as borrowers thereunder (collectively, the "Companies"), dated as of December 31, 1999, as the same may be amended from time to time (the "Financing Agreement"). Initially capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Financing Agreement.

The Companies have requested, and CITBC has agreed, subject to the satisfaction of each of the terms and conditions hereof, to modify and amend certain provisions of the Financing Agreement.
Therefore, pursuant to mutual agreement, it is hereby agreed as follows:

I. AMENDMENT OF DEFINITIONS. The definitions of "ASD Capital Expenditures" and "ASD Capitalized Lease Obligations" are hereby deleted and replaced with the following:

         "ASD Capital Expenditures" means Capital Expenditures made by the Companies in connection with the operation of Simula Automotive Safety Devices, Inc. and/or Simula Automotive Safety Devices, Ltd.; provided, however, that in calculating such amounts, the Companies shall be permitted to deduct therefrom the net amount of tooling reimbursements and grants related to any such Capital Expenditures and in each case either (i) received by a Company in cash within thirty (30) days of the incurrence of such Capital Expenditures or (ii) approved in writing by CITBC.

         "ASD Capitalized Lease Obligations" means capitalized lease obligations incurred by the Companies in connection with the operation of Simula Automotive Safety Devices, Inc. and/or Simula Automotive Safety Devices, Ltd.; provided, however, that in calculating such amounts, the Companies shall be permitted to deduct therefrom the net amount of tooling reimbursements and grants related to any such capitalized lease obligations and in each case either (i) received by a Company in cash within thirty (30) days of the incurrence of such capitalized lease obligations or (ii) approved in writing by CITBC.

II.      AMENDMENT TO SUBSECTION (B) OF SECTION 7, PARAGRAPH 11. Subsection
         (b) of Section 7, Paragraph 11 is hereby deleted in its entirety and replaced with the following:

         "(b) make any ASD Capital Expenditure or enter into any ASD Capitalized Lease Obligation, if the sum of (i) the aggregate amount of all ASD Capital Expenditures (including the ASD Capital Expenditure in question) made by the Companies and their Subsidiaries during such fiscal quarter period of the Companies ending as of the dates set forth below, plus (ii) the aggregate amount of all ASD Capitalized Lease Obligations (including the ASD Capitalized Lease Obligation in question) made or required to be made by the Companies and their Subsidiaries during such fiscal quarter period of the Companies ending as of the dates set forth below, would exceed the amount set forth below opposite each such date:

         Fiscal Quarter ended 12/31/02 - $650,000
         Fiscal Quarter ended 3/31/03 - $400,000
         Fiscal Quarter ended 6/30/03 - $250,000
         Fiscal Quarter ended 9/30/03 and thereafter - $200,000;"

III. CONSENT TO SALES. The Companies have requested that CITBC consent to the Companies' proposed sales of (i) that certain equipment described on Exhibit "A" attached hereto, (ii) that certain real and personal property consisting of SEI's former office located at 537 Sweeten Creek Industrial Park, Asheville, North Carolina, and (iii) that certain real estate located at 10008 South 50th Place, Phoenix, Arizona (collectively, the "Sales"). CITBC has agreed to consent to the Sales as currently contemplated by the Companies and as set forth in drafts of the purchase and sale documents submitted to CITBC to date. Except as expressly provided herein, the foregoing consent shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Financing Agreement or any document entered into in connection therewith, or (b) a waiver, release or limitation upon the exercise by CITBC of any of its rights, legal or equitable, hereunder or under the Financing Agreement or any Loan Document. Except as set forth above, CITBC reserves any and all rights and remedies which it has had, has or may have under the Financing Agreement and each Loan Document.

IV. CONFIRMATION OF GUARANTY. The Companies, as Guarantors, hereby confirm that the Guaranty, dated December 30, 1999, executed by the Guarantors in favor of CITBC guarantying the repayment of the Obligations remains in full force and effect notwithstanding this Amendment and the waiver contained herein.

V.       GENERAL TERMS.

         1. To the extent any of the terms and provision of the Financing Agreement and/or the Loan Documents conflict or are inconsistent with the terms hereof, the terms of this Amendment shall govern.

         2. The effectiveness of the waiver, modification, and consent set forth in this Amendment is expressly conditioned upon:

              a) receipt by CITBC of an executed counterpart of this Amendment executed by the Companies;

              b)   receipt by CITBC of an amendment fee of $10,000;

              c) receipt by CITBC of the execution drafts of the purchase and sale documents for each sale prior to the consummation of a Sale;

              d) receipt by CITBC of fully executed copies of the purchase and sale documents for each Sale;

              e) 100% of the net cash proceeds of each Sale shall be paid to CITBC for application against the outstanding Revolving Loans;

              f) receipt by CITBC of payment in full of all costs, fees and expenses of CITBC incurred in connection with this Amendment; and

              g) the receipt by CITBC of evidence satisfactory to CITBC, in its sole discretion, that Allied Capital Corporation (i) has consented to the waiver, modification and consent set forth herein, as prescribed by the terms of the Intercreditor Agreement, on terms satisfactory to CITBC, in its sole discretion, and (ii) has amended the Allied Loan Documents and consented to the Sales on terms consistent with those set forth herein (the "Allied Amendment").

         3. This Amendment may be executed in two (2) or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one (1) agreement, and shall become effective when copies hereof which, when taken together, bear the original signatures of each of the parties hereto are delivered to CITBC.

VI. CONSENT UNDER INTERCREDITOR AGREEMENT. CITBC hereby consents to the execution and delivery of the Allied Amendment by and between Allied and the Companies, to the extent such consent is required pursuant to the terms of the Intercreditor Agreement.

         Except as set forth herein no other amendment, waiver, consent or change in the terms or provisions of the Financing Agreement or any other Loan Document is intended or implied. By execution hereof, the Companies represent and warrant to CITBC that, except as disclosed to CITBC, no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of the Companies.

         If the foregoing is in accordance with your understanding, please so indicate by signing and returning the enclosed copy of this Amendment.


                                        Very truly yours,

                                        THE CIT GROUP/BUSINESS CREDIT, INC.

                                        By: /s/ James Karnowski
                                            -----------------------
                                        Title: Vice President
                                               --------------------

AGREED AND ACCEPTED BY:

SIMULA, INC.,
an Arizona corporation

By: /s/ John A. Jenson
   -----------------------
Title: CFO
      --------------------


SAI CAPITAL CORP.,
an Arizona corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------


AI CAPITAL CORP.,
an Arizona corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------


SIMULA TRANSPORTATION EQUIPMENT CORPORATION, an Arizona corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------


INTERNATIONAL CENTER FOR
SAFETY EDUCATION, INC.,
an Arizona corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------


SIMULA AUTOMOTIVE SAFETY DEVICES, INC.,
an Arizona corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------


SIMULA COMPOSITES CORPORATION,
a Delaware corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------

SIMULA POLYMER SYSTEMS, INC.,
an Arizona corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------


SIMULA AEROSPACE & DEFENSE GROUP, INC.,
an Arizona corporation, f/k/a Simula Safety Systems, Inc.

By: /s/ Mari Valenzuela
   -----------------------
Title: Assistant Secretary
      --------------------


SIMULA TECHNOLOGIES, INC.
an Arizona corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------


SIMULA AUTOMOTIVE SAFETY DEVICES, LIMITED, a United Kingdom limited company

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------


CCEC CAPITAL CORP.,
an Arizona corporation

By: /s/ Mari Valenzuela
   -----------------------
Title: Secretary
      --------------------

                                                                  Exhibit 10.41E

             THE CIT GROUP/ BUSINESS CREDIT, INC.
             300 South Grand Avenue, Third Floor
                Los Angeles, California 90071

                         Dated as of
                        April 9, 2003


SIMULA, INC. AND SUBSIDIARIES
2625 S. Plaza Drive, Suite 100
Tempe, Arizona 85282


Re: Waiver of Certain Financial Covenants


Ladies and Gentlemen:

         Reference is made to the Financing Agreement between The CIT Group/Business Credit, Inc. as lender thereunder ("CITBC"), and Simula, Inc. and its subsidiaries, as borrowers thereunder (collectively, the "Companies"), dated as of December 31, 1999, as the same may be amended from time to time (the "Financing Agreement"). Initially capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Financing Agreement.

         It has come to CITBC's attention that the Companies have failed to meet certain of the financial covenants under the Financing Agreement, including, without limitation, the following (collectively, the "Defaults"): (i) net income for the quarter ended December 31, 2002 was ($34,177,000) which fails to satisfy the covenant of $0 required under Subsection (a) of Paragraph 10 of Section 7 of the Financing Agreement; and (ii) EBITDA for the months ended January 31, 2003 and February 28, 2003 was $215,000 and $319,000, respectively, each of which fail to satisfy the $500,000 minimum monthly EBITDA covenant required under Subsection (d) of Paragraph 10 of Section 7 of the Financing Agreement.

         The Companies have requested, and CITBC has agreed, to waive the Defaults subject to the following terms and conditions:

         1. Payment by the Companies to CITBC of a fee in the aggregate amount of $25,000, such fee to be charged to the Companies' loan account pursuant to the Financing Agreement;

         2. Payment by the Companies in full of all fees and expenses of CITBC incurred in connection with this waiver; and

         3. Receipt by CITBC of the Companies' executed counterpart of this letter.

         The limited waiver set forth herein shall be limited precisely as written and shall not be deemed to be (a) a waiver or modification (i) of any other term or condition of the Financing Agreement or (ii) for any other measurement period, or (b) prejudice any right or remedy which CITBC may now or in the future have under or in connection with the Financing Agreement.

         This letter may be executed in counterparts and by different parties on separate counterparts, including by facsimile signature, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same letter. This letter shall become effective upon the execution of a counterpart of this letter by each of the parties hereto.

         Please acknowledge your receipt of this letter and acceptance of the foregoing terms and conditions by signing and dating the enclosed counterpart of this letter where indicated below and returning the same to the undersigned as soon as possible.

                                             Very truly yours,

                                             THE CIT GROUP/BUSINESS CREDIT, INC.

                                             By         /s/ James Karnowski
                                                 -------------------------------
                                             Title: Vice President
                                                   -----------------------------

AGREED AND ACCEPTED BY:

SIMULA, INC.,
an Arizona corporation

By:      /s/ John A. Jenson
   ------------------------------
Title:   Chief Financial Officer
      ---------------------------


SAI CAPITAL CORP.,
an Arizona corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------


AI CAPITAL CORP.,
an Arizona corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------


SIMULA TRANSPORTATION EQUIPMENT CORPORATION, an Arizona corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------


INTERNATIONAL CENTER FOR
SAFETY EDUCATION, INC.,
an Arizona corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------


SIMULA AUTOMOTIVE SAFETY DEVICES, INC.,
an Arizona corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------



SIMULA COMPOSITES CORPORATION,
a Delaware corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------


SIMULA POLYMER SYSTEMS, INC.,
an Arizona corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------

SIMULA AEROSPACE & DEFENSE GROUP, INC.,
an Arizona corporation, f/k/a Simula Safety Systems, Inc.

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Assistant Secretary
      ---------------------------


SIMULA TECHNOLOGIES, INC.
an Arizona corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------



SIMULA AUTOMOTIVE SAFETY DEVICES, LIMITED, a United Kingdom limited company

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------



CCEC CAPITAL CORP.,
an Arizona corporation

By:      /s/ Mari I. Valenzuela
   ------------------------------
Title:   Secretary
      ---------------------------

                                                                  Exhibit 10.45B

                  CONSENT AND AMENDMENT NO. 2 TO LOAN AGREEMENT

This CONSENT AND AMENDMENT NO. 2 TO LOAN AGREEMENT (this "Amendment") is dated as of March 25, 2003 by and among Allied Capital Corporation, a Maryland corporation ("Holder"), Simula, Inc., an Arizona corporation ("Simula"), and the direct and indirect subsidiaries of Simula listed on the signature pages hereof.

WHEREAS, Simula, the Subsidiaries of Simula (collectively with Simula, the "Companies") and Holder are parties to a certain Loan Agreement dated as of September 26, 2001 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement");

WHEREAS, Simula has advised Holder that Simula desires to sell, or to contract to sell, its owned real properties (the "Properties") located as (i) 537 Sweeten Creek Industrial Park Drive, Asheville, North Carolina 28803 and (ii) 10008 South 50th Place, Phoenix, Arizona 85044, which property is subject to a Lien in favor of Holder pursuant to that certain Junior Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of September 26, 2001 executed by Simula in favor of Holder.

WHEREAS, Simula has further advised Holder that Simula desires to sell, or to cause one of its Subsidiaries to sell, the equipment described on Exhibit A hereto (the "Designated Equipment"), which Designed Equipment is subject to a Lien in favor of Holder pursuant that certain Security Agreement dated as of September 26, 2001.

WHEREAS, Absent the prior written consent of Holder, disposition of the Properties and the Designated Equipment by Simula would constitute separate breaches of Section 5.3 of the Loan Agreement and separate Events of Default pursuant to Section 7.1(c) of the Loan Agreement. Simula has requested that Holder consent to the disposition of the Properties and the Designated Equipment by Simula and its Subsidiaries, free and clear of any Lien in favor of Holder.

WHEREAS, Simula has further requested that Holder agree to amend the Loan Agreement in certain respects.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

DEFINITIONS. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

CONSENT. Notwithstanding any provisions of the Loan Agreement to the contrary, in reliance on the representations, warranties, covenants and agreements set forth herein, and subject to the consummation of the conditions precedent set forth herein, Holder hereby consents to the disposition of the Properties and the Designated Equipment by Simula or its Subsidiaries, free and clear of any Lien in favor of Holder; provided, however, that the Simula or its Subsidiaries shall use any and all net proceeds available to Simula and its Subsidiaries in connection with such dispositions to repay Debt that is pari passu with, or ranks superior to, the Obligations. Except as expressly provided herein, the foregoing consent shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Loan Agreement, any Security Document or any document entered into in connection therewith, or (b) a waiver, release or limitation upon the exercise by Holder of any of its rights, legal or equitable, hereunder or under the Loan Agreement, any Security Document or any Loan Document. Except as set forth above, Holder reserves any and all rights and remedies which it has had, has or may have under the Loan Agreement, each Security Document and each Loan Document.

AMENDMENTS. In reliance on the representations, warranties, covenants and agreements set forth herein, and subject to the consummation of the conditions precedent set forth herein,, the Loan Agreement is hereby amended as follows:

Paragraph (e) of Section 4.13 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

     (e) ASD Capital Expenditures and Capitalized Leases. No Company will, nor will any Company permit any of its Subsidiaries to, make any ASD Capital Expenditure or enter into any ASD Capitalized Lease Obligation, if the sum of (i) the aggregate amount of all ASD Capital Expenditures (including the ASD Capital Expenditure in question) made by the Companies and their Subsidiaries during each fiscal quarter of the Companies ending as of the dates set forth below, plus (ii) the aggregate amount of all ASD Capitalized Lease Obligations (including the ASD Capitalized Lease Obligation in question) made or required to be made by the Companies and their Subsidiaries during each such fiscal quarter of the Companies ending as of the dates set forth below, would exceed the amount set forth below opposite each such date:

                    FISCAL QUARTER ENDING                      AMOUNT
                    ---------------------                      ------
                    December 31, 2002                          $650,000
                    March 31, 2003                             $400,000
                    June 30, 2003                              $250,000
                    September 30, 2003                         $200,000
                    December 31, 2003                          $200,000


If the Companies and their Subsidiaries do not utilize the entire amount of ASD Capital Expenditures and ASD Capitalized Lease Obligations permitted in any fiscal quarter set forth above, the Companies may carry forward to the immediately following fiscal quarter only the unutilized amount of such ASD Capital Expenditures and ASD Capitalized Lease Obligations (with the amounts expensed or made by the Companies in such succeeding fiscal quarter applied last to such carried forward amount).

Section 20.1 of the Loan Agreement is hereby amended by amending and restating the following definitions set forth therein as follows:

"ASD Capital Expenditures" means Capital Expenditures made by the Companies in connection with the operation of Simula Automotive Safety Devices, Inc. and/or Simula Automotive Safety Devices, Ltd.; provided, however, that in calculating such amounts, the Companies shall be permitted to deduct therefrom the net amount of tooling reimbursements and grants related to any such Capital Expenditures and in each case either (i) received by a Company in cash within thirty (30) days of the incurrence of such Capital Expenditures or (ii) approved in writing by Holder;

"ASD Capitalized Lease Obligations" means capitalized lease obligations incurred by the Companies in connection with the operation of Simula Automotive Safety Devices, Inc. and/or Simula Automotive Safety Devices, Ltd.; provided, however, that in calculating such amounts, the Companies shall be permitted to deduct therefrom the net amount of tooling reimbursements and grants related to any such capitalized lease obligations and in each case either (i) received by a Company in cash within thirty (30) days of the incurrence of such capitalized lease obligations or (ii) approved in writing by Holder;

CONDITIONS. The effectiveness of this Amendment is subject to the following conditions precedent: Each Company shall have delivered to Holder a manually executed original of this Amendment; The Companies shall have paid to Holder the amount set forth in that certain letter agreement of even date herewith between the Companies and Holder;

The Companies shall have delivered to Holder an agreement executed by each Company and CIT in form and substance satisfactory to Holder (the "CIT Amendment"), pursuant to which, among other things, CIT shall have consented to the disposition of the Properties and the Designated Equipment on substantially the same terms and conditions as those set forth herein;

After giving effect to the amendments contemplated hereby, no Default or Event of Default shall be in existence as of the date hereof; and

After giving effect to the CIT Amendment, no Default or Event of Default (as such terms are defined in the CIT Financing Agreement) shall be in existence as of the date hereof under the CIT Financing Agreement.

REPRESENTATIONS AND WARRANTIES. To induce Holder to enter into this Amendment, the Companies represent and warrant to Holder that (a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Companies and that this Amendment has been duly executed and delivered by the Companies, and (b) after giving effect to the amendments contemplated hereby, no Default or Event of Default shall have occurred and be continuing before and immediately after giving effect to this Amendment.

DCI CAPITAL EXPENDITURES. Notwithstanding anything contained in this Amendment or in the Loan Agreement to the contrary, Holder and Companies hereby agree that no Company shall make any DCI Capital Expenditures, or incur any DCI Capitalized Lease Obligations, during the Companies' 2003 fiscal year in an aggregate amount, with respect to all Companies, in excess of $225,000.

CONSENT UNDER INTERCREDITOR AGREEMENT. Holder hereby consents to the execution and delivery of the CIT Amendment by CIT and the Companies, to the extent such consent is required pursuant to the terms of the Intercreditor Agreement.

SEVERABILITY. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

REFERENCES. Any reference to the Loan Agreement contained in any document, instrument or agreement executed in connection with the Loan Agreement shall be deemed to be a reference to the Loan Agreement as modified by this Amendment.

COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

RATIFICATION. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Loan Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Loan Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

                     SIMULA, INC.,
                     an Arizona corporation


                     By         /s/ John A. Jenson
                          ------------------------------------
                     Its        Chief Financial Officer
                          ------------------------------------


                     THE SUBSIDIARIES OF SIMULA, INC.:

                     AI CAPITAL CORP.,
                     an Arizona corporation


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------

                     CCEC CAPITAL CORP.,
                               an Arizona corporation


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------


                     INTERNATIONAL CENTER FOR SAFETY EDUCATION, INC., an Arizona corporation


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------

                     SAI CAPITAL CORP.,
                     an Arizona corporation f/k/a Simula Artcraft
                     Industries, Inc.


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------


                     SIMULA AUTOMOTIVE SAFETY DEVICES, INC.,
                     an Arizona corporation


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------

                     SIMULA COMPOSITES CORPORATION,
                     a Delaware corporation


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------

                     SIMULA POLYMER SYSTEMS, INC.,
                               an Arizona corporation


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------

                     SIMULA AEROSPACE & DEFENSE GROUP, INC.,
                     an Arizona corporation f/k/a Simula Safety Systems, Inc.


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Assistant Secretary
                          ------------------------------------

                     SIMULA TECHNOLOGIES, INC.,
                     an Arizona corporation


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------

                     SIMULA TRANSPORTATION EQUIPMENT CORPORATION, an Arizona corporation


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------

                     SIMULA AUTOMOTIVE SAFETY DEVICES, LTD.,
                     a United Kingdom limited company


                     By         /s/ Mari I. Valenzuela
                          ------------------------------------
                     Its        Secretary
                          ------------------------------------


                     HOLDER:


                     ALLIED CAPITAL CORPORATION


                     By         /s/ Peter Fidler
                          ------------------------------------
                     Its        Vice President
                          ------------------------------------

                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-85158, 333-74440, 333-42972, 333-57541, 333-22989, 333-14021 and 33-93928 of
Simula, Inc. on Form S-8 of our report dated March 21, 2003, except for Notes 7 and 8, as to which dates are March 25, 2003 and April 9, 3003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Simula, Inc.'s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Simula, Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 15, 2003

                         SIMULA, INC.

                INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report.........................................................................F-2

Consolidated Balance Sheets as of December 31, 2002 and 2001.........................................F-3

Consolidated  Statements of  Operations  for each of the three years ended December 31, 2002.........F-4

Consolidated Statements of Shareholders' Deficit and Comprehensive Loss
        for each of the three years ended December 31, 2002..........................................F-5

Consolidated  Statements  of Cash  Flows for each of the three years ended December 31, 2002...F-6 - F-7

Notes to Consolidated Financial Statements....................................................F-8 - F-25


                          INDEPENDENT AUDITORS' REPORT



Directors and Shareholders
Simula, Inc. and Subsidiaries
Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Simula, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' deficit and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Simula, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the uncertainty relating to the Company's ability to refinance certain of its debt raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Deloitte & Touche LLP

March 21, 2003, except for Notes 7 and 8, as to which dates are March 25, 2003 and April 9, 2003
Phoenix, Arizona

SIMULA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
----------------------------------------------------------------------------------------------------
                                                                             2002            2001
                                                                        ------------    ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                             $    212,053    $    362,319
  Contract and trade receivables - Net (including costs and estimated earnings in excess of billings of $14,216,255 and $10,620,110,
      respectively)                                                       27,381,930      26,441,295
  Inventories                                                              5,767,604       7,384,222
  Deferred income taxes                                                         --         2,596,000
  Prepaid expenses and other                                               1,704,873         915,547
                                                                        ------------    ------------
     Total current assets                                                 35,066,460      37,699,383
PROPERTY, EQUIPMENT, and LEASEHOLD IMPROVEMENTS -Net                      11,773,247      10,545,449
DEFERRED INCOME TAXES                                                           --        34,985,000
DEFERRED FINANCING COSTS                                                   2,419,054       4,059,630
INTANGIBLES - Net                                                          3,534,478       3,333,896
OTHER ASSETS                                                               2,086,245       2,029,933
                                                                        ------------    ------------
TOTAL                                                                   $ 54,879,484    $ 92,653,291
                                                                        ============    ============

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
  Revolving line of credit                                              $ 11,283,393    $ 11,488,639
  Trade accounts payable                                                   6,170,585       6,972,576
  Other accrued liabilities                                                9,247,644       8,394,234
  Deferred revenue                                                           898,503       1,540,247
  Accrued restructuring costs                                              1,140,444       1,313,931
  Liabilities of discontinued operations                                      20,672            --
  Advances on contracts                                                      940,752       2,049,645
  Current portion of long-term debt                                       29,995,905         993,682
                                                                        ------------    ------------
     Total current liabilities                                            59,697,898      32,752,954
DEFERRED REVENUE                                                             489,582       1,367,002
DEFERRED LEASE COST                                                          807,156         400,914
LONG-TERM DEBT - Less current portion                                     32,313,087      60,772,414
                                                                        ------------    ------------
     Total liabilities                                                    93,307,723      95,293,284
                                                                        ------------    ------------
SHAREHOLDERS' DEFICIT
  Preferred stock, $.05 par value- authorized 50,000,000 shares;
     none outstanding
  Common stock, $.01 par value- authorized 50,000,000 shares;
     issued 13,014,395 and 12,892,858 respectively                           130,144         128,929
  Additional paid-in-capital                                              62,715,713      62,412,546
  Accumulated deficit                                                    (97,412,584)    (63,377,118)
  Accumulated other comprehensive loss                                    (3,861,512)     (1,804,350)
                                                                        ------------    ------------
     Total shareholders' deficit                                         (38,428,239)     (2,639,993)
                                                                        ------------    ------------
TOTAL                                                                   $ 54,879,484    $ 92,653,291
                                                                        ============    ============

                 See notes to consolidated financial statements.


SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
THREE YEARS ENDED DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------------------
                                                                         2002             2001             2000
                                                               ---------------  ---------------  ---------------
Revenue                                                         $ 114,553,968    $ 106,794,159    $  97,295,471
Cost of revenue                                                    74,555,569       70,294,828       65,224,828
                                                               ---------------  ---------------  ---------------
Gross margin                                                       39,998,399       36,499,331       32,070,643
Administrative expenses                                            18,515,624       16,907,571       20,163,228
Research and development                                            5,108,172        4,775,966        4,659,875
Restructuring charges                                                 851,465          367,000          375,000
Executive severance expense                                              --            473,000        2,222,619
Write-off of long-lived assets                                        417,449             --          4,167,386
Loss on sale of assets                                                   --            543,000             --
                                                               ---------------  ---------------  ---------------
Operating income (loss)                                            15,105,689       13,432,794          482,535
Interest expense, net                                             (10,438,307)     (10,350,188)      (9,974,864)
                                                               ---------------  ---------------  ---------------
Income (loss) before income taxes, discontinued operations
    and extraordinary items                                         4,667,382        3,082,606       (9,492,329)
Income tax (expense) benefit                                      (38,355,848)      (1,933,000)       2,584,000
                                                               ---------------  ---------------  ---------------
(Loss) income before discontinued operations and
    extraordinary items                                           (33,688,466)       1,149,606       (6,908,329)
(Loss) income from discontinued operations, net of related
    income tax benefit (expense) of $303,000 and ($751,000)          (347,000)            --            879,000
Extraordinary (loss) gain on early retirement of debt, net of related income tax benefit (expense) of $1,633,000 and
    ($415,000)                                                           --         (2,182,900)       1,108,933
                                                               ---------------  ---------------  ---------------
Net loss                                                          (34,035,466)      (1,033,294)      (4,920,396)
Dividends on preferred stock                                             --               --          1,082,802
                                                               ---------------  ---------------  ---------------
Net loss attributable to common shareholders                    $ (34,035,466)   $  (1,033,294)   $  (6,003,198)
                                                               ===============  ===============  ===============
(Loss) income per common share - basic:
(Loss) income before discontinued operations and
     extraordinary item                                         $       (2.61)   $        0.09    $       (0.70)
(Loss) income from discontinued operations                              (0.03)            --               0.08
Extraordinary (loss) gain on early extinguishment of debt                --              (0.18)            0.10
                                                               ---------------  ---------------  ---------------
Net loss                                                        $       (2.64)   $       (0.09)   $       (0.52)
                                                               ===============  ===============  ===============
(Loss) income per common share - diluted:
(Loss) income before discontinued operations and
      extraordinary item                                        $       (2.61)   $        0.09    $       (0.70)
(Loss) income from discontinued operations                              (0.03)            --               0.08
Extraordinary (loss) gain on early extinguishment of debt                --              (0.17)            0.10
                                                               ---------------  ---------------  ---------------
Net loss                                                        $       (2.64)   $       (0.08)   $       (0.52)
                                                               ===============  ===============  ===============

                 See notes to consolidated financial statements.


SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS
THREE YEARS ENDED DECEMBER 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Accumulated
                                     Common Stock        Additional                        Other          Total
                              ------------------------
                                                          Paid-in       Accumulated    Comprehensive   Shareholders'   Comprehensive
                                  Shares     Amount       Capital         Deficit          Loss           Deficit          Loss
                              ------------ ----------- -------------- --------------- --------------- --------------- --------------
Balance, January 1, 2000       11,103,827  $ 111,038   $ 59,987,309    $(56,340,626)   $   (382,815)    $  3,374,906
Net loss                                                                 (4,920,396)                      (4,920,396)  $ (4,920,396)
Issuance of common shares         180,584      1,806        323,151                                          324,957
Conversion of redeemable
  convertible Series A
  Preferred Stock and accrued
   dividends thereon              905,600      9,056      1,298,095                                        1,307,151
Preferred Stock dividends                                                (1,082,802)                      (1,082,802)
Minimum pension liability
  adjustment                                                                                (94,969)         (94,969)       (94,969)
Stock option compensation                                   129,726                                          129,726
Warrants repriced                                           407,000                                          407,000
Tax benefit from employee
  stock option plans                                          4,000                                            4,000
Currency translation
  adjustment                                                                               (110,609)        (110,609)      (110,609)
                              ------------ ----------- -------------- --------------- ---------------- --------------- -------------
Balance, December 31, 2000     12,190,011    121,900     62,149,281     (62,343,824)       (588,393)        (661,036)  $ (5,125,974)
                                                                                                                       =============
Net loss                                                                 (1,033,294)                      (1,033,294)  $ (1,033,294)
Issuance of common shares,
  net of expenses of $12,000      702,847      7,029        202,865                                          209,894
Minimum pension liability
  adjustment                                                                             (1,215,411)      (1,215,411)    (1,215,411)
Stock option compensation                                    79,400                                           79,400
Repurchase stock options                                    (19,000)                                         (19,000)
Currency translation
  adjustment                                                                                   (546)            (546)          (546)
                              ------------ ----------- -------------- --------------- ---------------- --------------- -------------
Balance, December 31, 2001     12,892,858    128,929     62,412,546     (63,377,118)     (1,804,350)      (2,639,993)  $ (2,249,251)
                                                                                                                       =============
Net loss                                                                (34,035,466)                     (34,035,466)  $(34,035,466)
Issuance of common shares         121,537      1,215        303,167                                          304,382
Minimum pension liability
  adjustment                                                                             (1,438,444)      (1,438,444)    (1,438,444)
Gain (loss) on cash flow
  hedge                                                                                     (11,605)         (11,605)       (11,605)
Currency translation
  adjustment                                                                               (607,113)        (607,113)      (607,113)
                              ------------ ----------- -------------- --------------- ---------------- --------------- -------------
Balance, December 31, 2002     13,014,395   $ 130,144  $ 62,715,713    $(97,412,584)   $ (3,861,512)    $(38,428,239)  $(36,092,628)
                              ============ =========== ============== =============== ================ =============== =============


                 See notes to consolidated financial statements.


SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW
THREE YEARS ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------------------------------------------------
                                                                                 2002            2001            2000
                                                                            -------------   -------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                  $(34,035,466)   $ (1,033,294)   $ (4,920,396)
  Adjustment to reconcile net loss to net cash from operating activities:
    Depreciation and amortization                                              4,424,334       4,403,870       5,605,714
    Deferred income taxes                                                     37,581,000           2,000      (1,524,000)
    Loss (gain) on disposal of discontinued operations                           650,000            --        (1,630,000)
    Currency translation adjustment                                             (607,113)           (546)       (110,609)
    Restructuring charge                                                         851,465         367,000         375,000
    Recovery of bad debts                                                       (132,934)           --              --
    Write-down of fixed assets and intangibles                                   417,449            --         3,981,615
    Loss (gain) on early extinguishment of debt                                     --         3,815,900      (1,523,933)
    Non-cash equity compensation                                                 149,886          79,400         129,727
    Capitalized interest                                                       1,535,096         365,246         463,952
    Loss on disposal of assets                                                   104,182         543,000            --
  Changes in net assets and liabilities:
    Contract and trade receivables - net of advances                          (1,916,594)     (1,247,983)     (1,257,718)
    Inventories                                                                1,616,618      (2,001,081)      1,613,431
    Prepaid expenses and other                                                  (789,326)       (183,159)        (10,525)
    Other assets                                                                 (56,312)     (1,122,396)       (552,105)
    Trade accounts payable                                                      (801,991)      1,174,121        (138,580)
    Other accrued liabilities                                                   (587,322)     (3,540,121)        408,467
    Deferred revenue                                                          (1,519,164)     (2,011,695)      2,632,271
    Deferred lease costs                                                         406,242         257,915         142,999
    Restructuring reserve                                                     (1,024,952)       (913,672)           --
    Liabilities of discontinued operations                                      (629,328)           --              --
    Net assets held for sale                                                        --              --          (637,648)
                                                                            -------------   -------------   --------------
          Net cash provided by (used in) operating activities                  5,635,770      (1,045,495)      3,047,662
                                                                            -------------   -------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                        (3,714,952)     (4,477,977)     (1,231,275)
    Costs incurred to obtain intangibles                                      (1,028,134)     (1,237,409)     (1,009,338)
    Proceeds from sale of property, equipment, and intangibles                      --           861,848      12,326,521
                                                                            -------------   -------------   --------------
          Net cash (used in) provided by investing activities                 (4,743,086)     (4,853,538)     10,085,908
                                                                            -------------   -------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings (repayments) under line of credit                            (205,246)      6,159,210      (7,422,166)
    New borrowings -  net of expenses                                               --        22,515,546            --
    Repayments under other debt arrangements                                    (992,200)    (23,350,376)     (9,430,717)
    Issuance of common shares - net of expenses                                  154,496         209,894         324,957
    Preferred stock dividends                                                       --              --        (1,082,802)
    Repurchased stock options                                                       --           (19,000)           --
                                                                            -------------   -------------   --------------
          Net cash (used in) provided by financing activities                 (1,042,950)      5,515,274     (17,610,728)
                                                                            -------------   -------------   --------------
NET DECREASE IN CASH                                                            (150,266)       (383,759)     (4,477,158)
CASH AT BEGINNING OF PERIOD                                                      362,319         746,078       5,223,236
                                                                            -------------   -------------   --------------
CASH AT END OF PERIOD                                                       $    212,053    $    362,319    $    746,078
                                                                            =============   =============   ==============
                                  (Continued)


                 See notes to consolidated financial statements.

SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
THREE YEARS ENDED DECEMBER 31, 2002
------------------------------------------------------------------------------------------------------------------------
                                                                                      2002         2001         2000
                                                                                 ------------- ------------ ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
Interest paid                                                                      $6,823,953   $8,004,117   $7,541,143
                                                                                 ============= ============ ============
Taxes paid                                                                         $  484,254   $  140,827   $   45,002
                                                                                 ============= ============ ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
    AND FINANCING ACTIVITIES:
Tax benefits from employee stock plans                                             $        -   $        -   $    4,000
                                                                                 ============= ============ ============

In 2001, 608,734 shares of common stock were issued in exchange for an outstanding stock warrant for 850,000 shares of common stock with an exercise price of $1.625.
In 2000, a note payable in the amount of $800,000 was executed in Exchange for the termination of our facility operating lease related to the airliner seat operation which was disposed of in January 2000.
In 2000, a note payable was executed for the remaining balance of Purchased intellectual property in the amount of $950,000.
In  2000, $1,301,756 of Series A Preferred Stock plus accrued Dividends of
    $5,375 were exchanged for 905,600 shares of Common stock.


                 See notes to consolidated financial statements.

SIMULA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     THE COMPANY -- Simula is a world-recognized safety technology company and supplier of human safety and survival systems. We provide high-technology products and services to all branches of the United States military, major aerospace and defense prime contractors, international military forces, and consumer markets. We have served the defense industry for almost 30 years. We are a provider of military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel, safety systems and devices utilized in the automotive industry, and other technologies used in commercial markets to protect humans in a variety of life-threatening or catastrophic situations.

     BASIS OF PRESENTATION -- The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Current maturities of our debt as of December 31, 2002 are $41.3 million and primarily consists of $11.3 million with our revolving line of credit ("RLC") due September 30, 2003, $3.2 million with our Senior Subordinated Notes due September 30, 2003 and $26.6 million for our Senior Secured Note due December 31, 2003. In order to meet future quarterly covenants and long-term debt maturities we will need asset sales proceeds or recapitalization transactions.

     Throughout 2002, Simula was exploring its strategic options to address its leverage issues including sale of assets or refinancing of the Company. In December 2002, Company management added the sale or merger of the entire Company as a potential strategy for dealing with the upcoming debt maturities in 2003. We have retained investments bankers, structured a process, completed preliminary steps, and have received considerable interest in pursuing a transaction. In the event that the Company is successful in completing a sale, merger or refinancing, the term of the new structure or financing would allow the Company to refinance or repay the current debt. Because Simula's ability to achieve the potential transactions cannot be assured the impact on liquidity raises substantial doubt about the ability to continue as a going concern.

     For the year ended December 31, 2002, Simula incurred a net loss of $34.0 million. This loss is due to the additional valuation allowance of $35.9 million placed on our deferred tax assets in the fourth quarter of 2002. In the event the Company cannot continue as a going concern, the deferred tax asset may not be fully usable in the future and, therefore, the full valuation allowance was recorded.

     The consolidated financial statements include the accounts of Simula, Inc. and its subsidiaries (collectively "we" and "our"). All of the subsidiaries are wholly owned. All intercompany transactions are eliminated in consolidation.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Described below are those generally accepted accounting principles particularly significant to us, including those selected from acceptable alternatives.

     a. Revenue - Revenues related to government contracts results principally from fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Adjustments to this measurement are made when management believes that costs incurred materially differ from effort expended. Contract costs include all direct material and labor costs, along with certain overhead costs related to contract production. Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it is determined that such losses will occur.

         Revenue derived from the sale of commercial products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility probable. Generally, all of these conditions are met when the company ships products to its customers. Revenue related to nonrefundable license fees that are payable at the initiation of a licensing agreement are recognized immediately in income when received or when collectibility is reasonably assured, provided that there are no future obligations or performance requirements.

         Revenue related to nonrefundable license fees that are payable at the initiation of a licensing agreement are recognized immediately in income when received or when collectibility is reasonably assured, provided that there are no future obligations or performance requirements. Nonrefundable license fees that are in essence, a prepayment of future royalties, are recognized as revenue on a straight-line basis over the term of the initial license.

     b. Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of contract and trade accounts receivable. The U.S. military comprise a significant portion of our Aerospace and Defense segment customer base. Contracts and accounts receivable from the U.S. Military at December 31, 2002 were approximately $10.6 million and at December 31, 2001 were $10.0 million. We have performed work for the U.S. military since 1975. The work performed is procured from virtually all branches of the military on numerous individual contract awards. Historically we have not experienced significant bad debts.

     c. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     d. Foreign currency assets and liabilities are translated into United States dollars using the exchange rates in effect at the balance sheet date. The effects of exchange rate fluctuations on translation of assets and liabilities are reported as a separate component of shareholders' equity.

     e. Asset impairment - We review the carrying value of our long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Impairment losses, if any, are recorded as a component of earnings from operations.

     f. Derivative instruments - On January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards requiring us to recognize derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. The adoption of SFAS No. 133 did not have a material impact on our financial position or results of operations. We use derivatives to manage exposures to foreign currency fluctuations. The only type of derivative we use is foreign currency contracts. Our objective for holding these forward contracts are to decrease the potential volatility of earnings and cash flows associated with changes in foreign currency exchange rates (See
         Note 13).

     g. Stock based compensation - We have three stock-based employee compensation plans, which are described more fully in Note 10. We account for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation expense in the amount of $79,400 for the year ended 2001 and $129,726 for the year ended 2000, has been recognized in relation to fully vesting option grants, which were unvested at the time of resignation of certain executive management. No other stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the three years ended December 31, 2002:

                                                                      2002              2001              2000
                                                               ------------------ ---------------- -----------------
         Net loss - as reported                                 $   (34,035,466)   $   (1,033,294)  $   (6,003,198)
                                                               ================== ================ =================

         Deduct:  Total stock based employee compensation
                  expense determined under fair value based
                  method for all awards                              (1,288,701)         (379,176)      (2,158,191)
                                                               ------------------ ---------------- -----------------
         Net loss - pro forma                                   $   (35,324,167)   $   (1,412,470)  $   (8,161,389)
                                                               ================== ================ =================
         Loss per share - basic and diluted - as reported       $       (2.63)     $      (0.09)    $      (0.52)
                                                               ================== ================ =================
         Loss per share - basic and diluted - pro forma         $       (2.73)     $      (0.11)    $      (0.71)
                                                               ================== ================ =================

              The estimated fair value of options granted during 2002, 2001 and 2000 was $2.15, $1.26, and $2.30 respectively, per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model and the following table illustrates the assumptions used for grants for the three years ended December 31,2002:

                                                                      2002              2001            2000
                                                               ------------------ ---------------- ---------------
         Dividend yield                                               None              None            None
         Expected volatility                                           98%               68%             74%
         Risk-free interest rate                                      3.6%              4.2%            5.5%
         Expected lives                                               3.25              3.25            3.25

     h. Inventories include raw materials not yet applied to contracts and raw materials, work-in-process and finished goods applicable to commercial products. Inventories are recorded at cost and are carried at the lower of cost or net realizable value. Amounts are relieved from inventory using the first-in first-out method.

     i. Property, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and impairment write-downs pursuant to SFAS No. 144. Amortization of capital leases and leasehold improvements is calculated on a straight-line basis over the life of the asset or term of the lease, whichever is shorter. Depreciation on buildings and equipment is calculated on a straight-line basis. Listed below are the ranges of useful lives by property and equipment category:

                                                 Buildings              30 years
                                                 Equipment          3 to 7 years

     j. Intangibles are recorded at cost, net of accumulated amortization and impairment write-downs pursuant to SFAS No. 144. We acquire intangible assets in the normal course of business. Intangibles are amortized on a straight-line basis over 7 to 20 years.

     k. Deferred financing costs are amortized over the life of the related debt using the effective interest method.

     l. Research and Development - We perform internal research and development activities as well as research and development activities contracted by our customers. Research and development costs are expensed as incurred. Research and development costs of customer contracted research and development activities are included in cost of goods sold.

     m. Income taxes are accounted for under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. Net deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based upon available evidence, it is more likely than not that the deferred tax assets will not be realized. At December 31, 2002, we established a full valuation allowance for all remaining deferred tax assets.

     n. (Loss) earnings per common share - SFAS No. 128, "Earnings Per Share," requires the dual presentation of basic and diluted earnings per share on the face of the income statement and the disclosure of the reconciliation between the numerators and denominators of basic and diluted earnings per share calculations. Basic earnings per share amounts, for the year ended December 31, 2002, are calculated using the weighted average outstanding shares of 12,926,967. Diluted earnings per share amounts, for the year ended December 31, 2002, does not include the effect of 227,142 weighted average outstanding shares related to stock options to purchase common stock and does not include the effect of 1,774,074 shares of common stock to be issued upon conversion of the 8% Notes because the result would be anti-dilutive. Earnings per share amounts for the years ended December 31, 2001 and 2000 are calculated using weighted average outstanding shares of 12,299,996 and 11,450,810, respectively. Diluted earnings per share amounts, for the year ended December 31, 2001, include the effect of 381,893 weighted average outstanding shares related to stock options and warrants to purchase common stock and does not include the effect of 1,774,074 shares of common stock to be issued upon conversion of the 8% Notes because the result would be anti-dilutive. Options and stock warrants to purchase common stock and shares to be issued upon conversion of the 8% Notes totaling 7,134,621 for the year ended December 31, 2000 were not used for computing diluted earnings per share because the results would be anti-dilutive.

     o. New accounting pronouncements - In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No.13, and Technical Corrections", which, among other things, no longer allows for the classification of gains and losses from extinguishment of debt as extraordinary. We will adopt SFAS No. 145 effective January 1, 2003 and upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition, the $2.2 million extraordinary loss and the $1.1 million extraordinary gain from early extinguishment of debt for the years ended December 31, 2001 and 2000, respectively, will be reclassified to income before extraordinary loss to conform to the requirements under SFAS 145.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 also nullifies Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. We will adopt SFAS No. 146 effective January 1, 2003 and do not anticipate that the new standard will have a material impact on our financial position or results of operations.

         In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation addresses the disclosures to be made by a guarantor in its financial statements and its obligations under guarantees. The Interpretation also clarifies the requirements related to the recognition of a liability by the guarantor at the inception of a guarantee. Per the interpretation, initial recognition of a liability shall be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. We have adopted the disclosure provisions of the interpretation as of December 31, 2002, as discussed in Note 14, concerning our guarantees on certain leases.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure". This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. Specifically, SFAS No. 148 prohibits companies from utilizing the prospective method of transition, the only method offered under the original SFAS No. 123, in fiscal years beginning after December 15, 2003. However, the statement permits two additional transition methods for companies that adopt the fair value method of accounting for stock-based compensation, which include the modified prospective and retroactive restatement methods. Under the prospective method, expense is recognized for all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. The modified prospective method recognizes stock-based employee compensation cost from the beginning of the fiscal year in which the provisions are first applied, as if the fair value method had been used to account for all employee awards granted, modified, or settled in fiscal years beginning after December 15, 1994. Under the retroactive restatement method, all periods presented are restated to reflect stock-based employee compensation cost under the fair value method for all employee awards granted, modified, or settled in fiscal years beginning after December 15, 1994. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results using a prescribed specific tabular format and requiring disclosure in the "Summary of Significant Accounting Policies" or its equivalent. We have adopted the new disclosure requirements for 2002, and are currently evaluating the impact if we were to adopt the fair value method of accounting for stock-based employee compensation under all three methods.

2.   RECEIVABLES

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because under the terms of the contract the amounts were not billable at the balance sheet date. Amounts receivable from the United States Government or receivable under United States Government related subcontracts will generally be billed in the following month or when the contract and all options thereunder are completed. Amounts due on other contracts are generally billed as shipments are made. It is estimated that substantially all of such amounts will be billed and collected within one year, although contract extensions may delay certain collections beyond one year.

At December 31, receivables include the following:

                                                                                               2002            2001
                                                                                         --------------  --------------
United States Government:
    Billed receivables                                                                    $  3,956,426    $  6,857,997
    Cost and estimated earnings in excess of billings                                       11,188,928       6,454,932
                                                                                         --------------  --------------
Total United States Government                                                              15,145,354      13,312,929
                                                                                         --------------  --------------
Other contracts:
    Billed receivables                                                                       1,503,283       2,341,534
    Costs and estimated earnings in excess of billings                                       3,027,327       4,165,178
                                                                                         --------------  --------------
Total other contracts                                                                        4,530,610       6,506,712
                                                                                         --------------  --------------
Other trade receivables                                                                      7,810,966       6,858,654
Less allowance for doubtful accounts                                                          (105,000)       (237,000)
                                                                                         --------------  --------------
    Contract and trade receivables - net                                                  $ 27,381,930    $ 26,441,295
                                                                                         ==============  ==============

        Activity in the allowance for doubtful accounts for the year ended December 31:

                                                                               2002            2001            2000
                                                                         --------------  --------------  --------------
Allowance for doubtful accounts beginning balance                         $   (237,000)   $   (423,000)   $   (200,000)
  Provision                                                                   (477,000)       (237,000)       (250,000)
  Usage                                                                        329,000         403,000          27,000
  Recoveries                                                                   280,000          20,000            --
                                                                         --------------  ------------------------------
Allowance for doubtful accounts ending balance                            $   (105,000)   $   (237,000)   $   (423,000)
                                                                         ==============  ==============  ==============

3.   INVENTORIES

     At December 31, inventories consisted of the following:

                                                                                         2002             2001
                                                                                   ---------------- ----------------
   Raw materials                                                                     $ 4,420,174     $ 5,330,934

   Work in progress                                                                      774,822       1,717,528

   Finished goods                                                                        844,557         357,738
   Inventory reserve                                                                    (271,949)        (21,978)
                                                                                   ---------------------------------
              Total Inventories                                                      $ 5,767,604     $ 7,384,222
                                                                                   ================ ================

4.   PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     At December 31, property, equipment and leasehold improvements consisted of the following:


                                                                                        2002              2001
                                                                                  ---------------- -----------------
   Land                                                                           $      816,888   $      816,888
   Buildings and leasehold improvements                                                4,593,765        4,585,152
   Equipment                                                                          20,508,363       17,471,592
                                                                                  ---------------- -----------------
   Total                                                                              25,919,016       22,873,632
   Less accumulated depreciation and amortization                                    (14,145,769)     (12,328,183)
                                                                                  ---------------- -----------------
            Property, equipment and leasehold improvements - net                  $   11,773,247   $   10,545,449
                                                                                  ================ =================

5.   INTANGIBLES

     In January 2002, we adopted Statement of Financial Accounting Standards
(SFAS) No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 specifies that goodwill and certain intangible assets with indefinite lives no longer be amortized but instead be subject to periodic impairment testing. Intangible assets with finite lives will continue to be amortized over their respective useful lives and will be tested for impairment in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144, adopted January 1, 2002, supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     All of our intangible assets with finite lives ranging from 15 to 20 years were principally comprised of technology patents with a total cost at December 31 as follows:

                                                                                          2002             2001
                                                                                    --------------- -----------------
   Patents and licenses                                                             $    4,194,603  $    3,695,462
   Other                                                                                   566,010         577,148
                                                                                    --------------- -----------------
   Total                                                                                 4,760,613       4,272,610
   Less accumulated amortization                                                        (1,226,135)       (938,714)
                                                                                    --------------- -----------------
            Intangibles - net                                                       $    3,534,478  $    3,333,896
                                                                                    =============== =================

Intangible asset amortization expense for the year ended December 31, 2002 and 2001 was approximately $287,000 and $259,000, respectively. Estimated amortization expense for the five succeeding fiscal years is as follows:

                                                                                    2003             $     336,000
                                                                                    2004                   336,000
                                                                                    2005                   336,000
                                                                                    2006                   336,000
                                                                                    2007                   336,000

6.   DEFERRED REVENUE

     In connection with a Settlement Agreement reached with Autoliv in September 2000, we licensed certain technologies related to our automotive airbag business. In exchange for these licenses, we received $7.0 million, of which approximately $0.7 million was applied against royalties earned and unpaid under our previous marketing and license agreement with Autoliv, $3.0 million was recognized as technology revenue in September 2000 and $3.3 million was deferred and will be recognized into revenue on a straight-line basis over three years. In addition, we received $3.0 million in prepayments to be applied to product delivered in the future. Deferred license revenue was $827,008 at December 31, 2002 and was $1,929,676 at December 31, 2001. Prepaid product was $0 at December 31, 2002 and was $377,571 at December 31, 2001.

     Other deferred revenue consists of amounts received or receivable in connection with nonrefundable license fees which are required to be recognized over the term of the underlying license agreement. Other deferred revenue as of December 31, 2002 and 2001 was $540,000 and $600,000, respectively. Other deferred revenue will be recognized in revenue on a straight-line basis over the next nine years.

7.   REVOLVING LINE OF CREDIT

     On December 31, 1999, we executed a Financing Agreement with an asset-based lender which provided for a $17,000,000 revolving line of credit ("RLC") and a $5,000,000 Senior Secured term note payable. The $5,000,000 Senior Secured term note was subsequently repaid with the proceeds received from the sale of our airline seat manufacturing operation in February 2000. The RLC accrues interest at the Chase Manhattan prime rate or LIBOR plus 2.4% based upon the rate we select, matures September 30, 2003 and renews automatically unless terminated by either party with proper notice.

     Our availability under the RLC is dependent upon the relative balances of trade accounts receivable, contract costs and estimated earnings in excess of billings and inventories and each of their relative advance percentages and advance limits. During the third quarter 2001, we amended our RLC to increase the advance rate related to contract costs and estimated earnings in excess of billings from 15% to 40% subject to a maximum advance limit of $3.5 million. This maximum advance limit was subject to a subsequent reduction of $0.5 million each quarter beginning with December 2001, until it was reduced to its original advance limit of $1.5 million in September 2002. During the first quarter 2002, we amended our RLC to increase the amount we are limited to incur in annual operating lease commitments effective for our fiscal year ending December 31, 2001. Also during the third quarter of 2002 we again modified and amended certain provisions of the RLC to increase the costs and revenues in excess of billing loan cap back to $3.5 million with scheduled reductions of $0.5 million quarterly commencing January 1, 2003. At December 31, 2002, the RLC had an outstanding balance of $11.3 million with an average interest rate of 5.25% and additional borrowing availability of $1.3 million. At December 31, 2001, the RLC had an outstanding balance of $11.5 million with an average interest rate of 5.5% and additional borrowing availability of $3.7 million.

     The Financing Agreement contains covenants that require the maintenance of certain defined financial ratios and income and limits additional borrowings and capital expenditures. On March 25, 2003, we completed an amendment for certain provisions of the RLC to increase allowable capital expenditures for the fourth quarter 2002. Additionally, due to the increase in the deferred tax asset valuation allowance previously discussed, the Company was not in compliance with the net income covenant for the fourth quarter 2002. On April 9, 2003 we received a waiver for this technical, non-monetary default. During the first quarter of 2003, Simula was in technical, non-monetary default of certain monthly covenants with its RLC. We are currently negotiating for waivers for the covenant non-compliance and anticipate successful resolution.

     The Financing Agreement may be terminated with 60-days notice prior to each anniversary date of the agreement at no additional cost. If the Financing Agreement is terminated at any other time, an early termination fee may be assessed. The Financing Agreement, as amended, provides for an early termination fee of 1.75% if terminated prior to September 30, 2002 and 1% if the early termination occurs thereafter. The Financing Agreement is secured by a lien on substantially all of our assets and is subject to a intercreditor agreement with the holder of the Senior Secured Note.

8.   LONG-TERM DEBT

     Long-term debt at December 31 consisted of the following:

                                                                                    2002             2001
                                                                              ---------------- ----------------
   Senior Secured                                                             $    26,551,535  $    25,016,439
   8% Senior Subordinated Convertible Notes                                        31,135,000       31,135,000
   9 1/2% Senior Subordinated Notes                                                 3,238,000        3,238,000

                                      F-14


   Loans payable, secured by property and equipment                                         -          778,178

   Mortgage note payable, secured by land and buildings                               939,771          970,266

   Loan payable, unsecured                                                            437,096          590,071

   Obligations under capital leases (Note 13)                                           7,590           38,142
                                                                              ---------------- ----------------
        Total                                                                      62,308,992       61,766,096
   Less current portion                                                           (29,995,905)        (993,682)
                                                                              ---------------- ----------------
   Long-term debt                                                              $   32,313,087   $   60,772,414
                                                                              ================ ================


     On September 26, 2001, we completed a financing with an accredited investor of $25,000,000 in a Senior Secured Note due December 31, 2003. The financing allowed us to repay the lender under our previous Term Notes for which we had been in non-monetary default since December 31, 2000. In connection with the repayment of this debt, an extraordinary loss on early extinguishment of debt of $2,182,900, net of an income tax benefit of $1,633,000, has been recorded. The pre-tax extraordinary loss of $3,815,900 included pre-payment penalties and interest charges of $1,361,590 and unamortized deferred finance fees and loan discounts totaling $2,454,310.

     The $25,000,000 Senior Secured Note accrues interest payable quarterly at 12.5% and accrues principal in kind ("PIK") interest at 6%, which at our option may be paid quarterly, provided we are in compliance with certain covenants, or capitalized into the note balance. The PIK rate may also be reduced as our leverage ratio is reduced. The PIK rate was 6% throughout 2002. At December 31, 2002, due to addition of PIK each quarter, the balance of the note was $26,551,535. The Senior Secured Note contains covenants that require the maintenance of certain defined financial ratios and limits additional borrowings and capital expenditures. In addition to other remedies, the Senior Secured Note provides for a fee of $1,000,000 if we are unable to meet our debt leverage ratio requirement as of June 30, 2003. On March 25, 2003, we completed an amendment for certain provisions of the Senior Secured Note to increase allowed capital expenditures for the fourth quarter 2002. The Senior Secured Note is secured by a lien on substantially all of our assets and is subject to a intercreditor agreement with our asset based lender under the RLC.

     In 1997, we completed a public offering of $34.5 million of 8% Senior Subordinated Convertible Notes (the "8% Notes"). The 8% Notes are due May 1, 2004 and bear interest at 8% per annum, payable semi-annually. The 8% Notes are convertible into shares of our common stock at a price of $17.55 per share of common stock. The 8% Notes may be redeemed at our option in whole or in part on a pro rata basis, on and after May 1, 1999, at certain specified redemption prices plus accrued interest payable to the redemption date. In August, September and October 2000, we repurchased in the open market 8% Notes totaling $3,365,000 at an average discount of 45%, resulting in a pre-tax gain on early extinguishment of debt net of transaction costs of $1,523,933.

     In 1998, we completed a private placement to accredited investors of $3,238,000 of our 9 1/2% Senior Subordinated Notes (the "9 1/2% Notes") and received proceeds of $1,025,000 and exchanged $2,213,000 of our 12% Notes. The 9 1/2% Notes are due on September 30, 2003 and bear interest at 9 1/2% per annum, payable semi-annually. The 9 1/2% Notes may be redeemed at our option, upon at least 30-days notice, in whole or in part on a pro rata basis, on and after April 30, 1999, at 102% of par value plus accrued interest payable to the redemption date.

     The indenture relating to the 9 1/2% Notes and the 8% Notes contains certain covenants including limitations on additional indebtedness, the sale of assets, liens securing indebtedness other than senior indebtedness, payment restrictions affecting subsidiaries, transactions with affiliates, future senior subordinated indebtedness and mergers and consolidations. In accordance with the indenture, we may incur indebtedness under senior credit facilities up to $50 million and may incur other indebtedness based upon a specified ratio of cash flow, as defined, to interest expense. The 9 1/2% Notes and the 8% Notes become due upon successful acceleration of $10 million or more in senior debt. We were in compliance with all of the covenants of this indenture at December 31, 2002.

The mortgage note payable of $939,771 relates to our 55,000 square foot office and manufacturing facility in Asheville, North Carolina. In connection with the move of operations to Phoenix, we completed a sales transaction of this facility on April 8, 2003.

The loans payable, secured by property and equipment with a zero balance at December 31, 2002, listed above related to the manufacturing facility in Ashington, England and a note for purchased technology. Both balances were paid off in 2002.

     In August 2000, we executed an agreement to purchase certain intellectual property in exchange for $350,000 paid in cash and the issuance of a $950,000 note payable. The note payable provided for principal payments on December 31, 2000, June 29, 2001 and June 28, 2002 of $500,000, $250,000 and $200,000,
respectively, each with accrued interest earned thereon. The interest earned under this note accrued at the SunTrust Bank of St. Petersburg prime rate plus 3.5%. At December 31, 2002, no outstanding balance remains on this note.

     In June 2000, we executed a note payable in the amount of $800,000 in exchange for the termination of one of our facility operating leases related to the airline new seat manufacturing operation, which was disposed of in January 2000. The note requires payments of monthly principal and interest at 8% of approximately $16,000 and matures in June 2005 and is unsecured. At December 31, 2002, approximately $437,000 remains unpaid on this note.

     The aggregate principal payments required for the five years subsequent to December 31, 2002 are presented in the table below.

                                                                                2003            $     29,995,905
                                                                                2004                  31,350,123
                                                                                2005                     962,964
                                                                                                ----------------
                                                                                         Total  $     62,308,992
                                                                                                ================

     Interest expense for the year ended December 31 is comprised of the following:

                                                                   2002                 2001                2000
                                                            ---------------     ---------------    ---------------
Interest                                                    $    8,353,701      $    8,167,092     $    7,234,201
Amortization of deferred financing costs                         2,084,606           2,183,096          2,740,663
                                                            ---------------     ---------------    ---------------

Interest expense                                            $   10,438,307      $   10,350,188     $    9,974,864
                                                            ===============     ===============    ===============

     Based on borrowing rates currently available to us and quoted market prices for the 8% Notes, the fair value of long-term debt at December 31, 2002 is approximately $55,567,461.

9.   REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In 1999, we completed a private placement to an accredited investor of $7.5 million of Series A Convertible Preferred Stock (the "Series A"). The Series A had a dividend rate of 6% per annum payable quarterly in cash, or in stock valued at 90% of fair market value at the time of payment. The Series A also provided for a mandatory redemption of the remaining outstanding shares on May 1, 2004.

     During the year ended December 31, 2000, $2,250,000 of the Series A Preferred Stock plus accrued dividends of $5,375 were tendered for conversion into common stock. As a result of the common share conversion limit of 1,982,681 shares, we could satisfy the conversion of $1,307,151 and issued 905,600 shares of common stock and we were not able to convert $952,772 of the tendered preferred stock and accrued dividends into shares of our common stock. In accordance with the provisions of the Preferred Stock Securities Purchase Agreement, we were required to redeem the remaining balance of tendered preferred stock and accrued dividends in accordance with the redemption formula and paid the holder $1,934,831.

10.  STOCK OPTIONS AND STOCK PLANS

     In 1992, we adopted the 1992 Stock Option Plan, which provided for the issuance of up to 360,000 shares of common stock. All options available under the 1992 Plan have been granted. In August 1994, we adopted the 1994 Stock Option Plan, as amended, which reserved up to 2,500,000 shares of common stock for issuance under the Plan.

In June 1999, we adopted the 1999 Stock Option Plan which reserved up to 2,000,000 shares of common stock for issuance under the Plan and for which an additional 450,000 shares of common stock were approved by the shareholders in June 2001. Options granted under the 1994 and 1999 Plans as of December 31, 2002 were 4,820,410. Information with respect to the Plans is as follows:

                                                                   WEIGHTED
                                                                   AVERAGE
                                               OPTION SHARES     OPTION PRICE
                                            -----------------  -----------------
Outstanding at December 31, 1999                   2,991,496      $    10.06
     Granted                                       1,532,150      $     4.65
     Canceled                                        (14,899)     $     6.57
                                            -----------------
Outstanding at December 31, 2000                   4,508,747      $     8.24
     Granted                                         169,000      $     2.57
     Exercised                                       (42,000)           1.46
     Canceled                                       (182,700)     $    12.14
                                            -----------------
Outstanding at December 31, 2001                   4,453,047      $     7.87
     Granted                                         353,000      $     3.36
     Exercised                                        (5,500)     $     2.74
     Canceled                                       (113,333)     $     7.18
                                            -----------------
Outstanding at December 31, 2002                   4,687,214      $     7.54
                                            =================

     Options are generally exercisable one year from the date of grant for up to ten years at a price equal to 100% of the fair market value on the date of grant, or 85% of fair market value in the case of non-statutory options. As of December 31, 2002, 2001 and 2000, exercisable options were 4,473,714, 4,127,047, and 3,875,297, respectively.

The following information, aggregated by option price ranges, is applicable to options outstanding at December 31, 2002:

        Range of exercise prices .........................................$1.31 - $8.187  $11.25 - $18.563
        Shares outstanding in range ......................................    3,324,264       1,362,950
        Weighted-average exercise price ..................................        $5.03          $13.65
        Weighted-average remaining contractual life in years .............         6.79            3.84
        Shares currently exercisable .....................................    3,110,764       1,362,950
        Weighted-average exercise price of shares currently exercisable ..        $5.08          $13.65

     RESTRICTED STOCK PLAN - In 1992, we adopted the 1992 Restricted Stock Plan authorizing us to issue to key employees an aggregate of 19,500 shares of common stock. We have reserved 19,500 shares of common stock for issuance pursuant to the Restricted Stock Plan, of which 4,623 shares have been awarded. As of February 25, 2002, no further awards can be granted under this plan.

     EMPLOYEE STOCK PURCHASE PLAN - On June 20, 1996, we adopted the Employee Stock Purchase Plan (the "ESPP") to allow eligible employees to acquire shares of common stock at periodic intervals, paid for with accumulated payroll deductions over a six month offering period. A total of 400,000 shares of common stock were initially reserved and in June 2001 an additional 200,000 shares of common stock were reserved for issuance under the ESPP. The first offering period under the ESPP began October 1, 1996.

11.  BENEFIT PLANS

     We have a noncontributory defined benefit pension plan (the "Plan") for employees. To be eligible to participate, employees must have completed six months of continuous employment and have attained the age of 21. Benefits are based on length of service and the employee's final pay (averaged over the five highest consecutive years of the last ten years of participation). We make contributions to the Plan based upon actuarially determined amounts. Effective July 1, 1999, we froze the Plan for new participants.

     The Plan's funded status and amounts recognized in our balance sheet at December 31 are as follows:

                                                                                        2002              2001
                                                                                  ---------------- -----------------
Actuarial present value of benefit obligation:
Accumulated benefit obligation                                                     $    7,159,456   $    5,639,712
Effect of projected future compensation increases                                       1,288,616          866,876
                                                                                  ---------------- -----------------
Projected benefit obligation                                                            8,448,072        6,506,588
Plan assets at fair value                                                               4,495,455        4,007,062
Contributions after measurement date                                                      254,220                -
                                                                                  ---------------- -----------------
Unfunded status                                                                         3,698,397        2,499,526
Unrecognized prior service cost                                                          (131,758)        (140,770)
Unrecognized loss                                                                      (4,230,783)      (2,376,556)
Unrecognized transition liability                                                          56,530           62,182
                                                                                  ---------------- -----------------
Accrued benefit cost                                                                     (607,614)          44,382
Additional minimum liability                                                            3,017,395        1,588,268
                                                                                  ---------------- -----------------
Accrued benefit liability                                                               2,409,781        1,632,650
Intangible asset                                                                          132,669          141,986
Accumulated other comprehensive income adjustments                                      2,884,726        1,446,282
                                                                                  ---------------- -----------------
    Net amount recognized                                                          $     (607,614)   $      44,382
                                                                                  ================ =================

     Reconciliation of the Plan's projected benefit obligation is as follows:
                                                                                        2002              2001
                                                                                  ----------------   ---------------
Projected benefit obligation at beginning of year                                  $    6,506,588   $    5,378,909
    Service Cost                                                                          461,635          496,371
    Interest Cost                                                                         469,834          418,699
    Actuarial gain                                                                      1,294,801          412,320
    Benefits paid                                                                        (284,786)        (199,711)
                                                                                  ---------------- -----------------
Projected benefit obligation at end of year                                        $    8,448,072   $    6,506,588
                                                                                  ================ =================

     Reconciliation of the fair value of plan assets is as follows:
                                                                                        2002              2001
                                                                                  ----------------   ---------------
Fair value of plan assets at beginning of year                                     $    4,007,062   $    3,448,775
    Employer contributions                                                              1,411,314        1,327,760
    Actual loss                                                                          (383,915)        (569,762)
    Benefits paid                                                                        (284,786)        (199,711)
                                                                                  ---------------- -----------------
Fair value of plan assets at end of year                                           $    4,749,675   $    4,007,062
                                                                                  ================ =================

     Net periodic pension cost includes the following:
                                                                      2002              2001              2000
                                                                 ----------------   --------------   ----------------
Service Cost                                                    $       461,635    $      496,371   $      490,036
Interest Cost                                                           469,834           418,699          338,861
Expected loss on assets                                                (355,069)         (314,211)        (230,469)
Transition asset recognition                                             (5,652)           (5,652)          (5,652)
Prior service cost                                                        9,012             9,010          (12,298)
Net loss recognition                                                    179,560            65,851           79,615
                                                               ------------------ ---------------- ------------------
Net periodic pension cost                                       $       759,320    $      670,068   $      660,093
                                                               ================== ================ ==================

     Assumptions at December 31 used in the accounting for the Plan were as follows:
                                                                      2002              2001             2000
                                                                 ----------------   --------------   -------------
Discount or settlement rate                                           6.75%              7.25%            7.75%
Rate of increase in compensation levels                               3.25%              3.25%            3.75%
Expected long-term rate of return on Plan assets                      8.00%              8.00%            8.00%

     The Plan's assets consist of money market accounts and investments in common stocks, bonds and mutual funds. We also have a 401(k) plan for substantially all employees. Employer contributions to the 401(k) plan were $141,141, $106,613, and $90,683 for the years ended December 31, 2002, 2001 and
2000, respectively.

12.  INCOME TAXES

     The income tax (benefit) provision including amounts related to discontinued operations and extraordinary items, for the years ended December 31 are as follows:

                                                                       2002             2001              2000
                                                               -----------------  ---------------  -----------------
                                                                $        471,848   $      298,000   $      106,000
Current
Deferred                                                              37,581,000            2,000       (1,524,000)
                                                               -----------------  ---------------- -----------------
   Provision (benefit) for income taxes                         $     38,052,848   $      300,000   $    1,418,000
                                                               =================  ================ =================

                                                                      2002              2001              2000
                                                                ----------------   --------------   ---------------
Federal statutory income tax rate                                      34.0%            34.0%            34.0%
State income tax rate                                                   3.4             24.8              1.5
Foreign tax paid                                                        8.9              -                -
Unutilized state tax losses                                             -              (18.0)            (5.8)
Valuation reserve                                                     769.6           (103.2)            (7.5)
Tax credits and other                                                   5.9             21.5              5.0
                                                                ----------------   --------------   ---------------
Effective rate                                                        821.8%           (40.9)%           27.2%
                                                                ================   ==============   ===============

     The provision for deferred income taxes consists of the following:
                                                                      2002              2001             2000
                                                               ------------------ ---------------- ----------------
Accruals and reserves                                           $     2,549,000   $    1,314,000   $    7,700,000
Depreciation and amortization expense                                   118,000        1,058,000          (36,000)
Net operating loss carryforward                                        (711,000)      (2,854,000)      (9,650,000)
Minimum tax credit carryforwards                                       (273,000)        (273,000)        (268,000)
Change in valuation allowance                                        35,898,000          757,000          730,000
                                                               ------------------ ---------------- ----------------
Total                                                           $    37,581,000   $        2,000   $   (1,524,000)
                                                               =====================================================

     The significant tax effected temporary differences comprising deferred taxes at December 31 are as follows:
                                                                                        2002              2001
                                                                                  ---------------- ------------------
Current:
Extraordinary loss                                                                 $     (171,000)  $      320,000
Accrued vacation and self-insurance                                                       257,000          353,000
Inventory and warranty reserves                                                            12,000          240,000
Other                                                                                     544,000        1,683,000
                                                                                  ---------------- ------------------
Total current deferred tax asset                                                          642,000        2,596,000
                                                                                  ---------------- ------------------

Long-term:
Excess of tax over book depreciation and amortization                                  (1,121,000)      (1,003,000)
Net operating loss carryforwards                                                       35,480,000       34,328,000
Minimum tax credit carryforwards                                                        1,777,000        1,604,000
Deferred start-up costs                                                                   120,000          120,000
Other                                                                                     634,000        1,570,000
                                                                                  ---------------- ------------------
Total long-term deferred tax asset                                                     36,890,000       36,619,000
                                                                                  ---------------- ------------------
Valuation allowance                                                                   (37,532,000)      (1,634,000)
                                                                                  ================ ==================
Net deferred tax asset                                                             $            -   $   37,581,000
                                                                                  ================ ==================

     Statement of Financial Accounting Standards No. 109 requires the recording of a deferred tax asset valuation allowance if the weight of available evidence indicates that some or all of the deferred tax asset is more likely than not to be realized. As previously discussed, the Company has very significant debt obligations becoming due during 2003. In December 2002, the Company announced its strategy to provide for these debt maturities through either a refinancing of existing debt or a sale or merger of the Company. As a result of the uncertainty concerning the Company's ability to either obtain refinancing or complete a sale or merger of the Company, which may provide the Company the opportunity to utilize its deferred tax assets, the Company has increased its allowance against its deferred tax assets by $35.9 million representing the total balance of its deferred tax assets at December 31, 2002.

     We increased our deferred tax valuation allowance $35.9 million in 2002, $0.8 million in 2001 and $0.7 million in 2000. Valuation allowance increases in 2001 and 2000 were due to certain tax credits and operating loss carryforwards, primarily related to states in which we no longer have operations, that were unlikely to be utilized. As discussed earlier, in the event the Company cannot continue as a going concern, the deferred tax asset may not be usable in the future and, therefore, the full valuation allowance was recorded. At December 31, 2002, we had approximately $100 million of federal net operating loss carryforwards which expire through 2022 and approximately $43.8 million of state net operating loss carryforward, which expire through 2022.

13.  COMMITMENTS AND CONTINGENCIES

     We lease certain equipment under capital lease agreements and certain facilities under noncancellable operating leases with various renewal options. Leased assets of $100,534 and $119,745 (net of accumulated depreciation of $63,165 and $57,043) are included in property and equipment as of December 31, 2002 and 2001, respectively.

     The following is a schedule of minimum rental payments due under the leases described above and for other operating leases for the years ending December 31:

                                                      Capital Leases     Operating Leases
                                                    ------------------- -------------------
2003                                                  $          7,832  $     2,159,149
2004                                                                          1,955,563
2005                                                                          1,791,433
2006                                                                          1,725,566
2007                                                                          1,587,043
Thereafter                                                                    4,802,285
                                                    ------------------- -------------------
Total minimum lease payments                                     7,832  $    14,021,039
                                                                        ===================
Less amounts representing interest                                (242)
                                                    -------------------
Present value of net minimum lease payments           $          7,590
                                                    ===================

     Rent expense was $2,635,295, $2,765,869, and $2,378,617 for the years ended December 31, 2002, 2001 and 2000, respectively.

     Aggregate operating lease commitments guaranteed total approximately $50,000 at December 31, 2002 related to the disposal of the Company's rail and mass transit business, which were settled subsequent to December 31, 2002.

     From time to time we are involved in litigation in the ordinary course of business. We presently are not a party to any threatened or pending litigation, the negative outcome of which would be material to us.

     DERIVATIVE INSTRUMENTS - We have certain receivables and payables denominated in Euros. To eliminate our exposure to changes in the U.S. dollar/Euro exchange rate, we have entered into forward contracts to protect our future cash flows. Our forward contracts generally range from one to three months in original maturity.

     In accordance with SFAS No. 133, we designate such forward contracts as cash flow hedges. We account for changes in the fair value of our forward contracts, based on changes in the forward exchange rate, with all such changes in fair value reported in other comprehensive income. Amounts in other comprehensive income are reclassified into earnings upon settlement of the forward contract at an amount that will offset the related transaction gain or loss arising from the re-measurement and adjust earnings for the cost of the forward contracts. During 2002, there were no significant gains or losses recognized in earnings for hedge ineffectiveness and we did not discontinue any hedges because it was probable that the original forecasted transaction would not occur. We have eight open contracts through March 31, 2003 totaling $3,856,944 as of December 31, 2002.

     RETENTION AGREEMENTS - In contemplation of a potential sale, merger or other transfer of the Company, we have entered into retention agreements ("the agreements") with certain key employees whereby the Company agreed to pay either a bonus payment, or a retention payment and insurance benefit under the terms provided within the agreements. The potential range for the bonus or retention payment is between $2.6 million and $3.2 million

14.  DISCONTINUED OPERATIONS

     Our board of directors adopted a plan to dispose of our rail and mass transit seating operations in 1998. Accordingly, the operating results of this operation, including a provision for loss upon disposition, was segregated from continuing operations and was reported as discontinued operations.

     On April 25, 2002, the purchaser of our rail and mass transit seating business filed for Chapter 7 Bankruptcy. Although the purchaser assumed all obligations at the time of the sale in August 1999, we remained liable as guarantor under the facility lease and certain equipment operating leases. During the year ended December 31, 2002, we recorded a reserve of $650,000 for potential settlements of the facility and equipment leases under guarantees and recorded a loss of $347,000, net of related taxes in discontinued operations. We have reached an agreement on the principal leases and subsequent to December 31, 2002 negotiated settlements for the remaining guarantees. Such settlement was included in the amount reserved at December 31, 2002.

     In August 2000, we agreed to amend and restate the Asset Purchase and Sale Agreement for our disposed rail and mass transit seating operation. The amended and restated agreement adjusted the total sales price to $4,062,500 to be paid in $2,000,000 cash and a promissory note in the amount of $2,062,500. The promissory note provided for interest at 8 1/2% payable quarterly with the outstanding principal and accrued interest due on August 31, 2004. The $2,000,000 cash receipt was recorded as a recovery in discontinued operations and the remaining note balance continued to be accounted for under the cost recovery method of accounting. The $2,000,000 cash recovery, offset by additional settlement charges of $370,000 resulted in a gain on disposal of discontinued operations of $879,000, net of tax expense of $751,000, during the year ended December 31, 2000.

     Under the Asset Purchase and Sale Agreement, as amended and restated, as noted above, we retained the liability for claims incurred through August 31, 1999 under its self-funded health insurance plan and have agreed to indemnify the acquiring company for any customary warranty and litigation claims. In January 2001, we entered into a Settlement Agreement and Release of Claims with a prior customer in order to dispose of outstanding litigation and reduce legal fees. The settlement agreement for the customer claims required us to pay $815,000 in four equal installments of $203,750 plus accrued interest at 7 1/2% beginning January 20, 2001. This obligation was satisfied at December 31, 2001. In exchange for the settlement, we received dismissal of lawsuits with prejudice, mutual release of liabilities and extinguishment of any future warranty claims. There are no outstanding obligations under the self-funded health insurance plan.

15.  RESTRUCTURING AND OTHER CHARGES

     In December 1999, we adopted a plan of restructuring that included the divestiture of our commercial airline seat manufacturing operation. In 2000 and 2001 we incurred additional severance restructuring expense. In July 2002, we adopted a plan of restructuring focused on reducing our workforce to align with a newly developed strategic focus, and in December of 2002 we incurred additional severance as we completed additional reductions and re-alignments. At December 31, 2002, there was $1,140,444 of remaining liability, which principally relates to lease obligations associated with the closed airline facility and other contracts associated with the 1999 restructuring and severance obligations associated with the 2002 restructuring.

A summary of the change in accrued restructuring for each of years ended December 31 is as follows:

                                    Facility         Other
                                     Closure       Contracts      Severance        Total
                                  ------------  --------------  ------------- -------------
January 1, 2000                   $ 3,542,000    $ 1,900,000    $ 1,300,000    $ 6,742,000
  2000 restructuring                     --             --        2,597,619      2,597,619
  Cash payments                    (2,370,603)    (1,327,885)    (3,730,016)    (7,428,504)
                                  ------------  --------------  ------------- -------------
Balance at December 31, 2000        1,171,397        572,115        167,603      1,911,115
  2001 restructuring                     --             --          940,000        940,000
  Reversal of charges                    --             --         (100,000)      (100,000)
  Cash payments                      (337,466)       (92,115)    (1,007,603)    (1,437,184)
                                  ------------  --------------  ------------- -------------

                                      F-21



Balance at December 31, 2001          833,931        480,000           --        1,313,931
  2002 restructuring                     --             --          851,465        851,465
  Cash payments                      (298,646)      (148,059)      (578,247)    (1,024,952)
                                  ------------  --------------  ------------- -------------
Balance at December 31, 2002      $   535,285    $   331,941    $   273,218    $ 1,140,444
                                  ============  ==============  ============= =============


     During 2002, in addition to the charges in accrued restructuring, we wrote off assets in the amount of $359,363 comprised of $48,266 and $311,097, classified in write-off of long lived assets related to moving manufacturing for our Automotive business to Mexico and the closing and subsequent sale of our Asheville facility, respectively.

     In November 2001, we sold the net assets of our commercial airline soft-goods manufacturer and received cash consideration of $984,391 and assumption of approximately $170,000 in liabilities and recognized a net loss on the sale of $543,000. The commercial airline seat manufacturing operation had sales of $3.7 million and operating losses of $.6 million during the year ended December 31, 2000.
     During the year ended December 31, 2000, we recorded additional charges related to the write-down of certain long-lived assets. The write-down of long-lived assets totaled $4.2 million and primarily represented assembly equipment for our automotive airbag, which was no longer needed due to technological changes in the raw material utilized in airbag production.

16.  RESEARCH AND DEVELOPMENT

     Our research and development efforts arise from funded development contracts and proprietary research and development. Amounts arising from such efforts for the years ended December 31, were as follows:

                                                                      2002              2001             2000
                                                               ----------------- ------------------ ------------------
Research and development expenses                               $     5,108,172   $     4,775,966   $      4,659,875
                                                               ================= ================== ==================
Funded contracts:
     Revenue funded by customers                                $     3,463,296   $     6,261,472   $      7,164,227
     Research and development expenses classified as cost
          of such revenue                                            (2,834,540)       (6,414,143)        (9,296,957)
                                                               ----------------- ------------------ ------------------
     Income (loss) on funded contracts                          $       628,756   $      (152,671)  $     (2,132,730)
                                                               ================= ================== ==================

17.  SEGMENT REPORTING

     Simula is a holding company for wholly owned subsidiaries, which operate in two primary business segments. The Aerospace and Defense segment includes operations that design and manufacture crash resistant components, energy absorbing devices and ballistic armor principally for branches of the United States armed forces. The Commercial Products segment in 2002 includes operations encompassing inflatable restraints and related technology for automobiles, products derived from our proprietary technology and polymer material and in 2001 and 2000 also includes the airline soft goods manufacturing operation. All other activity, included in Other, represents general corporate operations, including unallocated interest and technology sales and royalties.

     For the years ended December 31, 2002, 2001 and 2000, inter-segment sales were insignificant and total inter-company sales of $171,721, $1,217,412 and $2,141,185, respectively, have been eliminated.

                                                                            2002
                                        ----------------------------------------------------------------------------

                                           AEROSPACE AND       COMMERCIAL
                                              DEFENSE           PRODUCTS             OTHER              TOTAL
                                        ------------------ ----------------- ------------------ --------------------
Revenue:
  Contract revenue                      $     73,367,529   $                 $                  $    73,367,529
  Product sales:
    Automotive safety systems                                     35,126,765                         35,126,765
    Other                                                          2,966,417                          2,966,417
  Technology sales and royalties                                   1,141,523          1,951,734       3,093,257

                                      F-22


                                        ------------------ ----------------- ------------------ --------------------
Total revenue                           $     73,367,529   $      39,234,705 $        1,951,734  $  114,553,968
                                        ================== ================= ================== ====================
Operating income (loss)                 $     11,984,813   $       4,150,099 $       (1,029,223) $   15,105,689
Identifiable assets                           30,496,164          16,281,218          8,102,102      54,879,484
Depreciation and amortization                    994,624           1,094,730          2,334,980       4,424,334
Capital expenditures                             954,792           1,944,990            815,170       3,714,952

     Revenue from two major customers accounted for approximately 49% of total revenue for the year ended December 31, 2002. Contract and trade receivables from these customers accounted for approximately 43% of the total contract and trade receivables at December 31, 2002. The Commercial Products segment recognized revenue from Autoliv that accounted for approximately 20% of total revenue. The Aerospace and Defense segment recognized revenue from all branches of the United States Armed Forces that accounted for approximately 29% of total revenue for the year ended December 31, 2002.

Our external sales based upon the customers' country of origin and investment in long-lived assets by geographic area are as follows:

                                                                                                2002
                                                                              --------------------------------------
                                                                                                       LONG-LIVED
                                                                                    REVENUES             ASSETS
                                                                              -------------------   ----------------
United States                                                                   $    72,592,253     $   17,602,846
Germany                                                                              29,100,542
United Kingdom                                                                        6,013,123          2,210,178
Other foreign countries                                                               6,848,050
                                                                              -------------------  -----------------
Total                                                                           $   114,553,968     $   19,813,024
                                                                              ===================  =================

                                                                            2001
                                        ----------------------------------------------------------------------------

                                           AEROSPACE AND       COMMERCIAL
                                              DEFENSE           PRODUCTS             OTHER              TOTAL
                                        ------------------- ------------------ -------------------- -------------------
Revenue:
  Contract revenue                      $     63,921,947     $                  $                    $     63,921,947
  Product sales:
    Automotive safety systems                                    35,644,420                                35,644,420
    Other                                                         5,527,313                                 5,527,313
  Technology sales and royalties                 115,231          1,158,912            426,336              1,700,479
                                        -----------------   ----------------   -----------------    -------------------
Total revenue                           $     64,037,178     $   42,330,645     $      426,336       $    106,794,159
                                        =================   ================   =================    ===================
Operating income (loss)                 $     10,965,541     $    3,776,993     $   (1,309,740)     $      13,432,794
Identifiable assets                           31,831,627         15,296,580         45,525,084             92,653,291
Depreciation and amortization                  1,054,235            983,692          2,365,943              4,403,870
Capital expenditures                           3,290,908          1,173,823             13,246              4,477,977

     Revenue from three major customers accounted for approximately 61% of total revenue for the year ended December 31, 2001. Contract and trade receivables from these customers accounted for approximately 46% of the total contract and trade receivables at December 31, 2001. The Commercial Products segment recognized revenue from Autoliv that accounted for approximately 28% of total revenue for the year ended December 31, 2001. The Aerospace and Defense segment recognized revenue from all branches of the United States Armed Forces and the Naval Air Warfare Center which accounted for approximately 23% and 10%, respectively, of total revenue for the year ended December 31, 2001.

     Our external sales based upon the customers' country of origin and investment in long-lived assets by geographic area are as follows:

                                                                                                2001
                                                                                  ----------------------------------
                                                                                                       LONG-LIVED
                                                                                      REVENUES           ASSETS
                                                                                  ----------------   ---------------

United States                                                                      $    62,117,511  $   53,442,533
Germany                                                                                 31,910,496
United Kingdom                                                                           5,178,285       1,511,375
Other foreign countries                                                                  7,587,867
                                                                                  ---------------- -----------------
Total                                                                              $   106,794,159  $   54,953,908
                                                                                  ================ =================

                                                                                                2000
                                        ----------------------------------------------------------------------------

                                           AEROSPACE AND       COMMERCIAL
                                              DEFENSE           PRODUCTS             OTHER              TOTAL
                                        ------------------ ------------------ ----------------- --------------------
Revenue:
  Contract revenue                      $     50,577,337   $                  $                  $     50,577,337
  Product sales:
    Automotive safety systems                                     32,942,835                           32,942,835
    Other                                                          9,001,115                            9,001,115
  Technology sales and royalties                 213,309           4,170,875            390,000         4,774,184
                                        ----------------   ------------------ ----------------- ---------------------
Total revenue                           $     50,790,646   $      46,114,825  $         390,000  $     97,295,471
                                        =================  ================== ================= =====================
Operating income (loss)                 $      1,502,780   $       2,931,395  $      (3,951,640) $        482,535
Identifiable assets                           27,012,059          14,047,323         44,839,020        85,898,402
Depreciation and amortization                  1,143,121           2,022,605          2,439,988         5,605,714
Capital expenditures                             498,669             642,055             90,551         1,231,275

     Revenue from three major customers accounted for approximately 56% of total revenue for the year ended December 31, 2000. Contract and trade receivables from these customers accounted for approximately 34% of the total contract and trade receivables at December 31, 2000. The Commercial Products segment recognized revenue from Autoliv and Boeing Aircraft that accounted for approximately 35% and 11%, respectively, of total revenue for the year ended December 31, 2000. The Government and Defense segment recognized revenue from all branches of the United States Armed Forces that accounted for approximately 10% of total revenue for the year ended December 31, 2000.

     Our external sales based upon the customers' country of origin and investment in long-lived assets by geographic area are as follows:

                                                                                                2000
                                                                                  ----------------------------------
                                                                                                       LONG-LIVED
                                                                                      REVENUES           ASSETS
                                                                                  ---------------- -----------------
United States                                                                      $   49,034,065   $   48,663,872
Germany                                                                                35,664,628
United Kingdom                                                                          6,839,429        1,586,570
Other foreign countries                                                                 5,757,349
                                                                                  ---------------- -----------------
Total                                                                              $   97,295,471   $   50,250,442
                                                                                  ================ =================


18. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                                2002
                                                 ---------------- ---------------- ------------------------------------
                                                       First            Second           Third              Fourth
                                                 ---------------- ---------------- ------------------ ------------------
Revenue                                          $    29,102,288  $    30,181,492  $     27,582,979   $    27,687,209
Cost of revenue                                       19,491,597       20,645,901        19,122,652        15,295,419
                                                 ---------------- ---------------- ------------------ ------------------
Gross margin                                     $     9,610,691  $     9,535,591  $      8,460,327   $    12,391,790
                                                 ================ ================ ================== ==================
Income (loss) before discontinued
     operations                                  $       373,360  $       509,256  $       (393,802)  $   (34,177,280)
Loss from discontinued operations, net of tax                  -               -           (347,000)               -
                                                 ---------------- ---------------- ------------------ ------------------
Net income (loss)                                        373,360          509,256          (740,802)      (34,177,280)
                                                 ---------------- ---------------- ------------------ ------------------
                                      F-24


Earnings (loss) available for common
    shareholders                                 $       373,360  $       509,256  $        (740,802) $   (34,177,280)
                                                 ================ ================ ================== ==================
Net earnings per common share - basic
    and assuming dilution                        $          0.03  $          0.04  $           (0.06) $         (2.64)
                                                 ================ ================ ================== ==================

The third and fourth quarters of 2002 include restructuring charges and write-downs of assets $0.8 million and $0.5 million, respectively. Fourth quarter revenues in 2002 include a settlement with a Tier 1 automotive supplier in the amount of $3.0 million. During the fourth quarter of 2002, we placed an additional valuation allowance on the deferred tax asset in the amount of $35.9 million.


CHUN

                                                                                2001
                                                 -----------------------------------------------------------------------
                                                        First           Second            Third             Fourth
                                                 ---------------- ----------------- ----------------- ------------------
Revenue                                          $    25,535,767  $    25,956,898   $     27,078,541  $      28,222,953
Cost of revenue                                       16,383,598       16,204,171         17,923,855         19,783,204
                                                 ---------------- ----------------- ----------------- ------------------
Gross margin                                     $     9,152,169  $     9,752,727   $      9,154,686  $       8,439,749
                                                 ================ ================= ================= ==================
Net earnings (loss) before discontinued
    operations and extraordinary item            $       322,461  $       577,425   $        148,940  $         100,780
Extraordinary loss on early extinguishment
    of debt, net of tax                                        -                -         (2,182,900)                 -
                                                 ---------------- ----------------- ----------------- ------------------
Net income (loss)                                        322,461          577,425         (2,033,960)           100,780
                                                 ---------------- ----------------- ----------------- ------------------
Earnings (loss) available for common
    shareholders                                 $       322,461  $       577,425   $     (2,033,960) $         100,780
                                                 ================ ================= ================= ==================
Net earnings per common share - basic
    and assuming dilution                        $         0.03   $         0.05    $         (0.17)  $           0.01
                                                 ================ ================= ================= ==================

     The fourth quarter of 2001 includes $0.1 million for the reversal of 2000 restructuring reserves and $0.8 million for the reversal of a 2000 medical reserve related to the termination of our self-funded employee health plan.

                                                                         ANNEX E



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               AMENDMENT NO. 1 TO

                                   FORM 10-Q/A

(Mark One)

[X] Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the quarterly period ended MARCH 31, 2003 or

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the transition period from ____________ to

     Commission file number    1-12410

                                  SIMULA, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     ARIZONA                             86-0320129
                     -------                             ----------
         (State or Other Jurisdiction of              (I.R.S. Employer
         Incorporation or Organization)              Identification No.)

2625 S. PLAZA DRIVE, SUITE 100, TEMPE, ARIZONA
   (Address of Principal Executive Offices)                   85282
   ----------------------------------------                ----------
                                                           (Zip Code)

                                 (602) 631-4005

              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last
Report)

Indicate by check mark whether the registrant:

(1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports)

Yes    [X]           No     [ ]

(2) has been subject to such filing requirements for the past 90 days.

Yes    [X]           No     [ ]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

            Class                                  Outstanding at March 31, 2003
            -----                                  -----------------------------
Common Stock, $.01 par value                                13,014,395

                                  SIMULA, INC.

                                TABLE OF CONTENTS


                                                                            PAGE
   PART I - FINANCIAL INFORMATION

   Item 1 - Interim Consolidated Financial Statements
   Consolidated Balance Sheets as of March 31, 2003 (as restated) and
   December 31, 2002......................................................    2
   Consolidated Statements of Operations for the Three Month Periods
   Ended March 31, 2003 (as restated) and 2002............................    3
   Consolidated Statement of Shareholders' Deficit and Comprehensive
   Loss for the Three Month Period Ended March 31, 2003 (as restated).....    4
   Consolidated Statements of Cash Flows for the Three Month Periods
   Ended March 31, 2003 (as restated) and 2002............................    5
   Notes to Interim Consolidated Financial Statements.....................  6-10
   Item 2 - Management's Discussion and Analysis of Results of
   Operations and Financial Condition..................................... 11-14
   Item 3 - Quantitative and Qualitative Disclosure about Market Risk.....   15
   Item 4 -Controls and Procedures........................................   15
   PART II - OTHER INFORMATION
   Item 6 - Exhibits and Reports..........................................   16
   SIGNATURES.............................................................   17


EXPLANATORY NOTE

    This amendment No. 1 on form 10-Q/A is being filed to give effect to the restatement of the Company's unaudited interim consolidated financial statements as of and for the three month period ended March 31, 2003 as discussed in Note 13 to the unaudited interim consolidated financial statements.

SIMULA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
MARCH 31, 2003 AND DECEMBER 31, 2002


                                                                                     2003            2002
                                                                               ---------------   -------------
                                                                                  (UNAUDITED)
                                                                                 (AS RESTATED
                                                                                 SEE NOTE 13)
ASSETS
CURRENT ASSETS
        Cash and cash equivalents .........................................     $    341,838     $     212,053
        Contract and trade receivables - Net (including costs and estimated earnings in excess of billings of $14,393,111 and $14,216,255,
         respectively) ....................................................       32,021,838        27,381,930
        Inventories .......................................................        5,125,320         5,767,604
        Prepaid expenses and other (See Note 13) ..........................        1,528,276         1,704,873
                                                                                ------------     -------------
                  Total current assets ....................................       39,017,272        35,066,460
PROPERTY, EQUIPMENT, and LEASEHOLD IMPROVEMENTS -Net ......................       11,508,136        11,773,247
DEFERRED FINANCING COSTS ..................................................        1,863,111         2,419,054
INTANGIBLES - Net .........................................................        3,565,492         3,534,478
OTHER ASSETS ..............................................................        2,121,826         2,086,245
                                                                                ------------     -------------
TOTAL .....................................................................     $ 58,075,837     $  54,879,484
                                                                                ============     =============
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
        Revolving line of credit ..........................................     $ 15,391,876     $  11,283,393
        Trade accounts payable ............................................        7,721,777         6,170,585
        Other accrued liabilities .........................................        8,594,817         9,268,316
        Deferred revenue ..................................................          622,535           898,503
        Accrued restructuring costs .......................................        1,145,473         1,140,444
        Advances on contracts .............................................          542,988           940,752
        Current portion of long-term debt .................................       30,387,391        29,995,905
                                                                                ------------     -------------
                  Total current  liabilities ..............................       64,406,857        59,697,898
DEFERRED REVENUE ..........................................................          471,532           489,582
DEFERRED LEASE COST .......................................................          905,154           807,156
LONG-TERM DEBT - Less current portion .....................................       32,260,852        32,313,087
                                                                                ------------     -------------
                  Total liabilities .......................................       98,044,395        93,307,723
                                                                                ------------     -------------
SHAREHOLDERS' DEFICIT
        Preferred stock, $.05 par value- authorized 50,000,000 shares; none outstanding
        Common stock, $.01 par value- authorized 50,000,000 shares; issued
         13,014,395 and 13,014,395, respectively ..........................          130,144           130,144
        Additional paid-in-capital ........................................       62,715,713        62,715,713
        Accumulated deficit ...............................................      (98,734,478)      (97,412,584)
        Accumulated other comprehensive loss ..............................       (4,079,937)       (3,861,512)
                                                                                ------------     -------------
                  Total shareholders'  deficit ............................      (39,968,558)      (38,428,239)
                                                                                ------------     -------------
TOTAL .....................................................................     $ 58,075,837     $  54,879,484
                                                                                ============     =============

            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTH PERIODS ENDED MARCH 31, 2003 AND 2002


                                                             2003             2002
                                                          ------------     ------------
                                                          (AS RESTATED
                                                           SEE NOTE 13)
     REVENUE............................................  $ 24,312,869     $ 29,102,288
     COST OF REVENUE....................................    17,003,106       19,491,597
                                                          ------------     ------------
     GROSS MARGIN.......................................     7,309,763        9,610,691
     ADMINISTRATIVE EXPENSES (See Note 13)..............     4,435,435        4,938,305
     RESEARCH AND DEVELOPMENT...........................     1,113,847        1,520,733
     RESTRUCTURING CHARGES..............................       300,831               --
                                                          ------------     ------------
     OPERATING INCOME...................................     1,459,650        3,151,653
     INTEREST EXPENSE...................................    (2,671,619)      (2,558,293)
                                                          ------------     ------------
     (LOSS) INCOME BEFORE INCOME TAXES..................    (1,211,969)         593,360
     INCOME TAX EXPENSE.................................       109,925          220,000
                                                          ------------     ------------
     NET (LOSS) INCOME..................................  $ (1,321,894)    $    373,360
                                                          ============     ============
     (LOSS) INCOME PER COMMON SHARE - Basic.............  $      (0.10)    $       0.03
                                                          ============     ============
     (LOSS) INCOME PER COMMON SHARE - Diluted...........  $      (0.10)    $       0.03
                                                          ============     ============

            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE
LOSS

THREE MONTHS ENDED MARCH 31, 2003


                                                                                ACCUMULATED
                              COMMON STOCK       ADDITIONAL                        OTHER              TOTAL
                        -----------------------    PAID-IN       ACCUMULATED   COMPREHENSIVE      SHAREHOLDERS'      COMPREHENSIVE
                           SHARES     AMOUNT       CAPITAL         DEFICIT         LOSS              DEFICIT             LOSS
                        ----------- ----------- -------------   ------------   -------------     --------------      --------------

Balance, January 1,
  2003...............   13,014,395  $ 130,144   $  62,715,713   $(97,412,584)   $(3,861,512)      $(38,428,239)       $        --
Net loss (As
  restated see Note
  13)................                                             (1,321,894)                       (1,321,894)        (1,321,894)
Issuance of common
  shares.............           --         --              --                                               --                 --
Currency translation
  adjustment.........                                                              (218,425)          (218,425)          (218,425)
                        ----------  ---------   -------------   ------------    -----------       ------------        -----------
Balance, March 31,
  2003 (As restated
  see Note 13).......   13,014,395  $ 130,144   $  62,715,713   $(98,734,478)   $(4,079,937)      $(39,968,558)       $(1,540,319)
                        ==========  =========   =============   ============    ===========       ============        ===========


            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTH PERIODS ENDED MARCH 31, 2003 AND 2002


                                                                                                      2003             2002
                                                                                                 --------------    ------------
                                                                                                  (AS RESTATED
                                                                                                  SEE NOTE 13)
    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net (loss) income.......................................................................   $ (1,321,894)     $    373,360
      Adjustment to reconcile net (loss) income to net cash provided by operating activities:
          Depreciation and amortization.......................................................      1,198,741         1,056,159
          Deferred income taxes...............................................................             --           220,000
          Capitalized interest................................................................        392,817           370,106
          Loss on disposal of assets..........................................................         50,705                --
          Restructuring charge................................................................        300,831                --
          Currency translation adjustment.....................................................       (218,425)         (206,537)
          Bad debt expense....................................................................          1,952           140,062
      Changes in net assets and liabilities:
          Contract and trade receivables -  net of advances...................................     (5,039,624)         (855,909)
          Inventories.........................................................................        642,284          (280,401)
          Prepaid expenses and other..........................................................        176,597           191,386
          Other assets........................................................................        (35,581)          232,462
          Trade accounts payable..............................................................      1,551,192           834,801
          Deferred revenue....................................................................       (294,018)         (632,669)
          Deferred lease costs................................................................         97,998            81,373
          Accrued restructuring costs.........................................................       (295,802)          (95,795)
          Other accrued liabilities...........................................................       (673,499)       (1,875,064)
                                                                                                 ------------      ------------
            Net cash used by  operating   activities..........................................     (3,465,726)         (446,666)
                                                                                                 ------------      ------------
    CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchase of property and equipment..................................................       (344,019)         (432,660)
          Costs incurred to obtain intangibles................................................       (115,387)          (74,378)
                                                                                                 ------------      ------------
            Net cash used in  investing   activities..........................................       (459,406)         (507,038)
                                                                                                 ------------      ------------
    CASH FLOWS FROM FINANCING ACTIVITIES:
          Net borrowings under line of credit.................................................      4,108,483         1,174,136
          Principal payments under other debt  arrangements...................................        (53,566)         (241,197)
                                                                                                 ------------      ------------
            Net cash provided  by financing   activities......................................      4,054,917           932,939
                                                                                                 ------------      ------------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................................        129,785           (20,765)
    CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............................................        212,053           362,319
                                                                                                 ------------      ------------
    CASH AND CASH EQUIVALENTS, END OF PERIOD..................................................   $    341,838      $    341,554
                                                                                                 ============      ============
    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
        Interest Paid.........................................................................   $  1,813,133      $  2,376,960
                                                                                                 ============      ============
        Taxes Paid............................................................................   $     76,668      $    192,454
                                                                                                 ============      ============

            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 1 - BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Simula, Inc. and its subsidiaries (collectively "we" and "our"). All of the subsidiaries are wholly owned. All intercompany transactions are eliminated in consolidation.

    The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As noted in the accompanying financial statements, current maturities of debt are approximately $45,800,000 million as of March 31, 2003 and there is uncertainty relating to the Company's ability to refinance certain of its debt. These factors, among others, indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. In order to meet future quarterly covenants and current and long-term debt maturities, we will need asset sales proceeds, refinancing or recapitalization transactions, or the sale or merger of the Company.

    We have prepared the accompanying interim consolidated financial statements in accordance with Generally Accepted Accounting Principles in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. Such interim financial statements should be read in conjunction with our consolidated financial statements and notes thereto included in our 2002 Form 10-K.


NOTE 2 - RECENTLY ISSUED ACCOUNTING STANDARDS

    In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No. 13, and Technical Corrections", which, among other things, no longer allows for the classification of gains and losses from extinguishment of debt as extraordinary. We adopted SFAS No. 145 effective January 1, 2003 and upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition any previously recorded extraordinary gains or losses from early extinguishment of debt will be reclassified to income before extraordinary income or loss to conform to the requirements under SFAS 145.

    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 also nullifies Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. We adopted SFAS No. 146 effective January 1, 2003 and do not anticipate that the new standard will have a material impact on our financial position or results of operations.

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure". This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. We adopted the new disclosure requirements of SFAS No. 148 in 2002. We continue to account for stock-based compensation under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations.

    In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee and expands the disclosures required. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, consequently, the adoption of FIN No. 45 had no effect on our financial position, results of operations or cash flows. We believe our current accounting policies are consistent with the interpretation.

    In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities--an Interpretation of ARB No. 51," FIN No. 46 clarifies the consolidation requirements of variable interest entities. We have adopted the interpretation. We have no interests in unconsolidated variable interest entities and, consequently, adoption of FIN No. 46 had no effect on our financial position, results of operations or cash flows.

NOTE 3 - EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of basic and diluted per share computations. For the three month period ended March 31, 2003 the effect of 163,618 shares related to stock options were not used in determining dilutive earnings per share because the result would have been anti-dilutive. Additionally, for the three month periods ended March 31, 2003 and 2002, the effect of 1,774,074 shares to be issued upon conversion of the 8% Senior Subordinated Convertible Notes was not used in determining dilutive earnings per share because the result would have been anti-dilutive.


                                                                  THREE MONTHS ENDED MARCH 31,
                                                                --------------------------------
                                                                     2003              2002
                                                                --------------    --------------
                                                                 (AS RESTATED
                                                                 SEE NOTE 13)
   Net (loss) earnings available to common shareholders....     $   (1,321,894)   $      373,360
                                                                ==============    ==============
   Basic weighted average shares outstanding...............         13,014,395        12,892,858
   Effect of dilutive securities...........................                 --           287,727
                                                                --------------    --------------
   Diluted weighted average shares outstanding.............         13,014,395        13,180,585
                                                                ==============    ==============
   (Loss) earnings per common share -basic and diluted:         $        (0.10)   $         0.03
                                                                ==============    ==============

NOTE 4 - STOCK BASED COMPENSATION

    We have three stock-based employee compensation plans. We account for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations under which no compensation cost has been recognized. However, we have computed compensation cost, for pro forma disclosure purposes, based on the fair value of all options awarded on the date of grant, utilizing the Black-Scholes option pricing method. The following table illustrates the effect on net (loss) income and (loss) income per share if we had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the three month periods ended March 31:


                                                               2003             2002
                                                          ---------------- ------------
                                                           (AS RESTATED
                                                           SEE NOTE 13)
 Net (loss) income - as reported........................   $ (1,321,894)  $    373,360
                                                           ============   ============
 Deduct: Total stock based employee compensation
   expense determined under fair value based method
   for all awards.......................................       (318,254)    (1,529,075)
                                                           ------------   ------------
 Net loss - pro forma...................................   $ (1,640,148)  $ (1,155,715)
                                                           ============   ============
 (Loss) income per share: basic and diluted as
   reported.............................................   $      (0.10)  $       0.03
                                                           ============   ============
 Loss per share - basic and diluted - pro forma.........   $      (0.13)  $      (0.09)
                                                           ============   ============

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model and the following table illustrates the assumptions used for grants for the three month periods ended March 31,:


                                                     2003    2002
                                                     ----    ----
             Dividend yield                          None    None
             Expected volatility................      116%     93%
             Risk-free interest rate............      3.6%    3.6%
             Expected lives.....................     3.25    3.25


NOTE 5 - INVENTORIES

    At March 31, 2003 and December 31, 2002, inventories consisted of the following:


                                                 2003           2002
                                             -------------- -------------
      Raw Materials........................  $   3,608,836  $   4,420,174
      Work in Progress.....................        712,201        774,822
      Finished Goods.......................      1,106,232        844,557
      Inventory Reserve....................       (301,949)      (271,949)
                                             -------------  -------------
                     Total Inventories.....  $   5,125,320  $   5,767,604
                                             =============  =============

NOTE 6 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

At March 31, 2003 and December 31, 2002 property, equipment and leasehold improvements consisted of the following:


                                                         2003             2002
                                                     -------------  -------------
  Land............................................   $     816,888  $     816,888
  Buildings and leasehold improvements............       4,543,048      4,593,765
  Equipment.......................................      20,109,535     20,508,363
                                                     -------------  -------------
  Total...........................................      25,469,471     25,919,016
  Less accumulated depreciation and amortization..     (13,961,335)   (14,145,769)
                                                     -------------  -------------
            Property, equipment and leasehold
             improvements - net...................   $  11,508,136  $  11,773,247
                                                     =============  =============

NOTE 7 - DEBT

    On March 31, 2003, we were not in compliance with certain non-monetary financial covenants under our Revolving Line of Credit (the "RLC"). On May 13, 2003, we received a waiver of this non-compliance at March 31, 2003. Our RLC had outstanding borrowings of $15.4 million and remaining borrowing availability of $1.6 million at March 31, 2003 as compared to outstanding borrowings of $11.3 million and a remaining borrowing availability of $1.3 million at December 31, 2002.


NOTE 8 - OTHER INTANGIBLE ASSETS

    All of our intangible assets with finite lives ranging from 15 to 20 years were principally comprised of technology patents with a total cost at March 31, 2003 and December 31, 2002 as follows:


                                                  2003               2002
                                             --------------    --------------

     Patents and licenses..................  $   4,286,106     $    4,194,603
     Other.................................        132,669            566,010
                                             -------------     --------------
     Total.................................      4,418,775          4,760,613
     Less accumulated amortization.........       (853,283)        (1,226,135)
                                             -------------     ---------------
        Intangibles - net..................  $   3,565,492     $    3,534,478
                                             =============     ==============

Intangible asset amortization expense for the three month periods ended March 31, 2003 and 2002 were approximately $60,500 and $74,000, respectively. Estimated amortization expense for the five succeeding fiscal years is as follows:

                          2003....................    $  220,000
                          2004....................       280,000
                          2005....................       280,000
                          2006....................       280,000
                          2007....................       280,000


NOTE 9 - RESEARCH AND DEVELOPMENT

    Our research and development efforts arise from funded development contracts and proprietary research and development. Amounts arising from such efforts for the three moths ended March 31, were as follows:

                                                       2003           2002
                                                    -----------    -----------

     Research and development expenses...........   $ 1,113,847    $ 1,520,733
                                                    ===========    ===========
     Funded contracts:
       Revenue funded by customers...............   $   290,651    $ 1,061,504
       Research and development expenses
         classified as cost of such Revenue......      (167,779)      (777,789)
                                                    -----------    -----------
       Income on funded contracts................   $   122,872    $   283,715
                                                    ===========    ===========


NOTE 10 - RESTRUCTURING

    In December 1999, we adopted a plan of restructuring that included the divestiture of our commercial airline seat manufacturing operation. In July 2002, we adopted a plan of restructuring focused on reducing workforce to align with a newly developed strategic focus and in January 2003, we adopted a plan to restructure our Aerospace and Defense business by reducing workforce and closing our Asheville facility and consolidating those operations into our Phoenix facility. At March 31, 2003, there was $1,145,473 of remaining liability, which principally relates to lease obligations associated with the closed airline facility, which run through May of 2008 and other contracts as a part of the 1999 restructuring and severance obligations as part of the 2002 and 2003 restructuring, which are expected to be fully paid by December of 2004. A summary of the change in accrued restructuring is as follows:

                                                  FACILITY        OTHER
                                                  CLOSURE       CONTRACTS     SEVERANCE      TOTAL
                                                -----------   ------------  ------------   -----------
    Balance at December 31, 2002..............  $   535,285   $    331,941  $    273,218   $ 1,140,444
    First quarter 2003 Aerospace and Defense
      restructuring...........................           --             --       300,831       300,831
    Reclassification of charges ..............      294,279       (294,279)           --            --
    Cash payments.............................      (48,064)        (2,040)     (245,698)     (295,802)
                                                -----------   ------------  ------------   -----------
    Balance at March 31, 2003.................  $   781,500   $     35,622  $    328,351   $ 1,145,473
                                                ===========   ============  ============   ===========


NOTE 11 - DERIVATIVE INSTRUMENTS

    We have certain receivables and payables denominated in Euros. To eliminate our exposure to changes in the U.S. dollar/Euro exchange rate, we periodically enter into forward contracts to protect our future cash flows. Our forward contracts generally range from one to three months in original maturity.

    In accordance with SFAS No. 133, we designate such forward contracts as cash flow hedges. We account for changes in the fair value of our forward contracts, based on changes in the forward exchange rate, with all such changes in fair value reported in other comprehensive income. Amounts in other comprehensive income are reclassified into earnings upon settlement of the forward contract at an amount that will offset the related transaction gain or loss arising from the re-measurement and adjust earnings for the cost of the forward contracts. As of March 31, 2003, there were no significant gains or losses recognized in earnings for hedge ineffectiveness and we did not discontinue any hedges because it was probable that the original forecasted transaction would not occur. We have no open hedging contracts as of March 31, 2003.


NOTE 12 - SEGMENT REPORTING

    We are a holding company for wholly owned subsidiaries, which operate in two primary business segments. Our Aerospace and Defense segment includes operations that design and manufacture crash resistant components, energy absorbing devices, and ballistic armor products which are sold principally to branches of the United States armed forces. Our Commercial Products segment includes operations encompassing inflatable restraints and related technology for automobiles, products derived from our proprietary technology and polymer materials. All other activity, included in Other, represents general corporate operations, including unallocated interest and technology sales and royalties.

    For the three-month periods ended March 31, 2003 and 2002, inter-segment sales were insignificant and total intercompany sales of $139,615 and $34,535, respectively, have been eliminated. For the three-month periods ended March 31, 2003 and 2002, sales to the branches of the United States Armed Forces were 88% and 66%, respectively, of total sales.

                                                                        2003
                                            ----------------------------------------------------------
                                                AEROSPACE     COMMERCIAL
                                               AND DEFENSE     PRODUCTS        OTHER          TOTAL
                                            ---------------   -----------   -----------   -------------
                                                                           (AS RESTATED   (AS RESTATED
                                                                           SEE NOTE 13)   SEE NOTE 13)
 Revenue:
   Contract revenue.......................  $ 15,039,585     $         --   $       --    $ 15,039,585
   Product sales:
     Automotive safety systems............            --        8,832,784           --       8,832,784
     Other................................            --            3,909           --           3,909
   Technology sales and royalties.........            --          275,667      160,924         436,591
                                            ------------     ------------   ----------    ------------
 Total revenue............................  $ 15,039,585     $  9,112,360   $  160,924    $ 24,312,869
                                            ============     ============   ==========    ============
 Operating income (loss)..................  $  1,944,290     $    253,769   $ (738,409)   $  1,459,650

                                                                      2002
                                           ------------------------------------------------------------
                                             AEROSPACE      COMMERCIAL
                                            AND DEFENSE      PRODUCTS        OTHER          TOTAL
                                           --------------  ------------   -----------    ------------
Revenue:
   Contract revenue......................  $ 19,293,239    $        --    $        --    $ 19,293,239
   Product sales:
      Automotive safety
      systems............................            --      9,028,163             --       9,028,163
      Other..............................            --        102,765             --         102,765
   Technology sales and royalties........            --        290,494        387,627         678,121
                                           ------------    -----------    -----------    ------------
Total revenue............................  $ 19,293,239    $ 9,421,422    $   387,627    $ 29,102,288
                                           ============    ===========    ===========    ============
Operating income (loss)..................  $  3,514,075    $  (290,198)   $   (72,224)   $  3,151,653


NOTE 13 -- RESTATEMENT:

    Subsequent to the issuance of the Company's unaudited consolidated financial statements for the quarter ended March 31, 2003, the Company determined that certain costs of the sale of the automotive safety business and the potential sale of the remainder Company were incorrectly capitalized as Prepaid Expenses and Other on the balance sheet. These costs include legal and other fees related to these proposed transactions, that had been incurred by the Company and should have been recorded as expense as incurred. The Prepaid Expense and Other amount in the balance sheet at March 31, 2003 has been restated to expense the capitalized amount of $144,057. The statements of operations and cashflows for the three months ended March 31, 2003 have also been restated to reflect the expensing of the $144,057 previously capitalized. A summary of the significant effects of the restatement are as follows:


AS OF MARCH 31, 2003


                                                  AS PREVIOUSLY REPORTED     AS RESTATED
                                                  ----------------------   -------------
   Prepaid expenses and other................         $  1,672,333         $  1,528,276
   Total current assets......................           39,161,329           39,017,272
   Total assets..............................           58,219,894           58,075,837
   Accumulated deficit.......................          (98,590,421)         (98,734,478)
   Total shareholders' deficit...............          (39,824,501)         (39,968,558)
   Total liabilities and shareholders' deficit          58,219,894           58,075,837

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2003


                                                  AS PREVIOUSLY REPORTED     AS RESTATED
                                                  ----------------------   -------------
   Administrative Expenses.....................         $ 4,291,378         $ 4,435,435
   Operating Income............................           1,603,707           1,459,650
   Loss Before Taxes...........................          (1,067,912)         (1,211,969)
   Net Loss....................................          (1,177,837)         (1,321,894)
   (Loss) per common share--basic..............         $     (.09)         $      (.10)
   (Loss) per common share--diluted............         $     (.09)         $      (.10)


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The following management's discussion and analysis gives effect to the restatement discussed in Note 13 of the unaudited consolidated financial statements.


RESULTS OF OPERATIONS

THREE MONTH PERIOD ENDED MARCH 31, 2003 COMPARED TO
THREE MONTH PERIOD ENDED MARCH 31, 2002

CONSOLIDATED

                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                           -----------------------------                      PERCENT
          (IN THOUSANDS)                       2003            2002            CHANGE        INC (DEC)
          --------------                   ------------   --------------   -------------   -------------
                                            (AS RESTATED                    (AS RESTATED    (AS RESTATED
                                            SEE NOTE 13)                    SEE NOTE 13)    SEE NOTE 13)
 Revenue.........................          $     24,313   $     29,102     $     4,789            (16%)
 Gross margin....................                 7,310          9,611           2,301            (24%)
 Administrative and research and
   development expense...........                 5,549          6,459             910            (14%)
 Operating income................                 1,460          3,152           1,692            (54%)
 Interest expense, net...........                 2,672          2,558             114              4%
 (Loss) income before income tax.                (1,212)           593           1,805           (304%)
 Income tax expense..............                   110            220             110            (50%)
 Gross margin as a percentage of
   revenue.......................                    30%            33%
 Administrative and research and
   development expenses as a
   percentage of revenue.........                    23%            22%


AEROSPACE & DEFENSE

                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                           -------------------------                 PERCENT
              (IN THOUSANDS)                   2003         2002        CHANGE      INC (DEC)
                                           ------------ ------------ ------------ -----------

Revenue.................................    $  15,040    $  19,293     $   4,253       (22%)
Gross margin............................        5,354        6,711         1,357       (20%)
Gross margin as a percentage of revenue.           36%          35%


COMMERCIAL PRODUCTS

                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                           -------------------------                 PERCENT
              (IN THOUSANDS)                   2003         2002        CHANGE      INC (DEC)
                                           ------------ ------------ ------------ -----------

Revenue.................................   $    9,112   $    9,421   $      309         (3%)
Gross margin............................        1,795        2,512          717        (29%)

Gross margin as a percentage of revenue.           20%          27%


RESULTS OF OPERATIONS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2003

Revenue for the three-month period ended March 31, 2003 decreased 16% compared to revenue in the same period for 2002. Revenue for the period declined 22% in the Aerospace and Defense segment primarily due to timing of orders and delays for funding of various programs. In the first quarter of 2003 Small Arms Protective Inserts ("SAPI") body armor revenue grew compared to the same period in 2002 however production revenues and profitability were negatively impacted as we completed the SAPI body armor design validation for rework announced in November of 2002. We resumed full production of SAPI for the U.S. Army in late February 2003. Also in the first quarter we completed the consolidation of our Asheville, North Carolina, operation into the larger Aerospace and Defense facility based in Phoenix. The plant closure and transition resulted in a temporary revenue shortfall. Additionally, revenues were negatively impacted by decreases in our military sealed parachute product and was partially offset by increased production of military personnel vests. Revenue from the Commercial Products segment declined 3%. Commercial products continue to face pricing pressures, however this pricing pressure was partially offset by favorable foreign exchange rates.

    Gross margin as a percent of sales decreased to 30% for the three-month period ended March 31, 2003 from 33% for the comparable period in 2002. Gross margin as a percent of sales in our Aerospace and Defense segment increased to 36% for the three months ended March 31, 2003 from 35% for the same period in 2002 due to the effect of cost reduction efforts completed in 2002. Gross margin as a percent of sales in our Commercial Products segment declined to 20% for the three months ended March 31, 2003 from 27% for the same period in 2002. Commercial segment gross margins experienced decreases attributed to continued pricing pressure on existing platforms and a shift in product mix to next generation products which generate lower margins.

    Administrative and research and development expenses for the three-month period ended March 31, 2003 decreased $0.9 million or 14% as compared to the same 2002 period. This decrease was primarily attributable to cost savings reductions related to restructuring activities in prior periods that we are now seeing the result of as well a continued focus on reducing costs. The decrease in Administrative costs is partially offset as we invested heavily in the design and qualification testing of its new SAPI body armor product for future procurements and by company wide premium increases in insurance that did not have an impact in the first quarter of 2002. Additionally, we began to incur costs related to selling our automotive safety business as well as the sale of the entire company.

    Operating income for the three-month period ended March 31, 2003 was $1.5 million compared to $3.2 million for the same period in 2002. The 2003 operating income for the three-month period was negatively impacted primarily by lower revenues discussed above as well as restructuring charges, costs associated with the move of our Asheville facility, the investments in the design and qualification testing for SAPI body armor for future procurements, costs related to selling our business, discussed above and the completion of the voluntary SAPI rework.

    Interest expense for the three-month period ended March 31, 2003 was $2.7 million compared to $2.6 for the same period in 2002. Cash paid for interest for each of the three-month periods ended March 31, 2003 and 2002 was $1.8 million and $2.4 million, respectively.

    Income Taxes - We recorded a tax expense of approximately $110,000 and $220,000, respectively for the three-month periods ended March 31, 2003 and 2002 for our operations in the U.K. and North Carolina and believe that the year to date tax rate is properly reflected in the financial statements.


LIQUIDITY AND CAPITAL RESOURCES

    The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As noted in the accompanying financial statements, current maturities of debt are approximately $45,800,000 million as of March 31, 2003 and there is uncertainty relating to the Company's ability to refinance certain of its debt. These factors, among others, indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. In order to meet future quarterly covenants and current and long-term debt maturities, we will need asset sales proceeds, refinancing or recapitalization transactions, or the sale or merger of the Company.

    Current maturities of our debt as of March 31, 2003 are $45.8 million and primarily consists of $15.4 million with our revolving line of credit ("RLC") due September 30, 2003, $3.2 million with our 9.5% Senior Subordinated Notes due September 30, 2003 and $26.9 million for our Senior Secured Note due December 31, 2003. In order to meet future quarterly covenants and current and long-term debt maturities, we will need asset sales proceeds, refinancing or recapitalization transactions, or the sale or merger of the Company.

    With regard to a sale or merger of the Company or debt refinancing, we have retained investment bankers, structured a process, completed most process steps, and have received considerable interest in completing a transaction. In the event that the Company is successful in completing a sale, merger or refinancing, the terms of the new structure or financing may allow the Company to repay or refinance its debt.

    On March 31, 2003, we were not in compliance with certain non-monetary financial covenants under our RLC. On May 13, 2003, we received waivers of the non-compliance at March 31, 2003.

    Because of our management and operational re-alignment and our operational profitability, we expect to generate future positive operating cash flows and our existing availability under our RLC will be adequate to fund our operations, excluding the principal payments on the current debt previously discussed.

    We continually review our revenue and cost forecasts so that we can react to changes in our operations and liquidity position. The amount and timing of Department of Defense procurement and future constraints on certain raw materials and their costs could impact our ability to generate Aerospace and Defense revenue and income. In our Commercial Products segment sales contracts for our automotive products are based upon the estimated production of the next year's requirements of the original equipment manufacture's ("OEMs"). Our ability to maintain Commercial Products revenue will be impacted by our ability to successfully compete in an increasingly price competitive market and to properly manage our foreign currency transaction risk. SEE "FORWARD-LOOKING INFORMATION AND RISKS AND UNCERTAINTIES IN OUR BUSINESS" AND "QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK"

    Our ability to generate sufficient cash flow from operations is principally dependent upon our ability to continue to increase revenue and contain or reduce operating expenses. At March 31, 2003, we had cash and cash equivalents of $341,838 compared to $212,053 at December 31, 2002. Our RLC had outstanding borrowings of $15.4 million and remaining borrowing availability of $1.6 million at March 31, 2003 as compared to outstanding borrowings of $11.3 million and a remaining borrowing availability of $1.3 million at December 31, 2002. The RLC at March 31, 2003 was impacted by timing of collection related to significant U.S. government receivables. At May 5, 2003 our RLC had outstanding borrowings of $14.6 million and remaining borrowing availability of $2.4 million. Because of our federal and certain state net operating loss carryforwards, we are not a significant cash taxpayer.

    Operating activities used approximately $3.5 million of cash during the three-months ended March 31, 2003 as compared to $0.4 million for the comparable period in 2002. The increase in cash used by operations was attributable to greater overall working capital required as compared to the prior 2002 period, which required heavier investments primarily in accounts receivable and was partially offset by an increase in accounts payable and decreases in inventory.

    Investing activities used $0.5 million during the three-months ended March 31, 2003, principally attributable to the purchase of manufacturing equipment in both of our business segments and additional investment in our patent portfolio.

    Financing activities provided net cash of $4.1 million for the three-months ended March 31, 2003, compared to $0.9 million provided by financing activities for the same period in 2002. Cash provided in financing activities during the three-months ended March 31, 2003 and 2002 primarily related to increased borrowing under our RLC.

    We believe we have sufficient manufacturing capacity, at March 31, 2003, to meet our anticipated future delivery requirements. We may, however, seek strategic partners for the joint development of capital intensive manufacturing capacity for new high technology products. We may also seek to obtain additional capital should demand for our products exceed current capacity. The raising of capital in public or private markets will depend primarily upon prevailing market conditions and the demand for our products and technologies.

RESEARCH AND DEVELOPMENT

    Historically, we have made significant investments in research and development. Our research and development expenditures have fluctuated based on available government-funded contracts and available company funding. We anticipate that future fluctuations will continue as a result of our efforts to expand product lines and enhance our existing technologies.

FORWARD LOOKING INFORMATION AND RISKS AND UNCERTAINTIES IN OUR BUSINESS

    A wide variety of factors affect our projected operating and financial results and can adversely impact our revenues, profitability and cash flows. Our liquidity and available working capital depend upon our cash flow from operations and, potentially, upon proceeds from asset sales or licensing, refinancing of our debt, or potential sale or merger of the Company. Improved cash flow from operations will depend on our ability to continue to implement our cost cutting initiatives. Continued compliance with our debt covenants is necessary to avoid loan defaults and is a requirement for maintaining access to funds available under our RLC.

    With respect to our product offerings many of our products are subassemblies in final products. We act as subcontractor to defense industry prime contractors and as a component supplier to automotive ("OEM") and first tier systems suppliers. Accordingly, we are reliant on others to gain and retain market acceptance for our products, and we must continue to demonstrate that our products will provide advantages to the manufacturers of final products, including increasing product safety and providing such manufacturers with competitive cost advantages

    Although we have long established relationships with a number of our Aerospace and Defense customers, we do not have significant long-term supply contracts with any of these customers. Our customers typically do not commit to long-term production schedules and, as a result, customer orders generally are subject to cancellation or delay. Reliance upon defense contracts involves certain risks, including dependence on congressional appropriations and changes in governmental policies that reflect military and political developments.

    In our Commercial Products segment, we operate in the highly competitive automotive safety industry. As most of our competitors have greater resources than we do and since products become commoditized over time, our success in this industry is largely dependent on our ability to innovate. Our ability to compete effectively in this industry also depends on our ability to remain competitive in pricing, service, and performance. In addition, automotive OEMs continually exert downward pressure on prices, forcing us to cut costs and to innovate in order to maintain margins and projected volumes from year to year.

    Factors pertinent to our ability to meet our current and future financial projections include:

o our ability to refinance our debt or achieve acceptable valuations in a process to sell or merge the Company;

o our relationship with our senior lenders and on-going compliance with loan terms and covenants;

o our relationship with significant customers and maintenance of preferred supplier relationships with them that are renegotiated frequently;

o   our leveraged status and the level and cost of our debt;

o   the continued reduction of our fixed expenses;

o ability to monetize assets including through sales of certain assets or technologies at a favorable price;

o our ability to continue to provide design and manufacturing services, products and new product applications that compare favorably on the basis of time to introduction, cost, and performance with those of our competitors;

o the cyclical nature of the automobile industry and other markets addressed by our products;

o   the level and makeup of military expenditures;

o contract mix and shifting production and delivery schedules among our market segments;

o   the amount of resources available for independent research and development;

o proof of concept and production validation of certain of our new technologies and proposed products, as well as our financial ability to establish manufacturing capacity for such products; and

o   technological changes introduced by competitors and customers.

    As used throughout this report, the words "estimate," "anticipate," "expect," "should," "intend," "project," "target," or other expressions that indicate future events identify forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events. Actual results and trends may differ materially. Risks include those described herein and in our registration statements and periodic reports filed with the U.S. Securities and Exchange Commission.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK


CURRENCY EXCHANGE RATE RISK

    We have currency exposures related to buying and selling in currencies other than the local currency in which we operate. These exposures may impact future earnings and/or operating cash flows. Currently, our most significant exposure relates to the Euro and the British Pound. We have supply contracts for our ITS(R) and AHPS that are Euro denominated. We also maintain a manufacturing facility in the United Kingdom for which we fund its operating expenses in British Pounds. We enter into foreign currency hedge transactions to mitigate our associated risks. The magnitude of the exposure varies over time and we enter into agreements from time to time by which we seek to manage certain portions of our foreign exchange exposure in accordance with established policy guidelines. These arrangements primarily hedge cash flows for forecasted transactions involving receivables and payables. We currently have no hedging contracts open as of March 31, 2003.


ITEM 4. CONTROLS AND PROCEDURES

    We evaluated, under the supervision and with the participation of management, including the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO), the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2003, pursuant to Rule 15d-14 under the Securities Exchange Act of 1934 (Exchange Act). Based upon that evaluation, the CEO and CFO concluded that Simula's disclosure controls and procedures are effective to ensure that information required to be disclosed in Simula's reports filed or submitted under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

    During the quarterly period covered by this amended report, there were no significant changes in our internal controls or in other factors that could significantly affect the disclosure controls.

PART II - OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS

(a) Exhibits: The following Exhibits are included pursuant to Item 601 of Regulation S-K.


   NO.     DESCRIPTION                                                                    REFERENCE

   3.1     Articles of Incorporation of Simula, Inc., as amended and restated                (2)
   3.2     Bylaws of Simula, Inc., as amended and restated                                   (1)
   4.7     Indenture dated April 1, 1997, in connection with the Company's issuance of
           the 8% Senior Subordinated Convertible Notes due May 1, 2004                      (6)
  10.11    1992 Stock Option Plan, as amended effective September 15, 1998                  (13)
  10.12    1992 Restricted Stock Plan                                                        (1)
  10.21    1994 Stock Option Plan, as amended effective September 15, 1998                   (3)
  10.26    Simula, Inc. Employee Stock Purchase Plan                                         (2)
  10.27    Outside Directors Equity Plan                                                     (9)
  10.37    Simula, Inc. 1999 Incentive Stock Option Plan                                     (4)
  10.41    Financing Agreement with The CIT Group/Business Credit, Inc. dated December
           30,1999                                                                           (5)
 10.41A    Amendment Number Three to Financing Agreement between the Company and The CIT
           Group/Business Credit, Inc. dated September 26, 2001                              (7)
 10.41B    Amendment Number Five to Financing Agreement between the Company and The CIT
           Group/Business Credit, Inc. dated June 30, 2002                                  (10)
 10.41C    Amendment Number Seven to Financing Agreement between the Company and The CIT
           Group/Business Credit, Inc. dated October 22, 2002                               (10)
 10.41D    Amendment Number Nine to Financing Agreement between the Company and The CIT
           Group/Business Credit, Inc. dated March 25, 2003                                 (11)
 10.41E    Waiver to Certain Financial Covenants to Financing Agreement between the
           Company and The CIT Group/Business Credit, Inc. dated April 9, 2003              (11)
  10.45    Loan Agreement between the Company and Allied Capital Corporation dated
           September 26, 2001                                                                (7)
 10.45A    Waiver and Amendment No. 1 to Loan Agreement between the Company and Allied
           Capital Corporation dated August 19, 2002                                        (10)
 10.45B    Consent and Amendment No. 2 to Loan Agreement between the Company and Allied
           Capital Corporation dated March 25, 2003                                         (11)
  10.46    Employment Agreement between the Company and Bradley P. Forst dated November
           12, 2001, effective October 1, 2000                                               (7)
  10.48    Employment Agreement between the Company and Joseph
           Coltman dated December 13, 2001, effective October 13,
           2000                                                                              (8)
  10.49    Employment Agreement between the Company and John S. Hodgson dated February
           1, 2002, effective February 11, 2002                                              (8)
  10.50    Retention Agreement between the Company and John A. Jenson dated December 20,
           2002                                                                             (11)
  99.1     Certification by Chief Executive Officer pursuant to section 906 of
           Sarbanes-Oxley Act                                                                 *
  99.2     Certification by Chief Financial Officer pursuant to section 906 of
           Sarbanes-Oxley Act                                                                 *

*        Filed herewith

(1) Filed with Registration Statement on Form S-18, No. 33-46152-LA, under the Securities Act of 1933, effective April 13, 1992.

(2) Filed with Definitive Proxy on May 15, 1996, for the Company's Annual Meeting of Shareholders held on June 20, 1996.

(3)  Filed with report on Form 10-Q for the quarter ended September 30, 1998.

(4) Filed with Definitive Proxy on May 14, 1999, for the Company's Annual Meeting of Shareholders held on June 17, 1999.

(5)  Filed with report on Form 10-K for the year ended December 31, 1999.

(6)  Filed with report on Form 10-Q for the quarter ended March 31, 2000.

(7)  Filed with report on Form 10-Q for the quarter ended September 30, 2001.

(8)  Filed with report on Form 10-K for the year ended December 31, 2001.

(9)  Filed with Registration Statement on Form S-8, effective March 28, 2002

(10) Filed with report on Form 10-Q for the quarter ended September 30, 2002.

(11) Filed with report on Form 10-K for the year ended December 31, 2002.

(b) Reports on Form 8-K:

    (1) Report on Form 8-K dated March 31, 2003, furnishing notification of late filing on Form 12b-25.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report (Amendment No. 1) on Form 10Q/A for the quarter ended March 31, 2003 to be signed on its behalf by the undersigned thereunto duly authorized.

                                                SIMULA, INC.

DATE: November 5, 2003                                     /s/John A. Jenson
                                                ----------------------------
                                                            John A. Jenson
                                                        Chief Financial Officer

                                  CERTIFICATION

I, Bradley P. Forst, certify that:

1. I have reviewed this Amendment No. 1 Report on Form 10-Q/A of Simula, Inc.;

2. Based on my knowledge, this amended report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this amended report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this amended report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

   (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

   (c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this amended report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation and

   (d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

   (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

   (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

                                             /s/ Bradley P. Forst
                                             ---------------------------------
                                             Bradley P. Forst
                                             Chief Executive Officer
                                             November 5, 2003

                                  CERTIFICATION

I, John A. Jenson, certify that:

1. I have reviewed this Amendment No. 1 Report on Form 10-Q/A of Simula, Inc.;

2. Based on my knowledge, this amended report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this amended report;

3. Based on my knowledge, the financial statements, and other financial information included in this amended report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this amended report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

   (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

   (c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this amended report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation and

   (d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

   (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

   (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

                                               /s/ John A. Jenson
                                               -------------------------------
                                               John A. Jenson
                                               Chief Financial Officer
                                               November 5, 2003

                                  EXHIBIT INDEX

99.1 Certification by Chief Executive Officer pursuant to section 906 of Sarbanes-Oxley Act

99.2 Certification by Chief Financial Officer pursuant to section 906 of Sarbanes-Oxley Act

                                                                    EXHIBIT 99.1


                            CERTIFICATION PURSUANT TO


                             18 U.S.C. SECTION 1350,


                             AS ADOPTED PURSUANT TO


                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


In connection with the Amendment No. 1 to the Quarterly Report of Simula, Inc. (the "Company") on Form 10-Q/A for the period ended March 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Bradley P. Forst, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

                                              /s/ Bradley P. Forst
                                              -------------------------------
                                              Bradley P. Forst
                                              Chief Executive Officer
                                              November 5, 2003

                                                                    EXHIBIT 99.2


                            CERTIFICATION PURSUANT TO


                             18 U.S.C. SECTION 1350,


                             AS ADOPTED PURSUANT TO


                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


In connection with the Amendment No. 1 to the Quarterly Report of Simula, Inc. (the "Company") on Form 10-Q/A for the period ended March 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, John A. Jenson, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.


                                               /s/ John A. Jenson
                                               --------------------------------
                                               John A. Jenson
                                               Chief Financial Officer
                                               November 5, 2003

                                                                         ANNEX F


                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               AMENDMENT NO. 1 TO
                                   FORM 10-Q/A


(Mark One)

[X] Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the quarterly period ended JUNE 30, 2003 or

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         For the transition period from                 to
                                        ---------------    ---------------
         Commission file number 1-12410


                                  SIMULA, INC.
--------------------------------------------------------------------------------

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             ARIZONA                                         86-0320129
  -----------------------------------                   ---------------------
   (State or Other Jurisdiction of                        (I.R.S. Employer
    Incorporation or Organization)                       Identification No.)


  7822 SOUTH 46TH STREET, PHOENIX, ARIZONA                      85044
  -----------------------------------------             ---------------------
  (Address of Principal Executive Offices)                   (Zip Code)

                                 (602) 643-7233
--------------------------------------------------------------------------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


                 2625 S. PLAZA DRIVE, SUITE 100, TEMPE, AZ 85282
--------------------------------------------------------------------------------
              (Former Name, Former Address and Former Fiscal Year,
                          if Changed Since Last Report)

Indicate by check mark whether the registrant:

(1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and
    (2) has been subject to such filing requirements for the past 90 days.

                  Yes [X]                   No [ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined by Rule 12b-2 of the Exchange Act).

                  Yes [ ]                   No [X]
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:


            CLASS                                 OUTSTANDING AT JUNE 30, 2003
---------------------------------               --------------------------------
  Common Stock, $.01 par value                             13,017,688

                                TABLE OF CONTENTS

                                  SIMULA, INC.

                                TABLE OF CONTENTS




                                                                                                                            PAGE
PART I - FINANCIAL INFORMATION
Item 1 - Interim Consolidated Financial Statements
Consolidated Balance Sheets as of June 30, 2003 (as restated) and December 31, 2002..................................          2
Consolidated  Statements  of  Operations  for the Three Month and Six Month Periods Ended June 30, 2003
  (as restated) and 2002.............................................................................................          3
Consolidated Statement of Shareholders' Deficit and
Comprehensive Loss for the Six Month Period Ended June 30, 2003 (as restated)........................................          4
Consolidated  Statements  of Cash Flows for the Six Month Periods Ended June 30, 2003 (as restated) and
  2002...............................................................................................................          5
Notes to Interim Consolidated Financial Statements...................................................................       6-11
Item 2 - Management's Discussion and Analysis of Results of Operations and Financial Condition.......................      12-16
Item 3 - Quantitative and Qualitative Disclosure about Market Risk...................................................         17
Item 4 - Controls and Procedures.....................................................................................         17
PART II - OTHER INFORMATION
Item 6 - Exhibits and Reports........................................................................................      18-19
SIGNATURES...........................................................................................................         20

EXPLANATORY NOTE

This amendment No. 1 on form 10-Q/A is being filed to give effect to the restatement of the Company's unaudited interim consolidated financial statements as of and for the three month and six month periods ended June 30, 2003 as discussed in Note 14 to the unaudited interim consolidated financial statements.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2003 AND DECEMBER 31, 2002

                                                                                    2003              2002
                                                                                 ------------     -----------
                                                                                 (AS RESTATED
                                                                                 SEE NOTE 14)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents .................................................... $    193,199    $    147,842
  Contract and trade receivables - Net (including costs and estimated earnings .   17,545,914      20,446,665
    in excess of billings of $8,207,578 and $14,216,255, respectively)
  Inventories ..................................................................    2,823,143       3,953,837
  Prepaid expenses and other ...................................................      673,005       1,402,252
  Current assets of discontinued operations ....................................   10,492,818       9,115,864
                                                                                 ------------     -----------
    Total current assets .......................................................   31,728,079      35,066,460
PROPERTY, EQUIPMENT, and LEASEHOLD IMPROVEMENTS-Net ............................    6,253,145       7,737,356
DEFERRED FINANCING COSTS .......................................................    1,290,344       2,419,054
INTANGIBLES - Net ..............................................................    1,389,482       1,311,857
OTHER ASSETS ...................................................................      473,295         436,102
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS ....................................    7,731,094       7,908,655
                                                                                 ------------     -----------
TOTAL ..........................................................................  $48,865,439    $ 54,879,484
                                                                                 ============    ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
  Revolving line of credit ..................................................... $  9,555,525    $ 11,283,393
  Trade accounts payable .......................................................    4,089,792       3,555,552
  Other accrued liabilities ....................................................    6,230,352       6,355,349
  Deferred revenue .............................................................       60,000          60,000
  Accrued restructuring costs ..................................................    1,133,984       1,140,444
  Advances on contracts ........................................................      532,180         940,752
  Current portion of long-term debt ............................................   61,892,822      29,988,315
  Current liabilities of discontinued operations ...............................    6,115,989       6,374,093
                                                                                 ------------     -----------
    Total current liabilities ..................................................   89,610,644      59,697,898
DEFERRED REVENUE ...............................................................      450,000         480,000
DEFERRED LEASE COST ............................................................    1,003,152         807,156
LONG-TERM DEBT - Less current portion ..........................................      259,709      32,313,087
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS ...............................        3,928           9,582
                                                                                 ------------     -----------
    Total liabilities ..........................................................   91,327,433      93,307,723
                                                                                 ------------     -----------
SHAREHOLDERS' DEFICIT
  Preferred stock, $.05 par value - authorized 50,000,000 shares; none outstanding
  Common stock, $.01 par value - authorized 50,000,000 shares; issued ..........      130,433         130,144
    13,017,688 and 13,014,395, respectively
  Additional paid-in-capital ...................................................   62,772,245      62,715,713
  Accumulated deficit .......................................................... (100,935,281)    (97,412,354)
  Accumulated other comprehensive loss .........................................   (4,429,391)     (3,861,742)
                                                                                 ------------     -----------
    Total shareholders'  deficit ...............................................  (42,461,994)    (38,428,239)
                                                                                 ------------     -----------
TOTAL .......................................................................... $ 48,865,439     $54,879,484
                                                                                 ============    ============

            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATION

                                                                    THREE MONTH PERIOD ENDED            SIX MONTH PERIOD ENDED
                                                                             JUNE 30,                           JUNE 30,
                                                                 -------------------------------    -------------------------------
                                                                      2003             2002              2003             2002
                                                                 --------------   --------------    --------------   --------------
                                                                  (AS RESTATED                       (AS RESTATED
                                                                  SEE NOTE 14)                       SEE NOTE 14)
REVENUE.....................................................     $   17,217,418   $   21,604,622    $   32,421,836   $   41,409,757
COST OF REVENUE.............................................         10,592,174       13,912,320        20,392,147       26,693,028
                                                                 --------------   --------------    --------------   --------------
GROSS MARGIN................................................          6,625,244        7,692,302        12,029,689       14,716,729
ADMINISTRATIVE EXPENSES (Note 14)...........................          3,831,138        3,539,983         7,269,757        6,850,569
RESEARCH AND DEVELOPMENT....................................            544,343          308,900         1,129,289          713,559
RESTRUCTURING CHARGES.......................................            298,090               --           598,921               --
                                                                 --------------   --------------    --------------   --------------
OPERATING INCOME............................................          1,951,673        3,843,419         3,031,722        7,152,601
INTEREST EXPENSE............................................          3,084,321        2,572,693         5,756,971        5,114,616
OTHER EXPENSE (Note 7)......................................          1,000,000               --         1,000,000               --
                                                                 --------------   --------------    --------------   --------------
(LOSS) INCOME BEFORE INCOME TAXES...........................         (2,132,648)       1,270,726        (3,725,249)       2,037,985
INCOME TAX EXPENSE..........................................                 --          559,047            17,011          839,501
                                                                 --------------   --------------    --------------   --------------
(LOSS) INCOME BEFORE DISCONTINUED OPERATIONS................         (2,132,648)         711,679        (3,742,260)       1,198,484
(LOSS) INCOME FROM DISCONTINUED OPERATIONS..................            (68,387)        (202,424)          219,333         (315,869)
                                                                 --------------   --------------    --------------   --------------
NET (LOSS) INCOME...........................................     $   (2,201,035)  $      509,255    $   (3,522,927)  $      882,615
                                                                 ==============   ==============    ==============   ==============
(LOSS) INCOME PER COMMON SHARE - Basic......................
(LOSS) INCOME BEFORE DISCONTINUED OPERATIONS................              (.16)            0.06              (.29)            0.09
(LOSS) INCOME FROM DISCONTINUED OPERATIONS..................              (.01)           (0.02)              .02            (0.02)
                                                                 -------------    -------------     -------------    -------------
(LOSS) INCOME PER COMMON SHARE -Basic.......................     $        (.17)   $        0.04     $        (.27)   $        0.07
                                                                 =============    =============     =============    =============
(LOSS) INCOME PER COMMON SHARE -Diluted.....................
(LOSS) INCOME BEFORE DISCONTINUED OPERATIONS................              (.16)            0.06              (.29)            0.09
(LOSS) INCOME FROM DISCONTINUED OPERATIONS..................              (.01)           (0.02)              .02            (0.02)
                                                                 -------------    -------------     -------------    -------------
(LOSS) INCOME PER COMMON SHARE -Diluted.....................     $        (.17)   $        0.04     $        (.27)   $        0.07
                                                                 =============    =============     =============    =============



            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS SIX MONTHS ENDED JUNE 30, 2003 (AS RESTATED, SEE NOTE 14)



                                                                                      ACCUMULATED
                            COMMON STOCK              ADDITIONAL                        OTHER            TOTAL
                         -----------------------       PAID-IN        ACCUMULATED    COMPREHENSIVE    SHAREHOLDERS'   COMPREHENSIVE
                           SHARES      AMOUNT          CAPITAL          DEFICIT          LOSS            DEFICIT           LOSS
                         ----------    ---------     -----------    -------------      -----------    -------------   --------------
Balance, January 1,
     2003............    13,014,395    $ 130,144     $62,715,713    $ (97,412,354)     $(3,861,742)   $ (38,428,239)    $        --
Net loss (Note 14)...                                                  (3,522,927)                       (3,522,927)     (3,522,927)
Issuance of
  common shares......        3,293           289          56,532                                             56,821              --
Currency
  translation
  adjustment.........                                                                     (567,649)        (567,649)       (567,649)
                         ----------    ---------     -----------    -------------      -----------    -------------     -----------
Balance, June 30,
      2003 (Note 14)     13,017,688    $ 130,433     $62,772,245    $(100,935,281)     $(4,429,391)   $ (42,461,994)    $(4,090,576)
                         ==========    =========     ===========    =============      ===========    =============     ===========


            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

SIMULA, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTH PERIODS ENDED JUNE 30, 2003 AND 2002


                                                                                                     2003            2002
                                                                                                --------------  --------------
                                                                                                 (AS RESTATED
                                                                                                 SEE NOTE 14)
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net (loss) income....................................................................    $   (3,522,927) $      882,615
       Adjustment to reconcile net (loss) income to net cash provided by operating activities:
           Depreciation and amortization....................................................         1,781,135       1,620,366
           Deferred income taxes............................................................                --         574,481
           Capitalized interest.............................................................           795,875         749,860
           Loss (gain) on disposal of assets................................................           175,959            (971)
           Restructuring charge.............................................................           598,921              --
           Currency translation adjustment..................................................          (567,649)       (143,057)
           Bad debt expense.................................................................                --         310,874
           Non-cash equity compensation.....................................................                --          74,779
           Write down of intangibles........................................................            99,754              --
       Changes in net assets and liabilities:
           Contract and trade receivables -  net of advances................................         2,492,179        (624,287)
           Inventories......................................................................         1,130,694         638,125
           Prepaid expenses and other.......................................................           729,247         220,360
           Other assets.....................................................................           (37,193)         16,045
           Trade accounts payable...........................................................           534,240        (408,365)
           Deferred revenue.................................................................           (30,000)           (693)
           Deferred lease costs.............................................................           195,996         210,246
           Accrued restructuring costs......................................................          (605,381)       (334,875)
           Other accrued liabilities........................................................          (124,999)       (941,144)
           Net assets of discontinued  operations...........................................        (1,463,151)     (1,891,326)
                                                                                                --------------  --------------
             Net cash provided  by operating   activities...................................         2,182,700         953,033
                                                                                                --------------  --------------
     CASH FLOWS FROM INVESTING ACTIVITIES:
           Purchase of property and equipment...............................................          (742,401)       (766,077)
           Costs incurred to obtain intangibles.............................................          (330,311)        (67,321)
           Proceeds from sale of property,  equipment and intangibles.......................         1,551,162              --
                                                                                                --------------  --------------
             Net cash provided  by (used in)   investing   activities.......................           478,450        (833,398)
                                                                                                --------------  --------------
     CASH FLOWS FROM FINANCING ACTIVITIES:
           Net borrowings under line of credit..............................................        (1,727,868)        143,095
           Principal payments under other debt  arrangements................................          (944,746)        (89,895)
             Issuance of Common  Stock......................................................            56,821         101,205
                                                                                                --------------  --------------
             Net cash (used in)  provided by   financing   activities.......................        (2,615,793)        154,405
                                                                                                --------------  --------------
     NET INCREASE IN CASH AND CASH EQUIVALENTS..............................................            45,357         274,040
     CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........................................           147,842         461,502
                                                                                                --------------  --------------
     CASH AND CASH EQUIVALENTS, END OF PERIOD...............................................    $      193,199  $      735,542
                                                                                                ==============  ==============
     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
         Interest Paid......................................................................    $    3,784,118  $    3,749,175
                                                                                                ==============  ==============
         Income Taxes Paid..................................................................    $       76,668  $      394,418
                                                                                                ==============  ==============



            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 1 -- BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Simula, Inc. and its subsidiaries (collectively "we" and "our"). All of the subsidiaries are wholly owned. All intercompany transactions are eliminated in consolidation.

    The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As noted in the accompanying financial statements, current maturities of debt are approximately $71,450,000 million as of June 30, 2003 and there is uncertainty relating to the Company's ability to refinance certain of its debt. These factors, among others, indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As part of the plan to meet future quarterly covenants and current and long-term debt maturities, we sold our automotive safety business during July 2003 and subsequently entered into a letter of intent providing for the sale and merger of Simula, Inc. as discussed in Note 12 -- Subsequent Events.

    As permitted by rules of the Securities and Exchange Commission for interim reporting, we have prepared the accompanying interim unaudited consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q. As permitted by these rules, certain information and notes required by GAAP for complete financial statements are condensed or omitted. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three and six-month periods ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. Such interim financial statements should be read in conjunction with our consolidated financial statements and notes thereto included in our 2002 Form 10-K.

NOTE 2 -- RECENTLY ISSUED ACCOUNTING STANDARDS

    In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities", which amended and refined certain characteristics of derivative instruments and hedges. The application of SFAS No. 149 did not have a material effect on the Company's financial statements.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", which requires the classification of certain financial instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. The application of SFAS No. 150 did not have a material effect on the Company's financial statements

    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No.13, and Technical Corrections", which, among other things, no longer allows for the classification of gains and losses from extinguishment of debt as extraordinary. We adopted SFAS No. 145 effective January 1, 2003 and upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition any previously recorded extraordinary gains or losses from early extinguishment of debt will be reclassified to income before extraordinary income or loss to conform to the requirements under SFAS 145.

    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 also nullifies Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. We adopted SFAS No. 146 effective January 1, 2003. Current transactions which may effect the Company are discussed in Note 12, to the unaudited consolidated financial statements.

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure". This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. We adopted the new disclosure requirements of SFAS No. 148 in 2002. We continue to account for stock-based compensation under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations.

    In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee and expands the disclosures required. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 had no effect on our financial position, results of operations or cash flows.

    In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51." FIN No. 46 clarifies the consolidation requirements of variable interest entities. We have adopted the interpretation. We have no interests in any variable interest entities and, consequently, adoption of FIN No. 46 had no effect on our financial position, results of operations or cash flows.

NOTE 3 - EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of basic and diluted per share computations. For the three and six month periods ended June 30, 2003 the effect of 142,212 and 190,936, respectively, shares related to stock options were not used in determining dilutive earnings per share because the result would have been anti-dilutive. Additionally, for the three and six month periods ended June 30, 2003 and 2002, the effect of 1,774,074 shares to be issued upon conversion of the 8% Senior Subordinated Convertible Notes was not used in determining dilutive earnings per share because the result would have been anti-dilutive.


                                                                        THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                             JUNE 30,                       JUNE 30,
                                                                  ----------------------------   -----------------------------
                                                                       2003           2002            2003           2002
                                                                  --------------  ------------   --------------   ------------
                                                                   (AS RESTATED                   (AS RESTATED
                                                                   SEE NOTE 14)                   SEE NOTE 14)
Net (loss) earnings available to common shareholders..........    $   (2,201,035) $     509,255  $   (3,522,927) $     882,615
                                                                  ==============  =============  ==============  =============
Basic weighted average shares outstanding.....................        13,020,980     12,910,428      13,017,688     12,901,694
Effect of dilutive securities.................................                --        360,011              --        321,852
                                                                  --------------  -------------  --------------  -------------
Diluted weighted average shares outstanding...................        13,020,980     13,270,439      13,017,688     13,223,546
                                                                  ==============  =============  ==============  =============
Basic per share amounts.......................................    $        (0.17) $        0.04  $        (0.27) $        0.07
                                                                  ==============  =============  ==============  =============
Diluted per share amounts.....................................    $        (0.17) $        0.04  $        (0.27) $        0.07
                                                                  ==============  =============  ==============  =============

NOTE 4 - STOCK BASED COMPENSATION

    We have three stock-based employee compensation plans. We account for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees",and related Interpretations under which no compensation cost has been recognized. However, we have computed compensation cost, for pro forma disclosure purposes, based on the fair value of all options awarded on the date of grant, utilizing the Black-Scholes option pricing method. The following table illustrates the effect on net (loss) income and (loss) income per share if we had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation",to stock-based employee compensation for the three month and six month periods ended June 30:

                                                                         THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                              JUNE 30,                       JUNE 30,
                                                                  ----------------------------   -----------------------------
                                                                       2003           2002            2003             2002
                                                                  --------------  ------------   --------------   ------------
                                                                   (AS RESTATED                   (AS RESTATED
                                                                   SEE NOTE 14)                   SEE NOTE 14)

Net (loss) income - as reported...............................    $   (2,201,035)   $  509,255   $   (3,522,927)  $    882,615
                                                                  ==============    ==========   ==============   ============
Deduct: Total stock based employee compensation expense
  determined under fair value based method....................          (211,481)     (115,334)        (476,141)    (1,413,659)
                                                                  --------------    ----------   --------------   ------------
Net (loss) income - pro forma.................................    $   (2,412,516)   $  393,921   $   (3,999,068)  $   (531,044)
                                                                  ==============    ==========   ==============   ============
(Loss) income per share: basic and diluted as reported........    $        (0.17)   $     0.04   $        (0.27)  $       0.07
                                                                  ==============    ==========   ==============   ============
(Loss) income per share: basic and diluted - pro forma........    $        (0.19)   $     0.03   $        (0.31)  $      (0.04)
                                                                  ==============    ==========   ==============   ============

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model and the following table illustrates the assumptions used for grants for the three month and six-month periods ended June 30:

                                      THREE MONTHS ENDED                SIX MONTHS ENDED
                                           JUNE 30,                         JUNE 30,
                              -------------------------------------------------------------------
                                    2003            2002             2003             2002
                              ---------------- ---------------- ---------------- ----------------
Dividend yield                      None            None             None             None
Expected volatility........         116%              96%             116%              98%
Risk-free interest rate....         3.6%             3.6%             3.6%             3.6%
Expected lives.............         3.25             3.25             3.25             3.25

NOTE 5 - INVENTORIES

    At June 30, 2003 and December 31, 2002, inventories consisted of the following:
                                    2003             2002
                              -------------     -------------

Raw Materials..............   $   2,802,905     $   3,298,676
Work in Progress...........         370,238           636,980
Finished Goods.............              --           258,181
Inventory Reserve..........        (350,000)         (240,000)
                              -------------     -------------
  Total Inventories........   $   2,823,143     $   3,953,837
                              =============     =============


NOTE 6 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    At June 30, 2003 and December 31, 2002 property, equipment and leasehold improvements consisted of the following:


                                                                                 2003            2002
                                                                           --------------  ---------------
Land...................................................................    $      481,888  $       816,888
Buildings and leasehold improvements...................................         2,640,798        3,885,263
Equipment..............................................................        12,939,670       13,229,244
                                                                           --------------  ---------------
Total..................................................................        16,062,356       17,931,395
Less accumulated depreciation and amortization.........................        (9,809,211)     (10,194,039)
                                                                           --------------  ---------------
  Property, equipment and leasehold improvements - net.................    $    6,253,145  $     7,737,356
                                                                           ==============  ===============

NOTE 7 - DEBT

    On June 30, 2003, we were not in compliance with certain non-monetary financial covenants under our Revolving Line of Credit (the "RLC"). On August 12, 2003, we received a waiver of the non-compliance at June 30, 2003. Our RLC had outstanding borrowings of $9.6 million and remaining borrowing availability of $5.8 million at June 30, 2003 as compared to outstanding borrowings of $11.3 million and a remaining borrowing availability of $1.3 million at December 31, 2002. In addition, as of June 30, 2003, we were not in compliance with a certain non-monetary financial covenant under our Senior Secured Note which, provided for a performance fee of $1.0 million. The fee has been recorded as of June 30, 2003, is separately classified in other expense, and was paid on July 31, 2003. On August 12, 2003, we received a waiver of the non-compliance at June 30, 2003.

NOTE 8 - OTHER INTANGIBLE ASSETS

    All of our intangible assets with finite lives ranging from 15 to 20 years were principally comprised of technology patents with a total cost at June 30, 2003 and December 31, 2002 as follows:


                                                       2003           2002
                                                  -------------  -------------
Patents and licenses...........................   $   1,626,068  $   1,686,456
Other..........................................         132,669        566,010
                                                  -------------  -------------
Total..........................................       1,758,737      2,252,466
Less accumulated amortization..................        (369,255)      (940,609)
                                                  -------------  -------------
  Intangibles - net............................   $   1,389,482  $   1,311,857
                                                  =============  =============

    Intangible asset amortization expense for the three month periods ended June 30, 2003 and 2002 were approximately $ 58,000 and $ 60,000, respectively. Estimated amortization expense for the five succeeding fiscal years is as follows:


           2003 ...................................  $  116,000
           2004 ...................................     100,000
           2005 ...................................     100,000
           2006 ...................................     100,000
           2007 ...................................     100,000


NOTE 9 - RESEARCH AND DEVELOPMENT

    Our research and development efforts arise from funded development contracts and proprietary research and development. Amounts arising from such efforts are as follows:

                                                        THREE MONTHS ENDED            SIX MONTHS ENDED
                                                     JUNE 30,       JUNE 30,      JUNE 30,        JUNE 30,
                                                       2003           2002          2003            2002
                                                    -----------   ------------ -------------  --------------
Research and development expenses...............    $   544,343   $    308,900 $   1,129,289  $      713,559
                                                    ===========   ============ =============  ==============
Funded contracts:
  Revenue funded by customers...................    $   180,928   $    771,092 $     471,578  $    1,829,104
  Research and development expenses classified
    as cost of such revenue.....................        (99,531)      (462,105)     (267,310)     (1,236,402)
                                                    -----------   ------------ -------------  --------------
Income of funded contracts......................    $    81,397   $    308,987 $     204,268  $      592,702
                                                    ===========   ============ =============  ==============

NOTE 10 -- RESTRUCTURING

    In December 1999, we adopted a plan of restructuring that included the divestiture of our commercial airline seat manufacturing operation. In July 2002, we adopted a plan of restructuring focused on reducing workforce to align with a newly developed strategic focus and in January 2003, we adopted a plan to restructure our Aerospace and Defense business by reducing workforce and closing our Asheville facility and consolidating those operations into our Phoenix facility. The Asheville facility was closed and all operations were moved to the Phoenix location as of March 31, 2003. We completed the sale of the Asheville facility on April 8, 2003 and retired the mortgage note payable related to that facility. At June 30, 2003, there was $1,133,984 of remaining restructuring liability, which principally relates to lease obligations associated with the closed airline facility, which run through May of 2008 and other contracts as a part of the 1999 restructuring and severance obligations as part of the 2002 and 2003 restructuring, which are expected to be fully paid by December of 2004. A summary of the change in accrued restructuring is as follows:

                                                 FACILITY       OTHER
                                                 CLOSURE      CONTRACTS     SEVERANCE       TOTAL
                                               ------------ ------------  ------------  -------------
Balance at December 31, 2002................   $    535,285 $    331,941  $    273,218  $   1,140,444
First quarter 2003 restructuring............             --           --       300,831        300,831
Second quarter 2003 restructuring...........                      39,647       258,443        298,090
Reclassification of charges.................        294,279     (294,279)           --             --
Cash payments...............................       (117,721)      (2,040)     (485,620)      (605,381)
                                               ------------ ------------  ------------  -------------
Balance at June 30, 2003....................   $    711,843 $     75,269  $    346,872  $   1,133,984
                                               ============ ============  ============  =============

NOTE 11 - DERIVATIVE INSTRUMENTS

    As of June 30, 2003, we have certain receivables and payables denominated in Euros, however those receivables and payables denominated in Euros we sold as part of the transaction completed on July 22, 2003 related to our commercial automotive business (see Note 12). To eliminate our exposure to changes in the U.S. dollar/Euro exchange rate, we periodically enter into forward contracts to protect our future cash flows. Our forward contracts generally range from one to three months in original maturity. As of June 30, 2003, we have no outstanding contracts.

    In accordance with SFAS No. 133, we designate such forward contracts as cash flow hedges. We account for changes in the fair value of our forward contracts, based on changes in the forward exchange rate, with all such changes in fair value reported in other comprehensive income. Amounts in other comprehensive income are reclassified into earnings upon settlement of the forward contract at an amount that will offset the related transaction gain or loss arising from the re-measurement and adjust earnings for the cost of the forward contracts. As of June 30, 2003, there were no significant gains or losses recognized in earnings for hedge ineffectiveness and we did not discontinue any hedges because it was probable that the original forecasted transaction would not occur.

NOTE 12 - SUBSEQUENT EVENTS

    On July 22, 2003, we completed the sale of all the assets of our Automotive Safety division to Zodiac, S.A. at a selling price of $14.3 million in cash. Customary closing and purchase price adjustments are expected to be completed within 45 days of the sale closing. After deducting closing costs and purchase price adjustments, we received net proceeds of approximately $11.0 million. Currently included in the closing costs is approximately $1.0 million related to two separate escrow accounts, from which we can potentially recover a maximum $0.5 million within three months and a maximum of $0.5 million in 18 months. The transaction resulted in a gain on sale of discontinued operations of approximately $0.1 million before any recovery of amounts deposited in escrows previously discussed. We applied the net proceeds to repay a portion of our outstanding debt.

    Our automotive safety business, which represents the Company's commercial segment, has been reported as a discontinued operation within these financial statements. The major classes of assets and liabilities included as part of the sale of our automotive safety business consisted of the following:

                                                                                     DECEMBER 31,
                                                                   JUNE 30, 2003         2002
                                                                  --------------    --------------
Receivables and other.........................................    $    6,893,021    $    6,999,476
Inventory and other...........................................         3,599,797         2,116,388
                                                                  --------------    --------------
    Current Assets of Discontinued Operations.................        10,492,818         9,115,864
                                                                  --------------    --------------
Property, Equipment and Leaseholds, net.......................         3,708,729         4,035,891
Intangibles, net..............................................         2,279,009         2,222,621
Other assets..................................................         1,743,356         1,650,143
                                                                  --------------    --------------
    Long Term Assets of Discontinued Operations...............         7,731,094         7,908,655
                                                                  --------------    --------------
Total Assets of Discontinued Operations.......................    $   18,223,912    $   17,024,519
                                                                  ==============    ==============
Trade accounts payable........................................    $    2,916,718    $    2,615,033
Other accrued liabilities and other...........................         3,199,271         3,759,060
                                                                  --------------    --------------
    Current Liabilities of Discontinued Operations............         6,115,989         6,374,093
                                                                  --------------    --------------
Deferred Income...............................................             3,928             9,582
                                                                  --------------    --------------
  Long Term Liabilities of Discountined Operations............             3,928             9,582
Total Liabilities of Discontinued Operations..................    $    6,119,917    $    6,383,675
                                                                  ==============    ==============

    Revenue and (loss) income before income taxes for our automotive safety business for the periods ended June 30:

                                       THREE MONTH PERIOD ENDED        SIX MONTH PERIOD ENDED
                                         2003           2002           2003              2002
                                       ---------      ---------     ----------        ----------
Revenues.........................      9,456,837      8,576,869     18,565,287        17,874,023
(Loss) income before income
     taxes ......................        104,613       (376,100)       485,322          (564,628)


    On July 23, 2003 we announced that we signed a Letter of Intent ("LOI") to be acquired by Armor Holdings, Inc. (NYSE:AH) of Jacksonville, Florida. The LOI states that Armor Holdings shall acquire all outstanding common stock of Simula, retire outstanding indebtedness, and assume all liabilities of Simula for total consideration of $110.5 million. Consideration to Simula's shareholders will, at Armor Holdings' discretion, consist of cash or a combination of cash and registered shares of Armor Holdings' common stock, with at least 20% of the value of the payment to shareholders to be in cash. The transaction is structured as a merger and is expected to be taxable to Simula's shareholders.

    The LOI calls for an exclusive negotiation period through August 29, 2003, during which the companies will endeavor to complete all necessary activities leading to the execution of a definitive merger agreement. The LOI provides for a good faith deposit by Armor Holdings, expedited due diligence and payment of a break-up fee if Simula accepts a competing offer. The transaction is subject to, among other things, satisfactory due diligence, the execution of a definitive agreement, regulatory approvals including satisfaction of the requirements and waiting period related to the Hart-Scott-Rodino Antitrust Improvements Act, requisite approvals by each company's Board of Directors, and the approval of our shareholders. Upon completion of the definitive agreement, we anticipate submission of a proxy and registration statement to shareholders for approval of the transaction and a closing on or about November 15, 2003. The Board of Directors of both Simula and Armor Holdings have approved the proposed transaction as defined in the LOI.

NOTE 13 - SEGMENT REPORTING

    We are a holding company for wholly owned subsidiaries, which now operates in one primary business segment. Our Commercial segment consisted of our Automotive Safety division which was sold as discussed in Note 12, above. Our Aerospace and Defense segment includes operations that design and manufacture crash resistant components, energy absorbing devices, and ballistic armor products, which are sold principally to branches of the United States armed forces. All other activity, included in Other, represents general corporate operations, including unallocated interest and technology sales and royalties and operations from our business derived from proprietary technology and polymer materials.

    For the three-month period ended June 30, 2003 and 2002, inter-segment sales were insignificant and total intercompany sales of $ 71,437 and $ 20,685, respectively, have been eliminated. For the three-month periods ended June 30, 2003 and 2002, sales to branches of the United States Armed Forces were 88% and 96%, respectively, of total sales.

                                                                       2003
                                                   --------------------------------------------
                                                      AEROSPACE
                                                       DEFENSE         OTHER          TOTAL
                                                   --------------  ------------  --------------
                                                                   (AS RESTATED   (AS RESTATED
                                                                   SEE NOTE 14)   SEE NOTE 14)
 Revenue:
   Contract revenue.............................   $   16,899,461  $         --  $   16,899,461
   Product sales:...............................               --        32,378          32,378
       Other
   Technology sales and royalties...............               --       285,579         285,579
                                                   --------------  ------------  --------------
 Total revenue..................................   $   16,899,461  $    317,957  $   17,217,418
                                                   ==============  ============  ==============
 Operating income (loss)........................   $    2,828,710  $   (877,037) $    1,951,673


                                                                       2002
                                                   --------------------------------------------
                                                      AEROSPACE
                                                         AND
                                                       DEFENSE         OTHER          TOTAL
                                                   --------------  ------------  --------------
 Revenue:
   Contract revenue..............................  $   21,083,449 $        --   $   21,083,449
   Product sales:
     Other.......................................              --      84,249           84,249
   Technology sales and royalties................              --     436,924          436,924
                                                   -------------- -----------   --------------
 Total revenue...................................  $   21,083,449 $   521,173   $   21,604,622
                                                   ============== ===========   ==============
 Operating income (loss).........................  $    3,871,454 $   (28,035)  $    3,843,419


For the six-month periods ended June 30, 2003 and 2002, inter-segment sales were insignificant and total intercompany sales of $ 211,052 and $ 47,478, respectively, have been eliminated. For the six-month period ended June 30, 2003 and 2002, sales to branches of the United States Armed Forces were 88% and 82%, respectively, of total sales.

                                                               2003
                                          ----------------------------------------------
                                             AEROSPACE
                                              DEFENSE          OTHER           TOTAL
                                          --------------  --------------  --------------
                                                           (AS RESTATED    (AS RESTATED
                                                           SEE NOTE 14)    SEE NOTE 14)
Revenue:
  Contract revenue....................    $   31,939,045  $           --  $   31,939,045
  Product sales:
    Other.............................                --          36,287          36,287
  Technology sales and royalties......                --         446,504         446,504
                                          --------------  --------------  --------------
Total revenue.........................    $   31,939,045  $      482,791  $   32,421,836
                                          ==============  ==============  ==============
Operating income (loss)...............    $    4,773,583  $   (1,741,861) $    3,031,722


                                                              2002
                                          ---------------------------------------------
                                          AEROSPACE AND
                                              DEFENSE          OTHER          TOTAL
                                          --------------  -------------  --------------
Revenue:
  Contract revenue....................    $   40,373,195  $          --  $   40,373,195
  Product sales:
    Other.............................                --        187,014         187,014
  Technology sales and royalties......                --        849,548         849,548
                                          --------------  -------------  --------------
Total revenue.........................    $   40,373,195  $   1,036,562  $   41,409,757
                                          ==============  =============  ==============
Operating income (loss)...............    $    7,386,334  $    (233,733) $    7,152,601

NOTE 14 -- RESTATEMENT:

Subsequent to the issuance of the Company's unaudited consolidated financial statements for the quarter ended June 30, 2003, the Company determined that certain costs of the sale of the automotive safety business and the potential merger with Armor Holdings were incorrectly capitalized as Prepaid Expenses and Other on the balance sheet. These costs include legal and other fees, related to these proposed transactions that had been incurred by the Company and should have been recorded as expense as incurred. The Prepaid Expense and Other amount in the balance sheet at June 30, 2003 has been restated to expense the capitalized amount of $593,890. Of this amount, $144,057 was expensed in the restated three month period ended March 31, 2003 and $449,833 has been expensed in the three month period ended June 30, 2003. In addition, (loss)/income per share from discontinued operations for the three month and six month periods ended June 30, 2003 have been restated to ($0.01) and $.02 per share, respectively, instead of the previously reported amounts of $0.00 and $0.01, respectively. A summary of the significant effects of the restatement is as follows:

                                                                  JUNE 30, 2003
                                                        --------------------------------
                                                        AS PREVIOUSLY
                                                           REPORTED         AS RESTATED
                                                        -------------      -------------
Prepaid expense and other.........................      $   1,266,895      $     673,005
Total current assets..............................         32,321,969         31,728,079
Total assets......................................         49,459,329         48,865,439
Accumulated deficit...............................       (100,341,391)      (100,935,281)
Total shareholders' deficit.......................        (41,868,104)       (42,461,994)
Total liabilities and shareholders' deficit.......         49,459,329         48,865,439

                                                           FOR THE THREE MONTHS ENDED
                                                                  JUNE 30, 2003
                                                        --------------------------------
                                                         AS PREVIOUSLY
                                                           REPORTED         AS RESTATED
                                                        -------------      -------------
Administrative Expenses............................     $   3,381,305      $   3,831,138
Operating Income...................................         2,401,506          1,951,673
Loss Before Income Taxes...........................        (1,682,815)        (2,132,648)
Loss Before Discontinued Operations................        (1,682,815)        (2,132,648)
Net loss...........................................        (1,751,202)        (2,201,035)
Net loss per share-- basic.........................     $        (.13)     $        (.17)
Net loss per share-- diluted.......................     $        (.13)     $        (.17)

                                                           FOR THE SIX MONTHS ENDED
                                                                  JUNE 30, 2003
                                                        --------------------------------
                                                        AS PREVIOUSLY
                                                           REPORTED         AS RESTATED
                                                        -------------      -------------
Administrative Expenses............................     $   6,675,867       $  7,269,757
Operating Income...................................         3,625,612          3,031,722
Loss Before Taxes..................................        (3,131,359)        (3,725,249)
Loss Before Discontinued Operations................        (3,148,370)        (3,742,260)
Net loss...........................................        (2,929,037)        (3,522,927)
Net loss per share-- basic.........................     $        (.23)      $       (.27)
Net loss per share-- diluted.......................     $        (.23)      $       (.27)

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    The following management's discussion and analysis gives effect to the restatement discussed in Note 14 to the unaudited consolidated financial statements.

RESULTS OF OPERATIONS

THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2003 COMPARED TO
THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2002

CONSOLIDATED



                                       THREE MONTHS ENDED                                      SIX MONTHS ENDED
                                             JUNE 30,                                              JUNE 30,
                       ----------------------------------------------------- ------------------------------------------------------
                                                                  PERCENT                                                PERCENT
   (IN THOUSANDS)          2003         2002         CHANGE       INC (DEC)      2003          2002         CHANGE      INC (DEC)
                       ------------  ----------- -------------  ------------ ------------  ------------  ------------  ------------
                       (AS RESTATED               (AS RESTATED  (AS RESTATED (AS RESTATED                (AS RESTATED  (AS RESTATED
                       SEE NOTE 14)               SEE NOTE 14)  SEE NOTE 14) SEE NOTE 14)                SEE NOTE 14)  SEE NOTE 14)
Revenue...............   $ 17,217     $21,605      ($4,388)         (20%)      $32,422       $41,410       $(8,988)       (21%)
Gross margin..........      6,625       7,692       (1,067)         (13%)       12,030        14,717        (2,687)       (18%)
Administrative and
 research and
 development
 expense..............      4,375       3,849          526           14%         8,399         7,564           835         11%
Operating income......      1,952       3,843       (1,891)         (49%)        3,032         7,153        (4,121)       (57%)
Interest expense,
 net..................      3,084       2,573          511           19%         5,757         5,115           642         12%
Other expense.........      1,000          --        1,000          100%         1,000            --         1,000        100%
(Loss) income
 before income tax....     (2,132)      1,271       (3,403)        (268%)       (3,725)        2,038        (5,763)      (283%)
Income tax expense. ..         --         559         (559)        (100%)           17           840          (823)       (97%)
Gross margin as a
 percentage of
 revenue..............         38%         35%                                      37%           35%
Administrative and
 research and
 development
 expenses as a
 percentage of
 revenue..............         25%         17%                                      26%           18%

AEROSPACE & DEFENSE


                                           THREE MONTHS ENDED                              SIX MONTHS ENDED
                                                JUNE 30,                                       JUNE 30,
                            ----------------------------------------------  ----------------------------------------------
                                                                                                                 PERCENT
                                                                  PERCENT                                          INC
       (IN THOUSANDS)           2003       2002       CHANGE     INC (DEC)     2003        2002       CHANGE      (DEC)
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Revenue....................  $ 16,899    $ 21,083    $(4,184)      (19%)     $ 31,939    $ 40,373    $(8,434)     (20%)
Gross margin...............     6,464       7,312       (848)      (11%)       11,817      14,022     (2,205)     (15%)
Gross margin as a
 percentage of revenue.....        38%         34%                                 36%         34%

RESULTS OF OPERATIONS FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 2003

    Revenue for the three-month period ended June 30, 2003 decreased 20% compared to revenue in the same period for 2002. Revenue for the period declined 19% in the Aerospace and Defense segment primarily due to timing of orders and delays in Department of Defense funding of various programs. We completed the move of our Asheville facility to our Phoenix facility as of March 31, 2003; however, temporary revenue shortfalls affected this area of our business as the former Asheville operations were integrated into the Phoenix facility. Small Arms Protective Inserts ("SAPI") business continues to be robust. However, SAPI revenues were negatively impacted during the second quarter of 2003 compared to the same period in 2002 due to the timing of orders and the validation and rework completed in the first quarter of 2003. The aforementioned decreases were partially offset by increased revenues related to our Inflatable Systems and Product Spares. The remaining revenue decrease is attributable to our technology licensing efforts, which decreased during the second quarter of 2003, primarily due to a strategic decision to retain all technology rights as an asset during our focused efforts on selling the entire Company. Results were consistent with internal expectations and forecasts.

    Gross margin as a percent of sales increased to 38% for the three-month period ended June 30, 2003 from 35% for the comparable period in 2002. Gross margin as a percent of sales in our Aerospace and Defense segment increased to 38% for the three months ended June 30, 2003 from 34% for the same period in 2002. The increase was primarily due to cost savings related to the move and integration of the Asheville facility to our Phoenix location as well as the effect of cost reduction efforts completed in 2002 and early 2003.

    Administrative and research and development expenses for the three-month period ended June 30, 2003 increased $0.5 million or 14% as compared to the same 2002 period. The increase is related to increased research and development activities and transaction costs related to selling our automotive safety business as well as the sale of the entire Company. We and others in the aerospace and defense industry have experienced a shift from externally funded development to more internally funded development, which has caused research and development expenditures to increase for the three months ended June 30, 2003 compared to the same period in 2002. Transaction costs for the three-month period ended June 30, 2003 were approximately $0.4 million, additionally, approximately $0.3 million of relocation charges related to the Asheville facility shutdown and move is included in general administrative expense for the three months ended June 30, 2003. The aforementioned increases were partially offset by cost saving reductions in general administrative expenses related to restructuring activities discussed above.

    Operating income for the three-month period ended June 30, 2003 was $2.0 million compared to $3.8 million for the same period in 2002. This decrease was attributable to lower revenues and transaction costs discussed above as well as restructuring charges and other costs associated with the move and integration of our Asheville facility.

    Interest expense increased to $3.1 million for the three-month period ended June 30, 2003 compared to $2.6 for the same period in 2002. The increase is primarily attributable to approximately $0.4 million of expense related to a yield maintenance interest feature in the mortgage note for the Asheville facility that was retired in April 2003. Cash paid for interest for each of the three-month periods ended June 30, 2003 and 2002 was $1.4 million and $1.4 million, respectively.

    Other expense for the three-month period ended June 30, 2003 was $1.0 million and was entirely attributable to a one-time performance fee payment related to covenant non-compliance under our Senior Secured Note.

    We recorded a tax expense of approximately $173,000 and a tax benefit of $173,676, respectively in discontinued operations for the three-month period ended June 30, 2003 and 2002 for our operations in the U.K. and believe that the year to date tax rate is properly reflected in the financial statements.

RESULTS OF OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2003

    Revenue for the six-month period ended June 30, 2003 decreased 21% compared to revenue in the same period for 2002. Revenue for the period declined 20% in the Aerospace and Defense segment. In the first quarter of 2003, SAPI body armor revenue grew compared to the same period in 2002. However, production revenues and profitability were negatively impacted as we completed the SAPI body armor design validation for rework announced in November of 2002. We resumed full production of SAPI for the U.S. Army in late February 2003, but the design validation process did cause delay in the timing of revenues anticipated in the second quarter of 2003 related to new SAPI orders. Also in the first quarter, we completed the consolidation of our Asheville, North Carolina, operation into the larger Aerospace and Defense facility based in Phoenix. The plant closure and transition resulted in a temporary revenue shortfall. Additionally, revenues were negatively impacted by decreases in orders for our military sealed parachute product and were partially offset by increased production of military personnel vests. The aforementioned decreases were also partially offset by increases in our Inflatable Systems and Product Spares. Technology and licensing revenues for the six-months ended June 30, 2003 decreased approximately 48% compared to the same period in 2002 and is primarily attributed to a strategic decision to retain all technology rights as an asset during our focused efforts on selling the entire Company.

    Gross margin as a percentage of sales increased to 37% for the six-month period ended June 30, 2003 from 35% for the comparable period in 2002. Gross margin as a percent of sales in our Aerospace and Defense segment increased to 36% for the six months ended June 30, 2003 from 34% for the same period in 2002. The integration of the Asheville facility to the Phoenix location enabled us to achieve cost savings not experienced in 2002 and cost reduction efforts began in 2002 and early 2003 have been the key drivers for the increased margins.

    Administrative and research and development expenses for the six-month period ended June 30, 2003 increased $0.8 million or 11% as compared to the same 2002 period. The increase is due primarily to increases in research and development costs due to investments in the design and qualification testing of new SAPI body armor product for future procurements as well as by company wide premium increases in insurance that did not have an impact in the six month period ended June 30, 2002. Also included in general administrative expense as of June 30, 2003 is approximately $0.6 million of transaction costs related to the selling of our automotive safety business as well as the sale of the entire Company and $0.4 million of relocation costs related to the Asheville facility shutdown and move. These increases in costs were partially offset by cost reductions activities initiated in 2002 and early 2003.

    Operating income for the six-month period ended June 30, 2003 was $3.0 million as compared to $7.2 million for the same period in 2002. The 2003 operating income for the six-month period was negatively impacted by lower revenues discussed above as well as restructuring charges, transaction costs, costs associated with the move of our Asheville facility, the investments in the design and qualification testing for SAPI body armor for future procurements and the completion of the voluntary SAPI rework.

    Interest expense for the six-month period ended June 30, 2003 was $5.8 million compared to $5.1 million for the same period in 2002. The increase in interest expense between the two periods is primarily attributable to approximately $0.4 million of expense related to a yield maintenance interest feature in the mortgage note for the Asheville facility that the was retired in April 2003. Cash paid for interest for each of the six-month periods ended June 30, 2003 and 2002 was $3.8 million.

    Other expense for the six-month period ended June 30, 2003 was $1.0 million and was entirely attributable to a one-time performance fee payment related to covenant non-compliance for failure to met a leverage ratio as of June 30, 2003 under our Senior Secured Note.

    We recorded a tax expense of approximately $283,000, of which approximately $265,989 is recorded in discontinued operations, for the six-month period ended June 30, 2003 for our operations in the U.K. and North Carolina and a tax expense of approximately $591,000, of which approximately $248,759 of benefit was recorded in discontinued operations, for the six month period ended June 30, 2002. We believe that the year to date tax rate is properly reflected in the financial statements.

LIQUIDITY AND CAPITAL RESOURCES

    The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As noted in the accompanying financial statements, current maturities of debt are approximately $71,450,000 million as of June 30, 2003 and there is uncertainty relating to the Company's ability to refinance certain of its debt. These factors, among others, indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As part of the plan to meet future quarterly covenants and current and long-term debt maturities, we sold our automotive safety business during July 2003 and subsequently entered into a letter of intent providing for the sale and merger of Simula, Inc. as discussed in Note 12. Subsequent Events of the unaudited consolidated financial statements.

    Current maturities of our debt as of June 30, 2003 are $71.5 million and primarily consist of $ 9.6 million under our revolving line of credit ("RLC") due September 30, 2003, $3.2 million of our 9.5% Senior Subordinated Notes due September 30, 2003, $27.3 million of our Senior Secured Note due December 31, 2003, and $31.4 million of our 8% Senior Subordinated Notes due May 1, 2004. As part of the plan to meet future quarterly covenants and current and long-term debt maturities, we sold our Automotive Safety division during July 2003 and subsequently entered into a letter of intent providing for the sale and merger of Simula, Inc., as discussed below.

    On July 22, 2003, we completed the sale of all the assets of our Automotive Safety division to Zodiac, S.A. at a selling price of $14.3 million in cash. Customary closing and purchase price adjustments are expected to be completed within 45 days of the sale closing. After deducting closing costs and purchase price adjustments, we received net proceeds of approximately $11.0 million. Currently included in the closing costs is approximately $1.0 million related to two separate escrow accounts, from which we can potentially recover a maximum $0.5 million within three months and a maximum of $0.5 million in 18 months. The transaction resulted in a gain on sale of discontinued operations of approximately $0.1 million before recovery of any amounts deposited in the escrows previously discussed. We applied the net proceeds to repay a portion of our outstanding debt.

    On July 23, 2003, we announced that we signed a Letter of Intent ("LOI") to be acquired by Armor Holdings, Inc. (NYSE:AH) of Jacksonville, Florida. The LOI states that Armor Holdings shall acquire all outstanding common stock of the Company, retire outstanding indebtedness, and assume all liabilities of Simula for total consideration of $110.5 million. Consideration to Simula's shareholders will, at Armor Holdings' discretion, consist of cash or a combination of cash and registered shares of Armor Holdings' common stock, with at least 20% of the value of the payment to shareholders to be in cash. The transaction is structured as a merger and is expected to be taxable to Simula's shareholders.

    The LOI calls for an exclusive negotiation period through August 29, 2003, during which the companies will endeavor to complete all necessary activities leading to the execution of a definitive merger agreement. The LOI provides for a good faith deposit by Armor Holdings, expedited due diligence and payment of a break-up fee if Simula accepts a competing offer. The transaction is subject to, among other things, satisfactory due diligence, the execution of a definitive agreement, regulatory approvals including satisfaction of the requirements and waiting period related to the Hart-Scott-Rodino Antitrust Improvements Act, requisite approvals by each company's Board of Directors, and the approval of Simula's shareholders. Upon completion of the definitive agreement, we anticipate submission of a proxy/registration statement to its shareholders for approval of the transaction and a closing on or about November 15, 2003. The Board of Directors of both Simula and Armor Holdings have approved the proposed transaction as defined in the LOI.

    On June 30, 2003, we were not in compliance with certain non-monetary financial covenants under our RLC. On August 12, 2003, we received waivers of the non-compliance at June 30, 2003. In addition, as of June 30, 2003, we were not in compliance with certain non-monetary financial covenants under our Senior Secured Note, which provided for a fee of $1.0 million. The fee has been recorded as of June 30, 2003, is separately classified in other income and expense and was paid on July 31, 2003. On August 12, 2003, we received a waiver of the non-compliance at June 30, 2003.

    Because of our management and operational re-alignment and our operational profitability, we expect to generate future positive operating cash flows that, together with our existing availability under our RLC, will be adequate to fund our planned operations, excluding the principal payments on the current debt previously discussed.

    We continually review our revenue and cost forecasts so that we can react to changes in our operations and liquidity position. The amount and timing of Department of Defense procurement and future constraints on certain raw materials and their costs could impact our ability to generate Aerospace and Defense revenue and income. SEE "FORWARD-LOOKING INFORMATION AND RISKS AND UNCERTAINTIES IN OUR BUSINESS" below AND "QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK" included Item 3 of this Part I

    Our ability to generate sufficient cash flow from operations is principally dependent upon our ability to continue to increase revenue and contain or reduce operating expenses. At June 30, 2003, we had cash and cash equivalents of $193,199 compared to $147,842 at December 31, 2002. Our RLC had outstanding borrowings of $9.6 million and remaining borrowing availability of $5.8 million at June 30, 2003 as compared to outstanding borrowings of $11.3 million and a remaining borrowing availability of $1.3 million at December 31, 2002. At August 11, 2003 our outstanding borrowings under the RLC was $0.7 million and remaining borrowing availability was $4.1 million. Because of our federal and certain state net operating loss carryforwards, we are not a significant cash taxpayer.

    Operating activities provided approximately $2.2 million of cash during the six months ended June 30, 2003 as compared to approximately $1.0 million for the comparable period in 2002. The increase in cash provided by operations was attributable to less overall working capital required as compared to the prior 2002 period, which required heavier investments primarily in accounts receivable and inventory and was partially offset by an increase in accounts payable and decreases in advances on contracts.

    Investing activities provided $0.5 million during the six-months ended June 30, 2003 compared to a use of approximately $0.8 million for the same period in 2002. The increase in cash provided by investing activities is related to the completion of the sale of the Asheville facility. After closing costs, we received proceeds of approximately $1.5 million and applied those proceeds to retire the mortgage on the facility of approximately $0.9 million and pay a yield maintenance interest fee of approximately $0.4 million, which is recorded in interest expense. The cash provided by investing activities was partially offset by the purchase of manufacturing equipment and additional investment in our patent portfolio.

    Financing activities used net cash of $2.6 million for the six-months ended June 30, 2003, compared to $0.2 million provided by financing activities for the same period in 2002. Cash used in financing activities during the six-months ended June 30, 2003 was attributable to retirement of the Asheville facility mortgage note payable and decreased borrowings under our RLC.

    We believe we have sufficient manufacturing capacity, at June 30, 2003, to meet our anticipated future delivery requirements. We may, however, seek strategic partners for the joint development of capital intensive manufacturing capacity for new high technology products.

RESEARCH AND DEVELOPMENT

    Historically, we have made significant investments in research and development. Our research and development expenditures have fluctuated based on available government-funded contracts and available company funding. We anticipate that future fluctuations will continue as a result of our efforts to expand product lines and enhance our existing technologies.

FORWARD LOOKING INFORMATION AND RISKS AND UNCERTAINTIES IN OUR BUSINESS

    A wide variety of factors affect our projected operating and financial results and can adversely impact our revenues, profitability and cash flows. Our liquidity and available working capital depend upon our cash flow from operations and, will require proceeds from asset sales or licensing, refinancing of our debt, or potential sale or merger of Simula. Improved cash flow from operations will depend on our ability to continue to implement our cost cutting initiatives. Continued compliance with our debt covenants is necessary to avoid loan defaults and is a requirement for maintaining access to funds available under our RLC.

    With respect to our product offerings many of our products are subassemblies in final products. We act as subcontractor to defense industry prime contractors. Accordingly, we are reliant on others to gain and retain market acceptance for our products, and we must continue to demonstrate that our products will provide advantages to the manufacturers of final products, including increasing product safety and providing such manufacturers with competitive cost advantages

    Although we have long established relationships with a number of our Aerospace and Defense customers, we do not have significant long-term supply contracts with any of these customers. Our customers typically do not commit to long-term production schedules and, as a result, customer orders generally are subject to cancellation or delay. Reliance upon defense contracts involves certain risks, including dependence on congressional appropriations and changes in governmental policies that reflect military and political developments.

    Factors pertinent to our ability to meet our current and future financial requirements and projections include:

    o  our ability to complete the pending acquisition by Armor Holdings, Inc.;

    o our relationship with our senior lenders and on-going compliance with loan terms and covenants;

    o our relationship with significant customers and maintenance of preferred supplier relationships with them that are renegotiated frequently;

    o  our leveraged status and the level and cost of our debt;

    o  the continued reduction of our fixed expenses;

    o ability to monetize assets including through sales of certain assets or technologies at a favorable price;

    o our ability to continue to provide design and manufacturing services, products and new product applications that compare favorably on the basis of time to introduction, cost, and performance with those of our competitors;

    o  the level and makeup of military expenditures;

    o contract mix and shifting production and delivery schedules among our market segments;

    o the amount of resources available for independent research and development;

    o proof of concept and production validation of certain of our new technologies and proposed products, as well as our financial ability to establish manufacturing capacity for such products; and

    o  technological changes introduced by competitors and customers.

    As used throughout this report, the words "estimate," "anticipate," "expect," "should," "intend," "project," "target," or other expressions that indicate future events identify forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events. Actual results and trends may differ materially. Risks include those described herein and in our registration statements and periodic reports filed with the U.S. Securities and Exchange Commission.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

CURRENCY EXCHANGE RATE RISK

    We have currency exposures related to buying and selling in currencies other than the local currency in which we operate. These exposures may impact future earnings and/or operating cash flows. Currently, our most significant exposure relates to the Euro and the British Pound. We have supply contracts that are Euro denominated for our ITS(R) and AHPS products. We maintained a manufacturing facility in the United Kingdom for which we fund operating expenses in British Pounds. We enter into foreign currency hedge transactions to mitigate our associated risks. The magnitude of the exposure varies over time and we enter into agreements from time to time by which we seek to manage certain portions of our foreign exchange exposure in accordance with established policy guidelines. These arrangements primarily hedge cash flows for forecasted transactions involving receivables and payables. We currently have no hedging contracts open as of June 30, 2003, and we disposed of our U.K. manufacturing facility when we sold our Automotive Safety division on July 22, 2003.

ITEM 4. CONTROLS AND PROCEDURES

    We evaluated, under the supervision and with the participation of management, including the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO), the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2003, pursuant to Rule 15d-14 under the Securities Exchange Act of 1934 (Exchange Act). Based upon that evaluation, the CEO and CFO concluded that Simula's disclosure controls and procedures are effective to ensure that information required to be disclosed in Simula's reports filed or submitted under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

    During the quarterly period covered by this amended report, there were no significant changes in our internal controls or in other factors that could significantly affect the disclosure controls.

    PART II -- OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS

(a) Exhibits: The following Exhibits are included pursuant to Item 601 of Regulation S-K.

    NO.                                  DESCRIPTION                                                     REFERENCE
    3.1       Articles of Incorporation of Simula, Inc., as amended and restated                            (2)
    3.2       Bylaws of Simula, Inc., as amended and restated                                               (1)
              Indenture dated April 1, 1997, in connection with the Company's issuance of the 8%
    4.7       Senior Subordinated Convertible Notes due May 1, 2004.                                        (6)
  10.11       1992 Stock Option Plan, as amended effective September 15, 1998.                              (3)
  10.12       1992 Restricted Stock Plan                                                                    (1)
  10.21       1994 Stock Option Plan, as amended effective September 15, 1998.                              (3)
  10.26       Simula, Inc. Employee Stock Purchase Plan                                                     (2)
  10.27       Outside Directors Equity Plan                                                                 (9)
  10.37       Simula, Inc. 1999 Incentive Stock Option Plan                                                 (4)
  10.41       Financing Agreement with The CIT Group/Business Credit, Inc. dated December 30,1999.          (5)
              Amendment Number Three to Financing Agreement between the Company and The CIT
  10.41A      Group/Business Credit, Inc. dated September 26, 2001.                                         (7)
              Amendment Number Five to Financing Agreement between the Company and The CIT
  10.41B      Group/Business Credit, Inc. dated June 30, 2002.                                             (10)
              Amendment Number Seven to Financing Agreement between the Company and The CIT
  10.41C      Group/Business Credit, Inc. dated October 22, 2002.                                          (10)
              Amendment Number Nine to Financing Agreement between the Company and The CIT
  10.41D      Group/Business Credit, Inc. dated March 25, 2003.                                            (11)
              Waiver to Certain Financial Covenants to Financing Agreement between the Company and
  10.41E      The CIT Group/Business Credit, Inc. dated April 9, 2003.                                     (11)
              Loan Agreement between the Company and Allied Capital Corporation dated September 26,
  10.45       2001.                                                                                         (7)
              Waiver and Amendment No. 1 to Loan Agreement between the Company and Allied Capital
  10.45A      Corporation dated August 19, 2002.                                                           (10)
              Consent and Amendment No. 2 to Loan Agreement between the Company and Allied Capital
  10.45B      Corporation dated March 25, 2003.                                                            (11)
              Employment Agreement between the Company and Bradley P. Forst dated November 12, 2001,
  10.46       effective October 1, 2000.                                                                    (7)
              Employment Agreement between the Company and Joseph Coltman dated December 13, 2001,
  10.48       effective October 13, 2000.                                                                   (8)
  10.50       Retention Agreement between the Company and John A. Jenson dated December 20, 2002.          (11)
  31.1        Certification of Chief Executive Officer pursuant to Item 601(b)(31) of Regulation S-K         *
  31.2        Certification of Chief Financial Officer pursuant to Item 601(b)(31) of Regulation S-K         *
  32.1        Certification of Chief Executive Officer pursuant to item 601(b)(32) of Regulation S-K         *
  32.2        Certification of Chief Financial Officer pursuant to item 601(b)(32) of Regulation S-K         *


*        Filed herewith

(1) Filed with Registration Statement on Form S-18, No. 33-46152-LA, under the Securities Act of 1933, effective April 13, 1992.

(2) Filed with Definitive Proxy on May 15, 1996, for the Company's Annual Meeting of Shareholders held on June 20, 1996.

(3) Filed with report on Form 10-Q for the quarter ended September 30, 1998.

(4) Filed with Definitive Proxy on May 14, 1999, for the Company's Annual Meeting of Shareholders held on June 17, 1999.

(5) Filed with report on Form 10-K for the year ended December 31, 1999.

(6) Filed with report on Form 10-Q for the quarter ended March 31, 2000.

(7) Filed with report on Form 10-Q for the quarter ended September 30, 2001.

(8) Filed with report on Form 10-K for the year ended December 31, 2001.

(9) Filed with Registration Statement on Form S-8, effective March 28, 2002.

(10) Filed with report on Form 10-Q for the quarter ended September 30, 2002.

(11) Filed with report on Form 10-K for the year ended December 31, 2002.

(b) Reports on Form 8-K:

(1) Report on Form 8-K dated May 15, 2003 furnishing notification of issuance of a press release pertaining to earnings for the fiscal quarter ended March 31, 2003.

(2) Report on Form 8-K dated June 17, 2003 disclosing an agreement for the sale of assets of the Company's Automotive Safety subsidiary.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report on Form 10-Q/A (Amendment No. 1) for the quarter ended June 30, 2003 to be signed on its behalf by the undersigned thereunto duly authorized.



                                           SIMULA, INC.



DATE: November 5, 2003                     /s/ John A. Jenson
                                           -----------------------
                                           John A. Jenson
                                           Chief Financial Officer

                                  EXHIBIT INDEX


    NO.                                  DESCRIPTION                                                     REFERENCE
    3.1       Articles of Incorporation of Simula, Inc., as amended and restated                            (2)
    3.2       Bylaws of Simula, Inc., as amended and restated                                               (1)
              Indenture dated April 1, 1997, in connection with the Company's issuance of the 8%
    4.7       Senior Subordinated Convertible Notes due May 1, 2004.                                        (6)
  10.11       1992 Stock Option Plan, as amended effective September 15, 1998.                              (3)
  10.12       1992 Restricted Stock Plan                                                                    (1)
  10.21       1994 Stock Option Plan, as amended effective September 15, 1998.                              (3)
  10.26       Simula, Inc. Employee Stock Purchase Plan                                                     (2)
  10.27       Outside Directors Equity Plan                                                                 (9)
  10.37       Simula, Inc. 1999 Incentive Stock Option Plan                                                 (4)
  10.41       Financing Agreement with The CIT Group/Business Credit, Inc. dated December 30,1999.          (5)
              Amendment Number Three to Financing Agreement between the Company and The CIT
  10.41A      Group/Business Credit, Inc. dated September 26, 2001.                                         (7)
              Amendment Number Five to Financing Agreement between the Company and The CIT
  10.41B      Group/Business Credit, Inc. dated June 30, 2002.                                             (10)
              Amendment Number Seven to Financing Agreement between the Company and The CIT
  10.41C      Group/Business Credit, Inc. dated October 22, 2002.                                          (10)
              Amendment Number Nine to Financing Agreement between the Company and The CIT
  10.41D      Group/Business Credit, Inc. dated March 25, 2003.                                            (11)
              Waiver to Certain Financial Covenants to Financing Agreement between the Company and
  10.41E      The CIT Group/Business Credit, Inc. dated April 9, 2003.                                     (11)
              Loan Agreement between the Company and Allied Capital Corporation dated September 26,
  10.45       2001.                                                                                         (7)
              Waiver and Amendment No. 1 to Loan Agreement between the Company and Allied Capital
  10.45A      Corporation dated August 19, 2002.                                                           (10)
              Consent and Amendment No. 2 to Loan Agreement between the Company and Allied Capital
  10.45B      Corporation dated March 25, 2003.                                                            (11)
              Employment Agreement between the Company and Bradley P. Forst dated November 12, 2001,
  10.46       effective October 1, 2000.                                                                    (7)
              Employment Agreement between the Company and Joseph Coltman dated December 13, 2001,
  10.48       effective October 13, 2000.                                                                   (8)
  10.50       Retention Agreement between the Company and John A. Jenson dated December 20, 2002.          (11)
  31.1        Certification of Chief Executive Officer pursuant to Item 601(b)(31) of Regulation S-K         *
  31.2        Certification of Chief Financial Officer pursuant to Item 601(b)(31) of Regulation S-K         *
  32.1        Certification of Chief Executive Officer pursuant to item 601(b)(32) of Regulation S-K         *
  32.2        Certification of Chief Financial Officer pursuant to item 601(b)(32) of Regulation S-K         *

*        Filed herewith

(1) Filed with Registration Statement on Form S-18, No. 33-46152-LA, under the Securities Act of 1933, effective April 13, 1992.

(2) Filed with Definitive Proxy on May 15, 1996, for the Company's Annual Meeting of Shareholders held on June 20, 1996.

(3) Filed with report on Form 10-Q for the quarter ended September 30, 1998.

(4) Filed with Definitive Proxy on May 14, 1999, for the Company's Annual Meeting of Shareholders held on June 17, 1999.

(5) Filed with report on Form 10-K for the year ended December 31, 1999.

(6) Filed with report on Form 10-Q for the quarter ended March 31, 2000.

(7) Filed with report on Form 10-Q for the quarter ended September 30, 2001.

(8) Filed with report on Form 10-K for the year ended December 31, 2001.

(9) Filed with Registration Statement on Form S-8, effective March 28, 2002.

(10) Filed with report on Form 10-Q for the quarter ended September 30, 2002.

(11) Filed with report on Form 10-K for the year ended December 31, 2002.

                                                                    EXHIBIT 31.1

                                  CERTIFICATION

I, Bradley P. Forst, certify that:

    1.   I have reviewed this Amendment No. 1 Report on Form 10-Q/A of Simula,
         Inc.;

    2. Based on my knowledge, this amended report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

    3. Based on my knowledge, the financial statements, and other financial information included in this amended report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this amended report;

    4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

            (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

            (c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this amended report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation and

            (d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely o materially affect, the registrant's internal control over financial reporting; and

    5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over inancial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons erforming the equivalent functions):

            (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

            (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.



                                                        /s/ Bradley P. Forst
                                                        ------------------------
                                                        Bradley P. Forst
                                                        Chief Executive Officer
                                                        November 5, 2003

                                                                    EXHIBIT 31.2

                                  CERTIFICATION

I, John A. Jenson, certify that:

1.  I have reviewed this Amendment No. 1 Report on Form 10-Q/A of Simula, Inc.;

2. Based on my knowledge, this amended report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this amended report;

3. Based on my knowledge, the financial statements, and other financial information included in this amended report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this amended report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

          (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          (c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this amended report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation and

          (d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

    (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

    (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.



                                                         /s/ John A. Jenson
                                                         -----------------------
                                                         John A. Jenson
                                                         Chief Financial Officer
                                                         November 5, 2003

                                                                    EXHIBIT 32.1

                            CERTIFICATION PURSUANT TO

                             18 U.S.C. SECTION 1350,

                             AS ADOPTED PURSUANT TO

                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



In connection with the Amendment No. 1 to the Quarterly Report of Simula, Inc. (the "Company") on Form 10-Q/A for the period ended June 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Bradley P. Forst, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:


(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company for the periods presented.



                                                         /s/ Bradley P. Forst
                                                         -----------------------
                                                         Bradley P. Forst
                                                         Chief Executive Officer
                                                         November 5, 2003

                                                                    EXHIBIT 32.2

                            CERTIFICATION PURSUANT TO

                             18 U.S.C. SECTION 1350,

                             AS ADOPTED PURSUANT TO

                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



In connection with the Amendment No. 1 to the Quarterly Report of Simula, Inc. (the "Company") on Form 10-Q/A for the period ended June 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, John A. Jenson, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:



(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company for the periods presented.



                                                         /s/ John A. Jenson
                                                         -----------------------
                                                         John A. Jenson
                                                         Chief Financial Officer
                                                         November 5, 2003

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify its officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     As permitted by the DGCL, Armor's Charter provides that, to the fullest extent permitted by the DGCL, no director shall be liable to Armor or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to Armor or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of Armor and its stockholders (through stockholders' derivative suits on behalf of Armor) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     Armor's Charter provides that it may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Armor) by reason of the fact that he is or was a director, officer, employee or agent of Armor or is or was serving at the request of Armor as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Armor, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     Armor's Charter also provides that it may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Armor to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Armor unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Armor's Charter also provides that to the extent a director or officer of Armor has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Armor may purchase and maintain insurance on behalf of a director or officer of Armor against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not Armor would have the power to indemnify him against such liabilities under the provisions of
Section 145 of the DGCL.

ITEM 21. EXHIBITS

(a) Exhibits

     The following exhibits are filed as part of this registration statement:

EXHIBIT NUMBER         DESCRIPTION OF EXHIBIT
--------------         ----------------------

      2.1* Agreement and Plan of Merger dated as of August 29, 2003 by and among Registrant, AHI Bulletproof Acquisition, Corp., and Simula, Inc. (included as Annex A to the proxy statement/prospectus included in Part I of this registration statement).

      3.1 Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to Form 8-K, Current Report of Armor, dated September 3, 1996).

      3.2 Certificate of Merger of American Body Armor & Equipment, Inc., a Florida corporation, and Registrant (incorporated by reference to Exhibit 3.2 to Form 8-K, Current Report of Registrant, dated September 3, 1996).

      3.3 Bylaws of Registrant (incorporated by reference to Exhibit 3.3 to Form 8-K, Current Report of Registrant, dated September 3, 1996).

      3.4 Amendment to Bylaws of Registrant (incorporated by reference to Exhibit 3.4 to Registrant's Form 10-K Annual Report for the fiscal year ended December 31,
                       1998).


      5.1*             Opinion of Kane Kessler, P.C.


      21.1 Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 to Registrant's Form 10-K Annual Report for the fiscal year ended December 31, 2002).

      23.1             Consent of Kane Kessler, P.C. (included in Exhibit 5.1).

      23.2             Consent of PricewaterhouseCoopers LLP.

      23.3             Consent of Deloitte & Touche LLP.

      24.1* Power of Attorney (included on page II-5 of this registration statement).


      99.1*            Form of Simula, Inc. Proxy Card.


      99.2 Consent of Relational Advisors LLC (included in Annex C to the proxy statement/prospectus included in Part I of this registration statement).

*  Previously filed.

     (b) Schedules

     There are no financial schedules required to be filed herewith.

     (c) Reports, Opinions or Appraisals

     The opinion of Relational Advisors LLC is attached as Annex C to the proxy statement/prospectus included in Part I of this registration statement.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 or this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 6, 2003.



                                        ARMOR HOLDINGS, INC.


                                        By: /s/ Warren B. Kanders
                                            ---------------------
                                            Warren B. Kanders,
                                            Chief Executive Officer and Chairman
                                            of the Board of Directors


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the dates indicated.

       Signature                  Title                           Date
       ---------                  -----                           ----



/s/ Warren B. Kanders     Chairman of the Board of          November 6, 2003
---------------------     Directors and Director
Warren B. Kanders         (principal  executive officer)


/s/ Robert R. Schiller    Chief Financial Officer and       November 6, 2003
----------------------    Chief Operating Officer
Robert R. Schiller        (principal financial officer)


        *                 Chief Accounting  Officer         November 6, 2003
------------------        (principal accounting officer)
Glenn J. Heiar


        *                 Director                          November 6, 2003
--------------------
Nicholas Sokolow


        *                 Director                          November 6, 2003
--------------------
Burtt R. Ehrlich


        *                 Director                          November 6, 2003
---------------------
Thomas W. Strauss

/s/ Alair A. Townsend     Director                          November 6, 2003
---------------------
Alair A. Townsend


/s/ Deborah A. Zoullas    Director                          November 6, 2003
----------------------
Deborah A. Zoullas



*  By: /s/ Robert R. Schiller
       -----------------------------------
       Robert R. Schiller
       as Attorney-In-Fact

                                  EXHIBIT INDEX

EXHIBIT NUMBER         DESCRIPTION OF EXHIBIT
--------------         ----------------------




      23.2             Consent of PricewaterhouseCoopers LLP.

      23.3             Consent of Deloitte & Touche LLP.